Form 10-K, Exhibit 13
period 1996-12-31
FNB CORP \VA\
filed 1997-03-31
CIK 1010961

Exhibit #(13)


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

The following is a discussion of factors that significantly affected the financial condition and results of operations of FNB Corporation and subsidiaries. This discussion should be read in connection with the consolidated financial statements, statistical disclosures and other financial information presented herein. All amounts presented are denoted in thousands except per share and percentage data.

Subsequent to December 31, 1995, the Board of Directors of First National Bank (the "Bank") approved a reorganization whereby a bank holding company
(FNB Corporation) was incorporated under the laws of the Commonwealth of Virginia. On June 11, 1996, the shareholders of the Bank approved a plan for the holding company, the successor, to exchange one share of its stock for each share of stock of the Bank, the predecessor. A registration statement was filed with the Securities and Exchange Commission (SEC) to register the stock of the holding company, and such registration statement was subsequently declared effective by the SEC. On July 11, 1996, the Office of the Comptroller of the Currency (OCC) approved the plan, and the exchange was subsequently consummated. As a result, the Bank became a wholly owned subsidiary of the holding company during the third quarter of 1996.

The financial statements included herein reflect the balances and activity of the Bank and its subsidiaries for periods ending prior to the consummation of the reorganization (July 11, 1996) and of the holding company and its subsidiaries (collectively, the "Corporation") for periods ending subsequent to the reorganization. The exchange of stock was accounted for using the pooling of interests method. That is, the bases of the assets and liabilities of the Bank prior to the reorganization were carried forward without adjustment. Because of this, and because the holding company's revenues, expenses and changes in financial position subsequent to the reorganization have been minimal, the consolidated financial statements for periods subsequent to the reorganization are comparable to those for periods prior to the reorganization. The accompanying consolidated statements of income, cash flows and changes in stockholders' equity for 1996 include the combined activity for the portion of 1996 prior to the consummation of the reorganization as well as that occuring subsequent to the reorganization.

Net Income
Net income for the year 1996 was $5,204 compared to $4,674 for 1995 and $4,007 for 1994. This amounted to an increase of 11.3% for 1996 compared to an increase of 16.6% for 1995. Earnings per share were $3.25 for the year 1996 compared to $2.96 for 1995 and $2.57 for 1994. The increases in earnings for both 1996 and 1995 were primarily the result of increases in net interest income and declines in the Federal Deposit Insurance Corporation insurance assessment.

Net Interest Income
The principal source of earnings for the Corporation is net interest income.
Net interest income is the net amount of interest earned on interest bearing assets, less the amount of interest paid on deposits and other interest-bearing liabilities. Net interest income before provision for loan losses for 1996 was $15,510, up 8.8% from $14,249 for 1995, which was up 9.0% from $13,067 for 1994.
The increases in net interest income in both 1996 and 1995 were primarily the result of growth in average earning assets, partially offset by growth in interest bearing liabilities. Average earning asset growth totaled $28,177 or 8.64% for 1996 and $29,359 or 9.90% for 1995. The largest component of the increase in earning assets was average loans, reflecting increases of $22,667 or 9.65% for 1996 and $25,236 or 12.04% for 1995. Growth in the loan portfolio was concentrated primarily in real estate loans, reflecting increases of $15,410 for 1996 and $8,147 for 1995. Average securities increased $5,608 or 6.41% for 1996 and $3,318 or 3.94% for 1995 and were used as an alternative investment for funds in excess of loan demand.

Average interest-bearing liabilities increased $22,789 or 8.07% for 1996 and $23,920 or 9.25% for 1995. The largest component of interest-bearing liabilities was average deposits, reflecting an increase of $16,199 for 1996 and

$22,528 for 1995. Growth in the deposit portfolio was concentrated in time deposits with an increase of $14,313 for 1996 and $27,677 for 1995 and in certificates of deposit of $100 and over with an increase of $6,049 for 1996 and $4,605 for 1995. Successful deposit promotions and more aggressive bidding for deposits accounted for the increase. Other borrowed funds increased $7,124 for 1996 and $1,403 for 1995. The primary reason for the change was an increase in advances from the Federal Home Loan Bank of Atlanta, as the Corporation increasingly utilized this source of funds.

Net interest yield increased to 4.80% for 1996 from 4.73% for 1995 and 4.67% for 1994. The yield on average earning assets was essentially unchanged in 1996 compared to a 66 basis point increase for 1995. The cost of interest-bearing liabilities decreased 6 basis points for 1996 compared to a 72 basis point increase in 1995. The wider earnings spread reflected the Corporation's management of its interest rate position which benefited from a downward trending interest rate environment.

Overall, 84.2% and 85.3% of the net interest income increases in 1996 and 1995, respectively, were attributable to changes in the volume of net interest-earning assets and interest-bearing liabilities. The remainder of the increases in both years was due to changes in average rates.

Management attempts to match, where possible, the maturities and repricing intervals of its interest earning assets and interest bearing liabilities. The largest cumulative interest sensitivity gap for periods up to five years is $40.8 million, which represents 10.9% and 12.6% of total interest earning assets and interest bearing liabilities at December 31, 1996, respectively. The sensitivity gap for the period beyond five years is $48.8 million. Management considers the interest rate exposure represented by these gaps to be acceptable.

Provision for Loan Losses
The provision for loan losses was $595 for 1996, $300 for 1995 and $360 for 1994. Net charge-offs amounted to $404, $127 and $16 for 1996, 1995 and 1994, respectively. The increase in net charge-offs was due to a drop in recoveries of loans previously charged off. An unusually high level of recoveries occurred in 1994. The allowance for loan losses was $4,179, 1.53% of outstanding loans, at December 31, 1996 and $3,988, 1.58% of outstanding loans, at December 31, 1995. With the increase in net charge-offs, the provision for loan losses was also increased and the allowance for loan losses reflected a corresponding increase. Management believes the allowance for loan losses as a percentage of outstanding loans remains at a prudent level.

Noninterest Income
Noninterest income, which includes service charges on deposit accounts, loan origination fees, other service charges, other income and net securities gains (losses), was $2,034, $1,869 and $1,704 for 1996, 1995 and 1994, respectively.
The 1996 increase in noninterest income resulted primarily from an increase in fees on Small Business Administration and real estate loans sold, trust fees, title insurance income and gain on disposal of fixed assets. The increase in noninterest income for 1995 was due primarily to increases in service charges on deposit accounts and a reduction in securities losses. Increases for both 1996 and 1995 were partially offset by reductions in other areas.

Noninterest Expense
Noninterest expense, consisting of salaries and employee benefits, occupancy costs, credit cards, supplies, FDIC assessment and other expenses was $10,254 for 1996, $9,695 for 1995 and $9,010 for 1994. The 1996 net increase in noninterest expense resulted from increases in several categories, primarily personnel costs and credit cards. Personnel costs increased primarily as the result of merit increases, and additional personnel to staff two new branches. The 1995 net increase resulted from increases in personnel costs, occupancy and equipment expense and supplies expense. The increases for both 1996 and 1995 were partially offset by reductions in other areas, most notably in Federal Deposit Insurance Corporation assessment expense. The decline in the FDIC assessments resulted from revisions by the FDIC to the assessment rate schedule. These revisions not only reduced the assessments applicable to the Corporation for 1995 and 1996, but also resulted in a refund of $179 received in 1995.

Income Taxes

Income tax expense as a percentage of pre-tax income was 22.3%, 23.7% and 25.8% in 1996, 1995 and 1994, respectively. The decline in the rate for both years was due to the continuing shift from taxable to nontaxable investment securities.

Balance Sheet
Total assets at December 31, 1996, were $395,324, compared to $360,533 at December 31, 1995. Total loans were $273,381 at December 31, 1996, an increase of $20,939 from December 31, 1995. Loan growth was concentrated in the real estate-mortgage portfolio and amounted to $20,351. The real estate-construction portfolio decreased $4,674. All other loan portfolios experienced increases of varying amounts. On an amortized cost basis, securities increased $10,386 from $87,646 at December 31, 1995. The increase in securities represented funds in excess of loan demand. The increase in bank premises and equipment of $5,697 represented advances for the construction of the new corporate headquarters building.

Total deposits at December 31, 1996, were $335,402, an increase of $19,625 from December 31, 1995. Certificates of deposit of $100 and over increased $11,347 and time deposits increased $8,608 since year end 1995. These increases were partially offset by a decrease of $6,493 in savings deposits since year end 1995. Depositors continue to shift funds among the various types of deposit instruments seeking the most advantageous return while maintaining an acceptable level of liquidity. More aggressive bidding for deposits contributed to the overall increase.

Other borrowed funds at December 31, 1996, were $14,404, an increase of $12,036 from December 31, 1995. The primary reason for the change was an increase in advances from the Federal Home Loan Bank of Atlanta from $1,967 at December 31, 1995, to $12,779 at December 31, 1996, to provide partial funding for earning asset growth.

Stockholders' Equity
Stockholders' equity was $35,828 at December 31, 1996, compared to $32,191 at December 31, 1995. This increase of $3,637 was the net result of earnings retention, an improvement of $246 in net unrealized gain or loss (net of tax) on securities available-for-sale, a decrease of $604 in unearned ESOP shares resulting from principal repayments on ESOP debt, and dividends paid to shareholders.

All financial institutions are required to maintain minimum levels of regulatory capital. The Federal Reserve and the Office of Comptroller of the Currency
(OCC) have established substantially similar risk-based and leveraged capital standards for financial institutions they regulate. Under the risk-based capital requirements of these regulatory agencies, the Corporation is required to maintain a minimum ratio of total capital to risk-weighted assets of at least 8%. At least half of the total capital is required to be "Tier 1 capital", which consists principally of common and certain qualifying preferred shareholders' equity, less certain intangibles and other adjustments. The remainder, "Tier
2 capital", consists of a limited amount of subordinated and other qualifying debt and a limited amount of the general loan loss reserve. Tier 1 and total capital to risk-weighted assets ratios as of December 31, 1996 were 13.1% and 14.3%, respectively, exceeding the minimums required.

In addition, the federal regulatory agencies have established a minimum leveraged capital ratio (Tier 1 capital to tangible assets). These guidelines provide for a minimum leveraged capital ratio of 3% for banks and their respective holding companies that meet certain specified criteria, including that they have the highest regulatory examination rating and are not contemplating significant growth or expansion. All other institutions are expected to maintain a leverage ratio of at least 100 to 200 basis points above that minimum. The guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. The leverage ratio of the Corporation as of December 31, 1996 was 9.7% as compared to a minimum requirement of 4.0%.

Past Due Loans and Nonperforming Assets
Loans past due 90 days and over at December 31, 1996 totaled $595 compared to $43 at December 31, 1995. In addition, nonaccrual loans and other real estate owned totaled $758 at December 31, 1996, compared to $2,156 at December 31,

1995. In spite of the increase in loans past due 90 days and over, the New River Valley economy continues to improve, and such improvement has been reflected in a declining trend of nonperforming assets in recent years. There were no major concentrations in nonaccrual loans at December 31, 1996. Approximately 50% of nonaccrual loans were outstanding to a single borrower and related parties at December 31, 1995.

As of January 1, 1995, the Corporation adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," and Statement No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosure." These Statements were adopted on a prospective basis and had no material impact on the financial statements. See Note 7 to the consolidated financial statements for additional information on loan impairment.

Liquidity
Liquidity is the ability to provide sufficient cash flow to meet financial commitments and to fund additional loan demand or withdrawal of existing deposits. Liquidity remains sufficient, as assets are maintained on a short-term basis to meet the liquidity demands anticipated by management. Funding sources primarily include customer-based core deposits and cash generated by operations. Another source of liquidity is additional borrowings from the Federal Home Loan Bank of Atlanta; in excess of $15 million of the Corporation's borrowing capacity under an existing agreement with the FHLB remains unused as of December 31, 1996, based on the level of qualifying portfolio mortgage loans available for securitization. Secondary sources of liquidity are available should the need arise, including approximately $32,000 in unused Federal Funds lines of credit and the ability to liquidate assets held for sale, especially investment securities.

The only significant source of cash for the holding company is transfers from its bank subsidiary in the form of dividends, loans, or advances. The most restrictive regulatory limitation placed on the amount of funds that may be transferred from the Bank to the holding company is that placed on dividends. Specifically, the maximum amount of dividends that may be paid by the Bank in any calendar year without prior regulatory approval is the net profits of that year, as defined, combined with the retained net profits for the two preceding years. In effect, this limits 1997 dividends (unless prior regulatory approval is obtained) to $6,212 plus year-to-date 1997 net profits as of the declaration date. This limitation had no effect on the liquidity of the holding company in 1996, and it is not expected to have any material impact in 1997.

Construction on a new corporate headquarters facility is expected to be completed during the first quarter of 1997. Costs approximating $933 had not been paid as of December 31, 1996.

Effects of Inflation
The income statement generally reflects the effects of inflation. Since interest rates, loan activities and deposit levels are related to inflation, the resulting changes are included in net income. The most significant item that does not reflect the effects of inflation is depreciation expense because historically presented dollar values used to determine this expense do not reflect the effects of inflation on the market value of depreciable assets.

Recent Accounting Developments
The Financial Accounting Standards Board (FASB) has issued Statement of Financial Accounting Standards (SFAS) No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This Statement provides standards for distinguishing between transfers of financial assets that should be accounted for as sales and those that should be accounted for as collateralized borrowings. In essence, transactions in which the transferor has surrendered control of the financial asset must be recorded as sales, and those in which control has not been surrendered should be recorded as borrowings. The Statement specifies various circumstances that would indicate whether control has been effectively surrendered or not. Transactions engaged in by the Corporation which could be covered by the Statement include sales of loans with retainage of servicing rights, securities sold under agreement to repurchase (repurchase agreements), participations sold or purchased, and borrowings secured by loans. The Statement as originally issued was required to be adopted prospectively to transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996. No restatement of previously issued financial statements will be permitted. However, the FASB has since issued SFAS No. 127, which defers the adoption date for certain portions of SFAS No. 125 for one year. The primary types of transactions engaged in by the Corporation for which the delay is applicable are collateralized borrowings and repurchase agreements. Management has not yet estimated the potential impact of SFAS 125 on the Corporation's financial statements.

Market Price and Dividend Data
The following information reflects per share data for the periods indicated relative to Common Stock trading values and dividends. FNB Corporation Common Stock began appearing on NASDAQ's OTC Bulletin Board under the symbol FNBP on November 15, 1996. Shares are occasionally bought and sold by private individuals, firms or corporations, and in many instances FNB Corporation does not have knowledge of the purchase price or the terms of the purchase. The information below relating to the trading values for the stock is based upon information furnished to FNB Corporation by one or more parties involved in certain purchases and sales of the stock. No attempt was made to verify or determine the accuracy of the representations made. As of December 31, 1996, there were 1,082 holders of record of FNB Corporation Common Stock.

The information below relating to periods prior to the effective date of the reorganization discussed under Management's Discussion and Analysis relate to the Common Stock of First National Bank, the predecessor entity. The stock of First National Bank was not reported on the NASDAQ or any other quotation system or traded on any organized exchange. See Note 1 to the consolidated financial statements included herein.

                                     Trading Value       Dividends
1996                                High       Low       Per Share
First Quarter                  $    43.75      42.50        --
Second Quarter                      43.75      42.00       0.50
Third Quarter                       44.00      43.50        --
Fourth Quarter                      44.50      43.50       0.70

                                     Trading Value        Dividends
1995                                 High      Low        Per Share
First Quarter	             	    $    42.50 	   42.00         --
Second Quarter                       42.50  	  40.00        0.45
Third Quarter                        42.50     41.00         --
Fourth Quarter                       42.50     42.00        0.65

SELECTED CONSOLIDATED FINANCIAL INFORMATION           Years Ended December 31,

                                 1996       1995       1994       1993       1992
Selected income statement data
   (in thousands):
    Interest income          $  30,526    28,330     24,089      23,200     24,669
    Interest expense            15,016    14,081     11,022      11,339     13,535

   Net interest income          15,510    14,249     13,067      11,861     11,134

    Provision for loan
    losses                         595       300        360       1,125      1,500

    Noninterest income           2,034     1,869      1,704       2,435      2,025
    Noninterest expense         10,254     9,695      9,010       8,757      8,590
    Income tax expense           1,491     1,449      1,394         824        622

    Income before cumulative
      effects of changes
      in accounting
      principles                 5,204     4,674      4,007       3,590      2,447
    Cumulative effect of
      change in accounting
      for postretirement
 		   benefits other than
      pensions, net                  -         -          -        (179)         -
    Cumulative effect of
      change in accounting
      for income taxes               -         -          -         337          -

   Net income                 $  5,204	     4,674     4,007       3,748      2,447

Per share data:
   Net income                 $  	3.25    	  2.96   	  2.57        2.41       1.57
	  Cash dividends declared        1.20       1.10      1.45         .73        .50
	  Book value per share          22.28	     20.28     16.99       16.97      15.29

Average number of shares
 outstanding                 1,602,566	   1,581,436   1,557,855   1,554,960   1,554,960

Selected balance sheet
 data at year end
    (in thousands):
    Total securities          $	97,975	    87,962    86,013      85,276     72,296
    Loans, net                 269,145 	  248,305   213,899     201,381    200,179

    Allowance for loan
      losses                     4,179      3,988     3,815       3,471      3,068
    Total assets               395,324    360,533   323,876     307,516    292,059
    Deposits                   335,402    315,777   286,130     271,406    259,077
    Subordinated capital
      notes                          -        937     1,044       1,152      1,259
    Stockholders' equity        35,828     32,191    26,777      26,392     23,775

Selected ratios
(in percentages):
   Return on average assets	      1.41       1.38      1.29        1.26        .85
	  Return on average equity      15.20      15.64     14.93       15.23      10.73
   Dividend pay-out ratio        36.99      37.27     56.25       30.17      31.79
   Average equity to average
    assets                        9.26       8.82      8.68        8.30       7.89

NOTES:(1) All share and per share data have been adjusted retroactively to reflect the stock dividend in 1994.

      (2) See Note 1 to the consolidated financial statements for information relating to a change in reporting entity resulting from a
          reorganization involving the formation of a bank holding company (the successor) and the exchange of one share of the holding company's
	         stock for each share of First National Bank (the predecessor).  For reasons discussed in Note 1, the information in the table above for periods prior to the reorganization are comparable to that for the period subsequent to the reorganization.

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
FNB Corporation

We have audited the accompanying consolidated balance sheets of FNB Corporation and subsidiaries as of December 31, 1996 and of First National Bank and subsidiaries as of December 31, 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The consolidated financial statements of First National Bank and subsidiaries for the year ended December 31, 1994 were audited by other auditors whose report dated February 10, 1995 expressed an unqualified opinion on those statements. Such report included an explanatory paragraph that referred to the adoption of Statement of Financial Accounting Standards No. 115.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FNB Corporation and subsidiaries as of December 31, 1996 and of First National Bank and subsidiaries as of December 31, 1995, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, FNB Corporation was formed in 1996 and acquired 100% of the outstanding common stock of First National Bank, the predecessor reporting entity.

Roanoke, Virginia
February 21, 1997

                                                                  December 31, 1996 and 1995
CONSOLIDATED BALANCE SHEETS                 (in thousands, except share and per share data)
                                                 FNB Corporation     First National Bank
	                                                and Subsidiaries     and Subsidiaries
                                                       1996                1995
ASSETS
Cash and due from banks                            $  10,277                8,818
Federal funds sold                                     2,500                5,430
Securities available-for-sale, at fair value          54,886               47,851
Securities held-to-maturity, at amortized cost        43,089               40,111
Mortgage loans held for sale                             330                  817
Loans:
   Commercial                                         56,461               52,374
   Consumer                                           62,906	              61,888
   Real estate- commercial                            52,232               52,075
   Real estate - construction                          4,926                9,600
   Real estate - mortgage                             96,856               76,505

            Total loans                              273,381              252,442
Less unearned income                                      57	                 149

            Loans, net of unearned income            273,324	             252,293
Less allowance for loan losses                         4,179           	    3,988
            Loans, net                               269,145	             248,305
Bank premises and equipment, net                      10,283                4,586
Other real estate owned                                  185                  387
Other assets                                           4,629	               4,228

            Total assets                          $  395,324              360,533
LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits
   Noninterest-bearing demand deposits             $  30,798	              27,991
   Interest-bearing demand deposits                   47,603               44,247
   Savings deposits                                   47,998               54,491
   Time deposits                                     171,003              162,395
   Certificates of deposit of $100,000
     and over                                         38,000               26,653

            Total deposits                           335,402              315,777
   Securities sold under agreements
     to repurchase                                     4,795                3,942
   Other borrowed funds                               14,404                2,368
   Other liabilities                                   3,643                3,392
   ESOP debt                                           1,252                1,926
   Subordinated capital notes                              -                 	937
   Total liabilities                                 359,496              328,342

Stockholders' equity:
   Common stock, $5.00 par value.
     Authorized 5,000,000 shares;
     issued and outstanding 1,661,900
     shares in 1996 and 1995                           8,310                8,310
   Surplus                                            10,782               10,782
   Unearned ESOP shares (53,470 and
     74,858 shares in 1996 and 1995,
     respectively)                                    (1,511)              (2,115)
	  Retained earnings                                  18,285               15,006
	  Net unrealized gains (losses)
     on securities available-for-sale                    (38)                 208

            Total stockholders' equity                35,828              	32,191
            Total liabilities and
            stockholders' equity                  $  395,324              360,533

            See accompanying notes to consolidated financial statements.

                                               Years Ended December 31,1996, 1995 and 1994
CONSOLIDATED STATEMENTS OF INCOME                    (in thousands, except per share data)

                                            FNB Corporation         First National Bank
                                            and Subsidiaries          and Subsidiaries
                                                  1996              1995            1994
Interest income:
  Interest and fees on loans                 	$  24,962            23,072    	     19,074
 	Interest on securities:
      Taxable                                     2,998             3,109           3,607
      Nontaxable                                  2,378             1,963           1,280
	Interest on federal funds sold                     188               186             128

            Total interest income                30,526            28,330          24,089

Interest expense:
   Interest on interest-bearing
    demand deposits                               1,280             1,410           1,244
   Interest on savings deposits                   1,395             1,692           1,916
   Interest on time deposits                      9,497             8,740           6,180
   Interest on certificates of
    deposit of $100,000 and over                  1,856             1,603           1,259
   Interest on securities sold
    under agreements to repurchase                  229               232             184
   Interest on other borrowed funds                 574               144              39
   Interest on subordinated capital notes            67                87              83
   Interest on ESOP debt                            118               173             117

            Total interest expense               15,016            14,081          11,022

            Net interest income                  15,510            14,249          13,067
Provision for loan losses                           595               300             360

            Net interest income after provision
            for loan losses                      14,915            13,949          12,707
Noninterest income:
   Service charges on deposit accounts              957               910             787
   Loan origination fees                            223               199             234
   Other service charges and fees                   332               279             285
   Other income                                     517               477             505
   Securities gains (losses), net                     5                 4            (107)
            Total noninterest income              2,034             1,869           1,704
Noninterest expense:
   Salaries and employee benefits                 5,745             5,170           4,687
   Occupancy and equipment expense, net        	  1,285             1,267           1,137
   Credit card expense                              572               464             379
   Supplies expense                                 371               384             342
   FDIC assessment expense                            2               333             610
   Other expenses                                 2,279             2,077           1,855

            Total noninterest expe  nse         	10,254             9,695           9,010

Income before income tax expense                  6,695             6,123           5,401
Income tax expense                                1,491             1,449           1,394

            Net income                         $  5,204             4,674           4,007

            Net income per share               $   3.25              2.96            2.57

		            See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF
CASH FLOWS

                                              FNB Corporation        First National Bank
                                              and Subsidiaries         and Subsidiaries
                                                    1996             1995            1994
Cash flows from operating activities:
   Net income                                   $  5,204             4,674           4,007
	Adjustments to reconcile net income
      to net cash provided
     	by operating activities:
         Provision for loan losses                   595               300             360
         Depreciation and amortization
           of bank premises and equipment            549               538             499
         ESOP compensation                           604               302             604
           Provision for deferred income taxes        64               (90)            104
         Loss (gain) on sales of securities
            available-for-sale, net                   (5)                -             109
         Amortization of premiums and
            accretion of discounts, net               73                20             111
         Gain on sales of securities
            held-to-maturity, net                      0                (4)             (2)
         Decrease in valuation allowance
            for securities                             0              (209)              -
         Loss (gain) on sale of other real
            estate and equipment                     (47)               12              18
         Proceeds from sales of mortgage
            loans held for sale                   11,843            14,125          11,270
         Origination of mortgage loans
            held for sale                        (11,356)          (14,487)        (10,389)
         Decrease (increase) in other assets       	(401)            1,169            (410)
         (Decrease) increase in other
           liabilities                               251               385          (1,361)
  Net cash provided by operating
                    activities                     7,374             6,735           4,920

Cash flows from investing activities:
   Net decrease (increase) in federal
     funds sold                                    2,930            (3,000)           (250)
   Proceeds from sales of securities
     available-for-sale                            9,462                 -          10,611
   Proceeds from calls and maturities
     of securities available-for-sale             10,895            15,009          16,291
	Proceeds from calls and maturities
     of securities held-to-maturity                3,037             2,626           2,304
   Purchases of securities available-
     for-sale                                    (27,834)           (4,456) 	      (21,755)
   Purchase of securities held-to-maturity        (6,047)          (11,783)        (11,394)
   Net increase in loans                         (21,739)          (35,989)        (12,774)
   Proceeds from sale of other real
     estate owned                                    449	              197	          1,293
	Recoveries on loans previously charged off	         156               238             500
 Bank premises and equipment expenditures         (6,203)             (985)         (1,041)

         Net cash used in investing
           activities                            (34,894)          (38,143)        (16,215)

Cash flows from financing activities:
   Net increase (decrease) in
     demand deposits                                (330)        	   3,799          (8,016)
   Net increase in time deposits
     and certificates of deposit                  19,955            25,848          22,740
   Net increase (decrease) in
     securities sold under agreements
	    to repurchase                                   853               838          (1,095)
	  Net increase in other borrowed
     funds                                        12,036               868           1,500
   Principal payments on ESOP debt                  (604)             (302)           (604)
   Principal payments on subordinated
     capital notes                                  (937)             (107)           (108)
   Dividends paid                                 (1,924)          	(1,742)         (2,254)
   Dividends on unallocated ESOP
     shares                                          (70)              (87)     	     (102)
	Proceeds from sale of shares
     to ESOP                                           -                 -           3,021

            Net cash provided by
            financing activities                  28,979            29,115          15,082

Net increase (decrease) in cash
  and due from banks                               1,459            (2,293)          3,787
Cash and due from banks at beginning
  of year                                          8,818            11,111           7,324

Cash and due from banks at end of year         $  10,277             8,818          11,111

                  See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF
CHANGES IN STOCKHOLDERS' EQUITY

                                                      Years Ended December 31,1996, 1995 and 1994
                                                   (in thousands, except share and per share data)

                                                                                   Net
                                                                               Unrealized
                                                                                  Gains
                                                                              (Losses) on
                                                       Unearned                Securities
                                  Common                 ESOP      Retained    Available-
                                  Stock     Surplus     Shares     Earnings	    for-Sale       Total
First National Bank and Subsidiaries
Balances at
  December 31, 1993              $7,068      4,479          -      	14,845             -	      26,392

Net income                            -          -          -	       4,007             -        4,007
Cash dividends, $1.45
   per share                          -          -          -	      (2,254)            -       (2,254)
Cumulative effect of change in
   accounting for securities
   available-for-sale, net of
   income taxes of $421               -          -          -            -           817          817
10% stock dividend
   (141,360 shares)                 707      3,817          -      	(4,524)            -            -
Unallocated shares purchased
   by ESOP (106,940 shares)         535      2,486     (3,021)          	-             -            -
ESOP shares allocated upon
   loan repayment                     -          -        604            -             -          604
Change in net unrealized gains
   (losses) on securities
   available-for-sale, net of
   income tax effect of $1,437        -          -          -  	         -        (2,789)	     (2,789)

Balances at December 31,
   1994                           8,310     10,782     (2,417)      12,074        (1,972)      26,777

Net income                            -          -          -        4,674        	    -        4,674
Cash dividends, $1.10 per share       -          -          -  	    (1,742)            -       (1,742)
ESOP shares allocated upon loan
   repayment                          -          -        302            -             -          302
Change in net unrealized gains
  (losses) on securities
  available-for-sale, net of
  income tax effect of $1,123         -          -          -            -         2,180        2,180

Balances at December 31,
   1995                           8,310     10,782	    (2,115) 	    15,006           208       32,191

FNB Corporation and Subsidiaries
Net income                                                           5,204                      5,204
Cash dividends, $1.20 per share                   	                 (1,925)        	           (1,925)
ESOP shares allocated upon loan
   repayment                                              604                	                    604
Change in net unrealized gains
   (losses) on securities available for
   sale, net of tax effect of $127	                                                 (246)        (246)

Balances at December 31,
   1996                         $8,310     10,782      (1,511)	    18,285            (38)      35,828

                  See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS       December 31, 1996
                                           (in thousands, except share data)

(1)  Change in reporting entity
    	Subsequent to December 31, 1995, the Board of Directors of First National Bank (the "Bank") approved a reorganization whereby a bank holding company (FNB Corporation) was incorporated under the laws of the Commonwealth of Virginia. On June 11, 1996, the shareholders of the Bank approved a plan for the holding company, the successor, to exchange one share of its stock for each share of stock of the Bank, the predecessor. A registration statement was filed with the Securities and Exchange Commission (SEC) to register the stock of the holding company, and such registration statement was subsequently declared effective by the SEC. On July 11, 1996, the Office of the Comptroller of the Currency (OCC) approved the plan, and the exchange was subsequently consummated. As a result, the Bank became a wholly owned subsidiary of the holding company during the third quarter of 1996, and the holding company began filing periodic reports under the Securities Exchange Act of 1934. Prior to the consummation of the exchange, the Bank filed periodic reports with the OCC. The par value per share and the total number of shares outstanding of the holding company immediately after the reorganization was the same as that of the Bank immediately prior to the reorganization.

	    The financial statements included herein reflect the balances and activity of the Bank and its subsidiaries for periods ending prior to the consummation of the reorganization (July 11, 1996) and of the holding company and its subsidiaries for periods ending subsequent to the reorganization.  The exchange of stock was accounted for using the pooling of interests method.  That is, the bases of the assets and liabilities of the Bank prior to the reorganization were carried forward without adjustment.  Because of this, and because the holding company's revenues, expenses and changes in financial position subsequent to the reorganization have been minimal, the consolidated financial statements for periods subsequent to the reorganization are comparable to those for periods prior to the reorganization.  The accompanying consolidated statements of income, cash flows and changes in stockholders' equity for
     1996 include the combined activity for the portion of 1996 prior to the consummation of the reorganization as well as that occurring subsequent to the reorganization.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The accounting and reporting policies of FNB Corporation and its wholly-owned subsidiaries (collectively, the "Corporation") conform to generally accepted accounting principles and general practices within the banking industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the year. Actual results could differ significantly from those estimates.

Material estimates that are particularly susceptible to significant changes in the near term relate to the determination of the allowance for loan losses and the valuation of other real estate owned acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for loan losses and the valuation of other real estate owned, management obtains independent appraisals for significant properties.

Management believes that the allowance for loan losses and the valuation of other real estate owned are adequate. While management uses available information to recognize loan losses and write-downs of other real estate owned, future additions to the allowance and write-downs of other real estate owned may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses and valuation of other real estate owned. Such agencies may require the Bank to recognize additions to the allowance for loan losses and additional write-downs of other real estate owned based on their judgments of information available to them at the time of their examination.

The following is a summary of the more significant accounting policies.

	(a)  Consolidation
The consolidated financial statements include the accounts of FNB Corporation, a bank holding company, and its wholly-owned subsidiaries. For periods prior to the reorganization discussed above, the consolidated financial statements include the accounts of First National Bank and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

	(b)  Cash and Cash Equivalents
For purposes of reporting cash flows, cash and cash equivalents include those amounts in the balance sheet caption, cash and due from banks. Generally, cash and cash equivalents are considered to have maturities of three months or less. The Bank maintains amounts due from banks which, at times, may exceed federally insured limits. No losses have been experienced in such accounts.

	(c)  Securities
Effective January 1, 1994, the Bank adopted the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," and accordingly, has recorded the effect in the consolidated financial statements for the year ended December 31, 1994. Statement 115 addresses the accounting and reporting for investments in debt and equity securities by requiring such investments to be classified in three categories and accounted for as follows:

         Debt securities which the Bank has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost, computed by the level yield method.

         Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in income. The Corporation has no trading securities.

         Debt and equity securities not classified as either held-to-maturity or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses excluded from income and reported as a separate component of stockholders' equity, net of the related income tax effect.

Gains and losses on sales of securities are based on the net proceeds and adjusted carrying amount of the security sold using the specific identification method. Declines in fair values of individual securities below their cost that are other than temporary are charged to income resulting in a new cost basis for the security.

(d)  Loans
Loans are stated at the amount of funds disbursed plus the applicable amount, if any, of unearned interest and deferred fees and costs less payments received. Interest on commercial and real estate mortgage loans is accrued based on the average loans outstanding times the applicable interest rates. Interest on installment loans is recognized on methods which approximate the level yield method. Loan origination and commitment fees and certain costs are deferred, and the net amount is amortized over the contractual life of the related loans as an adjustment of the yield.

Interest related to nonaccrual loans is recognized on the cash basis. Loans are generally placed on nonaccrual status when the collection of principal or interest is 90 days or more past due, unless the obligation is both well-secured and in the process of collection.

Mortgage loans held for sale are carried at the lower of aggregate cost or market value. Loans sold are removed from the accounts and any realized gain or loss is recorded.

(e)  Bank Premises and Equipment, Net
Bank premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization is charged to expense over the estimated useful lives of the assets, principally on the straight-line method. Costs of maintenance and repairs are charged to expense as incurred and improvements are capitalized.

(f)  Other Real Estate Owned
Other real estate owned represents properties acquired through foreclosure or deed taken in lieu of foreclosure. At the time of acquisition, these properties are recorded at the lower of the recorded investment in the loan or fair value minus estimated costs to sell. Expenses incurred in connection with operating these properties and subsequent write-downs, if any, are charged to expense. Gains and losses on the sales of these properties are credited or charged to income in the year of the sale.

(g)  Income Taxes
Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(h)  Net Income Per Share
Net income per share computations are based on the weighted average number of shares outstanding during each year (1,602,566, 1,581,436, and 1,557,855 in 1996, 1995 and 1994, respectively). The weighted average shares outstanding do not include unearned shares held by the Employee Stock Ownership Plan (ESOP). The shares held by the ESOP are not considered outstanding for net income per share calculations until the shares are released. Per share data has been adjusted for the 1994 stock dividend. The par value per share and the total number of shares outstanding were not affected by the reorganization discussed above.

(i)  Trust Assets
Assets held by the Bank's trust department in a fiduciary or agency capacity are not included in the consolidated financial statements as they are not assets of the Corporation.

(j)  Reclassifications
Certain reclassifications have been made to prior year amounts to conform to the 1996 presentation.

(3)  RESTRICTIONS ON CASH
Federal reserve regulations require the Bank to maintain certain average balances as cash reserves. The reserve requirements approximated $3,328 and $2,712 at December 31, 1996 and 1995, respectively.

(4)  SECURITIES AVAILABLE-FOR-SALE
As discussed above, effective January 1, 1994, the Bank adopted the provisions of Statement 115. Upon adoption of Statement 115, certain securities totaling $64,112 were reclassified from securities held-to-maturity to securities available-for-sale. The cumulative effect of this change in accounting at

January 1, 1994 was to increase stockholders' equity by $817. The following sets forth the composition of securities available-for-sale, which are reported at fair value, at December 31, 1996 and 1995:

                                          Gross         Gross       Approximate
                    	 	   Amortized     Unrealized    Unrealized        Fair
December 31, 1996           Costs         Gains         Losses         Values
U.S. Treasury             $ 	5,634	         29	          (16)	          5,647
U.S. Government
   agencies and
   corporations             38,165         130          (306)          37,989
States and political
   subdivisions              3,981          79           (13)           4,047
Other securities             7,164          63           (24)           7,203

Totals                    $ 54,944         301	         (359)          54,886

                                          Gross         Gross       Approximate
                          Amortized    	Unrealized	   Unrealized        Fair
December 31, 1995           Costs         Gains         Losses         Values
U.S. Treasury	            $  9,513	         128	          (2)	          9,639
U.S. Government
   agencies and
   corporations             25,840          132          (98)          25,874
States and political
   subdivisions              2,304           84            -            2,388
Other securities             9,878          161          (89)           9,950

Totals                    $ 47,535          505         (189)          47,851

The amortized costs and approximate fair values of securities available-for-sale by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                   Approximate
                                   Amortized           Fair
December 31, 1996                    Costs            Values
Due in one year or less           	$  4,294            4,312
Due after one year through
   five years                        20,596           20,537
Due after five years through
   ten years                         22,850           22,840
Due after ten years                   7,204            7,197

Totals                             $ 54,944           54,886

Realized gains and losses on securities available-for-sale were not material in 1996 or 1995. Gross gains of $83 and gross losses of $192 were realized in 1994.

The carrying value of securities available-for-sale pledged to secure public and trust deposits and securities sold under agreements to repurchase, and for other purposes as required or permitted by law, was $17,650 at December 31, 1996 and $15,158 at December 31, 1995.

(5)  SECURITIES HELD-TO-MATURITY
The amortized costs, gross unrealized gains and losses, and approximate fair values of securities held-to-maturity at December 31, 1996 and 1995 are as follows:

                           		             Gross       Gross        Approximate
                         		Amortized	  Unrealized  	Unrealized         Fair
December 31, 1996            Costs	       Gains       Losses          Values
U.S. Government
   agencies and
   corporations           $    500           1            -              501
States and political
   subdivisions             42,394         830         (288)          42,936
Other securities               195           -            -              195
Totals                    $ 43,089         831         (288)          43,632

                                         Gross         Gross       Approximate
	                       	Amortized     Unrealized    Unrealized        Fair
December 31, 1995          Costs         Gains         Losses         Values
U.S. Government
   agencies and
	  corporations     	   $    500             6             -            506
States and political
   subdivisions           39,110         1,032          (149)        39,993
Other securities             501             1             -            502

Totals                  $ 40,111         1,039          (149)        41,001

The amortized costs and approximate fair values of securities held-to-maturity at December 31, 1996 by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                   Approximate
                                   Amortized          Fair
December 31, 1996                    Costs           Values
Due in one year or less		        $    1,703           1,703
Due after one year through
   five years                        14,940          15,157
Due after five years through
   ten years                         24,249          24,573
Due after ten years                   2,197           2,199

Totals                           $   43,089          43,632

Realized gains and losses on sales, calls and maturities on securities held-to-maturity were not material. The carrying value of securities held-to-maturity pledged to secure public and trust deposits and securities sold under agreements to repurchase, and for other purposes as required or permitted by law, was $14,690 and $16,815 at December 31, 1996 and 1995, respectively.

(6)  LOANS
At December 31, 1996 and 1995, there were direct loans to officers and directors of $4,121 and $3,084, respectively. During 1996, new direct loans to officers
and directors amounted to $1,294 and repayments amounted to $257.   In addition,
there were loans of $7,184 and $6,861 at December 31, 1996 and 1995, respectively, which were endorsed by directors or had been made to companies in which directors had an equity interest.

At December 31, 1996 and 1995, the Corporation had sold without recourse, participations in various loans to financial institutions and other customers of the Corporation in the amount of $29,200 and $29,000, respectively.

(7)   ALLOWANCE FOR LOAN LOSSES AND IMPAIRED LOANS
As of January 1, 1995, the Corporation adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," and Statement No. 118, "Accounting by Creditors for Impairment of a
Loan - Income Recognition and Disclosures." These new standards require that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. They also require creditors to evaluate the collectibility of both contractual interest and contractual principal of all receivables when assessing the need for a loss accrual. Creditors may continue to use existing methods of recognizing interest income on an impaired loan. These Statements were adopted on a prospective basis and had no material impact on the financial statements.

A loan is considered impaired when, based on management's judgment, it is probable that the Corporation will not be able to collect on all amounts due according to the contractual terms of the loan. In making such assessment, management considers the individual strength of borrowers, the strength of particular industries, the payment history of individual loans, the value and marketability of collateral and general economic conditions. Management's methodology for evaluating the collectibility of a loan after it is deemed to be impaired does not differ from the methodology used for nonimpaired loans.

As of December 31, 1996 and 1995, the investment in impaired loans approximated $1,963 and $2,885, respectively. The December 31, 1996 and 1995 allowances for loan losses includes allowances of $335 and $498, respectively, for these loans. Impaired loans averaged $2,933 during 1996 and $2,166 during 1995. Interest on impaired loans is recognized in the same manner as loans that are not considered impaired under Statement 114; that is, interest is generally recognized on the cash basis once the collection of principal or interest is 90 days or more past due.

A summary of the changes in the allowance for loan losses (including allowances for impaired loans) follows:

Years Ended December 31,           1996          1995          1994
Balance at beginning of year 	  $  3,988         3,815         3,471
Provisions for loan losses           595           300           360
Loan recoveries                      156           238           500
Loan charge-offs                    (560)         (365)         (516)

Balance at end of year         	$  4,179         3,988          3,815

Nonperforming assets consist of the following:

December 31,                      1996             1995
Nonaccrual loans                $  573             1,769
Other real estate owned            185               387

Total nonperforming assets      $  758             2,156

There were no material commitments to lend additional funds to customers whose loans were classified as nonperforming at December 31, 1996.

The following table shows the pro forma interest that would have been earned on impaired loans if interest had been recorded using the cash basis and the recorded interest that was included in income on these loans:

Years Ended December 31,                          1996           1995
Cash basis interest - impaired loans	          	$  122             81

Recorded interest - impaired loans              $  131             51

For 1994, substantially no interest income was recorded for nonaccrual loans. Had the loans been current in accordance with their original terms, recorded interest would have totaled $90.

(8)   BANK PREMISES AND EQUIPMENT, NET
Bank premises and equipment are stated at cost less accumulated depreciation and amortization as follows:

December 31,                                       1996           1995
Land                                           $   1,174           925
Buildings                                          2,763        	2,297
Furniture and equipment                            4,936        	3,821
Leasehold improvements                               379           309
Construction in progress                    	      5,736        	1,434

                                                  14,988		       8,786
Less accumulated depreciation and amortization    	4,705        	4,200

Totals                                         $  10,283        	4,586

Included in construction in progress at December 31, 1996 is $132 of capitalized interest related to the construction of a new headquarters facility.

(9)   DEPOSITS
At December 31, 1996, there were deposits from officers and directors of $1,366. Time deposits and certificates of deposit of $100,000 and over as of December 31, 1996 mature as follows:

         1997           $	121,297
         1998              32,261
         1999              19,903
         2000              30,017
         2001               5,216
         Thereafter           309
                        $ 209,003

(10) SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE AND OTHER BORROWED FUNDS Advances from the Federal Home Loan Bank of Atlanta were $12.8 million and $2 million on December 31, 1996 and 1995, respectively. The fixed interest rates on the advances as of December 31, 1996 range from 5.38 to 7.15 percent. The advances are collateralized under a blanket floating lien agreement whereby the Corporation gives a blanket pledge of residential first mortgage loans for 1-4 units. Of the total balance at December 31, 1996, $1,000 and $10,000 matures in 1998 and 2001, respectively, and the remainder matures after 2001.

Securities sold under agreements to repurchase (repurchase agreements) at December 31, 1996 were collateralized by investment securities controlled by the Corporation with a book value of approximately $8.9 million. The maximum amount of repurchase agreements outstanding during 1996 was $5.4 million, and the average amount outstanding during 1996 was $4.6 million.

(11)  EMPLOYEE BENEFIT PLAN
The Corporation sponsors a leveraged Employee Stock Ownership Plan (ESOP) which covers all employees following the completion of one year of service and attainment of age 21. The ESOP invests substantially in stock of the Corporation. Employer contributions and dividends received by the ESOP are used to pay debt service.

In May 1994, the Bank sold 106,940 shares of its stock to the ESOP for a price of $28.25 per share as determined by an independent third-party valuation. The acquisition cost of $3,021 was financed by a loan from another financial institution, collateralized by the shares purchased, and guaranteed by the Bank. In 1996, the ESOP tendered the stock of the Bank in exchange for the stock issued by the holding company pursuant to the reorganization discussed in
Note 1. As debt is repaid, shares are released from collateral and allocated to active participants as of the end of the plan's year based on the participants' pro rata interest in the plan. The ESOP debt is reported as debt and the corresponding shares pledged as collateral are reported as unearned ESOP shares in the accompanying consolidated balance sheet. As shares are released from collateral, compensation expense is recorded equal to the fair value of the shares, and the released shares are included in income per share computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings while dividends on unallocated ESOP shares are recorded as a reduction of ESOP debt and related accrued interest. ESOP compensation expense of $604, $302 and $604 and related ESOP interest expense of $119, $173 and $117 were recorded for 1996, 1995 and 1994, respectively.
The difference in compensation expense recorded in 1995 is due to the fact that the scheduled January 1995 principal payment was made in December 1994.

As of December 31, 1996, ESOP debt of $1,252, consisting of actual debt of $1,511 and dividends on unallocated shares available for future debt reduction of $259, was outstanding. ESOP shares as of December 31, 1996 consisted of 270,390 shares allocated prior to January 1, 1994, 53,470 released for allocation subsequent to January 1, 1994 and 53,470 unreleased and unearned shares. Based on the most recent independent stock valuation, the fair value of the unreleased and unearned shares as of December 31, 1996 was $2,192.

(12)  INCOME TAXES
Total income tax taxes are allocated as follows:

Years Ended December 31,                 1996         1995        1994
Income                              $   1,491         1,449       1,394
Stockholders' equity, for net
  unrealized gains 	and losses
  on securities available-for-sale
  recognized for financial
  reporting purposes                     (127)        1,123      (1,016)

Totals		                            $   1,364         2,572         378

The components of federal income tax expense are as follows:

Years Ended December 31,                1996          1995         1994
Current                            $   1,427         1,539        1,290
Deferred                                  64           (90)         104

Total                              $   1,491         1,449        1,394

The reconciliation of expected income tax expense at the statutory federal rate with the reported tax expense at the effective rate is as follows:

Years Ended December 31,           1996               1995               1994

                                     Percent             Percent             Percent
                                        of                  of                  of
                                      Pretax             	Pretax              Pretax
                             Amount 	 Income    Amount    Income    Amount    Income
Expected tax expense
 at statutory rate          $ 2,276 	  34.0%     2,082     34.0%  	  1,836     34.0%
Increase (decrease)
 in taxes resulting
 from:
   Tax-exempt interest       (1,007)  (15.0)     	(746)   (12.1)      (526)    (9.7)
   Nondeductible
    interest expense            140     2.1        113      1.8         66      1.2
Other, net                       82     1.2          -        -         18       .3

Reported tax expense
  at effective rate         $ 1,491    22.3% 	    1,449    23.7%     1,394     25.8%

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities are as follows:

December  31,                                   1996             1995
Deferred tax assets:
 Loans, principally due to allowance
   for loan losses 	and unearned fees        $  1,078           1,095
	Securities, principally due to
   valuation allowance	established for
   financial reporting purposes                    20               -
 Accrued post-retirement benefits due
   to accrual for financial	reporting
   purposes in excess of actual
   contributions                                  139             128
	Bank premises and equipment, due to
   differences in 	depreciation                    76              20
 Other                                             29              22

			Total gross deferred tax assets              1,342           1,265

Less valuation allowance                            -               -

         Net deferred tax assets               	1,342           1,265

Deferred tax liabilities:
	Securities, due principally to
   valuation allowance                              -              36
	Investment securities, due to
   differences in discount accretion               73              39
	Other                                             48              32

         Total gross deferred tax
          liabilities                             121             107

			Net deferred tax asset,
          included in other assets           $  1,221           1,158

The Corporation has determined that a valuation allowance for gross deferred tax assets is not necessary at December 31, 1996 or 1995 since deferred tax assets can be recognized during the carryback period available under current tax laws.

(13) DIVIDEND RESTRICTIONS AND CAPITAL REQUIREMENTS
The holding company's principal asset is its investment in the Bank, a wholly-owned consolidated subsidiary. The only significant source of income for the holding company is dividends from the Bank. Regulatory agencies limit the amount of funds that may be transferred from the Bank to the holding company in the form of dividends, loans, or advances.

Under applicable federal laws, the Comptroller of the Currency restricts, without prior approval, the total dividend payments of the Bank in any calendar year to the net profits of that year, as defined, combined with the retained net profits for the two preceding years. The total dividends that may be declared in 1997 without the approval of the Comptroller totals $6,212 plus year-to-date 1997 net profits as of the declaration date.

The Corporation is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Corporation's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined). Management believes, as of December 31, 1996, that the Corporation meets all capital adequacy requirements to which it is subject.

As of December 31, 1996, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table must be maintained. There are no conditions or events since that notification that management believes have changed the institution's category.

	As of December 31, 1996:
	                                                         Minimum
           	                          Actual            Requirements
                                  Amount   Ratio       Amount    Ratio
Total Capital                    $ 40,646   14.3%      $ 22,668    8.0%
 (to Risk Weighted Assets)
Tier 1 Capital                     37,096   13.1%        11,334    4.0%
 (to Risk Weighted Assets)
Tier 1 Capital                     37,096    9.7%        15,244    4.0%
 (to Average Assets)

(14)  SUPPLEMENTAL CASH FLOW INFORMATION
The Corporation paid $14,899, $13,901 and $10,917 for interest and $1,413, $1,710, and $1,112 for income taxes in 1996, 1995 and 1994, respectively. Noncash investing activities included $343, $61, and $711 of loans transferred to other real estate owned in 1996, 1995 and 1994, respectively.

(15) COMMITMENTS AND CONTINGENCIES
The Corporation is involved from time to time in litigation arising in the normal course of business. Management believes that any resulting settlements and disposition of these matters will not have a material effect on the Corporation's consolidated results of operations or financial position.

(16) FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK
The Corporation is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. The financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets. The contract amounts of those instruments reflect the extent of involvement the Corporation has in particular classes of financial instruments. Exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of these instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Unless noted otherwise, the Corporation does not require collateral or other security to support the following financial instruments with credit risk:

December 31,                                      1996        1995
                                                  Contract Amounts
Financial instruments whose contract amounts
	represent credit risk:
		Commitments to extend credit                   	$50,209    47,551
  Standby letters of credit                         3,479     2,769

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include securities, accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral held varies but may include securities, accounts receivable, inventory, property, plant and equipment, and income-producing properties.

The Corporation originates mortgage loans for sale to secondary market investors subject to contractually specified and limited recourse provisions. In 1996, the Corporation originated $11,356 and sold $11,843 to investors, compared to $14,487 originated and $14,125 sold in 1995. Every contract with each investor contains certain recourse language. In general, the Corporation may be required to repurchase a previously sold mortgage loan if there is major noncompliance with defined loan origination or documentation standards, including fraud, negligence or material misstatement in the loan documents. Repurchase may also be required if necessary governmental loan guarantees are canceled or never issued, or if an investor is forced to buy back a loan after it has been resold as a part of a loan pool. In addition, the Corporation may have an obligation to repurchase a loan if the mortgagor has defaulted early in the loan term. This potential default period ranges from six to twelve months after sale of a loan to the investor. Historically, repurchases under these recourse provisions have been minimal.

The Corporation sells portions of mortgage and commercial loans to other investors in the normal course of business ("participations"). In certain cases the Corporation has agreed to repurchase the loan from the investor in the event the debtor defaults. The Corporation's total exposure at December 31, 1996 under such agreements approximates $5 million.

(17)	CONCENTRATIONS OF CREDIT RISK
The Corporation does a general banking business, serving the commercial, agricultural and personal banking needs of its customers in its trade territory, commonly referred to as the New River Valley, which consists of Montgomery
County, Virginia and portions of adjacent counties.   Operating results are
closely correlated with the economic trends within this area which are, in turn, influenced by the area's three largest employers - Virginia Polytechnic Institute and State University, Radford University and the Radford Arsenal. Other industries include a wide variety of manufacturing concerns and agriculture-related enterprises. The ultimate collectibility of the loan portfolios and the recovery of the carrying amounts of repossessed property are susceptible to changes in the market conditions of this area. The commercial portfolio is diversified with no significant concentrations of credit within a single industry. The consumer loan portfolio included approximately $52 million of loans to individuals for household, family and other personal expenditures at December 31, 1996 and 1995. The real estate mortgage portfolio consists primarily of loans secured by 1-4 family residential properties.

(18)	DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS
Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," requires the Corporation to disclose estimated fair values of its financial instruments. The following methods and assumptions were used to estimate the approximate fair value of each class of financial instrument for which it is practicable to estimate that value:

(a)  Cash and Due from Banks and Federal Funds Sold
The carrying amounts in the consolidated balance sheets are reasonable estimates of fair values.

(b)  Securities
The fair value of securities, except certain state and municipal securities, is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers. The fair value of certain state and municipal securities is not readily available through market sources other than dealer quotations, so fair value estimates are based on quoted market prices of similar instruments, adjusted for differences between the quoted instruments and the instruments being valued.

(c)  Loans
Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type (commercial, mortgage, consumer, etc.), by interest rate terms (fixed and adjustable rate) and by performing performing and nonperforming categories. The fair value of performing loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan as well as estimates for operating expenses and prepayments. The estimate of maturity is based on the Corporation's historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions.

Fair value for significant nonperforming loans is based on estimated cash flows which are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows and discount rates are judgmentally determined using available market information and specific borrower information.

(d)  Deposits
The fair value of demand and savings deposits is the amount payable on demand. The fair value of fixed maturity time deposits and certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

(e) Securities Sold Under Agreements to Repurchase and Other Borrowed Funds Rates currently available for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

(f)	 ESOP Debt and Subordinated Capital Notes
Rates currently available for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

(g)  Commitments to Extend Credit and Standby Letters of Credit
The only amounts recorded for commitments to extend credit and standby letters of credit are the deferred fees arising from these unrecognized financial instruments. These deferred fees are not deemed significant at December 31, 1996 and 1995, and as such, the related fair values have not been estimated.

The carrying amounts and approximate fair values of the Corporation's financial instruments are as follows:

December 31,                 		1996                  		1995

                                       Approximate			                  Approximate
	                           Carrying       Fair           	Carrying        Fair
                             Amounts      Values          	Amounts        Values
Financial assets:
	  Cash and due
    from banks             $  10,277	      10,277            8,818	       8,818
	Federal funds
    sold                       2,500        2,500            5,430        5,430
	Securities
    available-for
    -sale                     54,886       54,886          	47,851       47,851
Securities held
    -to-maturity              43,089       43,632           40,111       41,001
  Loans, net                 269,145      268,814          249,122      248,610

		Total
       financial
       assets              $ 379,897      380,109          351,332	     351,710
Financial liabilities:
  Deposits                 $ 335,402      336,262          315,777	     318,206
  Securities sold
   under agreements
	  to repurchase
   and other
	  borrowed funds             19,199       19,143            6,310        6,921
  ESOP debt                    1,252        1,252            1,926        1,926
 Subordinated
   capital notes                   -            -              937          912

      Total
       financial
       liabilities         $ 355,853      356,657          324,950	     327,965

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Corporation's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Corporation's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision.
Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

(19)  PARENT COMPANY FINANCIAL INFORMATION
Condensed financial information of FNB Corporation (the parent or holding company) is presented below:

                       Condensed Balance Sheet

                                                   December 31, 1996
Assets
Investment in bank subsidiary                           $35,829
Receivable from bank subsidiary                           1,162
         Total Assets                                   $36,991

Liabilities
Dividends payable                                       $ 1,163
         Total  Liabilities                               1,163

Stockholders' Equity
Common stock and surplus                                 19,092
Retained earnings                                        18,285
Other                                                   	(1,549)
          Total Stockholders' Equity                     35,828

         Total Liabilities & Stockholders' Equity       $36,991

                  Condensed Statement of Income
                                                    July 6, 1996 to
                                                   December 31, 1996
Equity in earnings of bank subsidiary                   $ 2,570
Other expenses                                                1
Income before income taxes                                2,569
Income tax expense                                            -
Net income                                              $ 2,569

NOTES:
(1) July 6, 1996 represents the inception of operations of the holding company. See Note 1 to the consolidated financial statements. The equity in earnings of bank subsidiary represents the net income of its bank subsidiary from July 6, 1996 to December 31, 1996. Of this amount, $1,163 was declared by the Bank as a dividend in December, 1996 payable to the holding company in January, 1997.

(2)  Cash flows for the parent company during 1996 were not significant.

(20)	INTERIM FINANCIAL INFORMATION (Unaudited)
	Consolidated quarterly results of operations were as follows:


                                             1996
                                      Three Months Ended
                        March 31      June 30      September 30    December 31
Interest income	      $  7,349	        7,531	          7,669	          7,977
Interest expense         3,677	        3,741	          3,782	          3,816
Provision for
  loan losses              105	          105	            135            	250
Noninterest income         538	          497	            503	            496
Noninterest expense      2,342         2,516	          2,640	          2,756
Income before income
  tax expense            1,763	        1,666	          1,615	          1,651
Income tax expense         421	          373	            358	            339
Net income            $  1,342	        1,293	          1,257	          1,312

Net income
  per share           $   0.84          0.81            0.78            0.82

                                                     1995
                                             Three Months Ended
                        March 31       June 30	    September 30     December 31
Interest income	       $  6,510         7,071          7,373            7,376
Interest expense          3,171         3,463          3,788            3,659
Provision for
 loan losses                 50           100             75               75
Noninterest income          453           487            443              486
Noninterest expense       2,315         2,397          2,418            2,565
Income before income
 tax expense              1,427         1,598          1,535            1,563
Income tax expense          340           398            360              351
Net income             $  1,087         1,200          1,175            1,212

Net income
 per share             $   0.69          0.76           0.74             0.77

The quarterly data above reflects the results of operations of the Bank and its subsidiaries for periods prior to July 11, 1996 (the date of the consummation of the reorganization discussed in Note 1), and of the holding company and its subsidiaries for periods subsequent to that date. Because the reorganization did not result in the adjustment of the carrying values of assets and liabilities, and because revenues and expenses related to the holding company have been minimal, management considers the pre-organization and post-reorganization amounts in the above tables to be comparable. See Note (1).

(21)  RECENT ACCOUNTING DEVELOPMENTS
The Financial Accounting Standards Board (FASB) has issued Statement of Financial Accounting Standards (SFAS) No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This Statement provides standards for distinguishing between transfers of financial assets that should be accounted for as sales and those that should be accounted for as collateralized borrowings. In essence, transactions in which the transferor has surrendered control of the financial asset must be recorded as sales, and those in which control has not been surrendered should be recorded as borrowings. The Statement specifies various circumstances that would indicate whether control has been effectively surrendered or not. Transactions engaged in by the Corporation which could be covered by the Statement include sales of loans with retainage of servicing rights, securities sold under agreement to repurchase (repurchase agreements), participations sold or purchased, and borrowings secured by loans. The Statement as issued was required to be adopted prospectively to transfers and servicing of financial assets and extinguishment of liabilities occuring after December 31, 1996. No restatement of previously issued financial statements will be permitted. However, the FASB has since issued SFAS No. 127, which defers the adoption date for certain portions of SFAS No. 125 for one year. The primary types of transactions engaged in by the Corporation for which the delay is applicable are collaterlized borrowings and repurchase agreements. Management has not yet estimated the potential impact of SFAS 125 on the Corporation's financial statements.