Form 10-K, Exhibit 13
period 1997-12-31
FNB CORP \VA\
filed 1998-03-27
CIK 1010961

FNB CORPORATION

                  ANNUAL REPORT TO STOCKHOLDERS

                               1997

              INDEX TO ANNUAL REPORT TO STOCKHOLDERS




Selected Consolidated Financial Information

Management's Discussion and Analysis of Financial Condition and Results of Operations

Market Price and Dividend Data

Market Risks Related to Financial Instruments

Independent Auditors' Report on Consolidated Financial Statements

Consolidated Balance Sheets

Consolidated Statements of Income

Consolidated Statements of Cash Flows

Consolidated Statements of Changes in Stockholders' Equity

Notes to Consolidated Financial Statements

SELECTED CONSOLIDATED FINANCIAL INFORMATION           Years Ended December 31,


                                       1997      1996       1995       1994        1993
Selected income statement data
    (in thousands):
          Interest income           $ 33,114     30,526     28,330     24,089     23,200
          Interest expense            16,764     15,016     14,081     11,022     11,339

          Net interest income         16,350     15,510     14,249     13,067     11,861

          Provision for loan losses      550        595        300        360      1,125

          Noninterest income           2,291      2,034      1,869      1,704      2,435
          Noninterest expense         11,602     10,254      9,695      9,010      8,757
          Income tax expense           1,324      1,491      1,449      1,394        824

          Income before cumulative
            effects of changes in
            accounting principles      5,165      5,204      4,674      4,007      3,590
          Cumulative effect of
            change in accounting
            for postretirement
            benefits other than
            pensions                       -          -          -          -       (179)
          Cumulative effect of change
            in accounting for income
            taxes                          -          -          -          -        337

          Net income                $  5,165      5,204      4,674      4,007      3,748

Per share data:
          Net income                $   1.60       1.62       1.48       1.29       1.21
          Cash dividends declared        .42        .60        .55        .73        .37

          Book value per share         12.42      11.14      10.14       8.50       8.49

Average shares outstanding         3,237,731  3,205,132  3,162,872  3,115,710  3,109,920

Selected balance sheet data at year end
     (in thousands):
         Total securities           $105,276     97,975     87,962     86,013     85,276
         Loans, net                  286,767    269,145    248,305    213,899    201,381
         Allowance for loan losses     4,291      4,179      3,988      3,815      3,471
         Total assets                428,174    395,324    360,533    323,876    307,516
         Deposits                    352,545    335,402    315,777    286,130    271,406
         Subordinated capital notes        -          -        937      1,044      1,152
         Stockholders' equity         40,213     35,828     32,191     26,777     26,392

Selected ratios (in percentages):
         Return on average assets       1.26       1.41       1.38       1.29       1.26
         Return on average equity      13.59      15.20      15.64      14.93      15.23
         Dividend pay-out ratio        26.08      36.99      37.27      56.25      30.17
         Average equity to
           average assets               9.31       9.26       8.82       8.68       8.30

NOTES:     (1)    All share and per share data have been adjusted
                  retroactively to reflect the 2 for 1 stock split effected in the form of a 100% stock dividend in 1997 and a 10% stock dividend in 1994.

           (2) See Note 1 to the consolidated financial statements for information relating to a change in reporting entity resulting from a reorganization involving the formation of a bank holding company (the successor) and the exchange of one share of the holding company's stock for each share of First National Bank (the predecessor). For reasons discussed in
                  Note 1, the information in the table above for periods prior to the reorganization are comparable to that for the periods subsequent to the reorganization.

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

In 1996, the Board of Directors of First National Bank (the "Bank") approved a reorganization whereby a bank holding company (FNB Corporation) was incorporated under the laws of the Commonwealth of Virginia. On June 11, 1996, the shareholders of the Bank approved a plan for the holding company, the successor, to exchange one share of its stock for each share of stock of the Bank, the predecessor. A registration statement was filed with the Securities and Exchange Commission (SEC) to register the stock of the holding company, and such registration statement was subsequently declared effective by the SEC. On July 11, 1996, the Office of the Comptroller of the Currency
(OCC) approved the plan, and the exchange was subsequently consummated. As a result, the Bank became a wholly owned subsidiary of the holding company during the third quarter of 1996.

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

Net Income
Net income for 1997 was $5,165 compared to $5,204 for 1996 and $4,674 for 1995. This amounted to a decrease of .8% for 1997 compared to an increase of 11.3% for 1996. Earnings per share were $1.60 for 1997 compared to $1.62 for 1996 and $1.48 for 1995. The decrease in 1997 earnings resulted from higher overhead expenses from the opening of two new branch offices during the second half of 1996 and the new corporate office facility in early 1997. The increase in earnings for 1996 was primarily the result of increases in net interest income and declines in the Federal Deposit Insurance Corporation insurance assessment.

The per share earnings for 1996 and 1995 have been restated to reflect the effects of a two-for-one stock split effected in the form of a 100% stock dividend declared in the second quarter of 1997.

Net Interest Income
The principal source of earnings for the Corporation is net interest income. Net interest income is the net amount of interest earned on interest bearing assets, less the amount of interest paid on deposits and other interest-bearing liabilities. Net interest income before provision for loan losses for 1997 was $16,350, up 5.4% from $15,510 for 1996, which was up 8.8% from
$14,249 for 1995. The increases in net interest income in both 1997 and 1996 were primarily the result of growth in average earning assets, partially offset by growth in interest bearing liabilities. Average earning asset growth totaled $30,842 or 8.71% for 1997 and $28,177 or 8.64% for 1996. The
largest component of the increase in earning assets was average loans, reflecting increases of $18,741 or 7.28% for 1997 and $22,667 or 9.65% for 1996. Growth in the loan portfolio was concentrated primarily in commercial and real estate loans, reflecting a combined increase of $14,536 for 1997. Loan growth for 1996 was concentrated primarily in real estate loans with an average increase of $15,410. Average securities increased $9,192 or 9.91% for 1997 and $5,608 or 6.41% for 1996 and were used as an alternative investment for funds in excess of loan demand.

Average interest-bearing liabilities increased $32,278 or 10.62% for 1997 and $22,789 or 8.07% for 1996. The largest component of the increase in interest-bearing liabilities was average deposits, reflecting an increase of $19,790 for 1997 and $16,199 for 1996. Growth in the deposit portfolio was concentrated in time deposits with an average increase of $9,969 for 1997 and $14,313 for 1996 and in certificates of deposit of $100 and over with an increase of $4,505 for 1997 and $6,049 for 1996. Successful deposit promotions and more aggressive bidding for deposits accounted for the increases. Average other borrowed funds increased $12,100 for 1997 and $7,124 for 1996. The primary reason for the change was an increase in advances from the Federal Home Loan Bank of Atlanta, as the Corporation increasingly utilized this source of funds.

Net interest yield decreased to 4.59% for 1997 from 4.80% for 1996 and 4.73% for 1995. The yield on average earning assets decreased 13 basis points for 1997 and was essentially unchanged in 1996 from 1995. The cost of interest-bearing liabilities increased 3 basis points for 1997 compared to a 6 basis point decrease in 1996. Overall, 137.4% and 84.2% of the net interest income increases in 1997 and 1996, respectively, were attributable to changes in the volume of net interest-earning assets and interest-bearing liabilities. The remainder of the changes in both years was due to changes in average rates.

Management attempts to match, where possible, the maturities and repricing intervals of its interest earning assets and interest bearing liabilities. The largest cumulative interest sensitivity gap for periods up to five years is $19,200, which represents 4.8% and 5.5% of total interest earning assets and interest bearing liabilities at December 31, 1997, respectively. The sensitivity gap for the period beyond five years is $36,800. Management considers the interest rate exposure represented by these gaps to be acceptable.

Provision for Loan Losses
The provision for loan losses was $550 for 1997, $595 for 1996 and $300 for 1995. Net charge-offs amounted to $438, $404 and $127 for 1997, 1996 and 1995, respectively. The increase in net charge-offs for both years was due to a drop in recoveries of loans previously charged off. The allowance for loan losses was $4,291, 1.47% of outstanding loans, at December 31, 1997 and

$4,179, 1.53% of outstanding loans, at December 31, 1996. Although the provision for loan losses decreased and net charge-offs increased for 1997 in comparison to 1996, the allowance for loan losses increased as the result of the fact that the 1997 provision exceeded net charge-offs. Management believes the allowance for loan losses as a percentage of outstanding loans remains at a prudent level.

Noninterest Income
Noninterest income, which includes service charges on deposit accounts, loan origination fees, other service charges, other income and net securities gains (losses), was $2,291, $2,034 and $1,869 for 1997, 1996 and 1995, respectively.
The increase in noninterest income for 1997 was due primarily to increases in service charges on deposit accounts, automated teller machine usage fees, trust fees and net gains on sales of loans. The 1996 increase in noninterest income resulted primarily from an increase in fees on Small Business Administration and real estate loans sold, trust fees, title insurance income and gain on disposal of fixed assets. Increases for both 1997 and 1996 were partially offset by reductions in other areas.

Noninterest Expense
Noninterest expense, consisting of salaries and employee benefits, occupancy costs, credit cards, supplies, FDIC assessment and other expenses was $11,602 for 1997, $10,254 for 1996 and $9,695 for 1995. The 1997 net increase resulted from increases in personnel costs, occupancy and equipment expense, telephone, supplies, education, marketing and donations, the bulk of which was attributable to the operation of new branch facilities and the new corporate office building which opened in February, 1997. The 1996 net increase in noninterest expense resulted from increases in several categories, primarily personnel costs and credit cards. Personnel costs increased primarily as the result of merit increases and additional personnel to staff two new branches. The increases for both 1997 and 1996 were partially offset by reductions in other areas.

Income Taxes
Income tax expense as a percentage of pre-tax income was 20.4%, 22.3% and 23.7% in 1997, 1996 and 1995, respectively. The most significant component of the rate decrease in 1997 was anticipated income tax refunds related to amendments of prior years tax returns. The decline in the rate for 1996 was due to the continuing shift from taxable to nontaxable investment securities.

Balance Sheet
Total assets of the Corporation at December 31, 1997, were $428,174, compared to $395,324 at December 31, 1996. Total loans were $291,070 at December 31, 1997, an increase of $17,689 from December 31, 1996. Loan growth was concentrated in the commercial and real estate-commercial portfolios and amounted to $11,958. All other loan portfolios experienced increases of varying amounts, except the real estate-mortgage portfolio which decreased $1,153. The increase in bank premises and equipment of $2,235 resulted primarily from the construction of the new corporate headquarters building. On an amortized cost basis, securities increased $6,898 from $98,033 at December 31, 1996. The increase in securities represented funds in excess of loan demand.

Total deposits at December 31, 1997, were $352,545, an increase of $17,143 from December 31, 1996. Certificates of deposit of $100 and over increased $5,424, time deposits increased $3,116, interest-bearing demand deposits increased $4,452 and noninterest-bearing demand deposits increased $4,481 since year end 1996. Depositors continue to shift funds among the various types of deposit instruments seeking the most advantageous return while maintaining an acceptable level of liquidity. Competition for deposits among local financial institutions continues to be strong.

Other borrowed funds at December 31, 1997, were $26,093, an increase of $11,689 from December 31, 1996. The primary reason for the change was an increase in advances from the Federal Home Loan Bank of Atlanta from $12,779 at December 31, 1996, to $22,601 at December 31, 1997, to provide partial funding for earning asset growth.

Stockholders' Equity
Stockholders' equity was $40,213 at December 31, 1997, compared to $35,828 at December 31, 1996. This increase of $4,385 was the net result of earnings retention, an improvement of $265 in net unrealized gain or loss (net of tax) on securities available-for-sale, a decrease of $303 in unearned ESOP shares resulting from principal repayments on ESOP debt, and dividends paid to shareholders. In the second quarter of 1997, the Corporation declared and paid a two-for-one stock split effected in the form of a 100% stock dividend. This resulted in a transfer of $8,309 from retained earnings to the capital stock account. There was no effect on total stockholders' equity.

All financial institutions are required to maintain minimum levels of regulatory capital. The Federal Reserve and the Office of the Comptroller of the Currency (OCC) have established substantially similar risk-based and leveraged capital standards for financial institutions they regulate. Under the risk-based capital requirements of these regulatory agencies, the Corporation is required to maintain a minimum ratio of total capital to risk-weighted assets of at least 8%. At least half of the total capital is required to be "Tier 1 capital", which consists principally of common and certain qualifying preferred shareholders' equity, less certain intangibles and other adjustments. The remainder, "Tier 2 capital", consists of a limited amount of subordinated and other qualifying debt and a limited amount of the general loan loss reserve. Tier 1 and total capital to risk-weighted assets ratios as of December 31, 1997 were 13.2% and 14.5%, respectively, exceeding the minimums required.

In addition, the federal regulatory agencies have established a minimum leveraged capital ratio (Tier 1 capital to tangible assets). These guidelines provide for a minimum leveraged capital ratio of 3% for banks and their respective holding companies that meet certain specified criteria, including that they have the highest regulatory examination rating and are not contemplating significant growth or expansion. All other institutions are expected to maintain a leverage ratio of at least 100 to 200 basis points above that minimum. The guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. The leverage ratio of the Corporation as of December 31, 1997 was 9.6% as compared to a minimum requirement of 4.0%.

As of December 31, 1997, the most recent notification from the OCC categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action, established by Section 38 of the Federal Deposit Insurance Act. To be categorized as well capitalized, minimum total risk-based capital, Tier 1 risk-based capital, and Tier 1 leverage ratios of 10.0%, 6.0% and 5.0%, respectively, must be maintained. As noted above, the Bank exceeded all three of these minimums as of December 31, 1997. There are no conditions or events that management believes have changed the institution's category.

Past Due Loans and Nonperforming Assets
Loans past due 90 days and over at December 31, 1997 totaled $196 compared to $595 at December 31, 1996. In addition, nonaccrual loans and other real estate owned totaled $991 at December 31, 1997, compared to $758 at December 31, 1996. In spite of the increase in nonaccrual loans and other real estate owned, the New River Valley economy continues to improve, and such improvement has been reflected in a declining trend of nonperforming assets in recent years. There were no major concentrations in nonaccrual loans at December 31, 1997 or 1996.

Liquidity
Liquidity is the ability to provide sufficient cash flow to meet financial commitments and to fund additional loan demand or withdrawal of existing deposits. Liquidity remains sufficient, as assets are maintained on a short-term basis to meet the liquidity demands anticipated by management. Funding sources primarily include customer-based core deposits and cash generated by operations. Another source of liquidity is additional borrowings from the Federal Home Loan Bank of Atlanta; in excess of $10,000 of the Corporation's borrowing capacity under an existing agreement with the FHLB remains unused as of December 31, 1997, based on the level of qualifying portfolio mortgage loans available for securitization. Secondary sources of liquidity are available should the need arise, including approximately $34,000 in unused Federal Funds lines of credit and the ability to liquidate assets held for sale, especially investment securities.

The only significant source of cash for the holding company is transfers from its bank subsidiary in the form of dividends, loans, or advances. The most restrictive regulatory limitation placed on the amount of funds that may be transferred from the Bank to the holding company is that placed on dividends. Specifically, the maximum amount of dividends that may be paid by the Bank in any calendar year without prior regulatory approval is the net profits of that year, as defined, combined with the retained net profits for the two preceding years. In effect, this limits 1998 dividends (unless prior regulatory approval is obtained) to $7,096 plus year-to-date 1998 net profits as of the declaration date. This limitation had no effect on the liquidity of the holding company in 1997, and it is not expected to have any material impact in 1998. During 1997, the bank paid $1,911 in dividends to the holding company.

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

Recent Accounting Developments
The Financial Accounting Standards Board (FASB) has issued Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share," which supersedes existing standards for calculating and disclosing earnings per share (EPS). The new standard requires the disclosure of Basic EPS and, where potential dilution exists, Diluted EPS. Basic EPS is calculated using only the actual weighted average number of common shares outstanding and the income available to common stockholders. Diluted EPS adjusts the income and number of shares to reflect the potential effects of stock options, warrants, convertible debt, and other potentially dilutive securities. The Statement was first effective for the fourth quarter of 1997, but it did not have an impact on earnings per share for 1997 or prior periods. Based on the current capital structure of the Corporation, management does not expect SFAS No. 128 to materially impact earnings per share in the future because there are currently no potentially dilutive securities.

The FASB has also issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This Statement provides standards for distinguishing between transfers of financial assets that should be accounted for as sales and those that should be accounted for as collateralized borrowings. In essence, transactions in which the transferor has surrendered control of the financial asset must be recorded as sales, and those in which control has not been surrendered should be recorded as borrowings. Transactions engaged in by the Corporation which are covered by the Statement include sales of loans with retainage of servicing rights, securities sold under agreement to repurchase (repurchase agreements), participations sold or purchased, and borrowings secured by loans. A portion of SFAS 125 was adopted in 1997 and resulted in the classification of certain participations sold with recourse as secured borrowings. Previously these types of transactions were recorded as sales of loans. The new standard resulted in a similar change in the classification of the related interest on the portion of the loan sold. There was no impact on net income. The adoption of the Statement does not involve the restatement of any previously issued financial statements. The remaining portions of SFAS 125 are required to be adopted in 1998. Management does not expect SFAS No.125 to have a significant impact on financial position or results of operations in the future based on current operations.

The FASB has also issued SFAS No. 130, "Reporting Comprehensive Income." The Statement requires enterprises to display "comprehensive income" and its components in a financial statement that is displayed with the same prominence as other financial statements in a full set of financial statements. "Comprehensive income" reflects net income as reported under current accounting standards as well as certain items and events that are currently reflected only in stockholders' equity without impacting the Statement of Income. The new standard requires such information to be presented as an additional financial statement, but the primary financial statements as currently reported will not be affected. SFAS No. 130 is effective starting in the first quarter of 1998.

Other Matters
The "Year 2000 Issue" results from the inability of most computers to process year-date data accurately beyond the year 1999 unless programmed to do so.
The Corporation has undertaken substantial measures to identify hardware and software in its own systems that are not year-2000 compliant, and some replacements have been effected. Some systems, however, are still not year-2000 compliant, and management intends and expects to continue its efforts to achieve full year-2000 compliance in all of its significant systems to avoid any systems failures or malfunctions. Because a large portion of the Corporation's software and hardware has been purchased relatively recently, and because the software for most of the Corporation's major systems is maintained and updated periodically by outside vendors, management does not anticipate the year-2000 compliance process to require expenditures that would be material to the financial statements. These costs are being expensed as incurred in accordance with generally accepted accounting principles.

Market Price and Dividend Data
The following information reflects per share data for the periods indicated relative to Common Stock trading values and dividends. FNB Corporation Common Stock began appearing on the OTC Bulletin Board under the symbol FNBP on November 15, 1996. Shares are occasionally bought and sold by private individuals, firms or corporations, and in many instances FNB Corporation does not have knowledge of the purchase price or the terms of the purchase. The information below relating to the trading values for the stock is based upon information furnished to FNB Corporation by one or more parties involved in certain purchases and sales of the stock. No attempt was made to verify or determine the accuracy of the representations made. Both the trading values and per share dividends in the tables below have been adjusted to retroactively reflect the effects of a two-for-one stock split effected in the form of a 100% stock dividend in June 1997 as though the split had occurred at the beginning of 1996. As of December 31, 1997, there were 1,028 holders of record of FNB Corporation Common Stock.

The information below relating to periods prior to the effective date of the reorganization discussed under Management's Discussion and Analysis relate to the Common Stock of First National Bank, the predecessor entity. The stock of First National Bank was not reported on any quotation system or traded on any organized exchange. See Note 1 to the consolidated financial statements included herein.

                                  Trading Value             Dividends
1997                            High             Low        Per Share
First Quarter             $    22.25            20.00           --
Second Quarter                 21.00            19.75          0.10
Third Quarter                  23.00            20.00          0.15
Fourth Quarter                 23.75            21.50          0.17

                                   Trading Value             Dividends
1996                            High             Low         Per Share
First Quarter             $    21.87            21.25           --
Second Quarter                 21.87            21.00           0.25
Third Quarter                  22.00            21.75           --
Fourth Quarter                 22.25            21.75           0.35

Market Risks Related to Financial Instruments

The Corporation is a party to a variety of financial instruments in the ordinary course of business, including loans, investment securities and deposits. Most financial instruments by their nature carry associated market risks. The only substantial market risk associated with the Corporation's financial instruments is interest rate risk; that is, the risk that the fair values or future cash flows from an instrument could change as a result of changes in market interest rates. For example, a decline in market interest rates will generally have the effect of reducing the expected future interest to be received on a loan with a variable contractual interest rate. However, such a decline will normally have the effect of increasing the fair value of a fixed contractual rate investment security. Management does not expect significant changes in its market risk exposure positions in the near term future.

The Corporation is not a party to any material amounts of derivative financial instruments such as futures, forward interest rate agreements, swaps or option contracts. Commitments to lend are entered into in the ordinary course of business as discussed more fully in the notes to the financial statements, but the majority of these commitments reflect interest rates that vary with certain indexes, such as the prime rate. As a result, those commitments normally do not expose the Corporation to market interest rate risks prior to funding the loan.

In general, the Corporation does not enter into financial instruments for trading purposes. That is, obtaining short-term profits by buying and selling instruments is not an objective pursued by management. The turnover frequency associated with financial instruments is, in general, greater when trading is a short-term objective, and market risks can be enhanced or reduced by such trading.

The Corporation seeks to manage its interest rate risk by establishing asset/liability management policies and by continually monitoring the characteristics of its asset and liability portfolios that bear on interest rate risk. Interest rate management is conducted in coordination with management of liquidity and capital adequacy. The monitoring of interest rate risk is supervised by an Asset Liability Management Committee comprised of certain senior officers and certain members of the board of directors. Management seeks to minimize the risks to earnings and equity associated with movements in market interest rates. To achieve this objective management monitors such factors as:

     Relative volumes of fixed rate vs. variable rate loans and deposits

     Average interest rate spreads between interest bearing assets and liabilities

     Maturity and repricing schedules of loans, investment securities and deposits, including the extent to which expected maturities of interest sensitive assets align with that of interest sensitive liabilities
    ("sensitivity gap")

Techniques used by management to adjust exposure to interest rate risk include but are not limited to selling certain types of loans (especially fixed rate loans), periodically changing stated interest rates charged on loans and offered on deposits in conjunction with market trends, redirecting funds upon maturities of investment securities and loan repayments, and careful selection among choices of sources of borrowed funds other than deposits. The Corporation has not entered into derivative financial instruments such as futures, forward interest rate agreements, swaps or option contracts in order to manage interest rate risk.

A key analytical technique used by management in its efforts to manage interest rate risk is interest rate shock simulation. This method seeks to estimate the impact on earnings or on the fair values of interest bearing assets and liabilities if market interest rates fluctuate by a predetermined amount by using present value techniques (discounting). The table below provides information about the Corporation's financial instruments that are sensitive to changes in interest rates, including those with fixed contractual rates and those with variable rates. The information is presented as of December 31, 1997. The expected increases or decreases in the fair values of financial instruments assuming an increase and a decrease of 200 basis points in market interest rates are as follows:

                               Percentage Increase (Decrease) in Fair Value
                        200 Basis Point Increase      200 Basis Point Decrease
Total Securities                  (5.74)%                   3.67%

Total Loans                       (2.20)%                   2.49%

Total Deposits                    (2.26)%                   2.37%

Repurchase Agreements and
     Other Borrowed Funds         (0.76)%                   0.88%

Excluded from the above table are financial instruments that carry no market interest rate risk because of their terms, including cash, non-interest bearing deposits at other financial institutions, accounts payable and similar liabilities, and accrued interest receivable and payable. Also excluded are instruments which carry only an insignificant degree of market risk because the principal amount of the instrument is not material as a whole, including federal funds purchased and sold and the loan related to the employee stock ownership plan. The table reflects annual loan prepayment assumptions of 5% for commercial loans and installment loans and 18% for mortgage loans. These prepayment assumptions represent estimates derived by management. Investment securities are assumed to remain in the Corporation's portfolio until maturity unless called by the issuer. No early withdrawals are assumed for deposits with defined contractual maturity terms. For other deposits, 30% of the balance is assumed to mature in three months and another 30% in the next three months. The remaining 40% is assumed to mature between two and three years from the date of the table.

INDEPENDENT AUDITORS' REPORT





The Board of Directors and Stockholders
FNB Corporation


We have audited the accompanying consolidated balance sheets of FNB Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years then ended. We have also audited the accompanying consolidated statements of income, changes in stockholders' equity and cash flows of First National Bank and subsidiaries for the year ended December 31, 1995. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FNB Corporation and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for the years then ended, and the results of operations and cash flows for First National Bank and subsidiaries for the year ended December 31, 1995, in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, FNB Corporation was formed in 1996 and acquired 100% of the outstanding common stock of First National Bank, the predecessor reporting entity.



                                            MCLEOD & COMPANY



Roanoke, Virginia
February 27, 1998

                                                   December 31, 1997 and 1996
CONSOLIDATED BALANCE SHEETS     in thousands, except share and per share data)

                                            FNB  Corporation and Subsidiaries
                                                    1997             1996
ASSETS
Cash and due from banks                         $  14,406           10,277
Federal funds sold                                  3,500            2,500
Securities available-for-sale, at fair value       62,856           54,886
Securities held-to-maturity, at amortized cost     42,420           43,089
Mortgage loans held for sale                        1,159              330
Loans:
      Commercial                                   64,247           56,461
      Consumer                                     66,059           62,906
      Real estate- commercial                      56,404           52,232
      Real estate - construction                    8,657            4,926
  Real estate - mortgage                           95,703           96,856

            Total loans                           291,070          273,381
Less unearned income                                   12               57

            Loans, net of unearned income         291,058          273,324
Less allowance for loan losses                      4,291            4,179

            Loans, net                            286,767          269,145
Bank premises and equipment, net                   12,518           10,283
Other real estate owned                                98              185
Other assets                                        4,450            4,629

            Total assets                        $ 428,174          395,324

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits
      Noninterest-bearing demand deposits       $  35,279           30,798
 Interest-bearing demand deposits                  52,055           47,603
      Savings deposits                             47,668           47,998
  Time deposits                                   174,119          171,003
      Certificates of deposit of $100,000
         and over                                  43,424           38,000

            Total deposits                        352,545          335,402
      Securities sold under agreements to
         repurchase                                 5,460            4,795
      Other borrowed funds                         26,093           14,404
 Other liabilities                                  2,962            3,643
ESOP debt                                             901            1,252

            Total liabilities                     387,961          359,496

Stockholders' equity:
      Common stock, $5.00 par value.
         Authorized 5,000,000 shares;
         issued and outstanding 3,323,800
         shares in 1997 and 1,661,900 in 1996      16,619            8,310
      Surplus                                      10,782           10,782
      Unearned ESOP shares (77,811 and 50,662
         shares in 1997 and 1996, respectively)    (1,208)          (1,511)
      Retained earnings                            13,793           18,285
   Net unrealized gains (losses) on securities
         available-for-sale                           227              (38)

            Total stockholders' equity             40,213           35,828

            Total liabilities and stockholders'
              equity                            $ 428,174          395,324

See accompanying notes to consolidated financial statements.

                                   Years Ended December 31,1997, 1996 and 1995
CONSOLIDATED STATEMENTS OF INCOME        (in thousands, except per share data)

                                        FNB Corporation    First National Bank
                                        and Subsidiaries    and Subsidiaries
                                        1997        1996           1995
Interest income:
   Interest and fees on loans        $  26,754      24,962        23,072
   Interest on securities:
      Taxable                            3,642       2,998         3,109
      Nontaxable                         2,374       2,378         1,963
      Interest on federal funds sold       344         188           186

            Total interest income       33,114      30,526        28,330

Interest expense:
      Interest on interest-bearing
        demand deposits                  1,367       1,280         1,410
      Interest on savings deposits       1,456       1,395         1,692
      Interest on time deposits         10,070       9,497         8,740
      Interest on certificates of
        deposit of $100,000
        and over                         2,148       1,856         1,603
      Interest on securities sold
        under agreements to
        repurchase                         250         229           232
      Interest on other borrowed funds   1,385         574           144
      Interest on subordinated capital
        notes                                -          67            87
      Interest on ESOP debt                 88         118           173

            Total interest expense      16,764      15,016        14,081

            Net interest income         16,350      15,510        14,249
Provision for loan losses                  550         595           300

            Net interest income
              after provision for
              loan losses               15,800      14,915        13,949

Noninterest income:
      Service charges on deposit
        accounts                           990         957           910
      Loan origination fees                205         223           199
      Other service charges and fees       375         332           279
      Other income                         740         517           477
      Securities gains (losses), net       (19)          5             4

            Total noninterest income     2,291       2,034         1,869
Noninterest expense:
      Salaries and employee benefits     6,193       5,745         5,170
      Occupancy and equipment expense,
        net                              1,786       1,285         1,267
      Credit card expense                  560         572           464
      Supplies expense                     456         371           384
      FDIC assessment expense               41           2           333
      Other expenses                     2,566       2,279         2,077

            Total noninterest expense   11,602      10,254         9,695

Income before income tax expense         6,489       6,695         6,123
Income tax expense                       1,324       1,491         1,449

            Net income               $   5,165       5,204         4,674

            Net income per share     $    1.60        1.62          1.48

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                             FNB Corporation   First National Bank
                                             and Subsidiaries  and Subsidiaries
                                              1997       1996           1995
Cash flows from operating activities:
      Net income                          $   5,165      5,204         4,674
      Adjustments to reconcile net
         income to net cash provided
         by operating activities:
            Provision for loan losses           550        595           300
            Depreciation and amortization
               of bank premises and
               equipment                        902        549           538
            ESOP compensation                   302        604           302
            Provision for deferred
               income taxes                     130         64           (90)
            Loss (gain) on sales of
               securities available-for
               -sale, net                        20         (5)            -
            Amortization of premiums and
               accretion of discounts, net       71         73            20
            Gain on sales of securities
               held-to-maturity, net             (1)         -            (4)
            Decrease in valuation allowance
               for securities                     -          -          (209)
            Loss (gain) on sale of other
               real estate and equipment        (32)       (47)           12
            Proceeds from sales of mortgage
               loans held for sale           13,751      11,843       14,125
     Origination of mortgage loans
               held for sale                (14,580)    (11,356)     (14,487)
     Decrease (increase) in other
               assets                           179        (401)       1,169
            (Decrease) increase in other
               liabilities                     (681)        251          385

               Net cash provided by
                  operating activities        5,776       7,374        6,735

Cash flows from investing activities:
      Net decrease (increase) in federal
         funds sold                          (1,000)      2,930       (3,000)
      Proceeds from sales of securities
         available-for-sale                   6,060       9,462            -
      Proceeds from calls and maturities
         of securities available-for-sale    13,269      10,895       15,009
      Proceeds from calls and maturities
         of securities held to maturity       2,640       3,037        2,626
      Purchases of securities available-
         for-sale                           (26,963)    (27,834)      (4,456)
      Purchase of securities held-to-
         maturity                            (1,994)     (6,047)     (11,783)
      Net increase in loans                 (18,673)    (21,739)     (35,989)
      Proceeds from sale of other real
         estate owned                           155         449          197
      Recoveries on loans previously
         charged off                            190         156          238
      Bank premises and equipment
         expenditures                        (3,130)     (6,203)        (985)

               Net cash used in
                 investing activities       (29,446)    (34,894)     (38,143)

                                  Years Ended December 31, 1997, 1996 and 1995
                                                                (in thousands)

                                          FNB Corporation   First National Bank
                                          and Subsidiaries   and Subsidiaries
                                          1997       1996           1995
Cash flows from financing activities:
      Net increase (decrease) in
         demand deposits               $  8,603      (330)          3,799
      Net increase in time deposits
         and certificates of deposit      8,540     19,955         25,848
      Net increase in securities
         sold under agreements
         to repurchase                      665        853            838
      Net increase in other borrowed
         funds                           11,689     12,036            868
      Principal payments on ESOP debt      (302)      (604)          (302)
      Principal payments on subordinated
         capital notes                       -        (937)          (107)
      Dividends paid                     (1,347)    (1,924)        (1,742)
      Dividends on unallocated ESOP
         shares                             (49)       (70)           (87)

            Net cash provided by
               financing activities       27,799     28,979        29,115

Net increase (decrease) in cash and due
   from banks                              4,129      1,459        (2,293)
Cash and due from banks at beginning of
   year                                   10,277      8,818        11,111

Cash and due from banks at end of year  $ 14,406     10,277         8,818

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF         Years Ended December 31,1997, 1996 and 1995
CHANGES IN STOCKHOLDERS' EQUITY        (in thousands, except share and per
                                        share data)

                                                             Net
                                                             Unrealized
                                                             Gains
                                                             (Losses) on
                                      Unearned               Securities
                     Common           ESOP      Retained     Available-
                     Stock   Surplus  Shares    Earnings     for-Sale    Total

First National Bank
   and Subsidiaries
Balances at
  December 31,
  1994              $ 8,310   10,782   (2,417)    12,074      (1,972)   26,777

Net income                -        -        -      4,674           -     4,674
Cash dividends,
  $1.10 per share         -        -        -     (1,742)          -    (1,742)
ESOP shares
  allocated upon
  loan repayment          -        -      302          -           -       302
Change in net
  unrealized gains
  (losses) on
  securities
  available for sale,
  net of income tax
  effect of $1,123        -        -        -          -       2,180     2,180

Balances at
  December 31,
  1995                8,310   10,782   (2,115)    15,006         208    32,191  1995

FNB Corporation and
  Subsidiaries
Net income                -        -        -      5,204           -     5,204
Cash dividends,
  $1.20 per share         -        -        -     (1,925)          -    (1,925)
ESOP shares
  allocated upon
  loan repayment          -        -      604          -           -       604
Change in net
  unrealized gains
  (losses) on
  securities
  available
  for sale, net
  of tax effect
  of $127                 -        -        -          -        (246)     (246)


Balances at
  December 31,
  1996                8,310   10,782   (1,511)    18,285         (38)   35,828


Net income                                         5,165                 5,165
Cash dividends,
  $0.42 per share                                 (1,348)               (1,348)
ESOP shares
  allocated upon
  loan repayment                          303                              303
Two for one stock
  split effected
  in form of 100%
  stock dividend      8,309        -        -     (8,309)          -         -
Change in net
  unrealized gains
  (losses) on
  securities
  available for
  sale, net of
  tax effect of
  $136                                                           265       265

Balances at
  December 31,
  1997              $16,619   10,782   (1,208)    13,793         227    40,213

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                   December 31, 1997
                                             (in thousands, except share data)


(1)   Change in Reporting Entity

      In 1996, the Board of Directors of First National Bank (the "Bank") approved a reorganization whereby a bank holding company (FNB Corporation) was incorporated under the laws of the Commonwealth of Virginia. On June 11, 1996, the shareholders of the Bank approved a plan for the holding company, the successor, to exchange one share of its stock for each share of stock of the Bank, the predecessor. A registration statement was filed with the Securities and Exchange Commission (SEC) to register the stock of the holding company, and such registration statement was subsequently declared effective by the SEC. On July 11, 1996, the Office of the Comptroller of the Currency (OCC) approved the plan, and the exchange was subsequently consummated. As a result, the Bank became a wholly owned subsidiary of the holding company during the third quarter of 1996, and the holding company began filing periodic reports under the Securities Exchange Act of 1934. Prior to the consummation of the exchange, the Bank filed periodic reports with the OCC. The par value per share and the total number of shares outstanding of the holding company immediately after the reorganization was the same as that of the Bank immediately prior to the reorganization.

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

      (c)   Securities
            The Corporation follows the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Under Statement 115, investments in debt and equity securities are required to be classified in three categories and accounted for as follows:

                  Debt securities which the Corporation has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost, computed by the level yield method.

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

      (e)   Bank Premises and Equipment, Net
            Bank premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization is charged to expense over the estimated useful lives of the assets, principally on the straight-line method. Costs of maintenance and repairs are charged to expense as incurred, and improvements are capitalized.

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

      (h)   Net Income Per Share
            Net income per share computations are based on the weighted average number of shares outstanding during each year (3,237,731, 3,205,132, and 3,162,872 in 1997, 1996 and 1995, respectively, as restated). The weighted average shares outstanding do not include average unearned shares held by the Employee Stock Ownership Plan
            (ESOP) totaling 86,069, 118,668 and 160,928 shares for 1997, 1996 and 1995, respectively. The shares held by the ESOP are not considered outstanding for net income per share calculations until the shares are released.

            During the second quarter of 1997, the Corporation declared a two for one stock split effected in the form of a 100% stock dividend. The split occurred in June 1997. As a result, the total number of shares outstanding doubled. Par value per share did not change. Earnings per share, dividends per share and weighted average shares for periods prior to the split have been restated to reflect the change in shares outstanding as though the split had occurred at the beginning of the earliest period presented. In order to provide comparable earnings per share amounts, the reported per share earnings and dividends for periods prior to the formation of the holding company have also been restated. The par value per share and the total number of shares outstanding were not affected by the reorganization discussed in Note 1.

      (I)   Trust Assets
            Assets held by the Bank's trust department in a fiduciary or agency capacity are not included in the consolidated financial statements as they are not assets of the Corporation.

      (j)   Reclassifications
            Certain reclassifications have been made to prior year amounts to conform to the 1997 presentation.

(3)   Restrictions on cash
      Federal reserve regulations require the Bank to maintain certain average balances as cash reserves. The reserve requirements approximated $4,285 and $3,328 at December 31, 1997 and 1996, respectively.

(4)   Securities available-for-sale
      The following sets forth the composition of securities available-for-sale, which are reported at fair value, at December 31, 1997 and 1996:

                                        Gross        Gross         Approximate
                          Amortized     Unrealized   Unrealized    Fair
      December 31, 1997   Costs         Gains        Losses        Values
      U.S. Treasury        $ 8,109         53             -          8,162
      U.S. Government
        agencies and
        corporations        46,864        272          (116)        47,020
      States and
        political
        subdivisions         2,962        108             -          3,070
      Other securities       4,576         28             -          4,604

      Totals               $62,511        461          (116)        62,856

                                         Gross       Gross         Approximate
                          Amortized      Unrealized  Unrealized    Fair
      December 31, 1996   Costs          Gains       Losses        Values
      U.S. Treasury       $  5,634           29         (16)         5,647
      U.S. Government
         agencies and
         corporations       38,165          130        (306)        37,989
      States and
         political
         subdivisions        3,981           79         (13)         4,047
      Other securities       7,164           63         (24)         7,203

      Totals              $ 54,944          301        (359)        54,886

     The amortized costs and approximate fair values of securities available-for-sale by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                       Approximate
                                    Amortized          Fair
      December 31, 1997             Costs              Values
      Due in one year or less       $   8,826           8,794
      Due after one year through
         five years                    13,041          13,113
     Due after five years
         through ten years             37,415          37,717
      Due after ten years               3,229           3,232
      Totals                        $  62,511          62,856

      Realized gains and losses on securities available-for-sale were not material in 1997, 1996 or 1995.

      The carrying value of securities available-for-sale pledged to secure public and trust deposits and securities sold under agreements to repurchase, and for other purposes as required or permitted by law, was $16,371 at December 31, 1997 and $17,650 at December 31, 1996.

(5)   Securities held-to-maturity
      The amortized costs, gross unrealized gains and losses, and approximate fair values of securities held-to-maturity at December 31, 1997 and 1996 are as follows:

                                         Gross       Gross         Approximate
                            Amortized    Unrealized  Unrealized    Fair
      December 31, 1997     Costs        Gains       Losses        Values
      States and political
        subdivisions       $ 42,360      1,029         (19)        43,370
      Other securities           60          -           -             60
      Totals               $ 42,420      1,029         (19)        43,430

                                         Gross       Gross         Approximate
                           Amortized     Unrealized  Unrealized    Fair
      December 31, 1996    Costs         Gains       Losses        Values
      U.S. Government
        agencies and
        corporations       $    500          1           -            501
      States and political
         subdivisions        42,394        830        (288)        42,936
      Other securities          195          -           -            195
      Totals               $ 43,089        831        (288)        43,632

      The amortized costs and approximate fair values of securities held-to-maturity at December 31, 1997 by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                      Approximate
                                     Amortized        Fair
      December 31, 1997              Costs            Values
      Due in one year or less      $   2, 519           2,529
      Due after one year through
        five years                     19,588          20,034
      Due after five years
        through ten years              19,665          20,205
      Due after ten years                 648             662
      Totals                       $   42,420          43,430

      Realized gains and losses on sales, calls and maturities on securities held-to-maturity were not material in 1997, 1996 and 1995, respectively.
      The carrying value of securities held-to-maturity pledged to secure public and trust deposits and securities sold under agreements to repurchase, and for other purposes as required or permitted by law, was $16,381 and $14,690 at December 31, 1997 and 1996, respectively.

(6)   Loans
      At December 31, 1997 and 1996, there were direct loans to officers and directors of $5,595 and $4,121, respectively. During 1997, new direct loans to officers and directors amounted to $2,134 and repayments amounted to $660. In addition, there were loans of $5,957 and $7,184 at December 31, 1997 and 1996, respectively, which were endorsed by directors or had been made to companies in which directors had an equity interest.

      At December 31, 1997 and 1996, the Corporation had sold without recourse to financial institutions and other customers of the Corporation participations in various loans in the amount of approximately  $30,000 and $29,200, respectively.

(7)   Allowance for Loan Losses and Impaired Loans
      Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the
      fair value of the collateral if the loan is collateral dependent.   A
      loan is considered impaired when, based on management's judgment, it is probable that the Corporation will not be able to collect on all amounts due according to the contractual terms of the loan.  In making such assessment, management considers the individual strength of borrowers, the strength of particular industries, the payment history of individual loans, the value and marketability of collateral and general economic conditions.  Management's methodology for evaluating the collectibility of a loan after it is deemed to be impaired does not differ from the methodology used for nonimpaired loans.

      As of December 31, 1997 and 1996, the investment in impaired loans approximated $1,256 and $1,963, respectively. The December 31, 1997 and
      1996 allowances for loan losses includes allowances of $183 and $335, respectively, for these loans. Impaired loans averaged $1,694, $2,933 and $2,166 during 1997, 1996 and 1995, respectively. Interest on impaired loans is recognized in the same manner as loans that are not considered impaired; that is, interest is generally recognized on the cash basis once the collection of principal or interest is 90 days or more past due.

      A summary of the changes in the allowance for loan losses (including allowances for impaired loans) follows:



      Years Ended December 31,           1997     1996      1995
      Balance at beginning of year    $ 4,179    3,988     3,815
      Provisions for loan losses          550      595       300
      Loan recoveries                     190      156       238
      Loan charge-offs                   (628)    (560)     (365)

      Balance at end of year          $ 4,291    4,179     3,988

      Nonperforming assets consist of the following:

      December 31,                       1997     1996       1995
      Nonaccrual loans                $   893      573      1,769
      Other real estate owned              98      185        387

      Total nonperforming assets      $   991      758      2,156

      There were no material commitments to lend additional funds to customers whose loans were classified as nonperforming at December 31, 1997.

      The following table shows the pro forma interest that would have been earned on impaired loans if interest had been recorded using the cash basis and the recorded interest that was included in income on these loans:

      Years Ended December 31,          1997      1996       1995
      Cash basis interest -
        impaired loans                $   64       122         81

      Recorded interest -
        impaired loans                $    7       131         51

(8)   Bank Premises and Equipment, Net
      Bank premises and equipment are stated at cost less accumulated depreciation and amortization as follows:

      December 31,                               1997       1996
      Land                                    $  1,359      1,174
      Buildings                                  9,820      2,763
      Furniture and equipment                    6,461      4,936
      Leasehold improvements                       383        379
      Construction in progress                       -      5,736
                                                18,023     14,988
      Less accumulated depreciation and
        amortization                             5,505      4,705

      Totals                                  $ 12,518     10,283

      In 1997 and 1996, a total of $22 and $132 of interest was capitalized, respectively, related to the construction of a new headquarters facility.

(9)   Deposits

      At December 31, 1997 and 1996, there were deposits from officers and directors of $2,066 and $1,366, respectively. Time deposits and certificates of deposit of $100,000 and over as of December 31, 1997 mature as follows:

            1998           $128,255
            1999             43,542
            2000             33,963
            2001              4,786
            2002              6,593
            Thereafter          404
                           $217,543

(10)  Securities Sold Under Agreements to Repurchase and Other Borrowed Funds

      Advances from the Federal Home Loan Bank of Atlanta were $22.6 million and $12.8 million on December 31, 1997 and 1996, respectively. The fixed interest rates on the advances as of December 31, 1997 range from
      5.38 to 7.15 percent. The advances are collateralized under a blanket floating lien agreement whereby the Corporation gives a blanket pledge of residential first mortgage loans for 1-4 units. Of the total balance at December 31, 1997, $1,000 matures in 1998, $10,000 matures in 2000, and $10,000 matures in 2001.  The remainder matures after 2001.

      Securities sold under agreements to repurchase (repurchase agreements) at December 31, 1997 were collateralized by investment securities controlled by the Corporation with a book value of approximately $8.9 million. The maximum amount of repurchase agreements outstanding during 1997 was $6.6 million, and the average amount outstanding during 1997 was $5.4 million.

(11)  Employee Benefit Plans

      The Corporation sponsors a leveraged Employee Stock Ownership Plan
      (ESOP) which covers all employees following the completion of one year of service and attainment of age 21. The ESOP invests substantially in stock of the Corporation. Employer contributions and dividends received by the ESOP are used to pay debt service.

      In May 1994, the Bank sold 106,940 shares of its stock to the ESOP for a price of $28.25 per share as determined by an independent third-party valuation. The acquisition cost of $3,021 was financed by a loan from another financial institution, collateralized by the shares purchased, and guaranteed by the Bank. In 1996, the ESOP tendered the stock of the Bank in exchange for the stock issued by the holding company pursuant to the reorganization discussed in Note 1. As debt is repaid, shares are released from collateral and allocated to active participants as of the end of the plan's year based on the participants' pro rata interest in the plan. The ESOP debt is reported as debt and the corresponding shares pledged as collateral are reported as unearned ESOP shares in the accompanying consolidated balance sheet. As shares are released from collateral, compensation expense is recorded, and the released shares are included in income per share computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings while dividends on unallocated ESOP shares are recorded as a reduction of ESOP debt and related accrued interest. ESOP compensation expense of $302, $604 and $302 and related ESOP interest expense of $88, $118 and $173 were recorded for 1997, 1996 and 1995, respectively.

      As of December 31, 1997, ESOP debt of $901, consisting of actual debt of $1,209 and dividends on unallocated shares available for future debt reduction of $308, was outstanding. ESOP shares as of December 31, 1997 consisted of 558,777 shares allocated prior to January 1, 1994, 132,336 released for allocation subsequent to January 1, 1994 and 77,811 unreleased and unearned shares (as restated for the 1997 100% stock dividend). Based on quoted trading prices, the fair value of the unreleased and unearned shares as of December 31, 1997 was $22.50 per share.

      In 1997 the Corporation instituted a 401(k) plan that covers substantially all employees who work at least 1,000 hours per year. Participants have the option to have up to 12% of their salary withheld on a pre-tax basis to be contributed to the plan. The Corporation matches 100% of the first 3% of the participants' contributions. Participants may choose among several investment options comprised primarily of mutual funds, but there is no stock of the Corporation in the plan. Matching contributions totaled $26 for 1997.

(12)  Income Taxes

      Total income tax taxes are allocated as follows:

      Years Ended December 31,               1997       1996       1995
      Income                               $ 1,324      1,491      1,449
      Stockholders' equity, for net
        unrealized gains and losses
        on securities available-for-sale
        recognized for financial
        reporting purposes                     136       (127)     1,123

      Totals                               $ 1,460      1,364      2,572

      The components of federal income tax expense are as follows:

      Years Ended December 31,            1997       1996       1995
      Current                          $ 1,194      1,427      1,539
      Deferred                              30         64        (90)

      Totals                           $ 1,324      1,491      1,449

      The reconciliation of expected income tax expense at the statutory federal rate with the reported tax expense at the effective rate is as follows:


      Years Ended December 31,
                                   1997              1996              1995
                                       Percent           Percent           Percent
                                       of                of                of
                                       Pretax            Pretax            Pretax
                              Amount   Income   Amount   Income   Amount   Income
      Expected tax expense
        at statutory rate    $ 2,206    34.0%    2,276    34.0%    2,082    34.0%
      Increase (decrease) in
       taxes resulting from:
         Tax-exempt interest    (970)  (15.0)   (1,007)  (15.0)     (746)  (12.1)
         Nondeductible
          interest expense       142     2.2       140     2.1       113     1.8
      Other, net                 (54)   (0.8)       82     1.2         -       -

      Reported tax expense at
      effective rate         $ 1,324    20.4%    1,491    22.3%    1,449    23.7%

      The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities are as follows:

      December  31,                                     1997       1996
      Deferred tax assets:
      Loans, principally due to allowance for loan
        losses and unearned fees                      $ 1,145      1,078
      Securities, principally due to valuation
        allowance established for financial
        reporting purposes                                  -         20
      Accrued post-retirement benefits due to
        accrual for financial reporting purposes
        in excess of actual contributions                 150        139
      Bank premises and equipment, due to
        differences in depreciation                         -         76
      Other                                                22         29
            Total gross deferred tax assets             1,317      1,342
      Less valuation allowance                              -          -
            Net deferred tax assets                     1,317      1,342

      Deferred tax liabilities:
        Bank premises and equipment, due to
          differences in depreciation                      72          -
        Securities, due principally to valuation
          allowance                                       116          -
        Investment securities, due to differences
           in discount accretion                          106         73
        Other                                              69         48
            Total gross deferred tax liabilities          363        121
            Net deferred tax asset, included in
              other assets                             $  954      1,221

      The Corporation has determined that a valuation allowance for gross deferred tax assets is not necessary at December 31, 1997 or 1996 since deferred tax assets can be recognized during the carryback period available under current tax laws.

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

      Under applicable federal laws, the Comptroller of the Currency restricts, without prior approval, the total dividend payments of the Bank in any calendar year to the net profits of that year, as defined, combined with the retained net profits for the two preceding years. The total dividends that may be declared in 1998 without the approval of the Comptroller totals $7,096 plus year-to-date 1998 net profits as of the declaration date.

      The Corporation is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, established by Section 38 of the Federal Deposit Insurance Act (FDI Act), the Corporation must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Corporation's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

      Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined). Management believes, as of December 31, 1997, that the Corporation meets all capital adequacy requirements to which it is subject.

      As of December 31, 1997, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action (Section 38 of the FDI Act). To be categorized as well capitalized, minimum total risk-based capital, Tier 1 risk-based capital, and Tier 1 leverage ratios as set forth in the table below must be maintained. There are no conditions or events since that notification that management believes have changed the institution's category.

    As of December 31, 1997:                       Minimum Requirements
                                                                Section 38 of
                                              For Capital      Federal Deposit
                            Actual             Adequacy         Insurance Act
                        Amount   Ratio     Amount     Ratio     Amount   Ratio
    Total Capital
     (to Risk Weighted
      Assets)           $44,195  14.5%     24,418      8.0%     30,523   10.0%
    Tier 1 Capital
     (to Risk Weighted
      Assets)            40,374  13.2%     12,209      4.0%     18,313    6.0%
    Tier 1 Capital
     (to Average
      Assets)            40,374   9.6%     16,843      4.0%     21,054    5.0%

    As of December 31, 1996:
                       Amount   Ratio     Amount     Ratio     Amount   Ratio
    Total Capital
     (to Risk Weighted
      Assets)          $40,646  14.3%     22,668      8.0%     28,335   10.0%
    Tier 1 Capital
     (to Risk Weighted
      Assets)           37,096  13.1%     11,334      4.0%      17,001   6.0%
    Tier 1 Capital
     (to Average
      Assets)           37,096   9.7%     15,244      4.0%      19,055   5.0%

(14)  Supplemental Cash Flow Information

      The Corporation paid $16,325, $14,899 and $13,901 for interest and $1,057, $1,413, and $1,710 for income taxes in 1997, 1996 and 1995, respectively. Noncash investing activities included $98, $343, and $61 of loans transferred to other real estate owned in 1997, 1996 and 1995, respectively.

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

      Except for home equity lines totaling $14,526 at December 31, 1997, and $12,732 at December 31, 1996, the Corporation may not require collateral or other security to support the following financial instruments with credit risk:

                                                  Contract Amounts

      December 31,                                1997        1996
      Financial instruments whose contract
        amounts represent credit risk:
      Commitments to extend credit              $ 63,194     50,209
      Standby letters of credit                    4,300      3,479

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

      Commitments to extend credit, standby letters of credit and financial guarantees written are not reflected in the financial statements except to the extent of fees collected, which are generally reflected in income. The fulfillment of these commitments would normally result in the recording of a loan at the time the funds are disbursed.

      The Corporation originates mortgage loans for sale to secondary market investors subject to contractually specified and limited recourse provisions. In 1997, the Corporation originated $14,580 and sold $13,751 to investors, compared to $11,356 originated and $11,843 sold in 1996. Every contract with each investor contains certain recourse language. In general, the Corporation may be required to repurchase a previously sold mortgage loan if there is major noncompliance with defined loan origination or documentation standards, including fraud, negligence or material misstatement in the loan documents. Repurchase may also be required if necessary governmental loan guarantees are canceled or never issued, or if an investor is forced to buy back a loan after it has been resold as a part of a loan pool. In addition, the Corporation may have an obligation to repurchase a loan if the mortgagor has defaulted early in the loan term. This potential default period ranges from six to twelve months after sale of a loan to the investor. Historically, repurchases under these recourse provisions have been minimal.

(17)  Concentrations of Credit Risk

      The Corporation does a general banking business, serving the commercial, agricultural and personal banking needs of its customers in its trade territory, commonly referred to as the New River Valley, which consists of Montgomery County, Virginia and portions of adjacent counties. Operating results are closely correlated with the economic trends within this area which are, in turn, influenced by the area's three largest employers - Virginia Polytechnic Institute and State University, Radford University and the Radford Arsenal. Other industries include a wide variety of manufacturing concerns and agriculture-related enterprises. The ultimate collectibility of the loan portfolios and the recovery of the carrying amounts of repossessed property are susceptible to changes in the market conditions of this area. The commercial portfolio is diversified with no significant concentrations of credit within a single industry. The consumer loan portfolio included approximately $55 million and $52 million of loans to individuals for household, family and other personal expenditures at December 31, 1997 and 1996, respectively. The real estate mortgage portfolio consists primarily of loans secured by 1-4 family residential properties.

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

      (c)   Loans
            Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type (commercial, mortgage, consumer, etc.), by interest rate terms (fixed and adjustable rate) and by performing and nonperforming categories. The fair value of performing loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan as well as estimates for operating expenses and prepayments. The estimate of maturity is based on the Corporation's historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions.

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

      (f)   ESOP Debt
            Rates currently available for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

      (g)   Commitments to Extend Credit and Standby Letters of Credit
            The only amounts recorded for commitments to extend credit and standby letters of credit are the deferred fees arising from these unrecognized financial instruments. These deferred fees are not deemed significant at December 31, 1997 and 1996, and as such, the related fair values have not been estimated.

      The carrying amounts and approximate fair values of the Corporation's financial instruments are as follows:

      December 31,                      1997                    1996

                                            Approximate              Approximate
                                  Carrying  Fair         Carrying    Fair
                                  Amounts   Values       Amounts     Values
      Financial assets:
        Cash and due from banks  $ 14,406    14,406       10,277     10,277
        Federal funds sold          3,500     3,500        2,500      2,500
        Securities available-for-
          sale                     62,856    62,856       54,886     54,886
        Securities held-to-
          maturity                 42,420    43,430       43,089     43,632
        Loans, net                286,767   289,832      269,145    268,814

            Total financial
              assets             $409,949   414,024      379,897    380,109


Financial liabilities:
      Deposits                   $352,545   353,418      335,402    336,262
      Securities sold under
        agreements to
        repurchase and
        other borrowed funds       31,553    31,559       19,199     19,143
      ESOP debt                       901       901        1,252      1,252

            Total financial
              liabilities        $384,999   385,878      355,853    356,657

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

(19)  Parent Company Financial Information

      Condensed financial information of FNB Corporation (the parent or holding company) is presented below:

                        Condensed Balance Sheets

                                      December 31, 1997      December 31, 1996
       Assets
      Investment in bank subsidiary        $39,699                35,829
      Receivable from bank subsidiary          514                 1,162
        Total  Assets                      $40,213                36,991

            Liabilities
      Dividends payable                    $     -                 1,163
            Total  Liabilities                   -                 1,163

      Stockholders' Equity
      Common stock and surplus              27,401                19,092
      Retained earnings                     13,793                18,285
      Other                                   (981)               (1,549)
            Total Stockholders' Equity      40,213                35,828

            Total Liabilities and
            Stockholders' Equity           $40,213                36,991

                           Condensed Statements of Income

                                      January 1, 1997 to      July 6, 1996  to
                                      December 31, 1997      December 31, 1996
      Equity in earnings of bank
        subsidiary                        $ 5,165                  2,570
      Other expenses                            -                      1
      Income before income taxes            5,165                  2,569
      Income tax expense                        -                      -
      Net income                          $ 5,165                  2,569

      NOTES:
      (1) July 6, 1996 represents the inception of operations of the holding company. See Note 1 to the consolidated financial statements. The equity in earnings of bank subsidiary represents the net income of its wholly-owned bank subsidiary.

      (2) Cash flows for the parent company during 1997 and 1996 were not significant, other than dividends from the Bank. Total dividends declared by the Bank payable to the parent company were $1,911 and $1,163 in 1997 and 1996, respectively.

(20)  Interim Financial Information (Unaudited)

      Consolidated quarterly results of operations were as follows:

                                                1997
                                         Three Months Ended
                         March 31     June 30     September 30    December 31
Interest income           $7,775       8,172          8,618           8,549
Interest expense           3,890       4,126          4,385           4,363
Provision for loan losses    175         100            125             150
Noninterest income           613         553            565             560
Noninterest expense        2,712       2,722          2,997           3,171
Income before income
   tax expense             1,611       1,777          1,676           1,425
Income tax expense           351         390            304             279
Net income                $1,260       1,387          1,372           1,146

Net income per share
  (as restated)           $ 0.39        0.43           0.42            0.36

                                               1996
                                        Three Months Ended
                         March 31     June 30     September 30    December 31
Interest income            $7,349      7,531          7,669           7,977
Interest expense            3,677      3,741          3,782           3,816
Provision for loan losses     105        105            135             250
Noninterest income            538        497            503             496
Noninterest expense         2,342      2,516          2,640           2,756
Income before income
      tax expense           1,763      1,666          1,615           1,651
Income tax expense            421        373            358             339
Net income                 $1,342      1,293          1,257           1,312

Net income per share
     (as restated)         $ 0.42       0.40           0.39            0.41

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

      Net income per share in the above tables for periods prior to the second quarter of 1997 have been restated to reflect retroactively a two-for-one stock split effected in the form of a 100% stock dividend.

(21)  Recent Accounting Developments

      The Financial Accounting Standards Board (FASB) has issued Statement of Financial Accounting Standards (SFAS) No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This Statement provides standards for distinguishing between transfers of financial assets that should be accounted for as sales and those that should be accounted for as collateralized borrowings. In essence, transactions in which the transferor has surrendered control of the financial asset must be recorded as sales, and those in which control has not been surrendered should be recorded as borrowings. The Statement specifies various circumstances that would indicate whether control has been effectively surrendered or not. Transactions engaged in by the Corporation which are covered by the Statement include sales of loans with retainage of servicing rights, securities sold under agreement to repurchase (repurchase agreements), participations sold or purchased, and borrowings secured by loans. The Statement as issued was required to be adopted prospectively to transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996. However, the FASB has since issued SFAS No. 127, which deferred the adoption date for certain portions of SFAS No. 125 for one year.

      The portion of the SFAS 125 which was adopted in 1997 resulted in the classification of certain participations sold with recourse as secured borrowings. Previously these types of transactions were recorded as sales of loans. The new standard resulted in a similar change in the classification of the related interest on the portion of the loan sold. There was no impact on net income. The adoption of the Statement does not involve the restatement of any previously issued financial statements. Management does not expect SFAS No. 125 to have a significant impact on financial position or results of operations.

      The Financial Accounting Standards Board has also issued Statement of Financial Accounting Standards No. 128, "Earnings per Share," which supersedes existing standards for calculating and disclosing earnings per share (EPS). The new standard requires the disclosure of Basic EPS and, where potential dilution exists, Diluted EPS. Basic EPS is calculated using only the actual weighted average number of common shares outstanding and the income available to common stockholders. Diluted EPS adjusts the income and number of shares to reflect the potential effects of stock options, warrants, convertible debt, and other potentially dilutive securities. The Statement was first effective for the fourth quarter of 1997, but it did not have an impact on earnings per share for 1997 or prior periods. Based on the current capital structure, management does not expect SFAS No. 128 to materially impact earnings per share in the future because there are currently no potentially dilutive securities.