Form 10-K, Exhibit 13
period 1998-12-31
FNB CORP \VA\
filed 1999-03-30
CIK 1010961

FNB CORPORATION

                         ANNUAL REPORT TO STOCKHOLDERS

                                      1998

                   INDEX TO ANNUAL REPORT TO STOCKHOLDERS


Selected Consolidated Financial Information


Management's Discussion and Analysis of Financial Condition and Results of Operations


Market Price and Dividend Data


Market Risks Related to Financial Instruments


Independent Auditors' Report on Consolidated Financial Statements


Consolidated Balance Sheets


Consolidated Statements of Income


Consolidated Statements of Comprehensive Income


Consolidated Statements of Cash Flows


Consolidated Statements of Changes in Stockholders' Equity


Notes to Consolidated Financial Statements

SELECTED CONSOLIDATED FINANCIAL INFORMATION
Years Ended December 31,

                                    1998       1997       1996       1995       1994
Selected income statement data
   (in thousands):
     Interest income            $  35,653     33,114     30,526     28,330     24,089
     Interest expense              17,249     16,764     15,016     14,081     11,022

     Net interest income           18,404     16,350     15,510     14,249     13,067

     Provision for loan
       losses                       1,135        550        595        300        360

     Noninterest income             3,001      2,291      2,034      1,869      1,704
     Noninterest expense           12,682     11,602     10,254      9,695      9,010
     Income tax expense             1,657      1,324      1,491      1,449      1,394
   Net income                   $   5,931      5,165      5,204      4,674      4,007

Per share data:
   Net income                   $    1.65       1.45       1.47       1.35       1.17
   Cash dividends declared            .63        .38        .55        .50        .66
     Book value per share           12.32      11.29      10.13       9.22       7.73

Average number of shares
   outstanding                  3,599,168  3,561,504  3,525,645  3,479,159  3,427,281

Selected balance sheet data at year end
   (in thousands):
    Total securities           $  95,584    105,276     97,975      87,962     86,013
    Loans, net                   323,959    286,767    269,145     248,305    213,899
    Allowance for loan
       losses                      4,640      4,291      4,179       3,988      3,815
    Total assets                 461,916    428,174    395,324     360,533    323,876
    Deposits                     386,257    352,545    335,402     315,777    286,130
    Subordinated capital
       notes                           -          -          -         937      1,044
    Stockholders' equity          44,401     40,213     35,828      32,191     26,777

Selected ratios (in percentages):
   Return on average assets         1.34        .26       1.41        1.38       1.29
   Return on average equity        14.00      13.59      15.20       15.64      14.93
   Dividend pay-out ratio          38.44      26.08      36.99       37.27      56.25
   Average equity to average
      assets                        9.60       9.31       9.26        8.82       8.68

NOTES: All share and per share data have been adjusted retroactively to reflect the 2 for 1 stock split effected in the form of a 100% stock dividend in 1997 and a 10% stock dividend in 1998.

              MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                   CONDITION AND RESULTS OF OPERATIONS

The following is a discussion of factors that significantly affected the financial condition and results of operations of FNB Corporation, a bank holding company, and its wholly-owned subsidiaries (collectively, the "Corporation"). The primary subsidiary of FNB Corporation is First National Bank (the "Bank"). This discussion should be read in connection with the consolidated financial statements, statistical disclosures and other financial information presented herein. All amounts presented are denoted in thousands except per share and percentage data.

Net Income
Net income for 1998 was $5,931 compared to $5,165 for 1997 and $5,204 for 1996. This amounted to an increase of 14.8% for 1998 compared to a decrease of 0.8% for 1997. Earnings per share were $1.65 for 1998 compared to $1.45 for 1997 and $1.47 for 1996. The increase in earnings for 1998 was primarily the result of increases in net interest income, which in turn stemmed primarily from an increase in volume. The decrease in 1997 earnings resulted from higher overhead expenses from the opening of two new branch offices during the second half of 1996 and the new corporate office facility in early 1997.

The per share earnings for 1997 and 1996 have been restated to reflect the effects of a 10% stock dividend declared in the third quarter of 1998 and a two-for-one stock split effected in the form of a 100% stock dividend declared in the second quarter of 1997.

Net Interest Income
The principal source of earnings for the Corporation is net interest income. Net interest income is the net amount of interest earned on interest bearing assets, less the amount of interest paid on deposits and other interest-bearing liabilities. Net interest income before provision for loan losses for 1998 was $18,404, up 12.6% from $16,350 for 1997, which was up 5.4% from
$15,510 for 1996. The increases in net interest income in both 1998 and 1997 were primarily the result of growth in average earning assets, partially offset by growth in interest bearing liabilities. Average earning asset growth totaled $30,016 or 7.75% for 1998 and $30,842 or 8.71% for 1997. The
largest component of the increase in earning assets was average loans, reflecting increases of $33,545 or 12.03% for 1998 and $18,741 or 7.28% for 1997. Growth in the loan portfolio was concentrated primarily in commercial and industrial loans and in loans secured by real estate, reflecting combined average increases of $32,436 and $19,160 for 1998 and 1997 respectively. Average securities decreased $6,642 or 6.51% for 1998 and were used to partially fund the increased loan demand. Average securities increased $9,192 or 9.91% for 1997 and were used as an alternative investment for funds in excess of loan demand.

Average interest-bearing liabilities increased $20,172 or 5.96% for 1998 and $32,278 or 10.62% for 1997. The largest component of the increase in interest-bearing liabilities was average deposits, reflecting an increase of $21,450 for 1998 and $19,790 for 1997. Growth in the deposit portfolio was concentrated in certificates of deposit of $100 and over with an average increase of $12,883 for 1998 and $4,505 for 1997 and in demand and savings deposits with an average increase of $9,259 for 1998 and time deposits with an average increase of $9,969 for 1997.

Increased market penetration in new markets and a concerted effort to obtain business deposit accounts from our business loan customers accounted for the increases. Average other borrowed funds increased $12,100 for 1997 representing an increase in advances from the Federal Home Loan Bank of Atlanta, as the Corporation increasingly utilized this source of funds.

Net interest yield increased to 4.74% for 1998 from 4.59% for 1997 and decreased from 4.80% for 1996. The yield on average earning assets decreased 4 and 13 basis points for 1998 and 1997, respectively, from the respective
prior years.   The cost of interest-bearing liabilities decreased 14 basis points for 1998 compared to a 3 basis point increase in 1997. Overall, 104.2% and 137.4% of the net interest income increases in 1998 and 1997, respectively, were attributable to changes in the volume of net interest-earning assets and interest-bearing liabilities. The remainder of the changes in both years was due to changes in average rates.

Management attempts to match, where possible, the maturities and repricing intervals of its interest earning assets and interest bearing liabilities. The largest cumulative interest sensitivity gap for periods up to five years is $13,016, which represents 3.0% and 3.5% of total interest earning assets and interest bearing liabilities at December 31, 1998, respectively. The sensitivity gap for the period beyond five years is $56,804. Management considers the interest rate exposure represented by these gaps to be acceptable.

Provision for Loan Losses
The provision for loan losses was $1,135 for 1998, $550 for 1997 and $595 for 1996. Net charge-offs amounted to $786, $438 and $404 for 1998, 1997 and 1996, respectively. The increase in net charge-offs for 1998 can be attributed to one commercial customer. The allowance for loan losses was $4,640, 1.41% of outstanding loans, at December 31, 1998 and $4,291, 1.47% of outstanding loans, at December 31, 1997. With the increase in 1998 net charge-offs, the provision for loan losses was also increased and the allowance for loan losses reflected a corresponding increase. Although the provision for loan losses decreased and net charge-offs increased for 1997 in comparison to 1996, the allowance for loan losses increased as the result of the fact that the 1997 provision exceeded net charge-offs. Management believes the allowance for loan losses as a percentage of outstanding loans remains at a prudent level.

Noninterest Income
Noninterest income, which includes service charges on deposit accounts, loan origination fees, other service charges, other income and net securities gains (losses), was $3,001, $2,291 and $2,034 for 1998, 1997 and 1996, respectively.
The increase in noninterest income for 1998 resulted primarily from an increase in loan origination fees due to mortgage volume, non-sufficient fund check charges due to higher pricing and volume, net gains on the disposition of securities, trust fees, fees related to a new investment service, a full year of automated teller machine usage fees, and gain on sale of other real estate. The increase in noninterest income for 1997 was due primarily to increases in service charges on deposit accounts, automated teller machine
usage fees, trust fees and net gains on sales of loans.   Increases for both
1998 and 1997 were partially offset by reductions in other areas.

Noninterest Expense
Noninterest expense, consisting of salaries and employee benefits, occupancy costs, credit cards, supplies, FDIC assessment and other expenses was $12,682 for 1998, $11,602 for 1997 and $10,254 for 1996. The 1998 net increase in noninterest expense resulted from increases in several categories, primarily personnel costs, occupancy and equipment expense, postage and telephone expense. Personnel costs increased primarily as the result of merit increases, contributions to a new 401-K plan and additional branch personnel. The increases in occupancy and equipment expense resulted from an increase in depreciation expense for buildings and furniture and fixtures, which was related to the new corporate office facility opened in 1997. The 1997 net increase resulted from increases in personnel costs, occupancy and equipment expense, telephone, supplies, education, marketing and donations, the bulk of which was attributable to the operation of new branch facilities and the new corporate office building which opened in February, 1997. The increases for both 1998 and 1997 were partially offset by reductions in other areas.

Income Taxes
Income tax expense as a percentage of pre-tax income was 21.8%, 20.4% and 22.3% in 1998, 1997 and 1996, respectively. The increase in 1998 was due to a drop in non-taxable interest as a percent of total interest. The decline in the 1997 rate from 1996 resulted from anticipated income tax refunds recorded in 1997 related to amendments of prior year tax returns.

Balance Sheet
Total assets of the Corporation at December 31, 1998, were $461,916 compared to $428,174 at December 31, 1997. Total loans were $328,599 at December 31, 1998, an increase of $37,529 from December 31, 1997. Loan growth was concentrated in the commercial, real estate-commercial and construction
portfolios and amounted to $38,079.    The decline in the real estate-mortgage
portfolio of $1,017 resulted from an increase in the refinancing of home mortgage loans and their subsequent sale on the secondary market. Federal Funds sold increased $7,100 and was funded primarily by sales and maturities of securities which decreased $9,692.

Total deposits at December 31, 1998, were $386,257, an increase of $33,712 from December 31, 1997. Deposit growth was concentrated in the interest-bearing demand and savings portfolio, and amounted to $26,481. All other deposit portfolios experienced increases of varying amounts, except the time deposits portfolio which decreased $1,751. New interest-bearing demand and savings deposits account for approximately $12,936 of the increase. Interest bearing public fund demand deposits increased $12,544 excluding new accounts. Competition for deposits among local financial institutions continues to be strong.

Other borrowed funds at December 31, 1998, were $21,612, a decrease of $4,481 from December 31, 1997. Other borrowed funds is composed primarily of advances from the Federal Home Loan Bank of Atlanta and is used to provide partial funding for earning asset growth.

The Employee Stock Ownership Plan (ESOP) debt was $901 at December 31, 1997. This debt, as well as an additional $1,400 of new debt issued by the ESOP in the first quarter of 1998, is not reflected in the balance sheet as of December 31, 1998, because of the repurchase of the ESOP loans by the banking subsidiary of FNB Corporation. The ESOP debt and the related loans have been eliminated in consolidation. The new debt financed the purchase by the ESOP of $1,400 of newly issued stock of the Corporation.

Stockholders' Equity
Stockholders' equity was $44,401 at December 31, 1998, compared to $40,213 at December 31, 1997. This increase of $4,188 was the net result of earnings retention, dividends paid to shareholders, an improvement in net unrealized gain or loss (net-of-tax) on securities available-for-sale, and principal repayments on ESOP debt. In the third quarter of 1998, the Corporation declared and paid a 10% stock dividend. This resulted in a transfer of $9,130 from retained earnings to the capital stock account. There was no effect on total stockholders' equity.

All financial institutions are required to maintain minimum levels of regulatory capital. The Federal Reserve and the Office of the Comptroller of the Currency (OCC) have established substantially similar risk-based and leveraged capital standards for financial institutions they regulate. Under the risk-based capital requirements of these regulatory agencies, the Corporation is required to maintain a minimum ratio of total capital to risk-weighted assets of at least 8%. At least half of the total capital is required to be "Tier 1 capital", which consists principally of common and certain qualifying preferred shareholders' equity, less certain intangibles and other adjustments. The remainder, "Tier 2 capital", consists of a limited amount of subordinated and other qualifying debt and a limited amount of the general loan loss reserve. Tier 1 and total capital to risk-weighted assets ratios on a consolidated basis as of December 31, 1998 were 12.3% and 13.5%, respectively, exceeding the minimums required.

In addition, the federal regulatory agencies have established a minimum leveraged capital ratio (Tier 1 capital to tangible assets). These guidelines provide for a minimum leveraged capital ratio of 3% for banks and their respective holding companies that meet certain specified criteria, including that they have the highest regulatory examination rating and are not contemplating significant growth or expansion. All other institutions are expected to maintain a leverage ratio of at least 100 to 200 basis points above that minimum. The guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. The leverage ratio of the Corporation on a consolidated basis as of December 31, 1998 was 9.7% as compared to a minimum requirement of 4.0%.

As of December 31, 1997, the most recent notification from the OCC categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as well capitalized, minimum total risk-based capital, Tier 1 risk-based capital, and Tier 1 leverage ratios of 10.0%, 6.0% and 5.0%, respectively, must be maintained. As noted above, the Bank exceeded all three of these minimums as of December 31, 1998. There are no conditions or events that management believes have changed the institution's category.

Past Due Loans and Nonperforming Assets
Loans past due 90 days and over at December 31, 1998 totaled $161 compared to $196 at December 31, 1997. In addition, nonaccrual loans and other real estate owned totaled $1,139 at December 31, 1998, compared to $991 at December 31, 1997. The increase in nonaccrual loans can be attributed to one commercial customer. A portion of this customer's loans is guaranteed by the United States Department of Agriculture. The New River Valley economy remains strong.

Liquidity and Capital Resources
Liquidity is the ability to provide sufficient cash flow to meet financial commitments and to fund additional loan demand or withdrawal of existing deposits. Liquidity remains sufficient, as assets are maintained on a short-term basis to meet the liquidity demands anticipated by management. Funding sources primarily include customer-based core deposits and cash generated by operations. Another source of liquidity is additional borrowings from the Federal Home Loan Bank of Atlanta; in excess of $39,000 of the Corporation's borrowing capacity under an existing agreement with the FHLB remains unused as of December 31, 1998, based on the level of qualifying portfolio mortgage loans available for securitization. Secondary sources of liquidity are available should the need arise, including approximately $35,000 in unused Federal Funds lines of credit and the ability to liquidate assets held for sale, especially investment securities.

The only significant source of cash for the holding company is transfers from its bank subsidiary in the form of dividends, loans, or advances. The most restrictive regulatory limitation placed on the amount of funds that may be transferred from the Bank to the holding company is that placed on dividends. Specifically, the maximum amount of dividends that may be paid by the Bank in any calendar year without prior regulatory approval is the net profits of that year, as defined, combined with the retained net profits for the two preceding years. In effect, this limits 1999 dividends (unless prior regulatory approval is obtained) to $7,467 plus year-to-date 1999 net profits as of the declaration date. This limitation had no effect on the liquidity of the holding company in 1998 and it is not expected to have any material impact in 1999. During 1998, the bank paid $7,578 in dividends to the holding company.

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

Recent Accounting Developments
During the first quarter of 1998 the Corporation adopted Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income." The Statement requires enterprises to display "comprehensive income" and its components in a financial statement that is displayed with the same prominence as other financial statements in a full set of financial statements. "Comprehensive income" is comprised of net income as reported in the Statement of Income as well as "other comprehensive income," which is comprised of certain items and events that have been reflected only in
stockholders' equity without impacting the Statement of Income.   Currently
the only items included in FNB Corporation's financial statements that are required to be reflected in other comprehensive income are the unrealized gains and losses on securities classified as available-for-sale under SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

The adoption of SFAS No. 130 resulted in the presentation of the accompanying Consolidated Statements of Comprehensive Income for the years ended December 31, 1998, 1997 and 1996. Amounts reported in the accompanying Consolidated Statements of Income, Balance Sheets, Statements of Cash Flows and Statements of Changes in Stockholders Equity were not impacted by the adoption of SFAS No. 130.

Year 2000 Readiness Disclosure
A number of electronic systems utilize a two-digit field for year references, e.g., "98" for "1998." Such systems may interpret the year reference "00" as referring to the Year 1900 rather than the Year 2000. If these systems are not corrected prior to December 31, 1999, many processing failures could result. This section describes the status of the Corporation's efforts to correct these systems deficiencies.

State of Readiness. The Corporation has committed personnel and resources to resolve potential year 2000 issues, both internally and externally (with respect to the Corporation's service providers, vendors and customers) for both information technology assets and non-information technology assets. The Corporation has identified year 2000 dependencies in its systems, equipment, and processes and is implementing changes to such systems, updating or replacing such equipment, and modifying such processes to make them Year 2000 compliant. The Corporation has completed its assessment of internal Year 2000 issues and is in the process of remediation of the critical systems.

The Corporation does not employ computer programmers and relies heavily on outside vendors to make the necessary software and hardware changes for Year 2000 compliance. All mission-critical service providers delivered Year 2000
upgrades to the Corporation before December 31, 1998.   Plans are in place to
test these systems before June 30, 1999, by entering various critical future dates into the systems in an off line mode. The Corporation anticipates that all of its systems will be substantially compliant by June 30, 1999.

The Corporation is also assessing the operability of other devices after 1999, including vaults, fax machines, stand-alone personal computers, security systems and elevators and addressing deficiencies, if necessary. These efforts are currently underway and we anticipate compliance to be achieved in 1999.

Costs. In order to achieve and confirm Year 2000 readiness, significant costs are being incurred to test and modify or replace computer software and hardware, as well as a variety of other items, such as automated teller machines. The Corporation had an estimated capital outlay of $1,000 in 1997 and $800 during 1998 on hardware and software equipment. Approximately $55 in related expenses has been recognized through December 31, 1998, in the Statement of Income. Estimated outlays during 1999 for computer hardware and software approximate $75 with an additional $25 for related expenses.

Risks. If the Corporation's mission-critical applications are not compliant by 2000, it may not be able to correctly process transactions in a reasonable period of time. This scenario could result in a wide variety of claims against the Corporation for improper handling of its assets as well as deposits and other borrowings from its customers. For example, the Corporation's ability to process interest payments on deposits and other liabilities could be impaired. The Corporation is also at risk if the credit worthiness of a few of its large borrowers or a significant number of its small borrowers, were to deteriorate quickly and severely as a result of their inability to conduct business operations after December 31, 1999, for whatever reason. Such risks would include a potential negative impact on earnings and financial position to the extent that a significant amount of loans were not repaid based on contractual terms. The Corporation is presently monitoring existing and assessing new large credit customers' Year 2000 plans to ascertain the sufficiency of their remediation efforts and the implication of their actions on their credit worthiness. The Corporation explicitly disclaims, however, any obligation or liability for the completeness, or lack thereof, of its customers' Year 2000 remediation plans or actions.

Contingency Plans. The Corporation is in the process of developing contingency plans in the event that the remediation plan is not completed in time or fails for reasons that are not presently foreseen. In the event of such a failure, these plans will outline the steps that will be taken to deal with the situation to minimize the effect on customers and losses to the Corporation.

Market Price and Dividend Data
The following information reflects per share data for the periods indicated relative to Common Stock trading values and dividends. FNB Corporation Common Stock began appearing on The Nasdaq Stock Market under the symbol FNBP on July 7, 1998. Previously the stock appeared on the OTC Bulletin Board under the same symbol. Shares were occasionally bought and sold by private individuals, firms or corporations, and in many instances FNB Corporation did not have knowledge of the purchase price or the terms of the purchase. The information below, prior to July 7, 1998, relating to the trading values for the stock is based upon information furnished to FNB Corporation by one or more parties involved in certain purchases and sales of the stock. No attempt was made to verify or determine the accuracy of the representations made.
Both the trading values and per share dividends in the tables below have been adjusted to retroactively reflect the effects of a 10% stock dividend in August 1998 and a two-for-one stock split effected in the form of a 100% stock dividend in June 1997. As of December 31, 1998, there were 1,062 holders of record of FNB Corporation Common Stock.

                                   Trading Value            Dividends
1998                            High            Low         Per Share
First Quarter               $  25.25            22.00          0.15
Second Quarter                 27.00            24.00          0.16
Third Quarter                  28.75            22.73          0.15
Fourth Quarter                 25.00            23.13          0.17

                                    Trading Value           Dividends
1997                            High            Low         Per Share
First Quarter               $  20.23            18.18            --
Second Quarter                 19.09            17.95          0.09
Third Quarter                  20.91            18.18          0.14
Fourth Quarter                 21.59            19.55          0.15

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

A key analytical technique used by management in its efforts to manage interest rate risk is interest rate shock simulation. This method seeks to estimate the impact on earnings or on the fair values of interest bearing assets and liabilities if market interest rates fluctuate by a predetermined amount by using present value techniques (discounting). The table below provides information about the Corporation's financial instruments that are sensitive to changes in interest rates, including those with fixed contractual rates and those with variable rates. The information is presented as of December 31, 1998. The expected increases or decreases in the fair values of financial instruments assuming an increase and a decrease of 200 basis points in market interest rates are as follows:

                              Percentage Increase (Decrease) in Fair Value
                        200 Basis Point Increase      200 Basis Point Decrease
Total Securities                 (5.12)%                       4.84%

Total Loans                      (2.78)%                       2.82%

Total Deposits                   (1.36)%                       1.20%

Repurchase Agreements and
      Other Borrowed Funds       (1.23)%                       1.25%

Excluded from the above table are financial instruments that carry no market interest rate risk because of their terms, including cash, non-interest bearing deposits at other financial institutions, accounts payable and similar liabilities, and accrued interest receivable and payable. Also excluded are instruments which carry only an insignificant degree of market risk because the principal amount of the instrument reprices daily, including federal funds purchased and sold. The table reflects annual loan prepayment assumptions of 5% for commercial loans and installment loans and 18% for mortgage loans. These prepayment assumptions represent estimates derived by management. Investment securities are assumed to remain in the Corporation's portfolio until maturity unless called by the issuer. No early withdrawals are assumed for deposits with defined contractual maturity terms. For other deposits, 30% of the balance is assumed to mature in three months and another 30% in the next three months. The remaining 40% is assumed to mature between two and three years from the date of the table.

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
FNB Corporation

We have audited the accompanying consolidated balance sheets of FNB Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FNB Corporation and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.


                                         McLEOD & COMPANY


Roanoke, Virginia
February 19, 1999

December 31, 1998 and 1997
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

   ASSETS                                              1998            1997
Cash and due from banks                            $  11,875          14,406
Federal funds sold                                    10,600           3,500
Securities available-for-sale, at fair value          57,232          62,856
Securities held-to-maturity, at amortized cost        38,352          42,420
Mortgage loans held for sale                           1,646           1,159
Loans:
   Commercial                                         85,536          64,247
   Consumer                                           66,526          66,059
   Real estate- commercial                            65,165          56,404
   Real estate - construction                         16,686           8,657
   Real estate - mortgage                             94,686          95,703

            Total loans                              328,599         291,070
Less unearned income                                      --              12

            Loans, net of unearned income            328,599         291,058
Less allowance for loan losses                         4,640           4,291

            Loans, net                               323,959         286,767
Bank premises and equipment, net                      12,977          12,518
Other real estate owned                                   30              98
Other assets                                           5,245           4,450

            Total assets                           $ 461,916          428,174

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits
   Noninterest-bearing demand deposits             $  39,141           35,279
   Interest-bearing demand and savings deposits      126,204           99,723
   Time deposits                                     172,368          174,119
   Certificates of deposit of $100,000 and over       48,544           43,424

            Total deposits                           386,257          352,545

   Securities sold under agreements to repurchase      6,650            5,460
   Other borrowed funds                               21,612           26,093
   Other liabilities                                   2,996            2,962
   ESOP debt                                               -              901

   Total liabilities                                 417,515          387,961

Stockholders' equity:
   Common stock, $5.00 par value. Authorized
      10,000,000 shares; issued and outstanding
      3,722,139 shares in 1998 and 3,323,800
      in 1997                                         18,611           16,619
   Surplus                                            19,320           10,782
   Unearned ESOP shares (117,660 and 77,811
      shares in 1998 and 1997, respectively)          (2,120)          (1,208)
   Retained earnings                                   8,307           13,793
   Accumulated other comprehensive income                283              227

            Total stockholders' equity                44,401           40,213

            Total liabilities and stockholders'
               equity                              $ 461,916          428,174

              See accompanying notes to consolidated financial statements.

                                  Years Ended December 31,1998, 1997 and 1996
CONSOLIDATED STATEMENTS OF INCOME       (in thousands, except per share data)
                                             1998         1997         1996
Interest income:
   Interest and fees on loans            $  29,786       26,754       24,962
   Interest on securities:
      Taxable                                3,082        3,642        2,998
      Nontaxable                             2,278        2,374        2,378
   Interest on federal funds sold              507          344          188

            Total interest income           35,653       33,114       30,526
Interest expense:
   Interest on interest-bearing demand
      and savings deposits                   2,958        2,823        2,675
   Interest on time deposits                 9,801       10,070        9,497
   Interest on certificates of deposit of
      $100,000 and over                      2,870        2,148        1,856
   Interest on securities sold under
      agreements to repurchase                 261          250          229
   Interest on other borrowed funds          1,283        1,385          574
   Interest on subordinated capital notes        -            -           67
   Interest on ESOP debt                        76           88          118

            Total interest expense          17,249       16,764       15,016

            Net interest income             18,404       16,350       15,510
Provision for loan losses                    1,135          550          595

            Net interest income after
              provision for loan losses     17,269       15,800        4,915
Noninterest income:
   Service charges on deposit accounts       1,156          990          957
   Loan origination fees                       393          205          223
   Other service charges and fees              481          375          332
   Other income                                813          740          517
   Securities gains (losses), net              158          (19)           5

            Total noninterest income         3,001        2,291        2,034
Noninterest expense:
   Salaries and employee benefits            6,570        6,193        5,745
   Occupancy and equipment expense, net      2,166        1,786        1,285
   Credit card expense                         613          560          572
   Supplies expense                            503          456          371
   FDIC assessment expense                      42           41            2
   Other expenses                            2,788        2,566        2,279

            Total noninterest expense        12,682      11,602       10,254
Income before income tax expense              7,588       6,489        6,695
Income tax expense                            1,657       1,324        1,491

            Net income                    $   5,931       5,165        5,204
            Net income per share          $    1.65        1.45         1.47

          See accompanying notes to consolidated financial statements.

                                 Years Ended December 31, 1998, 1997 and 1996
                                       (in thousands, except per share data)
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                                             1998        1997        1996
Net income                               $   5,931       5,165       5,204

Other comprehensive income, before tax:
   Unrealized holding gains (losses)
      arising during period on
      securities                               227         382        (369)
   Less:  reclassification adjustment
      for (gains) losses included in
      net income                              (142)         20          (5)

Other comprehensive income (loss)
   before tax                                   85         402        (374)

Income tax effect of items of other
   comprehensive income                        (29)       (137)        127

Other comprehensive income (loss),
   net of tax                                   56         265        (247)


Comprehensive Income                     $   5,987       5,430       4,957

            See accompanying notes to consolidated financial statements.

                                 Years Ended December 31, 1998, 1997 and 1996
                                        (in thousands, except per share data)
CONSOLIDATED STATEMENTS OF
CASH FLOWS
                                              1998        1997         1996
Cash flows from operating activities:
   Net income                              $   5,931      5,165        5,204
   Adjustments to reconcile net income
      to net cash provided
      by operating activities:
         Provision for loan losses             1,135        550          595
         Depreciation and amortization
            of bank premises and
            equipment                          1,098        902          549
         ESOP compensation                       488        302          604
           Provision for deferred income taxes   132        130           64
         Loss (gain) on sales of securities
            available-for-sale, net             (142)        20           (5)
         Amortization of premiums and
            accretion of discounts, net          230         71           73
         Gain on calls of securities
            held-to-maturity, net                (16)        (1)           0
         Loss (gain) on sale of other real
            estate  and fixed assets             (34)       (32)         (47)
         Proceeds from sales of mortgage
            loans held for sale               33,298     13,751       11,843
         Origination of mortgage loans
            held for sale                    (33,785)   (14,580)     (11,356)
         Decrease (increase) in other
            assets                              (795)       179         (401)
        (Decrease) increase in other
            liabilities                           34       (681)         251

         Net cash provided by operating
            activities                         7,574      5,776        7,374

Cash flows from investing activities:
   Net decrease (increase)in federal funds
      sold                                    (7,100)    (1,000)       2,930
   Proceeds from sales of securities
      available-for-sale                         617      6,060        9,462
   Proceeds from calls and maturities of
      securities available-for-sale           39,232     13,269       10,895
   Proceeds from calls and maturities of
      securities held to maturity              4,066      2,640        3,037
   Purchases of securities
      available-for-sale                     (34,196)   (26,963)     (27,834)
   Purchase of securities held-to-maturity       (15)    (1,994)      (6,047)
   Net increase in loans                     (40,535)   (18,673)     (21,739)
   Proceeds from sale of other real
      estate owned                               228        155          449
   Recoveries on loans previously charged off    184        190          156
   Bank premises and equipment expenditures   (1,561)    (3,130)      (6,203)

         Net cash used in investing
            activities                       (39,080)   (29,446)     (34,894)

Cash flows from financing activities:
   Net increase (decrease) in demand
      deposits                                30,343      8,603         (330)
   Net increase in time deposits and
      certificates of deposit                  3,369      8,540       19,955
   Net increase in securities sold
      under agreements to repurchase           1,190        665          853
   Net increase (decrease) in other
      borrowed funds                          (4,481)    11,689       12,036
   Principal payments on ESOP debt              (488)      (302)        (604)
   Sale of stock to ESOP                       1,400          -            -
   Principal payments on subordinated
      capital notes                                -          -         (937)
   Dividends paid                             (2,280)    (1,347)      (1,924)
   Dividends on unallocated ESOP shares          (78)       (49)         (70)

         Net cash provided by financing
            activities                        28,975     27,799       28,979

Net increase (decrease) in cash and
         due from banks                       (2,531)     4,129        1,459
Cash and due from banks at beginning
         of year                              14,406     10,277        8,818

Cash and due from banks at end of year     $  11,875     14,406       10,277

                  See accompanying notes to consolidated financial statements.

                               Years Ended December 31, 1998, 1997 and 1996
                               (in thousands, except share and per share data)
CONSOLIDATED STATEMENTS OF
CHANGES IN STOCKHOLDERS' EQUITY
                                                               Accumulated
                                                               Other
                                            Unearned           Compre-
                           Common           ESOP     Retained  hensive
                           Stock   Surplus  Shares   Earnings  Income      Total
Balances at
   December 31, 1995    $  8,310   10,782   (2,115)   15,006      208      32,191


Net income                     -        -        -     5,204        -       5,204
Cash dividends, $0.54
   per share                   -        -        -    (1,925)       -      (1,925)
ESOP shares allocated
   upon loan
   repayment                   -        -      604         -        -         604
Change in net unrealized
   gains (losses) on
   securities available
   for sale, net of
   tax effect of $127          -        -        -         -     (246)       (246)

Balances at December 31,
    1996                   8,310   10,782   (1,511)   18,285      (38)     35,828

Net income                     -        -        -     5,165        -       5,165
Cash dividends, $0.38
   per share                   -        -        -    (1,348)       -      (1,348)
ESOP shares allocated
   upon loan
   repayment                   -        -      303         -        -         303
Two for one stock split
   effected in form
   of 100% stock
   dividend                8,309        -        -    (8,309)       -           -
Change in net unrealized
   gains (losses) on
   securities available
   for sale, net of tax
   effect of $136              -        -        -         -      265         265

Balances at December 31,
   1997                   16,619   10,782   (1,208)   13,793      227      40,213

Net income                     -        -        -     5,931        -       5,931
Cash dividends, $0.63
   per share                   -        -        -    (2,280)       -      (2,280)
ESOP shares allocated
   upon loan repayment         -        -      488         -        -         488
10%  stock dividend        1,691    7,439        -    (9,137)       -          (7)
Change in net unrealized
   gains (losses) on
   securities available
   for sale, net
   of tax effect of $29        -        -        -         -       56          56
Sale of 60,215 shares
    of stock to ESOP         301    1,099   (1,400)        -        -           -

Balances at December 31,
   1998                 $ 18,611   19,320   (2,120)    8,307      283      44,401

          See accompanying notes to consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS         December 31, 1998
                                   (in thousands, except share data)

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The reporting entity is comprised of FNB Corporation, a bank holding company, and its wholly-owned subsidiaries (collectively the "Corporation"). The primary subsidiary of FNB Corporation is First National Bank (the "Bank"). The accounting and reporting policies of the Corporation conform to generally accepted accounting principles and general practices within the banking industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the year. Actual results could differ significantly from those estimates.

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

     (f)  Other Real Estate Owned
          Other real estate owned represents properties acquired through foreclosure or deed taken in lieu of foreclosure. At the time of acquisition, these properties are recorded at the lower of the recorded investment in the loan or fair value less estimated costs to sell. Expenses incurred in connection with operating these properties and subsequent write-downs, if any, are charged to expense. Gains and losses on the sales of these properties are credited or charged to income in the year of the sale.

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

     (h)  Net Income Per Share
          Net income per share computations are based on the weighted average number of shares outstanding during each year (3,599,168, 3,561,504, and 3,525,645 in 1998,
          1997 and 1996, respectively, as restated). The weighted average shares outstanding do not include average unearned shares held by the Employee Stock Ownership Plan (ESOP) totaling 114,969, 94,676 and 130,535 shares for 1998, 1997 and 1996, respectively. The shares held by the ESOP are not considered outstanding for net income per share calculations until the shares are released.

          During the second quarter of 1997, the Corporation declared a two for one stock split effected in the form of a 100% stock dividend. As a result, the total number of shares outstanding doubled. Par value per share did not change. During the third quarter of 1998, the Corporation declared a 10% stock dividend. Earnings per share, dividends per share and weighted average shares for periods prior to the split and the stock dividend have been restated to reflect the change in shares outstanding as though the split and the stock dividend had occurred at the beginning of the earliest period presented.

     (i)  Trust Assets
          Assets held by the Bank's trust department in a fiduciary or agency capacity are not included in the consolidated financial statements as they are not assets of the Corporation.

     (j)  Reclassifications
          Certain reclassifications have been made to prior year amounts to conform to the 1998 presentation.

(3)  RESTRICTIONS ON CASH
     Federal reserve regulations require the Bank to maintain certain average balances as cash reserves. The reserve requirements approximated $1,113 and $4,285 at December 31, 1998 and 1997, respectively.

(4)  SECURITIES AVAILABLE-FOR-SALE
     The following sets forth the composition of securities available-for-sale, which are reported at fair value, at December 31, 1998 and 1997:

                                        Gross       Gross        Approximate
                             Amortized  Unrealized  Unrealized   Fair
December 31, 1998            Costs      Gains       Losses       Values
U.S. Treasury               $  7,062     102           -          7,164
U.S. Government agencies
   and corporations           19,511     120          (7)        19,624
States and political
   subdivisions               11,436     231         (19)        11,648
Other securities              18,794      16         (14)        18,796

Totals                      $ 56,803     469         (40)        57,232

                                        Gross       Gross        Approximate
                             Amortized  Unrealized  Unrealized   Fair
December 31, 1997            Costs      Gains       Losses       Values
U.S. Treasury               $  8,109      53           -          8,162
U.S. Government
   agencies and
   corporations               46,864     272        (116)        47,020
States and political
   subdivisions                2,962     108           -          3,070
Other securities               4,576      28           -          4,604

Totals                      $ 62,511     461        (116)        62,856

     The amortized costs and approximate fair values of securities available-for-sale by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                       Approximate
                                   Amortized           Fair
December 31, 1998                  Costs               Values
Due in one year or less          $   4,087               4,126
Due after one year through
   five years                       24,628              24,743
Due after five years through
   ten years                        20,917              21,126
Due after ten years                  7,171               7,237

Totals                           $  56,803              57,232

     Realized gains and losses on securities available-for-sale were not material in 1997 or 1996. In 1998, realized gains and losses totaled $147 and $5, respectively.

     The carrying value of securities available-for-sale pledged to secure public and trust deposits and securities sold under agreements to repurchase, and for other purposes as required or permitted by law, was $17,887 at December 31, 1998 and $16,371 at December 31, 1997.

(5)  SECURITIES HELD-TO-MATURITY
     The amortized costs, gross unrealized gains and losses, and approximate fair values of securities held-to-maturity at December 31, 1998 and 1997 are as follows:

                                      Gross       Gross       Approximate
                         Amortized    Unrealized  Unrealized  Fair
December 31, 1998        Costs        Gains       Losses      Values
States and political
   subdivisions         $  38,322       1,289          -        39,611
Other securities               30           -          -            30

Totals                  $  38,352       1,289          -        39,641

                                      Gross       Gross         Approximate
                         Amortized    Unrealized  Unrealized    Fair
December 31, 1997        Costs        Gains       Losses        Values
States and political
   subdivisions         $  42,360        1,029       (19)       43,370
Other securities               60            -         -            60

Totals                  $  42,420        1,029       (19)       43,430

     The amortized costs and approximate fair values of securities held-to-maturity at December 31, 1998 by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                      Approximate
                                       Amortized      Fair
December 31, 1998                      Costs          Values
Due in one year or less              $   3,360           3,387
Due after one year through
   five years                           21,977          22,652
Due after five years through
   ten years                            12,736          13,316
Due after ten years                        279             286

Totals                               $  38,352          39,641

     Realized gains and losses on calls and maturities of securities held-to-maturity were not material in 1998, 1997 or 1996. The carrying value of securities held-to-maturity pledged to secure public and trust deposits and securities sold under agreements to repurchase, and for other purposes as required or permitted by law, was $18,386 and $16,381 at December 31, 1998 and 1997, respectively.

(6)  LOANS
     At December 31, 1998 and 1997, there were direct loans to officers and directors of $6,167 and $5,595, respectively. During 1998, new direct loans to officers and directors
     amounted to $1,188 and repayments amounted to $616.   In
     addition, there were loans of $6,324 and $5,957 at December 31, 1998 and 1997, respectively, which were endorsed by directors or had been made to companies in which directors had an equity interest.

     At December 31, 1998 and 1997, the Corporation had sold without recourse to financial institutions and other customers of the Corporation participations in various loans in the amount of $37,994 and $30,000, respectively.

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

     As of December 31, 1998 and 1997, the investment in impaired loans approximated $2,252 and $1,256, respectively. The December 31, 1998 and 1997 allowances for loan losses includes allowances of $338 and $183, respectively, for these loans. Impaired loans averaged $1,754, $1,694 and $2,933 during 1998, 1997 and 1996, respectively. Interest on impaired loans is recognized in the same manner as loans that are not considered impaired; that is, interest is generally recognized on the cash basis once the collection of principal or interest is 90 days or more past due.

     A summary of the changes in the allowance for loan losses
     (including allowances for impaired loans) follows:

Years Ended December 31,           1998        1997        1996
Balance at beginning of
   year                        $  4,291       4,179       3,988
Provisions for loan losses        1,135         550         595
Loan recoveries                     184         190         156
Loan charge-offs                   (970)       (628)       (560)

Balance at end of year         $  4,640       4,291       4,179

     Nonperforming assets consist of the following:

December 31,                       1998        1997        1996
Nonaccrual loans               $  1,109         893         573
Other real estate owned              30          98         185

Total nonperforming assets     $  1,139         991         758

     There were no material commitments to lend additional funds to customers whose loans were classified as nonperforming at December 31, 1998.

     The following table shows the pro forma interest that would have been earned on impaired loans if interest had been recorded using the cash basis and the recorded interest that was included in income on these loans:

Years Ended December 31,           1998        1997        1996
Cash basis interest -
   impaired loans                $   50         64          122

Recorded interest -
   impaired loans                $   48          7          131

(8)  BANK PREMISES AND EQUIPMENT, NET
     Bank premises and equipment are stated at cost less accumulated depreciation and amortization as follows:

December 31,                         1998        1997
Land                              $  1,515       1,359
Buildings                            9,355       9,820
Furniture and equipment              7,641       6,461
Leasehold improvements                 428         383
Construction in progress               613           -
                                    19,552      18,023
Less accumulated depreciation
   and amortization                 (6,575)     (5,505)

Totals                            $ 12,977      12,518

     In 1997, a total of $22 of interest was capitalized related to the construction of a new headquarters facility.

(9)  DEPOSITS
     At December 31, 1998 and 1997, there were deposits from officers and directors of $2,338 and $2,066, respectively.
     Time deposits and certificates of deposit of $100,000 and over as of December 31, 1998 mature as follows:

           1999           $ 129,843
           2000              60,861
           2001              10,119
           2002               6,720
           2003              11,662
           Thereafter         1,707
                          $ 220,912

(10) SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE AND OTHER BORROWED FUNDS Advances from the Federal Home Loan Bank of Atlanta were $21.3 million and $22.6 million on December 31, 1998 and 1997, respectively. The fixed interest rates on the advances as of December 31, 1998 range from 5.3 to 6.7 percent. The advances are collateralized under a blanket floating lien agreement whereby the Corporation gives a blanket pledge of residential first mortgage loans for 1-4 units. Of the total balance at December 31, 1998, $10 million matures in 2000 and $10 million matures in 2001. The remainder matures after 2001.

     Securities sold under agreements to repurchase (repurchase agreements) at December 31, 1998 were collateralized by investment securities controlled by the Corporation with a book value of approximately $11.7 million. The maximum amount of repurchase agreements outstanding during 1998 was $7.6 million, and the average amount outstanding during 1998 was $6.4 million.

(11) EMPLOYEE BENEFIT PLAN
     The Corporation sponsors a leveraged Employee Stock Ownership Plan (ESOP) which covers all employees following the completion of one year of service and attainment of age 21. The ESOP invests substantially in stock of the Corporation. The purchase of some of the shares held by the ESOP has been financed by borrowings by the ESOP. In February 1998, the Corporation sold 60,215 shares to the ESOP for $23.25 per share. The ESOP borrowed $1,400 from another financial institution to finance the purchase. The ESOP's obligation to repay these and prior borrowings is guaranteed by the Corporation and secured by the stock acquired;
     therefore, the unpaid balance of the borrowings as of December 31, 1997 has been reflected in the accompanying balance sheet as of that date as a liability. During the third quarter of 1998, First National Bank purchased all ESOP loans from the outside financial institution which had originally financed them. Consequently, in the December 31, 1998 consolidated balance sheet, the loans and the related liability have been eliminated. The amounts representing unearned employee benefits have been recorded as reductions in stockholders' equity as unearned ESOP shares. These amounts are reduced and compensation expense is recorded as the ESOP debt is curtailed and shares are released from collateral. Shares released are allocated to plan participants as of the end of the Plan's year based on an allocation formula specified in the Plan. The ESOP is repaying the loans (plus interest) using employer contributions and dividends received on the shares of common stock held by the ESOP. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings. Dividends on unallocated shares are recorded as a reduction of ESOP debt to the extent used for debt service, and as compensation expense to the extent expected to be allocated to participants' accounts as additional compensation. ESOP compensation expense of $488, $302 and $604 and related ESOP interest expense of $76, $88 and $118 were recorded for 1998, 1997 and 1996, respectively.

     ESOP shares as of December 31, 1998 consisted of 737,149
     allocated shares and 117,660   unreleased and unearned shares
     as restated for the 1997 100% stock dividend and the 1998 10% stock dividend. Based on quoted trading and bid prices, the fair value of the unreleased and unearned shares at December 31, 1998 was $24 per share.

     In 1997, the Corporation instituted a 401(k) plan that covers substantially all employees who work at least 1,000 hours per year. Participants have the option to have up to 12% of their salary withheld on a pre-tax basis to be contributed to the plan. The Corporation matches 100% of the first 3% of the participants' contributions. Participants may choose among several investment options comprised primarily of mutual funds, but there is no stock of the Corporation in the plan. Matching contributions totaled $121 and $26 for 1998 and 1997, respectively.

(12) INCOME TAXES
     Total income taxes are allocated as follows:

Years Ended December 31,                1998        1997        1996
Income                               $  1,657       1,324       1,491
Stockholders' equity, for net
  unrealized gains and losses
  on securities available-for-sale
  recognized for financial reporting
  purposes                                 30         136        (127)

Totals                               $  1,687       1,460       1,364

     The components of federal income tax expense are as follows:

Years Ended December 31,             1998        1997        1996
Current                            $ 1,525       1,194       1,427
Deferred                               132         130          64

Total                              $ 1,657       1,324       1,491

     The reconciliation of expected income tax expense at the statutory federal rate with the reported tax expense at the effective rate is as follows:

Years Ended December 31,             1998            1997            1996
                                        Percent         Percent         Percent
                                           of             of            of
                                        Pretax          Pretax          Pretax
                                Amount  Income  Amount  Income  Amount  Income
Expected tax expense at
   statutory rate              $ 2,580   34.0%   2,206   34.0%   2,276    34.0%
Increase (decrease) in
   taxes resulting from:
    Tax-exempt interest           (979) (12.9)    (970) (15.0)  (1,007)  (15.0)
    Nondeductible interest
    expense                         135    1.8      142    2.2      140     2.1
Other, net                         (79)  (1.1)     (54)  (0.8)      82     1.2

Reported tax expense at
   effective rate              $ 1,657   21.8%   1,324   20.4%   1,491    22.3%

     The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities are as follows:

December  31,                                     1998        1997
Deferred tax assets:
   Loans, principally due to allowance
     for loan losses and unearned fees          $ 1,232       1,145
   Accrued post-retirement benefits
     due to accrual for financial
     reporting purposes in excess of
     actual contributions                           160         150
   Other                                             17          22

         Total gross deferred tax assets          1,409       1,317

Less valuation allowance                              -           -

         Net deferred tax assets                  1,409       1,317

Deferred tax liabilities:
  Bank premises and equipment, due
    to differences in
    depreciation                                    251          72
  Securities, due principally to
    valuation allowance                             146         116
  Investment securities, due to
    differences in discount accretion               107         106
  Prepaids, due to advance payments                 113          69

         Total gross deferred tax liabilities       617         363

         Net deferred tax asset, included in
            other assets                        $   792         954

     The Corporation has determined that a valuation allowance for gross deferred tax assets is not necessary at December 31, 1998 or 1997 since deferred tax assets can be recognized during the carryback period available under current tax laws.

(13) DIVIDEND RESTRICTIONS AND CAPITAL REQUIREMENTS
     The holding company's principal asset is its investment in the Bank, a wholly-owned consolidated subsidiary. The only significant source to date of income for the holding company has been dividends from the Bank. Regulatory agencies limit the amount of funds that may be transferred from the Bank to the holding company in the form of dividends, loans, or advances.

     Under applicable federal laws, the Comptroller of the Currency restricts, without prior approval, the total dividend payments of the Bank in any calendar year to the net profits of that year, as defined, combined with the retained net profits for the two preceding years. The total dividends that may be declared in 1999 without the approval of the Comptroller totals $7,467 plus year-to-date 1999 net profits as of the declaration date.

     The Corporation is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary-- actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, established by Section 38 of the Federal Deposit Insurance Act (FDI ACT), the Corporation must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices.
     The Corporation's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum amounts and ratios of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined). Management believes, as of December 31, 1998, that the Corporation meets all capital adequacy requirements to which it is subject. The table below sets forth the ratios for the Bank for December 31, 1998 and 1997. On a consolidated basis, at December 31, 1998 the Corporation's ratios of total capital, Tier 1 capital to risk weighted assets, and Tier 1 capital to average assets were 13.5%, 12.3% and 9.7%, respectively. For 1999 the consolidated ratios were substantially the same as those for the Bank.

     As of December 31, 1998, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action (Section 38 of the FDI Act). To be categorized as well capitalized, minimum total risk-based capital, Tier 1 risk-based capital, and Tier 1 leverage ratios as set forth in the table below must be maintained. There are no conditions or events since that notification that management believes have changed the institution's category.

  As of December 31, 1998:
                                        Minimum Requirements

                                         For Capital    Federal Deposit
                            Actual         Adequacy      Insurance Act
                         Amount  Ratio   Amount  Ratio   Amount  Ratio
     Total Capital
      (to Risk Weighted
      Assets)           $43,236  12.0%   28,856   8.0%   36,070  10.0%
     Tier 1 Capital
      (to Risk Weighted
       Assets)           38,726  10.7%   14,428   4.0%   21,642   6.0%
     Tier 1 Capital
      (to Average
           Assets)       38,726   8.5%   18,138   4.0%   22,673   5.0%

  As of December 31, 1997:

                                          Minimum Requirements

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

(14) SUPPLEMENTAL CASH FLOW INFORMATION
     The Corporation paid $17,090, $16,325 and $14,899 for interest and $1,604, $1,057, and $1,413 for income taxes in 1998, 1997 and 1996, respectively. Noncash investing activities included $30, $98, and $343 of loans transferred to other real estate owned in 1998, 1997 and 1996, respectively, and $599 of non-operating real estate transferred from bank premises and equipment to other assets in 1998.

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

     Except for unused home equity lines totaling $27,008 at December 31, 1998, and $14,526 at December 31, 1997, the Corporation may not require collateral or other security to support the following financial instruments with credit risk:

                                                    Contract Amounts

December 31,                                         1998      1997
Financial instruments whose contract amounts
  represent credit risk:
    Commitments to extend credit                 $  86,583    63,194
    Standby letters of credit                        6,252     4,300

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

     The Corporation originates mortgage loans for sale to secondary market investors subject to contractually specified and limited recourse provisions. In 1998, the Corporation originated $33,785 and sold $33,298 to investors, compared to $14,580 originated and $13,751 sold in 1997. Every contract with each investor contains certain recourse language. In general, the Corporation may be required to repurchase a previously sold mortgage loan if there is major noncompliance with defined loan origination or documentation standards, including fraud, negligence or material misstatement in the loan documents. Repurchase may also be required if necessary governmental loan guarantees are canceled or never issued, or if an investor is forced to buy back a loan after it has been resold as a part of a loan pool. In addition, the Corporation may have an obligation to repurchase a loan if the mortgagor has defaulted early in the loan term. This potential default period ranges from six to twelve months after sale of a loan to the investor. Historically, repurchases under these recourse provisions have been minimal.

(17) CONCENTRATIONS OF CREDIT RISK
     The Corporation does a general banking business, serving the commercial, agricultural and personal banking needs of its customers in its trade territory, commonly referred to as the New River Valley, which consists of Montgomery County,
     Virginia and portions of adjacent counties.   Operating
     results are closely correlated with the economic trends within this area which are, in turn, influenced by the area's three largest employers - Virginia Polytechnic Institute and State University, Radford University and the Radford Arsenal. Other industries include a wide variety of manufacturing concerns and agriculture-related enterprises. The ultimate collectibility of the loan portfolios and the recovery of the carrying amounts of repossessed property are susceptible to changes in the market conditions of this area. The commercial portfolio is diversified with no significant concentrations of credit within a single industry. The consumer loan portfolio included approximately $50 million and $55 million of loans to individuals for household, family and other personal expenditures at December 31, 1998 and 1997. The real estate mortgage portfolio consists primarily of loans secured by 1-4 family residential properties.

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

   (g) Commitments to Extend Credit and Standby Letters of Credit The only amounts recorded for commitments to extend credit and standby letters of credit are the deferred fees arising from these unrecognized financial instruments. These deferred fees are not deemed significant at December 31, 1998 and 1997, and as such, the related fair values have not been estimated.

     The carrying amounts and approximate fair values of the Corporation's financial instruments are as follows:

December 31,                        1998                      1997
                                       Approximate               Approximate
                            Carrying   Fair          Carrying    Fair
                            Amounts    Values        Amounts     Values
Financial assets:
  Cash and due
    from banks            $  11,875      11,875      14,406       14,406
  Federal funds sold         10,600      10,600       3,500        3,500
  Securities available
    -for-sale                57,232      57,232      62,856       62,856
  Securities held-to-
    maturity                 38,352      39,641      42,420       43,430
    Loans, net              323,959     327,599     286,767      289,832

         Total financial
            assets        $ 442,018     446,947     409,949      414,024
Financial liabilities:
  Deposits                $ 386,257     387,931     352,545      353,418
  Securities sold
   under agreements
    to repurchase and
    other borrowed
    funds                    28,262      28,498      31,553       31,559
  ESOP debt                       -           -         901          901

         Total financial
            liabilities   $ 414,519     416,429     384,999      385,878

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

(19) PARENT COMPANY FINANCIAL INFORMATION

     Condensed financial information of FNB Corporation (the parent or holding company) is presented below:

                           Condensed Balance Sheets

                                        December 31, 1998   December 31, 1997
Assets
Securities available for sale,
        at fair value                        $   5,369                  -
Investment in bank subsidiary                   39,016             39,699
Receivable from bank subsidiary                  1,682                514
Other assets                                        88                  -

    Total Assets                             $  46,155             40,213

Liabilities

ESOP debt                                    $   1,754                  -

    Total  Liabilities                       $   1,754                  -

Stockholders' Equity

Common stock and surplus                     $  37,931             27,401
Retained earnings                                8,307             13,793
Other                                           (1,837)              (981)
    Total Stockholders' Equity                  44,401             40,213

    Total Liabilities & Stockholders' Equity $  46,155             40,213

                                       Condensed Statements of Income
                                                         July 6, 1996 to
                                    1998       1997     December 31, 1996
   Net interest income         $      24            -                -
   Non interest income               465            -                -
   Non interest expense             (489)           -               (1)
   Equity in earnings of bank
     subsidiary                    5,931        5,165            2,570
   Income before income taxes      5,931        5,165            2,569
   Income tax expense                  -            -                -
   Net income                  $   5,931        5,165            2,569

     NOTES:
     (1) Cash flows for the parent company during 1997 were not significant, other than dividends from the Bank. Total dividends paid by the Bank to the parent company were $7,578, $1,911 and $1,163 in
     1998, 1997, and 1996,  respectively.   In 1998, the parent invested $5.4
     million in investment securities.   Net  cash  flows  from operations
     netted to zero in 1998.
     (2) July 6, 1996 represents the inception of operations of the holding company.
     (3) The ESOP debt is held by the Bank and as such is eliminated in consolidation.

(20) INTERIM FINANCIAL INFORMATION (Unaudited)

     Consolidated quarterly results of operations were as follows:

                                             1998
                                       Three Months Ended
                       March 31   June 30   September 30   December 31
Interest income       $  8,583     8,777         9,230        9,063
Interest expense         4,358     4,270         4,391        4,230
Provision for loan
  losses                   110       210           390          425
Noninterest income         669       689           735          908
Noninterest expense      2,971     3,038         3,157        3,516
Income before income
   tax expense           1,813     1,948         2,027        1,800
Income tax expense         404       445           456          352
Net income            $  1,409     1,503         1,571        1,448

Net income per
   share              $   0.39      0.42          0.44         0.40

                                                 1997
                                      Three Months Ended
                        March 31  June 30   September 30   December 31
Interest income        $  7,775    8,172         8,618        8,549
Interest expense          3,890    4,126         4,385        4,363
Provision for loan
   losses                   175      100           125          150
Noninterest income          613      553           565          560
Noninterest expense       2,712    2,722         2,997        3,171
Income before income
   tax expense            1,611    1,777         1,676        1,425
Income tax expense          351      390           304          279
Net income             $  1,260    1,387         1,372        1,146

Net income per
    share              $   0.35     0.39          0.39         0.32

     Net income per share in the above tables has been restated to reflect retroactively a two-for-one stock split effected in the form of a 100% stock dividend in the second quarter of 1997 and a 10% stock dividend declared in the third quarter of 1998.

(21) RECENT ACCOUNTING DEVELOPMENTS

     During the first quarter of 1998, the Corporation adopted Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income." The Statement requires enterprises to display "comprehensive income" and its components in a financial statement that is displayed with the same prominence as other financial statements in a full set of financial statements. "Comprehensive income" is comprised of net income as reported in the Statement of Income as well as "other comprehensive income," which is comprised of certain items and events that have been reflected only in stockholders' equity without impacting the Statement of Income. Currently the only items included in FNB Corporation's financial statements that are required to be reflected in other comprehensive income are the unrealized gains and losses on securities classified as available-for-sale under SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

     The adoption of SFAS No. 130 resulted in the presentation of the accompanying Consolidated Statements of Comprehensive Income for 1998, 1997 and 1996. Amounts reported in the accompanying Consolidated Statements of Income, Balance Sheets, Statements of Cash Flows and Statements of Changes in Stockholders' Equity were not impacted by the adoption of SFAS No. 130.

(22) YEAR 2000 READINESS DISCLOSURE

     A number of electronic systems utilize a two-digit field for year references, e.g., "98" for "1998". Such systems may interpret the year reference "00" as referring to the Year 1900 rather than the Year 2000. If these systems are not corrected prior to December 31, 1999, many processing failures could result. If the Corporation's mission-critical applications are not compliant by 2000, it may not be able to correctly process transactions in a reasonable period of time. This scenario could result in a wide variety of claims against the Corporation for improper handling of its assets as well as deposits and other borrowings from its customers. The Corporation is also at risk if the credit worthiness of a few of its large borrowers, or a significant number of its small borrowers, were to deteriorate quickly and severely as a result of their inability to conduct business operations after December 31, 1999, for whatever reason. Such risks would include a potential negative impact on earnings and financial position to the extent that a significant amount of loans were not repaid based on contractual terms.

     The Corporation has committed significant personnel and resources to resolve potential Year 2000 issues, both internally and externally (with respect to the Corporation's service providers, vendors and customers) for both information technology assets and non-information technology assets. The Corporation has identified Year 2000 dependencies in its systems, equipment, and processes and is implementing changes to such systems, updating or replacing such equipment, and modifying such proctesses to make them Year 2000 compliant. The Corporation is also in the process of developing contingency plans in the event that the remediation plan is not completed in time or fails for reasons that are not presently foreseen.

     The Corporation anticipates that all of its systems will be Year 2000 compliant in time to avoid any failures that would have a material effect on its operations. However, because not all circumstances affecting this matter have yet been fully addressed and resolved, and because the impact on the Corporation could be affected by the Year 2000 readiness of outside parties, management's assessment could reasonably change in the near term.