Form 10-K, Exhibit 13
period 1999-12-31
FNB CORP \VA\
filed 2000-03-27
CIK 1010961

FNB CORPORATION


                          ANNUAL REPORT TO STOCKHOLDERS


                                       1999

                      INDEX TO ANNUAL REPORT TO STOCKHOLDERS

                                                                         Page

Selected Consolidated Financial Information..................................1


Management's Discussion and Analysis of Financial Condition and Results of
Operations...................................................................2


Market Price and Dividend Data...............................................7


Market Risks Related to Financial Instruments ...............................7


Independent Auditors' Report on Consolidated Financial Statements ..........10


Consolidated Balance Sheets ................................................11


Consolidated Statements of Income ..........................................12


Consolidated Statements of Comprehensive Income ............................13


Consolidated Statements of Cash Flows ......................................14


Consolidated Statements of Changes in Stockholders' Equity .................16


Notes to Consolidated Financial Statements .................................17

SELECTED CONSOLIDATED FINANCIAL INFORMATION
                                           Years Ended December 31,

                                  1999      1998     1997     1996      1995

Selected income statement data
   (in thousands):
     Interest income          $  38,570    35,653   33,114    30,526    28,330
     Interest expense            17,610    17,249   16,764    15,016    14,081

     Net interest income         20,960    18,404   16,350    15,510    14,249

     Provision for loan losses    1,445     1,135      550       595       300

     Noninterest income           3,174     3,001    2,291     2,034     1,869
     Noninterest expense         14,416    12,682   11,602    10,254     9,695
     Income tax expense           1,946     1,657    1,324     1,491     1,449
   Net income                 $   6,327     5,931    5,165     5,204     4,674

Per share data:
   Net income                 $    1.59      1.50     1.32      1.34      1.23
   Cash dividends declared          .63       .57      .35       .50       .45
   Book value per share           11.93     11.20    10.26      9.21      8.38

Average number of shares
   outstanding               3,982,147 3,959,084 3,917,654 3,878,209 3,827,075

Selected balance sheet data at year end
   (in thousands):
    Total securities          $ 101,375   95,584   105,276    97,975    87,962
    Loans, net of unearned
         income                 382,272  328,599   291,058   273,324   252,293
    Allowance for loan losses     5,173    4,640     4,291     4,179     3,988
    Total assets                516,906  461,916   428,174   395,324   360,533
    Deposits                    398,871  386,257   352,545   335,402   315,777
    Subordinated capital notes        -        -         -         -       937
    Stockholders' equity         47,579   44,401    40,213    35,828    32,191

Selected ratios (in percentages):
    Return on average assets       1.30     1.34      1.26      1.41      1.38
    Return on average equity      13.75    14.00     13.59     15.20     15.64
    Dividend pay-out ratio        39.89    38.44     26.08     36.99     37.27
    Average equity to average
          assets                   9.44     9.60      9.31      9.26      8.82

NOTES: All share and per share data have been adjusted retroactively to reflect the 2 for 1 stock split effected in the form of a 100% stock dividend in 1997 and a 10% stock dividend in 1998 and 1999.

             MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                   CONDITION AND RESULTS OF OPERATIONS

The following is a discussion of factors that significantly affected the financial condition and results of operations of FNB Corporation, a bank holding company, and its wholly owned subsidiaries (collectively, the "Corporation"). The primary subsidiary of FNB Corporation is First National Bank (the "Bank"). This discussion should be read in connection with the consolidated financial statements, statistical disclosures and other financial information presented herein. All amounts presented are denoted in thousands except per share and percentage data.

Net Income
Net income for 1999 was $6,327 compared to $5,931 for 1998 and $5,165 for 1997. This amounted to an increase of 6.7% for 1999 compared to an increase of 14.8% for 1998. Earnings per share for 1999 were $1.59 compared to $1.50 for 1998 and $1.32 for 1997. The increase in earnings for 1999 and 1998 was primarily the result of higher net interest income due to growth.

The per share earnings for prior years has been restated to reflect the effect of a 10% stock dividend declared in the third quarter of 1999.

Net Interest Income
The principal source of earnings for the Corporation is net interest income. Net interest income is the amount of interest earned on loans and investments (Fed funds sold, securities and mortgage loans held for sale) less the amount of interest paid on deposits and other interest-bearing liabilities. Net interest income before provision for loan losses for 1999 was $20,960, up 13.9% from $18,404 for 1998, which was up 12.6% from $16,350 for 1997. The increases in net interest income in both 1999 and 1998 were primarily the result of growth in loans and deposits. Average loans grew $47,800 or 15.4% in 1999 and $34,573 or 12.5% in 1998. This growth occurred primarily in the commercial sector. Investments declined slightly in both years in order to partially fund the increased loan demand. Average investments dropped $3,500 in 1999 and $2,063 in 1998.

The increase in loan demand was funded primarily by an increase in deposits. Total average deposits increased $26,400 or 7.2% in 1999 and $26,559 or 7.8% in 1998. Average deposit growth occurred primarily in lower-cost transaction account balances in 1999 as opposed to higher cost certificate of deposit/individual retirement account balances. In 1998, average growth was spread among all deposit categories. Average other borrowed funds increased $16,000 in 1999 to fund the excess in loan growth over deposit growth. These borrowings primarily represented an increase in advances from the Federal Home Loan Bank of Atlanta.

The net interest margin increased to 4.84% in 1999 from 4.74% in 1998. This follows a strong increase from 4.59% to 4.74% from 1997 to 1998. This increase in both years was largely due to loan growth. Loans, with their higher yields relative to investments, expanded as a percent of earning assets in 1998 and 1999. In addition, management was able to control funding costs as the yield on earning assets declined. Cost of funds as a percent of earning assets declined 32 basis points in 1999, whereas the yield on earning assets only declined 21 basis points. In 1998 the total cost of funds declined 19 basis points and the yield on earning assets only declined four basis points. Management attempts to match the maturities and repricing intervals of its earning assets and liabilities in order to avoid material fluctuations in earnings if interest rates change. This is covered under the heading of "Market Risks Related to Financial Instruments".

Provision for Loan Losses
The provision for loan losses was $1,445 for 1999, $1,135 for 1998 and $550 for 1997. Net charge-offs amounted to $913, $786 and $438 for 1999, 1998 and 1997, respectively. The provision for loan losses increased in 1999 and 1998, from the respective prior years, due to higher net charge-offs and to provide an adequate reserve on outstanding loans. Loans grew at an annual rate of 16.3% in 1999 and 12.9% in 1998. The allowance for loan losses increased $533 to $5,173 or 1.35% of outstanding loans, net of unearned income at December 31, 1999, from $4,640 or 1.41% of outstanding loans, net of unearned income at December 31, 1998. The decline in the allowance as a percentage of loans is attributable primarily to a higher overall loan portfolio quality which has resulted in part from the high recent rate of loan growth.

Noninterest Income
Noninterest income, which includes service charges on deposit accounts, loan origination and service release fees on mortgage loans sold, other service charges, sundry income and net securities gains (losses) was $3,174, $3,001 and $2,291 for 1999, 1998 and 1997, respectively. The increase in noninterest income for 1999 resulted primarily from new mortgage loan underwriting fees, service charge income due to volume and pricing, insurance revenue on consumer loans and revenue from sales of investment products. These favorable items were partially offset by lower net securities gains. The increase in noninterest income in 1998 over 1997 was due primarily to mortgage origination fees on loans sold due to higher volume, service charges on deposit accounts, securities gains, a full year of ATM usage fees and higher trust/investment revenue.

Noninterest Expense
Noninterest expense, consisting of salaries and employee benefits, occupancy costs, credit card processing, supplies and other expense was $14,416 for 1999, $12,682 for 1998 and $11,602 for 1997. The 1999 increase in noninterest expense in most categories resulted primarily from new initiatives including the opening of two new full service branches, offering online banking and investment in new technology to streamline operations. These are investments in the future, which should enable the Corporation to contain costs and provide customers with more convenient locations and up-to-date services. In addition, salary expense was up due to staff additions for new branches and merit increases, and credit card expense was up due to volume. The growth in expenses in 1998 over 1997 was due in part to additions to staff and merit increases, a new 401(K) plan, higher sales volume, and occupying the new headquarters building for a full year in 1998 vs. a partial year in 1997.

Income Taxes
Income tax expense as a percentage of pre-tax income was 23.5%, 21.8%, and 20.4% in 1999, 1998 and 1997, respectively. The increase in 1999 was due in part to a reduction in the dividends paid deduction, and the decline in both years was also attributable to reductions in nontaxable interest as a percent of pre-tax income.

Balance Sheet
Total assets of the Corporation at December 31, 1999, were $516,528, up 11.8% compared to $461,916 at December 31, 1998 due to loan growth. Total loans were $382,272 at December 31, 1999, an increase of $53,673 or 16.3% over December 31, 1998. Loan growth was concentrated in the commercial, real estate-commercial and real estate-mortgage portfolios. Investments (Fed funds sold, securities and mortgage loans held for sale) declined $6,382 to partially fund loan growth.

Total deposits at December 31, 1999, were $398,871, an increase of $12,614 or 3.3% over December 31, 1998. Lower-cost transaction account balances rose a strong $19,851 or 12.0% over last year; however, certificate of deposit/individual retirement account balances declined $7,237. Competition for deposits among local financial institutions and from mutual funds continues to be strong. The Corporation is responding with new products such as the high-yield money market account and business sweep product, offering free checking and pricing certain certificate of deposit categories aggressively. Additionally, the Corporation has opened a second full-service branch in the growing Town of Blacksburg (the location of Virginia Tech) and expanded the loan production office in Wytheville, VA to a full-service branch.

Borrowed funds at December 31, 1999 increased $38,666 over December 31, 1998. These borrowings consist of advances from the Federal Home Loan Bank of Atlanta, purchases of Fed funds and securities sold under agreements to repurchase. Such borrowings were used to fund the excess growth in loans over deposits and Y2K cash needs.

Stockholders' Equity
Stockholders' equity was $47,579 at December 31, 1999, compared to $44,401 at December 31, 1998. This increase of $3,178 was the result of earnings retention net of dividends paid to shareholders; a decrease of $990 in net unrealized gains net of tax on securities available-for-sale and principal repayments on ESOP debt. In the third quarter of 1999, the Corporation declared and paid a 10% stock dividend. This resulted in a transfer of $8,142 from retained earnings to capital stock and surplus. There was no effect on total stockholders' equity.

All financial institutions are required to maintain minimum levels of regulatory capital. The Federal Reserve and the Office of the Comptroller of the Currency (OCC) have established substantially similar risk-based and leveraged capital standards for financial institutions they regulate. Under the risk-based capital requirements of these regulatory agencies, the Corporation is required to maintain a minimum ratio of total capital to risk-weighted assets of at least 8%. At least half of the total capital is required to be "Tier 1 capital", which consists principally of common and certain qualifying preferred shareholders' equity, less certain intangibles and other adjustments. The remainder, "Tier 2 capital", consists of a limited amount of subordinated and other qualifying debt and a limited amount of the general loan loss reserve. Tier 1 and total capital to risk-weighted assets ratios on a consolidated basis as of December 31, 1999, were 11.6% and 12.9%, respectively, exceeding the minimums required.

In addition, the federal regulatory agencies have established a minimum leveraged capital ratio (Tier 1 capital to tangible assets). These guidelines provide for a minimum leveraged capital ratio of 3% for banks and their respective holding companies that meet certain specified criteria, including that they have the highest regulatory examination rating and are not contemplating significant growth or expansion. All other institutions are expected to maintain a leverage ratio of at least 100 to 200 basis points above that minimum. The guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. The leverage ratio of the Corporation on a consolidated basis as of December 31, 1999 was 9.5% as compared to a minimum requirement of 4.0%.

As of December 31, 1999, the most recent notification from the OCC categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as well capitalized, minimum total risk-based capital, Tier 1 risk-based capital, and Tier 1 leverage ratios of 10.0%, 6.0% and 5.0%, respectively, must be maintained. The Bank exceeded all three of these minimums as of December 31, 1999. There are no conditions or events that management believes have changed the institution's category.

Past Due Loans and Nonperforming Assets
Loans past due 90 days and over at December 31, 1999, totaled $25 compared to $161 at December 31, 1998. Nonaccrual loans and other real estate owned totaled $4,646 at December 31, 1999, compared to $1,139 at December 1998. The increase in nonaccrual loans can be largely attributed to one large health care provider. Signed agreements have been reached with an unrelated party to acquire all of the major assets of the borrower. If the details of the agreement transpire as planned, FNB should not incur a significant loss.

Liquidity and Capital Resources
Liquidity is the ability to provide sufficient cash flow to meet financial commitments and to fund additional loan demand or withdrawal of existing deposits. Liquidity remains adequate as assets are maintained on a short-term basis to meet the liquidity demands anticipated by management. Funding sources primarily include customer-based core deposits and cash generated by operations. Another source of liquidity is additional borrowings from the Federal Home Loan Bank of Atlanta. The Corporation has additional borrowing capacity of $12,000 under an existing agreement with the FHLB as of December 31, 1999, based on the level of qualifying portfolio mortgage loans available for securitization. Secondary sources of liquidity are available should the need arise, including approximately $25,000 in unused Federal Funds lines of credit and the ability to liquidate assets held for sale, especially investment securities.

The only significant source of cash for the holding company is transfers from its bank subsidiary in the form of dividends, loans, or advances. The most restrictive regulatory limitation placed on the amount of funds that may be transferred from the Bank to the holding company is that placed on dividends. Specifically, the maximum amount of dividends that may be paid by the Bank in any calendar year without prior regulatory approval is the net profits of that year, as defined, combined with the retained net profits for the two preceding years. In effect, this limits 2000 dividends (unless prior regulatory approval is obtained) to $2,100 plus year-to-date 2000 net profits as of the declaration date. This limitation had no effect on the liquidity of the holding company in 1999 and it is not expected to have any material impact in 2000. During 1999, the Bank paid $2,692 in dividends to the holding company.

Effects of Inflation
The income statement generally reflects the effects of inflation. Since interest rates, loan activities and deposit levels are related to inflation, the resulting changes are included in net income. The most significant item that does not reflect the effects of inflation is depreciation expense because historically presented dollar values used to determine this expense do not reflect the effect of inflation on the market value of depreciable assets.

Year 2000 (Y2K) Readiness Disclosure
The Corporation encountered no problems relating to Y2K. Even though considerable resources were expended to ensure that FNB's automated systems would be ready, the investment in much of the new technology will result in more efficient processing, and the contingency plans developed and tested for potential Y2K problems are in place to be used in the event of other emergency situations.

Market Price and Dividend Data
The following information reflects per share data for the periods indicated relative to Common Stock trading values and dividends. FNB Corporation Common Stock began appearing on the Nasdaq Stock Market? under the symbol FNBP on July 7,1998. The information below, prior to July 7, 1998, relating to the trading values for the stock is based upon information furnished to FNB Corporation by one or more parties involved in certain purchases and sales of the stock. No attempt was made to verify or determine the accuracy of the representations made. Both the trading values and per share dividends in the tables below have been adjusted to retroactively reflect the effects of a 10% stock dividend in August 1999. As of December 31, 1999, there were 1,058 holders of record of FNB Corporation Common Stock.

                                Trading Value         Dividends
1999                           High        Low        Per Share
First Quarter              $  22.27       19.35         0.15
Second Quarter                21.82       18.18         0.15
Third Quarter                 23.00       20.46         0.16
Fourth Quarter                22.50       17.00         0.17

                               Trading Value         Dividends
1998                           High       Low        Per Share
First Quarter              $  22.95      20.00         0.14
Second Quarter                24.55      21.82         0.14
Third Quarter                 26.14      20.66         0.14
Fourth Quarter                22.73      21.03         0.16

Market Risks Related to Financial Instruments
The Corporation is not a party to any derivative financial instruments such as futures, forward interest rate agreements, swaps or option contracts. Commitments to lend are entered into in the ordinary course of business as discussed more fully in the notes to the financial statements, but the majority of these commitments reflect interest rates that vary with certain indexes such as the prime rate. As a result, those commitments normally do not expose the Corporation to market interest rate risks prior to funding the loan.

In general, the Corporation does not enter into financial instruments for trading purposes. That is, obtaining short-term profits by buying and selling instruments is not an objective pursued by management. The turnover frequency associated with financial instruments is, in general, greater when trading is a short-term objective, and market risks can be enhanced or reduced by such trading.

The Corporation is a party to a variety of financial instruments in the ordinary course of business, including loans, investments and deposits. Most financial instruments by their nature carry associated market risks. The only substantial market risk associated with the Corporation's financial instruments is interest rate risk; that is, the risk that the fair values or future cash flows from an instrument could change as a result of changes in market interest rates. For example, a decline in market interest rates will generally have the effect of reducing the expected future interest to be received on a loan with a variable contractual interest rate. However, such a decline will normally have the effect of increasing the fair value of a fixed contractual rate investment security. Management does not expect significant changes in its market risk exposure positions in the near term.

The Corporation seeks to manage its interest rate risk by establishing asset/liability management policies and by continually monitoring the characteristics of its asset and liability portfolios that bear on interest rate risk. Interest rate management is conducted in coordination with management of liquidity and capital adequacy. The monitoring of interest rate risk is supervised by an Asset Liability Management Committee comprised of certain senior officers and certain members of the board of directors. Management seeks to minimize the risks to earnings and equity associated with movements in market interest rates. To achieve this objective management monitors such factors as:

    - Relative volumes of fixed-rate vs. variable-rate loans and deposits
    - Average interest rate spreads between interest bearing assets and liabilities
    - Maturity and repricing schedules of loans, investment securities and deposits, including the extent to which expected maturities of interest sensitive assets align with that of interest sensitive liabilities ("sensitivity gap")

Techniques used by management to adjust exposure to interest rate risk include but are not limited to selling certain types of loans (especially fixed rate loans); periodically changing stated interest rates charged on loans and offered on deposits in conjunction with market trends; promoting, changing the pricing of or developing new products to emphasize/de-emphasize different maturity and/or fixed vs. variable loans and deposits; redirecting funds upon maturities of investment securities and loan repayments and careful selection among choices of sources of borrowed funds other than deposits. The Corporation has not entered into derivative financial instruments such as futures, forward interest rate agreements, swaps or option contracts in order to manage interest rate risk.

A key analytical technique used by management in its efforts to manage interest rate risk is interest rate shock simulation. This method seeks first to estimate the current market value of the Corporation's assets and liabilities by applying present value techniques (discounting) to the Corporation's assets and liabilities at current market interest rates. The difference between the market value of assets and liabilities is market value of the Corporation's equity. The current market value of assets and liabilities is then recalculated assuming a hypothetical, immediate (shock) increase or decrease in market interest rates of 200 basis points. The table below reflects the outcome of this analysis. This information is presented at December 31, 1999 and December 31, 1998. Market value of equity would decline 8.48% if market rates were to immediately rise by 200 basis points and increase 9.58% if market rates were to immediately drop by 200 basis points at December 31, 1999. These percentages are greater than last year, but the maximum decline in market value of equity is still less than 10%. In management's opinion, this is acceptable, given the unlikely occurrence of this scenario.

                  Percentage Increase (Decrease) in Market Value of Equity
                  200 Basis Point Increase        200 Basis Point Decrease

December 31, 1999         (8.48%)                          9.58%

December 31, 1998         (6.33%)                          6.51%

The outcome reflects management estimates on loan prepayments, which vary depending on the relationship between the change in rates scenarios and current book yields. Investment securities are assumed to remain in the Corporation's portfolio until maturity unless called by the issuer. Non-maturity deposits such as checking and savings are assumed to mature over a 60-month period. Rates on accounts that are interest bearing are increased or decreased, according to the bank's pricing expectations, before the cash flows are discounted. As a result, while the rates on these accounts change, they do not change to the same degree as market rates. This captures the value of the optionality in the pricing of these deposits. Discount rates for loans are based upon the bank's loan pricing spreads and discount rates for term deposits are based upon the cost of wholesale funding.

INDEPENDENT AUDITORS' REPORT


The Board of Directors and Stockholders
FNB Corporation


We have audited the accompanying consolidated balance sheets of FNB Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FNB Corporation and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.


                                            McLEOD & COMPANY



Roanoke, Virginia
January 31, 2000

                                             December 31, 1999 and 1998
CONSOLIDATED BALANCE SHEETS     in thousands, except share and per share data)

ASSETS                                                  1999           1998
Cash and due from banks                             $  18,363         11,875
Federal funds sold                                          -         10,600
Securities available-for-sale, at fair value           68,154         57,232
Securities held-to-maturity, at amortized cost         33,221         38,352
Mortgage loans held for sale                               73          1,646
Loans:
   Commercial                                         113,321         85,536
   Consumer                                            69,312         66,526
   Real estate- commercial                             74,113         65,165
   Real estate - construction                          18,772         16,686
   Real estate - mortgage                             106,754         94,686

            Total loans                               382,272        328,599

            Loans, net of unearned income             382,272        328,599
Less allowance for loan losses                          5,173          4,640

            Loans, net                                377,099        323,959
Bank premises and equipment, net                       13,480         12,977
Other real estate owned                                   129             30
Other assets                                            6,387          5,245
            Total assets                            $ 516,906        461,916

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits
   Noninterest-bearing demand deposits              $  43,365         39,141
   Interest-bearing demand and savings deposits       141,831        126,204
   Time deposits                                      167,162        172,368
   Certificates of deposit of $100,000 and over        46,513         48,544

           Total deposits                             398,871        386,257

   Federal funds purchased                             13,635              -
   Securities sold under agreements to repurchase       7,031          6,650
   Other borrowed funds                                46,262         21,612
   Other liabilities                                    3,528          2,996

   Total liabilities                                  469,327        417,515

Stockholders' equity:
   Common stock, $5.00 par value. Authorized 10,000,000
      shares; issued and outstanding 4,093,996
      shares in 1999 and 3,722,139 in 1998             20,470         18,611
   Surplus                                             25,595         19,320
   Unearned ESOP shares (106,013 and 129,426 shares
      in 1999 and 1998, respectively)                  (1,747)       (2,120)
   Retained earnings                                    3,968          8,307
   Accumulated other comprehensive income (loss)         (707)           283

      Total stockholders' equity                       47,579         44,401

      Total liabilities and stockholders' equity    $ 516,906        461,916

See accompanying notes to consolidated financial statements.

                                  Years Ended December 31,1999, 1998 and 1997
CONSOLIDATED STATEMENTS OF INCOME       (in thousands, except per share data)
                                             1999      1998       1997
Interest income:
    Interest and fees on loans            $ 32,977     29,786    26,754
   Interest on securities:
      Taxable                                3,157      3,082     3,642
      Nontaxable                             2,253      2,278     2,374
   Interest on federal funds sold              183        507       344

            Total interest income           38,570     35,653    33,114

Interest expense:
   Interest on interest-bearing demand
     and savings deposits                    3,400      2,958     2,823
   Interest on time deposits                 8,905      9,801    10,070
   Interest on certificates of deposit of
     $100,000 and over                       2,931      2,870     2,148
   Interest on securities sold under
     agreements to repurchase                  380        261       250
   Interest on other borrowed funds          1,994      1,283     1,385
   Interest on ESOP debt                         -         76        88

            Total interest expense          17,610     17,249    16,764

            Net interest income             20,960     18,404    16,350
Provision for loan losses                    1,445      1,135       550
            Net interest income after
               provision for loan losses    19,515     17,269    15,800
Noninterest income:
   Service charges on deposit accounts       1,263      1,156       990
   Loan origination fees                       359        393       205
   Other service charges and fees              671        481       375
   Other income                                877        813       740
   Securities gains (losses), net                4        158       (19)

            Total noninterest income         3,174      3,001      2,291
Noninterest expense:
   Salaries and employee benefits            7,309      6,570     6,193
   Occupancy and equipment expense, net      2,497      2,166     1,786
   Credit card expense                         857        613       560
   Supplies expense                            448        503       456
   Other expenses                            3,305      2,830     2,607

            Total noninterest expense       14,416     12,682    11,602

Income before income tax expense             8,273      7,588     6,489
Income tax expense                           1,946      1,657     1,324

Net income                               $   6,327      5,931     5,165

            Net income per share         $    1.59       1.50      1.32

See accompanying notes to consolidated financial statements.

                                 Years Ended December 31,1999, 1998 and 1997
                                                              (in thousands)

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                                             1999       1998       1997
Net income                               $   6,327      5,931      5,165

Other comprehensive income, before tax:
   Unrealized holding gains (losses)
     arising during period on
     securities                             (1,453)       227        382
   Less:  reclassification adjustment
     for (gains) losses included in
     net income                                  -       (142)        20

Other comprehensive income (loss)
     before tax                             (1,453)        85        402

Income tax effect of items of other
     comprehensive income                      463        (29)      (137)

Other comprehensive income (loss),
    net of tax                                (990)        56        265

Comprehensive Income                     $   5,337      5,987      5,430

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF        Years Ended December 31, 1999, 1998 and 1997
CASH FLOWS                                                      (in thousands)

                                              1999        1998        1997
Cash flows from operating activities:
   Net income                             $   6,327       5,931      5,165
   Adjustments to reconcile net income
      to net cash provided by
      operating activities:
         Provision for loan losses            1,445       1,135        550
         Depreciation and amortization of
            bank premises and
            equipment                         1,259       1,098        902
         ESOP compensation                      373         488        302
         Deferred income tax expense (benefit) (378)        132        130
         Loss (gain) on sales of securities
           available-for-sale, net                -        (142)        20
         Amortization of premiums and
           accretion of discounts, net          537         230         71
         Gain on calls of securities
           held-to-maturity, net                 (4)        (16)        (1)
         Loss (gain) on sale of other
           real estate and fixed asset s          1         (34)       (32)
         Proceeds from sales of mortgage
           loans held for sale               22,035      33,298     13,751
         Origination of mortgage loans
           held for sale                    (20,462)    (33,785)   (14,580)
         Decrease (increase) in other
           assets                            (1,142)       (795)       179
         (Decrease) increase in other
           liabilities                          532          34       (681)

               Net cash provided by
                  operating activities       10,523       7,574      5,776

Cash flows from investing activities:
   Net decrease (increase) in federal
     funds sold                              10,600      (7,100)    (1,000)
   Proceeds from sales of securities
     available-for-sale                           -         617      6,060
   Proceeds from calls and maturities of
     securities available-for-sale           14,400      39,232     13,269
   Proceeds from calls and maturities of
     securities held-to-maturity              5,141       4,066      2,640
   Purchases of securities available-
     for-sale                               (27,297)    (34,196)   (26,963)
   Purchases of securities held-to-maturity     (17)        (15)    (1,994)
   Net increase in loans                    (54,056)    (40,535)   (18,673)
   Proceeds from sale of other real estate
     owned                                      139         228        155
   Recoveries on loans previously charged off   221         184        190
   Bank premises and equipment expenditures  (1,479)     (1,561)    (3,130)

               Net cash used in investing
                 activities                 (52,348)    (39,080)   (29,446)

Cash flows from financing activities:
   Net increase in demand deposits           19,851      30,343      8,603
   Net (decrease) increase in time
     deposits and certificates of deposit    (7,237)      3,369      8,540
   Net increase in federal funds purchased   13,635           -          -
   Net increase in securities sold under
     agreements to repurchase                   381       1,190        665
   Net increase (decrease) in other
     borrowed funds                          24,650      (4,481)    11,689
   Principal payments on ESOP debt             (373)       (488)      (302)
   Sale of stock to ESOP                          -       1,400          -
   Dividends paid                            (2,524)     (2,280)    (1,347)
   Dividends on unallocated ESOP shares          (70)       (78)       (49)

            Net cash provided by financing
              activities                      48,313     28,975     27,799

Net increase (decrease) in cash and due
   from banks                                  6,488     (2,531)     4,129
Cash and due from banks at beginning of year  11,875     14,406     10,277

Cash and due from banks at end of year    $   18,363     11,875     14,406

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF
CHANGES IN STOCKHOLDERS' EQUITY
                               Years Ended December 31, 1999, 1998 and 1997
                               (in thousands, except share and per share data)

                                                                 Accumulated
                                                              Other
                                            Unearned          Compre-
                            Common          ESOP    Retained  hensive
                            Stock  Surplus  Shares  Earnings  Income  Total
Balances at
   December 31, 1996     $  8,310   10,782  (1,511)   18,285    (38)  35,828

Net income                      -        -       -     5,165      -    5,165
Cash dividends, $0.35
   per share                    -        -       -    (1,348)     -   (1,348)
ESOP shares allocated
   upon loan
   repayment                    -        -     303         -      -      303
Two for one stock
   split effected in
   form of 100%
   stock dividend           8,309        -       -    (8,309)     -        -
Change in net
   unrealized gains
   (losses) on securities
   available-for-sale,
   net of tax effect
   of $136                      -       -        -         -    265      265

Balances at
   December 31, 1997        16,619 10,782   (1,208)   13,793    227   40,213

Net income                       -      -        -     5,931      -    5,931
Cash dividends, $0.57
   per share                     -      -        -    (2,280)     -   (2,280)
ESOP shares allocated
   upon loan
   repayment                     -      -      488         -      -      488
10% stock dividend           1,691  7,439        -    (9,137)     -       (7)
Change in net unrealized
   gains (losses) on
   securities available-
   for-sale, net of tax
   effect of $29                 -      -       -          -     56       56
Sale of 60,215 shares
   of stock to ESOP            301  1,099  (1,400)         -      -        -

Balances at
   December 31, 1998        18,611 19,320  (2,120)     8,307    283   44,401

Net income                       -      -       -      6,327      -    6,327
Cash dividends, $0.63
   per share                     -      -       -     (2,524)     -   (2,524)
ESOP shares allocated
   upon loan
   repayment                     -      -     373          -      -      373
10% stock dividend           1,859  6,275       -     (8,142)     -       (8)
Change in net
   unrealized gains
   (losses) on securities
   available-for-sale,
   net of tax effect
    of $463                      -      -       -          -   (990)    (990)


Balances at
   December 31, 1999      $ 20,470 25,595  (1,747)     3,968   (707)   47,579

See accompanying notes to consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                   December31, 1999
                                  (in thousands, except share data)


(1)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      The reporting entity is comprised of FNB Corporation, a bank holding company, and its wholly owned subsidiaries (collectively the "Corporation"). The primary subsidiary of FNB Corporation is First National Bank (the "Bank"). The accounting and reporting policies of the Corporation conform to generally accepted accounting principles and general practices within the banking industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the year. Actual results could differ significantly from those estimates.

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

      Management believes that the allowance for loan losses and the valuation of other real estate owned are adequate. While management uses available information to recognize loan losses and write-downs of other real estate owned, future additions to the allowance and write-downs of other real estate owned might be necessary based on changes in economic conditions.
      In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses and valuation of other real estate owned. Such agencies may require the Bank to recognize additions to the allowance for loan losses and additional write-downs of other real estate owned based on their judgments of information available to them at the time of their examination.

      The following is a summary of the more significant accounting policies.

     (a)  Consolidation
          The consolidated financial statements include the accounts of FNB Corporation, a bank holding company, and its wholly owned subsidiaries.

     (b)  Cash and Cash Equivalents
          For purposes of reporting cash flows, cash and cash equivalents include those amounts in the balance sheet caption, cash and due from banks. Generally, cash and cash equivalents are considered to have maturities of three months or less. The Bank maintains amounts due from banks, which, at times, may exceed federally insured limits. No losses have been experienced in such accounts.

    (c)   Securities
          The Corporation follows the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Under Statement 115, investments in debt and equity securities are required to be classified in three categories and accounted for as follows:

          - Debt securities which the Corporation has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost, computed by the level yield method.

          - Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in income. The Corporation has no trading securities.

          - Debt and equity securities not classified as either held-to-maturity or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses excluded from income and reported as a separate component of stockholders' equity, net of the related income tax effect.

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

    (h)   Net Income Per Share
          Net income per share computations are based on the weighted average number of shares outstanding during each year (3,982,147, 3,959,084, and 3,917,654 in 1999,
          1998 and 1997, respectively, as restated). The weighted average shares outstanding do not include average unearned shares held by the Employee Stock Ownership Plan (ESOP) totaling 112,433, 126,466 and 104,144 shares for 1999, 1998 and 1997, respectively. The shares held by the ESOP are not considered outstanding for net income per share calculations until the shares are released.

          During the second quarter of 1997, the Corporation declared a two for one stock split effected in the form of a 100% stock dividend. As a result, the total number of shares outstanding doubled. Par value per share did not change. During the third quarter of 1998 and 1999, the Corporation declared a 10% stock dividend. Earnings per share, dividends per share and weighted average shares for periods prior to the split and the stock dividends have been restated to reflect the change in shares outstanding as though the split and the stock dividends had occurred at the beginning of the earliest period presented.

    (i)   Trust Assets
          Assets held by the Bank's trust department in a fiduciary or agency capacity are not included in the consolidated financial statements as they are not assets of the Corporation.

    (j)   Reclassifications
          Certain reclassifications have been made to prior year amounts to conform to the 1999 presentation.

(2)  RESTRICTIONS ON CASH
     Federal reserve regulations require the Bank to maintain certain average balances as cash reserves. The reserve requirements approximated $2,121 and $1,113 at December 31, 1999 and 1998, respectively.

(3)  SECURITIES AVAILABLE-FOR-SALE
     The following sets forth the composition of securities available-for-sale, which are reported at fair value, at December 31, 1999 and 1998:

                                         Gross       Gross         Approximate
                              Amortized  Unrealized  Unrealized    Fair
December 31, 1999             Costs      Gains       Losses        Values
U.S. Treasury              $  4,018           8           -          4,026
U.S. Government agencies
   and corporations          15,035          10        (221)        14,824
States and political
   subdivisions              15,173          40        (460)        14,753
Other securities             34,952           1        (402)        34,551

Totals                     $ 69,178          59      (1,083)        68,154

                                         Gross       Gross         Approximate
                             Amortized   Unrealized  Unrealized    Fair
December 31, 1998            Costs       Gains       Losses        Values
U.S. Treasury             $  7,062          102           -         7,164
U.S. Government agencies
   and corporations         19,511          120          (7)       19,624
States and political
   subdivisions             11,436          231         (19)       11,648
Other securities            18,794           16         (14)       18,796

Totals                    $ 56,803          469         (40)       57,232

      The amortized costs and approximate fair values of securities available-for-sale by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                            Approximate
                                          Amortized         Fair
December 31, 1999                         Costs             Values
Due in one year or less                $  27,251            27,052
Due after one year through five years     34,041            33,285
Due after five years through ten years     4,500             4,434
Due after ten years                        3,386             3,383

Totals                                 $  69,178            68,154

      Realized gains and losses on securities available-for-sale were not material in 1999 or 1997. In 1998, realized gains and losses totaled $147 and $5, respectively.

      The carrying value of securities available-for-sale pledged to secure public and trust deposits and securities sold under agreements to repurchase, and for other purposes as required or permitted by law, was $49,033 at December 31, 1999 and $17,887 at December 31, 1998.

(4)   SECURITIES HELD-TO-MATURITY
      The amortized costs, gross unrealized gains and losses, and approximate fair values of securities held-to-maturity at December 31, 1999 and 1998 are as follows:

                                         Gross       Gross       Approximate
                              Amortized  Unrealized  Unrealized  Fair
December 31, 1999             Costs      Gains       Losses      Values
States and political
   subdivisions              $  33,221      367        (96)       33,492

Totals                       $  33,221      367        (96)       33,492

                                         Gross       Gross       Approximate
                              Amortized  Unrealized  Unrealized  Fair
December 31, 1998             Costs      Gains       Losses      Values
States and political
   subdivisions              $  38,322    1,289           -       39,611
Other securities                    30        -           -           30

Totals                       $  38,352    1,289           -       39,641

      The amortized costs and approximate fair values of securities held-to-maturity at December 31, 1999 by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                              Approximate
                                             Amortized        Fair
December 31, 1999                            Costs            Values
Due in one year or less                     $   4,432            4,460
Due after one year through five years          28,789            9,032
Due after five years through ten years              -                -
Due after ten years                                 -                -

Totals                                      $  33,221           33,492

      Realized gains and losses on calls and maturities of securities held-to-maturity were not material in 1999, 1998 or 1997. The carrying value of securities held-to-maturity pledged to secure public and trust deposits and securities sold under agreements to repurchase, and for other purposes as required or permitted by law, was $18,073 and $18,386 at December 31, 1999 and 1998, respectively.

(5)   LOANS
      At December 31, 1999 and 1998, there were direct loans to officers and directors of $3,672 and $6,167, respectively. During 1999, new direct loans to officers and directors amounted to $1,105 and repayments amounted to $3,600. In addition, there were loans of $3,423 and $6,324 at December 31, 1999 and 1998, respectively, which were endorsed by directors or had been made to companies in which directors had an equity interest.

      At December 31, 1999 and 1998, the Corporation had sold without recourse to financial institutions and other customers of the Corporation participations in various loans in the amount of $39,969 and $38,704 respectively.

(6)   ALLOWANCE FOR LOAN LOSSES AND IMPAIRED LOANS
      Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. A loan is considered impaired when, based on management's judgment, it is probable that the Corporation will not be able to collect on all amounts due according to the contractual terms of the loan.
      In making such assessment, management considers the individual strength of borrowers, the strength of particular industries, the payment history of individual loans, the value and marketability of collateral and general economic conditions. Management's methodology for evaluating the collectibility of a loan after it is deemed to be impaired does not differ from the methodology used for nonimpaired loans.

      As of December 31, 1999 and 1998, the investment in impaired loans approximated $4,575 and $2,252, respectively. The December 31, 1999 and 1998 allowances for loan losses includes allowances of $539 and $338, respectively, for these loans. Impaired loans averaged $3,414, $1,754 and $1,694 during 1999, 1998 and 1997, respectively. Interest on impaired loans is recognized in the same manner as loans that are not considered impaired; that is, interest is generally recognized on the cash basis once the collection of principal or interest is 90 days or more past due.

      A summary of the changes in the allowance for loan losses
      (including allowances for impaired loans) follows:

Years Ended December 31,            1999        1998        1997
Balance at beginning of year   $   4,640       4,291       4,179
Provisions for loan losses         1,445       1,135         550
Loan recoveries                      221         184         190
Loan charge-offs                  (1,133)       (970)       (628)

Balance at end of year         $   5,173       4,640       4,291

Nonperforming assets consist of the following:

December 31,                        1999        1998        1997
Nonaccrual loans               $   4,517       1,109         893
Other real estate owned              129          30          98

Total nonperforming assets     $   4,646       1,139         991

      There were no material commitments to lend additional funds to customers whose loans were classified as nonperforming at December 31, 1999.

      The following table shows the pro forma interest that would have been earned on impaired loans if interest had been recorded using the cash basis and the recorded interest that was included in income on these loans:

Years Ended December 31,                    1999      1998      1997
Cash basis interest - impaired loans   $     134        50        64

Recorded interest - impaired loans     $     120        48         7

(7)   BANK PREMISES AND EQUIPMENT, NET
      Bank premises and equipment are stated at cost less accumulated depreciation and amortization as follows:

December 31,                                1999        1998
Land                                    $  1,515       1,515
Buildings                                 10,450       9,355
Furniture and equipment                    8,354       7,641
Leasehold improvements                       507         428
Construction in progress                       -         613
                                          20,826      19,552
Less accumulated depreciation and
   Amortization                           (7,346)     (6,575)

Totals                                  $ 13,480      12,977

(8)   DEPOSITS
      At December 31, 1999 and 1998, there were deposits from officers and directors of $1,872 and $2,338, respectively.
      Time deposits and certificates of deposit of $100,000 and over as of December 31, 1999 mature as follows:

         2000         $ 152,055
         2001            29,420
         2002             9,924
         2003            10,539
         2004            11,716
         Thereafter          21
                      $ 213,675

(9)   SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE AND
      OTHER BORROWED FUNDS
      Advances from the Federal Home Loan Bank of Atlanta were $46.3 million and $21.3 million on December 31, 1999 and 1998, respectively. The fixed interest rates on the advances as of December 31, 1999 range from 5.3 to 6.7 percent. The advances are collateralized under a blanket floating lien agreement whereby the Corporation gives a blanket pledge of residential first mortgage loans for 1-4 units. Of the total balance at December 31, 1999, $10 million matures in 2000 and $10 million matures in 2004. The remainder matures after 2004.

      Securities sold under agreements to repurchase (repurchase agreements) at December 31, 1999 were collateralized by investment securities controlled by the Corporation with a book value of approximately $11.5 million. The maximum amount of repurchase agreements outstanding during 1999 was $7.9 million, and the average amount outstanding during 1999 was $6.4 million.

(10)  EMPLOYEE BENEFIT PLAN
      The Corporation sponsors a leveraged Employee Stock Ownership Plan (ESOP), which covers all employees following the completion of one year of service and attainment of age 21. The ESOP invests substantially in stock of the Corporation. The purchase of some of the shares held by the ESOP has been financed by borrowings by the ESOP. In February 1998, the Corporation sold 60,215 shares to the ESOP for $23.25 per share. The ESOP borrowed $1,400 from another financial institution to finance the purchase. The ESOP's obligation to
      repay these and prior borrowings is guaranteed   by the
      Corporation and secured by the stock acquired. During the third quarter of 1998, First National Bank purchased all ESOP loans from the outside financial institution, which had originally financed them. Consequently, in the December 31, 1999 and 1998 consolidated balance sheets, the loans and the related liability have been eliminated.

      The amounts representing unearned employee benefits have been recorded as reductions in stockholders' equity as unearned ESOP shares. These amounts are reduced and compensation expense is recorded as the ESOP debt is curtailed and shares are released from collateral. Shares released are allocated to plan participants as of the end of the Plan's year based on an allocation formula specified in the Plan. The ESOP is repaying the loans (plus interest) using employer contributions and dividends received on the shares of common stock held by the ESOP. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings. Dividends on unallocated shares are recorded as a reduction of ESOP debt to the extent used for debt service, and as compensation expense to the extent expected to be allocated to participants' accounts as additional compensation. ESOP compensation expense of $373, $488 and $302 was recorded for 1999, 1998 and 1997, respectively.

      ESOP shares as of December 31, 1999 consisted of 722,787
      allocated shares and 106,013   unreleased and unearned shares.
      Based on quoted trading and bid prices, the fair value of the unreleased and unearned shares at December 31, 1999 was $20.50 per share.

      In 1997, the Corporation instituted a 401(k) plan that covers substantially all employees who work at least 1,000 hours per year. Participants have the option to have up to 12% of their salary withheld on a pre-tax basis to be contributed to the plan. The Corporation matches 100% of the first 3% of the participants' contributions. Participants may choose among several investment options comprised primarily of mutual funds, but there is no stock of the Corporation in the plan. Matching contributions totaled $147, $121 and $26 for 1999, 1998 and 1997, respectively.

(11)  INCOME TAXES
      Total income taxes are allocated as follows:

Years Ended December 31,                            1999     1998     1997
Income                                          $  1,946    1,657    1,324
Stockholders' equity, for net unrealized gains
  and losses on securities available-for-sale
  recognized for financial reporting purposes       (463)      30      136

Totals                                           $  1,483   1,687    1,460

      The components of federal income tax expense (benefit) are as follows:

Years Ended December 31,                        1999    1998    1997
Current                                     $  2,324   1,525   1,194
Deferred                                        (378)    132     130

Total                                       $  1,946   1,657   1,324

      The reconciliation of expected income tax expense at the statutory federal rate with the reported tax expense at the effective rate is as follows:

Years Ended December 31,           1999            1998            1997

                                   Percent         Percent         Percent
                                   of              of              of
                                   Pretax          Pretax          Pretax
                           Amount  Income  Amount  Income  Amount  Income
Expected tax expense at
   statutory rate         $ 2,813   34.0%   2,580   34.0%   2,206   34.0%
Increase (decrease) in
  taxes resulting from:
    Tax-exempt interest    (1,007) (12.2)    (979) (12.9)    (970)  (15.0)
    Nondeductible interest
      expense                 124    1.5      135    1.8      142     2.2
    Other, net                 16    0.2      (79)  (1.1)     (54)   (0.8)
Reported tax expense at
  effective rate          $ 1,946   23.5%   1,657   21.8%   1,324    20.4%

      The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities are as follows:

December  31,                                                1999       1998
Deferred tax assets:
   Loans, principally due to allowance for loan losses
     and unearned fees                                   $  1,535      1,232
  Securities, due principally to valuation allowance          316          -
  Accrued employee benefits due to accrual for financial
     reporting purposes in excess of actual contributions     237        160
  Other                                                        16         17

         Total gross deferred tax assets                    2,104      1,409

Less valuation allowance                                        -          -

         Net deferred tax assets                            2,104      1,409

Deferred tax liabilities:
  Bank premises and equipment, due to differences in
    depreciation                                              359        251
  Securities, due principally to valuation allowance            -        146
  Investment securities, due to differences in discount
    accretion                                                  85        107
  Prepaids, due to advance payments                            27        113

         Total gross deferred tax liabilities                 471        617

         Net deferred tax asset, included in other
           assets                                        $  1,633        792

      The Corporation has determined that a valuation allowance for gross deferred tax assets is not necessary at December 31, 1999 or 1998 since deferred tax assets can be recognized during the carryback period available under current tax laws.

(12)  DIVIDEND RESTRICTIONS AND CAPITAL REQUIREMENTS
      The holding company's principal asset is its investment in the Bank, a wholly owned consolidated subsidiary. The primary source to date of income for the holding company has been dividends from the Bank. Regulatory agencies limit the amount of funds that may be transferred from the Bank to the holding company in the form of dividends, loans, or advances.

      Under applicable federal laws, the Comptroller of the Currency restricts, without prior approval, the total dividend payments of the Bank in any calendar year to the net profits of that year, as defined, combined with the retained net profits for the two preceding years. The total dividends that may be declared in 2000 without the approval of the Comptroller totals $2,100 plus year-to-date 2000 net profits as of the declaration date.

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

      Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum amounts and ratios of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined). Management believes, as of December 31, 1999, that the Corporation meets all capital adequacy requirements to which it is subject. The table below sets forth the ratios for the Bank and on a consolidated basis for December 31, 1999 and 1998.

      As of December 31, 1999, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action (Section 38 of the FDI Act). To be categorized as well capitalized, minimum total risk-based capital, Tier 1 risk-based capital, and Tier 1 leverage ratios as set forth in the table below must be maintained. There are no conditions or events since that notification that management believes have changed the institution's category.

As of December 31, 1999:
                                          Minimum Requirements
                                                     Section 38 of
                                      For Capital   Federal Deposit
                          Actual       Adequacy       Insurance Act

                       Amount  Ratio  Amount  Ratio  Amount  Ratio
Total Capital
  (to Risk Weighted
   Assets)
  Consolidated      $  53,459  12.9%  33,192   8.0%      N/A
  Bank                 47,646  11.5%  33,160   8.0%   41,450  10.0%
Tier 1 Capital
  (to Risk Weighted
   Assets)
  Consolidated         48,286  11.6%  16,596   4.0%       N/A
  Bank                 42,473  10.3%  16,580   4.0%   24,870   6.0%
Tier 1 Capital
  (to Average
   Assets)
  Consolidated         48,286   9.5%  20,270   4.0%       N/A
  Bank                 42,473   8.5%  20,107   4.0%    25,134  5.0%

As of December 31, 1998:
                                          Minimum Requirements
                                                     Section 38 of
                                      For Capital   Federal Deposit
                          Actual      Adequacy       Insurance Act

                      Amount  Ratio  Amount  Ratio  Amount Ratio
Total Capital
  (to Risk Weighted
   Assets)
  Consolidated      $ 48,620  13.5%  28,801  8.0%      N/A
  Bank                43,236  12.0%  28,856  8.0%   36,070  10.0%
Tier 1 Capital
  (to Risk Weighted
   Assets)
  Consolidated        44,118  12.3%  14,400  4.0%      N/A
  Bank                38,726  10.7%  14,428  4.0%   21,642   6.0%
Tier 1 Capital
  (to Average
   Assets)
  Consolidated        44,118   9.7%  18,214  4.0%      N/A
  Bank                38,726   8.5%  18,138  4.0%   22,673   5.0%

(13)  SUPPLEMENTAL CASH FLOW INFORMATION
      The Corporation paid $17,652, $17,090 and $16,325 for interest and $1,999, $1,604, and $1,057 for income taxes in 1999, 1998 and 1997, respectively. Noncash investing activities included $190, $30, and $98 of loans transferred to other real estate owned in 1999, 1998 and 1997, respectively, and $599 of non-operating real estate transferred from bank premises and equipment to other assets in 1998.

(14)  COMMITMENTS AND CONTINGENCIES
      The Corporation is involved from time to time in litigation arising in the normal course of business. Management believes that any resulting settlements and disposition of these matters will not have a material effect on the Corporation's consolidated results of operations or financial position.

(15)  FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK
      The Corporation is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. The financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets. The contract amounts of those instruments reflect the extent of involvement the Corporation has in particular classes of financial instruments. Exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of these instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

      Except for unused home equity lines totaling $26,872 at December 31, 1999, and $27,008 at December 31, 1998 (included in the amounts below), the Corporation may not require collateral or other security to support the following financial instruments with credit risk:

                                                      Contract Amounts

December 31,                                           1999      1998
Financial instruments whose contract amounts
  represent credit risk:
   Commitments to extend credit                   $   88,046     86,583
   Standby letters of credit                           5,905      6,252

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

      The Corporation originates mortgage loans for sale to secondary market investors subject to contractually specified and limited recourse provisions. In 1999, the Corporation originated $20,462 and sold $22,035 to investors, compared to $33,785 originated and $33,298 sold in 1998. Every contract with each investor contains certain recourse language. In general, the Corporation may be required to repurchase a previously sold mortgage loan if there is major noncompliance with defined loan origination or documentation standards, including fraud, negligence or material misstatement in the loan documents. Repurchase may also be required if necessary governmental loan guarantees are canceled or never issued, or if an investor is forced to buy back a loan after it has been resold as a part of a loan pool. In addition, the Corporation may have an obligation to repurchase a loan if the mortgagor has defaulted early in the loan term. This potential default period ranges from six to twelve months after sale of a loan to the investor. Historically, repurchases under these recourse provisions have been minimal.

(16)  CONCENTRATIONS OF CREDIT RISK
      The Corporation does a general banking business, serving the commercial, agricultural and personal banking needs of its customers in its trade territory, commonly referred to as the New River Valley, which consists of Montgomery County,
      Virginia and portions of adjacent counties.   Operating
      results are closely correlated with the economic trends within this area, which are, in turn, influenced by the area's three largest employers - Virginia Polytechnic Institute and State University, Radford University and the Radford Arsenal. Other industries include a wide variety of manufacturing concerns and agriculture-related enterprises. The ultimate collectibility of the loan portfolios and the recovery of the carrying amounts of repossessed property are susceptible to changes in the market conditions of this area. The commercial portfolio is diversified with no significant concentrations of credit within a single industry. The consumer loan portfolio included approximately $50 million of loans to individuals for household, family and other personal expenditures at December 31, 1999 and 1998. The real estate mortgage portfolio consists primarily of loans secured by 1-4 family residential properties.

(17)  DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL
      INSTRUMENTS
      Statement of Financial Accounting Standards No. 107,
      "Disclosures about Fair Value of Financial Instruments," requires the Corporation to disclose estimated fair values of its financial instruments. The following methods and assumptions were used to estimate the approximate fair value of each class of financial instrument for which it is practicable to estimate that value:

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

      (c)  Loans
           Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type (commercial, mortgage, consumer, etc.), by interest rate terms (fixed and adjustable rate) and by performing and nonperforming categories. The fair value of performing loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan as well as estimates for operating expenses and prepayments. The estimate of maturity is based on the Corporation's historical experience with repayments for each loan classification modified, as required, by an estimate of the effect of current economic and lending conditions.

           Fair value for significant nonperforming loans is based on estimated cash flows that are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows and discount rates are judgmentally determined using available market information and specific borrower information.

      (d)  Deposits
           The fair value of fixed maturity time deposits and certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities. For 1998, the fair value of demand and savings deposits is the amount payable on demand. However, for 1999, a five-year maturity was assumed for demand and savings deposits and the fair values were estimated in a manner similar to deposits with fixed contractual maturities.

      (e) Federal Funds Purchased, Securities Sold Under Agreements to Repurchase and Other Borrowed Funds
           Rates currently available for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

      (f)  Commitments to Extend Credit and Standby Letters of
           Credit
           The only amounts recorded for commitments to extend credit and standby letters of credit are the deferred fees arising from these unrecognized financial instruments. These deferred fees are not deemed significant at December 31, 1999 and 1998, and as such, the related fair values have not been estimated.

      The carrying amounts and approximate fair values of the Corporation's financial instruments are as follows:

December 31,                               1999                  1998

                                               Approximate           Approximate
                                    Carrying   Fair        Carrying  Fair
                                    Amounts    Values      Amounts   Values
Financial assets:
    Cash and due from banks       $  18,363    18,363       11,875    11,875
    Federal funds sold                    -         -       10,600    10,600
    Securities available-for-sale    68,154    68,154       57,232    57,232
    Securities held-to-maturity      33,221    33,492       38,352    39,641
    Loans, net of unearned income   382,272   378,825      328,599   332,239

          Total financial assets  $ 502,010   498,834      446,658   451,587
Financial liabilities:
    Deposits                      $ 398,871   381,072      386,257   387,931
    Federal funds purchased,
      securities sold under
      agreements to repurchase
      and other borrowed funds       66,928    66,507       28,262    28,498

          Total financial
             liabilities          $ 465,799   447,579      414,519   416,429

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

(18)  PARENT COMPANY FINANCIAL INFORMATION

      Condensed financial information of FNB Corporation (the parent or holding company) is presented below:

                             Condensed Balance Sheets

Assets                            December 31, 1999    December 31, 1998
Securities available for sale,
    at fair value                     $   5,279               5,369
Investment in bank subsidiary            41,921              39,016
Receivable from bank subsidiary           1,703               1,682
Other assets                                114                  88

     Total  Assets                    $  49,017              46,155

Liabilities

ESOP debt                             $   1,438               1,754

     Total Liabilities                    1,438               1,754
Stockholders' Equity
Common stock and surplus                 46,065              37,931
Retained earnings                         3,968               8,307
Other                                    (2,454)             (1,837)
     Total Stockholders' Equity          47,579              44,401

     Total Liabilities &
         Stockholders' Equity         $  49,017              46,155

                        Condensed Statements of Income

                                       1999          1998          1997
Net interest income                $    228            24             -
Non interest income                      92           465             -
Non interest expense                   (432)         (489)            -
Equity in earnings of bank
    subsidiary                        6,439          5,931        5,165
Income before income taxes            6,327          5,931        5,165
Income tax expense                        -              -            -
Net income                         $  6,327          5,931        5,165

                        Condensed Statements of Cash Flows

                                       1999          1998          1997
Dividends paid                    $  (2,524)       (2,280)       (1,348)
Dividends received from
    subsidiary bank                   2,692         7,578         1,911
Issuance of new ESOP debt                 -         1,400             -
Principal repayments on ESOP debt      (316)         (488)            -
Purchase of securities
    available for sale                 (233)       (5,380)            -
Proceeds from sales &
    maturities of securities            100             -             -
Net change in receivable from
    subsidiary bank                     (21)       (1,168)         (514)
Other,  net                             302           338           (49)
                                          -             -             -
Cash at beginning of year                 -             -             -
Cash at end of year               $       -             -             -

NOTES:  (1) The ESOP loan is held by the Bank and as such is eliminated in consolidation.

(19)  INTERIM FINANCIAL INFORMATION (Unaudited)

      Consolidated quarterly results of operations were as follows:

                                                  1999
                                          Three Months Ended
                              March 31  June 30  September 30  December 31
Interest income              $  9,025    9,401       9,852        10,292
Interest expense                4,199    4,283       4,529         4,599
Provision for loan losses         289      300         300           556
Noninterest income                913      758         724           779
Noninterest expense             3,375    3,577       3,637         3,827
Income before income
    tax expense                 2,075    1,999       2,110         2,089
Income tax expense                484      465         503           494
Net income                   $  1,591    1,534       1,607         1,595

Net income per share         $   0.40     0.39        0.40          0.40

                                                  1998
                                          Three Months Ended
                              March 31  June 30  September 30  December 31
Interest income              $  8,583    8,777       9,230        9,063
Interest expense                4,358    4,270       4,391        4,230
Provision for loan losses         110      210         390          425
Noninterest income                669      689         735          908
Noninterest expense             2,971    3,038       3,157        3,516
Income before income
   tax expense                  1,813    1,948       2,027        1,800
Income tax expense                404      445         456          352
Net income                   $  1,409    1,503       1,571        1,448

Net income per share         $   0.36     0.38        0.39         0.37

     Net income per share in the above tables has been restated to reflect retroactively 10% stock dividends declared in the third quarter of 1998 and 1999.