Form 10-K, Exhibit 13
period 2000-12-31
FNB CORP \VA\
filed 2001-03-21
CIK 1010961

Exhibit # (13)


                             FNB CORPORATION

                     ANNUAL REPORT TO STOCKHOLDERS

                                  2000




INDEX TO ANNUAL REPORT TO STOCKHOLDERS


Selected Consolidated Financial Information


Management's Discussion and Analysis of Financial Condition and Results of Operations


Market Price and Dividend Data


Market Risks Related to Financial Instruments


Management's Statement of Financial Responsibility


Independent Auditors' Report on Consolidated Financial Statements


Consolidated Balance Sheets


Consolidated Statements of Income


Consolidated Statements of Comprehensive Income


Consolidated Statements of Cash Flows


Consolidated Statements of Changes in Stockholders' Equity


Notes to Consolidated Financial Statements


SELECTED CONSOLIDATED FINANCIAL INFORMATION           Years Ended December 31,

                                      2000     1999     1998     1997     1996
Selected income statement data
   (in thousands):
     Interest income             $  42,017   37,563   34,931   32,402   29,935
     Interest expense               20,102   17,610   17,249   16,764   15,016

     Net interest income            21,915   19,953   17,682   15,638   14,919
     Provision for loan              1,082    1,445    1,135      550      595
        losses
     Noninterest income              3,528    3,729    3,437    2,707    2,460
     Noninterest expense            15,073   13,964   12,396   11,306   10,089
     Income tax expense              2,454    1,946    1,657    1,324    1,491

     Net income                  $   6,834    6,327    5,931    5,165    5,204


Per share data:
     Basic and diluted
        earnings                 $    1.71     1.59     1.50     1.32     1.34
     Cash dividends declared           .70      .63      .57      .35      .50
     Book value                      13.11    11.93    11.20    10.26     9.21

Average shares outstanding:
     Basic                   3,993,288 3,982,147 3,959,084 3,917,654 3,878,209
     Diluted                 3,993,358 3,982,147 3,959,084 3,917,654 3,878,209

Selected balance sheet data at year end
      (in thousands):
     Total securities            $  97,167  101,375   95,584  105,276   97,975
     Loans, net of unearned
      Income                       409,586  382,272  328,599  291,058  273,324
     Allowance for loan
        losses                       5,670    5,173    4,640    4,291    4,179
     Total assets                  539,231  516,906  461,916  428,174  395,324
     Deposits                      431,659  398,871  386,257  352,545  335,402
     Stockholders' equity           51,942   47,579   44,401   40,213   35,828

Selected ratios (in percentages):
   Return on average assets           1.32     1.30     1.34     1.26     1.41
   Return on average equity          13.77    13.75    14.00    13.59    15.20
   Dividend pay-out ratio            40.94    39.89    38.44    26.08    36.99
   Average equity to
       average assets                 9.58     9.44     9.60     9.31     9.26


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

Net Income
Net income for 2000 was $6,834 compared to $6,327 for 1999 and $5,931 for 1998. This amounted to an increase of 8.0% for 2000 compared to an increase of 6.7% for 1999. Earnings per share for 2000 were $1.71 compared to $1.59 for 1999 and $1.50 for 1998. The increase in earnings for 2000 and 1999 was primarily the result of higher net interest income due to growth.

Net Interest Income
The principal source of earnings for the Corporation is net interest income. Net interest income is the amount of interest earned on loans and investments (Fed funds sold, securities and mortgage loans held for sale) less the amount of interest paid on deposits and other interest-bearing liabilities. Net interest income before provision for loan losses for 2000 was $21,915, up 9.8% from $19,953 for 1999, which was up 12.8% from $17,682 for
1998. The increases in net interest income in both 2000 and 1999 were primarily the result of growth in loans and deposits. Average loans grew $38,600 or 10.8% in 2000 and $47,800 or 15.4% in 1999.
Growth was strong in both the commercial and consumer sectors. Average investments declined in both years in order to partially fund the increased loan demand. Average investments dropped $7,800 in 2000 and $3,500 in 1999.

The increase in loan demand was funded primarily by an increase in deposits. Total average deposits increased $21,400 or 5.5% in 2000 and $26,400 or 7.2% in 1999. Average deposit growth occurred primarily in all deposit categories in 2000; whereas in 1999, growth was concentrated in lower-cost transaction account balances. Higher cost certificate of deposit/individual retirement account balances declined in 1999. Average other borrowed funds increased $4,700 in 2000 and $16,000 in 1999 to fund the excess of loan growth over deposit growth. These borrowings primarily represented an increase in advances from the Federal Home Loan Bank of Atlanta.

The net interest margin increased to 4.70% in 2000 from 4.63% in 1999. This follows an increase from 4.57% to 4.63% from 1998 to 1999. These increases were largely attributable to loan growth. Loans, with their higher yields relative to investments, expanded as a percent of earning assets from 74.4% in 1998 to 77.6% in 1999 to 80.6% in 2000.

Management attempts to match the maturities and repricing intervals of its earning assets and liabilities in order to avoid material fluctuations in earnings if interest rates change. This is covered under the heading of "Market Risks Related to Financial
Instruments".

In 2000, the yield on earning assets rose 34 basis points and cost of funds rose only 27 basis points resulting in an enhanced margin of 7 basis points. In 1999, the yield on earning assets fell 26 basis points, but cost of funds dropped 32 basis points for an enhanced margin of 6 basis points.

Provision for Loan Losses
The provision for loan losses was $1,082 for 2000, $1,445 for 1999 and $1,135 for 1998. Net charge-offs amounted to $584, $913 and $786 for 2000, 1999 and 1998, respectively. The provision for loan losses declined in 2000 due to lower net charge-offs and reduced reserves required on lower new loan volume. Loans grew at an annual rate of 7.2% in 2000 and 16.3% in 1999.

The allowance for loan losses increased $497 to $5,670 or 1.38% of outstanding loans, net of unearned income at December 31, 2000, from $5,173 or 1.35% of outstanding loans, net of unearned income at December 31, 1999. The allowance is calculated based on a very structured commercial credit risk grading system, which is continuously monitored. All commercial and commercial real estate loans over $25,000 are risk rated. Loans identified as "Watch" and "Special Mention" are grouped into pools of risk with loss factors consistent with identified risk. Credits with "Classified" ratings are assigned allocated reserves based on the risk exposure in each individual credit. "Pass" credits have reserve factors applied consistent with migration analysis and ten year forward moving historic loss experience. The allowance for other loan categories (consumer, credit card, equity line, real estate mortgage) is based on historic loss experience. Reserve assumptions are monitored and validated quarterly.

Noninterest Income
Noninterest income, which includes service charges on deposit accounts, loan origination and service release fees on mortgage loans sold, other service charges, sundry income and net securities gains (losses) was $3,528, $3,729 and $3,437 for 2000, 1999 and
1998, respectively. The decrease in noninterest income for 2000 was primarily due to lower mortgage origination and service release fees due to significantly lower mortgage volume, no appraisal income due to the outsourcing of this function and securities losses. These unfavorable items were partially offset by higher service charge revenue due to volume and higher BankCard revenue. The increase in noninterest income in 1999 over 1998 resulted primarily from new mortgage loan volume and fees, service charges due to volume and pricing, insurance revenue on consumer loans due to volume and penetration and revenue from the sale of investment products.

Noninterest Expense
Noninterest expense, consisting of salaries and employee benefits, occupancy costs, credit card processing, supplies and other expense was $15,073 for 2000, $13,964 for 1999 and $12,396 for 1998. The
2000 increase in noninterest expense was due primarily to higher salary and benefit costs resulting from merit increases, higher insurance costs and a new incentive plan designed to be self funding from increased revenues and expense containment attributable to the plan. In addition, building maintenance expense was up, and depreciation and software amortization increased due largely to investment in new technology. The growth in expenses in 1999 over 1998 was largely due to the opening of two new full-service branches, offering online banking and investment in technology to streamline operations.

Income Taxes
Income tax expense as a percentage of pre-tax income was 26.4%, 23.5%, and 21.8% in 2000, 1999 and 1998, respectively. The percentage has increased from 1998 to 2000 due to continued declines in nontaxable interest on investment securities. In addition, the income tax percentage in 1998 was lower because of a higher dividends paid deduction related to the employee stock ownership plan loans.

Decisions on which securities to purchase are based on their taxable equivalent yields. The Corporation has increased its investment in certain taxable securities which had higher yields than nontaxable securities when measured on a taxable equivalent basis.

Balance Sheet
Total assets of the Corporation at December 31, 2000, were $539,231 compared to $516,906 at December 31, 1999. Loans grew 7.1%; however, total asset growth was only 4.3% because investment balances (Fed funds sold, securities and mortgage loans held for sale) were flat, and because cash balances built up on December 31, 1999 to compensate for any potential Y2K problems were subsequently reduced. Total loans were $409,586 at December 31, 2000, an increase of $27,314 over December 31, 1999. Loan growth was concentrated in the consumer and real estate-mortgage portfolios.

Total deposits at December 31, 2000, were $431,659, an increase of $32,788 or 8.2% over December 31, 1999. This growth occurred primarily in noninterest-bearing demand and certificate of deposit/individual retirement account categories. Much of this growth is attributable to the two new branches opened in 1999. In addition, the Corporation strongly promoted deposits to achieve its goal of funding loan growth with internally generated funds. The Bank will be acquiring two branches from First Union on March 23, 2001 with approximately $17,000 in loans and $85,000 in deposits. This will expand our presence in the Wytheville market and provide
entry into the Pearisburg market.   In addition, this will provide
the Corporation additional liquidity for expansion.

Borrowed funds at December 31, 2000 were down by $15,194 compared to December 31, 1999 primarily due to strong deposit growth and a reduction in cash balances built up due to Y2K. These borrowings consist of advances from the Federal Home Loan Bank of Atlanta, purchases of Fed funds and securities sold under agreements to repurchase.

Stockholders' Equity
Stockholders' equity was $51,942 at December 31, 2000, compared to $47,579 at December 31, 1999. This increase of $4,363 was the result of earnings retention net of dividends paid to shareholders; an increase of $758 in net unrealized gains net of tax on securities available-for-sale; principal repayments on ESOP debt; stock awards and a decrease due to stock repurchases.

All financial institutions are required to maintain minimum levels of regulatory capital. The Federal Reserve and the Office of the Comptroller of the Currency (OCC) have established substantially similar risk-based and leveraged capital standards for financial institutions they regulate. Under the risk-based capital requirements of these regulatory agencies, the Corporation is required to maintain a minimum ratio of total capital to risk-weighted assets of at least 8%. At least half of the total capital is required to be "Tier 1 capital", which consists principally of common and certain qualifying preferred shareholders' equity, less certain intangibles and other adjustments. The remainder, "Tier 2 capital", consists of a limited amount of subordinated and other qualifying debt and a limited amount of the general loan loss reserve. Tier 1 and total capital to risk-weighted assets ratios on a consolidated basis at December 31, 2000, were 11.9% and 13.2% respectively, exceeding the minimums required.

In addition, the federal regulatory agencies have established a minimum leveraged capital ratio (Tier 1 capital to tangible assets). These guidelines provide for a minimum leveraged capital ratio of 3% for banks and their respective holding companies that meet certain specified criteria, including that they have the highest regulatory examination rating and are not contemplating significant growth or expansion. All other institutions are expected to maintain a leverage ratio of at least 100 to 200 basis points above that minimum. The guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. The leverage ratio of the Corporation on a consolidated basis at December 31, 2000 was 10.0% as compared to a minimum requirement of 4.0%.

As of December 31, 2000, the most recent notification from the OCC categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as well capitalized, minimum total risk-based capital, Tier 1 risk-based capital, and Tier 1 leverage ratios of 10.0%, 6.0% and 5.0%, respectively, must be maintained. The Bank exceeded all three of these minimums as of December 31, 2000. There are no conditions or events that management believes have changed the institution's category.

Past Due Loans and Nonperforming Assets
Loans past due 90 days and over at December 31, 2000 totaled $410 compared to $25 at December 31, 1999. Most of this was secured by real estate and no loss is anticipated. Nonaccrual loans and other real estate owned totaled $2,672 at December 31, 2000, compared to $4,646 at December 1998. The decrease can be largely attributed to a regional health care provider which is in the final process of restructure. The remaining balance of approximately $1,300 is expected to clear early first quarter 2001 and return to accrual status.

Liquidity and Capital Resources
Liquidity is the ability to provide sufficient cash flow to meet financial commitments and to fund additional loan demand or withdrawal of existing deposits. Liquidity remains adequate as assets are maintained on a short-term basis to meet the liquidity demands anticipated by management. Funding sources primarily include customer-based core deposits and cash generated by operations. Liquidity will be enhanced with the purchase of the two First Union branches and SWVA Bancshares, Inc. Another source of liquidity is additional borrowings from the Federal Home Loan Bank of Atlanta. The Corporation has additional borrowing capacity of $40,430 under an existing agreement with the FHLB as of December 31, 2000, based on the level of qualifying portfolio mortgage loans available for securitization. Secondary sources of liquidity are available should the need arise, including $30,500 in unused Federal Funds lines of credit and the ability to liquidate assets held for sale, especially investment securities.

The only significant source of cash for the holding company is transfers from its bank subsidiary in the form of dividends, loans, or advances. The most restrictive regulatory limitation placed on the amount of funds that may be transferred from the Bank to the holding company is that placed on dividends. Specifically, the maximum amount of dividends that may be paid by the Bank in any calendar year without prior regulatory approval is the net profits of that year, as defined, combined with the retained net profits for the two preceding years. In effect, this limits 2001 dividends (unless prior regulatory approval is obtained) to $7,410 plus year-to-date 2001 net profits as of the declaration date. This limitation had no effect on the liquidity of the holding company in 2000 and it is not expected to have any material impact in 2001. During 2000, the Bank paid $3,257 in dividends to the holding company.

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

Proposed Mergers and Acquisitions
During the third quarter of 2000, FNB Corporation entered into separate agreements to merge into FNB two bank holding companies:
SWVA Bancshares, Inc. ("SWVA"), parent company of Southwest Virginia Savings Bank of Roanoke, Virginia and CNB Holdings, Inc. ("CNB"), parent company of Community National Bank of Pulaski, Virginia. Under the terms of the proposed transactions, shareholders of SWVA and CNB will receive consideration valued at $20.25 and $10.60, respectively, for each share of SWVA and CNB common stock surrendered in the form of cash, common stock of FNB, or a combination of cash and common stock, at the election of each SWVA and CNB shareholder. However, the cash portion of the consideration for the SWVA merger will be limited to 20 percent of the total consideration paid. For the CNB merger, the cash and FNB stock portions of the consideration, will each be limited to 50
percent of the total consideration paid.    Subject to approval by
the SWVA shareholders, the SWVA merger is expected to close in the first quarter of 2001.

During the fourth quarter of 2000, a suit was filed against Community National Bank by another bank and is now pending. The suit seeks to recover alleged damages in the total amount of approximately $3.4 million arising from an apparent check-kiting scheme engaged in by a customer of both banks. Community National denies any liability to the plaintiff, intends to contest the suit vigorously, and believes that it has substantial defenses to liability as well as a potential claim for indemnity against a third party. In view of the amount of damages claimed and the inherent uncertainty of litigation, submission of the pending merger to the stockholders of CNB has been delayed, and the merger could be adversely affected. The merger is subject to approval by the CNB shareholders and regulatory agencies and other standard conditions for transactions of this nature, including a requirement that no material adverse change in the financial condition or business of CNB shall have occurred.

For tax purposes, the above transactions will be structured as tax-free reorganizations to the extent of the shares exchanged. For financial reporting purposes, the mergers will be accounted for under the purchase method of accounting, under which the purchase price will be allocated to assets acquired and liabilities assumed based on their fair values at the date of the acquisition. Any excess of purchase price over the net fair values of assets acquired and liabilities assumed will be recorded as goodwill.

During the third quarter of 2000, FNB Corporation entered into an agreement to purchase two First Union National Bank branches located in Southwest Virginia. Under the terms of the agreement, FNB will purchase the real estate, loans, equipment and fixtures, and cash on hand related to the branches and will assume the deposits of the branches, estimated at an aggregate $85 million at the time of the agreement. The transaction will be accounted for under the purchase method of accounting. The agreement is subject to approval by bank regulators and other standard conditions for transactions of this nature, and it is expected to close at or near the end of the first quarter of 2001.

The accompanying audited financial statements do not include the assets, liabilities, or operations of SWVA, CNB, or the two branches to be acquired. The income statement of the combined company will only include the operating results of the acquired banks and branches from the effective dates of each respective transaction. Note 21 to the accompanying consolidated financial statements contains additional details regarding these proposed transactions.

Based on preliminary estimates as of September 30, 2000 it is anticipated that the CNB merger (if consummated under its current terms) and the purchase of the two branches will result in significant amounts of recorded goodwill. Goodwill will be amortized to expense over the estimated future periods to be benefited. However, it is not possible to determine with any reasonable degree of certainty what overall impact the transactions will have on future earnings or earnings per share.

The deposits to be assumed from the two branch acquisitions are considerably larger than assets to be purchased, which will result in substantial net proceeds to FNB. Additionally, recent ratios of loans to deposits for both SWVA and CNB have been considerably lower than that of FNB. Because of these factors, the three transactions, to the extent consummated, are expected to result in substantial additional liquidity for FNB. The additional funds are currently expected to be used to reduce borrowings, purchase securities, fund additional loans, or a combination of the three.

Market Price and Dividend Data
The following information reflects per share data for the periods indicated relative to Common Stock trading values and dividends. Both the trading values and per share dividends in the tables below have been adjusted to retroactively reflect the effects of a 10% stock dividend in August 1999. As of December 31, there were 1,044 holders of record of FNB Corporation Common Stock.

                            Trading Value        Dividends
2000                       High       Low        Per Share
First Quarter          $  21.00     16.50             0.17
Second Quarter            18.13     15.50             0.17
Third Quarter             17.50     15.75             0.18
Fourth Quarter            17.00     15.75             0.18

                           Trading Value         Dividends
1999                       High      Low         Per Share
First Quarter          $  22.27     19.35             0.15
Second Quarter            21.82     18.18             0.15
Third Quarter             23.00     20.46             0.16
Fourth Quarter            22.50     17.00             0.17

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

      Relative volumes of fixed-rate vs. variable-rate loans and deposits Average interest rate spreads between interest bearing assets and liabilities
      Maturity and repricing schedules of loans, investment securities and deposits, including the extent to which expected maturities of interest sensitive assets align with that of interest sensitive liabilities ("sensitivity gap")

Techniques used by management to adjust exposure to interest rate risk include but are not limited to selling certain types of loans (especially fixed rate loans); periodically changing stated interest rates charged on loans and offered on deposits in conjunction with market trends; promoting, changing the pricing of or developing new products to emphasize/de-emphasize different maturities and/or fixed vs. variable loans and deposits; redirecting funds upon maturities of investment securities and loan repayments and careful selection among choices of sources of borrowed funds other than deposits. The Corporation has not entered into derivative financial instruments such as futures, forward interest rate agreements, swaps or option contracts in order to manage interest rate risk.

A key analytical technique used by management in its efforts to manage interest rate risk is interest rate shock simulation. This method seeks first to estimate the current market value of the Corporation's assets and liabilities by applying present value techniques (discounting) to the Corporation's assets and liabilities at current market interest rates. The difference between the market value of assets and liabilities is the market value of the Corporation's equity. The current market value of assets and liabilities is then recalculated assuming a hypothetical, immediate (shock) increase or decrease in market interest rates of 200 basis points. The table below reflects the outcome of this analysis. This information is presented at December 31, 2000 and December 31, 1999. Market value of equity would decline 6.26% if market rates were to immediately rise by 200 basis points and decline 1.32% if market rates were to immediately drop by 200 basis points at December 31, 2000. A decline is occurring under both scenarios because of the callable securities in the portfolio. If market rates increase, they are not called and decline in value. If rates decline, they are called and have to be replaced with lower-yielding securities. The 2000 percentages are lower than last year, indicating a reduced sensitivity to changes in interest rates. Additionally, the decline in market value of equity is less than 10%. In management's opinion, this is acceptable, given the unlikely occurrence of this scenario.

             Percentage Increase (Decrease) in Market Value of Equity
           200 Basis Point Increase       200 Basis Point Decrease
December 31, 2000    -6.26%                        -1.32%
December 31, 1999    -8.48%                         9.58%

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


           MANAGEMENT'S STATEMENT OF FINANCIAL RESPONSIBILITY



The management of FNB Corporation is responsible for the content of the financial information contained herein. In order to meet this responsibility, the financial statements have been prepared in conformity with generally accepted accounting principles appropriate in the circumstances to reflect, in all material respects, the substance of events and transactions that should be included.

The accounting systems and related internal accounting controls of FNB Corporation and its subsidiaries are designed to provide reasonable assurance that the financial records are reliable for preparing financial statements and maintaining accountability for assets, including safeguarding assets against loss from unauthorized use or disposition. The system of internal controls is augmented by written policies, internal audits and staff training programs.

The Audit Committee of FNB Corporation, composed solely of outside directors, reviews the internal audit function and meets periodically with representatives of McLeod & Company, independent public accountants, whose selection to express an independent professional opinion as to the fairness of the presentation of FNB Corporation's consolidated financial statements has been ratified by the shareholders.






J. Daniel Hardy, Jr.                     Daniel A. Becker
President and                            Senior Vice President and
   Chief Executive Officer                  Chief Financial Officer
FNB Corporation                          FNB Corporation




INDEPENDENT AUDITORS' REPORT





The Board of Directors and Stockholders
FNB Corporation


We have audited the accompanying consolidated balance sheets of FNB Corporation and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FNB Corporation and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000, in conformity with generally accepted accounting principles.




                                                 McLEOD & COMPANY




Roanoke, Virginia
February 2, 2001




                                                   December 31, 2000 and 1999
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

ASSETS                                                  2000            1999
Cash and due from banks                            $  12,325          18,363
Federal funds sold                                     3,450               -
Securities available-for-sale, at fair value          68,974          68,154
Securities held-to-maturity, at amortized cost        28,193          33,221
Mortgage loans held for sale                             725              73
Loans:
   Commercial                                        113,645         113,321
   Consumer                                           77,433          69,312
   Real estate- commercial                            77,341          74,113
   Real estate - construction                         19,637          18,772
   Real estate - mortgage                            121,530         106,754

          Total loans                                409,586         382,272

          Loans, net of unearned income              409,586         382,272
Less allowance for loan losses                         5,670           5,173

          Loans, net                                 403,916         377,099
Bank premises and equipment, net                      14,580          13,480
Other real estate owned                                  281             129
Other assets                                           6,787           6,387

          Total assets                             $ 539,231         516,906
LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits
   Noninterest-bearing demand deposits             $  50,107          43,365
   Interest-bearing demand and savings deposits      134,574         141,831
   Time deposits                                     187,849         167,162
   Certificates of deposit of $100,000 and over       59,129          46,513

          Total deposits                             431,659         398,871
   Federal funds purchased                                 -          13,635
   Securities sold under agreements to repurchase     10,634           7,031
   Other borrowed funds                               41,100          46,262
   Other liabilities                                   3,896           3,528

          Total liabilities                          487,289         469,327

Stockholders' equity:
   Common stock, $5.00 par value. Authorized
      10,000,000 shares; issued and outstanding
      4,049,887 shares in 2000 and 4,093,996
      in 1999                                         20,249          20,470
   Surplus                                            25,090          25,595
   Unearned compensation                                (78)               -
   Unearned ESOP shares (82,601 and 106,013
       shares in 2000 and 1999, respectively)        (1,374)          (1,747)
   Retained earnings                                  8,004            3,968
   Accumulated other comprehensive income (loss)         51             (707)

            Total stockholders' equity               51,942           47,579

            Total liabilities and stockholders'
                equity                            $ 539,231          516,906

                  See accompanying notes to consolidated financial statements.

                                 Years Ended December 31, 2000, 1999 and 1998
CONSOLIDATED STATEMENTS OF INCOME        (in thousands, except per share data)

                                             2000          1999      1998
Interest income:
   Interest and fees on loans           $  36,632        31,970    29,064
   Interest on securities:
      Taxable                               3,186         3,157     3,082
      Nontaxable                            2,100         2,253     2,278
Interest on federal funds sold                 99           183       507

            Total interest income          42,017        37,563    34,931

Interest expense:
   Interest on interest-bearing
      demand and savings deposits           3,966         3,400     2,958
   Interest on time deposits                9,915         8,905     9,801
   Interest on certificates
      of deposit of $100,000 and over       3,348         2,931     2,870
   Interest on federal funds
    purchased and securities
      sold under agreements to repurchase     437           380       261
   Interest on other borrowed
      funds                                 2,436         1,994     1,283
   Interest on ESOP debt                        -             -        76

            Total interest expense         20,102        17,610    17,249

         Net interest income               21,915        19,953    17,682
Provision for loan losses                   1,082         1,445     1,135

         Net interest income
            after provision for
            loan losses                    20,833        18,508    16,547
Noninterest income:
   Service charges on deposit
      accounts                              1,362         1,263     1,156
   Loan origination fees                      197           359       393
   Other service charges and fees           1,411         1,226       917
   Other income                               610           877       813
   Securities gains (losses), net             (52)            4       158

         Total noninterest income           3,528         3,729     3,437
Noninterest expense:
   Salaries and employee
     benefits                               7,924         7,309     6,570
   Occupancy and equipment
     expense, net                           2,628         2,497     2,166
   Cardholder/merchant processing             417           405       327
   Supplies expense                           440           448       503
   Other expenses                           3,664         3,305     2,830

            Total noninterest expense      15,073        13,964    12,396
Income before income tax
   expense                                  9,288         8,273     7,588
Income tax expense                          2,454         1,946     1,657

            Net income                  $   6,834         6,327     5,931

            Basic and diluted
                  earnings per share    $    1.71          1.59      1.50

               See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                Years Ended December 31, 2000, 1999 and 1998
                                                              (in thousands)

                                           2000          1999      1998
Net income                              $ 6,834         6,327     5,931


Other comprehensive income,
   before tax:
   Unrealized holding gains
     (losses) arising during
       period on securities               1,095        (1,453)      227
   Less:  reclassification
     adjustment for (gains)
     losses included in
      net income                             54             -      (142)
Other comprehensive income (loss)
   before tax                             1,149        (1,453)       85

Income tax effect of items of other
   comprehensive income                    (391)          463       (29)

Other comprehensive income (loss),
   net of tax                               758          (990)       56


Comprehensive income                    $ 7,592         5,337     5,987

                 See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF        Years Ended December 31, 2000, 1999 and 1998
CASH FLOWS                                                      (in thousands)

                                              2000            1999       1998
Cash flows from operating activities:
   Net income                            $   6,834           6,327      5,931
   Adjustments to reconcile
     net income to net cash
     provided by operating
     activities:
         Provision for loan losses           1,082           1,445      1,135
         Depreciation and
           amortization of
           bank premises and equipment       1,339           1,259      1,098
         ESOP compensation                     373             373        488
         Stock awards compensation              38               -          -
         Deferred income tax expense
           (benefit)                          (147)           (378)       132
         Loss (gain) on sales of
           securities available-
           for-sale, net                        54               -       (142)
         Amortization of premiums
           and accretion of discounts, net     260             537        230
         Gain on calls of securities
           held-to-maturity, net                (2)             (4)       (16)
         Loss (gain) on sale of
           other real estate and fixed
           assets                              (61)              1        (34)
         Proceeds from sales of
           mortgage loans held for sale     11,532          22,035     33,298
         Origination of mortgage
           loans held for sale             (12,184)        (20,462)   (33,785)
         Increase in other assets             (658)         (1,142)      (795)
         Increase in other liabilities         232             532         34

                Net cash provided by
                     operating activities    8,692          10,523      7,574

Cash flows from investing activities:
     Net decrease (increase) in
       federal funds sold                   (3,450)         10,600     (7,100)
     Proceeds from sales of
       securities
       available-for-sale                    5,094               -        617
     Proceeds from calls and
       maturities of securities
       available-for-sale                   26,870          14,400     39,232
     Proceeds from calls and
       maturities of securities
       held to maturity                      5,020           5,141      4,066
     Purchases of securities
       available-for-sale                  (31,935)        (27,297)   (34,196)
     Purchases of securities
       held-to-maturity                          -             (17)       (15)
     Net increase in loans                 (27,966)        (54,056)   (40,535)
     Proceeds from sale of fixed
       assets and other real estate
       owned                                   795             139        228
     Recoveries on loans previously
       charged off                             286             221        184
     Bank premises and equipment
       expenditures                         (2,934)         (1,479)    (1,561)

             Net cash used in
             investing activities          (28,220)        (52,348)   (39,080)

Cash flows from financing activities:
    Net (decrease) increase in demand
      deposits                                (515)         19,851     30,343
    Net (decrease) increase in time
      deposits and certificates of
      deposit                                3,303          (7,237)     3,369
    Net (decrease) increase in federal
      funds purchased                      (13,635)         13,635          -
    Net increase in securities sold
      under agreements to repurchase         3,603             381      1,190
    Net increase (decrease) in other
       borrowed funds                       (5,162)         24,650     (4,481)
    Principal payments on ESOP debt           (373)           (373)      (488)
    Sale of stock to ESOP                        -               -      1,400
    Repurchase of FNB Corporation stock       (871)              -          -
    Dividends paid                          (2,798)         (2,524)    (2,280)
    Dividends on unallocated ESOP shares       (62)            (70)       (78)

             Net cash provided by
                financing activities        13,490          48,313     28,975

Net increase (decrease) in cash and due
    from banks                              (6,038)          6,488     (2,531)
Cash and due from banks at
    beginning of year                       18,363          11,875     14,406

Cash and due from banks at end of year   $  12,325          18,363     11,875


                   See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF       Years Ended December 31, 2000, 1999 and 1998
CHANGES IN STOCKHOLDERS' EQUITY(in thousands, except share and per share data)

                                                               Accum-
                                                               ulated
                                    Un-      Un-               Other
                                    earned   earned            Compre-
                   Common           Compen-  ESOP    Retained  hensive
                   Stock   Surplus  sation   Shares  Earnings  Income   Total
Balances at
December 31,
 1997             $16,619   10,782       -   (1,208)   13,793     227  40,213

Net income              -        -       -        -     5,931       -   5,931
Cash dividends,
 $0.57 per share        -        -       -        -    (2,280)      -  (2,280)
ESOP shares
  allocated
  upon loan
  repayment             -        -       -      488         -       -     488
10% stock
  dividend          1,691    7,439       -        -    (9,137)      -      (7)
Change in net
  unrealized
  gains losses)
  on securities
  available
  for sale,
  net of tax
  effect of
  $29                   -        -       -        -         -     56       56
Sale of
  60,215
  shares of
  stock to
  ESOP                301    1,099       -    1,400)        -      -        -

Balances at
December 31,
 1998              18,611   19,320       -   (2,120)    8,307    283   44,401

Net income              -        -       -        -     6,327      -    6,327
Cash dividends,
 $0.63 per
  share                 -        -       -        -    (2,524)     -   (2,524)
ESOP shares
  allocated
  upon loan
repayment               -        -       -      373         -      -      373
10%  stock
  dividend          1,859    6,275       -        -    (8,142)     -       (8)
Change in net
  Unrealized
  Gains
 (losses) on
  securities
  available
  for sale,
  net of tax
  effect
  of $463               -        -       -       -          -   (990)    (990)



Balances at
December 31,
 1999              20,470   25,595       -  (1,747)     3,968   (707)   7,579

Net income              -        -       -       -      6,834      -    6,834
Cash dividends,
 $0.70 per share        -        -       -       -     (2,798)     -   (2,798)
ESOP shares
  allocated
  upon loan
  repayment             -        -       -     373          -      -      373
Stock awards
  issued, net
  of unearned
  compensation         44      101     (78)      -          -      -       67
Repurchase
  and retirement
  of common
  stock              (265)    (606)      -       -          -      -     (871)
Change in net
  unrealized
  gains
 (losses) on
  securities
  available
  for sale,
  net of tax
  effect of
  $391                   -        -      -       -         -     758      758

Balances at
December 31,
 2000              $20,249   25,090    (78) (1,374)    8,004      51   51,942

                  See accompanying notes to consolidated financial statements.


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS      December 31, 2000
                                  (in thousands, except share data)


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

(h)  Net Income Per Share
     Net income per share computations are based on the weighted average number of shares outstanding during each year (3,993,288, 3,982,147, and 3,959,084 in 2000, 1999 and 1998,
     respectively, as restated). The weighted average shares outstanding do not include average unearned shares held by the Employee Stock Ownership Plan (ESOP) totaling 88,998, 112,433 and 126,466 shares for 2000, 1999 and 1998, respectively. The shares held by the ESOP are not considered outstanding for net income per share calculations until the shares are released.

     During the third quarter of 1998 and 1999, the Corporation declared 10% stock dividends. Earnings per share, dividends per share and weighted average shares for periods prior to the stock dividends have been restated to reflect the change in shares outstanding as though the stock dividends had occurred at the beginning of the earliest period presented.

(i)  Trust Assets
     Assets held by the Bank's trust department in a fiduciary or agency capacity are not included in the consolidated financial statements as they are not assets of the Corporation.

(j)  Reclassifications
     Certain reclassifications have been made to prior year amounts to conform to the 2000 presentation.

(2)  RESTRICTIONS ON CASH
     Federal reserve regulations require the Bank to maintain certain average balances as cash reserves. The reserve requirements approximated $2,194 and $2,121 at December 31, 2000 and 1999, respectively.

(3)  SECURITIES AVAILABLE-FOR-SALE
     The following sets forth the composition of securities available-for-sale, which are reported at fair value, at December 31, 2000 and 1999:

                                        Gross        Gross        Approximate
                            Amortized   Unrealized   Unrealized   Fair
December 31, 2000           Costs       Gains        Losses       Values
U.S. Treasury               $     500            3            -           503
U.S. Government agencies
   and corporations            16,217           49         (114)       16,152
States and political
   subdivisions                17,043          155         (106)       17,092
Other securities               35,137          317         (227)       35,227

Totals                      $  68,897          524         (447)       68,974

                                        Gross        Gross        Approximate
                            Amortized   Unrealized   Unrealized   Fair
December 31, 1999           Costs       Gains        Losses       Values
U.S. Treasury               $   4,018            8            -         4,026
U.S. Government agencies
   and corporations            15,035           10         (221)       14,824
States and political
   subdivisions                15,173           40         (460)       14,753
Other securities               34,952            1         (402)       34,551

Totals                      $  69,178           59       (1,083)       68,154

The amortized costs and approximate fair values of securities available-for-sale by contractual maturity are shown below.
Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                        Approximate
                                            Amortized   Fair
December 31, 2000                           Costs       Values
Due in one year or less                     $   4,581         4,569
Due after one year through five years          44,155        44,400
Due after five years through ten years         12,448        12,299
Due after ten years                             7,713         7,706

Totals                                      $  68,897        68,974

Realized gains on securities available-for-sale were not material in 2000 or 1999 and totaled $147 in 1998. Realized losses on securities available-for-sale were $54 and $5 in 2000 and 1998, respectively and were not material in 1999.

The carrying value of securities available-for-sale pledged to secure public and trust deposits and securities sold under agreements to repurchase, and for other purposes as required or permitted by law, was $13,532 at December 31, 2000 and $49,033 at December 31, 1999.

(4)  SECURITIES HELD-TO-MATURITY
The amortized costs, gross unrealized gains and losses, and approximate fair values of securities held-to-maturity at December 31, 2000 and 1999 are as follows:

                                        Gross        Gross        Approximate
                            Amortized   Unrealized   Unrealized   Fair
December 31, 2000           Costs       Gains        Losses       Values
States and political
   subdivisions             $  28,193          402           (6)       28,589

Totals                      $  28,193          402           (6)       28,589

                                        Gross        Gross        Approximate
                            Amortized   Unrealized   Unrealized   Fair
December 31, 1999           Costs       Gains        Losses       Values
States and political
   subdivisions             $  33,221          367          (96)       33,492

Totals                      $  33,221          367          (96)       33,492

The amortized costs and approximate fair values of securities held-to-maturity at December 31, 2000 by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                        Approximate
                                            Amortized   Fair
December 31, 2000                           Costs       Values
Due in one year or less                     $   3,423         3,437
Due after one year through five years          19,913        20,205
Due after five years through ten years          4,857         4,947
Due after ten years                                 -             -

Totals                                      $  28,193        28,589

Realized gains and losses on calls and maturities of securities held-to-maturity were not material in 2000, 1999 or 1998. The carrying value of securities held-to-maturity pledged to secure public and trust deposits and securities sold under agreements to repurchase, and for other purposes as required or permitted by law, was $12,626 and $18,073 at December 31, 2000 and 1999,
respectively.

(5)  LOANS
At December 31, 2000 and 1999, there were direct loans to officers and directors of $3,427 and $3,672, respectively. During 2000, new direct loans to officers and directors amounted to $518 and repayments amounted to $763. In addition, there were loans of $1,873 and $3,423 at December 31, 2000 and 1999, respectively, which were endorsed by directors or had been made to companies in which directors had an equity interest.

At December 31, 2000 and 1999, the Corporation had sold without recourse to financial institutions and other customers of the Corporation participations in various loans in the amount of $41,151 and $39,969 respectively.

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

As of December 31, 2000 and 1999, the investment in impaired loans approximated $2,521 and $4,575, respectively. The December 31, 2000 and 1999 allowances for loan losses includes allowances of $519 and $539, respectively, for these loans. Impaired loans averaged $3,548, $3,414 and $1,754 during 2000, 1999 and 1998, respectively. Interest on impaired loans is recognized in the same manner as loans that are not considered impaired; that is, interest is generally recognized on the cash basis once the collection of principal or interest is 90 days or more past due.

A summary of the changes in the allowance for loan losses
(including allowances for impaired loans) follows:

Years Ended December 31,           2000        1999        1998
Balance at beginning of year    $ 5,173       4,640       4,291
Provisions for loan losses        1,082       1,445       1,135
Loan recoveries                     286         221         184
Loan charge-offs                   (871)     (1,133)       (970)
Balance at end of year          $ 5,670       5,173       4,640

Nonperforming assets consist of the following:

December 31,                      2000        1999        1998
Nonaccrual loans               $ 2,391       4,517       1,109
Other real estate owned            281         129          30

Total nonperforming assets     $ 2,672       4,646       1,139

There were no material commitments to lend additional funds to customers whose loans were classified as nonperforming at December 31, 2000.

The following table shows the pro forma interest that would have been earned on impaired loans if interest had been recorded using the cash basis and the recorded interest that was included in income on these loans:

Years Ended December 31,         2000        1999        1998
Cash basis interest -
   impaired loans             $    17         134          50

Recorded interest -
   impaired loans             $     9         120          48

(7)   BANK PREMISES AND EQUIPMENT, NET
Bank premises and equipment are stated at cost less accumulated depreciation and amortization as follows:

December 31,                      2000        1999
Land                          $  1,565       1,515
Buildings                       11,347      10,450
Furniture and equipment          9,842       8,354
Leasehold improvements             423         507
                                23,177      20,826

Less accumulated depreciation
   and amortization             (8,597)     (7,346)

Totals                        $ 14,580      13,480

(8)  DEPOSITS
At December 31, 2000 and 1999, there were deposits from officers and directors of $2,999 and $1,872, respectively. Time deposits and certificates of deposit of $100,000 and over as of December 31, 2000 mature as follows:

         2001       $ 160,362
         2002          49,514
         2003          20,286
         2004           8,516
         2005           8,277
         Thereafter        23
                    $ 246,978

(9) SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE AND OTHER BORROWED FUNDS Advances from the Federal Home Loan Bank of Atlanta were $41,100 and $46,262 on December 31, 2000 and 1999, respectively. The fixed interest rates on the advances as of December 31, 2000 range from
5.3 to 6.7 percent. The advances are collateralized under a blanket floating lien agreement whereby the Corporation gives a blanket pledge of residential first mortgage loans for 1-4 units.
Of the total balance at December 31, 2000, $5,000 matures in 2001, $100 matures in 2003, and $10,000 matures in 2004. The remainder matures after 2005.

Securities sold under agreements to repurchase (repurchase agreements) at December 31, 2000 were collateralized by investment securities controlled by the Corporation with a book value of $12,702. The maximum amount of repurchase agreements outstanding during 2000 was $10,634, and the average amount outstanding during 2000 was $7,379.

(10)  EMPLOYEE BENEFIT PLAN
The Corporation sponsors a leveraged Employee Stock Ownership Plan
(ESOP), which covers all employees following the completion of one year of service and attainment of age 21. The ESOP invests substantially in stock of the Corporation. The purchase of some of the shares held by the ESOP has been financed by borrowings by the ESOP. In February 1998, the Corporation sold 60,215 shares to the ESOP for $23.25 per share. The ESOP borrowed $1,400 from another financial institution to finance the purchase. The ESOP's obligation to repay these and prior borrowings is guaranteed by the Corporation and secured by the stock acquired.
During the third quarter of 1998, First National Bank purchased all ESOP loans from the outside financial institution, which had originally financed them. Consequently, in the December 31, 2000 and 1999 consolidated balance sheets, the loans and the related liability have been eliminated.

The amounts representing unearned employee benefits have been recorded as reductions in stockholders' equity as unearned ESOP shares. These amounts are reduced and compensation expense is recorded as the ESOP debt is curtailed and shares are released from collateral. Shares released are allocated to plan participants as of the end of the Plan's year based on an allocation formula specified in the Plan. The ESOP is repaying the loans (plus interest) using employer contributions and dividends received on the shares of common stock held by the ESOP. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings. Dividends on unallocated shares are recorded as a reduction of ESOP debt to the extent used for debt service, and as compensation expense to the extent expected to be allocated to participants' accounts as additional compensation. ESOP compensation expense of $373, $373 and $488 was recorded for 2000, 1999 and 1998, respectively.

ESOP shares as of December 31, 2000 consisted of 684,917 allocated
shares and 82,601   unreleased and unearned shares.  Based on
quoted trading and bid prices, the fair value of the unreleased and unearned shares at December 31, 2000 was $16.37 per share.

In 1997, the Corporation instituted a 401(k) plan that covers substantially all employees who work at least 1,000 hours per year.
 Participants have the option to have up to 12% of their salary withheld on a pre-tax basis to be contributed to the plan. The Corporation matches 100% of the first 3% of the participants' contributions. Participants may choose among several investment options comprised primarily of mutual funds, but there is no stock of the Corporation in the plan. Matching contributions totaled $151, $147 and $121 for 2000, 1999 and 1998, respectively.

(11)  INCOME TAXES
Total income taxes are allocated as follows:

Years Ended December 31,             2000        1999        1998
Income                           $  2,454       1,946       1,657
Stockholders' equity, for net
   unrealized gains and losses
   on securities available-for-
   sale recognized for financial
   reporting purposes                 391        (463)         30

Totals                           $  2,845       1,483       1,687

The components of federal income tax expense (benefit) are as follows:

Years Ended December 31,              2000        1999      1998
Current                           $  2,601       2,324     1,525
Deferred                              (147)       (378)      132

Total                             $  2,454       1,946     1,657


The reconciliation of expected income tax expense at the statutory federal rate with the reported tax expense at the effective rate is as follows:

Years Ended December 31,                2000          1999           1998

                                     Percent         Percent         Percent
                                     of              of              of
                                     Pretax          Pretax          Pretax
                             Amount  Income  Amount  Income  Amount  Income
Expected tax expense at
   statutory rate           $ 3,158   34.0%   2,813   34.0%   2,580   34.0%
Increase (decrease) in
   taxes resulting from:
     Tax-exempt interest       (863)  (9.3)  (1,007) (12.2)    (979) (12.9)
     Nondeductible interest
       Expense                  113    1.2      124    1.5      135    1.8
       Other, net                46    0.5       16    0.2      (79)  (1.1)

Reported tax expense at
         effective rate     $ 2,454   26.4%   1,946   23.5%   1,657   21.8%

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities are as follows:

December  31,                                   2000          1999
Deferred tax assets:
  Loans, principally due to allowance
    for loan losses and unearned fees       $  1,689         1,535
  Securities, due principally to
    valuation allowance                            -           316
Accrued employee benefits due to accrual
    for financial
    reporting purposes in excess of actual
    contributions                                238           237
    Other                                         61            16

    Total gross deferred tax assets            1,988         2,104

Less valuation allowance                           -             -

Net deferred tax assets                        1,988         2,104

Deferred tax liabilities:
  Bank premises and equipment,
    due to differences in depreciation           351           359
  Securities, due principally to valuation
    allowance                                     26             -
  Investment securities, due to differences
    in discount accretion                        102            85
  Prepaids, due to advance payments               71            27

          Total gross deferred tax
            liabilities                          550           471

          Net deferred tax asset,
            included in other assets        $  1,438         1,633

The Corporation has determined that a valuation allowance for gross deferred tax assets is not necessary at December 31, 2000 or 1999 since deferred tax assets can be recognized during the carryback period available under current tax laws.

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

Under applicable federal laws, the Comptroller of the Currency restricts, without prior approval, the total dividend payments of the Bank in any calendar year to the net profits of that year, as defined, combined with the retained net profits for the two preceding years. The total dividends that may be declared in 2001 without the approval of the Comptroller totals $7,410 plus year-to-date 2001 net profits as of the declaration date.

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

Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum amounts and ratios of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined). Management believes, as of December 31, 2000, that the Corporation meets all capital adequacy requirements to which it is subject. The table below sets forth the ratios for the Bank and on a consolidated basis for December 31, 2000 and 1999.

     As of December 31, 2000, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action (Section 38 of the FDI Act). To be categorized as well capitalized, minimum total risk-based capital, Tier 1 risk-based capital, and Tier 1 leverage ratios as set forth in the table below must be maintained. There are no conditions or events since that notification that management believes have changed the institution's category.

As of December 31, 2000:
                                 Minimum Requirements
                                                    Section 38 of
                                    For Capital    Federal Deposit
                        Actual      Adequacy        Insurance Act
                    Amount Ratio   Amount  Ratio   Amount    Ratio
Total Capital
  (to Risk
  Weighted Assets)
    Consolidated  $ 57,328  13.2%  34,783   8.0%     N/A
    Bank            51,567  11.9%  34,719   8.0%   43,399    10.0%
Tier 1 Capital
  (to Risk
  Weighted Assets)
    Consolidated    51,891  11.9%  17,391   4.0%     N/A
    Bank            46,135  10.6%  17,360   4.0%   26,040     6.0%
Tier 1 Capital
  (to Average
  Assets)
    Consolidated    51,891  10.0%  20,831   4.0%     N/A
    Bank            46,135   8.9%  20,656   4.0%   25,820     5.0%

As of December 31, 1999:
                                 Minimum Requirements
                                                    Section 38 of
                                     For Capital   Federal Deposit
                        Actual         Adequacy     Insurance Act
                     Amount  Ratio   Amount Ratio   Amount  Ratio
Total Capital
  (to Risk
  Weighted Assets)
    Consolidated   $ 53,459   12.9%  33,192   8.0%    N/A
    Bank             47,646   11.5%  33,160   8.0%  41,450   10.0%
Tier 1 Capital
  (to Risk
  Weighted Assets)
    Consolidated     48,286   11.6%  16,596   4.0%    N/A
    Bank             42,473   10.3%  16,580   4.0%  24,870    6.0%
Tier 1 Capital
  (to Average
  Assets)
    Consolidated     48,286   9.5%   20,270   4.0%    N/A
    Bank             42,473   8.5%   20,107   4.0%  25,134    5.0%

(13) SUPPLEMENTAL CASH FLOW INFORMATION
The Corporation paid $19,785, $17,652 and $17,090 for interest and $2,790, $1,999, and $1,604 for income taxes in 2000, 1999 and 1998, respectively. Noncash investing activities included $252, $190, and $30 of loans transferred to other real estate owned in 2000, 1999 and 1998, respectively.

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

Except for unused home equity lines totaling $25,951 at December
31, 2000, and $26,872 at December 31, 1999 (included in amounts below), the Corporation may not require collateral or other security to support the following financial instruments with credit risk:

                                             Contract Amounts

December 31,                                      2000           1999
Financial instruments whose contract
  Amounts represent credit risk:
  Commitments to extend credit               $  79,310         88,046
  Standby letters of credit                      5,045          5,905

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

The Corporation originates mortgage loans for sale to secondary market investors subject to contractually specified and limited recourse provisions. In 2000, the Corporation originated $12,184 and sold $11,532 to investors, compared to $20,462 originated and $22,035 sold in 1999. Every contract with each investor contains certain recourse language. In general, the Corporation may be required to repurchase a previously sold mortgage loan if there is major noncompliance with defined loan origination or documentation standards, including fraud, negligence or material misstatement in the loan documents. Repurchase may also be required if necessary governmental loan guarantees are canceled or never issued, or if an investor is forced to buy back a loan after it has been resold as a part of a loan pool. In addition, the Corporation may have an obligation to repurchase a loan if the mortgagor has defaulted early in the loan term. This potential default period ranges from six to twelve months after sale of a loan to the investor. Historically, repurchases under these recourse provisions have been minimal.


(16)  CONCENTRATIONS OF CREDIT RISK
The Corporation does a general banking business, serving the commercial, agricultural and personal banking needs of its customers in its trade territory, commonly referred to as the New River Valley, which consists of Montgomery County, Virginia and
portions of adjacent counties.   Operating results are closely
correlated with the economic trends within this area, which are, in turn, influenced by the area's three largest employers - Virginia Polytechnic Institute and State University, Radford University and the Radford Arsenal. Other industries include a wide variety of manufacturing concerns and agriculture-related enterprises. The ultimate collectibility of the loan portfolios and the recovery of the carrying amounts of repossessed property are susceptible to changes in the market conditions of this area. The commercial portfolio is diversified with no significant concentrations of credit within a single industry. The consumer loan portfolio included $53,273 and $50,477 of loans to individuals for household, family and other personal expenditures at December 31, 2000 and 1999, respectively. The real estate mortgage portfolio consists primarily of loans secured by 1-4 family residential properties.

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

(f)  Commitments to Extend Credit and Standby Letters of Credit
     The only amounts recorded for commitments to extend credit and standby letters of credit are the deferred fees arising from these unrecognized financial instruments. These deferred fees are not deemed significant at December 31, 2000 and 1999, and as such, the related fair values have not been estimated.

The carrying amounts and approximate fair values of the Corporation's financial instruments are as follows:

December 31,                           2000                    1999

                                          Approximate              Approximate
                               Carrying   Fair          Carrying   Fair
                               Amounts    Values        Amounts    Values
Financial assets:
   Cash and due from banks    $  12,325     12,325        18,363     18,363
   Federal funds sold             3,450      3,450             -          -
   Securities available-
      for-sale                    8,974     68,974        68,154     68,154
   Securities held-
      to-maturity                28,193     28,589        33,221     33,492
   Loans, net of unearned
      income                    409,586    415,292       382,272    378,825

        Total financial
           assets             $ 522,528    528,630       502,010    498,834


Financial liabilities:
   Deposits                   $ 431,659    422,202       398,871    381,072
   Federal funds
      purchased, securities
      sold under agreements
      to repurchase and
      other borrowed
      funds                      51,734     52,053        66,928     66,507

         Total financial
         liabilities          $ 483,393    474,255       465,799    447,579

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

(18)  PARENT COMPANY FINANCIAL INFORMATION

Condensed financial information of FNB Corporation (the parent or holding company) is presented below:

                    Condensed Balance Sheets

Assets                           December 31, 2000    December 31, 1999
Securities available for sale,
   at fair value                          $  5,816                5,279
Investment in bank subsidiary               46,231               41,921
Receivable from bank subsidiary                908                1,703
Other assets                                   109                  114
    Total  Assets                         $ 53,064               49,017

Liabilities

ESOP debt                                 $  1,122                1,438

    Total  Liabilities                       1,122                1,438

Stockholders' Equity
Common stock and surplus                     5,339               46,065
Retained earnings                            8,004                3,968
Other                                       (1,401)              (2,454)
    Total Stockholders' Equity              51,942               47,579
    Total Liabilities & Stockholders'
        Equity                            $ 53,064               49,017

                  Condensed Statements of Income

                          2000        1999        1998
Net interest income         $   233           228            24
Non interest income             327            92           465
Non interest expense           (646)         (432)         (489)
Equity in earnings of
   bank subsidiary            6,920         6,439         5,931
Income before income taxes    6,834         6,327         5,931
Income tax expense                -             -             -
Net income                  $ 6,834         6,327         5,931


                        Condensed Statements of Cash Flows

                                   2000             1999             1998
Dividends paid                 $ (2,798)          (2,524)          (2,280)
Dividends received from
   subsidiary bank                3,257            2,692            7,578
Issuance of new ESOP debt             -                -            1,400
Principal repayments on
   ESOP debt                       (373)            (373)            (488)
Purchase of securities
   available for sale              (564)            (233)          (5,380)
Proceeds from sales and
   maturities of securities         100              100                -
Net change in receivable
   from subsidiary bank             795              (21)          (1,168)
Other, net                         (417)             359              338

   Cash at beginning of year          -                -                -
   Cash at end of year         $      -                -                -

NOTES:
    (1) The ESOP loan is held by the Bank and as such is eliminated in consolidation.

(19)  INTERIM FINANCIAL INFORMATION (Unaudited)

      Consolidated quarterly results of operations were as follows:

                                        2000
                                 Three Months Ended
                    March 31  June 30  September 30   December 31
Interest income     $  9,982   10,396        10,664        10,975
Interest expense       4,735    4,946         5,158         5,263
Provision for loan
   losses                293      292           293           204
Noninterest income       829      877           894           928
Noninterest expense    3,562    3,762         3,760         3,989
Income before income
   tax expense         2,221    2,273         2,347         2,447
Income tax expense       575      593           622           664
Net income          $  1,646    1,680         1,725         1,783

Basic and fully
   diluted earnings
   per share        $   0.41     0.42          0.43          0.45




                                         1999
                                  Three Months Ended
                    March 31  June 30  September 30   December 31
Interest income     $  8,844    9,167         9,599         9,953
Interest expense       4,199    4,283         4,529         4,599
Provision for loan
   losses                289      300           300           556
Noninterest income     1,029      891           867           942
Noninterest expense    3,310    3,476         3,527         3,651
Income before income
   tax expense         2,075    1,999         2,110         2,089
Income tax expense       484      465           503           494
Net income          $  1,591    1,534         1,607         1,595

Basic and fully
   diluted earnings
   per share        $   0.40     0.39          0.40          0.40

Net income per share in the above tables has been restated to reflect retroactively a 10% stock dividend declared in the third quarter of 1999.

(20) Stock Compensation Plans

In 2000 the Corporation's stockholders approved the FNB Corporation 2000 Incentive Stock Plan (the "Plan"), as previously adopted by the Board of Directors. The Plan makes available up to 400,000 shares of common stock for awards to key employees and non-employee directors of the Corporation and its subsidiaries in the form of stock options, stock appreciation rights, and stock awards. The Plan will expire in 2010, unless sooner terminated by the Board. Any option terms not specified in the Plan such as exercise prices, expiration dates, and vesting provisions are set forth in an agreement governing each grant. A stock option may be either an incentive stock option within the meaning of Section 422 of the Internal Revenue Code or a non-qualified stock option.

In order to reflect such events as stock dividends, stock splits, recapitalizations, mergers, consolidations, or reorganizations by the Corporation, the number of shares subject to each outstanding grant, the exercise price, and the aggregate number of shares from which grants or awards may be made may be adjusted.

Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," sets forth compensation recognition principles that are based on a fair value model. The Corporation has elected another alternative provided for under SFAS No. 123, which is to account for the activity under the Plan using the accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Under Opinion No. 25, compensation cost is not recognized in the financial statements except to the extent of the excess, if any, of the market price of the underlying stock over the exercise price of the stock option at the date of grant. The Corporation has not issued any options requiring compensation cost to be recognized.
No options were exercised in 2000, and none were exercisable at December 31, 2000.

Compensation cost for awards of stock requiring no payment by the grantee is recorded at the effective date of the award and is measured by the market price of the stock awarded as of that date.
 Such cost is amortized to expense over the period of service to which the award relates.

In 2000, the Corporation issued 35,000 nonqualified stock options to non-employee directors and 29,800 nonqualified stock options to employees, all with an exercise price of $16.50 per share. Additionally, 7,500 incentive stock options were issued to an executive officer at an exercise price of $15.875. Since the exercise prices approximated the market value on the respective grant dates, no compensation cost was recorded. The options expire in 10 years, and they vest in terms of exercisability at a rate of 25% per year on each of the first four anniversary dates from grant. The total fair value (as defined by SFAS No. 123 above) at grant date for the options was $314 (pre-tax). The weighted average fair value for all options granted in 2000 was $4.35 per option. Had the fair value method of accounting prescribed by SFAS No. 123 been followed, the effect on earnings per share and net income for 2000 would have been negligible.

Significant assumptions based to estimate the fair values of the options under the SFAS No. 123 methodology are as follows:

     Risk-free interest rate   6.0%
     Expected life             9.8 years
     Expected dividends        4.1%
     Expected volatility      20.0%

In 2000, certain officers were awarded a total of 5,000 shares of restricted common stock at a fair value of $16.50 per share. The awards vest (that is, the restrictions attached to the awards lapse) at the rate of 20% annually over a five year period. The value of unvested awards is shown in the stockholders' equity section of the balance sheet as unearned compensation. The total fair value of $83 is being amortized to expense over that five year service period. Also during 2000, a total of 3,800 shares of common stock were awarded to non-employee directors at a fair value of $16.50 per share. The fair value of $63 is attributable to a 12-month service period and, accordingly, is being amortized to expense over that period. The total compensation expense recorded in 2000 related to awards of stock was $38.

(21) Mergers and Acquisitions

During the third quarter of 2000, FNB Corporation and SWVA Bancshares, Inc. ("SWVA"), parent company of Southwest Virginia Savings Bank of Roanoke, Virginia, entered into an Agreement and Plan of Merger to merge SWVA into FNB. Under the terms of the proposed transaction shareholders of SWVA will receive consideration valued at $20.25 for each share of SWVA common stock surrendered, in the form of cash, common stock of FNB, or a combination of cash and common stock, at each SWVA shareholder's election. The cash portion of the consideration, however, will be limited to 20 percent of the total consideration paid. A registration statement has been filed with the Securities and Exchange Commission ("SEC") to register the FNB stock to be issued in conjunction with the merger. Subject to approval by the SWVA shareholders, the merger is expected to close in the first quarter of 2001.

Also during the third quarter of 2000, FNB Corporation and CNB Holdings, Inc. ("CNB"), parent company of Community National Bank of Pulaski, Virginia, entered into an Agreement and Plan of Merger to merge CNB into FNB. Under the terms of the proposed transaction shareholders of CNB will receive consideration valued at $10.60 for each share of CNB common stock surrendered, in the form of cash, common stock of FNB, or a combination of cash and common stock, at each CNB shareholder's election. The cash and FNB stock portions of the consideration, however, will each be limited to 50 percent of the total consideration paid. A registration statement has been filed with the SEC to register the FNB stock to be issued in conjunction with the merger, however it has not yet been declared effective.

During the fourth quarter of 2000, a suit was filed against Community National Bank by another bank and is now pending. The suit seeks to recover alleged damages in the total amount of approximately $3.4 million (including $1 million of consequential damages) arising from an apparent check-kiting scheme engaged in by a customer of both banks. Community National has denied any liability to the plaintiff and intends to contest the suit vigorously. Community National believes that it has substantial defenses to liability as well as a potential claim for indemnity against a third party. In view of the amount of damages claimed and the inherent uncertainty of litigation, submission of the pending merger to the stockholders of CNB has been delayed, and the merger could be adversely affected. The merger is subject to approval by the CNB shareholders and regulatory agencies and other standard conditions for transactions of this nature, including a requirement that no material adverse change in the financial condition or business of CNB shall have occurred.
For tax purposes, the above transactions will be structured as tax-free reorganizations to the extent of the shares exchanged. For financial reporting purposes, the mergers will be accounted for under the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations," as amended. Under this method of accounting, the purchase price will be allocated to assets acquired and liabilities assumed based on their fair values at the date of the acquisition.
 Any excess of purchase price over the net fair values of assets acquired and liabilities assumed will be recorded as goodwill.

During the third quarter of 2000, FNB Corporation entered into an agreement to purchase the two First Union National Bank branches located in Pearisburg and Wytheville, Virginia. Under the terms of the agreement, FNB will pay $1.7 million for the owned real estate, and will pay book value for loans, equipment and fixtures, and cash on hand related to the branches. Additionally, FNB will assume the deposits of the branches, estimated at an aggregate $85 million at the time of the agreement. The net acquisition price will reflect deposit premiums of 8% and 5% for the Pearisburg and Wytheville deposits, respectively. The transaction will be accounted for under the purchase method of accounting; any excess of purchase price over the net fair values assigned to assets acquired and liabilities assumed will be recorded as goodwill. The agreement is subject to approval by bank regulators and other standard conditions for transactions of this nature. The transaction is expected to close at or near the end of the first quarter of 2001.

The accompanying audited financial statements do not include the assets, liabilities, or operations of SWVA, CNB, or the two branches to be acquired. The income statement of the combined company will only include the operating results of the acquired banks and branches from the effective dates of each respective transaction.