Form 10-K, Exhibit 13
period 2001-12-31
FNB CORP \VA\
filed 2002-03-27
CIK 1010961

Exhibit 13






                              FNB CORPORATION

                       ANNUAL REPORT TO STOCKHOLDERS

                                    2001










                 INDEX TO ANNUAL REPORT TO STOCKHOLDERS


                                                                      Page


Selected Consolidated Financial Information                             1

Management's Discussion and Analysis of Financial Condition and
Results of Operations                                                   2

Market Price and Dividend Data                                         10

Market Risks Related to Financial Instruments                          10

Management's Statement of Financial Responsibility                     13

Independent Auditors' Report on Consolidated Financial Statements      14

Consolidated Balance Sheets                                            15

Consolidated Statements of Income                                      16

Consolidated Statements of Comprehensive Income                        16

Consolidated Statements of Cash Flows                                  18

Consolidated Statements of Changes in Stockholders' Equity             21

Notes to Consolidated Financial Statements                             24

SELECTED CONSOLIDATED FINANCIAL INFORMATION
                                            Years Ended December 31,
                                     2001(1)  2000     1999     1998     1997
Selected income statement data
   (in thousands):
     Interest income            $  47,850   42,017   37,563   34,931   32,402
     Interest expense              22,827   20,102   17,610   17,249   16,764

     Net interest income           25,023   21,915   19,953   17,682   15,638
     Provision for loan
        losses                      1,637    1,082    1,445    1,135      550
     Noninterest income             5,798    3,528    3,729    3,437    2,707
     Noninterest expense           19,900   15,073   13,964   12,396   11,306
     Income tax expense             2,550    2,454    1,946    1,657    1,324

     Net income                 $   6,734    6,834    6,327    5,931    5,165

Per share data:
     Basic earnings             $    1.63     1.71     1.59     1.50     1.32
     Cash basis earnings             1.71     1.71     1.59     1.50     1.32
     Diluted earnings                1.62     1.71     1.59     1.50     1.32
     Cash dividends declared          .72      .70      .63      .57      .35
     Book value                     15.86    13.11    11.93    11.20    10.26

Average shares outstanding
   (in thousands):
     Basic                          4,126    3,993    3,982    3,959    3,918
     Diluted                        4,154    3,993    3,982    3,959    3,918

Selected balance sheet data
   at year end
      (in thousands):
     Total securities           $ 182,164   97,167  101,375   95,584  105,276
     Loans, net of unearned
        income                    648,263  409,586  382,272  328,599  291,058
     Allowance for loan
        losses                      8,827    5,670    5,173    4,640    4,291
     Total assets                 954,450  539,231  516,906  461,916  428,174
     Deposits                     806,787  431,659  398,871  386,257  352,545
     Trust preferred               14,549        -        -        -        -
     Stockholders' equity          86,633   51,942   47,579   44,401   40,213

Selected ratios (in percentages):
     Return on average assets        1.04     1.32     1.30     1.34     1.26
     Return on average equity       11.67    13.77    13.75    14.00    13.59
     Dividend pay-out ratio         44.85    40.94    39.89    38.44    26.08
     Average equity to
        average assets               8.89     9.58     9.44     9.60     9.31

(1)  Includes effect of acquisitions.  See full discussion in footnote 21.


             MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                   CONDITION AND RESULTS OF OPERATIONS


The following is a discussion of factors that significantly affected the financial condition and results of operations of FNB Corporation, a bank holding company, and its wholly owned subsidiaries (collectively, the "Corporation"). This discussion should be read in connection with the consolidated financial statements, statistical disclosures and other financial information presented herein. All amounts presented are in thousands except per share and percentage data.

Forward Looking Information

This report contains forward-looking statements with respect to the financial condition, results of operations and business of the Corporation. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of the management of the Corporation, and on the information available to management at the time that these disclosures were prepared. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) competitive pressures among depository and other financial institutions may increase significantly; (2) changes in the interest rate environment may reduce margins; (3) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit; (4) legislative or regulatory changes, including changes in accounting standards, may adversely affect the businesses in which the Corporation and its subsidiaries are engaged;
(5) costs or difficulties related to the integration of the businesses of the Corporation and its merger partners may be greater than expected;
(6) expected cost savings associated with pending mergers may not be fully realized or realized within the expected time frame; (7) deposit attrition, customer loss or revenue loss following pending mergers may be greater than expected; (8) competitors may have greater financial resources and develop products that enable such competitors to compete more successfully than the Corporation and its subsidiaries; and (9) adverse changes may occur in the securities markets.

Mergers and Acquisitions

On March 23, 2001, First National Bank, the Corporation's wholly-owned subsidiary acquired two Wachovia Bank branches in southwest Virginia that were merged into First National Bank. In addition, on May 2, 2001, Southwest Virginia Bankshares, Inc. and its subsidiary, Southwest Virginia Savings Bank, F.S.B., Roanoke, Virginia, was acquired. Southwest was renamed FNB-Southwest. Salem Community Bankshares and its subsidiary, Salem Bank and Trust, National Association, Salem, Virginia were acquired on December 31, 2001. The acquisitions were recorded under the "purchase" method of accounting; therefore, the results of their operations are only included in the accompanying financial statements from the respective dates of acquisition. Results of operations of Salem Bank & Trust were not included in the Corporation's 2001 Statement of Income as the acquisition was effected at close of business on December 31, 2001.

Prior to 2001, the Corporation served as a holding company for its wholly owned subsidiary, First National Bank with banking operations primarily in Christiansburg, Montgomery County, Virginia and contiguous counties. At December 31, 2001 the Corporation served as the holding company for First National Bank with banking operations in Christiansburg, Montgomery County, Virginia and contiguous counties and FNB-Southwest, National Association, with banking operations in Salem, Roanoke and Roanoke County, Virginia and Salem Bank & Trust, National Association, with banking operations primarily in Salem and Roanoke and Roanoke County, Virginia.

Net Income

Net income for 2001 was $6,734 compared to $6,834 for 2000 and $6,327 for 1999. The decrease of 1.5% when comparing 2001 with 2000 followed an 8% increase when performance for 2000 is compared with 1999. Basic earnings per share for 2001 were $1.63 compared to $1.71 for 2000 and $1.59 for 1999. As discussed further in the paragraphs that follow, compressed interest margins created by historic downward trends in interest rates coupled with cost associated with a major data processing initiative negatively impacted earnings for 2001. The increase in earnings in 2000 when compared with 1999 was principally the result of improved net interest margins related to core deposit and loan growth.

FAS 142 was adopted by the Corporation on January 1, 2002 and provides that goodwill related to acquisitions that had been subject to periodic amortization will no longer be amortized but will be annually tested for impairment. Earnings for 2001 when adjusted by adding the amortization of goodwill, net of income taxes where applicable, to net income were $7,040 or a 3.0% increase over 2000. Earnings for 2000 and 1999 would not be changed as the Corporation had no goodwill prior to 2001. Management feels that the presentation of cash basis earnings, defined as net income plus the after tax impact of adding back goodwill amortization, is a better measure of core operating performance. Cash basis earnings per share for 2001 of $1.71 were the same as 2000.

Net Interest Income

The principal source of earnings for the Corporation is net interest income. Net interest income is the amount of interest earned on loans and investments less the amount of interest paid on deposits and other interest-bearing liabilities. Net interest income before provision for loan losses for 2001 was $25,023, a 14.2% increase over 2000. The increase in net interest income was the result of acquisitions completed in 2001 netted with a decrease in net interest income at First National Bank resulting from the rapid decrease in interest rates experienced during 2001. Variable rate loans on which pricing is tied to a broad index such as New York Prime repriced quickly during the declining interest rate environment in 2001 while time deposit repricing lagged. Net interest income for 2000 of $21,915 increased 9.8% over the $19,953 for 1999. This increase in net interest income in 2000 was principally due to core loan and deposit growth.

Average year-to-date loans grew $61,900 or 15.6% in 2001 and $38,600 or 10.8% in 2000. Average year-to-date investments increased by $56,000 in 2001 as a result of acquisitions. Average year-to-date investments declined $7,800 in 2000 as a portion of the proceeds of investment maturities was used to fund increased loan demand.

Total average year-to-date deposits increased $145,400 or 32.5% in 2001 and $21,400 or 5.5% in 2000. The majority of the growth in 2001 was attributable to acquisitions; however, internal growth was strong at 8.4%. Growth in 2000, when compared with 1999 was attributable to two new branches which were opened in 1999. This growth occurred primarily in the non interest-bearing demand and certificate of deposit/individual retirement account categories.

Other borrowed funds are comprised primarily of advances from the Federal Home Loan Bank of Atlanta. Average year-to-date other borrowed funds declined $24,300 in 2001 as the liquidity provided by the branch purchases was used by the Corporation to repay outstanding advances. Other borrowed funds increased $4,700 in 2000.

Net interest margin was compressed to 4.28% in 2001 from 4.70% in 2000. This follows an increase from 4.63% to 4.70% from 1999 to 2000. Approximately 30% or 13 basis points of the decline in 2001 was the result of acquisitions.
The loan to deposit ratio also declined from 94.9% at December 31, 2000 to 80.4% at December 31, 2001 principally as a result of acquisitions completed during the year in which the ratio of loans acquired to total deposits assumed was much less than the historic loan to deposit ratio of the Corporation. The Corporation acquired $70,789 in loans together with $153,423 in deposits in the branch and Southwest acquisitions and the loan to deposit ratio of Salem Bank and Trust was approximately 83.2% at the date of acquisition. The decline in net interest margin in 2001 was further the result of an unprecedented decrease of 475 basis points in the prime rate during the year.

Management attempts to match the maturities and re-pricing intervals of its earning assets and liabilities in order to avoid material fluctuations in earnings if interest rates change. Changes were made throughout 2001 to make the Corporation's balance sheet less sensitive to interest rate fluctuations by changing the duration of its investment portfolio and promoting certain certificate of deposit maturities. This is more fully covered under the heading "Market Risks Related to Financial Instruments".

Provision for Loan Losses

The provision for loan losses was $1,637 for 2001, $1,082 for 2000 and $1,445 for 1999. The provision for loan losses when expressed as a percentage of average loans outstanding was .36%, .28% and .40% for 2001, 2000 and 1999, respectively. Net charge-offs were $1,625, $584 and $913 for 2001, 2000 and 1999, respectively. The provision for loan losses increased in 2001 due to higher net charge-offs in both the commercial and consumer portfolios. Net charge offs related to commercial loans were $869 in 2001 as compared with $355 in 2000. This increase related primarily to a $387 charge off on a relationship with a single commercial customer and his related entities engaged in the nursing home and extended care industry. In the consumer portfolio, net charge offs for 2001 were $701, an increase of $471 over the $230 experienced in 2000, primarily resulting from a slowdown in the economy. The provision for loan losses declined in 2000 when compared with 1999 due to lower net charge-offs and reduced reserves required because of lower new loan volume. Loans grew at an annual rate of 7.2% in 2000 and 16.3% in 1999.

Noninterest Income

Noninterest income, which includes service charges on deposit accounts, loan origination and service release fees on mortgage loans sold, other service charges, sundry income and net securities gains (losses) was $5,798, $3,528 and $3,729 for 2001, 2000 and 1999, respectively. Approximately 42% of the $2,270 increase in noninterest income in 2001 was due to significantly higher mortgage refinancing activity resulting from the decline in interest rates on residential mortgage loans. Increased revenue related to acquisitions was $547, net gains on sales of securities was $283 over the $52 loss in 2000, cardholder revenue was up $146 due to volume, service charge revenue, excluding the impact of acquisitions, increased $170 and revenue from the Trust/Securities Division was up $98. Service charges on deposit accounts and other service charges and fees in 2001 increased 7.8% and 15.0%, respectively, primarily related to non-interest bearing deposit growth.

Noninterest income in 2000 was less than 1999 due primarily to lower mortgage financing activity, outsourcing of the appraisal function and losses on sales of securities.

The Corporation expects to build incremental future sources of noninterest income through its association with Bankers Insurance, a five-agency insurance company collectively owned by over 55 banks throughout Virginia. Going forward, the Corporation will strive to maintain a healthy balance of fee-generating services with strong levels of loans and deposits. This combination should help deliver better than average returns in all economic cycles.

Noninterest Expense

Noninterest expense consisting of salaries and employee benefits, occupancy costs, cardholder processing costs, supplies and other operating expenses, increased $4,827 or 32.0% from 2000 to 2001 and $1,109 or 7.9% for 2000 when compared with 1999. The increase in noninterest expense in 2001 was primarily due to the additional operating costs of branches and banks acquired during 2001 from the date of acquisition through December 31, 2001 and costs associated with the conversion to a new core data processing system. Excluding the impact of acquisitions and non-recurring expense items, core non-interest expense increased approximately 7% in 2001. The new core data processing system enables the Corporation to support a multi-bank environment, provides improved operating efficiencies and additional and more timely information to better serve customers. In addition to the impact of acquisitions and one time and increased continuing core data processing expense, certain other non-interest expense increases during 2001 were in salaries and benefits that increased ($748 or 11%) due to merit increases, staff adds and production incentives, cardholder expenses which increased ($98 or 23%) due to volume, and communication costs and building maintenance costs which increased ($148 or 26%).

The 8.4% growth in salaries and benefit expenses in 2000 over 1999 was due primarily to merit increases, higher employee insurance costs, and a new incentive plan designed to be self funding from increased revenues and expense containment attributable to the plan. In addition, building maintenance expense increased over 1999 and depreciation and software amortization increased due largely to investment in new technology resulting in a 5.2% overall increase in occupancy and equipment expense.

Income Taxes

Income tax expense as a percentage of pre-tax net income was 27.5%, 26.4%, and 23.5% in 2001, 2000 and 1999, respectively. The increase in the effective income tax rate is due to continued declines in nontaxable interest on investment securities as a percentage of income before income taxes.

Decisions as to which securities to purchase are based on taxable equivalent yields for specific durations. The Corporation has increased its investment in certain taxable securities which had higher yields than nontaxable securities when measured on a tax equivalent basis.

Balance Sheet

Total assets of the Corporation at December 31, 2001, were $954,450 compared to $539,231 at December 31, 2000. The $415,219 or 77.0% increase was due primarily to acquisitions. Excluding acquisitions, total asset growth approximated 4.0%.

Loans grew from $409,586 in 2000 to $648,263 due to acquisitions. Excluding acquisitions, loan growth was flat due to the slowing economy. Investments as a percent of assets were 23.0% at December 31, 2001 compared to 18.8% at December 31, 2000. Investment balances increased as a result of the investment of additional liquidity provided by acquisition of the branches (after the repayment of certain outstanding FHLB advances) and due to the higher percentage of investments to total assets of the two bank acquisitions completed in 2001. Mortgage loans held for sale increased from $725 to $13,926 due to the substantial increase in mortgage loan origination and refinancing activity during 2001. Goodwill and core deposit intangibles resulted from the acquisitions completed in 2001. The core deposit intangible balance was recorded in the acquisition of Salem Bank & Trust based upon estimates pending a core deposit study to be completed prior to March 31, 2002. This balance will be amortized over the estimated life of the core deposits acquired.

Total deposits at December 31, 2001, were $806,787, an increase of $375,128 over 2000. Excluding acquisitions, year-end deposits grew 4.1% and year-to-date average deposits grew 8.4%. Deposit growth occurred in part as a result of success in certain targeted promotional programs on selected maturities of Certificates of Deposit and Individual Retirement Account products, which complemented the Corporation's assets/liability strategies. In addition, bank deposit alternatives appeared to regain favor as the desirability for common stock investments weakened in 2001.

Other borrowed funds at December 31, 2001 decreased $8,282 from December 31, 2000. Borrowings at the Federal Home Loan Bank (FHLB) declined $23,272 due to repayment of outstanding advances of $40,169 by First National Bank with a portion of the additional liquidity provided by the branch purchases, netted with $17,338 in FHLB borrowings of Southwest and Salem outstanding at December 31, 2001. Borrowed funds also increased by $14,549 due to the Corporation's issuance of trust preferred stock via participation in a trust-preferred pool. These funds, which are reflected in Cash and Due from Banks at December 31, 2001, will substantially all be used to pay the cash portion of the consideration to the stockholders of Salem Community Bankshares. Trust preferred stock qualifies as Tier I capital. Other liabilities increased $15,853 at December 31, 2001 over 2000 primarily due to the establishment of a liability for the cash portion of the Salem Community Bankshares consideration. These payments will be made in January 2002.

Other borrowed funds and federal funds purchased decreased $5,162 and $13,635 from 1999 to 2000, respectively, as these liabilities were repaid from proceeds of growth in customer deposits.

Stockholders' Equity

Stockholders' equity was $86,633 at December 31, 2001, compared to $51,942 at December 31, 2000 an increase of $34,691. The Corporation issued 1.565 million shares of common stock in the acquisition of Southwest and Salem for total consideration of $30,893. Net Income for the year less dividends on common stock declared and paid added $3,714 to stockholder's equity during 2001. In addition, there was an increase of $826 in net tax effected unrealized gains on securities available-for-sale.

The $4,363 change in Stockholder's Equity from December 31, 1999 to 2000 was primarily the addition of net income less dividends on common stock.

All financial institutions are required to maintain minimum levels of regulatory capital. The Federal Reserve and the Office of the Comptroller of the Currency (OCC) have established substantially similar risk-based and leveraged capital standards for the financial institutions they regulate. Under the risk-based capital requirements of these regulatory agencies, the Corporation is required to maintain a minimum ratio of total capital to risk-weighted assets of at least 8%. At least half of the total capital is required to be "Tier 1 capital", which consists principally of common and certain qualifying preferred stockholders' equity, less certain intangibles and other adjustments. The remainder, "Tier 2 capital", consists of a limited amount of subordinated and other qualifying debt and a limited amount of the general loan loss reserve. Tier 1 and total capital to risk-weighted assets ratios on a consolidated basis at December 31, 2001, were 10.01% and 11.19% respectively, exceeding minimum requirements.

In addition, federal regulatory agencies have established minimum leveraged capital guidelines for insured financial institutions (Tier 1 capital to tangible assets). These guidelines provide for a minimum leveraged capital ratio of 3% for banks and their respective holding companies that meet certain specified criteria, including that they have the highest regulatory examination rating and are not contemplating significant growth or expansion. All other institutions are expected to maintain a leverage ratio of at least 100 to 200 basis points above that minimum. The guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. The leverage ratio of the Corporation on a consolidated basis at December 31, 2001 was 7.91% as compared to a minimum requirement of 4.0%.

As of December 31, 2001, the affiliate banks were categorized as "well capitalized" by the regulators under the regulatory framework for prompt corrective action. To be categorized as well capitalized, minimum total risk- based capital, Tier 1 risk-based capital, and Tier 1 leverage ratios of 10.0%, 6.0% and 5.0%, respectively, must be maintained. The affiliate banks exceeded all three of these minimums as of December 31, 2001. There are no conditions or events that management believes have changed the category of any of the affiliate banks.

Past Due Loans and Nonperforming Assets

Loans past due 90 days and over at December 31, 2001 on which interest was still accruing totaled $1,031 compared to $410 at December 31, 2000. Expressed as a percentage these loans represent .16% and .10% of total loans outstanding at December 31, 2001 and 2000, respectively. The substantial portion of these loans is secured by real estate and management anticipates no material losses as these loans are repaid or collection is completed through liquidation of underlying collateral. Nonaccrual loans and other real estate owned totaled $4,389 at December 31, 2001, compared to $2,672 at December 31, 2000. Expressed as a percentage of total loans, nonaccrual loans and other real estate represent .68% and .65% of total loans outstanding at December 31, 2001 and 2000, respectively. At December 31, 2001, total nonaccrual loans of $2,969 included $650 related to the commercial customer in the nursing home and assisted living industry discussed under Allowance for Loan Losses, below. This relationship, which totals $2,680 at December 31, 2001, includes a number of individual credits totaling $2,157 secured by various parcels of real estate and other collateral including certificates of deposits to secure $496 in outstanding amounts and $523 in unsecured loans. In addition, certain of the loans are guaranteed by other parties. The Corporation is in active negotiations with the principles to restructure these credits and management believes they have adequately evaluated these credits, written off identified losses and allocated specific reserves where necessary.

Allowance for Loan Losses

The Corporation identifies specific credit exposures through its periodic analysis of the loan portfolio and monitors general exposures from economic trends, market values and other external factors. The Corporation maintains an allowance for loan losses, which is available to absorb losses inherent in the loan portfolio. The allowance for loan losses increased $3,157 to $8,827 or 1.36% of outstanding loans, net of unearned income at December 31, 2001, from $5,670 or 1.38% of outstanding loans, net of unearned income at December 31, 2000. Acquisitions accounted for substantially all of the $3,157 increase in the allowance for loan losses in 2001. The allowance for loan losses increased $497 to $5,670 or 1.38% of outstanding loans, net of unearned income at December 31, 2000, responsive primarily to loan growth.

The adequacy of the allowance for loan losses is reviewed quarterly and, for commercial loans is calculated based on a very structured commercial credit risk grading system, which is continuously monitored. All commercial and commercial real estate loans over $25,000 are risk rated. Loans identified as "Watch" and "Special Mention" are grouped into pools of risk with loss factors consistent with identified risk. Loans with "Classified" ratings are assigned allocated reserves based on the risk exposure in each individual credit. "Pass" credits have reserve factors applied consistent with migration analysis and ten year forward moving historic loss experience. The allowance for other loan categories (consumer, credit card, equity line, real estate mortgage) is based on historic loss experience. Reserve assumptions are monitored and validated quarterly.

Liquidity and Capital Resources

Liquidity is the ability to provide sufficient cash flow to meet financial commitments and to fund additional loan demand or withdrawal of existing deposits. Liquidity ratios were well within guidelines and were enhanced with the purchase of the branches. Funding sources primarily include customer-based core deposits and cash generated by operations. Another source of liquidity is additional borrowings from the Federal Home Loan Bank of Atlanta. The Corporation has additional borrowing capacity of $98,500 under its existing agreement with the FHLB as of December 31, 2001, based on the level of qualifying portfolio mortgage loans available for securitization. Should the need arise, secondary sources of liquidity are available including $22,500 in unused lines of credit and the ability to liquidate assets held for sale, especially investment securities.

The only significant source of cash for the holding company is dividends from its bank subsidiaries in the form of dividends. The maximum amount of dividends that may be paid by each affiliate bank to the holding company in any calendar year without prior regulatory approval is the retained net profits of that year, as defined, combined with the retained net profits for the two preceding years. In effect, this limits 2002 dividends (unless prior regulatory approval is obtained) to $9,617 plus year-to-date 2002 net profits as of the declaration date. This limitation had no effect on the liquidity of the holding company in 2001 and it is not expected to have any material impact in 2002. During 2001, the affiliate banks paid $5,785 in dividends to the holding company.

Impact of Inflation and Changing Prices

The majority of the assets and liabilities of a financial institution are monetary in nature and therefore differ greatly from most industrial companies that have significant investments in fixed assets. Due to this fact, the effects of inflation on the Corporation's balance sheet are minimal, meaning that there are no substantial increases or decreases in net purchasing power over time. The most significant effect of inflation is on other expenses that tend to rise during periods of general inflation. The most significant item that does not reflect the effects of inflation is depreciation expense because historically presented dollar values used to determine this expense do not reflect the effect of inflation on the market value of depreciable assets.

Management thinks that the most significant impact of inflation on financial results is changes in interest rates and the Corporation's ability to react to those changes. As discussed above, management attempts to measure, monitor and control interest rate risk.

Market Price and Dividend Data

The following information reflects per share data for the periods indicated relative to Common Stock trading values and dividends.

                         Trading Value                 Dividends
    2001               High         Low                Per Share
First Quarter      $  17.38       15.63                   0.18
Second Quarter        19.00       16.31                   0.18
Third Quarter         20.75       18.05                   0.18
Fourth Quarter        21.00       20.05                   0.18

                         Trading Value                 Dividends
    2000               High         Low                Per Share
First Quarter      $  21.00       16.50                   0.17
Second Quarter        18.13       15.50                   0.17
Third Quarter         17.50       15.75                   0.18
Fourth Quarter        17.00       15.75                   0.18

As of December 31, 2001, there were 1,170 holders of record of FNB Corporation Common Stock. At December 31, 2001, although the merger transaction was completed, shares of stock had not been issued to the stockholders of Salem who were in the process of determining the mix of cash and stock consideration to be received. It is estimated that the Salem acquisition will add 375 additional shareholders to the Corporation's shareholder base.

Market Risks Related to Financial Instruments

The Corporation is a party to a variety of financial instruments in the ordinary course of business, including loans, investments and deposits. By their nature most financial instruments carry associated market risks. The most significant market risk associated with the Corporation's financial instruments is interest rate risk; that is, the risk that net interest income and fair values of the Corporation could change as a result of changes in market interest rates. For example, a decline in market interest rates will generally have the effect of reducing the expected future interest to be received on a loan with a variable contractual interest rate with no impact on its fair value. However, such a decline will normally have the effect of increasing the fair value of a fixed contractual rate investment security.

The Corporation manages its interest rate risk by establishing asset/liability management policies and by continually monitoring the characteristics of its asset and liability portfolios that impact interest rate risk. Interest rate management is conducted in coordination with the management of liquidity and capital adequacy. The monitoring of interest rate risk is supervised by asset liability committees at each of the affiliate banks and by a corporate Risk Management Committee comprised of senior officers and certain members of the board of directors. Management seeks to minimize the risks to earnings and equity associated with movements in interest rates. To achieve this objective management monitors such factors as:

     Relative volumes of fixed-rate versus variable-rate loans and deposits;

     Average interest rate spreads between interest bearing assets and liabilities; and,

     Maturity and repricing schedules of loans, investment securities and deposits, including the extent to which expected maturities of interest sensitive assets align with that of interest sensitive liabilities ("sensitivity gap").

Techniques used by management to adjust exposure to interest rate risk include but are not limited to selling certain types of loans (especially fixed rate loans); periodically changing stated interest rates charged on loans and offered on deposits in conjunction with market trends; promoting, changing the pricing of or developing new products to emphasize or de-emphasize different maturities and/or fixed versus variable loans and deposits; redirecting funds from maturity of investment securities and loan repayments and careful selection among choices of sources of borrowed funds other than deposits. The Corporation has not entered into any derivative financial instruments such as futures, forward interest rate agreements, swaps or option contracts in order to manage interest rate risk. However, policies of the Asset Liability Committees permit purchases of a limited amount of these instruments should they think it prudent to do so to enhance interest rate risk management. In general, the Corporation does not enter into financial instruments for trading purposes.

An important analytical technique used by management to manage interest rate risk is "interest rate shock" by means of a computer simulation model. One method projects the impact that multiple interest rate scenarios have on earnings. The model incorporates current volumes, average rates and scheduled maturities and payments of asset and liability portfolios, together with multiple scenarios of projected prepayments, re-pricing opportunities and anticipated volume growth. This method is subject to the accuracies of the assumptions that underlie the process, however, it provides a better illustration of the sensitivity of earnings to changes in interest rates than other analyses such as static or dynamic gap. A second method seeks first to estimate the current market value of the Corporation's assets and liabilities by applying present value techniques (discounting) of the Corporation's assets and liabilities at current market interest rates. The difference between the market value of assets and liabilities is the market value of the Corporation's equity. The current market value of assets and liabilities is then recalculated assuming a hypothetical increase or decrease in market interest rates of up to 300 basis points within a 12 month period.

The table below reflects the outcome of these analyses as of November 30, 2001. Earnings would rise by 4.95% if rates were to increase by 300 basis points over a 12-month period and fall by 5.43% if they were to fall by 300 basis points within a 12-month period. Market value of equity would decline 1.14% if market rates were to rise by 300 basis points and decline by .91% if market rates were to fall by 300 basis points. A decline is occurring under both scenarios because of callable securities in the portfolio. If market rates increase, they are not projected to be called and decline in value. If rates decline, they are called and have to be replaced with lower-yielding securities. All of these changes are within management's targets.

                                Hypothetical             Hypothetical
Change in Prime Rate           Percent Change           Percent Change
   Over 12 Months               In Earnings              Market Value
      +3.00%                       4.95%                    -1.14%
      +2.00                        3.24                      -.96
      +1.00                        1.44                      -.45
      -1.00                       -1.94                      -.24
      -2.00                       -3.77                      -.53
      -3.00                       -5.43                      -.91


The simulation model incorporates management's estimates on loan prepayments, which vary depending upon the relationship between the change in rates scenarios and current book yields. Investment securities are assumed to remain in the portfolio until maturity unless called by the issuer. Non-maturity deposits such as checking and savings are assumed to mature over a 60-month period. Rates on accounts that are interest bearing are increased or decreased according to the pricing expectations, before cash flows are discounted. As a result, while the rates on these accounts change, they do not change as quickly or to the same extent as market rates. This captures the value of the optionality in the pricing of these deposits. Discount rates for loans are based upon loan pricing spreads and discount rates for term deposits are based upon the cost of wholesale funding.


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

The Audit Committee of FNB Corporation, composed solely of outside directors, reviews the internal audit function and meets periodically with representatives of Brown Edwards & Company, L.L.P., independent public accountants, whose selection to express an independent professional opinion as to the fairness of the presentation of FNB Corporation's consolidated financial statements has been ratified by the shareholders.





J. Daniel Hardy, Jr.                               Daniel A. Becker
President and Chief                                Senior Vice President and
   Executive Officer                                  Chief Financial Officer
FNB Corporation                                    FNB Corporation


                     INDEPENDENT AUDITORS REPORT



To the Board of Directors
FNB Corporation and Subsidiaries
Christiansburg, Virginia


We have auditied the accompanying consolidated balance sheet of FNB Corporation and subsidiaries as of December 31, 2001, and the related consolidated statements of income and comprehensive income, stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The accompanying consolidated balance sheet of the Company as of December 31, 2000 and the related consolidated statements of income and comprehensive income, changes in stockholders' equity, and cash flows for the years ended December 31, 2000 and 1999 were audited by other auditors whose report dated February 2, 2001 expressed an unqualified opinion on those statements.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes, examining on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2001 financial statements referred to above present fairly, in all material respects, the consolidated financial position of FNB Corporation and Subsidiaries at December 31, 2001, and the consolidated results of their operations and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.


                                     Brown, Edwards & Company, L.L.P.
                                     CERTIFIED PUBLIC ACCOUNTANTS




February 1, 2002


                                                  December 31, 2001 and 2000
CONSOLIDATED BALANCE SHEETS   (in thousands, except share and per share data)

ASSETS                                                   2001           2000
Cash and due from banks                             $  28,817         12,325
Federal funds sold                                      9,010          3,450
Short term investments                                 16,549              -
Securities available-for-sale, at fair value          151,352         68,974
Securities held-to-maturity, at amortized cost
  (fair value approximated $31,526 and $28,589
   at December 31, 2001 & 2000, respectively)          30,812         28,193
Mortgage loans held for sale                           13,926            725
Loans:
   Commercial                                          75,705         76,023
   Consumer                                           130,072         77,395
   Real estate - commercial                           193,575        108,338
   Real estate - construction                          42,404         20,326
   Real estate - mortgage                             206,507        127,504
          Total loans                                 648,263        409,586
          Loans, net of unearned income               648,263        409,586
Less allowance for loan losses                          8,827          5,670
          Loans, net                                  639,436        403,916
Bank premises and equipment, net                       22,732         14,580
Other real estate owned                                 1,420            281
Goodwill                                               19,797              -
Core deposit intangibles                                7,500              -
Other assets                                           13,099          6,787
          Total assets                              $ 954,450        539,231
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
   Noninterest-bearing demand deposits              $  96,466         50,107
   Interest-bearing demand and savings deposits       246,103        134,574
   Time deposits                                      369,283        187,849
   Certificates of deposit of $100,000 and over        94,935         59,129
          Total deposits                              806,787        431,659
   Short term borrowings                                8,463         10,634
   Long term debt                                      32,818         41,100
   Other liabilities                                   19,749          3,896
          Total liabilities                           867,817        487,289
Stockholders' equity
   Common stock, $5.00 par value.  Authorized
      10,000,000 shares; issued and outstanding
      5,539,117 shares in 2001 and 4,044,887
      in 2000                                          27,696         20,224
   Surplus                                             47,481         25,037
   Unearned ESOP shares (75,556 and 82,601
      shares in 2001 and 2000, respectively)           (1,139)        (1,374)
   Retained earnings                                   11,718          8,004
   Accumulated other comprehensive income (loss)          877             51
          Total stockholders' equity                   86,633         51,942
          Total liabilities and
             stockholders' equity                   $ 954,450        539,231

                 See accompanying notes to consolidated financial statements.

                             Years Ended December 31, 2001, 2000 and 1999
                                        (in thousands, except per share data)

CONSOLIDATED STATEMENTS OF INCOME
AND COMPREHENSIVE INCOME

                                                2001          2000       1999
Interest income:
    Interest and fees on loans             $  39,438        36,632     31,970
    Interest on securities:
        Taxable                                5,829         3,186      3,157
        Nontaxable                             1,850         2,100      2,253
    Interest on federal funds sold
      and short term investments                 733            99        183
            Total interest income             47,850        42,017     37,563
Interest expense:
    Interest on interest-bearing
      demand and savings deposits              3,683         3,966      3,400
    Interest on time deposits                 13,601         9,915      8,905
    Interest on certificates of
      deposit of $100,000 and over             4,195         3,348      2,931
    Interest on short term borrowings            271           437        380
    Interest on other borrowed funds           1,077         2,436      1,994
            Total interest expense            22,827        20,102     17,610
            Net interest income               25,023        21,915     19,953
Provision for loan losses                      1,637         1,082      1,445
            Net interest income after
              provision for loan losses       23,386        20,833     18,508
Noninterest income:
    Service charges on deposit
      accounts                                 1,714         1,362      1,263
    Loan origination fees                      1,298           197        359
    Other service charges and fees             1,687         1,411      1,226
    Other income                                 868           610        877
    Securities gains (losses), net               231           (52)         4
            Total noninterest income           5,798         3,528      3,729

                                Years Ended December 31, 2001, 2000 and 1999
                                        (in thousands, except per share data)

CONSOLIDATED STATEMENTS OF INCOME
AND COMPREHENSIVE INCOME (Continued)

                                                2001          2000       1999
Noninterest expense:
    Salaries and employee benefits             9,952         7,924      7,309
    Occupancy and equipment
      expense, net                             3,571         2,628      2,497
    Cardholder/merchant processing               521           417        405
    Supplies expense                             685           440        448
    Other expenses                             5,171         3,664      3,305
            Total noninterest expense         19,900        15,073     13,964
Income before income tax expense               9,284         9,288      8,273
Income tax expense                             2,550         2,454      1,946
            Net income                     $   6,734         6,834      6,327
Other comprehensive income (loss),
    net of income tax expense (benefit):
      Gross unrealized gains (losses) on
        available-for-sale securities          1,057           706      (986)
         Less: Reclassification adjustment
           for (gains) losses included in
           net income                           (231)           52        (4)
      Other comprehensive income                 826           758      (990)

            Comprehensive income           $   7,560         7,592      5,337


            Basic earnings per share       $    1.63          1.71       1.59
            Diluted earnings per share     $    1.62          1.71       1.59

                 See accompanying notes to consolidated financial statements.

                                Years Ended December 31, 2001, 2000 and 1999
CONSOLIDATED STATEMENTS OF CASH FLOWS                          (in thousands)
                                                   2001       2000      1999
Cash flows from operating activities:
    Net income                                 $  6,734      6,834     6,327
    Adjustments to reconcile net income to net
      cash provided by operating activities:
        Provision for loan losses                 1,637      1,082     1,445
        Depreciation and amortization of
          bank premises and equipment             1,882      1,339     1,259
        Amortization of goodwill                    436          -         -
        ESOP compensation                           418        373       373
        Stock awards compensation                    70         38         -
        Deferred income tax expense
          (benefit)                                (259)      (147)     (378)
        Loss (gain) on sales of securities
          available-for-sale, net                  (231)        54         -
        Amortization of premiums and
          accretion of discounts, net               190        260       537
        Gain on calls of securities held-
          to-maturity, net                            -         (2)       (4)
        Loss (gain) on sale of other real
          estate and fixed assets                     -        (61)        1
        Proceeds from sales of mortgage
          loans held for sale                   116,465     11,532    22,035
        Origination of mortgage loans
          held for sale                        (126,473)   (12,184)  (20,462)
        Increase in other assets                   (660)      (658)   (1,142)
        Increase (decrease) in other
          liabilities                              (201)       232       532
            Net cash provided by
              operating activities                    8      8,692    10,523

                                Years Ended December 31, 2001, 2000 and 1999
CONSOLIDATED STATEMENTS OF                                     (in thousands)
CASH FLOWS (continued)

                                                   2001       2000      1999
Cash flows from investing activities:
    Net decrease (increase) in federal
      funds sold                                 (1,850)    (3,450)   10,600
    Net increase in short term
      investments                               (18,237)         -         -
    Proceeds from sales of securities
      available-for-sale                         30,366      5,094         -
    Proceeds from calls and maturities
      of securities available-for-sale           38,464     26,870    14,400
    Proceeds from calls and maturities
      of securities held-to-maturity              7,466      5,020     5,141
    Purchases of securities available-
      for-sale                                  (96,002)   (31,935)  (27,297)
    Purchases of securities held-to-
      maturity                                     (329)         -       (17)
    Acquisition of subsidiaries                  69,851          -         -
    Net increase in loans                         2,293    (27,966)  (54,056)
    Proceeds from sale of fixed assets
      and other real estate owned                   413        795       139
    Recoveries on loans previously
      charged off                                   365        286       221
    Bank premises and equipment
      expenditures                               (2,808)    (2,934)   (1,479)
            Net cash used in investing
              activities                         29,992    (28,220)  (52,348)

                                Years Ended December 31, 2001, 2000 and 1999
CONSOLIDATED STATEMENTS OF                                     (in thousands)
CASH FLOWS (continued)

                                                   2001       2000      1999
Cash flows from financing activities:
    Net increase in deposits                   $ 19,144     32,788    12,614
    Net (decrease) increase in federal
      funds purchased                                 -    (13,635)   13,635
    Net increase (decrease) in
      securities sold under
      under agreements to repurchase             (2,171)     3,603       381
    Net increase (decrease) in other
      borrowed funds                            (25,608)    (5,162)   24,650
    Principal payments on ESOP debt                (418)      (373)     (373)
    Repurchase of FNB Corporation stock          (1,388)      (871)        -
    Dividends paid                               (3,020)    (2,798)   (2,524)
    Dividends on unallocated ESOP shares            (47)       (62)      (70)
            Net cash provided by
              financing activities              (13,508)    13,490    48,313

Net increase (decrease) in cash and
  due from banks                                 16,492     (6,038)    6,488
Cash and due from banks at beginning
  of year                                        12,325     18,363    11,875

Cash and due from banks at end of year         $ 28,817     12,325    18,363

                 See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF       Years Ended December 31, 2001, 2000 and 1999
CHANGES IN STOCKHOLDERS' EQUITY    (in thousands, except share and per share
                                    data)

                                                         Accumulated
                                                         Other
                                    Unearned             Compre-
                  Common            ESOP      Retained   hensive
                  Stock   Surplus   Shares    Earnings   Income       Total
Balances at
 December 31,
 1998
                $ 18,611   19,320   (2,120)      8,307      283      44,401

Net income             -        -        -       6,327        -       6,327
Cash dividends,
 $0.63 per share       -        -        -      (2,524)       -      (2,524)
ESOP shares
 allocated
 upon loan
 repayment             -        -      373           -        -         373
10% stock
 dividend          1,859    6,275        -      (8,142)       -          (8)
Change in net
 unrealized
 gains (losses)
 on securities
 available-
 for-sale, net
 of tax effect
 of $463 and
 reclassification
 adjustments           -        -        -           -     (990)       (990)

Balances at
 December 31,
 1999           $ 20,470   25,595   (1,747)      3,968     (707)     47,579

CONSOLIDATED STATEMENTS OF      Years Ended December 31, 2001, 2000 and 1999
CHANGES IN STOCKHOLDERS' EQUITY    (in thousands, except share and per share
(continued)                         data)
                                                         Accumulated
                                                         Other
                                    Unearned             Compre-
                  Common            ESOP      Retained   hensive
                  Stock   Surplus   Shares    Earnings   Income       Total
Net income      $      -        -        -       6,834        -       6,834
Cash dividends,
 $0.70 per share       -        -        -      (2,798)       -      (2,798)
ESOP shares
 allocated
 upon loan
 repayment             -        -      373           -        -         373
Stock awards
 issued               19       48        -           -        -          67
Repurchase and
 retirement of
 common stock       (265)    (606)       -           -        -        (871)
Change in net
 unrealized
 gains (losses)
 on securities
 available-
 for-sale, net
 of tax effect
 of $391 and
 reclassification
 adjustments           -        -        -           -      758         758

Balances at
 December 31,
 2000           $ 20,224   25,037   (1,374)      8,004       51      51,942

CONSOLIDATED STATEMENTS OF      Years Ended December 31, 2001, 2000 and 1999
CHANGES IN STOCKHOLDERS' EQUITY    (in thousands, except share and per share
(continued)                         data)
                                                         Accumulated
                                                         Other
                                    Unearned             Compre-
                  Common            ESOP      Retained   hensive
                  Stock   Surplus   Shares    Earnings   Income       Total
Net income      $      -        -        -       6,734        -       6,734
Cash dividends,
 $0.72 per share       -        -        -      (3,020)       -      (3,020)
ESOP shares
 allocated
 upon loan
 repayment             -        -      418           -        -         418
Stock awards
 issued               28       62        -           -        -          90
Stock options
 exercised             1        3        -           -        -           4
Repurchase and
 retirement of
 common stock       (382)  (1,006)       -           -        -      (1,388)
Change in net
 unrealized
 gains (losses)
 on securities
 available-
 for-sale, net
 of tax effect
 of $426 and
 reclassification
 adjustments           -        -        -           -      826         826
Stock issued
 to purchase
 Southwest
 Virginia
 Savings Bank      1,464    3,497        -           -        -       4,961
Fair value of
 options
 resulting
 from merger           -      317        -           -        -         317
Unearned shares-
 Southwest Virginia
 Savings Bank ESOP
 at merger             -        -     (183)          -        -        (183)
Stock issued
 to purchase
 Salem Community
 Bankshares,
 Inc.              6,361   19,571        -           -        -      25,932
Balances at
 December 31,
 2001           $ 27,696   47,481   (1,139)     11,718      877      86,633

                 See accompanying notes to consolidated financial statements.


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                 December 31, 2001
                                            (in thousands, except share data)

(1)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      The reporting entity is comprised of FNB Corporation, a bank holding company, and its wholly owned subsidiaries (collectively the
     "Corporation").  The primary subsidiaries of FNB Corporation are First
      National Bank, FNB Southwest and Salem Bank & Trust, N.A., collectively referred to as the "Bank". The accounting and reporting policies of the Corporation conform to generally accepted accounting principles and general practices within the banking industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the year. Actual results could differ significantly from those estimates.

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

      (a)   Consolidation

            The consolidated financial statements include the accounts of FNB Corporation, a bank holding company, and its wholly owned subsidiaries. Significant intercompany transactions and balances have been eliminated in consolidation.

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

      (h)   Net Income Per Share

            Net income per share computations are based on the weighted average number of shares outstanding during each year (4,125,602, 3,993,288 and 3,982,147 in 2001, 2000 and 1999, respectively, as restated). The weighted average shares outstanding do not include average unearned shares held by the Employee Stock Ownership Plan (ESOP) totaling 77,738, 88,998 and 112,433 shares for 2001, 2000 and 1999, respectively. The shares held by the ESOP are not considered outstanding for net income per share calculations until the shares are released.



     (i)    Trust Assets

            Assets held by the Bank's trust department in a fiduciary or agency capacity are not included in the consolidated financial statements as they are not assets of the Corporation.

      (j)   Reclassification

            Certain reclassifications have been made to prior year amounts to conform to the 2001 presentation.

(2)   RESTRICTIONS ON CASH

      Federal reserve regulations require the Bank to maintain certain average balances as cash reserves. The reserve requirements approximated $5,343 and $2,194 at December 31, 2001 and 2000, respectively.

(3)   SECURITIES AVAILABLE-FOR-SALE

      The following sets forth the composition of securities available-for-sale, which are reported at fair value, at December 31, 2001 and 2000:

                                        Gross        Gross        Approximate
                            Amortized   Unrealized   Unrealized   Fair
      December 31, 2001     Costs       Gains        Losses       Values
      U.S. Treasury      $     500          3             -          503
      U.S. Government
         agencies and
         corporations       89,885        562          (807)      89,640
      States and
         political
         subdivisions       23,202        268          (168)      23,302
      Corporate             31,422      1,470             -       32,892
      Total AFS debt
         securities        145,009      2,303          (975)     146,337
      Equity securities      5,015          -             -        5,015

      Totals             $ 150,024      2,303          (975)     151,352

                                        Gross        Gross        Approximate
                            Amortized   Unrealized   Unrealized   Fair
      December 31, 2000     Costs       Gains        Losses       Values
      U.S. Treasury      $     500          3             -          503
      U.S. Government
         agencies and
         corporations       16,217         49          (114)      16,152
      States and
         political
         subdivisions       17,043        155          (106)      17,092
      Corporate             31,553        317          (227)      31,643
      Total AFS debt
         securities         65,313        524          (447)      65,390
      Equity securities      3,584          -             -        3,584

      Totals             $  68,897        524          (447)      68,974

      The amortized costs and approximate fair values of securities available-for-sale by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                              Approximate
                                                 Amortized       Fair
      December 31, 2001                            Costs        Values
      Due in one year or less                  $   4,595         4,677
      Due after one year through five years       52,567        53,591
      Due after five years through ten years      25,642        25,721
      Due after ten years                         62,205        62,348

      Totals                                   $ 145,009       146,337

      Realized gains on securities available-for-sale were $357 in 2001 and were not material in 2000 or 1999. Realized losses on securities available-for-sale were $126 and $54 in 2001 and 2000, respectively, and were not material in 1999.

      The carrying value of securities available-for-sale pledged to secure public and trust deposits and securities sold under agreements to repurchase, and for other purposes as required or permitted by law, was $31,240 at December 31, 2001 and $13,532 at December 31, 2000.

(4)   SECURITIES HELD-TO-MATURITY

      The amortized costs, gross unrealized gains and losses, and approximate fair values of securities held-to-maturity at December 31, 2001 and 2000 are as follows:

                                        Gross         Gross       Approximate
                           Amortized    Unrealized    Unrealized  Fair
      December 31, 2001    Costs        Gains         Losses      Values
      U.S. Government
         agencies and
         corporations     $  6,707            49            -        6,756
      States and
         political
         subdivisions       24,105           669           (4)      24,770

      Totals              $ 30,812           718           (4)      31,526

                                        Gross         Gross       Approximate
                           Amortized    Unrealized    Unrealized  Fair
      December 31, 2000    Costs        Gains         Losses      Values
      States and
         political
         subdivisions     $ 28,193           402           (6)      28,589

      Totals              $ 28,193           402           (6)      28,589

      The amortized costs and approximate fair values of securities held-to-maturity by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                Approximate
                                                  Amortized        Fair
      December 31, 2001                             Costs         Values
      Due in one year or less                     $  6,586         6,675
      Due after one year through five years         15,835        16,359
      Due after five years through ten years         2,198         2,265
      Due after ten years                            6,193         6,227

      Totals                                      $ 30,812        31,526

      Realized gains and losses on calls and maturities of securities held-to-maturity were not material in 2001, 2000 or 1999. The carrying value of securities held-to-maturity pledged to secure public and trust deposits and securities sold under agreements to repurchase, and for other purposes as required or permitted by law, was $15,107 and $12,626 at December 31, 2001 and 2000, respectively.

(5)   LOANS

      At December 31, 2001 and 2000, there were direct loans to officers and directors of $3,117 and $3,427, respectively. During 2001, new direct loans to officers and directors amounted to $1,217 and repayments amounted to $1,527. In addition, there were loans of $3,441 and $1,873 at December 31, 2001 and 2000, respectively, which were endorsed by directors or had been made to companies in which directors had an equity interest.

      At December 31, 2001 and 2000, the Corporation had sold without recourse to financial institutions and other customers of the Corporation participations in various loans in the amount of $42,466 and $41,151, respectively.

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

      As of December 31, 2001 and 2000, the investment in impaired loans approximated $3,506 and $2,521, respectively. The December 31, 2001 and 2000 allowances for loan losses includes allowances of $753 and $519, respectively, for these loans. Impaired loans averaged $2,297, $3,548 and $3,414 during 2001, 2000 and 1999, respectively. Interest on impaired loans is recognized in the same manner as loans that are not considered impaired; that is, interest is generally recognized on the cash basis once the collection of principal or interest is 90 days or more past due.

      A summary of the changes in the allowance for loan losses (including allowances for impaired loans) follows:

      Years Ended December 31              2001        2000        1999
      Balance at beginning of year      $ 5,670       5,173       4,640
      Reserve acquired through merger     2,956           -           -
      Provisions for loan losses          1,637       1,082       1,445
      Additional reserve for branch
        loans purchased                     188           -           -
      Loan recoveries                       365         286         221
      Loan charge-offs                   (1,989)       (871)     (1,133)
      Balance at end of year            $ 8,827       5,670       5,173

      Nonperforming assets consist of the following:

      December 31,                     2001        2000        1999
      Nonaccrual loans              $ 2,815       2,391       4,517
      Other real estate owned         1,420         281         129

      Total nonperforming assets    $ 4,235       2,672       4,646

      There were no material commitments to lend additional funds to customers whose loans were classified as nonperforming at December 31, 2001.

      The following table shows the pro forma interest that would have been earned on impaired loans if interest had been recorded using the cash basis and the recorded interest that was included in income on these loans:

      Years Ended December 31         2001        2000        1999
      Cash basis interest -
         impaired loans              $  16          17         134

      Recorded interest -
         impaired loans              $   -           9         120

(7)   BANK PREMISES AND EQUIPMENT, NET

      Bank premises and equipment are stated at cost less accumulated depreciation and amortization as follows:

      December 31                         2001          2000
      Land                            $  3,121         1,565
      Buildings                         17,499        11,347
      Furniture and equipment           16,882         9,842
      Leasehold improvements               568           423
                                        38,070        23,177
      Less accumulated depreciation
         and amortization              (15,338)       (8,597)

      Totals                          $ 22,732        14,580

(8)   DEPOSITS

      At December 31, 2001 and 2000, there were deposits from officers and directors of $4,526 and $2,999, respectively. Time deposits and certificates of deposit of $100,000 and over as of December 31, 2001 mature as follows:


         2002          $ 290,151
         2003             85,913
         2004             59,884
         2005             17,998
         2006              8,262
         Thereafter        2,010
                       $ 464,218

(9)   SHORT TERM BORROWINGS AND LONG TERM DEBT

      Advances from the Federal Home Loan Bank of Atlanta were $18,269 and $41,100 on December 31, 2001 and 2000, respectively. The fixed interest rates on the advances as of December 31, 2001 range from 4.7 to 7.3 percent. The advances are collateralized under a blanket floating lien agreement whereby the Corporation gives a blanket pledge of residential first mortgage loans for 1-4 units. Of the total balance at December 31, 2001, $41 matures in 2003 and $315 matures in 2006. The remainder matures after 2006.

      Securities sold under agreements to repurchase (repurchase agreements) at December 31, 2001 were collateralized by investment securities controlled by the Corporation with a book value of $11,620. The maximum amount of repurchase agreements outstanding during 2001 was $12,540 and the average amount outstanding during 2001 was $7,491.

      FNB Corporation participated in a pool of subordinated debt securities issued by FNB Corporation and other financial institutions to a trust in a method generally referred to as trust preferred financing. FNB Corporation borrowed $15,464 that matures on December 18, 2031. Interest is payable quarterly at the three month LIBOR rate plus 3.60%. The rate may not exceed 12.5% prior to December 18, 2006, and the borrowing may be repaid on or after this date without penalty.
      Proceeds were principally used to pay cash to Salem Bank & Trust shareholders. The loan proceeds are treated as capital of FNB Corporation for regulatory purposes.

(10)  EMPLOYEE BENEFIT PLAN

      The Corporation sponsors a leveraged Employee Stock Ownership Plan
      (ESOP), which covers all employees following the completion of one year of service and attainment of age 21. Salem Bank & Trust employees will participate beginning January 1, 2003. The ESOP invests substantially in stock of the Corporation. The purchase of some of the shares held by the ESOP has been financed by borrowings by the ESOP. FNB Corporation and First National Bank hold all ESOP loans. Consequently, in the consolidated balance sheets, the loans and the related liability have been eliminated. The amounts representing unearned employee benefits have been recorded as reductions in stockholders' equity. These amounts will be reduced as the ESOP debt is curtailed. Shares released are allocated to plan participants as of the end of the Plan's year based on an allocation formula specified in the Plan. The ESOP is repaying the loans (plus interest) using employer contributions and dividends received on the shares of common stock held by the ESOP. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings. Dividends on unallocated shares are recorded as a reduction of ESOP debt to the extent used for debt service, and as compensation expense to the extent expected to be allocated to participants' accounts as additional contributions. ESOP compensation expense of $418, $373 and $373 was recorded for 2001, 2000 and 1999, respectively.

      ESOP shares as of December 31, 2001 consisted of 637,324 allocated shares and 75,556 unreleased and unearned shares. Based on quoted trading and bid prices, the fair value of the unreleased and unearned shares at December 31, 2001 was $20.10 per share.

      The Corporation sponsors a 401(k) plan that covers substantially all employees who work at least 1,000 hours per year. Participants have the option to have up to 12% of their salary withheld on a pre-tax basis to be contributed to the plan. The Corporation matches 100% of the first 3% of the participants' contributions. Participants may choose among several investment options comprised primarily of mutual funds, but there is no stock of the Corporation in the plan. Matching contributions totaled $174, $151 and $147 for 2001, 2000 and 1999, respectively.

      FNB Southwest employees will participate in the Corporation's 401(k) plan beginning January 1, 2002, and Salem Bank & Trust employees will participate beginning January 1, 2003.

(11)  INCOME TAXES

      Total income taxes are allocated as follows:

      Years Ended December 31,             2001        2000        1999
      Income                            $ 2,550       2,454       1,946
      Stockholders' equity, for net
         unrealized gains and losses
         on securities available-for-
         sale recognized for financial
         reporting purposes                 426         391        (463)

      Totals                            $ 2,976       2,845       1,483

      The components of federal income tax expense (benefit) are as follows:

      Years Ended December 31,             2001        2000        1999
      Current                           $ 2,809       2,601       2,324
      Deferred                             (259)       (147)       (378)

      Total                             $ 2,550       2,454       1,946

      The reconciliation of expected income tax expense at the statutory federal rate with the reported tax expense at the effective rate is as follows:

      Years Ended December 31,     2001            2000            1999

                                      Percent         Percent         Percent
                                      of              of              of
                                      Pretax          Pretax          Pretax
                              Amount  Income  Amount  Income  Amount  Income
      Expected tax
        expense at
        statutory rate       $ 3,157   34.0%   3,158   34.0%   2,813   34.0%
      Increase (decrease)
         in taxes resulting
         from:
           Tax-exempt
             interest           (734)  (7.9)    (863)  (9.3)  (1,007) (12.2)
           Nondeductible
             interest
             expense             102    1.1      113    1.2      124    1.5
           Other, net             25    0.3       46    0.5       16    0.2

      Reported tax expense
         at effective rate   $ 2,550   27.5%   2,454   26.4%   1,946   23.5%

      The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities are as follows:

      December 31,                                   2001        2000
      Deferred tax assets:
        Loans, principally due to allowance
          for loan losses and unearned fees       $ 2,072       1,689
      Accrued employee benefits due to accrual
        for financial reporting purposes in
        excess of actual contributions                224         238
      Other                                           108          61

            Total gross deferred tax assets         2,404       1,988

      Less valuation allowance                          -           -

            Net deferred tax assets                 2,404       1,988
      Deferred tax liabilities:
        Bank premises and equipment,
          due to differences in depreciation          351         351
        Securities, due principally to
          valuation allowance                         593          26
        Investment securities, due to
          differences in discount accretion            93         102
        Prepaids, due to advance payments             149          71
        Other                                          88           -


        Total gross deferred tax
              liabilities                           1,274         550

        Net deferred tax asset,
              included in other assets            $ 1,130       1,438

      The Corporation has determined that a valuation allowance for gross deferred tax assets is not necessary at December 31, 2001 or 2000 since deferred tax assets can be recognized during the carryback period available under current tax laws.

(12)  DIVIDEND RESTRICTIONS AND CAPITAL REQUIREMENTS

      The holding company's principal asset is its investment in its wholly owned consolidated subsidiaries. The primary source to date of income for the holding company has been dividends from the Bank. Regulatory agencies limit the amount of funds that may be transferred from the Bank to the holding company in the form of dividends, loans, or advances.

      Under applicable federal laws, the Comptroller of the Currency restricts, without prior approval, the total dividend payments of the Bank in any calendar year to the net profits of that year, as defined, combined with the retained net profits for the two preceding years. The total dividends that may be declared in 2002 without the approval of the Comptroller totals $9,617 plus year-to-date 2002 net profits as of the declaration date.

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

      Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum amounts and ratios of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined). Management believes, as of December 31, 2001, that the Corporation meets all capital adequacy requirements to which it is subject. The table below sets forth the ratios for the Banks and on a consolidated basis for December 31, 2001 and 2000.

      As of December 31, 2001, the most recent notification from the Office of the Comptroller of the Currency categorized the Banks as well capitalized under the regulatory framework for prompt corrective action (Section 38 of the FDI ACT). To be categorized as well capitalized, minimum total risk-based capital, Tier 1 risk-based capital, and Tier 1 leverage ratios as set forth in the table below must be maintained. There are no conditions or events since that notification that management believes have changed the institution's category.

      As of December 31, 2001:
                                                 Minimum Requirements
                                                              Section 38 of
                                              For Capital     Federal Deposit
                                Actual          Adequacy       Insurance Act
                            Amount   Ratio   Amount   Ratio   Amount   Ratio
      Total Capital
        (to Risk Weighted
         Assets)
         Consolidated     $ 81,609   11.2%   58,292    8.0%     N/A
         First National
          Bank              50,111   11.0%   36,444    8.0% $ 45,555   10.0%
         Salem Bank &
          Trust             21,659   11.0%   15,752    8.0%   19,690   10.0%
      Tier 1 Capital
        (to Risk Weighted
         Assets)
         Consolidated       73,007   10.0%   29,203    4.0%     N/A
         First National
           Bank             44,396    9.7%   18,308    4.0%   27,461    6.0%
         Salem Bank &
           Trust            19,493    9.9%    7,876    4.0%   11,814    6.0%
      Tier 1 Capital
        (to Average Assets)
         Consolidated       73,007    7.9%   36,966    4.0%     N/A
         First National
           Bank             44,396    7.5%   23,678    4.0%   29,597    5.0%
         Salem Bank &
           Trust            19,493    9.2%    8,475    4.0%   10,594    5.0%

      As of December 31, 2000:
                                                 Minimum Requirements
                                                              Section 38 of
                                              For Capital     Federal Deposit
                                Actual          Adequacy       Insurance Act
                            Amount   Ratio   Amount   Ratio   Amount   Ratio
      Total Capital
        (to Risk Weighted
         Assets)
         Consolidated     $ 57,328   13.2%   34,783    8.0%     N/A
         First National
           Bank             51,567   11.9%   34,719    8.0% $ 43,399   10.0%
      Tier 1 Capital
        (to Risk Weighted
         Assets)
         Consolidated       51,891   11.9%   17,391    4.0%     N/A
         First National
           Bank             46,135   10.6%   17,360    4.0%   26,040    6.0%
      Tier 1 Capital
        (to Average Assets)
         Consolidated       51,891   10.0%   20,831    4.0%     N/A
         First National
           Bank             46,135    8.9%   20,656    4.0%   25,820    5.0%

(13)  SUPPLEMENTAL CASH FLOW INFORMATION

      The Corporation paid $23,353, $19,785 and $17,652 for interest and $2,839, $2,790 and $1,999 for income taxes in 2001, 2000 and 1999, respectively. Noncash investing activities included $932, $252 and $190 of loans transferred to other real estate owned in 2001, 2000 and 1999, respectively.

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

      Except for unused home equity lines totaling $37,959 at December 31, 2001, and $25,951 at December 31, 2000 (included in amounts below), the Corporation may not require collateral or other security to support the following financial instruments with credit risk:

                                                   Contract Amounts
      December 31,                                 2001        2000
      Financial instruments whose contract
        amounts represent credit risk:
          Commitments to extend credit        $ 110,120      79,310
          Standby letters of credit               7,299       5,045


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

      The Corporation originates mortgage loans for sale to secondary market investors subject to contractually specified and limited recourse provisions. In 2001, the Corporation originated $126,473 and sold $116,465 to investors, compared to $12,184 originated and $11,532 sold in 2000. Every contract with each investor contains certain recourse language. In general, the Corporation may be required to repurchase a previously sold mortgage loan if there is major noncompliance with defined loan origination or documentation standards, including fraud, negligence or material misstatement in the loan documents. Repurchase may also be required if necessary governmental loan guarantees are canceled or never issued, or if an investor is forced to buy back a loan after it has been resold as a part of a loan pool. In addition, the Corporation may have an obligation to repurchase a loan if the mortgagor has defaulted early in the loan term. This potential default period ranges from six to twelve months after sale of a loan to the investor. Historically, repurchases under these recourse provisions have been minimal.

(16)  CONCENTRATIONS OF CREDIT RISK

      The Corporation does a general banking business, serving the commercial, agricultural and personal banking needs of its customers in its trade territory, commonly referred to as the New River Valley and the Roanoke Valley, which consists of Montgomery and Roanoke Counties and portions of adjacent counties. Operating results are closely correlated with the economic trends within this area, which are, in turn, influenced by the area's large employers which include Virginia Polytechnic Institute and State University, Radford University and the Radford Arsenal. Other industries include a wide variety of manufacturing concerns and agriculture-related enterprises. The ultimate collectibility of the loan portfolios and the recovery of the carrying amounts of repossessed property are susceptible to changes in the market conditions of this area. The commercial portfolio is diversified with no significant concentrations of credit within a single industry. The consumer loan portfolio included $101,282 and $53,273 of loans to individuals for household, family and other personal expenditures at December 31, 2001 and 2000, respectively.
      The real estate mortgage portfolio consists primarily of loans secured by 1-4 family residential properties.

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

      (f)   Commitments to Extend Credit and Standby Letters of Credit

            The only amounts recorded for commitments to extend credit and standby letters of credit are the deferred fees arising from these unrecognized financial instruments. These deferred fees are not deemed significant at December 31, 2001 and 2000, and as such, the related fair values have not been estimated.

      The carrying amounts and approximate fair values of the Corporation's financial instruments are as follows:

      December 31,                       2001                   2000

                                           Approximate            Approximate
                                 Carrying  Fair        Carrying   Fair
                                 Amounts   Values      Amounts    Values
      Financial assets:
        Cash and due
          from banks           $  28,817      28,817     12,325      12,325
        Federal funds sold         9,010       9,010      3,450       3,450
        Short term investments    16,549      16,549          -           -
        Securities available-
          for-sale               150,688     150,688     68,974      68,974
        Securities held-to-
          maturity                31,476      32,190     28,193      28,589
        Loans, net of
          unearned income        648,263     660,084    409,586     415,292

            Total financial
              assets           $ 884,803     897,338    522,528     528,630


      Financial liabilities:
        Deposits               $ 806,787     816,149    431,659     422,202
        Federal funds
          purchased,
          securities sold
          under agreements
          to repurchase and
          other borrowed
          funds                   41,281      42,199     51,734      52,053

             Total financial
               liabilities     $ 848,068     858,348    483,393     474,255

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

      Fair value estimates are based on existing on and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

(18)  PARENT COMPANY FINANCIAL INFORMATION

      Condensed financial information of FNB Corporation (the parent or holding company) is presented below:

                          Condensed Balance Sheets

                                       December 31, 2001    December 31, 2000
      Assets
      Short term investments               $  16,549                    -
      Securities available-for-sale,
        at fair value                          2,456                5,816
      Investment in subsidiary banks          97,876               46,231
      Receivable from subsidiary banks             -                  908
      Other assets                                45                  109
            Total assets                   $ 116,926               53,064
      Liabilities
      Other borrowed funds                 $  14,549                    -
      Other liabilities                       14,938                    -
      ESOP debt                                  806                1,122
            Total liabilities                 30,293                1,122
      Stockholders' equity
      Common stock and surplus                75,177               45,261
      Retained earnings                       11,718                8,004
      Other                                     (262)              (1,323)
            Total stockholders' equity        86,633               51,942
            Total liabilities and
              stockholders' equity         $ 116,926               53,064

                     Condensed Statements of Income

                                          2001        2000        1999
      Net interest income              $   149         233         228
      Non interest income                1,086         327          92
      Non interest expense              (1,364)       (646)       (432)
      Equity in earnings of bank
        subsidiaries                     6,863       6,920       6,439
      Income before income taxes         6,734       6,834       6,327
      Income tax expense                     -           -           -
      Net income                       $ 6,734       6,834       6,327

                  Condensed Statements of Cash Flows

                                        2001        2000        1999
      Dividends paid                $ (3,020)     (2,798)     (2,524)
      Dividends received from
        subsidiary banks               5,785       3,257       2,692
      Issuance of Trust
        Preferred debt                14,549           -           -
      Principal repayments on
        ESOP debt                       (418)       (373)       (373)
      Purchase of short term
        investments                  (16,549)          -           -
      Purchase of securities
        available-for-sale            (1,118)       (564)       (233)
      Proceeds from sales and
        maturities of securities       4,522         100         100
      Net change in receivable
        from subsidiary banks          2,084         795         (21)
      Other, net                      (5,835)       (417)        359

        Cash at beginning of year          -           -           -
        Cash at end of year         $      -           -           -

      NOTES:

        (1) The ESOP loan is held by the Bank and as such is eliminated in consolidation.

(19)  INTERIM FINANCIAL INFORMATION (Unaudited)

      Consolidated quarterly results of operations were as follows:

                                                 2001
                                           Three Months Ended
                              March 31   June 30   September 30   December 31
      Interest income         $ 11,073    12,445         12,425        11,907
      Interest expense           5,497     6,048          6,017         5,265
      Provision for loan
        losses                     370       285            285           697
      Noninterest income         1,114     1,257          1,516         1,911
      Noninterest expense        4,004     4,868          5,217         5,811
      Income before income
        tax expense              2,316     2,501          2,422         2,045
      Income tax expense           626       670            659           595
      Net income              $  1,690     1,831          1,763         1,450

      Basic earnings per
        share                 $   0.43      0.44           0.42          0.35
      Fully diluted earnings
        per share             $   0.43      0.44           0.41          0.34

                                                 2000
                                           Three Months Ended
                              March 31   June 30   September 30   December 31
      Interest income         $  9,982    10,396         10,664        10,975
      Interest expense           4,735     4,946          5,158         5,263
      Provision for loan
        losses                     293       292            293           204
      Noninterest income           829       877            894           928
      Noninterest expense        3,562     3,762          3,760         3,989
      Income before income
        tax expense              2,221     2,273          2,347         2,447
      Income tax expense           575       593            622           664
      Net income              $  1,646     1,680          1,725         1,783

      Basic and fully
        diluted earnings
        per share             $   0.41      0.42           0.43          0.45

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

      In 2001, the Corporation issued 50,000 nonqualified stock options to non-employee directors. Since the exercise prices approximated the market value on the respective grant dates, no compensation cost was recorded. The options expire in 10 years, and they vest in terms of exercisability at a rate of 25% per year on each of the first four anniversary dates from grant. The total fair value (as defined by SFAS No. 123 above) at grant date for the options issued in 2001 was $509. The weighted average fair value for the options granted in 2001 was $3.23 per option. Had the fair value method of accounting prescribed by SFAS No. 123 been followed, the effect on earnings per share and net income for 2001 would have been negligible. Additionally, 7,500 incentive stock options were issued to an executive officer at an exercise price of $20.25. Since the exercise prices approximated the market value on the respective grant dates, no compensation cost was recorded.

      Significant assumptions used to estimate the fair values of the options granted in 2001 under the SFAS No. 123 methodology are as follows:

      Risk-free interest rate     5.14%
      Expected life              10.0 years
      Expected dividends          3.5%
      Expected volatility        20.0%

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

      During the second quarter of 2001, 4,500 shares of common stock were awarded to non-employee directors at a fair value of $16.31 per share. The fair value of $73 is attributable to a 12-month service period and, accordingly, is being amortized to expense over that period.

(21)  MERGERS AND ACQUISITIONS

      On May 1, 2001, Southwest Virginia Savings Bank FSB ("SVSB") of Roanoke, Virginia, was merged with FNB Corporation in a business combination accounted for by the purchase method of accounting. At the merger date, SVSB had $56,588 in net loans, $93,268 in total assets and $76,299 in total deposits. The shareholders of SVSB received 292,775 shares of FNB Corporation common stock and cash of $3,530 in connection with the merger. Excess cost over net assets acquired equaled $962 and has been allocated to goodwill. SVSB's results of operations have been included in the financial statements from the merger date.

      First National Bank, a wholly owned subsidiary of FNB Corporation, consummated the acquisition of two branch banking offices located in Pearisburg and Wytheville, Virginia from First Union National Bank on March 23, 2001. The transaction was accounted for by the purchase method of accounting. First National Bank assumed aggregate deposit liabilities of $74,289 in connection with the two branch acquisitions. Loans of $13,618 and building and equipment of $1,714 were acquired. Intangible assets of $5,002 were capitalized and include goodwill and other costs incurred directly related to the acquisition.

      The following unaudited proforma financial information shows the effect of the First Union, Salem Community Bankshares, Inc. and Southwest Virginia Savings Bank FSB acquisitions as if the transactions had been consummated on January 1, 2001:

                                      December 31, 2001
          Interest income               $  66,632
          Noninterest income                7,617
          Interest expense                 32,151
          Noninterest expense              28,040
          Net income                    $   7,469

          EPS shares O/S                5,578,390
          EPS                           $    1.34

      On December 31, 2001, Salem Community Bankshares, Inc. ("SCB") of Salem, Virginia, was merged with FNB Corporation in a business combination accounted for by the purchase method of accounting. At the merger date, SCB had $170,813 in net loans, $257,971 in total assets and $205,307 in total deposits. The shareholders of SCB received 1,272,153 shares of FNB Corporation common stock and cash of $12,937 in connection with the merger. Excess cost over net tangible assets acquired equaled $21,441 and has been allocated to core deposit intangible in an amount equal to $7,500 with the remaining $13,941 recorded as goodwill. The core deposit intangible was estimated pending completion of a core deposit study.


1