Form 10-K, Exhibit 13
period 2002-12-31
FNB CORP \VA\
filed 2003-03-27
CIK 1010961

Exhibit 13






                              FNB CORPORATION

                       ANNUAL REPORT TO STOCKHOLDERS

                                    2002

                       INDEX TO ANNUAL REPORT TO STOCKHOLDERS


                                                                      Page


Selected Consolidated Financial Information                             1

Management's Discussion and Analysis of Financial Condition and
Results of Operations                                                   2

Market Price and Dividend Data                                          9

Market Risks Related to Financial Instruments                          10

Management's Statement of Financial Responsibility                     13

Independent Auditors' Report on Consolidated Financial Statements      14

Consolidated Balance Sheets                                            15

Consolidated Statements of Income                                      16

Consolidated Statements of Comprehensive Income                        16

Consolidated Statements of Cash Flows                                  18

Consolidated Statements of Changes in Stockholders' Equity             21

Notes to Consolidated Financial Statements                             24

SELECTED CONSOLIDATED FINANCIAL INFORMATION
                                            Years Ended December 31,
                                     2002     2001(1)  2000     1999     1998
Selected income statement data
   (in thousands):
     Interest income            $  59,618   47,850   42,017   37,563   34,931
     Interest expense              22,196   22,827   20,102   17,610   17,249

     Net interest income           37,422   25,023   21,915   19,953   17,682
     Provision for loan
        losses                      1,369    1,637    1,082    1,445    1,135
     Noninterest income            11,545    5,798    3,528    3,729    3,437
     Noninterest expense           31,282   19,900   15,073   13,964   12,396
     Income tax expense             5,225    2,550    2,454    1,946    1,657

     Net income                 $  11,091    6,734    6,834    6,327    5,931

Per share data:
     Basic earnings             $    1.93     1.54     1.61     1.50     1.41
     Diluted earnings                1.90     1.53     1.61     1.50     1.41
     Cash dividends declared          .68      .68      .66      .59      .54
     Book value                     16.52    14.96    12.37    11.25    10.57

Average shares outstanding
   (in thousands):
     Basic                          5,758    4,373    4,233    4,221    4,197
     Diluted                        5,833    4,404    4,233    4,221    4,197

Selected balance sheet data
   at year end
      (in thousands):
     Total securities           $ 163,283  182,164   97,167  101,375   95,584
     Loans, net of unearned
        income                    691,661  648,263  409,586  382,272  328,599
     Allowance for loan
        losses                      9,466    8,827    5,670    5,173    4,640
     Total assets                 992,431  954,450  539,231  516,906  461,916
     Deposits                     845,688  806,787  431,659  398,871  386,257
     Trust preferred               15,464   14,549        -        -        -
     Stockholders' equity          95,099   86,633   51,942   47,579   44,401

Selected ratios (in percentages):
     Return on average assets        1.16     1.04     1.32     1.30     1.34
     Return on average equity       12.36    11.67    13.77    13.75    14.00
     Dividend pay-out ratio         35.37    44.85    40.94    39.89    38.44
     Average equity to
        average assets               9.36     8.89     9.58     9.44     9.60

Notes:
(1)  Includes effect of acquisitions.  See full discussion in footnote 22.

(2) All share and per share data have been adjusted retroactively to reflect a 6% stock dividend in 2002.

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

Forward Looking Information

This report may contain forward-looking statements with respect to the financial condition, results of operations and business of the Corporation. These forward-looking statements involve risks and uncertainties and are based on management's beliefs and assumptions, and on the information available to management at the time that these disclosures were prepared. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) competitive pressures among depository and other financial institutions may increase significantly; (2) changes in the interest rate environment may reduce margins; (3) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit; (4) legislative or regulatory changes, including changes in accounting standards, may adversely affect the businesses in which the Corporation and its subsidiaries are engaged; (5) costs or difficulties related to the integration of the businesses of the Corporation and its merger partners may be greater than expected; (6) competitors may have greater financial resources and develop products that enable such competitors to compete more successfully than the Corporation and its subsidiaries; and (7) adverse changes may occur in the securities markets.

Mergers and Acquisitions

On March 23, 2001, First National Bank, the Corporation's wholly-owned subsidiary, acquired two First Union Branches in southwest Virginia that were merged into First National Bank. In addition, on May 2, 2001, Southwest Virginia Bankshares, Inc. and its subsidiary, Southwest Virginia Savings Bank, F.S.B., Roanoke, Virginia, were acquired. Southwest was renamed FNB-Southwest, N.A. as a result of converting to a national bank charter on October 10, 2001. Salem Community Bankshares and its subsidiary, Salem Bank and Trust, National Association, Salem, Virginia were acquired on December 31, 2001. FNB Southwest, N.A. and Salem Bank and Trust, N.A. merged on May 6, 2002 into a single charter with the name "FNB Salem Bank and Trust, National Association." The acquisitions were all recorded under the "purchase" method of accounting; therefore, the results of their operations are only included in the accompanying financial statements from the respective dates of acquisition. Results of operations of Salem Bank & Trust were not included in the Corporation's 2001 Statement of Income as the acquisition was effected at close of business on December 31, 2001.

Sale of Bankcard Portfolio

In the second quarter, the Corporation sold its bankcard portfolio ($9.1 million in balances) and realized a pre-tax gain of $1,206 and an after-tax gain of $796. The bankcard portfolio was sold because the Corporation did not have enough volume to achieve the desired level of profitability and provide enough value added benefits for customers as compared to competing credit card issuers. The Corporation will continue to issue cards under the FNB brand, but the cards will be serviced and managed by a high-volume card issuer. The Corporation will now deploy the realized gain on other more profitable ventures while providing a more diverse and competitive credit card product line to its customer base.

Proforma Financial Information

The following proforma financial information shows the effect of FNB Corporation as of December 31, 2002 with the First Union branches, Salem Community Bankshares, Inc., Southwest Virginia Savings Bank F.S.B. and the effect of the bankcard sale adjusted to make it comparable with December 31, 2001.

                                                    Dec 31, 2002
                                                        Less
                        Dec 31,    Acquisitions    Acquisitions     Dec 31,
                          2002       & Bankcard      & Bankcard        2001
Net interest income   $ 37,422         10,115          27,307        25,023
Provision loan loss      1,369            941             428         1,637
Noninterest income      11,545          3,395           8,150         5,798
Noninterest expense     31,282          8,394          22,888        19,900
Income before taxes     16,316          4,175          12,141         9,284
Taxes                    5,225          1,713           3,512         2,550
Net income            $ 11,091          2,462           8,629         6,734

Net Income

The per share earnings for prior years has been restated to reflect the effect of the 6% stock dividend declared in January 2002.

Net income for 2002 was $11,091 compared to $6,734 for 2001 and $6,834 for 2000. Excluding the bankcard sale and the impact of mergers, earnings on a comparable basis were $8,629 or 28.1% over last year. Basic earnings per share for 2002 were $1.93 compared to $1.54 for 2001 and $1.61 for 2000. Excluding the bankcard sale, basis earnings per share were $1.79 or 16.2% over last year. Net income was up due to an improved margin, improvement in asset quality, the cessation of the amortization of goodwill (discussed below) and higher volume generated in the secondary mortgage operation. The decline in net income from 2000 to 2001 was primarily due to a compressed net interest margin resulting from an historic downward trend in interest rates and higher expenses primarily related to a conversion to a new core processor.

FAS 142 was adopted by the Corporation on January 1, 2002 and provides that goodwill related to acquisitions that had been subject to periodic amortization will no longer be amortized but be tested annually for impairment. In the fourth quarter 2002, an analysis was done to calculate the amount of goodwill the Corporation would have incurred had the mergers and acquisitions been done at that time. Current premiums paid by peers for branches and banks were used as the basis for the calculation. The outcome was that the premiums paid would have been higher than the goodwill recorded on the books; therefore, there was no impairment of goodwill.

Part of the premium paid for an acquisition is considered to be for the benefit of acquiring low-cost deposits and a stable customer base. It is referred to as "core deposit intangibles". This premium was calculated by an outside firm that specializes in these studies and will be amortized on an accelerated basis over ten years. Core deposit intangible amortization amounted to $1,068 in 2002. This amount will gradually decrease in the coming years as the amortization is accelerated in the early years.

Net Interest Income

Net interest income provides approximately 80% of the revenue of the Corporation. Net interest income is the amount of interest earned on loans and investments less the amount of interest paid on deposits and other interest-bearing liabilities. Net interest income before provision for loan losses for 2002 was $37,422 compared to $25,023 in 2001. Excluding the impact of mergers and the bankcard sale, net interest income was $27,307 or 9.1% above last year. This was due primarily to an improved margin largely attributable to a drop in deposit costs relative to loan yields. Net interest income for 2001 of $25,023 increased 14.2% over the $21,915 for 2000 due to acquisitions, partially offset by a lower margin resulting from the rapid decrease in interest rates experienced during 2001.

The net interest margin expanded 9 basis points from 4.28% in 2001 to 4.37% in 2002. However, the margin fell in late 2002 due in large part to the unexpected 50 basis point reduction in rates by the Federal Reserve in November. The persistently low rates will likely result in the margin remaining at or slightly below 2002 levels during the early months of 2003. The margin widened in 2002 compared to 2001 primarily as a result of aggressive downward pricing of deposit products and a change in the composition of deposits to a higher percentage of low cost transaction accounts and a lower percentage of higher cost certificate of deposit/individual retirement account balances. The average yield on loans declined 123 basis points while interest-bearing deposit costs dropped a much steeper 154 basis points. The margin decreased from 4.70% in 2000 to 4.28% in 2001 principally due to acquisitions and a decrease of 475 basis points in the prime rate during the year.

Management attempts to match the maturities and re-pricing intervals of its earning assets and liabilities in order to avoid material fluctuations in earnings if interest rates change. Historically and at present, the company has been slightly asset-sensitive which means that assets re-price more quickly than liabilities. Being in an asset-sensitive position favors an expansion of the net interest margin in the near term should interest rates rise. This is more fully covered under the heading "Market Risks Related to Financial Instruments".

Provision for Loan Losses

The provision for loan losses was $1,369 for 2002, $1,637 for 2001 and $1,082 for 2000. The provision for loan losses when expressed as a percentage of year-to-date average loans outstanding was .21%, .36% and .28% for 2002, 2001 and 2000, respectively. Net charge-offs were $730, $1,625 and $585 for 2002, 2001 and 2000, respectively. Net charge-offs to average year-to-date loans were .11%, .35% and .15% for 2002, 2001 and 2000 respectively-well below peer averages. Even though the provision and net charge-offs of the acquired bank, Salem Bank and Trust, was included in the 2002 numbers and not 2001, the provision and net charge-offs were below 2001. This was due in part to the receipt of a $491 recovery in 2002 of a loan to a single commercial customer and his related entities (with outstanding indebtedness to First National Bank and FNB Salem Bank and Trust, N.A.) engaged in the nursing home and extended care industry. This loan was charged off in 2001. The provision for loan losses increased in 2001 compared to 2000 due to the large charge-off discussed above plus higher consumer net charge-offs. Management analyzes the loan portfolio quarterly to determine the appropriate level of loan loss reserve (see discussion under the heading "Allowance for Loan Losses").

Noninterest Income

Noninterest income, which includes service charges on deposit accounts, loan origination and service release fees on mortgage loans sold, other service charges, investment group fees and commissions, sundry income and net securities gains (losses) was $11,545, $5,798 and $3,528 for 2002, 2001 and 2000, respectively. The $5,747 increase from 2001 to 2002 was due to the bankcard sale and mergers ($3,395), higher mortgage revenue of $1,086 (volume of 2.7 times over prior year) due to the low interest rate environment and resultant high level of refinancing activity plus the establishment of a wholesale mortgage operation, income from the purchase of bank owned life insurance of $381 and higher service charge income of $569 due to volume and a successful launch of a new overdraft privilege product introduced in October 2002 amounting to approximately $380. Management intends to continue to commit further resources to develop noninterest income sources as a means to reduce the impact of fluctuations in the net interest margin resulting from changes in Federal Reserve policy. The $2,270 increase in noninterest income from 2000 to 2001 was primarily due to secondary mortgage activity, acquisitions and higher securities gains.

The Corporation expects to build incremental future sources of noninterest income through its association with Bankers Insurance, a five-agency insurance company collectively owned by over 55 banks throughout Virginia. In the fourth quarter, the Corporation opened the organization's first financial services office in the new Roanoke/Salem market which houses the Company's Insurance Specialist and an Investment Specialist. Going forward, the Corporation will strive to maintain a healthy balance of fee-generating services with strong levels of loans and deposits. In 2002, noninterest revenue to total revenue was 20.8% compared to 17.6% in 2001. This combination should help deliver better than average returns in all economic cycles.

Noninterest Expense

Noninterest expense consisting of salaries and employee benefits, occupancy costs, cardholder processing costs, supplies and other operating expenses, increased $11,382 from 2001 to 2002 and $4,827 from 2001 compared to 2000. The $11,382 increase in noninterest expense in 2002 was primarily due to mergers ($8,394), a full year of expense of the expanded secondary mortgage operation including the opening of a wholesale mortgage operation in South Carolina ($728), salary increases due to merit, higher incentives paid to all employees as a result of record earnings, (the plan is self funding from increased revenues and expense containment attributable to results documented by the plan), the cost of a new core processor for a full year versus a partial year in 2001, higher online banking expense due to higher volume and expense relating to a profit performance study by an outside consultant. The recommendations resulting from this study are being implemented and will enhance future earnings.

The growth in expenses from 2000 to 2001 was due primarily to acquisitions (the two First Union branches and Southwest Virginia Bankshares, Inc.) and the cost of a new core data processing system which enables the Corporation to support a multi-bank environment, provides improved operating efficiencies and additional and more timely information to better serve our customers. In addition to acquisitions and the core processor, expenses were up due to merit increases, staff adds and production incentives, cardholder expenses due to volume, and communications and building maintenance costs.

Income Taxes

Income tax expense as a percentage of pre-tax net income was 32.0%, 27.5%, and 26.4% in 2002, 2001 and 2000, respectively. The large increase in the effective income tax rate from 2001 to 2002 was due primarily to the non-deductibility of the amortization of core deposit intangibles resulting from the acquisition of Salem Community Bankshares. In addition, nontaxable interest on investment securities as a percentage of income before income taxes continues to decline.

Decisions as to which securities to purchase are based on taxable equivalent yields for specific durations. The Corporation has increased its investment in certain taxable securities which had higher yields than nontaxable securities when measured on a taxable equivalent basis.

Balance Sheet

Total assets of the Corporation at December 31, 2002, were $992,431 or 4.0% over the $954,450 at December 31, 2001 due primarily to loan growth, growth in mortgages held for sale and "Other Assets".

Loans grew $43,398 or 6.7%. from $648,263 at the end December 31, 2001 to $691,661 at December 31, 2002. Loan growth was 8.1% before the sale of the $9,060 bankcard portfolio. Loans growth was concentrated in the commercial real estate category ($31,741) and consumer ($12,292) after taking into account the bankcard sale.

Total securities declined by $18,881, from $182,164 at the end of 2001 to $163,283 at December 31, 2002. Nearly all instruments containing callable features were, in effect, called during 2002 due to the low interest rate cycle. Proceeds were used, in part, to fund the additional loan growth over deposits and debt, growth in mortgages held for sale and growth in other assets.

Mortgage loans held for sale increased from $13,926 to $34,271 due to the expansion of the secondary mortgage function and the high volume of mortgage re-financings in the lower interest rate environment as discussed under noninterest income above. Management is investigating alternative wholesale funding of these mortgage loans held for sale in 2003.

Goodwill increased $1,938 and core deposit intangible balances declined by $2,696. At December 31, 2001, core deposit intangibles were estimated at $7,500 pending a core deposit study. An outside firm specializing in quantifying these intangibles completed this study and the difference was reclassified to goodwill. Other assets increased $8,451 due primarily to an additional $10,800 investment in bank owned life insurance (BOLI), which has a high taxable equivalent yield.

Total deposits at December 31, 2002, were $845,688, an increase of $38,901 or 4.8% over December 31, 2001. Lower-cost noninterest-bearing demand deposits, interest-bearing demand and saving deposits increased a strong 15.6%. Higher-cost certificate of deposit and individual retirement account balances declined 3.2%. Growth in the lower cost deposit categories contributed to the favorable net interest margin increase discussed above under net interest income. Management has implemented a strategy of highlighting one particular maturity for a certificate of deposit promotion with an above-market rate. With rates expected to rise, this highlighted certificate of deposit has recently had a longer maturity.

Long-term debt increased $5,713 from December 31, 2001 to December 31, 2002. In December, the Corporation borrowed $5,000 for five years at a fixed rate at 3.58% from the Federal Home Loan Bank (FHLB) to fund anticipated loan growth and at a time that management believed was advantageous from an interest-rate perspective.

Other liabilities declined by $14,707 due primarily to the payment of the cash consideration to Salem Community Bankshares, which was recorded as a liability at December 31, 2001.

Stockholders' Equity

Stockholders' equity was $95,099 at December 31, 2002, compared to $86,633 at December 31, 2001, an increase of $8,466. This increase was due primarily to net income net of dividends ($7,152) plus an increase of $2,028 in net tax effected unrealized gains on securities available for sale. These items were partially offset by net stock repurchases amounting to $1,682.

The $34,691 change in Stockholder's Equity from December 31, 2000 to 2001 was due primarily to stock issued in the acquisition of Salem Community Bankshares and Southwest Virginia Bankshares, Inc. ($30,893), net income for the year less dividends on common stock declared ($3,714) and an $826 increase in net tax effected unrealized gains on securities available for sale.

All financial institutions are required to maintain minimum levels of regulatory capital. The Federal Reserve and the Office of the Comptroller of the Currency (OCC) have established substantially similar risk-based and leveraged capital standards for the financial institutions they regulate. Under the risk-based capital requirements of these regulatory agencies, the Corporation is required to maintain a minimum ratio of total capital to risk-weighted assets of at least 8%. At least half of the total capital is required to be "Tier 1 capital", which consists principally of common and certain qualifying preferred stockholders' equity less certain intangibles and other adjustments. The remainder, "Tier 2 capital", consists of a limited amount of subordinated and other qualifying debt and a limited amount of the general loan loss reserve. Tier 1 and total capital to risk-weighted assets ratios on a consolidated basis at December 31, 2002, were 10.4% and 11.6% respectively, exceeding minimum requirements. Management presently intends to maintain ratios in excess of 8.0% and 10.0% respectively for its "Tier 1" and "Tier 2" capital.

In addition, federal regulatory agencies have established minimum leveraged capital guidelines for insured financial institutions (Tier 1 capital to tangible assets). These guidelines provide for a minimum leveraged capital ratio of 3% for banks and their respective holding companies that meet certain specified criteria, including that they have the highest regulatory examination rating and are not contemplating significant growth or expansion. All other institutions are expected to maintain a leverage ratio of at least 100 to 200 basis points above that minimum. The guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. The leverage ratio of the Corporation on a consolidated basis at December 31, 2002 was 8.4%.

As of December 31, 2002, the affiliate banks were categorized as "well capitalized" by the regulators under the regulatory framework for prompt corrective action. To be categorized as well capitalized, minimum total risk-based capital, Tier 1 risk-based capital, and Tier 1 leverage ratios of 10.0%, 6.0% and 5.0%, respectively, must be maintained. The affiliate banks exceeded all three of these minimums as of December 31, 2002. There are no conditions or events that management believes have changed the category of any of the affiliate banks.

Past Due Loans and Nonperforming Assets

Loans past due 90 days and over at December 31, 2002 on which interest was still accruing totaled $596 compared to $1,031 at December 31, 2001. Expressed as a percentage these loans represent .09% and .16% of total loans outstanding at December 31, 2002 and 2001, respectively. A substantial portion of these loans is secured by real estate and management anticipates no material losses as these loans are repaid or collection is completed through liquidation of underlying collateral. Nonaccrual loans and other real estate owned totaled $3,915 at December 31, 2002, compared to $4,235 at December 2001. Expressed as a percentage, nonaccrual loans and other real estate represented .56% and .65% of total loans plus other real estate outstanding at December 31, 2002 and 2001, respectively. This decrease is due primarily to the satisfactory settlement of nonaccrual loans amounting to $650 related to a customer in the nursing home and assisted living industry. Management does not anticipate any significant increase in these levels in the coming year.

Allowance for Loan Losses

The Corporation identifies specific credit exposures through its periodic analysis of the loan portfolio and monitors general exposures from economic trends, market values and other external factors. The Corporation maintains an allowance for loan losses, which is available to absorb losses inherent in the loan portfolio. The allowance for loan losses increased $639 to $9,466 or 1.37% of outstanding loans, net of unearned income at December 31, 2002, from $8,827 or 1.36% of outstanding loans, net of unearned income at December 31, 2001. The allowance for loan losses increased $3,157 to $8,827 at December 31, 2001 due primarily to acquisitions.

The adequacy of the allowance for loan losses is reviewed quarterly and, for commercial loans, is calculated based on a very structured commercial credit risk grading system, which is continuously monitored. All commercial and commercial real estate loans over $25 are risk rated. Loans identified as "Watch" and "Special Mention" are grouped into pools of risk with loss factors consistent with identified risk. Loans with "Classified" ratings are assigned allocated reserves based on the risk exposure in each individual credit. "Pass" credits have reserve factors applied consistent with migration analysis and ten year forward moving historic loss experience. The allowance for other loan categories (consumer, equity line, real estate mortgage) is based on historic loss experience. Reserve assumptions are monitored and validated quarterly.

Liquidity and Capital Resources

Liquidity is the ability to provide sufficient cash flow to meet financial commitments and to fund additional loan demand or withdrawal of existing deposits. Ninety day liquidity projections are run quarterly under "most likely", "potential" and "crises" scenarios. Under all of these scenarios, the Corporation had ample liquidity and the targeted ratios were well within policy guidelines (loans to funding sources are less than 80%, pledged to total securities are less than 50% and external wholesale funding is less than 18% of total liabilities).

Funding sources primarily include customer-based core deposits and cash generated by operations. Another source of liquidity is additional borrowings from the Federal Home Loan Bank of Atlanta. The Corporation has additional borrowing capacity of $84,000 under its existing agreement with the FHLB as of December 31, 2002, based on the level of qualifying portfolio mortgage loans available for pledging. Should the need arise, secondary sources of liquidity are available including $48,000 in unused fed funds lines of credit and the ability to liquidate assets held for sale, primarily investment securities.

The only significant source of cash for the holding company is dividends from its bank subsidiaries in the form of dividends. The maximum amount of dividends that may be paid by each affiliate bank to the holding company in any calendar year without prior regulatory approval is the retained net profits of that year, as defined, combined with the retained net profits for the two preceding years. In effect, this limits 2003 dividends (unless prior regulatory approval is obtained) to $10,522 plus year-to-date 2003 net profits as of the declaration date. This limitation had no effect on the liquidity of the holding company in 2002 and it is not expected to have any material impact in 2003. During 2002, the affiliate banks paid $6,021 in dividends to the holding company.

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

Management thinks that the most significant impact of inflation on financial results is changes in interest rates and the Corporation's ability to react to those changes. As discussed below, management attempts to measure, monitor and control interest rate risk.

Market Price and Dividend Data

The following information reflects per share data for the periods indicated relative to Common Stock trading values and dividends. Both the trading values and per share dividends in the tables below have been adjusted to retroactively reflect the effects of a 6% stock dividend declared in January 2002.

                         Trading Value                 Dividends
    2002               High         Low                Per Share
First Quarter      $  20.00       18.26                   0.17
Second Quarter        31.08       19.00                   0.17
Third Quarter         31.94       28.53                   0.17
Fourth Quarter        31.00       23.70                   0.17

                         Trading Value                 Dividends
    2001               High         Low                Per Share
First Quarter      $  16.40       14.75                   0.17
Second Quarter        17.92       15.39                   0.17
Third Quarter         19.58       17.03                   0.17
Fourth Quarter        19.81       18.92                   0.17

As of December 31, 2002, there were 1,509 holders of record of FNB Corporation Common Stock. On July 9, 2002, FNB Corporation was formally named to the Russell 2000 stock index. The Russell 2000 index is comprised of the 3,000 largest U.S. corporations ranked in order of total market capitalization (excluding from that group the 1000 largest companies).

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

The Corporation manages its interest rate risk by establishing asset/liability management policies and by continually monitoring the characteristics of its asset and liability portfolios that impact interest rate risk. Interest rate management is conducted in coordination with the management of liquidity and capital adequacy. Interest rate risk is managed by an asset liability committee comprised of senior officers and monitored by the corporate and bank boards. Management seeks to minimize the risks to earnings and equity associated with movements in interest rates. To achieve this objective management monitors such factors as:

      Relative volumes of fixed-rate versus variable-rate loans and deposits; Average interest rate spreads between interest bearing assets and liabilities; and,
      Maturity and repricing schedules of loans, investment securities and deposits, including the extent to which expected maturities of interest sensitive assets align with that of interest sensitive liabilities ("sensitivity gap").

Techniques used by management to adjust exposure to interest rate risk include but are not limited to selling certain types of loans (especially fixed rate loans); periodically changing stated interest rates charged on loans and offered on deposits in conjunction with market trends; promoting or changing the pricing of or developing new products to emphasize or de-emphasize different maturities and/or fixed versus variable loans and deposits; redirecting funds from the maturity of investment securities and loan repayments and careful selection among choices of sources of borrowed funds other than deposits. The Corporation has not entered into any derivative financial instruments such as futures, forward interest rate agreements, swaps or option contracts in order to manage interest rate risk. However, policies of the Asset Liability Committees permit purchases of a limited amount of these instruments should they think it prudent to do so to enhance interest rate risk management. In general, the Corporation does not enter into financial instruments for trading purposes.

An important analytical technique used by management to manage interest rate risk is "interest rate shock" by means of a computer simulation model. One method projects the impact that multiple interest rate scenarios have on earnings. The model incorporates current volumes, average rates and scheduled maturities and payments of asset and liability portfolios, together with multiple scenarios of projected prepayments, re-pricing opportunities and anticipated volume growth. This method is subject to the accuracies of the assumptions that underlie the process, however, it provides a better illustration of the sensitivity of earnings to changes in interest rates than other analyses such as static or dynamic gap. A second method seeks first to estimate the current market value of the Corporation's assets and liabilities by applying present value techniques (discounting) of the Corporation's assets and liabilities at current market interest rates. The difference between the market value of assets and liabilities is the market value of the Corporation's equity. The current market value of assets and liabilities is then recalculated assuming a hypothetical increase or decrease in market interest rates of up to 300 basis points within a 12 month period.
The table below reflects the outcome of these analyses at December 31, 2002. Earnings would rise by 6.27% if rates were to increase by 300 basis points over a 12-month period and fall by 7.65% if they were to fall by 300 basis points within a 12-month period. The Corporation is positioned to benefit from an earnings standpoint over the next twelve months from a rise in rates. Market value of equity would decline -1.19% if market rates were to rise by 300 basis points and decline by -.81% if market rates were to fall by 300 basis points. A decline is occurring under both scenarios primarily due to the loan category. If rates rise, the value of loans decline. If rates fall, the value of the loan portfolio increases; however, customers tend to pay the loans off. All of these changes are within management's targets.

                            Hypothetical         Hypothetical
      Change in Prime       Percent Change       Percent Change
      Rate Over 12 Months   In Earnings          Market Value

            +3.00%              6.27%                -1.19%
            +2.00               4.38%                -1.22%
            +1.00               2.26%                 -.62%
            -1.00              -2.24%                 -.13%
            -2.00              -4.55%                 -.11%
            -3.00              -7.65%                 -.81%


The simulation model incorporates management's estimates on loan prepayments, which vary depending upon the relationship between the change in rates scenarios and current book yields. Investment securities are assumed to remain in the portfolio until maturity unless called by the issuer. Management presently limits the investment of funds in callable securities to limited circumstances. Non-maturity deposits such as checking and savings are assumed to mature over a 60-month period. Rates on accounts that are interest bearing are increased or decreased according to the pricing expectations, before cash flows are discounted. As a result, while the rates on these accounts change, they do not change as quickly or to the same extent as market rates. This captures the value of the optionality in the pricing of these deposits. Discount rates for loans are based upon loan pricing spreads and discount rates for term deposits are based upon the cost of wholesale funding.

            MANAGEMENT'S STATEMENT OF FINANCIAL RESPONSIBILITY


The management of FNB Corporation is responsible for the content of the financial information contained herein. In order to meet this responsibility, the financial statements have been prepared in conformity with U.S. generally accepted accounting principles appropriate in the circumstances to reflect, in all material respects, the substance of events and transactions that should be included.

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





Samuel H. Tollison                                 Daniel A. Becker
President and Chief                                Senior Vice President and
   Executive Officer                                  Chief Financial Officer
FNB Corporation                                    FNB Corporation

                         INDEPENDENT AUDITOR'S REPORT





To the Board of Directors
FNB Corporation
Christiansburg, Virginia


          We have audited the accompanying consolidated balance sheets of FNB Corporation and Subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income and comprehensive income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

          We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of FNB Corporation and Subsidiaries as of December 31, 2002 and 2001, and the consolidated results of their operations and cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.




                                  Brown, Edwards & Company, L.L.P.
                                  CERTIFIED PUBLIC ACCOUNTANTS



January 31, 2003

                                                 December 31, 2002 and 2001
CONSOLIDATED BALANCE SHEETS   (in thousands, except share and per share data)
ASSETS                                                   2002           2001
Cash and due from banks                             $  29,241         28,817
Federal funds sold                                     11,150          9,010
Short term investments                                      -         16,549
Securities available-for-sale, at fair value          141,888        146,337
Securities held-to-maturity, at amortized cost
  (fair value approximated $16,681 and $31,526
   at December 31, 2002 & 2001, respectively)          16,075         30,812
Other investments at cost                               5,320          5,015
Mortgage loans held for sale                           34,271         13,926
Loans:
   Commercial                                          76,665         75,705
   Consumer                                           133,304        130,072
   Real estate - commercial                           225,316        193,575
   Real estate - construction                          49,186         42,404
   Real estate - mortgage                             207,190        206,507
          Total loans, net of unearned income         691,661        648,263
Less allowance for loan losses                          9,466          8,827
          Loans, net                                  682,195        639,436
Bank premises and equipment, net                       23,201         22,732
Other real estate owned                                 1,001          1,420
Goodwill                                               21,735         19,797
Core deposit intangibles                                4,804          7,500
Other assets                                           21,550         13,099
          Total assets                              $ 992,431        954,450
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
   Noninterest-bearing demand deposits              $ 104,710         96,466
   Interest-bearing demand and savings deposits       291,391        246,103
   Time deposits                                      358,273        369,283
   Certificates of deposit of $100,000 and over        91,314         94,935
          Total deposits                              845,688        806,787
   Short term borrowings                                8,071          8,463
   Long term debt                                      38,531         32,818
   Other liabilities                                    5,042         19,749
          Total liabilities                           897,332        867,817
Stockholders' equity
   Common stock, $5.00 par value.  Authorized
      25,000,000 shares; issued and outstanding
      5,807,508 shares in 2002 and 5,539,117
      in 2001                                          29,038         27,696
   Surplus                                             51,289         47,481
   Unearned ESOP shares (49,490 and 75,556
      shares in 2002 and 2001, respectively)             (721)        (1,139)
   Retained earnings                                   12,588         11,718
   Accumulated other comprehensive income (loss)        2,905            877
          Total stockholders' equity                   95,099         86,633
          Total liabilities and
             stockholders' equity                   $ 992,431        954,450

                 See accompanying notes to consolidated financial statements.

                             Years Ended December 31, 2002, 2001 and 2000
                                        (in thousands, except per share data)

CONSOLIDATED STATEMENTS OF INCOME
AND COMPREHENSIVE INCOME

                                                2002         2001       2000
Interest income:
    Interest and fees on loans             $  49,285       39,438     36,632
    Interest on securities:
        Taxable                                7,988        5,829      3,186
        Nontaxable                             1,527        1,850      2,100
    Interest on federal funds sold
      and short term investments                 818          733         99
            Total interest income             59,618       47,850     42,017
Interest expense:
    Interest on interest-bearing
      demand and savings deposits              3,225        3,683      3,966
    Interest on time deposits                 12,756       13,601      9,915
    Interest on certificates of
      deposit of $100,000 and over             4,070        4,195      3,348
    Interest on federal funds purchased
      and securities sold under
      agreements to repurchase                   111          271        437
    Interest on long term debt                 2,034        1,077      2,436
            Total interest expense            22,196       22,827     20,102
            Net interest income               37,422       25,023     21,915
Provision for loan losses                      1,369        1,637      1,082
            Net interest income after
              provision for loan losses       36,053       23,386     20,833
Noninterest income:
    Service charges on deposit
      accounts                                 3,418        1,714      1,362
    Loan origination fees                      2,894        1,298        197
    Other service charges and fees             1,828        1,687      1,411
    Other income                               1,908          868        610
    Gain on sale of bankcards                  1,206            -          -
    Securities gains (losses), net               291          231        (52)
            Total noninterest income          11,545        5,798      3,528

                                Years Ended December 31, 2002, 2001 and 2000
                                        (in thousands, except per share data)

CONSOLIDATED STATEMENTS OF INCOME
AND COMPREHENSIVE INCOME (Continued)
                                                2002         2001       2000
Noninterest expense:
    Salaries and employee benefits            16,231        9,952      7,924
    Occupancy and equipment
      expense, net                             5,130        3,571      2,628
    Cardholder/merchant processing               719          521        417
    Supplies expense                             860          685        440
    Telephone expense                            749          471        310
    Amortization of goodwill                       -          442          -
    Amortization of core deposit
      intangibles                              1,068            -          -
    Other expenses                             6,525        4,258      3,354
            Total noninterest expense         31,282       19,900     15,073
Income before income tax expense              16,316        9,284      9,288
Income tax expense                             5,225        2,550      2,454
            Net income                     $  11,091        6,734      6,834
Other comprehensive income (loss),
    net of income tax expense (benefit):
      Gross unrealized gains (losses) on
        available-for-sale securities          2,319        1,057        706
         Less: Reclassification adjustment
           for (gains) losses included in
           net income                           (291)        (231)        52
      Other comprehensive income               2,028          826        758

            Comprehensive income           $  13,119        7,560      7,592


            Basic earnings per share       $    1.93         1.54       1.61
            Diluted earnings per share     $    1.90         1.53       1.61

                 See accompanying notes to consolidated financial statements.

                                Years Ended December 31, 2002, 2001 and 2000
CONSOLIDATED STATEMENTS OF CASH FLOWS                          (in thousands)
                                                   2002       2001      2000
Cash flows from operating activities:
    Net income                                 $ 11,091      6,734     6,834
    Adjustments to reconcile net income to net
      cash provided by operating activities:
        Provision for loan losses                 1,369      1,637     1,082
        Depreciation and amortization of
          bank premises and equipment             2,455      1,882     1,339
        Amortization of goodwill                      -        436         -
        Amortization of core deposit
          intangibles                             1,068          -         -
        ESOP compensation                           299        418       373
        Stock awards compensation                   164         70        38
        Deferred income tax expense
          (benefit)                                  45       (259)     (147)
        Loss (gain) on sales of securities
          available-for-sale, net                  (291)      (231)       54
        Amortization of premiums and
          accretion of discounts, net             1,037        190       260
        Gain on calls of securities held-
          to-maturity, net                            -          -        (2)
        Gain on sale of other real
          estate and fixed assets                  (107)         -       (61)
        Gain on sale of bankcard portfolio       (1,206)         -         -
        Change in mortgage loans held
          for sale                              (20,345)   (10,008)     (652)
        Decrease (increase) in other assets       1,145       (660)     (658)
        Increase (decrease) in other
          liabilities                              (785)      (201)      232
            Net cash provided by
              operating activities               (4,061)         8     8,692

                                Years Ended December 31, 2002, 2001 and 2000
CONSOLIDATED STATEMENTS OF                                     (in thousands)
CASH FLOWS (continued)

                                                   2002       2001      2000
Cash flows from investing activities:
    Net increase in federal funds sold           (2,140)    (1,850)   (3,450)
    Net decrease (increase) in short
      term investments                           16,549    (18,237)        -
    Proceeds from sales of securities
      available-for-sale                          5,718     30,366     5,094
    Proceeds from calls and maturities
      of securities available-for-sale           88,100     38,464    26,870
    Proceeds from calls and maturities
      of securities held-to-maturity             15,824      7,466     5,020
    Purchases of securities available-
      for-sale                                  (87,083)   (96,002)  (31,935)
    Purchases of securities held-to-
      maturity                                   (1,351)      (329)        -
    Acquisition of subsidiaries                       -     69,851         -
    Cash payment for purchase of Salem
      Community Bankshares                      (13,550)         -         -
    Sale of bankcard portfolio                   10,266          -         -
    Net (increase) decrease in loans            (55,839)     2,293   (27,966)
    Proceeds from sale of fixed assets
      and other real estate owned                 2,120        413       795
    Recoveries on loans previously
      charged off                                   918        365       286
    Bank premises and equipment
      expenditures                               (2,924)    (2,808)   (2,934)
    Investment in bank owned life insurance     (10,800)         -         -
            Net cash used in investing
              activities                        (34,192)    29,992   (28,220)

                                Years Ended December 31, 2002, 2001 and 2000
CONSOLIDATED STATEMENTS OF                                     (in thousands)
CASH FLOWS (continued)
                                                   2002       2001      2000
Cash flows from financing activities:
    Net increase in deposits                   $ 38,901     19,144    32,788
    Net decrease in federal funds
      purchased                                       -          -   (13,635)
    Net increase (decrease) in
      securities sold under
      agreements to repurchase                     (392)    (2,171)    3,603
    Net increase (decrease) in other
      borrowed funds                              5,713    (25,608)   (5,162)
    Principal payments on ESOP debt                   -       (418)     (373)
    Repurchase of FNB Corporation stock, net     (1,682)    (1,388)     (871)
    Stock options exercised                          76          -         -
    Dividends paid                               (3,939)    (3,067)   (2,860)
            Net cash provided by
              financing activities               38,677    (13,508)   13,490

Net increase (decrease) in cash and
  due from banks                                    424     16,492    (6,038)
Cash and due from banks at beginning
  of year                                        28,817     12,325    18,363

Cash and due from banks at end of year         $ 29,241     28,817    12,325

                 See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF       Years Ended December 31, 2002, 2001 and 2000
CHANGES IN STOCKHOLDERS' EQUITY    (in thousands, except share and per share
                                    data)

                                                         Accumulated
                                                         Other
                                    Unearned             Compre-
                  Common            ESOP      Retained   hensive
                  Stock   Surplus   Shares    Earnings   Income       Total
Balances at
 December 31,
 1999           $ 20,470   25,595   (1,747)      3,968     (707)     47,579

Net income             -        -        -       6,834        -       6,834
Cash dividends,
 $0.66 per share       -        -        -      (2,798)       -      (2,798)
ESOP shares
 allocated
 upon loan
 repayment             -        -      373           -        -         373
Stock awards
 issued               19       48        -           -        -          67
Repurchase and
 retirement of
 common stock       (265)    (606)       -           -        -        (871)
Change in net
 unrealized
 gains (losses)
 on securities
 available-
 for sale, net
 of tax effect
 of $391 and
 reclassification
 adjustments           -        -        -           -      758         758

Balances at
 December 31,
 2000           $ 20,224   25,037   (1,374)      8,004       51      51,942

CONSOLIDATED STATEMENTS OF      Years Ended December 31, 2002, 2001 and 2000
CHANGES IN STOCKHOLDERS' EQUITY    (in thousands, except share and per share
(continued)                         data)
                                                         Accumulated
                                                         Other
                                    Unearned             Compre-
                  Common            ESOP      Retained   hensive
                  Stock   Surplus   Shares    Earnings   Income       Total
Net income      $      -        -        -       6,734        -       6,734
Cash dividends,
 $0.68 per share       -        -        -      (3,020)       -      (3,020)
ESOP shares
 allocated
 upon loan
 repayment             -        -      418           -        -         418
Stock awards
 issued               28       62        -           -        -          90
Stock options
 exercised             1        3        -           -        -           4
Repurchase and
 retirement of
 common stock       (382)  (1,006)       -           -        -      (1,388)
Change in net
 unrealized
 gains (losses)
 on securities
 available-
 for-sale, net
 of tax effect
 of $426 and
 reclassification
 adjustments           -        -        -           -      826         826
Stock issued
 to purchase
 Southwest
 Virginia
 Savings Bank      1,464    3,497        -           -        -       4,961
Fair value of
 options
 resulting
 from merger           -      317        -           -        -         317
Unearned shares-
 Southwest
 Virginia Savings
 Bank ESOP
 at merger             -        -     (183)          -        -        (183)
Stock issued
 to purchase
 Salem Community
 Bankshares,
 Inc.              6,361   19,571        -           -        -      25,932

Balances at
 December 31,
 2001           $ 27,696   47,481   (1,139)     11,718      877      86,633

CONSOLIDATED STATEMENTS OF      Years Ended December 31, 2002, 2001 and 2000
CHANGES IN STOCKHOLDERS' EQUITY    (in thousands, except share and per share
(continued)                         data)
                                                           Accumulated
                                                           Other
                                       Unearned            Compre-
                     Common            ESOP     Retained   hensive
                     Stock   Surplus   Shares   Earnings   Income      Total
Net Income               -         -        -     11,091        -     11,091
Cash dividends,
 $0.68 per share         -         -        -     (3,923)       -     (3,923)
6% Stock dividend    1,649     4,633        -     (6,282)       -          -
Cash payment for
 fractional shares
 on 6% stock
 dividend                -         -        -        (16)       -        (16)
ESOP shares
 allocated upon
 loan repayment          -       299      418          -        -        717
Stock issued            14        61        -          -        -         75
Stock awards
 issued                 37       138        -          -        -        175
Stock options
 exercised              39        37        -          -        -         76
Repurchase and
 retirement of
 common stock         (410)   (1,399)       -          -        -     (1,809)
Change in net
 unrealized gains
 (losses) on
 securities
 available-for-
 sale, net of
 tax effect of
 $1,045                  -         -        -          -    2,028      2,028
Adjustment related
 to purchase of
 Salem Community
 Bankshares, Inc.       13        39        -          -        -         52

Balances at
 December 31, 2002 $29,038    51,289     (721)    12,588    2,905    $95,099

     See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                December 31, 2002
                                                  (in thousands, except per
                                                   share and percentage data)

(1)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      The reporting entity is comprised of FNB Corporation, a bank holding company, and its wholly owned subsidiaries (collectively the
     "Corporation").  The primary subsidiaries of FNB Corporation are First
      National Bank and FNB Salem Bank & Trust, N.A., collectively referred to as the "Bank". The accounting and reporting policies of the Corporation conform to U.S. generally accepted accounting principles and general practices within the banking industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the year. Actual results could differ significantly from those estimates.

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

      (e)   Allowance for Loan Losses

            The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

            The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

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

            Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Corporation does not separately identify individual consumer and residential loans for impairment disclosures.

      (f)   Bank Premises and Equipment, Net

            Bank premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization is charged to expense over the estimated useful lives of the assets, principally on the straight-line method. Costs of maintenance and repairs are charged to expense as incurred and improvements are capitalized.

      (g)   Other Real Estate Owned

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

      (h)   Income Taxes

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

      (i)   Stock Compensation Plans

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

      (j)   Net Income Per Share

            Net income per share computations are based on the weighted average number of shares outstanding during each year (5,758,490, 4,373,138 and 4,232,885 in 2002, 2001 and 2000, respectively, as restated). The weighted average shares outstanding do not include average unearned shares held by the Employee Stock Ownership Plan (ESOP) totaling 58,874, 82,402 and 94,338 shares for 2002, 2001 and 2000, respectively. The shares held by the ESOP are not considered outstanding for net income per share calculations until the shares are released.

      (k)   Comprehensive Income

            Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

      (l)   Trust Assets

            Assets held by the Bank's trust department in a fiduciary or agency capacity are not included in the consolidated financial statements as they are not assets of the Corporation.

      (m)   Recent Accounting Developments

            In December 2002, The FASB issued Statement of Financial Accounting Standards ("FAS") No. 148 - "Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB Statement No. 123 (Accounting for Stock-Based Compensation)". The purpose of the statement is to i) enable companies that choose to adopt the fair value based method to report the full effect of employee stock options in their financial statements immediately upon adoption and ii) make available to investors more frequent disclosure about the cost of employee stock options. The changes provide three methods of transition for companies that voluntarily adopt the fair value method of recording expenses relating to employee stock options. In addition, the statement requires more prominent disclosures about the cost of stock-based employee compensation and an increase in the frequency of those disclosures to include publication in quarterly financial statements. Currently, companies are not required to present stock option disclosures in interim financial statements. The disclosures required in annual financial statements are required for fiscal years ending after December 15, 2002. The disclosures to be provided in interim financial information are required as of the first interim period beginning after December 15, 2002, with earlier application encouraged.

            In October 2002, the FASB issued Statement of Financial Accounting Standards ("FAS") No. 147 - "Acquisitions of Certain Financial Institutions". This new Standard, which became effective October 1, 2002, provides interpretive guidance on the application of the purchase method to acquisitions of financial institutions. Accordingly, the requirement to amortize any excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets acquired as an unidentifiable intangible asset no longer applies to acquisitions within the scope of this Statement. In addition, this Statement amends FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, to include in its scope long-term customer-relationship intangible assets of financial institutions such as depositor- and borrower-relationship intangible assets and credit cardholder intangible assets. Consequently, those intangible assets are subject to the same undiscounted cash flow recoverability test and impairment loss recognition and measurement provisions that Statement 144 requires for other long-lived assets that are held and used.
            Upon adopting FAS No. 147, which is effective October 1, 2002, goodwill reported as subject to amortization arising from a branch acquisition that constitutes a business, as defined by FAS 147, will be presented on a restated basis, whereby the amortization expense recorded will be reversed. The Corporation has determined that the First Union branch acquisitions meet the definition of a business and accordingly recorded no amortization of goodwill related to this transaction in 2002.

            In June 2002, the FASB issued Statement 146 - "Accounting for Costs Associated with Exit or Disposal Activities". This Statement is not anticipated to have a material impact on the Corporation.

            In April 2002, the FASB issued Statement 145. This Statement rescinds FASB Statement No. 4, Reporting Gains and Losses from Extinguishment of Debt, and an amendment of that Statement, FASB Statement No. 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements. Statement 145 is not expected to have a material impact on the Corporation's financial position or results of operations.

            On June 29, 2001, the FASB approved Statements of Financial Accounting Standards No. 141, Business Combinations (Statement
            141) and No. 142, Goodwill and Other Intangible Assets (Statement
            142). These Statements significantly change the accounting for business combinations, goodwill, and intangible assets.
            Statement 141 eliminated the pooling-of-interests method of accounting for business combinations except for qualifying business combinations that were initiated prior to July 1, 2001. The requirements of Statement 141 were effective for any business combination accounted for by the purchase method that was completed after June 30, 2001. The combined effect of the purchase accounting transactions completed since the implementation of FAS No. 141 did not have a material impact on the Corporation's consolidated financial condition or consolidated results of operations.

            FASB Statement 142 superseded APB Opinion No. 17, Intangible Assets. Under Statement 142, certain goodwill and indefinite lived intangible assets are no longer amortized but are reviewed annually for impairment, or more frequently if indications of impairment arise. Goodwill is required to be tested for impairment between the annual tests if an event occurs or circumstances change that will more-likely-than-not reduce the fair value of a reporting unit below its carrying value. An indefinite lived intangible asset is required to be tested for impairment between the annual tests if an event occurs or circumstances change indicating that the asset might be impaired. Separable intangible assets that have finite lives continue to be amortized over their useful lives, for which Statements 142 and 147 do not impose limits.

            Effective January 1, 2002, the corporation ceased amortization of certain goodwill in accordance with FASB Statement 142. The impact on earnings and earnings per share for the years ended December 31, 2002, 2001, and 2000 is presented below and included with the presentation of the impact of Statements 142.

                                                     For the Year Ended:
                                                  2002       2001       2000
            Reported net income               $ 11,091      6,734      6,834
            Add back:
              Goodwill amortization, net of
                tax, subject to FASB 142             -        306          -
            Adjusted net income               $ 11,091      7,040      6,834

            Basic earnings per share:
              Reported net income per share   $   1.93       1.54       1.61
              Add back:
                Goodwill amortization, net
                  of tax, subject to FASB
                  142                                -        .07          -
              Adjusted net income per share   $   1.93       1.61       1.61

            Diluted earnings per share:
              Reported net income per share   $   1.90       1.53       1.61
              Add back:
                Goodwill amortization, net
                  of tax, subject to FASB
                  142                                -        .07          -
              Adjusted net income per share   $   1.90       1.60       1.61

            In accordance with the disclosure requirements of FASB Statement 142, the following information is presented regarding intangibles subject to amortization and those not subject to amortization.

                                               As of December 31, 2002
                                         Gross                       Net
                                         Carrying    Accumulated     Carrying
                                         Amount      Amortization    Amount
            Goodwill subject to
              amortization             $        -               -           -
            Goodwill not subject to
              amortization                 21,735               -      21,735
            Total goodwill                 21,735               -      21,735
            Core deposit intangibles
              subject to amortization       5,872           1,068       4,804
            Total goodwill and other
              intangible assets        $   27,607           1,068      26,539

                                               As of December 31, 2001
                                         Gross                       Net
                                         Carrying    Accumulated     Carrying
                                         Amount      Amortization    Amount
            Goodwill subject to
              amortization             $   20,239             442      19,797
            Goodwill not subject to
              amortization                      -               -           -
            Total goodwill                 20,239             442      19,797
            Core deposit intangibles
              subject to amortization       7,500               -       7,500
            Total goodwill and other
              intangible assets        $   27,739             442      27,297

            In accordance with FASB Statement 142, the amortization expense for core deposit intangibles subject to amortization for each of the next 5 years from December 31, 2002 is as follows:


                                      2003            $961
                                      2004            $854
                                      2005            $748
                                      2006            $641
                                      2007            $534


            FASB Statement 142 requires a transitional impairment test to be applied to all goodwill and other indefinite-lived intangible assets within the first six months after adoption. The impairment test involves identifying separate reporting units based on the reporting structure of the Corporation, then assigning all assets and liabilities, including goodwill, to these units. Goodwill is assigned based on the reporting unit benefiting from the factors that gave rise to the goodwill. Each reporting unit is then tested for goodwill impairment by comparing the fair value of the unit with its book value, including goodwill. If the fair value of the reporting unit is greater than its book value, no goodwill impairment exists. However, if the book value of the reporting unit is greater than its determined fair value, goodwill impairment may exist and further testing is required to determine the amount, if any, of the actual impairment loss. Any impairment loss determined with this transitional test would be reported as a change in accounting principle. The Corporation has completed its transitional impairment test of goodwill and did not record an impairment loss as a result of this test. Also, no impairment loss was recorded as a result of the year end impairment test.

      (n)   Reclassification

            Certain reclassifications have been made to prior years amounts to conform to the 2002 presentation.

(2)   RESTRICTIONS ON CASH

      Federal reserve regulations require the Bank to maintain certain average balances as cash reserves. The reserve requirements approximated $7,748 and $5,343 at December 31, 2002 and 2001, respectively.

(3)   SECURITIES AVAILABLE-FOR-SALE

      The following sets forth the composition of securities available-for-sale, which are reported at fair value, at December 31, 2002 and 2001:

                                        Gross        Gross        Approximate
                            Amortized   Unrealized   Unrealized   Fair
      December 31, 2002     Cost        Gains        Losses       Value
      U.S. Government
         agencies and
         corporations    $  15,733        501             -       16,234
      Mortgage-backed       75,602      2,014             -       77,616
      States and
         political
         subdivisions       21,547        522           (95)      21,974
      Corporate             24,604      1,473           (13)      26,064
      Total AFS debt
         securities      $ 137,486      4,510          (108)     141,888

                                        Gross        Gross        Approximate
                            Amortized   Unrealized   Unrealized   Fair
      December 31, 2001     Cost        Gains        Losses       Value
      U.S. Treasury      $     500          3             -          503
      U.S. Government
         agencies and
         corporations       51,263        187          (566)      50,884
      Mortgage-backed       38,622        375          (241)      38,756
      States and
         political
         subdivisions       23,202        268          (168)      23,302
      Corporate             31,422      1,470             -       32,892
      Total AFS debt
         securities      $ 145,009      2,303          (975)     146,337

      The amortized cost and approximate fair value of securities available-for-sale by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                              Approximate
                                                 Amortized       Fair
      December 31, 2002                            Cost         Value
      Due in one year or less                  $   4,775         4,904
      Due after one year through five years       39,486        41,385
      Due after five years through ten years      25,732        26,373
      Due after ten years                         67,493        69,226

      Totals                                   $ 137,486       141,888

      For the year ended December 31, 2002, 2001, and 2000, proceeds from sales of securities available-for-sale amounted to $5,718, $30,366 and $5,094, respectively. Gross realized gains on securities available-for-sale were $290 in 2002, $357 in 2001 and were not material in 2000. Gross realized losses on securities available-for-sale were $19, $126 and $54 in 2002, 2001 and 2000, respectively. The tax benefit (provision) applicable to these net realized gains and losses amounted to $92, $79 and $(18), respectively.

      The carrying value of securities available-for-sale pledged to secure public and trust deposits and securities sold under agreements to repurchase, and for other purposes as required or permitted by law, was $51,306 at December 31, 2002 and $31,240 at December 31, 2001.

(4)   SECURITIES HELD-TO-MATURITY

      The amortized cost, gross unrealized gains and losses, and approximate fair value of securities held-to-maturity at December 31, 2002 and 2001 are as follows:

                                        Gross         Gross       Approximate
                           Amortized    Unrealized    Unrealized  Fair
      December 31, 2002    Cost         Gains         Losses      Value
      Mortgage-backed     $    259            14            -          273
      States and
         political
         subdivisions       15,816           593           (1)      16,408

      Totals              $ 16,075           607           (1)      16,681

                                        Gross         Gross       Approximate
                           Amortized    Unrealized    Unrealized  Fair
      December 31, 2001    Cost         Gains         Losses      Value
      U.S. Government
         agencies and
         corporations     $  6,331            36            -        6,367
      Mortgage-backed          376            13            -          389
      States and
         political
         subdivisions     $ 24,105           669           (4)      24,770

      Totals              $ 30,812           718           (4)      31,526

      The amortized cost and approximate fair value of securities held-to-maturity by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                Approximate
                                                  Amortized        Fair
      December 31, 2002                             Cost          Value
      Due in one year or less                     $  5,655         5,727
      Due after one year through five years          9,549        10,044
      Due after five years through ten years           739           774
      Due after ten years                              132           136

      Totals                                      $ 16,075        16,681

      Realized gains were $44 and realized losses were $24 on calls and maturities of securities held-to-maturity in 2002 and were not material in 2001 or 2000. The carrying value of securities held-to-maturity pledged to secure public and trust deposits and securities sold under agreements to repurchase, and for other purposes as required or permitted by law, was $7,493 and $15,107 at December 31, 2002 and 2001, respectively.

(5)   RELATED PARTY TRANSACTIONS

      In the ordinary course of business, the Corporation has granted loans to officers and directors and their affiliates amounting to $5,396 in 2002 and $5,424 in 2001. During 2002, new direct loans to officers and directors amounted to $1,453 and repayments amounted to $1,481. In addition, there were loans of $2,767 and $3,441 at December 31, 2002 and 2001, respectively, which were endorsed by directors or had been made to companies in which directors had an equity interest.

      At December 31, 2002 and 2001, there were deposits from officers and directors of $5,786 and $4,526, respectively.

(6)   LOANS AND ALLOWANCE FOR LOAN LOSSES

      At December 31, 2002 and 2001, the Corporation had sold without recourse to financial institutions and other customers of the Corporation participations in various loans in the amount of $26,920 and $42,466, respectively.

      A summary of the changes in the allowance for loan losses (including allowances for impaired loans) follows:

      Years Ended December 31,             2002        2001        2000
      Balance at beginning of year      $ 8,827       5,670       5,173
      Reserve acquired through merger         -       2,956           -
      Provisions for loan losses          1,369       1,637       1,082
      Additional reserve for branch
        loans purchased                       -         188           -
      Loan recoveries                       941         365         286
      Loan charge-offs                   (1,671)     (1,989)       (871)
      Balance at end of year            $ 9,466       8,827       5,670

      Nonperforming assets consist of the following:

      December 31,                     2002        2001        2000
      Nonaccrual loans              $ 2,914       2,815       2,391
      Other real estate owned         1,001       1,420         281
      Loans past due 90 days
        or more                         596       1,031         410

      Total nonperforming assets    $ 4,511       5,266       3,082

      December 31,                             2002         2001
      Impaired loans without a valuation
        allowance                          $    355            -
      Impaired loans with a valuation
        allowance                             3,100        3,506
      Total impaired loans                 $  3,455        3,506
      Valuation allowance related to
        impaired loans                     $    857          753

      Years Ended December 31,              2002      2001      2000
      Average investment in impaired
        loans                            $ 2,764     2,297     3,548
      Interest income recognized on
        impaired loans                   $    32        16        17
      Interest income recognized on a
        cash basis on impaired loans     $    32        16        17

      There were no material commitments to lend additional funds to customers whose loans were classified as impaired at December 31, 2002.

(7)   BANK PREMISES AND EQUIPMENT

      Bank premises and equipment are stated at cost less accumulated depreciation and amortization as follows:

      December 31,                        2002          2001
      Land                            $  3,571         3,121
      Buildings                         17,841        17,499
      Furniture and equipment           18,391        16,882
      Leasehold improvements               610           568
                                        40,413        38,070
      Less accumulated depreciation
         and amortization              (17,212)      (15,338)

      Totals                          $ 23,201        22,732

      Depreciation expense for the years ended December 31, 2002, 2001 and 2000 amounted to $2,455, $1,882 and $1,339, respectively.

(8)   LEASING ACTIVITIES

      The Corporation's leasing activities consist of the leasing of land and buildings under agreements in which the Corporation is lessee. These leases have been classified as operating leases.

      The following is a schedule by years of future minimum rental payments required under non-cancelable operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of December 31, 2002:

         Year ending December 31:

             2003                            $  200
             2004                               200
             2005                               176
             2006                               101
             2007                                20
             Thereafter                          23

         Total minimum payments required     $  720

      Rental commitments of less than one year are not included in the above schedule. Rentals charged to operations under operating leases were $335, $101 and $118 for the years ended December 31, 2002, 2001 and 2000, respectively.

(9)   DEPOSITS

      Time deposits and certificates of deposit of $100,000 and over as of December 31, 2002 mature as follows:


         2003          $ 227,418
         2004            135,766
         2005             37,281
         2006             10,922
         2007             37,272
         Thereafter          928
                       $ 449,587

(10)  SHORT TERM BORROWINGS AND LONG TERM DEBT

      Securities sold under agreements to repurchase (repurchase agreements) at December 31, 2002 totaled $8,071 and were collateralized by investment securities controlled by the Corporation with a book value of $13,427. The maximum amount of repurchase agreements outstanding during 2002 was $9,285 and the average amount outstanding during 2002 was $7,808.

      Advances from the Federal Home Loan Bank of Atlanta (FHLB) were $23,067 and $18,269 on December 31, 2002 and 2001, respectively. The interest rates on the advances as of December 31, 2002 range from 3.6 to 7.3 percent. The advances are collateralized under a blanket floating lien agreement whereby the Corporation gives a blanket pledge of single family residential first mortgage loans amounting to $142,513 at December 31, 2002. Of the total balance at December 31, 2002, $16, $245 and $5,000 matures in 2003, 2006 and 2007, respectively. The remainder matures after 2007. The Corporation has additional borrowing capacity of $84,000 under its existing agreement with the FHLB at December 31, 2002.

      FNB Corporation participated in a pool of subordinated debt securities issued by FNB Corporation and other financial institutions to a trust in a method generally referred to as trust preferred financing. FNB Corporation borrowed $15,464 that matures on December 18, 2031. Interest is payable quarterly at the three month LIBOR rate plus 3.60%, 4.98% at December 31, 2002 and 5.48% at December 31, 2001. The rate may not exceed 12.5% prior to December 18, 2006, and the borrowing may be repaid on or after this date without penalty. Proceeds were principally used to pay cash to FNB Salem Bank & Trust shareholders. The loan proceeds are treated as capital of FNB Corporation for regulatory purposes.

(11)  EMPLOYEE BENEFIT PLAN

      The Corporation sponsors a leveraged Employee Stock Ownership Plan
      (ESOP), which covers all employees following the completion of one year of service and attainment of age 21. FNB Salem Bank & Trust employees will participate beginning January 1, 2003. The ESOP invests substantially in stock of the Corporation. The purchase of some of the shares held by the ESOP has been financed by borrowings by the ESOP. FNB Corporation and First National Bank hold all ESOP loans. Consequently, in the consolidated balance sheets, the loans and the related liability have been eliminated. The amounts representing unearned employee benefits have been recorded as reductions in stockholders' equity. These amounts will be reduced as the ESOP debt is curtailed. Shares released are allocated to plan participants as of the end of the Plan's year based on an allocation formula specified in the Plan. The ESOP is repaying the loans (plus interest) using employer contributions and dividends received on the shares of common stock held by the ESOP. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings. Dividends on unallocated shares are recorded as a reduction of ESOP debt to the extent used for debt service, and as compensation expense to the extent expected to be allocated to participants' accounts as additional contributions. ESOP compensation expense of $593, $418 and $373 was recorded for 2002, 2001 and 2000, respectively.

      ESOP shares as of December 31, 2002 consisted of 661,204 allocated shares and 49,490 unreleased and unearned shares. Based on quoted trading and bid prices, the fair value of the unreleased and unearned shares at December 31, 2002 was $23.73 per share.

      The Corporation sponsors a 401(k) plan that covers substantially all employees who work at least 1,000 hours per year. Participants have the option to have up to 12% of their salary withheld on a pre-tax basis to be contributed to the plan. The Corporation matches 100% of the first 3% of the participants' contributions. Participants may choose among several investment options comprised primarily of mutual funds, but there is no stock of the Corporation in the plan. Matching contributions totaled $235, $174 and $151 for 2002, 2001 and 2000, respectively.

      FNB Salem Bank & Trust employees will participate in the Corporation's 401(k) plan beginning January 1, 2003. During 2002 the employees of FNB Salem Bank & Trust participated in the 401(k) plan previously sponsored by Salem Community Bankshares, Inc. Matching contributions to that plan were $134 for the year ended December 31, 2002.

(12)  INCOME TAXES

      Total income taxes are allocated as follows:

      Years Ended December 31,             2002        2001        2000
      Income                            $ 5,225       2,550       2,454
      Stockholders' equity, for net
         unrealized gains and losses
         on securities available-for-
         sale recognized for financial
         reporting purposes               1,045         426         391

      Totals                            $ 6,270       2,976       2,845

      The components of federal income tax expense (benefit) are as follows:

      Years Ended December 31,             2002        2001        2000
      Current                           $ 5,180       2,809       2,601
      Deferred                               45        (259)       (147)

      Total                             $ 5,225       2,550       2,454

      The reconciliation of expected income tax expense at the statutory federal rate with the reported tax expense at the effective rate is as follows:

      Years Ended December 31,     2002            2001            2000
                                      Percent         Percent         Percent
                                      of              of              of
                                      Pretax          Pretax          Pretax
                              Amount  Income  Amount  Income  Amount  Income
      Expected tax
        expense at
        statutory rate       $ 5,547   34.0%   3,157   34.0%   3,158   34.0%
      Increase (decrease)
         in taxes resulting
         from:
           Tax-exempt
             interest           (519)  (3.2)    (734)  (7.9)    (863)  (9.3)
           Nondeductible
             interest
             expense             174    1.1      102    1.1      113    1.2
           Other, net             23    0.1       25    0.3       46    0.5

      Reported tax expense
         at effective rate   $ 5,225   32.0%   2,550   27.5%   2,454   26.4%

      The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities are as follows:

      December 31,                                   2002        2001
      Deferred tax assets:
        Loans, principally due to allowance
          for loan losses and unearned fees       $ 2,737       2,072
      Accrued employee benefits due to accrual
        for financial reporting purposes in
        excess of actual contributions                261         224
      Other                                           180         108
            Total deferred tax assets               3,178       2,404
      Deferred tax liabilities:
        Bank premises and equipment,
          due to differences in depreciation          631         351
        Securities, due principally to
          valuation allowance                       1,497         593
        Investment securities, due to
          differences in discount accretion            73          93
        Prepaids, due to advance payments             178         149
        Other                                         618          88
        Total gross deferred tax
              liabilities                           2,997       1,274
        Net deferred tax asset,
              included in other assets            $   181       1,130

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

      Under applicable federal laws, the Comptroller of the Currency restricts, without prior approval, the total dividend payments of the Bank in any calendar year to the net profits of that year, as defined, combined with the retained net profits for the two preceding years. Dividends that may be declared in 2003 without the approval of the Comptroller are $10,522 plus year-to-date 2003 net profits as of the declaration date.

      The Corporation is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, established by Section 38 of the Federal Deposit Insurance Act (FDI ACT), the Corporation must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Corporation's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum amounts and ratios of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined). Management believes, as of December 31, 2002, that the Corporation meets all capital adequacy requirements to which it is subject. The table below sets forth the ratios for the Banks and on a consolidated basis for December 31, 2002 and 2001.

      As of December 31, 2002, the most recent notification from the Office of the Comptroller of the Currency categorized the Banks as well capitalized under the regulatory framework for prompt corrective action (Section 38 of the FDI ACT). To be categorized as well capitalized, minimum total risk-based capital, Tier 1 risk-based capital, and Tier 1 leverage ratios as set forth in the table below must be maintained. There are no conditions or events since that notification that management believes have changed the institution's category.

      As of December 31, 2001 the Comptroller of the Currency categorized the Banks as well capitalized under the regulatory framework for prompt corrective action (Section 38 of the FDI ACT).

      As of December 31, 2002:
                                                 Minimum Requirements
                                                              Section 38 of
                                              For Capital     Federal Deposit
                                Actual          Adequacy       Insurance Act
                            Amount   Ratio   Amount   Ratio   Amount   Ratio
      Total Capital
        (to Risk Weighted
         Assets)
         Consolidated     $ 90,379   11.6%   62,330    8.0%     N/A
         First National
          Bank              55,641   11.0%   40,466    8.0% $ 50,583   10.0%
         FNB Salem Bank
          & Trust           30,453   11.2%   21,752    8.0%   27,190   10.0%
      Tier 1 Capital
        (to Risk Weighted
         Assets)
         Consolidated       81,117   10.4%   31,199    4.0%     N/A
         First National
           Bank             49,768    9.8%   20,313    4.0%   30,470    6.0%
         FNB Salem Bank
           & Trust          27,056   10.0%   10,822    4.0%   16,234    6.0%
      Tier 1 Capital
        (to Average Assets)
         Consolidated       81,117    8.4%   38,627    4.0%     N/A
         First National
           Bank             49,768    7.9%   25,199    4.0%   31,499    5.0%
         FNB Salem Bank
           & Trust          27,056    8.2%   13,198    4.0%   16,498    5.0%

      As of December 31, 2001:
                                                 Minimum Requirements
                                                              Section 38 of
                                              For Capital     Federal Deposit
                                Actual          Adequacy       Insurance Act
                            Amount   Ratio   Amount   Ratio   Amount   Ratio
      Total Capital
        (to Risk Weighted
         Assets)
         Consolidated     $ 81,609   11.2%   58,292    8.0%     N/A
         First National
           Bank             50,111   11.0%   36,444    8.0% $ 45,555   10.0%
         FNB Salem Bank
           & Trust          21,659   11.0%   15,752    8.0%   19,690   10.0%
      Tier 1 Capital
        (to Risk Weighted
         Assets)
         Consolidated       73,007   10.0%   29,203    4.0%     N/A
         First National
           Bank             44,396    9.7%   18,308    4.0%   27,461    6.0%
         FNB Salem Bank
           & Trust          19,493    9.9%    7,876    4.0%   11,814    6.0%
      Tier 1 Capital
        (to Average Assets)
         Consolidated       73,007    7.9%   36,966    4.0%     N/A
         First National
           Bank             44,396    7.5%   23,678    4.0%   29,597    5.0%
         FNB Salem Bank
           & Trust          19,493    9.2%    8,475    4.0%   10,594    5.0%

(14)  SUPPLEMENTAL CASH FLOW INFORMATION

      The Corporation paid $22,027, $23,353 and $19,785 for interest and $4,660, $2,839 and $2,790 for income taxes in 2002, 2001 and 2000, respectively. Noncash investing activities included $906, $932 and $252 of loans transferred to other real estate owned in 2002, 2001 and 2000, respectively.

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

      Except for unused home equity lines totaling $43,638 at December 31, 2002, and $37,959 at December 31, 2001 (included in amounts below), the Corporation may or may not require collateral or other security to support the following financial instruments with credit risk:

                                                 Contract Amounts
      December 31,                                 2002        2001
      Financial instruments whose contract
        amounts represent credit risk:
          Commitments to extend credit        $ 128,919     110,120
          Standby letters of credit              14,672       7,299

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

      The Corporation originates mortgage loans for sale to secondary market investors subject to contractually specified and limited recourse provisions. In 2002, the Corporation originated $236,300 and sold $215,955 to investors, compared to $126,473 originated and $116,465 sold in 2001. Every contract with each investor contains certain recourse language. In general, the Corporation may be required to repurchase a previously sold mortgage loan if there is major noncompliance with defined loan origination or documentation standards, including fraud, negligence or material misstatement in the loan documents. Repurchase may also be required if necessary governmental loan guarantees are canceled or never issued, or if an investor is forced to buy back a loan after it has been resold as a part of a loan pool. In addition, the Corporation may have an obligation to repurchase a loan if the mortgagor has defaulted early in the loan term. This potential default period ranges from six to twelve months after sale of a loan to the investor. Historically, repurchases under these recourse provisions have been minimal.

(17)  CONCENTRATIONS OF CREDIT RISK

      The Corporation does a general banking business, serving the commercial, agricultural and personal banking needs of its customers in its trade territory, commonly referred to as the New River Valley and the Roanoke Valley, which consists of Montgomery and Roanoke Counties and portions of adjacent counties in Virginia. Operating results are closely correlated with the economic trends within this area, which are, in turn, influenced by the area's large employers which include Virginia Polytechnic Institute and State University, Radford University, the Radford Arsenal, General Electric and Norfolk Southern. Other industries include a wide variety of manufacturing concerns and agriculture-related enterprises. The ultimate collectibility of the loan portfolios and the recovery of the carrying amounts of repossessed property are susceptible to changes in the market conditions of this area. The commercial portfolio is diversified with no significant concentrations of credit within a single industry. The consumer loan portfolio included $93,431 and $101,282 of loans to individuals for household, family and other personal expenditures at December 31, 2002 and 2001, respectively. The real estate mortgage portfolio consists primarily of loans secured by 1-4 family residential properties.

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

      (f)   Commitments to Extend Credit and Standby Letters of Credit

            The only amounts recorded for commitments to extend credit and standby letters of credit are the deferred fees arising from these unrecognized financial instruments. These deferred fees are not deemed significant at December 31, 2002 and 2001, and as such, the related fair values have not been estimated.

      The carrying amounts and approximate fair values of the Corporation's financial instruments are as follows:

      December 31,                       2002                   2001

                                           Approximate            Approximate
                                Carrying   Fair        Carrying   Fair
                                Amounts    Values      Amounts    Values
      Financial assets:
        Cash and due
          from banks           $ 29,241      29,241     28,817      28,817
        Federal funds sold       11,150      11,150      9,010       9,010
        Short term investments        -           -     16,549      16,549
        Securities available-
          for-sale              141,888     141,888    146,337     146,337
        Securities held-to-
          maturity               16,075      16,681     30,812      31,526
        Loans, net of
          unearned income       691,661     708,819    648,263     660,084

            Total financial
              assets           $890,015     907,779    879,788     892,323


      Financial liabilities:
        Deposits               $845,688     838,640    806,787     816,149
        Federal funds
          purchased,
          securities sold
          under agreements
          to repurchase and
          other borrowed
          funds                  46,602      48,286     41,281      42,199
             Total financial
               liabilities     $892,290     886,926    848,068     858,348

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

(19)  PARENT COMPANY FINANCIAL INFORMATION

      Condensed financial information of FNB Corporation (the parent or holding company) is presented below:

      Condensed Balance Sheets

                                       December 31, 2002    December 31, 2001
      Assets
      Cash and due from banks              $   2,157                    -
      Short term investments                       -               16,549
      Securities available-for-sale,
        at fair value                          2,384                2,456
      Other investments at cost                  491                    -
      Investment in subsidiary banks         106,235               97,876
      Other assets                             1,031                   45
            Total assets                   $ 112,298              116,926
      Liabilities
      Other borrowed funds                 $  15,464               14,549
      Other liabilities                        1,101               14,938
      ESOP debt                                  634                  806
            Total liabilities                 17,199               30,293
      Stockholders' equity                    95,099               86,633
            Total liabilities and
              stockholders' equity         $ 112,298              116,926

      Statements of Income
      Years Ended December 31,                   2002        2001        2000
      Income:
        Dividends from affiliate banks      $   6,021       5,785       3,257
        Interest on investments                   165         178         233
        Management fees                        11,382*      1,156         327
        Miscellaneous income                        -           8           -
          Total income                         17,568       7,127       3,817
      Operating expenses                       13,550*      1,471         646
      Income before income taxes and
        equity in undistributed net
        income of affiliate banks               4,018       5,656       3,171
      Applicable income tax provision
        (benefit)                                (711)          -           -
                                                4,729       5,656       3,171
      Equity in undistributed net
        income (loss) of affiliate banks        6,362       1,078       3,663
      Net income                            $  11,091       6,734       6,834

      * Large increase due to centralizing support operations in the holding company and billing related expenses back to the affiliate banks in the form of a management fee.

      Statements of Cash Flows

                                                 2002        2001        2000
      Cash flows from operating
      activities:
        Net income                          $ 11,091       6,734       6,834
        Adjustments to reconcile net
          income to net cash provided by
          operating activities:
            Equity in undistributed net
              loss (income) of affiliate
              banks                           (6,362)     (1,078)     (3,663)
            ESOP compensation                    299        (418)       (373)
            Decrease (increase) in other
              assets                            (986)         64           5
            Increase (decrease) in other
              liabilities                        915           -           -
            Other, net                           207      (2,298)      1,330
              Net cash provided by
                operating activities        $  5,164       3,004       4,133

      Cash flows from investing
      activities:
        (Purchase) sale of short term
          investments                       $ 16,549     (16,549)          -
        Sales and maturities of debt
          securities                             100       4,522         100
        Purchase of debt securities                -      (1,118)       (564)
        Purchase of other investments
          at cost                               (491)          -           -
        Cash payment for purchase of Salem
          Community Bankshares               (13,550)          -           -
              Net cash provided (used) in
                investing activities        $  2,608     (13,145)       (464)

      Cash flows from financing
      activities:
        Issuance of trust preferred
          debt                                     -      14,549           -
        Repurchase of FNB Corporation
          stock, net                        $ (1,692)     (1,388)       (871)
        Cash dividends paid on common
          stock                               (3,923)     (3,020)     (2,798)
        Net cash provided (used) for
          financing activities              $ (5,615)     10,141      (3,669)

      Net increase (decrease) in cash
        and cash equivalents                $  2,157           -           -
      Cash and cash equivalents at
       beginning of year                           -           -           -
      Cash and cash equivalents at end
        of year                             $  2,157           -           -

(20)  INTERIM FINANCIAL INFORMATION (Unaudited)

      Consolidated quarterly results of operations were as follows:

                                                 2002
                                           Three Months Ended
                              March 31   June 30   September 30   December 31
      Interest income         $ 15,224    14,844         15,167        14,383
      Interest expense           5,803     5,511          5,550         5,332
      Provision for loan
        losses                     466       316            224           363
      Noninterest income         2,173     3,474          2,517         3,381
      Noninterest expense        7,279     7,683          8,046         8,274
      Income before income
        tax expense              3,849     4,808          3,864         3,795
      Income tax expense         1,265     1,571          1,186         1,203
      Net income              $  2,584     3,237          2,678         2,592

      Basic earnings per
        share                 $   0.45      0.56           0.47          0.45
      Fully diluted earnings
        per share             $   0.44      0.55           0.46          0.44

                                                 2001
                                           Three Months Ended
                              March 31   June 30   September 30   December 31
      Interest income         $ 11,073    12,445         12,425        11,907
      Interest expense           5,497     6,048          6,017         5,265
      Provision for loan
        losses                     370       285            285           697
      Noninterest income         1,114     1,257          1,516         1,911
      Noninterest expense        4,004     4,868          5,217         5,811
      Income before income
        tax expense              2,316     2,501          2,422         2,045
      Income tax expense           626       670            659           595
      Net income              $  1,690     1,831          1,763         1,450

      Basic earnings per
        share                 $   0.40      0.42           0.40          0.33
      Fully diluted earnings
        per share             $   0.40      0.42           0.39          0.32

(21)  STOCK COMPENSATION PLANS

      In 2000 the Corporation's stockholders approved the FNB Corporation 2000 Incentive Stock Plan (the "Plan"), as previously adopted by the Board of Directors. The Plan makes available up to 424,000 shares of common stock for awards to key employees and non-employee directors of the Corporation and its subsidiaries in the form of stock options, stock appreciation rights, and stock awards. The Plan will expire in 2010, unless sooner terminated by the Board. Any option terms not specified in the Plan such as exercise prices, expiration dates, and vesting provisions are set forth in an agreement governing each grant. A stock option may be either an incentive stock option within the meaning of Section 422 of the Internal Revenue Code or a non-qualified stock option.

      Years Ended December 31,                 2002        2001        2000
      Net income            As reported    $ 11,091       6,734       6,834
                            Pro forma        10,978       6,651       6,810

      Earnings per share    As reported    $   1.93        1.54        1.61
                            Pro forma          1.91        1.52        1.61

      Earnings per share--  As reported    $   1.90        1.53        1.61
        assuming dilution   Pro forma          1.88        1.51        1.61

      The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

      Years Ended December 31,       2002           2001           2000
      Dividend yield                  3.4%           3.5%           4.1%
      Expected life                  10.0 years     10.0 years      9.8 years
      Expected volatility              20%            20%            20%
      Risk-free interest rate         5.1%           5.1%           6.0%

      A summary of the status (shares in thousands) of the Corporation's stock option plan is presented below:

                               2002              2001              2000
                                 Weighted          Weighted          Weighted
                                 Average           Average           Average
                                 Exercise          Exercise          Exercise
                         Shares  Price     Shares  Price     Shares  Price
      Outstanding at
        beginning of
        year                218    $14.77      77    $15.51        -        -
      Granted                55     19.42      61     15.87       77   $15.51
      Roll options -
        SW Virginia
        Bankshares            -         -      81     13.26        -        -
      Exercised             (17)    13.24       -         -        -        -
      Forfeited               -         -      (1)    15.57        -        -
      Outstanding at
        end of year         256    $15.87     218    $14.77       77   $15.51

      Options exer-
        cisable at
        year-end            134    $14.20     100    $13.68        -        -
      Weighted-average
        fair value of
        options granted
        during the year   $4.37             $3.19              $4.11

(22)  MERGERS AND ACQUISITIONS

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

      On December 31, 2001, Salem Community Bankshares, Inc. ("SCB") of Salem, Virginia, was merged with FNB Corporation in a business combination accounted for by the purchase method of accounting. At the merger date, SCB had $170,813 in net loans, $257,971 in total assets and $205,307 in total deposits. The shareholders of SCB received 1,272,153 shares of FNB Corporation common stock and cash of $12,937 in connection with the merger. Excess cost over net tangible assets acquired equaled $21,441 and $5,873 has been allocated to core deposit intangible with the remaining $14,568 recorded as goodwill.

      Southwest Virginia Savings Bank, FSB was renamed FNB Southwest, N.A., as a result of converting to a national bank charter on October 10, 2001. FNB Southwest, N.A., and Salem Bank and Trust, N.A., merged on May 6, 2002, into a single charter with the name "FNB Salem Bank and Trust, National Association".

(23)  SEGMENT INFORMATION

      The Corporation operates two business segments: community banking and mortgage banking. These segments are primarily identified by the products and services offered and the channels through which they are offered. The banking segment consists of full-service banks that offer customers traditional banking products and services through various delivery channels. The Corporation's mortgage banking segment consists of mortgage brokerage facilities that originate and sell mortgage products. The accounting policies for each of the business segments are the same as those of the Corporation described in Note 1. Information for 2002 for each of the segments is included below. Information for the mortgage banking segment is not material for years prior to 2001 and the consolidated financial information for 2000, as reported, is reflective of the community banking segment.

      December 31, 2002

                            Community   Mortgage            Elimi-
                            Banking     Banking    Parent   nations     Total
      Net interest income  $ 37,851         338      (767)        -    37,422
      Provision for loan
        losses                1,369           -         -         -     1,369
      Net interest income
        after provision
        for loan losses      36,482         338      (767)        -    36,053
      Other income            8,801       2,744    11,382   (11,382)   11,545
      Other expenses         28,274       1,772    12,618   (11,382)   31,282
      Income (loss)
        before income
        taxes                17,009       1,310    (2,003)        -    16,316
      Income tax
        (benefit)             5,491         445      (711)        -     5,225
      Net income           $ 11,518         865    (1,292)        -    11,091
      Average assets       $941,760      15,040   107,279  (104,789)  959,290

      December 31, 2001

                            Community   Mortgage            Elimi-
                            Banking     Banking    Parent   nations     Total
      Net interest income  $ 24,782          92       149         -    25,023
      Provision for loan
        losses                1,637           -         -         -     1,637
      Net interest income
        after provision
        for loan losses      23,145          92       149         -    23,386
      Other income            4,696       1,094     1,086    (1,078)    5,798
      Other expenses         18,910         704     1,364    (1,078)   19,900
      Income (loss)
        before income
        taxes                 8,931         482      (129)        -     9,284
      Income tax
        (benefit)             2,386         164         -         -     2,550
      Net income           $  6,545         318      (129)        -     6,734
      Average assets       $638,977       6,348    62,117   (57,842)  649,600