Form 10-K, Exhibit 13
period 2003-12-31
FNB CORP \VA\
filed 2004-03-15
CIK 1010961

Exhibit 13

                              FNB CORPORATION

                       ANNUAL REPORT TO STOCKHOLDERS

                                    2003

                    INDEX TO ANNUAL REPORT TO STOCKHOLDERS


                                                                      Page


Selected Consolidated Financial Information                             1

Management's Discussion and Analysis of Financial Condition and
Results of Operations                                                   2

Market Price and Dividend Data                                         11

Market Risks Related to Financial Instruments                          11

Management's Statement of Financial Responsibility                     14

Independent Auditors' Report on Consolidated Financial Statements      15

Consolidated Balance Sheets                                            16

Consolidated Statements of Income                                      17

Consolidated Statements of Comprehensive Income                        18

Consolidated Statements of Cash Flows                                  19

Consolidated Statements of Changes in Stockholders' Equity             22

Notes to Consolidated Financial Statements                             25

SELECTED CONSOLIDATED FINANCIAL INFORMATION
                                            Years Ended December 31,
                                     2003(1)  2002     2001(1)  2000     1999
Selected income statement data
   (in thousands):
     Interest income            $  61,464   59,618   47,850   42,017   37,563
     Interest expense              19,935   22,196   22,827   20,102   17,610

     Net interest income           41,529   37,422   25,023   21,915   19,953
     Provision for loan
        losses                      2,158    1,369    1,637    1,082    1,445
     Noninterest income            15,678   11,545    5,798    3,528    3,729
     Noninterest expense           35,703   31,282   19,900   15,073   13,964
     Income tax expense             6,414    5,225    2,550    2,454    1,946

     Net income                 $  12,932   11,091    6,734    6,834    6,327

Per share data:
     Basic earnings             $    2.03     1.93     1.54     1.61     1.50
     Diluted earnings                2.01     1.90     1.53     1.61     1.50
     Cash dividends declared          .70      .68      .68      .66      .59
     Book value                     19.57    16.52    14.96    12.37    11.25

Average shares outstanding
   (in thousands):
     Basic                          6,378    5,758    4,373    4,233    4,221
     Diluted                        6,445    5,833    4,404    4,233    4,221

Selected balance sheet data
   at year end
      (in thousands):
     Total securities           $ 193,237  163,283  182,164   97,167  101,375
     Loans, net of unearned
        income                    999,888  691,661  648,263  409,586  382,272
     Allowance for loan
        losses                     12,002    9,466    8,827    5,670    5,173
     Total assets               1,326,811  992,431  954,450  539,231  516,906
     Deposits                   1,048,802  845,688  806,787  431,659  398,871
     Trust preferred               27,836   15,464   14,549        -        -
     Stockholders' equity         141,108   95,099   86,633   51,942   47,579

Selected ratios (in percentages):
     Return on average assets        1.14     1.16     1.04     1.32     1.30
     Return on average equity       11.26    12.36    11.67    13.77    13.75
     Dividend pay-out ratio         33.38    35.37    44.85    40.94    39.89
     Average equity to
        average assets              10.11     9.36     8.89     9.58     9.44

Notes:
(1)  Includes effect of acquisitions.  See full discussion in footnote 23.

(2) All share and per share data have been adjusted retroactively to reflect a 6% stock dividend in 2002.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                     CONDITION AND RESULTS OF OPERATIONS


The following is a discussion of factors that significantly affected the financial condition and results of operations of FNB Corporation, a bank holding company, and its wholly owned subsidiaries (collectively, the "Corporation"). This discussion should be read in connection with the consolidated financial statements, statistical disclosures and other financial information presented herein. All amounts presented are denoted in thousands except per share, percentages or data as otherwise specified.

Forward Looking Information

This report may contain forward-looking statements with respect to the financial condition, results of operations and business of the Corporation. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of the management of the Corporation, and on the information available to management at the time that these disclosures were prepared. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following possibilities: (1) competitive pressures between depository and other financial institutions may increase significantly; (2) changes in the interest rate environment may reduce margins; (3) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit;
(4) legislative or regulatory changes, including changes in accounting standards, may adversely affect the businesses in which the Corporation is engaged; (5) costs or difficulties related to the integration of the businesses of the Corporation and its merger partners may be greater than expected; (6) competitors may have greater financial resources and develop products that enable such competitors to compete more successfully than the Corporation; and (7) adverse changes may occur in the securities markets.

Critical Accounting Policies

The Company's significant accounting policies are set forth in Note 1 of the Notes to the consolidated Financial Statements. Of these policies, the Company considers its policy regarding the allowance for loan losses to be its most critical accounting policy, because it requires many of management's most subjective and complex judgments. The Company has developed appropriate policies and procedures for assessing the adequacy of the allowance for loan losses, recognizing that this process requires a number of assumptions and estimates with respect to its loan portfolio. The Company's assessments may be impacted in future periods by changes in economic conditions, the impact of regulatory examinations and the discovery of information with respect to borrowers which were not known by management at the time of the issuance of the consolidated financial statements. For additional discussion concerning the Company's allowance for loan losses and related matters, see "Loans and Allowance for Loan Losses," Note (6).

Overview

The Corporation had record earnings in 2003 despite a somewhat stagnant economy during the first part of the year. Forty four percent of the Corporation's deposits are in Montgomery County/Radford City, Virginia where it has a market share of 36%. This market is protected somewhat from economic downturns because it is home to two major universities-Virginia Tech and Radford.

The secondary market mortgage function contributed significantly to the success of the Corporation in 2003. Lower interest rates provided the stimulus for record re-financings and record noninterest revenues. A key strategic goal of the Corporation is to diversify from traditional banking sources of income by increasing the percentage of noninterest revenue to total revenue. This will provide a balance of fee-generating services with strong levels of loans and deposits and should deliver better than average returns in all economic cycles. The strategy provides that, as interest rates fall, the decline in the spread between loans and deposits (margin) would be offset by higher noninterest revenues, particularly in the mortgage function. As interest rates rise, the margin would increase to offset the decline in revenues from the mortgage function. Noninterest revenue as a percent of total revenues rose from 21% to 27% from 2002 to 2003.

A continued low interest rate environment poses a challenge in 2004 as the Corporation must strive to maintain it's margin while at the same time offset the decline in revenues from the mortgage function as re-financing activity slows. The Corporation expects to do this through its recently established mortgage production presence in the Raleigh, North Carolina market and its recently opened office in Hilton Head, South Carolina. In addition to increasing secondary mortgage volume, the Corporation expects to expand its regular portfolio lending activities through the Hilton Head Office. If interest rates rise, the Corporation can expect an increase in margin to offset declines in the mortgage operation.

With the acquisitions of Bedford and Salem Bank and Trust, National Association, the Corporation's core market now reaches approximately 150 contiguous miles in Virginia, from Wythe County in the west to Bedford County eastward. The Corporation will continue to strive to take full advantage of this expanded market by offering a full array of products and services to include basic banking, trust, investment products, insurance and mortgage services.

Mergers and Acquisitions

On August 1, 2003, the Corporation acquired Bedford Bancshares, Inc. and its subsidiary, Bedford Federal Savings Bank, FSB. Bedford Bancshares, Inc. shareholders received 1.403 million shares of FNB Corporation stock and $11.5 million cash. Bedford Bancshares, Inc. was liquidated and Bedford Federal Savings Bank, FSB (Bedford) became a subsidiary of FNB Corporation. The transaction was recorded under the "purchase" method of accounting. Because it was recorded under the "purchase" method of accounting, the results of its operations are only included in the accompanying financial statements from the date of acquisition.

The following unaudited pro-forma financial information shows the effect of FNB Corporation with Bedford excluded in 2003 so as to make it comparable with 2002.

                                                        2003
                           2003          Bedford      Excluding        2002
                         Reported         Impact       Bedford       Reported
Net interest income      $ 41,529         4,407         37,122        37,422
Provision for loan loss     2,158           225          1,933         1,369
Noninterest income         15,678           228         15,450        11,545
Noninterest expense        35,703         2,057         33,646        31,282
Income before taxes        19,346         2,353         16,993        16,316
Taxes                       6,414           955          5,459         5,225

Net Income               $ 12,932         1,398         11,534        11,091


Nonrecurring Item (2002)

In the second quarter of 2002, the Corporation sold its bankcard portfolio ($9.1 million in balances) and realized a pre-tax gain of $1,206 and an after-tax gain of $796. The bankcard portfolio was sold because the Corporation did not have sufficient volume to achieve the desired level of profitability and provide enough options for customers. The Corporation will continue to issue cards under the FNB brand. The card portfolio is serviced and managed by a high-volume card issuer enabling the Corporation to re-deploy capital while providing a more diverse and competitive credit card product line to its customer base.

Results of Operations

Net income for 2003 was $12,932 compared to $11,091 for 2002 and $6,734 for 2001. The acquisition of Bedford accounted for $1,398 of the $1,841 increase in earnings from 2002 to 2003. Excluding the Bedford merger, earnings were up $443 over last year due largely to higher noninterest revenues. The increase in 2003 over 2002 was $1,054 greater if the $796 after tax gain on the sale of the bankcard portfolio in 2002 and the $258 after tax loss on the sale of a branch in downtown Roanoke in 2003 are taken into consideration. A new branch was leased in a much more desirable location in the same market. Basic earnings per share for 2003 were $2.03 compared to $1.93 for 2002 and $1.54 for 2001. The increase in earnings per share of $.10 from 2002 to 2003 was higher by an additional $.18 if the non-recurring items were excluded. Net Income was up in 2002 compared to 2001 due primarily to acquisitions and the gain on the sale of the bankcard portfolio ($2,462), an improved margin and higher volume generated in the mortgage loan operation.

Statement of Financial Accounting Standards (SFAS) 142 was adopted by the Corporation on January 1, 2002. SFAS 142 provides that goodwill related to acquisitions that had been subject to periodic amortization will no longer be amortized but be tested annually for impairment. In September 2003, an analysis was completed by an outside firm to determine whether goodwill had been impaired in accordance with the standards promulgated in SFAS 142. The firm incorporated SFAS 142's definition of fair value with a number of generally accepted valuation methods appropriate to the case's stated facts. In their opinion, based on the standards and requirements of SFAS 142, the combined goodwill balance of $42,590 held on the Corporation's consolidated balance sheet on September 30, 2003 was not impaired.

Part of the premium paid for an acquisition is considered to be for the benefit of acquiring low-cost deposits and a stable customer base. It is referred to as "core deposit intangibles". This premium was calculated by outside firms that specialize in these studies and is being amortized on an accelerated basis over ten years. Core deposit intangible amortization amounted to $1,193 in 2003 and $1,068 in 2002.

Net Interest Income

Net interest income currently provides 73% of the revenue of the Corporation. Net interest income is the amount of interest earned on interest-bearing assets less the amount of interest paid on deposits and other interest-bearing liabilities.

Net interest income before provision for loan losses was $41,529 in 2003 compared to $37,422 in 2002 for an increase of $4,107. The net interest margin declined from 4.37% to 4.09% during the same period. Net interest income was up $4,407 due to the acquisition of Bedford. In addition, net interest income increased $1,188 due primarily to a favorable shift in the composition of the deposit base from higher cost certificates of deposit and IRAs to lower cost checking accounts and other transaction deposit accounts. Net interest income was also up $1,933 due to growth in the balance sheet. Average year-to-date loan balances excluding Bedford grew 9.1%. These favorable variances were offset by a decline in net interest income of $3,421 resulting from a drop in average rates from 2002 to 2003. Yields on loans dropped 102 basis points; whereas, the cost of deposits dropped only 64 basis points. Further reductions in deposit costs are limited because many products are near pricing floors. A summary of the changes impacting net interest income is shown below.


                                  Change in
                             Net Interest Income ($)
             Acquisition of Bedford                       4,407
             Favorable shift in deposit base              1,188
             Growth in the balance sheet                  1,933
             Decline in rates                            (3,421)
             Change in net interest income 2003/2003      4,107


Net interest income increased from $25,023 in 2001 to $37,422 in 2002. Acquisitions accounted for $10,115 of this increase. The remainder was due to an improved margin, which rose from 4.28% in 2001 to 4.37% in 2002. The improvement in the margin was largely attributable to a larger drop in deposit costs relative to loan yields as management was aggressive in pricing deposits downward as the Federal Reserve reduced interest rates.

Management attempts to match the maturities and re-pricing intervals of its earning assets and liabilities in order to avoid material fluctuations in earnings if interest rates change. Historically, the Corporation has been asset-sensitive which means that assets re-price more quickly than liabilities. An asset-sensitive position favors an expansion of the net interest margin should interest rates rise. There is a tendency for interest rates to rise if the economy continues to expand in 2004. The Corporation's margin should improve accordingly if this occurs. Rate-sensitivity is more fully covered under the heading "Market Risks Related to Financial Instruments".

Provision for Loan Losses

The provision for loan losses was $2,158 for 2003, $1,369 for 2002 and $1,637 for 2001. The provision for loan losses, when expressed as a percentage of year-to-date average loans outstanding, was .26%, .21% and .36% for 2003, 2002 and 2001, respectively. Net charge-offs were $1,004, $730 and $1,625 for 2003, 2002 and 2001, respectively. Included in 2002 was a $491 recovery from one customer. Net charge-offs to average year-to-date loans outstanding were .12%, .11% and .35% for 2003, 2002 and 2001 respectively and the ratio is well below peer averages. Net charge-offs for 2003 would be below 2002 if the large recovery in 2002 were excluded.

Management analyzes the loan portfolio quarterly to determine the appropriate level of loan loss reserve (see discussion under the heading " Allowance for Loan Losses").

Noninterest Income

Noninterest income, which includes service charges on deposit accounts, loan origination income and service release fees on mortgage loans sold, other service charges, investment fees and commissions, sundry income and net securities gains (losses) was $15,678, $11,545 and $5,798 for 2003, 2002 and 2001, respectively. The $4,133 increase from 2002 to 2003 was due primarily to higher mortgage revenue of $3,377, higher revenue realized from the successful launch of a new "Overdraft Privilege" product in October 2002 and higher revenue from the sale of investment products ($189). This increase from 2002 to 2003 was reduced by the $1,206 gain on the sale of the bankcard portfolio in 2002 and reduced securities gains. Mortgage production volume increased from $237 million in 2002 to $419 million in 2003 due to the continued lower interest rate environment and resultant high level of refinancing activity. In addition, the wholesale mortgage function was established in the latter part of 2002 and was in operation for the full year in 2003.

The increase of $5,747 from 2001 to 2002 was primarily due to the bankcard sale and mergers ($3,395), higher mortgage revenue of $1,086, income from the purchase of bank owned life insurance ($381) and higher service charge revenue due to volume and the new "Overdraft Privilege" product.

The Corporation continues to benefit from its strategy of expanding its product lines beyond the core activities of generating loans and deposits as the revenues from secondary mortgage, insurance and investment products comprise a larger percentage of total revenues.

Noninterest Expense

Noninterest expense, consisting of salaries and employee benefits, occupancy and equipment costs, checkcard and merchant processing, supplies and other expenses was $35,703, $31,282 and $19,900 for 2003, 2002 and 2001
respectively. Of the $4,421 increase from 2002 to 2003, $2,057 was due to the merger of Bedford and $1,624 was due to the expansion of the secondary mortgage operation resulting from increased volume and entry into new markets. The remaining $748 was due primarily to higher incentives paid to all employees as a result of record earnings (the plan is self funding from increased revenues and expense containment attributable to results documented by the plan) and a $391 loss on the sale of a building in downtown Roanoke discussed under "net income" above.

The increase in noninterest expense of $11,382 from 2001 to 2002 was primarily due to mergers ($8,394), expansion of the secondary market operation ($728), salary increases due to merit, higher incentives paid based on earnings performance, the cost of a new core processor for a full year versus a partial year in 2001, higher online banking expense due to higher volume and expense relating to a profit performance study by an outside consultant.

Income Taxes

Income tax expense as a percentage of pre-tax income was 33.1%, 32.0% and 27.5% in 2003, 2002 and 2001, respectively. The increase in the effective tax rate from 2002 to 2003 was primarily due to the continued decline of nontaxable interest on securities as a percent of income before taxes. The increase from 2001 to 2002 is due primarily to the non-deductibility of the amortization of core deposit intangibles resulting from the acquisition of Salem Community Bankshares and the decline of nontaxable interest on securities.

Decisions as to which securities to purchase are based on taxable equivalent yields for specific terms. The Corporation has increased its investments in certain taxable securities, which had higher yields than nontaxable securities when measured on a taxable equivalent basis.

Balance Sheet

Total assets of the Corporation at December 31, 2003 were $1,326,811 compared to $992,431 at December 31, 2002. The acquisition of Bedford accounted for $304,415 of the increase. Excluding Bedford, total assets increased 3.0% ($29,968) due primarily to loan growth.

Total loans grew $308,227, from $691,661 to $999,888 due primarily to Bedford ($249,386). Excluding Bedford, loan growth was a strong 8.5% in spite of the weak national economy. Much of this growth was in the commercial real estate sector.

Fed funds sold, securities and other investments are up $20,004 due to the acquisition of Bedford. Mortgage loans held for sale balances are down $28,049 due to a drop in re-financing activity as a result of the recent rise in mortgage rates.

Goodwill and core deposit intangibles are up $22,756 due almost exclusively to the excess of the purchase price over book value recorded as part of the acquisition of Bedford on August 1, 2003.

Total deposits grew $203,114, from $845,688 to $1,048,802 due to Bedford ($183,450) and 2.3% due to internal growth. Lower cost checking account and other transaction account balances grew a strong 9.2%; whereas, higher cost certificate of deposit/IRA balances declined due to highly competitive pricing in our markets.

Short-term borrowings were up $31,524 from year-end 2002 to December 31, 2003. Bedford had $23,500 at December 31, 2003 which was used to partially fund their mortgage loan portfolio. An additional $5,000 resulted from moving long-term borrowings at the Federal Home Loan Bank to shorter term borrowings in order to take advantage of the lower borrowing costs at the short end of the yield curve.

Long term debt increased by $52,320 from December 31, 2002 to December 31, 2003 primarily due to borrowings of $45,131 on the books of Bedford at December 31, 2003 which were used to partially fund their mortgage loan portfolio, and the issuance of $12,372 of trust preferred stock via participation in a trust-preferred pool, the proceeds of which were used to pay the cash portion of the consideration to the stockholders of Bedford. These increases were offset by the transfer of $5,000 to short-term borrowings as discussed above.

Stockholder's Equity

Stockholders' equity increased $46,009 from December 31, 2002 to December 31, 2003 primarily due to the issuance of 1.403 million shares for the acquisition of Bedford amounting to $37,331. The remainder of the increase was due primarily to earnings net of dividends ($8,615) and a decrease of $1,077 in net tax effected unrealized gains on securities available for sale.

Stockholders' equity was $95,099 at December 31, 2002, compared to $86,633 at December 31, 2001, an increase of $8,466. This increase was due primarily to net income net of dividends ($7,152) plus an increase of $2,028 in net tax effected unrealized gains on securities available for sale. These items were partially offset by stock repurchases amounting to $1,682.

All financial institutions are required to maintain minimum levels of regulatory capital. The Federal Reserve and the Office of the Comptroller of the Currency (OCC) have established substantially similar risk-based and leveraged capital standards for the financial institutions they supervise. Under the risk-based capital requirements of these regulatory agencies, the Bank is required to maintain a minimum ratio of total capital to risk-weighted assets of at least 8%. At least half of the total capital is required to be "Tier 1 capital", which consists principally of common and certain qualifying preferred stockholders' equity less certain intangibles and other adjustments. The remainder, "Tier 2 capital", consists of a limited amount of subordinated and other qualifying debt and a limited amount of the general loan loss reserve. Tier 1 and total capital to risk-weighted assets ratios on a consolidated basis at December 31, 2003, were 11.51% and 12.66% respectively, exceeding minimum requirements. Management presently intends to maintain ratios in excess of 8.0% and 10.0% respectively for its "Tier 1" and "Tier 2" capital.

In addition, federal regulatory agencies have established minimum leveraged capital guidelines for insured financial institutions (Tier 1 capital to tangible assets). These guidelines provide for a minimum leveraged capital ratio of 3% for banks and their respective holding companies that meet certain specified criteria, including that they have the highest regulatory examination rating and are not contemplating significant growth or expansion. All other institutions are expected to maintain a leverage ratio of at least 100 to 200 basis points above that minimum. The guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. The leverage ratio of the Corporation on a consolidated basis at December 31, 2003 was 9.23%.

As of December 31, 2003, the affiliate banks were categorized as "well capitalized" by the regulators under the regulatory framework for prompt corrective action based upon their latest notification. To be categorized as well capitalized, minimum total risk-based capital, Tier 1 risk-based capital, and Tier 1 leverage ratios of 10.0%, 6.0% and 5.0%, respectively, must be maintained. The affiliate banks exceeded all three of these minimums as of December 31, 2003. There are no conditions or events that management believes have changed the category of any of the affiliate banks.

Past Due Loans and Nonperforming Assets

Loans past due 90 days and over at December 31, 2003 on which interest was still accruing totaled $437 compared to $596 at December 31, 2002. Expressed as a percentage, these loans represent .04% and .09% of total loans, net of unearned income outstanding at December 31, 2003 and 2002, respectively. A substantial portion of these loans is secured by real estate and management anticipates no material losses as these loans are repaid or collection is completed through liquidation of underlying collateral.

Nonaccrual loans and other real estate owned totaled $5,014 at December 31, 2003, compared to $3,915 at December 31, 2002. The acquisition of Bedford offset a $205 decrease between the years adding $1,304 to nonaccrual loans and other real estate owned. Expressed as a percentage, nonaccrual loans and other real estate declined as a percent of loans, net of unearned plus other real estate from .56% at December 31, 2002 to .50% at December 31, 2003. Management does not anticipate any significant increase in these levels.

Allowance for Loan Losses

The Corporation identifies specific credit exposures through its periodic analysis of the loan portfolio and monitors general exposures from economic trends, market values and other external factors. The Corporation maintains an allowance for loan losses, which management believes is adequate to absorb losses inherent in the loan portfolio. The allowance for loan losses increased $2,536 to $12,002 or 1.20% of outstanding loans, net of unearned income at December 31, 2003, from $9,466 or 1.37% of outstanding loans, net of unearned income at December 31, 2002. The increase in the amount of the allowance for loan losses was due primarily to the acquisition of Bedford ($1,582) and loan growth. The allowance for loan losses as a percent of outstanding loans, net of unearned income, declined due to the acquisition of Bedford. Bedford's reserve is lower because its loan portfolio consists primarily of loans secured by residential real estate which have a much lower risk of loss than commercial loans or regular consumer loans. The allowance for loan losses increased $639 to $9,466 or 1.37% of outstanding loans, net of unearned income at December 31, 2002 from $8,827 or 1.36% of outstanding loans, net of unearned income at December 31, 2001.

The adequacy of the allowance for loan losses is reviewed quarterly and, for commercial loans, is calculated based on a very structured commercial credit risk grading system, which is continuously monitored. All commercial and commercial real estate loans over $25 are risk rated. Loans identified as "Watch" and "Special Mention" are grouped into pools of risk with loss factors consistent with identified risk. Loans with "Classified" ratings are assigned allocated reserves based on identified risk exposure in each individual credit. "Pass" credits have reserve factors applied consistent with migration analysis and ten year forward moving historic loss experience. The allowance for other loan categories (consumer, equity line and real estate mortgage) is based on historic loss experience. Reserve assumptions are monitored and validated quarterly.

Liquidity and Capital Resources

Liquidity is the ability to provide sufficient cash flow to meet financial commitments and to fund additional loan demand or withdrawal of existing deposits. Liquidity projections are updated quarterly under "most likely", "potential" and "crises" scenarios. Under all of these scenarios, the Corporation had ample liquidity and the targeted ratios were well within policy guidelines (loans to funding sources are less than 80%, pledged to total securities are less than 50% and external wholesale funding is less than 18% of total liabilities).

Funding sources primarily include customer-based core deposits and cash generated by operations. Another source of liquidity is additional borrowings from the Federal Home Loan Bank of Atlanta. The Corporation has additional borrowing capacity of $139,000 under its existing agreement with the FHLB as of December 31, 2003, based on the level of qualifying portfolio mortgage loans available for securitization. Should the need arise, secondary sources of liquidity are available including $56,000 in unused Federal funds lines of credit, agreements whereby the Corporation can raise funds through the secondary certificate of deposit market and the ability to liquidate assets held for sale, especially investment securities.

The only significant source of cash for the holding company is dividends from its bank subsidiaries. The maximum amount of dividends that may be paid by each affiliate bank to the holding company in any calendar year without prior regulatory approval is the retained net profits of that year, as defined, combined with the retained net profits for the two preceding years. In effect, this limits 2004 dividends (unless prior regulatory approval is obtained) to $14,904 plus year-to-date 2004 net profits as of the declaration date. This limitation had no effect on the liquidity of the holding company in 2003 and it is not expected to have any material impact in 2004. During 2003, the affiliate banks paid $6,835 in dividends to the holding company.

Contractual Cash Obligations

The following summarizes the Corporation's cash obligations at December 31, 2003, and the effect such obligations are expected to have on liquidity and cash flow in the future periods. The Corporation also has line of credit commitments in the normal course of business that are excluded from this table, most of which expire within twelve months (see Note 17).


                                    Less
                                    Than        2-3        4-5      After 5
                         Total     1 Year      Years      Years      Years
Federal Home Loan
 Bank Borrowings      $ 96,546     54,568     16,016     25,390        572
Trust Preferred
 Securities             27,836          -          -          -     27,836
Operating Leases         1,250        358        591        230         71
Total Contractual
 Cash Obligations     $125,632     54,926     16,607     25,620     28,479

Market Price and Dividend Data

The following information reflects per share data for the periods indicated relative to Common Stock trading values and dividends. Both the trading values and per share dividends in the tables below have been adjusted to reflect the effects of a 6% stock dividend declared in January 2002.


                                   Trading Value            Dividends
          2003                    High        Low           Per Share
      First Quarter           $  30.39       23.00            0.17
      Second Quarter             29.30       23.87            0.17
      Third Quarter              29.02       26.16            0.18
      Fourth Quarter             30.95       25.75            0.18


                                   Trading Value            Dividends
          2002                    High        Low           Per Share
      First Quarter           $  20.00       18.26            0.17
      Second Quarter             31.08       19.00            0.17
      Third Quarter              31.94       28.53            0.17
      Fourth Quarter             31.00       23.70            0.17


As of December 31, 2003, there were 1,895 holders of record of FNB Corporation Common Stock.

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

The Corporation manages its interest rate risk by establishing asset/liability management policies and by continually monitoring the characteristics of its asset and liability portfolios that impact interest rate risk. Interest rate management is conducted in coordination with the management of liquidity and capital adequacy. Interest rate risk is managed by an asset liability committee comprised of senior officers and monitored by the corporate and bank boards. Management seeks to minimize the risks to earnings and equity associated with movements in interest rates. To achieve this objective, management monitors such factors as:

     Relative volumes of fixed-rate versus variable-rate loans and deposits;

     Average interest rate spreads between interest bearing assets and liabilities; and,

     Maturity and re-pricing schedules of loans, investment securities and deposits, including the extent to which expected maturities of interest sensitive assets align with that of interest sensitive liabilities ("sensitivity gap").

Techniques used by management to adjust exposure to interest rate risk include but are not limited to selling certain types of loans (especially fixed rate loans); periodically changing stated interest rates charged on loans and offered on deposits in conjunction with market trends; promoting or changing the pricing of or developing new products to emphasize or de-emphasize different maturities and/or fixed versus variable loans and deposits; redirecting funds from the maturity of investment securities and loan repayments and careful selection among choices of sources of borrowed funds other than deposits. The Corporation has not entered into any derivative financial instruments such as futures, forward interest rate agreements, swaps or option contracts in order to manage interest rate risk. However, policies of the Asset Liability Committees permit purchases of a limited amount of these instruments should they think it prudent to do so to enhance interest rate risk management. In general, the Corporation does not enter into financial instruments for trading purposes nor does it try to "time" the market.

An important analytical technique used by management to manage interest rate risk is "interest rate shock" by means of a computer simulation model. One method projects the impact that multiple interest rate scenarios have on earnings. The model incorporates current volumes, average rates and scheduled maturities and payments of asset and liability portfolios, together with multiple scenarios of projected prepayments, re-pricing opportunities and anticipated volume growth. This method is subject to the accuracies of the assumptions that underlie the process, however, it provides a better illustration of the sensitivity of earnings to changes in interest rates than other techniques. A second method seeks first to estimate the current market value of the Corporation's assets and liabilities by applying present value techniques (discounting) of the Corporation's assets and liabilities at current market interest rates. The difference between the market value of assets and liabilities is the market value of the Corporation's equity. The current market value of assets and liabilities is then recalculated assuming a hypothetical increase or decrease in market interest rates of up to 300 basis points within a 12 month period.

The table below reflects the outcome of these analyses at December 31, 2003. Earnings would rise by 8.85% if rates were to increase by 300 basis points over a 12-month period and fall by 9.56% if they were to fall by 300 basis points within a 12-month period. The Corporation is positioned to benefit from an earnings standpoint over the next twelve months from a rise in rates. Market value of equity would decline .86% if market rates were to rise by 300 basis points and rise by .54% if market rates were to fall by 300 basis points. With the exception of the hypothetical decline in rates of 200 and 300 basis points on earnings which is deemed to be unrealistic with current interest rates close to all time lows, all of these changes fall within management's guideline maximums.

                                     Hypothetical            Hypothetical
      Change in Prime Rate          Percent Change          Percent Change
        Over 12 Months               In Earnings          Market Value Equity
             3.00%                      8.85%                    -.86%
             2.00%                      6.08%                    -.61%
             1.00%                      3.01%                    -.38%
            -1.00%                     -2.60%                     .41%
            -2.00%                     -6.13%                     .60%
            -3.00%                     -9.56%                     .54%


The simulation model incorporates management's estimates on loan prepayments, which vary depending upon the relationship between the change in rates scenarios and current book yields. Investment securities are assumed to remain in the portfolio until maturity unless called by the issuer. Management presently limits the investment of funds in callable securities to limited circumstances. Non-maturity deposits such as checking and savings are assumed to have a life of 60-months. Rates on interest bearing accounts are increased or decreased according to the pricing expectations, before cash flows are discounted. As a result, while the rates on these accounts change, they do not change as quickly or to the same extent as market rates. This captures the value of the optionality in the pricing of these deposits. Discount rates for loans are based upon loan pricing spreads and discount rates for term deposits are based upon the cost of wholesale funding. The model described above is used by many financial institutions and conforms to the guidelines established by the OCC.

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




William P. Heath, Jr.                              Daniel A. Becker
President and Chief                                Senior Vice President and
   Executive Officer                                  Chief Financial Officer
FNB Corporation                                    FNB Corporation

INDEPENDENT AUDITOR'S REPORT





To the Board of Directors
FNB Corporation
Christiansburg, Virginia


          We have audited the accompanying consolidated balance sheets of FNB Corporation and Subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income and comprehensive income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

          In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of FNB Corporation and Subsidiaries as of December 31, 2003 and 2002, and the consolidated results of their operations and cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.



                                   Brown, Edwards & Company, L.L.P.

                                   CERTIFIED PUBLIC ACCOUNTANTS



February 2, 2004

                                                   December 31, 2003 and 2002
CONSOLIDATED BALANCE SHEETS   (in thousands, except share and per share data)

ASSETS
                                                         2003           2002
Cash and due from banks                            $   36,838         29,241
Federal funds sold                                      1,200         11,150
Securities available-for-sale, at fair value          173,641        141,888
Securities held-to-maturity, at amortized cost
  (fair value approximated $10,009 and $16,681
   at December 31, 2003 & 2002, respectively)           9,674         16,075
Other investments at cost                               9,922          5,320
Mortgage loans held for sale                            6,222         34,271
Loans, net of unearned income                         999,888        691,661
Less allowance for loan losses                         12,002          9,466
          Loans, net                                  987,886        682,195
Other real estate owned                                 1,872          1,001
Bank premises and equipment, net                       24,373         23,201
Goodwill                                               42,624         21,735
Core deposit intangibles                                6,671          4,804
Other assets                                           25,888         21,550
          Total assets                             $1,326,811        992,431


LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits
   Noninterest-bearing demand deposits             $  134,819        104,710
   Interest-bearing demand and savings deposits       380,142        291,391
   Time deposits                                      410,005        358,273
   Certificates of deposit of $100,000 and over       123,836         91,314
          Total deposits                            1,048,802        845,688
   Short term borrowings                               39,595          8,071
   Long term debt                                      90,851         38,531
   Other liabilities                                    6,455          5,042
          Total liabilities                         1,185,703        897,332
Stockholders' equity
   Common stock, $5.00 par value.  Authorized
      25,000,000 shares; issued and outstanding
      7,234,050 shares in 2003 and 5,807,508
      in 2002                                          36,170         29,038
   Surplus                                             82,252         51,289
   Unearned ESOP shares (22,333 and 49,490
      shares in 2003 and 2002, respectively)             (345)          (721)
   Retained earnings                                   21,203         12,588
   Accumulated other comprehensive income (loss)        1,828          2,905
          Total stockholders' equity                  141,108         95,099
          Total liabilities and
             stockholders' equity                  $1,326,811        992,431


                 See accompanying notes to consolidated financial statements.

                                 Years Ended December 31, 2003, 2002 and 2001
                                        (in thousands, except per share data)

CONSOLIDATED STATEMENTS OF INCOME
AND COMPREHENSIVE INCOME

                                                2003          2002       2001
Interest income:
    Interest and fees on loans             $  52,712        49,285     39,438
    Interest on securities:
        Taxable                                6,447         7,988      5,829
        Nontaxable                             1,094         1,527      1,850
    Interest on federal funds sold
      and short term investments               1,211           818        733
            Total interest income             61,464        59,618     47,850

Interest expense:
    Deposits                                  16,945        20,051     21,479
    Federal funds purchased
      and securities sold under agreements
      to repurchase                               66           111        271
    Debt                                       2,924         2,034      1,077
            Total interest expense            19,935        22,196     22,827
            Net interest income               41,529        37,422     25,023

Provision for loan losses                      2,158         1,369      1,637
            Net interest income after
              provision for loan losses       39,371        36,053     23,386

Noninterest income:
    Service charges on deposit
      accounts                                 5,105         3,418      1,714
    Loan origination fees                      6,116         2,894      1,298
    Other service charges and fees             2,276         1,828      1,687
    Other income                               2,147         1,908        868
    Gain on sale of bankcards                      -         1,206          -
    Securities gains (losses), net                34           291        231
            Total noninterest income          15,678        11,545      5,798

Noninterest expense:
    Salaries and employee benefits            19,323        16,231      9,952
    Occupancy and equipment
      expense, net                             5,790         5,130      3,571
    Cardholder/merchant processing               572           719        521
    Supplies expense                             822           860        685
    Telephone expense                            653           749        471
    Amortization of goodwill                       -             -        442
    Amortization of core deposit
      intangibles                              1,193         1,068          -
    Other expenses                             7,350         6,525      4,258
            Total noninterest expense         35,703        31,282     19,900

Income before income tax expense              19,346        16,316      9,284
Income tax expense                             6,414         5,225      2,550
            Net income                     $  12,932        11,091      6,734

                                 Years Ended December 31, 2003, 2002 and 2001
                                        (in thousands, except per share data)

CONSOLIDATED STATEMENTS OF INCOME
AND COMPREHENSIVE INCOME (Continued)

                                                2003          2002       2001
Other comprehensive income (loss),
    net of income tax expense (benefit):
      Gross unrealized gains (losses) on
        available-for-sale securities         (1,043)        2,319     1,057
         Less: Reclassification adjustment
           for (gains) losses included in
           net income                            (34)         (291)     (231)
      Other comprehensive income              (1,077)        2,028       826

            Comprehensive income           $  11,855        13,119     7,560


            Basic earnings per share       $    2.03          1.93      1.54
            Diluted earnings per share     $    2.01          1.90      1.53


                 See accompanying notes to consolidated financial statements.

                                Years Ended December 31, 2003, 2002 and 2001

CONSOLIDATED STATEMENTS OF CASH FLOWS                          (in thousands)
                                                   2003       2002      2001
Cash flows from operating activities:
    Net income                                 $ 12,932     11,091     6,734
    Adjustments to reconcile net income to net
      cash provided by operating activities:
        Provision for loan losses                 2,158      1,369     1,637
        Depreciation and amortization of
          bank premises and equipment             2,581      2,455     1,882
        Amortization of goodwill                      -          -       436
        Amortization of core deposit
          intangibles                             1,193      1,068         -
        ESOP compensation                           317        299       418
        Stock awards compensation                   306        164        70
        Deferred income tax expense
          (benefit)                                   -         45      (259)
        Loss (gain) on sales of securities
          available-for-sale, net                   (34)      (291)     (231)
        Amortization of premiums and
          accretion of discounts, net             1,386      1,037       190
        Loss (gain) on sale of other real
          estate and fixed assets                   363       (107)        -
        Gain on sale of bankcard portfolio            -     (1,206)        -
        Change in mortgage loans held
          for sale                               29,780    (20,345)  (10,008)
        Decrease (increase) in other assets      (2,021)     1,145      (660)
        Decrease in other liabilities              (460)      (785)     (201)
            Net cash provided by
              operating activities             $ 48,501     (4,061)        8

                                Years Ended December 31, 2003, 2002 and 2001
CONSOLIDATED STATEMENTS OF                                     (in thousands)
CASH FLOWS (continued)
                                                   2003       2002      2001
Cash flows from investing activities:
    Net decrease (increase) in federal
      funds sold                               $  9,950     (2,140)   (1,850)
    Net decrease (increase) in short
      term investments                                -     16,549   (18,237)
    Proceeds from sales of securities
      available-for-sale                         17,691      5,718    30,366
    Proceeds from calls and maturities
      of securities available-for-sale           84,657     88,100    38,464
    Proceeds from calls and maturities
      of securities held-to-maturity              6,836     15,824     7,466
    Purchases of securities available-
      for-sale                                 (129,372)   (87,083)  (96,002)
    Purchases of securities held-to-
      maturity                                     (430)    (1,351)     (329)
    Acquisition of subsidiaries                   9,603          -    69,851
    Cash payment for purchase of Salem
      Community Bankshares                            -    (13,550)        -
    Sale of bankcard portfolio                        -     10,266         -
    Net (increase) decrease in loans            (70,838)   (55,839)    2,293
    Proceeds from sale of fixed assets
      and other real estate owned                 2,238      2,120       413
    Recoveries on loans previously
      charged off                                   436        918       365
    Bank premises and equipment
      expenditures                               (2,719)    (2,924)   (2,808)
    Investment in bank owned life insurance           -    (10,800)        -
            Net cash used in investing
              activities                       $(71,948)   (34,192)   29,992

                                Years Ended December 31, 2003, 2002 and 2001
CONSOLIDATED STATEMENTS OF                                     (in thousands)
CASH FLOWS (continued)

                                                   2003       2002      2001
Cash flows from financing activities:
    Net increase in deposits                   $ 14,646     38,901    19,144
    Net increase (decrease) in federal
      funds purchased and securities
      sold under agreements to
      repurchase                                 15,524       (392)   (2,171)
    Net increase (decrease) in other
      borrowed funds                              4,680      5,713   (25,608)
    Principal payments on ESOP debt                 376          -      (418)
    Repurchase of FNB Corporation stock, net        (94)    (1,682)   (1,388)
    Stock options exercised                         229         76         -
    Dividends paid                               (4,317)    (3,939)   (3,067)
            Net cash provided by
              financing activities               31,044     38,677   (13,508)

Net increase in cash and due from
  banks                                           7,597        424    16,492
Cash and due from banks at beginning
  of year                                        29,241     28,817    12,325

Cash and due from banks at end of year         $ 36,838     29,241    28,817


                 See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF       Years Ended December 31, 2003, 2002 and 2001
CHANGES IN STOCKHOLDERS' EQUITY     (in thousands, except share and per share
                                       data)
                                                           Accumulated
                                                           Other
                                      Unearned             Compre-
                    Common            ESOP      Retained   hensive
                    Stock   Surplus   Shares    Earnings   Income      Total
Balances at
 December 31,
 2000
                 $ 20,224   25,037   (1,374)      8,004       51      51,942

Net income              -        -        -       6,734        -       6,734
Cash dividends,
 $0.68 per share        -        -        -      (3,020)       -      (3,020)
ESOP shares
 allocated
 upon loan
 repayment              -        -      418           -        -         418
Stock awards
 issued                28       62        -           -        -          90
Stock options
 exercised              1        3        -           -        -           4
Repurchase and
 retirement of
 common stock        (382)  (1,006)       -           -        -      (1,388)
Change in net
 unrealized
 gains (losses)
 on securities
 available-for-sale,
 net of tax effect
 of $426 and
 reclassification
 adjustments            -        -        -           -      826         826
Stock issued
 to purchase
 Southwest
 Virginia
 Savings Bank       1,464    3,497        -           -        -       4,961
Fair value of
 options
 resulting
 from merger            -      317        -           -        -         317
Unearned shares-
 Southwest
 Virginia Savings
 Bank ESOP
 at merger              -        -     (183)          -        -        (183)
Stock issued
 to purchase
 Salem Community
 Bankshares,
 Inc.               6,361   19,571        -           -        -      25,932
Balances at
 December 31,
 2001            $ 27,696   47,481   (1,139)     11,718      877      86,633

CONSOLIDATED STATEMENTS OF       Years Ended December 31, 2003, 2002 and 2001
CHANGES IN STOCKHOLDERS' EQUITY     (in thousands, except share and per share
(continued)                          data)
                                                           Accumulated
                                                           Other
                                      Unearned             Compre-
                    Common            ESOP      Retained   hensive
                    Stock   Surplus   Shares    Earnings   Income       Total
Net income       $      -        -        -      11,091        -      11,091
Cash dividends,
 $0.68 per share        -        -        -      (3,923)       -      (3,923)
6% Stock dividend   1,649    4,633        -      (6,282)       -           -
Cash payment for
 fractional shares
 on 6% stock
 dividend               -        -        -         (16)       -         (16)
ESOP shares
 allocated upon
 loan repayment         -      299      418           -        -         717
Stock issued           14       61        -           -        -          75
Stock awards
 issued                37      138        -           -        -         175
Stock options
 exercised             39       37        -           -        -          76
Repurchase and
 retirement of
 common stock        (410)  (1,399)       -           -        -      (1,809)
Change in net
 unrealized gains
 (losses) on
 securities
 available-for-
 sale, net of
 tax effect of
  $1,045                 -        -        -           -    2,028       2,028
Adjustment related
 to purchase of
 Salem Community
 Bankshares, Inc.       13      39        -           -        -          52

Balances at
 December 31,
 2002             $ 29,038   51,289     (721)     12,588    2,905      95,099

CONSOLIDATED STATEMENTS OF       Years Ended December 31, 2003, 2002 and 2001
CHANGES IN STOCKHOLDERS' EQUITY     (in thousands, except share and per share
(continued)                          data)
                                                           Accumulated
                                                           Other
                                      Unearned             Compre-
                    Common            ESOP      Retained   hensive
                    Stock   Surplus   Shares    Earnings   Income      Total
Net Income       $      -         -        -      12,932        -     12,932
Cash dividends,
 $0.70 per share        -         -        -      (4,317)       -     (4,317)
ESOP shares
 allocated upon
 loan repayment          -       317      376           -        -       693
Stock awards
 issued                 57       255        -           -        -       312
Stock options
 exercised              74       155        -           -        -       229
Repurchase and
 retirement of
 common stock          (16)      (78)       -           -        -       (94)
Acquisition of
 subsidiary          7,017    30,314        -           -        -    37,331
Change in net
 unrealized gains
 (losses) on
 securities
 available-for-
 sale, net of
 tax effect of
 $(557)                  -         -        -           -   (1,077)   (1,077)

Balances at
 December 31,
 2003             $ 36,170    82,252     (345)     21,203    1,828  $141,108


                 See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                  December 31, 2003
                                            (amounts in thousands, except per
                                                   share and percentage data)

(1)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of the more significant accounting policies used in the preparation and presentation of the financial statements. The accounting and reporting policies of the Corporation conform to U. S. Generally Accepted Accounting Principles and general practices within the banking industry.

In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the year. Material estimates that are particularly susceptible to significant changes in the near term related to the determination of the allowance for loan losses, valuation of other real estate acquired in connection with foreclosures or in satisfaction of loans and the estimates of fair market values of loans, deposits and other assets and liabilities acquired in merger transactions accounted for under the purchase method of accounting. Actual results could differ significantly from those estimates.

      (a)   Consolidation

            The consolidated financial statements include FNB Corporation, a bank holding company and its wholly-owned subsidiaries (collectively the "Corporation"). The primary subsidiaries of FNB Corporation are First National Bank, FNB Salem Bank & Trust, N.A., and Bedford Federal Savings Bank (collectively referred to as the "Bank"). Significant intercompany transactions and balances have been eliminated in consolidation.

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

      (d)   Loans

            Loans are stated at the amount of funds disbursed plus the applicable amount, if any, of unearned interest and deferred fees and costs less payments received. Interest on commercial and real estate mortgage loans is accrued based on the average loan balance outstanding times the applicable interest rate. Interest on installment loans is recognized on methods which approximate the level yield method. Loan origination and commitment fees and certain costs are deferred, and the net amount is amortized over the contractual life of the related loans as an adjustment of the yield.

            Interest related to nonaccrual loans is recognized on the cash basis. Loans are generally placed on nonaccrual status when the collection of principal or interest is 90 days or more past due, unless the obligation is both well-secured and in the process of collection.

            Mortgage loans held for sale are carried at the lower of aggregate cost or market value. Gains or losses on sales of loans are recognized when control over these assets has been surrendered.

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

      (f)   Business Combinations

            Business combinations are accounted for by the purchase method under which net assets of the business acquired are recorded at their estimated fair values as of the date of acquisition with any excess of the cost of the acquisition over the fair value of the net tangible and intangible assets acquired recorded as goodwill. Results of operations of the acquired business are included in the income statement from the date of acquisition.

      (g)   Goodwill and Other Intangible Assets

            Goodwill represents the excess of the cost of an acquisition over the fair value of the net assets acquired. Other intangible assets represent purchased assets that also lack physical substance but can be distinguished from goodwill because of contractual or other legal rights or because the asset is capable of being sold or exchanged either on its own or in combination with a related contract, asset, or liability. On January 1, 2002, the Corporation adopted SFAS 142, Goodwill and Other Intangible Assets. Under the provisions of SFAS 142, goodwill is no longer ratably amortized into the income statement over an estimated life, but rather is tested at least annually for impairment. Intangible assets which have finite lives continue to be amortized over their estimated useful lives and also continue to be subject to impairment testing. All other intangible assets have finite lives and are amortized on a straight-line basis over varying periods not exceeding 10 years. Note 16 includes a summary of goodwill and other intangible assets.

      (h)   Bank Premises and Equipment, Net

            Bank premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization is charged to expense over the estimated useful lives of the assets, principally on the straight-line method. Costs of maintenance and repairs are charged to expense as incurred and improvements are capitalized.

      (i)   Other Real Estate Owned

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

      (j)   Income Taxes

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

      (k)   Advertising Costs

            Advertising costs are generally expensed as incurred.

      (l)   Stock Compensation Plans

            Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," sets forth compensation recognition principles that are based on a fair value model. The Corporation has elected another alternative provided for under SFAS No. 123, which is to account for the activity under the Plan using the intrinsic value method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, compensation cost is not recognized in the financial statements for grants of stock options as all options granted under the Plan have an exercise price equal to the fair market value of the underlying stock at date of grant.

            Compensation expense included in the accompanying Statement of Income related to stock grants under the plan during 2003, 2002 and 2001 totaled $203, $108 and $57, respectively, net of income taxes. Had compensation cost for the Company's stock compensation plan been determined consistent with SFAS 123, net income and earnings per share would have been reduced to the pro forma amounts reflected below for the years ended December 31:


            Years Ended December 31,                2003      2002      2001
            Net Income, as reported             $ 12,932    11,091     6,734

              Add:  Compensation expense
                related to stock grants
                included in net income,
                net of tax                           203       108        57

            Deduct:  Compensation expense
              related to stock plans using
              fair value accounting, net of
              tax                                   336        221       140

            Net Income, on a pro forma basis   $ 12,799     10,978     6,651

            Basic earnings per share -
                                 As reported      $2.03       1.93     1.54
                                 Pro forma         2.01       1.91     1.52

            Diluted earnings per share -
                                 As reported      $2.01       1.90     1.53
                                 Pro forma         1.99       1.88     1.51


            For purposes of the pro forma calculation, compensation expense is recognized on a straight-line basis over the vesting period of the grant.

            The weighted average fair value per share of options granted in 2003, 2002 and 2001 amounted to $ 6.02, $ 4.37 and $ 3.19, respectively. The fair values of stock options granted were estimated at the date of grant using the Black-Scholes option pricing model. The Black-Scholes option pricing model was originally developed for use in estimating the fair value of traded options, which have different characteristics from the Company's employee stock options. The model is also sensitive to changes in assumptions, which can materially affect the fair value estimate. The following weighted-average assumptions were used to determine the fair value of options.


            Years Ended December 31,       2003          2002         2001
            Dividend yield                 2.5%          3.4%         3.5%
            Expected life              10.0 years    10.0 years    10.0 years
            Expected volatility             20%           20%          20%
            Risk-free interest rate        3.6%          5.1%         5.1%


            Compensation cost for awards of stock under the Plan requiring no payment by the grantee is recorded at the effective date of the award and is measured by the market price of the stock awarded as of that date. Such cost is amortized to expense over the period of service to which the award relates.

      (m)   Earnings Per Share

            Basic earnings per share computations are based on the weighted average number of shares outstanding during each year (6,377,680, 5,758,490 and 4,373,138 in 2003, 2002 and 2001, respectively.
            Dilutive earnings per share reflects the additional common shares that would have been outstanding if dilutive potential common shares had been issued. Potential common shares that may be issued relate to non-vested stock grants and outstanding options determined by the Treasury Method. The weighted average shares outstanding do not include average unearned shares held by the Employee Stock Ownership Plan (ESOP) totaling 30,189, 58,874 and 82,402 shares for 2003, 2002 and 2001, respectively. The shares held by the ESOP are not considered outstanding for net income per share calculations until the shares are allocated to employee accounts.

      (n)   Comprehensive Income

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

      (o)   Trust Assets

            Assets held by the Bank's trust department in a fiduciary or agency capacity are not included in the consolidated financial statements as they are not assets of the Corporation.

      (p)   Reclassification of Financial Statement Presentation

            Certain reclassifications have been made to the 2002 and 2001 financial statements to conform with the 2003 financial statement presentation. Such reclassifications had no effect on net income as previously reported.

(2)   RESTRICTIONS ON CASH

      Federal reserve regulations require the Bank to maintain certain average balances as cash reserves. The reserve requirements approximated $9,601 and $7,748 at December 31, 2003 and 2002, respectively.

(3)   SECURITIES AVAILABLE-FOR-SALE

      The following sets forth the composition of securities available-for-sale, which are reported at fair value, at December 31, 2003 and 2002:

                                        Gross        Gross        Approximate
                            Amortized   Unrealized   Unrealized   Fair
     December 31, 2003      Cost        Gains        Losses       Value
      U.S. Treasury     $     150          1             -          151
      U.S. Government
         agencies and
         corporations      56,860        515          (242)      57,133
      Mortgage-backed      69,292        999          (341)      69,950
      States and
         political
         subdivisions      19,041        459          (138)      19,362
      Corporate            25,521      1,557           (33)      27,045
      Total AFS debt
         securities     $ 170,864      3,531          (754)     173,641


                                       Gross        Gross        Approximate
                           Amortized   Unrealized   Unrealized   Fair
      December 31, 2002    Cost        Gains        Losses       Value
      U.S. Government
         agencies and
         corporations   $  15,733        501             -       16,234
      Mortgage-backed      75,602      2,014             -       77,616
      States and
         political
         subdivisions      21,547        522           (95)      21,974
      Corporate            24,604      1,473           (13)      26,064
      Total AFS debt
         securities     $ 137,486      4,510          (108)     141,888


      The amortized cost and approximate fair value of securities available-for-sale that were in a loss position at December 31, 2003 are shown below.


                                         Gross Unrealized Losses
                                         Loss            Loss
                         Amortized     Position        Position         Fair
    December 31, 2003    Cost         < 12 Months    > 12 Months       Values
    U.S. Government
       agencies and
       corporations      $  11,910            242              -       11,668
    Mortgage-backed         26,483            341              -       26,142
    States and
       political
       subdivisions,
       loss < 1 year         2,070             73              -        1,997
       loss > 1 year         4,410              -             65        4,345
    Corporate                3,041             33              -        3,008

    Totals               $  47,914            689             65       47,160


      At December 31, 2003, the available for sale portfolio included 38 individual investments for which the fair market value was less than amortized cost. Management does not believe any individual unrealized loss as of December 31, 2003 represents an other-than-temporary impairment. These unrealized losses are primarily attributable to changes in interest rates resulting from market fluctuations. The Corporation has the ability to hold the securities contained in the previous table for a time necessary to recover the amortized cost.

      The amortized cost and approximate fair value of securities available-for-sale by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                        Approximate
                                                    Amortized       Fair
             December 31, 2003                         Cost         Value
         Due in one year or less                  $   2,219         2,255
         Due after one year through five years       47,976        49,907
         Due after five years through ten years      46,315        46,452
         Due after ten years                         74,354        75,027

            Totals                                $ 170,864       173,641


      For the year ended December 31, 2003, 2002, and 2001, proceeds from sales of securities available-for-sale amounted to $17,691, $5,718 and $30,366, respectively. Gross realized gains on securities available-for- sale were $74, $290 and $357 in 2003, 2002 and 2001, respectively. Gross realized losses on securities available-for-sale were $25, $19 and $126 in 2003, 2002 and 2001, respectively. The tax benefit (provision) applicable to these net realized gains and losses amounted to $(17) $(92) and $(79), respectively.

      The carrying value of securities available-for-sale pledged to secure public and trust deposits and securities sold under agreements to repurchase, and for other purposes as required or permitted by law, was $53,557 at December 31, 2003 and $51,306 at December 31, 2002.

(4)   SECURITIES HELD-TO-MATURITY

      The amortized cost, gross unrealized gains and losses, and approximate fair value of securities held-to-maturity at December 31, 2003 and 2002 are as follows:

                                        Gross         Gross       Approximate
                           Amortized    Unrealized    Unrealized  Fair
      December 31, 2003    Cost         Gains         Losses      Value
      Mortgage-backed     $    180             8            -          188
      States and
         political
         subdivisions        9,494           327            -        9,821

      Totals              $  9,674           335            -       10,009


                                        Gross         Gross       Approximate
                           Amortized    Unrealized    Unrealized  Fair
      December 31, 2002    Cost         Gains         Losses      Value
      Mortgage-backed     $    259            14            -          273
      States and
         political
         subdivisions       15,816           593           (1)      16,408

      Totals              $ 16,075           607           (1)      16,681


      No held-to-maturity securities were in a loss position at December 31, 2003.

      The amortized cost and approximate fair value of securities held-to-maturity by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                                Approximate
                                                  Amortized        Fair
      December 31, 2003                             Cost          Value
      Due in one year or less                     $  4,502         4,608
      Due after one year through five years          4,078         4,260
      Due after five years through ten years           996         1,041
      Due after ten years                               98           100

      Totals                                      $  9,674        10,009


      Realized gains were $2 and $44 and realized losses were $17 and $24 on calls and maturities of securities held-to-maturity in 2003 and 2002, respectively, and were not material in 2001. The carrying value of securities held-to-maturity pledged to secure public and trust deposits and securities sold under agreements to repurchase, and for other purposes as required or permitted by law, was $6,974 and $7,493 at December 31, 2003 and 2002, respectively.

(5)   RELATED PARTY TRANSACTIONS

      In the ordinary course of business, the Corporation has granted loans to officers and directors and their affiliates amounting to $6,670 in

      2003 and $5,396 in 2002. During 2003, new direct loans to officers and directors amounted to $1,761 and repayments amounted to $487. In addition, there were loans of $8,546 and $2,767 at December 31, 2003 and 2002, respectively, which were endorsed by directors or had been made to companies in which directors had an equity interest.

      At December 31, 2003 and 2002, there were deposits from officers and directors of $13,832 and $5,786, respectively.


(6)   LOANS AND ALLOWANCE FOR LOAN LOSSES

      At December 31, loans consisted of the following:


                                                         2003           2002
      Commercial                                     $  87,826         76,665
      Consumer                                         159,722        133,304
      Real estate - commercial                         282,366        225,316
      Real estate - construction                        90,663         49,186
      Real estate - mortgage                           379,311        207,190
             Total loans, net of unearned income       999,888        691,661
      Less allowance for loan losses                    12,002          9,466
             Loans, net                              $ 987,886        682,195


      At December 31, 2003 and 2002, the Corporation had sold without recourse to financial institutions and other customers of the Corporation participations in various loans in the amount of $55,905 and $26,920, respectively.

      A summary of the changes in the allowance for loan losses (including allowances for impaired loans) follows:


      Years Ended December 31,             2003        2002        2001
      Balance at beginning of year      $ 9,466       8,827       5,670
      Reserve acquired through merger     1,382           -       2,956
      Provisions for loan losses          2,158       1,369       1,637
      Additional reserve for branch
        loans purchased                       -           -         188
      Loan recoveries                       436         941         365
      Loan charge-offs                   (1,440)     (1,671)     (1,989)
      Balance at end of year            $12,002       9,466       8,827


      Nonperforming assets consist of the following:


      December 31,                         2003        2002        2001
      Nonaccrual loans                  $ 3,142       2,914       2,815
      Other real estate owned             1,872       1,001       1,420
      Loans past due 90 days
        or more                             437         596       1,031

      Total nonperforming assets        $ 5,451       4,511       5,266

      December 31,                                     2003         2002
      Impaired loans without a valuation
        allowance                                  $      -          355
      Impaired loans with a valuation
        allowance                                     3,293        3,100
      Total impaired loans                         $  3,293        3,455
      Valuation allowance related to
        impaired loans                             $    780          857


      Years Ended December 31,             2003        2002        2001
      Average investment in impaired
        loans                           $ 3,374       2,764       2,297
      Interest income recognized on
        impaired loans                  $    57          32          16
      Interest income recognized on a
        cash basis on impaired loans    $   130          32          16


      There were no material commitments to lend additional funds to customers whose loans were classified as impaired at December 31, 2003.

(7)   BANK PREMISES AND EQUIPMENT

      Bank premises and equipment are stated at cost less accumulated depreciation and amortization as follows:


      December 31,                        2003          2002
      Land                            $  4,217         3,571
      Buildings                         18,580        17,841
      Furniture and equipment           20,762        18,391
      Leasehold improvements               858           610
                                        44,417        40,413
      Less accumulated depreciation
         and amortization              (20,044)      (17,212)

      Totals                          $ 24,373        23,201


      Depreciation expense for the years ended December 31, 2003, 2002 and 2001 amounted to $2,581, $2,455 and $1,882, respectively.

(8)   LEASING ACTIVITIES

      The Corporation's leasing activities consist of the leasing of land and buildings under agreements in which the Corporation is lessee. These leases have been classified as operating leases.

      The following is a schedule by years of future minimum rental payments required under non-cancelable operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of December 31, 2003:

         Year ending December 31:
                   2004                            $   358
                   2005                                338
                   2006                                253
                   2007                                142
                   2008                                 88
                   Thereafter                           71

               Total minimum payments required     $ 1,250


      Rental commitments of less than one year are not included in the above schedule. Rentals charged to operations under operating leases were $373, $335 and $101 for the years ended December 31, 2003, 2002 and 2001, respectively.

(9)   DEPOSITS

      Time deposits and certificates of deposit of $100,000 and over as of December 31, 2003 mature as follows:


                         2004          $ 307,453
                         2005             73,711
                         2006             38,515
                         2007             51,573
                         2008             61,384
                         Thereafter        1,205
                                       $ 533,841


(10)  SHORT TERM BORROWINGS AND LONG TERM DEBT

      Securities sold under agreements to repurchase (repurchase agreements) at December 31, 2003 totaled $6,064 and were collateralized by investment securities controlled by the Corporation with a book value of $8,671. The maximum amount of repurchase agreements outstanding during 2003 was $9,497 and the average amount outstanding during 2003 was $6,834.

      Advances from the Federal Home Loan Bank of Atlanta (FHLB) were $96,546 and $23,067 on December 31, 2003 and 2002, respectively. The interest rates on the advances as of December 31, 2003 range from 1.2 to 7.3 percent. The advances are collateralized under a blanket floating lien agreement whereby the Corporation gives a blanket pledge of single family residential first mortgage loans amounting to $314,061 at December 31, 2003. Of the total balance at December 31, 2003, $33,531, $14,000, $1,175 and $15,000 matures in 2004, 2005, 2006 and
      2008, respectively. The remainder matures after 2008. The Corporation has additional borrowing capacity of $139,000 under its existing agreement with the FHLB at December 31, 2003.

      FNB Corporation participated in a pool of subordinated debt securities issued by FNB Corporation and other financial institutions to a trust in a method generally referred to as trust preferred financing. FNB Corporation borrowed $15,464 that matures on December 18, 2031. Interest is payable quarterly at the three month LIBOR rate plus 3.60%.

      The rate may not exceed 12.5% prior to December 18, 2006, and the borrowing may be repaid on or after this date without penalty. Proceeds were principally used to pay cash to Salem Community Bankshares, Inc. shareholders. The loan proceeds are treated as capital of FNB Corporation for regulatory purposes. In addition, FNB Corporation borrowed $12,372 that matures on June 26, 2033. Interest is payable quarterly at the three month LIBOR rate plus 3.10%. The rate may not exceed 11.75% prior to June 26, 2008, and the borrowing may be repaid on or after this date without penalty. Proceeds were principally used to pay cash to Bedford Bancshares, Inc. shareholders. The loan proceeds are treated as capital of FNB Corporation for regulatory purposes.

(11)  EMPLOYEE BENEFIT PLANS

      The Corporation sponsors a leveraged Employee Stock Ownership Plan
      (ESOP), which covers all employees following the completion of one year of service and attainment of age 21. Bedford Federal Savings Bank employees will participate beginning January 1, 2005. The ESOP invests substantially in stock of the Corporation. The purchase of some of the shares held by the ESOP has been financed by borrowings by the ESOP. FNB Corporation and First National Bank hold all ESOP loans. Consequently, in the consolidated balance sheets, the loans and the related liability have been eliminated. The amounts representing unearned employee benefits have been recorded as reductions in stockholders' equity. These amounts will be reduced as the ESOP debt is curtailed. Shares released are allocated to plan participants as of the end of the Plan's year based on an allocation formula specified in the Plan. The ESOP is repaying the loans (plus interest) using employer contributions and dividends received on the shares of common stock held by the ESOP. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings. Dividends on unallocated shares are recorded as a reduction of ESOP debt to the extent used for debt service, and as compensation expense to the extent expected to be allocated to participants' accounts as additional contributions. ESOP compensation expense of $559, $593 and $418 was recorded for 2003, 2002 and 2001, respectively.

      ESOP shares as of December 31, 2003 consisted of 633,670 allocated shares and 22,333 unreleased and unearned shares. Based on quoted trading and bid prices, the fair value of the unreleased and unearned shares at December 31, 2003 was $29.70 per share.

      The Corporation sponsors a 401(k) plan that covers substantially all employees who work at least 1,000 hours per year. Participants have the option to have up to 12% of their salary withheld on a pre-tax basis to be contributed to the plan. The Corporation matches 100% of the first 3% of the participants' contributions. Participants may choose among several investment options comprised primarily of mutual funds, but there is no stock of the Corporation in the plan. Matching contributions totaled $534, $235 and $174 for 2003, 2002 and 2001, respectively.

      Bedford Federal Savings Bank employees will participate in the Corporation's 401(k) plan beginning January 1, 2005. During 2003 the employees of Bedford Federal Savings Bank participated in the 401(k) plan previously sponsored by Bedford Bancshares, Inc. Matching contributions to that plan were $36 for the year ended December 31, 2003.

(12)  INCOME TAXES

      Total income taxes are allocated as follows:


      Years Ended December 31,             2003        2002        2001
      Income                            $ 6,414       5,225       2,550
      Stockholders' equity, for net
         unrealized gains and (losses)
         on securities available-for-
         sale recognized for financial
         reporting purposes                (557)      1,045         426
      Totals                            $ 5,857       6,270       2,976


      The components of federal income tax expense (benefit) are as follows:


      Years Ended December 31,             2003        2002        2001
      Current                           $ 6,125       5,180       2,809
      Deferred                              289          45        (259)

      Total                             $ 6,414       5,225       2,550


      The reconciliation of expected income tax expense at the statutory federal rate with the reported tax expense at the effective rate is as follows:


      Years Ended December 31,     2003            2002            2001
                                      Percent         Percent         Percent
                                      of              of              of
                                      Pretax          Pretax          Pretax
                              Amount  Income  Amount  Income  Amount  Income
      Expected tax
        expense at
        statutory rate       $ 6,771   35.0%   5,547   34.0%   3,157   34.0%
      Increase (decrease)
         in taxes resulting
         from:
           Tax-exempt
             interest           (383)  (2.0)    (519)  (3.2)    (734)  (7.9)
           Nondeductible
             interest
             expense              35    0.2      174    1.1      102    1.1
           Other, net             (9)  (0.1)      23    0.1       25    0.3

      Reported tax expense
         at effective rate   $ 6,414   33.1%   5,225   32.0%   2,550   27.5%

      The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities are as follows:


      December 31,                                   2003        2002
      Deferred tax assets:
        Loans, principally due to allowance
          for loan losses and unearned fees       $ 3,813       2,737
      Accrued employee benefits due to accrual
        for financial reporting purposes in
        excess of actual contributions                303         261
      Accrued compensation benefits due to
        accrual for financial purposes in
        excess of deductible amounts                  382           -
      Other                                           122         180
            Total deferred tax assets               4,620       3,178

      Deferred tax liabilities:
        Bank premises and equipment,
          due to differences in depreciation          877         631
        Securities, due principally to
          valuation allowance                         940       1,497
        Investment securities, due to
          differences in discount accretion            35          73
        Prepaids, due to advance payments             238         178
        Amortizable goodwill                          340         228
        Purchase accounting adjustment                448         371
        Other                                         445          19
        Total gross deferred tax
              liabilities                           3,323       2,997
        Net deferred tax asset,
              included in other assets            $ 1,297         181


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

      Under applicable federal laws, the Comptroller of the Currency and the Office of Thrift Supervision restrict, without prior approval, the total dividend payments of the Bank in any calendar year to the net profits of that year, as defined, combined with the retained net profits for the two preceding years. Dividends that may be declared in 2004 without the approval of the Comptroller are $14,904 plus year-to-date 2004 net profits as of the declaration date.

      The Corporation is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, established by Section 38 of the Federal Deposit Insurance Act (FDI ACT), the Corporation must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Corporation's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum amounts and ratios of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined). Management believes, as of December 31, 2003, that the Corporation meets all capital adequacy requirements to which it is subject. The table below sets forth the ratios for the subsidiary banks and on a consolidated basis for December 31, 2003 and 2002.

      As of December 31, 2003, the most recent regulatory notification, the subsidiary banks were categorized as well capitalized under the regulatory framework for prompt corrective action (Section 38 of the FDI ACT). To be categorized as well capitalized, minimum total risk-based capital, Tier 1 risk-based capital, and Tier 1 leverage ratios as set forth in the table below must be maintained. There are no conditions or events since that notification that management believes have changed the institution's category. As of December 31, 2002 the Comptroller of the Currency categorized the Banks as well capitalized under the regulatory framework for prompt corrective action (Section 38 of the FDI ACT).

      As of December 31, 2003:
                                                 Minimum Requirements
                                                              Section 38 of
                                              For Capital     Federal Deposit
                                Actual          Adequacy       Insurance Act
                            Amount   Ratio   Amount   Ratio   Amount   Ratio
      Total Capital
        (to Risk Weighted
         Assets)
         Consolidated     $129,327   12.7%   81,466    8.0%     N/A
         First National
          Bank              61,985   11.3%   43,883    8.0% $ 54,854   10.0%
         FNB Salem Bank
          & Trust           32,019   11.1%   23,077    8.0%   28,846   10.0%
         Bedford Federal
          Savings Bank      28,052   15.5%   14,478    8.0%   18,098   10.0%
      Tier 1 Capital
        (to Risk Weighted
         Assets)
         Consolidated      117,567   11.5%   40,893    4.0%     N/A
         First National
           Bank             55,417   10.1%   21,947    4.0%   32,921    6.0%
         FNB Salem Bank
           & Trust          28,405    9.8%   11,594    4.0%   17,391    6.0%
         Bedford Federal
          Savings Bank      26,470   14.6%    7,252    4.0%   10,878    6.0%
      Tier 1 Capital
        (to Average Assets)
         Consolidated      117,567    9.2%   51,116    4.0%     N/A
         First National
           Bank             55,417    8.4%   26,389    4.0%   32,986    5.0%
         FNB Salem Bank
           & Trust          28,405    8.6%   13,212    4.0%   16,515    5.0%
         Bedford Federal
          Savings Bank      26,470    9.4%   11,264    4.0%   14,080    5.0%
      Tangible Capital
         Bedford Federal
         Savings Bank      26,470    9.4%    4,207    1.5%    N/A

      As of December 31, 2002:
                                                 Minimum Requirements
                                                              Section 38 of
                                              For Capital     Federal Deposit
                                Actual          Adequacy       Insurance Act
                            Amount   Ratio   Amount   Ratio   Amount   Ratio
      Total Capital
        (to Risk Weighted
         Assets)
         Consolidated     $ 90,379   11.6%   62,330    8.0%     N/A
         First National
           Bank             55,641   11.0%   40,466    8.0% $ 50,583   10.0%
         FNB Salem Bank
           & Trust          30,453   11.2%   21,752    8.0%   27,190   10.0%
      Tier 1 Capital
        (to Risk Weighted
         Assets)
         Consolidated       81,117   10.4%   31,199    4.0%     N/A
         First National
           Bank             49,768    9.8%   20,313    4.0%   30,470    6.0%
         FNB Salem Bank
           & Trust          27,056   10.0%   10,822    4.0%   16,234    6.0%
      Tier 1 Capital
        (to Average Assets)
         Consolidated       81,117    8.4%   38,627    4.0%     N/A
         First National
           Bank             49,768    7.9%   25,199    4.0%   31,499    5.0%
         FNB Salem Bank
           & Trust          27,056    8.2%   13,198    4.0%   16,498    5.0%


(14)  SUPPLEMENTAL CASH FLOW INFORMATION

      The Corporation paid $16,206, $22,027 and $23,353 for interest and $5,580, $4,660 and $2,839 for income taxes in 2003, 2002 and 2001, respectively. Noncash investing activities included $1,375, $906 and $932 of loans transferred to other real estate owned in 2003, 2002 and 2001, respectively.

(15)  COMMITMENTS AND CONTINGENCIES

      The Corporation is involved from time to time in litigation arising in the normal course of business. Management believes that any resulting settlements and disposition of these matters will not have a material effect on the Corporation's consolidated results of operations or financial position.

(16)  GOODWILL AND OTHER INTANGIBLES

      FASB Statement of Financial Accounting Standards No. 141 eliminated the pooling-of-interests method of accounting for business combinations and FASB Statement 142 superseded APB Opinion No. 17, Intangible Assets. Under Statement 142, certain goodwill and indefinite lived intangible assets are no longer amortized but are reviewed annually for impairment or more frequently if indications of impairment arise. Goodwill is required to be tested for impairment between the annual tests if an event occurs or circumstances change that will more-likely-than-not reduce the fair value of a reporting unit below its carrying value. An indefinite lived intangible asset is required to be tested for impairment between the annual tests if an event occurs or circumstances change indicating that the asset might be impaired. Separable intangible assets that have finite lives continue to be amortized over their useful lives, for which Statements 142 and 147 do not impose limits.

      Effective January 1, 2002, the corporation ceased amortization of certain goodwill in accordance with FASB Statement 142. The impact on earnings and earnings per share for the years ended December 31, 2003, 2002, and 2001 is presented below and included with the presentation of the impact of Statements 142.


                                                 For the Year Ended:
                                              2003       2002       2001
   Reported net income                     $ 12,932     11,091      6,734
   Add back:
      Goodwill amortization, net of tax,          -          -        306
      Adjusted net income                  $ 12,932     11,091      7,040

   Basic earnings per share:
      Reported net income per share        $   2.03       1.93       1.54
      Add back:
      Goodwill amortization, net of tax           -          -        .07
           Adjusted net income per share   $   2.03       1.93       1.61

   Diluted earnings per share:
      Reported net income per share        $   2.01       1.90       1.53
      Add back:
      Goodwill amortization, net of tax           -          -        .07
           Adjusted net income per share   $   2.01       1.90       1.60


      In accordance with the disclosure requirements of FASB Statement 142, the following information is presented regarding intangibles subject to amortization and those not subject to amortization.


                                   Gross                             Net
                                   Carrying       Accumulated        Carrying
                                   Amount         Amortization       Amount
Goodwill Subject to
  Amortization                   $      -                    -            -
Goodwill Not Subject to
  Amortization
    Balance, December 31, 2001     19,797                    -       19,797
        Reclass From Goodwill/
          Other Adjustments         1,938                    -        1,938
        Impairment Charges              -                    -            -
    Balance, December 31, 2002     21,735                    -       21,735
        Additions Due to Bedford   20,889                    -       20,889
        Impairment Charges              -                    -            -
    Balance, December 31, 2003   $ 42,624                    -       42,624

                                   Gross                             Net
                                   Carrying       Accumulated        Carrying
                                   Amount         Amortization       Amount
Core Deposit Intangibles
    Balance, December 31, 2001   $  7,500                    -        7,500
        Reclass to Goodwill        (1,628)                   -       (1,628)
        Amortizations                   -                1,068       (1,068)
    Balance, December 31, 2002      5,872                1,068        4,804
        Additions Due to Bedford    3,060                    -        3,060
        Amortizations                   -                1,193       (1,193)
    Balance, December 31, 2003      8,932                2,261        6,671

Total Goodwill and Other
    Intangible Assets            $ 51,556                2,261       49,295


      In accordance with FASB Statement 142, the amortization expense for core deposit intangibles subject to amortization for each of the next 5 years from December 31, 2003 is as follows:

                              2004            $1,387
                              2005            $1,225
                              2006            $1,063
                              2007            $  900
                              2008            $  738

      FASB Statement 142 requires an annual impairment test to be applied to all goodwill and other indefinite-lived intangible assets. The impairment test involves identifying separate reporting units based on the reporting structure of the Corporation, then assigning all assets and liabilities, including goodwill, to these units. Goodwill is assigned based on the reporting unit benefiting from the factors that gave rise to the goodwill. Each reporting unit is then tested for goodwill impairment by comparing the fair value of the unit with its book value, including goodwill. If the fair value of the reporting unit is greater than its book value, no goodwill impairment exists. However, if the book value of the reporting unit is greater than its determined fair value, goodwill impairment may exist and further testing is required to determine the amount, if any, of the actual impairment loss. Any impairment loss is charged against income in the period in which the impairment is recognized. The Corporation has completed its impairment tests of goodwill as of September 30, 2003 and 2002 and did not record an impairment loss as a result of either of these tests.

(17)  FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

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

      Except for unused home equity lines totaling $61,968 at December 31, 2003, and $43,638 at December 31, 2002 (included in amounts below), the Corporation may or may not require collateral or other security to support the following financial instruments with credit risk:


                                                 Contract Amounts
      December 31,                                 2003        2002
      Financial instruments whose contract
        amounts represent credit risk:
          Commitments to extend credit        $ 204,423     128,919
          Standby letters of credit              17,820      14,672


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

      Commitments to extend credit and standby letters of credit are not reflected in the financial statements except to the extent of fees collected, which are generally reflected in income. The fulfillment of these commitments would normally result in the recording of a loan at the time the funds are disbursed.

      The Corporation originates mortgage loans for sale to secondary market investors subject to contractually specified and limited recourse provisions. In 2003, the Corporation originated $422,699 and sold $452,481 to investors, compared to $236,300 originated and $215,955 sold in 2002. Every contract with each investor contains certain recourse language. In general, the Corporation may be required to repurchase a previously sold mortgage loan if there is major noncompliance with defined loan origination or documentation standards, including fraud, negligence or material misstatement in the loan documents. Repurchase may also be required if necessary governmental loan guarantees are canceled or never issued, or if an investor is forced to buy back a loan after it has been resold as a part of a loan pool. In addition, the Corporation may have an obligation to repurchase a loan if the mortgagor has defaulted early in the loan term. This potential default period ranges from six to twelve months after sale of a loan to the investor. Historically, repurchases under these recourse provisions have been minimal.

(18)  CONCENTRATIONS OF CREDIT RISK

      The Corporation does a general banking business, serving the commercial, agricultural and personal banking needs of its customers in its trade territory, commonly referred to as the New River Valley and the Roanoke Valley, which consists of Montgomery, Roanoke and Bedford Counties and portions of adjacent counties in Virginia. Operating results are closely correlated with the economic trends within this area, which are, in turn, influenced by the area's large employers which include Virginia Polytechnic Institute and State University, Radford University, the Radford Arsenal, General Electric and Norfolk Southern. Other industries include a wide variety of manufacturing concerns and agriculture-related enterprises. The ultimate collectibility of the loan portfolios and the recovery of the carrying amounts of repossessed property are susceptible to changes in the market conditions of this area. The commercial portfolio is diversified with no significant concentrations of credit within a single industry. The consumer loan portfolio included $108,339 and $93,431 of loans to individuals for household, family and other personal expenditures at December 31, 2003 and 2002, respectively. The real estate mortgage portfolio consists primarily of loans secured by 1-4 family residential properties.

(19)  DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS

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

      (b)   Securities

            The fair value of securities, except certain state and municipal securities is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers. The fair value of certain state and municipal securities is not readily available through market sources other than dealer quotations, so fair value estimates are based on quoted market prices of similar instruments, adjusted for differences between the quoted instruments and the instruments being valued.

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

      (f)   Commitments to Extend Credit and Standby Letters of Credit

            The only amounts recorded for commitments to extend credit and standby letters of credit are the deferred fees arising from these unrecognized financial instruments. These deferred fees are not deemed significant at December 31, 2003 and 2002, and as such, the related fair values have not been estimated.

      The carrying amounts and approximate fair values of the Corporation's financial instruments are as follows:

      December 31,                       2003                   2002

                                           Approximate            Approximate
                                Carrying   Fair        Carrying   Fair
                                Amounts    Values      Amounts    Values
     Financial assets:
       Cash and due
         from banks          $   36,838      36,838     29,241      29,241
       Federal funds sold         1,200       1,200     11,150      11,150
       Securities available-
         for-sale               173,641     173,641    141,888     141,888
       Securities held-to-
         maturity                 9,674      10,009     16,075      16,681
       Loans, net of
         unearned income        999,888   1,011,678    691,661     708,819

           Total financial
             assets          $1,221,241   1,233,366    890,015     907,779


     Financial liabilities:
       Deposits              $1,048,802   1,021,932    845,688     838,640
       Federal funds
         purchased,
         securities sold
         under agreements
         to repurchase and
         other borrowed
         funds                  130,446     138,967     46,602      48,286
            Total financial
              liabilities    $1,179,248   1,160,899    892,290     886,926


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

(20)  PARENT COMPANY FINANCIAL INFORMATION

      Condensed financial information of FNB Corporation (the parent or holding company) is presented below:


      Condensed Balance Sheets

                                       December 31, 2003    December 31, 2002
      Assets
      Cash and due from banks              $   4,589                2,157
      Securities available-for-sale,
        at fair value                          1,829                2,384
      Other investments at cost                  836                  491
      Investment in subsidiary banks         161,644              106,235
      Other assets                             1,902                1,031
            Total assets                   $ 170,800              112,298
      Liabilities
      Other borrowed funds                 $  27,836               15,464
      Other liabilities                        1,556                1,101
      ESOP debt                                  300                  634
            Total liabilities                 29,692               17,199
      Stockholders' equity                   141,108               95,099
            Total liabilities and
              stockholders' equity         $ 170,800              112,298


    Statements of Income
    Years Ended December 31,                     2003        2002        2001
    Income:
      Dividends from affiliate banks        $   6,835       6,021       5,785
      Interest on investments                     119         165         178
      Management fees                          13,015      11,382       1,156
      Miscellaneous income                         16           -           8
        Total income                           19,985      17,568       7,127
    Interest expense                            1,075         932         110
    Operating expenses                         13,671      12,618       1,361
        Total expenses                         14,746      13,550       1,471
  Income before income taxes and
      equity in undistributed net
      income of affiliate banks                 5,239       4,018       5,656
    Applicable income tax provision
      (benefit)                                  (600)       (711)          -
                                                5,839       4,729       5,656
    Equity in undistributed net
      income of affiliate banks                 7,093       6,362       1,078
    Net income                              $  12,932      11,091       6,734

     Statements of Cash Flows

                                                 2003        2002        2001
   Cash flows from operating activities:
     Net income                            $  12,932      11,091       6,734
     Adjustments to reconcile net income
       to net cash provided by operating
       activities:
         Equity in undistributed net
           loss (income) of affiliate
           banks                              (7,093)     (6,362)     (1,078)
         ESOP compensation                       317         299         418
         Decrease (increase) in other
           assets                             (1,306)       (986)         64
         Increase in other liabilities           620         915           -
         Other, net                              765         207      (3,134)
           Net cash provided by operating
             activities                    $   6,235       5,164       3,004

   Cash flows from investing activities:
     (Purchase) sale of short term
       investments                         $       -      16,549     (16,549)
     Sales and maturities of debt
       securities                                546         100       4,522
     Purchase of debt securities                (490)          -      (1,118)
     Purchase of other investments
       at cost                                     -        (491)          -
     Cash payment for purchase of
       subsidiary                            (11,516)    (13,550)          -
           Net cash provided (used) in
             investing activities          $ (11,460)      2,608     (13,145)

   Cash flows from financing activities:
     Issuance of trust preferred
       debt                                   12,372           -      14,549
     Repurchase of FNB Corporation
       stock, net                          $     (94)     (1,692)     (1,388)
     Cash dividends paid on common
       stock                                  (4,317)     (3,923)     (3,020)
     Other, net                               __(304)     ____-__    ___-___-
     Net cash provided (used) for
       financing activities                $ __7,657      (5,615)    _10,141

   Net increase in cash and cash
     equivalents                           $   2,432       2,157           -
   Cash and cash equivalents at
    beginning of year                          2,157           -           -
   Cash and cash equivalents at end
     of year                               $   4,589       2,157           -

(21)  INTERIM FINANCIAL INFORMATION (Unaudited)

      Consolidated quarterly results of operations were as follows:


                                                 2003
                                           Three Months Ended
                              March 31   June 30   September 30   December 31
      Interest income         $ 14,148    13,846         16,142        17,328
      Interest expense           4,838     4,672          5,118         5,307
      Net interest income        9,310     9,174         11,024        12,021
      Provision for loan
        losses                     497       462            587           612
      Noninterest income         3,669     4,108          4,276         3,625
      Noninterest expense        8,080     8,383          9,297         9,943
      Income before income
        tax expense              4,402     4,437          5,416         5,091
      Income tax expense         1,397     1,431          1,856         1,730
      Net income              $  3,005     3,006          3,560         3,361

      Basic earnings per
        share                 $   0.52      0.52           0.53          0.47
      Fully diluted earnings
        per share             $   0.51      0.51           0.52          0.46


                                                 2002
                                           Three Months Ended
                              March 31   June 30   September 30   December 31
      Interest income         $ 15,224    14,844         15,167        14,383
      Interest expense           5,803     5,511          5,550         5,332
      Net interest income        9,421     9,333          9,617         9,051
      Provision for loan
        losses                     466       316            224           363
      Noninterest income         2,173     3,474          2,517         3,381
      Noninterest expense        7,279     7,683          8,046         8,274
      Income before income
        tax expense              3,849     4,808          3,864         3,795
      Income tax expense         1,265     1,571          1,186         1,203
      Net income              $  2,584     3,237          2,678         2,592

      Basic earnings per
        share                 $   0.45      0.56           0.47          0.45
      Fully diluted earnings
        per share             $   0.44      0.55           0.46          0.44


(22)  STOCK COMPENSATION PLANS

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

      A summary of the status (shares in thousands) of the Corporation's stock option plan is presented below:


                        ______2003______  ______2002______  ______2001______
                                 Weighted         Weighted          Weighted
                                 Average          Average           Average
                                 Exercise         Exercise          Exercise
                        Shares   Price    Shares  Price     Shares  Price
    Outstanding at
      beginning of
      year                 256    $15.87     218     $14.77       77   $15.51
    Granted                 32     26.61      55      19.42       61    15.87
    Roll options -
      SW Virginia
      Bankshares             -         -       -          -       81    13.26
    Exercised              (15)    15.38     (17)     13.24        -        -
    Forfeited              (14)    16.91        -         -       (1)   15.57
    Outstanding at
      end of year          259    $17.18      256    $15.87      218   $14.77

    Options exer-
      cisable at
      year-end             145    $14.94     134    $14.20      100   $13.68


      Information about stock options outstanding at December 31, 2003 follows:


                                         Weighted
                                         Average          Weighted
       Range of                          Remaining        Average
       Exercise         Number           Contractual      Exercise
       Prices           Outstanding      Life             Price

     $10.26 - 13.17        48,071        2.8 years        $12.40
      15.39 - 17.36       159,078        6.9 years         15.98
      23.05 - 26.90        52,200        9.0 years         25.25
        Totals            259,349        6.6 years         17.18


(23)  MERGERS AND ACQUISITIONS

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

      On August 1, 2003, Bedford Bancshares, Inc. ("Bedford") of Bedford, Virginia, was merged with FNB Corporation in a business combination accounted for by the purchase method of accounting. The Bedford market is contiguous with the Company's existing markets and management expects to realize marketing and other synergies because of this proximity. In addition, Bedford's locations provide a natural entry into the adjacent Lynchburg, Virginia market. At the merger date, Bedford had $236,410 in loans, net of unearned income, $273,931 in total assets and $185,387 in total deposits. The shareholders of Bedford received 1.403 million shares of FNB Corporation common stock, valued at average market price of $26.60 per share and cash of $11,516 for total consideration of $49,283 in connection with the merger. The carrying value of loans and deposits were adjusted to fair market values of $240,951 and $185,387, respectively. The excess cost over net tangible assets acquired was $23,962 of which $3,059 was allocated to core deposit intangible with the remaining $20,889 recorded as goodwill. The fair market value adjustments are being amortized over the life of the related asset or liability and the core deposit intangible is being amortized on an accelerated method over 10 years based on a life study of existing deposits.

      The following unaudited proforma financial information shows the effect of the Bedford acquisition as if the transaction had been consummated on January 1, 2003:

                                         As Reported       Proforma
       Net interest income                $ 41,529          46,966
       Provision for loan losses             2,158           2,347
       Noninterest income                   15,678          16,692
       Noninterest expense                  35,703          41,559
       Income before taxes                  19,346          19,752
       Income taxes                          6,414           6,907
       Net income                         $ 12,932          12,845

       Average shares outstanding            6,378           7,196
       Basic earnings per share             $ 2.03            1.79


(24)  SEGMENT INFORMATION

      The Corporation operates two business segments: community banking and mortgage banking. These segments are primarily identified by the products and services offered and the channels through which they are offered. The banking segment consists of full-service banks that offer customers traditional banking products and services through various delivery channels. The Corporation's mortgage banking segment consists of mortgage brokerage facilities that originate and sell mortgage products. The accounting policies for each of the business segments are the same as those of the Corporation described in Note 1. Information for 2003, 2002 and 2001 for each of the segments is included below.


 December 31, 2003

                         Community  Mortgage             Elimi-
                         Banking    Banking     Parent   nations       Total
 Net interest income   $  41,596        889       (956)         -      41,529
 Provision for loan
   losses                  2,158          -          -          -       2,158
 Net interest income
   after provision
   for loan losses        39,438        889       (956)         -      39,371
 Other income              9,541      6,121     13,031    (13,015)     15,678
 Other expenses           31,659      3,388     13,671    (13,015)     35,703
 Income (loss)
   before income
   taxes                  17,320      3,622     (1,596)         -      19,346
 Income tax
   (benefit)               5,783      1,231       (600)         -       6,414
 Net income          $    11,537      2,391       (996)         -      12,932
 Average assets      $ 1,111,474     25,318    138,943   (139,692)  1,136,043

 December 31, 2002

                         Community   Mortgage            Elimi-
                         Banking     Banking    Parent   nations     Total
 Net interest income   $  37,851         338      (767)        -    37,422
 Provision for loan
   losses                  1,369           -         -         -     1,369
 Net interest income
   after provision
   for loan losses        36,482         338      (767)        -    36,053
 Other income              8,801       2,744    11,382   (11,382)   11,545
 Other expenses           28,274       1,772    12,618   (11,382)   31,282
 Income (loss)
   before income
   taxes                  17,009       1,310    (2,003)        -    16,316
 Income tax
   (benefit)               5,491         445      (711)        -     5,225
 Net income            $  11,518         865    (1,292)        -    11,091
 Average assets        $ 941,760      15,040   107,279  (104,789)  959,290


 December 31, 2001
                         Community   Mortgage            Elimi-
                         Banking     Banking    Parent   nations     Total

 Net interest income   $  24,782          92       149         -    25,023
 Provision for loan
   losses                  1,637           -         -         -     1,637
 Net interest income
   after provision
   for loan losses        23,145          92       149         -    23,386
 Other income              4,696       1,094     1,086    (1,078)    5,798
 Other expenses           18,910         704     1,364    (1,078)   19,900
 Income (loss)
   before income
   taxes                   8,931         482      (129)        -     9,284
 Income tax
   (benefit)               2,386         164         -         -     2,550
 Net income            $   6,545         318      (129)        -     6,734
 Average assets        $ 638,977       6,348    62,117   (57,842)  649,600


(25)  RECENT ACCOUNTING DEVELOPMENTS

      In January 2003, the FASB issued Financial Accounting Standards Board Interpretation No. 46, "Consolidation of Variable Interest Entities" (FIN 46"), which addresses consolidation by business enterprises of variable interest entities. On October 31, 2003, the FASB proposed a modification and interpretation of FIN 46. Evaluation of FIN 46 and FAS 150, ("FAS 150") on the treatment of debt associated with trust preferred securities is in process. The Company currently consolidates the trust, which issued the Company's trust preferred securities, in its consolidated financial statements and reports the related debt instruments, referred to as debt associated with trust preferred securities, as a liability on its consolidated balance sheet. Under one potential interpretation of FIN 46, the Company's trust, which issued the Company's trust preferred securities, would no longer be included in the Company's consolidated financial statements. Conversely, FAS 150 requires the consolidation of these subsidiaries and the presentation of the related debt instruments as a liability.

      Effective July 1, 2003, the Company adopted FASB issued FAS 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." This new statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is (1) issued in the form of shares that is mandatorily redeemable, (2) at inception embodies an obligation to repurchase the issuer's equity, or is indexed to such an obligation, and that requires or may require the issuer to settle the obligation by transferring assets, or (3) embodies an unconditional obligation, or a financial instrument other than an outstanding share that embodies a conditional obligation, that the issuer must or may settle by issuing a variable number of its equity shares provided certain conditions are met; as a liability (or asset in some circumstances). Adoption of this statement did not have a material effect on the Company, as it has previously reported its trust preferred securities as a liability.

      In April 2003, FASB issued FAS 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." This new standard amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities FAS 133, "Accounting for Derivative Instruments and Hedging Activities." The statement is effective for contracts entered into or modified after June 30, 2003. Adoption of this statement did not have a material effect on the Company.

      In December 2002, The FASB issued Statement of Financial Accounting Standards ("FAS") No. 148 - "Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB Statement No. 123 (Accounting for Stock-Based Compensation)". The purpose of the statement is to i) enable companies that choose to adopt the fair value based method to report the full effect of employee stock options in their financial statements immediately upon adoption and ii) make available to investors more frequent disclosure about the cost of employee stock options. In addition, the statement requires more prominent disclosures about the cost of stock-based employee compensation and an increase in the frequency of those disclosures to include publication in quarterly financial statements. Prior to 148, companies were not required to present stock option disclosures in interim financial statements. The disclosures required in annual financial statements are included in Note 1.

      In October 2002, the FASB issued Statement of Financial Accounting Standards ("FAS") No. 147 - "Acquisitions of Certain Financial Institutions". This new Standard, which became effective October 1, 2002, provides interpretive guidance on the application of the purchase method to acquisitions of financial institutions. Accordingly, the requirement to amortize any excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets acquired as an unidentifiable intangible asset no longer applies to acquisitions within the scope of this Statement. The Corporation has determined that the First Union branch acquisitions meet the definition of a business and accordingly recorded no amortization of goodwill related to this transaction in 2003 or 2002.

      In June 2002, the FASB issued Statement 146 - "Accounting for Costs Associated with Exit or Disposal Activities". This Statement is not anticipated to have a material impact on the Corporation.

      In April 2002, the FASB issued Statement 145. This Statement rescinds FASB Statement No. 4, Reporting Gains and Losses from Extinguishment of Debt, and an amendment of that Statement, FASB Statement No. 64, Extinguishment of Debt Made to Satisfy Sinking-Fund Requirements. Statement 145 is not expected to have a material impact on the Corporation's financial position or results of operations.