Form 10-K, Exhibit 13
period 2004-12-31
FNB CORP \VA\
filed 2005-03-15
CIK 1010961

Exhibit 13






                                FNB CORPORATION

                         ANNUAL REPORT TO SHAREHOLDERS

                                      2004

                     INDEX TO ANNUAL REPORT TO SHAREHOLDERS


                                                                      Page


Selected Consolidated Financial Information                             1

Management's Discussion and Analysis of Financial Condition and
Results of Operations                                                   2

Market Price and Dividend Data                                         12

Market Risks Related to Financial Instruments                          13

Management's Statement of Financial Responsibility                     16

Independent Registered Public Accountants' Report on
Consolidated Financial Statements                                      17

Consolidated Balance Sheets                                            18

Consolidated Statements of Income                                      19

Consolidated Statements of Cash Flows                                  21

Consolidated Statements of Changes in Stockholders' Equity             24

Notes to Consolidated Financial Statements                             27

Board of Directors and Corporate Executive Officers                    60

SELECTED CONSOLIDATED FINANCIAL INFORMATION
                                             Years Ended December 31,
                                    2004      2003(1)  2002     2001(1)  2000
Selected income statement data
   (in thousands):
     Interest income           $  70,461    61,464   59,618   47,850   42,017
     Interest expense             22,660    19,935   22,196   22,827   20,102

     Net interest income          47,801    41,529   37,422   25,023   21,915
     Provision for loan
        losses                     3,046     2,158    1,369    1,637    1,082
     Noninterest income           14,349    15,678   11,545    5,798    3,528
     Noninterest expense          36,830    35,703   31,282   19,900   15,073
     Income tax expense            8,027     6,414    5,225    2,550    2,454

     Net income                $  14,247    12,932   11,091    6,734    6,834

Per share data:(2)
     Basic earnings            $    1.96      2.03     1.93     1.54     1.61
     Diluted earnings               1.95      2.01     1.90     1.53     1.61
     Cash dividends declared         .74       .70      .68      .68      .66
     Book value                    20.63     19.57    16.52    14.96    12.37

Average shares outstanding(2)
   (in thousands):
     Basic                         7,252     6,378    5,758    4,373    4,233
     Diluted                       7,320     6,445    5,833    4,404    4,233

Selected balance sheet data
   at year end
      (in thousands):
     Total securities          $ 156,732   193,237  163,283  182,164   97,167
     Loans, net of unearned
        income                 1,103,470   999,888  691,661  648,263  409,586
     Allowance for loan
        losses                    13,165    12,002    9,466    8,827    5,670
     Total assets              1,396,116 1,326,811  992,431  954,450  539,231
     Deposits                  1,124,267 1,048,802  845,688  806,787  431,659
     Trust preferred              27,836    27,836   15,464   14,549        -
     Stockholders' equity        150,001   141,108   95,099   86,633   51,942

Selected ratios (in percentages):
     Return on average assets       1.04      1.14     1.16     1.04     1.32
     Return on average equity       9.82     11.26    12.36    11.67    13.77
     Dividend pay-out ratio        39.53     33.38    35.37    44.85    40.94
     Average equity to
        average assets             10.57     10.11     9.36     8.89     9.58

Notes:

(1) Includes effect of acquisitions. See full discussion in Note 23 of the Notes to Consolidated Financial Statements.

(2) All share and per share data have been adjusted retroactively to reflect a 6% stock dividend in 2002.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                     CONDITION AND RESULTS OF OPERATIONS


The following is a discussion of factors that significantly affected the financial condition and results of operations of FNB Corporation, a bank holding company, and its wholly owned subsidiaries. This discussion should be read in connection with the consolidated financial statements, statistical disclosures and other financial information presented herein. All amounts presented are denoted in thousands except per share data, percentages or as otherwise specified.

Forward Looking Information

This report may contain forward-looking statements with respect to the financial condition, results of operations and business of the Corporation. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management of the Corporation, and on the information available to management at the time that these disclosures were prepared. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following possibilities: (1) competitive pressures between depository and other financial institutions may increase significantly; (2) changes in the interest rate environment may reduce margins; (3) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit;
(4) legislative or regulatory changes, including changes in accounting standards, may adversely affect the businesses in which the Corporation is engaged; (5) costs or difficulties related to the integration of the businesses of the Corporation and its merger partners may be greater than expected; (6) competitors may have greater financial resources and develop products that enable such competitors to compete more successfully than the Corporation; and (7) adverse changes may occur in the securities markets.

Critical Accounting Policies

The Corporation's significant accounting policies are set forth in Note 1 of the Notes to the Consolidated Financial Statements. The Corporation's financial position and results of operations are affected by management's application of accounting policies, including estimates, assumptions and judgments made to arrive at the carrying value of assets and liabilities and amounts reported for revenues and expenses. Different assumptions in the application of these policies could result in material changes in the Corporation's consolidated financial position and/or consolidated results of operations. The Corporation considers its policies regarding the allowance for loan losses and valuing intangible assets associated with mergers and acquisitions to be its most critical accounting policies, because they require many of management's most subjective and complex judgments. Understanding the Corporation's accounting policies is fundamental to understanding its consolidated financial position and consolidated results of operations.

The Corporation has developed appropriate policies and procedures for assessing the adequacy of the allowance for loan losses, recognizing that this process requires a number of assumptions and estimates with respect to its loan portfolio. The Corporation's assessments may be impacted in future periods by changes in economic conditions, regulatory examinations and the discovery of information with respect to borrowers that is not currently known. For additional discussion concerning the Corporation's allowance for loan losses and related matters, see Note 6, "Loans and Allowance for Loan Losses" of the Notes to Consolidated Financial Statements.

The Corporation's growth in business, profitability and market share over the past several years has been enhanced significantly by mergers and acquisitions. To account for mergers and acquisitions the Corporation follows Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations," which allows only the use of the purchase method of accounting.

For purchase acquisitions, the Corporation is required to record the assets acquired, including identified intangible assets, and liabilities assumed at their fair value, which in many instances involves estimates based on third party valuations, such as appraisals, or internal valuations based on discounted cash flow analyses or other valuation techniques. The determination of the useful lives of intangible assets is subjective, as is the appropriate amortization period for such intangible assets. In addition, purchase acquisitions typically result in goodwill, which is subject to ongoing periodic impairment testing based on the fair value of net assets acquired compared to the carrying value of goodwill. Changes in merger multiples, the overall interest rate environment, or the continuing operations of the acquisition targets could have a significant impact on the periodic impairment testing. For additional discussion concerning the Corporation's valuation of intangible assets and merger/acquisition activities, see Note 16, "Goodwill and Other Intangibles," and Note 23, "Mergers and Acquisitions."

Overview

The Corporation's earnings were up over last year due to the merger of Bedford Federal Savings Bank (Bedford) and higher net income in the community-banking segment due to growth in loans, deposits, and revenue from other product lines. Bedford's earnings were included in the Corporation's results of operations starting in August 2003 effective with the consummation of the merger. The increase in earnings due to the Bedford acquisition and the community-banking segment was partially offset by a decline in earnings resulting from reduced secondary market mortgage loan volume.

The focus of the Corporation in 2005 will be to expand our business to existing customers by utilizing a new customer relationship management system to identify and implement cross-selling opportunities. Additionally, the Corporation will focus heavily on expanding its footprint in the Corporation's newer markets of the Roanoke Valley and Central Virginia by promoting the Corporation's community banking business approach and breadth of financial services in a consistent manner, introducing new products and positioning branches in locations that are most convenient to existing and prospective customers.

The sustained level of lower interest rates has had a negative impact on the net interest margin. Recent and expected increases in the prime rate should provide a boost to the margin in 2005. Even though the Corporation closed its mortgage loan production office in Hilton Head, South Carolina in November, 2004, the Corporation expects loan growth to continue to be strong in the markets it serves. The closing of the Hilton Head office is discussed in more detail below. The Corporation will also focus on deposit gathering so that deposit growth keeps pace with loan growth, thereby reducing dependency on higher-cost borrowings. Management will continue to emphasize expense control and the Corporation should more fully benefit from the consolidation of support functions of acquisitions.

Although the Corporation's Hilton Head mortgage office was successful in generating a significant amount of mortgage loans, it did not meet business plan expectations for secondary market mortgage loan financings. In addition, the portfolio mortgage loans originated by that office competed for funding with loans originated in the Corporation's core Virginia markets.
The Corporation expects to realize earnings benefits in 2005 from a reduction in operating expenses associated with the closure of this office and from continuing revenue from the office's loan portfolio which was assumed by other offices within the Corporation.

We expect the above actions and events to have a positive impact on the margin and earnings in 2005.

Mergers and Acquisitions

On August 1, 2003, the Corporation acquired Bedford Bancshares, Inc. ("Bedford") and its subsidiary, Bedford Federal Savings Bank. Shareholders of Bedford received 1.403 million shares of FNB Corporation common stock and $11.5 million in cash. Bedford Bancshares, Inc. was liquidated and Bedford Federal Savings Bank became a subsidiary of FNB Corporation. The acquisition was recorded under the purchase method of accounting. Bedford Federal Savings Bank was converted to a national bank charter on December 10, 2004, and its name is now Bedford Federal Savings Bank, National Association. Because the acquisition of Bedford was recorded under the purchase method of accounting, the results of its operations are only included in the accompanying financial statements from the date of acquisition (August 1, 2003).

Financial Information Excluding Bedford

The following financial information shows the performance of FNB Corporation with Bedford excluded. In addition to results presented in accordance with generally accepted accounting principles ("GAAP"), this discussion presents additional selected financial information excluding the impact of the Bedford acquisition. These "non-GAAP financial measures" are reconciled to their most comparable GAAP counterparts in the tables immediately below.
Management feels that the presentation of these non-GAAP financial measures provides useful information to investors about the Corporation because it allows investors to better understand the impact of general economic trends on the Corporation's financial condition and results of operations without the impact of the acquisition. Management also uses these non-GAAP measures to analyze change in performance on a comparable basis.

FNB Corporation Financials: 2004 vs. 2003 With and Without Bedford


                                  2004                        2003    Change
                2004     2004     Excl.     2003     2003     Excl.    Excl.
              Reported  Bedford  Bedford  Reported  Bedford  Bedford  Bedford
Net
 interest
 income       $47,801    8,838    38,963    41,529   4,407    37,122   1,841
Provision
 for
 loan loss      3,046      450     2,596     2,158     225     1,933     663
Noninterest
 income        14,349    1,376    12,973    15,678     228    15,450  (2,477)
Noninterest
 expense       36,830    5,139    31,691    35,703   2,057    33,646  (1,955)
Income
 before
 taxes         22,274    4,625    17,649    19,346   2,353    16,993     656
Taxes           8,027    2,021     6,006     6,414     955     5,459     547
Net
 income       $14,247    2,604    11,643    12,932   1,398    11,534     109

FNB Corporation Financials: 2003 vs. 2002 With and Without Bedford


                                              2003                   Change
                    2003         2003       Excluding     2002      Excluding
                  Reported      Bedford      Bedford    Reported     Bedford
Net interest
  income          $ 41,529       4,407       37,122      37,422       (300)
Provision for
  loan loss          2,158         225        1,933       1,369        564
Noninterest
  income            15,678         228       15,450      11,545      3,905
Noninterest
  expense           35,703       2,057       33,646      31,282      2,364
Income before
  taxes             19,346       2,353       16,993      16,316        677
Taxes                6,414         955        5,459       5,225        234
Net income        $ 12,932       1,398       11,534      11,091        443

Results of Operations

Net Income

Net income for 2004 was $14,247 compared to $12,932 for 2003 and $11,091 for 2002. The $1,315 increase in net income from 2003 to 2004 was primarily due to Bedford. Excluding Bedford, net income was up $109. Higher net income in the community-banking segment more than offset a decline in earnings in the secondary market mortgage line of business. Excluding Bedford, earnings were up $443 from 2003 over 2002, due primarily to higher noninterest revenues. Basic earnings per share were $1.96 in 2004 compared to $2.03 in 2003 and $1.93 in 2002.

The Corporation adopted SFAS No. 142 on January 1, 2002. SFAS No. 142 provides that goodwill related to acquisitions that had been subject to periodic amortization can no longer be amortized but must be tested at least annually for impairment. In October 2004, an analysis commissioned by management to determine whether goodwill had been impaired in accordance with the standards promulgated in SFAS No. 142 was completed by an independent investment-banking firm that specializes in the commercial banking industry. The firm incorporated SFAS No. 142's definition of fair value with a number of generally accepted valuation methods appropriate to the stated facts. In their opinion, based on the standards and requirements of SFAS No. 142, the combined goodwill balance of $42,624 held on the Corporation's consolidated balance sheet on September 30, 2004 had not been impaired.

Part of the premium paid for an acquisition is considered to be for the benefit of acquiring low-cost deposits and a stable customer base. These are referred to as "core deposit intangibles". This premium was calculated by independent outside firms that specialize in these studies. In accordance with SFAS No. 142, the calculated premium is being amortized on an accelerated basis over ten years. Core deposit intangible amortization amounted to $1,387 in 2004 and $1,193 in 2003.

Net Interest Income

Net interest income currently provides 77% of the revenue of the Corporation. Net interest income is the amount of interest earned on interest-bearing assets less the amount of interest paid on deposits and other interest-bearing liabilities.

Net interest income before provision for loan losses was $47,801 for 2004 compared to $41,529 for 2003, for an increase of $6,272. Excluding Bedford, net interest income was up $1,841. Net interest income increased $2,754 due to strong growth in average loans and deposits and favorable changes in the composition of the balance sheet. Higher-yielding loan balances as a percent of earning assets increased and lower-yielding investments decreased as loan growth was funded in part by a decline in the investment portfolio. Year-to-date average lower cost transaction deposits grew at a faster pace than year-to-date average higher cost certificates of deposit/IRA balances. This favorable growth and change in composition of the balance sheet was offset in part by a decline of $913 due to lower rates as loan yields declined faster than deposit costs. Reduction in deposit costs was limited because many deposit products were already near pricing floors.

The net interest margin declined from 4.09% for 2003 to 3.85% for 2004 due to the sustained low interest rate environment and a lower margin on the product line in Bedford. Recent increases in the prime rate have had a positive impact on the net interest margin. Expected increases in 2005 should further enhance the margin. Bedford's assets and liabilities are being transitioned to include more commercial bank loan and deposit products in order to better serve our existing customers, attract new customers and boost revenue.

Management attempts to match the maturities and re-pricing intervals of its earning assets and liabilities in order to avoid material fluctuations in earnings if interest rates change. Historically, the Corporation has been asset-sensitive, which means that assets re-price more quickly than liabilities. An asset-sensitive position favors an expansion of the net interest margin if interest rates rise. There is an expectation that interest rates may rise further if the economy continues to expand in 2005.

The Corporation's margin should improve accordingly if this occurs. Rate-sensitivity is more fully covered under the heading "Market Risks Related to Financial Instruments".

Net interest income before provision for loan losses was $41,529 in 2003 compared to $37,422 in 2002, an increase of $4,107. The net interest margin declined from 4.37% to 4.09% during the same period. Net interest income was up $4,407 due to the acquisition of Bedford. In addition, net interest income increased $1,188 due primarily to a favorable shift in the composition of the deposit base from higher cost certificates of deposit and IRAs to lower cost checking accounts and other transaction deposit accounts. Net interest income was also up $1,933 due to growth in the balance sheet. These favorable variances were offset by a decline in net interest income of $3,421 resulting from a drop in average rates from 2002 to 2003. Yields on loans dropped 102 basis points; whereas, the cost of deposits dropped only 64 basis points.

Provision for Loan Losses

The provision for loan losses was $3,046 for 2004, $2,158 for 2003 and $1,369 for 2002. The provision for loan losses, when expressed as a percentage of year-to-date average loans outstanding, was .29%, .26% and .21% for 2004, 2003 and 2002, respectively. The provision was up from 2003 to 2004 due to higher loan growth, the addition of Bedford for a full year and higher net charge-offs. Net charge-offs were $1,883, $1,004 and $730 for 2004, 2003 and 2002, respectively. Net charge-offs to average year-to-date loans outstanding were .18%, .12% and .11% for 2004, 2003 and 2002, respectively. The increase in net charge-offs from 2003 to 2004 was primarily divided among the commercial and consumer loan categories. The 2004 ratio is comparable to peer averages. Included in 2002 was a $491 recovery from one customer. Net charge-offs for 2003 would be below 2002 if this large recovery was excluded.

Management analyzes the loan portfolio quarterly to determine the appropriate level of loan loss reserve (see discussion under the heading "Allowance for Loan Losses").

Noninterest Income

Noninterest income, which includes service charges on deposit accounts, loan origination income and service release fees on mortgage loans sold, other service charges, investment group fees and commissions, sundry income and net securities gains (losses), was $14,349, $15,678 and $11,545, for 2004, 2003 and 2002, respectively. Noninterest income declined by $1,329 from 2003 to 2004. Excluding Bedford, noninterest income declined $2,477. This decline was due primarily to lower secondary market mortgage revenue ($2,997) due to a tapering off of mortgage loan re-financings, which was partially offset by higher service charges ($332) and higher trust and investment product revenue ($200). Secondary market loan production declined 43% from 2003 to 2004.

The $4,133 increase from 2002 to 2003 was due primarily to higher mortgage revenue of $3,377, higher revenue realized from the successful launch of a new "Overdraft Privilege" product in October 2002 and higher revenue from the sale of investment products ($189). This increase from 2002 to 2003 was reduced by a $1,206 gain on the sale of the bankcard portfolio in 2002 and reduced securities gains. The Corporation also had record mortgage loan production in 2003 due to the low interest rate environment.

Noninterest Expense

Noninterest expense, consisting of salaries and employee benefits, occupancy and equipment costs, checkcard and merchant processing, supplies and other expenses was $36,830, $35,703 and $31,282 for 2004, 2003 and 2002,
respectively.

Noninterest expense increased by $1,127 from 2003 to 2004. Excluding the Bedford acquisition, noninterest expense decreased by $1,955 from 2003 to 2004. This decline was due primarily to lower commissions and incentives due largely to reduced volume in the secondary market function, realized economies from the Bedford merger as Bedford was converted to the Corporation's core processor and most administrative functions were centralized, and lower losses on sales of fixed assets because of a loss on the sale of a building in downtown Roanoke of $391 in December 2003.

Noninterest expense increased $4,421 from 2002 to 2003 due to the merger of Bedford ($2,057) and the expansion of the secondary mortgage operation resulting from increased volume and entry into new markets ($1,624). The remaining $748 was due primarily to higher incentives paid to all employees as a result of record earnings (the plan was self funding from increased revenues and expense containment attributable to results documented by the plan) and a $391 loss on the sale of a building in downtown Roanoke.

Income Taxes

Income tax expense as a percentage of pre-tax income was 36.0%, 33.1% and 32.0% in 2004, 2003 and 2002, respectively. The increase in the effective tax rate from 2003 to 2004 was primarily due to the accrual of state income taxes on Bedford for a full year in 2004 and a partial year in 2003 and the decline of nontaxable interest on securities and other nontaxable income. Bedford paid state taxes because it was a savings and loan instead of a bank. Bedford was converted from a savings and loan charter to a national bank charter on December 10, 2004. The increase in the effective tax rate from 2002 to 2003 was due primarily to the decline of nontaxable income.

Decisions as to which securities to purchase are based on taxable equivalent yields for specific terms. The Corporation has increased its investments in certain taxable securities, which had higher yields than nontaxable securities when measured on a taxable equivalent basis.

Balance Sheet

Total assets of the Corporation grew 5.2%, or $69,305, from $1,326,811 at December 31, 2003 to $1,396,116 at December 31, 2004, due primarily to strong loan growth financed in part by a reduction in securities.

Total securities available for sale and held to maturity declined $31,272 and $5,735, respectively, from 2003 to 2004 to fund the excess growth in loans over the growth in deposits, advances and borrowings.

Total loans at December 31, 2004 were $1,103,470, up a strong 10.4% or $103,582 over the balance of $999,888 at December 31, 2003. Growth occurred in all categories with the largest increase in real estate construction. Loan growth attributable to the Hilton Head office was $32,000. This office was closed in November 2004, as discussed in the "Overview" section above.

Mortgage loans held for sale balances increased from $6,222 at December 31, 2003 to $10,905 at December 31, 2004, for an increase of $4,683 due to an upswing in secondary market mortgage volume since the end of 2003.

Total deposits grew a strong 7.2% or $75,465, from $1,048,802 at December 31, 2003 to $1,124,267 at December 31, 2004. Much of the growth occurred in certificates of deposit/IRA balances because of several successful deposit promotions.

Federal Home Loan Bank ("FHLB") advances and other borrowings consisting of Federal funds purchased and customer borrowings secured by securities dropped $10,166 and $2,739, respectively from 2003 to 2004. These advances/borrowings are used to manage the net funds position of the Corporation by either securing additional funds or paying down advances/borrowings depending on the net change in loans, deposits and securities.

Stockholders' Equity

Stockholders' equity increased $8,893 from December 31, 2003 to December 31, 2004, primarily due to earnings of $14,247 largely offset by cash dividends paid of $5,632 and a decrease of $875 in net tax effected unrealized gains on securities available for sale.

Stockholders' equity increased $46,009 from December 31, 2002 to December 31, 2003 primarily due to the issuance of 1.403 million shares for the acquisition of Bedford amounting to $37,331. The remainder of the increase was due primarily to earnings net of dividends ($8,615) and a decrease of $1,077 in net tax effected unrealized gains on securities available for sale.

All financial institutions are required to maintain minimum levels of regulatory capital to be considered well-capitalized. The Federal Reserve and the Office of the Comptroller of the Currency ("OCC") have established substantially similar risk-based capital standards for the financial institutions they regulate. Please see footnote 13 for the detailed computation of these ratios. Using the highest minimum requirement of the above regulators, the Corporation is required to maintain a minimum ratio of total capital to risk-weighted assets of at least 10.0%. At least half of the total capital is required to be "Tier 1 capital", which consists principally of common and certain qualifying preferred stockholders' equity less certain intangibles and other adjustments. The remainder, "Tier 2 capital", consists of a limited amount of subordinated and other qualifying debt and a limited amount of the general loan loss reserve. The minimum requirement for Tier 1 capital to risk-weighted assets is 6.0%. Total and Tier 1 capital to risk-weighted assets ratios on a consolidated basis at December 31, 2004, were 12.32% and 11.17%, respectively, exceeding minimum requirements. Management presently intends to maintain ratios in excess of the minimum required 10.0% and 6.0% for Total and Tier 1 capital to risk-weighted assets, respectively.

In addition, federal regulatory agencies have established minimum leveraged capital guidelines to be considered well-capitalized for insured financial institutions (Tier 1 capital to tangible assets). These guidelines provide for a minimum leveraged capital ratio of 5.0% for banks and their respective holding companies that meet certain specified criteria, including that they have the highest regulatory examination rating and are not contemplating significant growth or expansion. All other institutions are expected to maintain a leverage ratio of at least 100 to 200 basis points above that minimum. The guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. The leverage ratio of the Corporation on a consolidated basis at December 31, 2004 was 9.49%.

As of December 31, 2004, the affiliate banks were categorized as "well capitalized" by the regulators under the regulatory framework for prompt corrective action based on their latest notification. To be categorized as well-capitalized, minimum total risk-based capital, Tier 1 risk-based capital, and Tier 1 leverage ratios of 10.0%, 6.0% and 5.0%, respectively, must be maintained. The Corporation's affiliate banks exceeded all three of these minimums as of December 31, 2004. There are no conditions or events that management believes have changed the category of any of the affiliate banks.

Past Due Loans and Nonperforming Assets

Loans 90 days or more past due at December 31, 2004 on which interest was still accruing totaled $747 compared to $437 at December 31, 2003. Expressed as a percentage, these loans represent .07% and .04% of total loans, net of unearned income outstanding at December 31, 2004 and 2003, respectively. A substantial portion of these loans is secured by real estate, and management anticipates no material losses as these loans are repaid or collection is completed through liquidation of underlying collateral.

Nonaccrual loans and other real estate owned totaled $4,803 at December 31, 2004, compared to $5,014 at December 31, 2003. Nonaccrual loans and other real estate declined as a percentage of loans, net of unearned plus other real estate, from .50% at December 31, 2003 to .43% at December 31, 2004. Management does not anticipate any significant increase in these levels.

Allowance for Loan Losses

The Corporation identifies specific credit exposures through its periodic analysis of the loan portfolio and monitors general exposures from economic trends, market values and other external factors. The Corporation maintains an allowance for loan losses, which is adequate to absorb losses inherent in the loan portfolio. The allowance for loan losses increased $1,163 to $13,165 or 1.19% of outstanding loans, net of unearned income at December 31, 2004, from $12,002 or 1.20% of outstanding loans, net of unearned income at December 31, 2003. The increase in the amount of the allowance for loan losses was due primarily to loan growth.

The allowance for loan losses increased $2,536 to $12,002 or 1.20% of outstanding loans, net of unearned income at December 31, 2003, from $9,466 or 1.37% of outstanding loans, net of unearned income at December 31, 2002. The increase in the allowance for loan losses was due principally to the acquisition of Bedford ($1,582) and loan growth. The allowance for loan losses as a percentage of outstanding loans, net of unearned income, declined due to the acquisition of Bedford. Bedford's reserve was lower because its loan portfolio consisted primarily of loans secured by residential real estate, which have a much lower risk of loss than commercial loans or regular consumer loans.

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

Liquidity and Capital Resources

Liquidity is the ability to provide sufficient cash flow to meet financial commitments and to fund additional loan demand or withdrawal of existing deposits. Liquidity trends are monitored monthly and projections are updated quarterly and tested under multiple stress conditions. We have in place an action plan to ensure adequate liquidity should any of these scenarios occur. The Corporation's targeted key internal ratios are currently well within the guidelines established by management (loans to funding sources are less than 80%, pledged to total securities are less than 50%, external funding is less than 18% and core deposits to assets are greater than 60%). Primary sources of liquidity include customer-based core deposits and cash generated by operations. Even though the Corporation's loan to deposit ratio is 98.2% at December 31, 2004, the Corporation has access to funding sources to meet anticipated liquidity needs in the form of available borrowings from the Federal Home Loan Bank and Federal funds lines (at December 31, 2004, both sources provide $244 million of additional borrowing capacity), the National CD market and other external sources. Testing of these sources through periodic usage is performed to ensure availability when needed.

The only significant source of cash for the holding company is dividends from its bank subsidiaries. The maximum amount of dividends that may be paid by each affiliate bank to the holding company in any calendar year without prior regulatory approval is the retained net profits of that year, as defined, combined with the retained net profits for the two preceding years. In effect, this limits 2005 dividends (unless prior regulatory approval is obtained) to $10,675 plus year-to-date 2005 net profits as of the declaration date. This limitation had no effect on the liquidity of the holding company in 2004 and it is not expected to have any material impact in 2005. During 2004, the affiliate banks paid $14,396 in dividends to the holding company.

Contractual Cash Obligations

The following table summarizes the Corporation's cash obligations at December 31, 2004, and the effect such obligations are expected to have on liquidity and cash flow in the future periods. The Corporation also has line of credit commitments in the normal course of business that are excluded from this table, most of which expire within twelve months (see Note 17).

                           Payments due by period

                                    Less                             More
                                    Than        2-3        4-5      Than 5
                         Total     1 Year      Years      Years      Years
Federal Home Loan
 Bank Borrowings      $ 86,380     52,081     16,635     17,211        453
Trust Preferred
 Securities             27,836          -          -          -     27,836
Operating Leases           911        331        412        136         32
Total Contractual
 Cash Obligations     $115,127     52,412     17,047     17,347     28,321

Off-Balance Sheet Arrangements

The Corporation's off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on the Corporation's financial condition, change in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors are discussed in Note 17 to the Consolidated Financial Statements.

Market Price and Dividend Data

Our common stock is listed for quotation on the Nasdaq SmallCap Market under the symbol FNBP.

The following table sets forth the amount of cash dividends declared per share and the high and low closing sales prices of the Corporation's common stock for each quarter during the two years ended December 31, 2004, as reported on the Nasdaq SmallCap Market.

                                                      Dividends
    2004                High        Low               Per Share
First Quarter        $ 30.95       26.64                0.18
Second Quarter         29.00       25.10                0.18
Third Quarter          28.82       25.03                0.19
Fourth Quarter         29.89       25.75                0.19

                                                      Dividends
    2003                High        Low               Per Share
First Quarter        $ 30.39       23.00                0.17
Second Quarter         29.30       23.87                0.17
Third Quarter          29.02       26.16                0.18
Fourth Quarter         30.95       25.75                0.18

As of December 31, 2004, there were 1,860 holders of record of FNB Corporation Common Stock.

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

The Corporation manages its interest rate risk by establishing asset/liability management policies and by continually monitoring the characteristics of its asset and liability portfolios that impact interest rate risk. Interest rate management is conducted in coordination with the management of liquidity and capital adequacy. Interest rate risk is managed by an asset liability committee comprised of executive officers and monitored by the corporate and bank boards. Management seeks to minimize the risks to earnings and equity associated with movements in interest rates. To achieve this objective, management monitors such factors as:

   Relative volumes of fixed-rate versus variable-rate loans and deposits;

   Average interest rate spreads between interest bearing assets and liabilities; and,

   Maturity and re-pricing schedules of loans, investment securities and deposits, including the extent to which expected maturities of interest sensitive assets align with those of interest sensitive liabilities ("sensitivity gap").

Techniques used by management to adjust exposure to interest rate risk include but are not limited to selling certain types of loans (especially fixed rate loans); periodically changing stated interest rates charged on loans and offered on deposits in conjunction with market trends; promoting or changing the pricing of or developing new products to emphasize or de-emphasize different maturities and/or fixed versus variable loans and deposits; redirecting funds from the maturity of investment securities and loan repayments; and careful selection among choices of sources of borrowed funds other than deposits. The Corporation has not entered into any derivative financial instruments such as futures, forward interest rate agreements, swaps or option contracts in order to manage interest rate risk. However, the policy of the Asset Liability Committee permits purchases of a limited amount of these instruments should the committee think it prudent to do so to enhance interest rate risk management. In general, the Corporation does not enter into financial instruments for trading purposes, nor does it try to "time" the market.

An important analytical technique used by management to manage interest rate risk is "interest rate shock" testing by means of a computer simulation model. One method projects the impact that multiple interest rate scenarios have on earnings. The model incorporates current volumes, average rates and scheduled maturities and payments of asset and liability portfolios, together with multiple scenarios of projected prepayments, re-pricing opportunities and anticipated volume growth. This method is subject to the accuracies of the assumptions that underlie the process, however, it provides a better illustration of the sensitivity of earnings to changes in interest rates than other techniques. A second method seeks first to estimate the current market value of the Corporation's assets and liabilities by applying present value techniques (discounting) of the Corporation's assets and liabilities at current market interest rates. The difference between the market value of assets and liabilities is the market value of the Corporation's equity. The current market value of assets and liabilities is then recalculated assuming an immediate hypothetical increase or decrease in market interest rates of up to 300 basis points.

The table below reflects the outcome of these analyses at December 31, 2004. Earnings would rise by 11.71% in the first 12 months if rates were to increase immediately by 300 basis points and fall by 16.66% in the first 12 months if they were to fall immediately by 300 basis. The Corporation is positioned to benefit from an earnings standpoint over the next twelve months from a rise in rates. Market value of equity would increase by .65% if market rates were to rise by 300 basis points and fall by 8.34% if market rates were to fall by 300 basis points. With the exception of the hypothetical decline in rates of 200 and 300 basis points on earnings which is deemed to be unrealistic with current interest rates close to all time lows, all of these changes fall within management's guideline maximums.


                                     Hypothetical            Hypothetical
                                    Percent Change          Percent Change
      Change in Prime Rate           In Earnings          Market Value Equity
             3.00%                     11.71%                     .65%
             2.00%                      7.68%                     .54%
             1.00%                      4.00%                     .37%
            -1.00%                     -4.89%                   -1.74%
            -2.00%                    -10.72%                   -4.75%
            -3.00%                    -16.66%                   -8.34%


The simulation model incorporates management's estimates on loan prepayments, which vary depending upon the relationship between the change in rates scenarios and current book yields. Investment securities are assumed to remain in the portfolio until maturity unless called by the issuer. Non-maturity deposits such as checking and savings are assumed to have a life of 60 months. Rates on interest bearing accounts are increased or decreased according to the pricing expectations, before cash flows are discounted. As a result, while the rates on these accounts change, they do not change as quickly or to the same extent as market rates. This captures the value of the optionality in the pricing of these deposits. Discount rates for loans are based upon loan pricing spreads, and discount rates for term deposits are based upon the cost of wholesale funding. The model described above is used by many financial institutions and conforms to the guidelines established by the OCC.

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

The Audit Committee of FNB Corporation, composed solely of outside directors, who are independent in accordance with the requirements of the Securities and Exchange Commission and the Nasdaq Stock Market, reviews the internal audit function and meets periodically with representatives of Brown Edwards & Company, L.L.P., the Corporation's independent registered public accountants, whose selection to express an independent professional opinion as to the fairness of the presentation of FNB Corporation's consolidated financial statements has been ratified by the shareholders.

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



To the Board of Directors
FNB Corporation
Christiansburg, Virginia


          We have audited the accompanying consolidated balance sheets of FNB Corporation and Subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income and comprehensive income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

          We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of FNB Corporation and Subsidiaries as of December 31, 2004 and 2003, and the consolidated results of their operations and cash flows for each of the three years in the period ended December 31, 2004 in conformity with U.S. generally accepted accounting principles.





                                    CERTIFIED PUBLIC ACCOUNTANTS



Bluefield, West Virginia
February 18, 2005

                                                   December 31, 2004 and 2003
CONSOLIDATED BALANCE SHEETS   (in thousands, except share and per share data)

ASSETS
                                                         2004           2003
Cash and due from banks                            $   37,786         36,838
Federal funds sold                                          -          1,200
Cash and cash equivalents                              37,786         38,038
Securities available-for-sale, at fair value          142,369        173,641
Securities held-to-maturity, at amortized cost
  (fair value approximated $4,036 and $10,009
   at December 31, 2004 & 2003, respectively)           3,939          9,674
Other investments at cost                              10,424          9,922
Mortgage loans held for sale                           10,905          6,222
Loans, net of unearned income                       1,103,470        999,888
Less allowance for loan losses                         13,165         12,002
          Loans, net                                1,090,305        987,886
Bank premises and equipment, net                       23,976         24,373
Other real estate owned                                 1,269          1,872
Goodwill                                               42,624         42,624
Core deposit intangibles                                5,284          6,671
Other assets                                           27,235         25,888
          Total assets                             $1,396,116      1,326,811


LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits
   Noninterest-bearing demand deposits             $  139,863        134,819
   Interest-bearing demand and savings deposits       385,088        380,142
   Time deposits                                      444,567        410,005
   Certificates of deposit of $100,000 and over       154,749        123,836
          Total deposits                            1,124,267      1,048,802
   FHLB advances                                       86,380         96,546
   Trust preferred                                     27,836         27,836
   Other borrowings                                     3,325          6,064
   Other liabilities                                    4,307          6,455
          Total liabilities                         1,246,115      1,185,703
Stockholders' equity
   Common stock, $5.00 par value.  Authorized
      25,000,000 shares; issued and outstanding
      7,274,937 shares in 2004 and 7,234,050
      in 2003                                          36,375         36,170
   Surplus                                             82,955         82,252
   Unearned ESOP shares (5,516 and 22,333
      shares in 2004 and 2003, respectively)             (100)          (345)
   Retained earnings                                   29,818         21,203
   Accumulated other comprehensive income (loss)          953          1,828
          Total stockholders' equity                  150,001        141,108
          Total liabilities and
             stockholders' equity                  $1,396,116      1,326,811

See accompanying notes to consolidated financial statements.

                                 Years Ended December 31, 2004, 2003 and 2002
                                        (in thousands, except per share data)

CONSOLIDATED STATEMENTS OF INCOME
AND COMPREHENSIVE INCOME

                                                2004          2003       2002
Interest income:
    Interest and fees on loans             $  61,911        52,712     49,285
    Interest on securities:
        Taxable                                7,225         6,447      7,988
        Nontaxable                               700         1,094      1,527
    Interest on federal funds sold
      and short term investments                 625         1,211        818
            Total interest income             70,461        61,464     59,618

Interest expense:
    Deposits                                  18,358        16,945     20,051
    Federal funds purchased
      and securities sold under agreements
      to repurchase                               80            66        111
    Debt                                       4,222         2,924      2,034
            Total interest expense            22,660        19,935     22,196
            Net interest income               47,801        41,529     37,422

Provision for loan losses                      3,046         2,158      1,369
            Net interest income after
              provision for loan losses       44,755        39,371     36,053

Noninterest income:
    Service charges on deposit
      accounts                                 6,147         5,105      3,418
    Loan origination fees                      3,131         6,116      2,894
    Other service charges and fees             2,660         2,276      1,828
    Other income                               2,396         2,147      1,908
    Gain on sale of bankcards                      -             -      1,206
    Securities gains (losses), net                15            34        291
            Total noninterest income          14,349        15,678     11,545

Noninterest expense:
    Salaries and employee benefits            19,065        19,323     16,231
    Occupancy and equipment
      expense, net                             5,864         5,790      5,130
    Cardholder/merchant processing               737           572        719
    Supplies expense                             845           822        860
    Telephone expense                            825           653        749
    Amortization of core deposit
      intangibles                              1,387         1,193      1,068
    Other expenses                             8,107         7,350      6,525
            Total noninterest expense         36,830        35,703     31,282

Income before income tax expense              22,274        19,346     16,316
Income tax expense                             8,027         6,414      5,225
            Net income                     $  14,247        12,932     11,091

                                 Years Ended December 31, 2004, 2003 and 2002
                                        (in thousands, except per share data)

CONSOLIDATED STATEMENTS OF INCOME
AND COMPREHENSIVE INCOME (Continued)

                                                2004         2003       2002
Other comprehensive income (loss),
    net of income tax expense (benefit):
      Gross unrealized gains (losses) on
        available-for-sale securities           (860)      (1,043)     2,319
         Less:  Reclassification adjustment
           for (gains) losses included in
           net income                            (15)         (34)      (291)
      Other comprehensive income                (875)      (1,077)     2,028

           Comprehensive income            $  13,372       11,855     13,119

           Basic earnings per share        $    1.96         2.03       1.93
           Diluted earnings per share      $    1.95         2.01       1.90

See accompanying notes to consolidated financial statements.

                                Years Ended December 31, 2004, 2003 and 2002

CONSOLIDATED STATEMENTS OF CASH FLOWS                          (in thousands)



                                                   2004       2003      2002
Cash flows from operating activities:
    Net income                                 $ 14,247     12,932    11,091
    Adjustments to reconcile net income to net
      cash provided by operating activities:
        Provision for loan losses                 3,046      2,158     1,369
        Depreciation and amortization of
          bank premises and equipment             2,668      2,581     2,455
        Amortization of core deposit
          intangibles                             1,387      1,193     1,068
        ESOP compensation                           233        317       299
        Stock awards compensation                   251        306       164
        Deferred income tax expense (benefit)      (100)       289        45
        Amortization of premiums and
          accretion of discounts, net               792      1,386     1,037
        Gain on sales of securities, net            (15)       (34)     (291)
        Loss (gain) on sale of fixed assets
          and other real estate                     (76)       363      (107)
        Gain on sale of bankcard portfolio            -          -    (1,206)
        Net decrease (increase) in mortgage
          loans held for sale                    (4,683)    29,780   (20,345)
        Decrease (increase) in other assets        (816)    (2,310)    1,145
        Decrease in other liabilities            (2,148)      (460)     (785)
            Net cash provided by (used in)
              operating activities             $ 14,786     48,501    (4,061)

                                Years Ended December 31, 2004, 2003 and 2002
CONSOLIDATED STATEMENTS OF                                     (in thousands)
CASH FLOWS (continued)

                                                   2004       2003      2002
Cash flows from investing activities:
    Net decrease in short term
      investments                                     -          -    16,549
    Proceeds from sales of securities
      available-for-sale                          9,676     17,691     5,718
    Proceeds from calls and maturities
      of securities available-for-sale           59,035     84,657    88,100
    Proceeds from calls and maturities
      of securities held-to-maturity              5,724      6,836    15,824
    Purchase of securities available-
      for-sale                                  (40,009)  (129,372)  (87,083)
    Purchase of securities held-to-
      maturity                                        -       (430)   (1,351)
    Net cash acquired from purchase of
      subsidiary                                      -      9,603         -
    Cash payment for purchase of Salem
      Community Bankshares                            -          -   (13,550)
    Sale of bankcard portfolio                        -          -    10,266
    Net increase in loans                      (107,191)   (70,838)  (55,839)
    Proceeds from sale of fixed assets
      and other real estate owned                 2,399      2,238     2,120
    Recoveries on loans previously
      charged off                                   483        436       918
    Bank premises and equipment
      expenditures                               (2,748)    (2,719)   (2,924)
    Investment in bank owned life insurance           -          -   (10,800)
            Net cash used in investing
              activities                       $(72,631)   (81,898)  (32,052)

                                Years Ended December 31, 2004, 2003 and 2002
CONSOLIDATED STATEMENTS OF                                     (in thousands)
CASH FLOWS (continued)

                                                   2004       2003      2002
Cash flows from financing activities:
    Net increase in deposits                   $ 75,465     14,646    38,901
    Net increase (decrease) in FHLB advances    (10,166)     9,839     4,798
    Net increase (decrease) in other
      borrowings                                 (2,739)    10,365       523
    Principal payments on ESOP debt                 245        376         -
    Repurchase FNB Corporation stock                  -        (94)   (1,682)
    Stock options exercised                         420        229        76
    Dividends paid                               (5,632)    (4,317)   (3,939)
            Net cash provided by
              financing activities               57,593     31,044    38,677

Net increase (decrease) in cash and cash
  equivalents                                      (252)    (2,353)    2,564
Cash and cash equivalents at beginning
  of year                                        38,038     40,391    37,827

Cash and cash equivalents at end of year       $ 37,786     38,038    40,391

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF       Years Ended December 31, 2004, 2003 and 2002
CHANGES IN STOCKHOLDERS' EQUITY     (in thousands, except share and per share
                                       data)
                                                           Accumulated
                                                           Other
                                      Unearned             Compre-
                    Common            ESOP      Retained   hensive
                    Stock   Surplus   Shares    Earnings   Income      Total
Balances at
 December 31,
 2001            $ 27,696   47,481   (1,139)     11,718      877      86,633

Net income              -        -        -      11,091        -      11,091
Cash dividends,
 $0.68 per share        -        -        -      (3,923)       -      (3,923)
6% Stock dividend   1,649    4,633        -      (6,282)       -           -
Cash payment for
 fractional shares
 on 6% stock
 dividend               -        -        -         (16)       -         (16)
ESOP shares
 allocated
 upon loan
 repayment              -      299      418           -        -         717
Stock issued           14       61        -           -        -          75
Stock awards
 issued                37      138        -           -        -         175
Stock options
 exercised             39       37        -           -        -          76
Repurchase and
 retirement of
 common stock        (410)  (1,399)       -           -        -      (1,809)
Change in net
 unrealized
 gains (losses)
 on securities
 available-for-sale,
 net of tax effect
 of $1,045              -        -        -           -    2,028       2,028
Adjustment related
 to purchase of
 Salem Community
 Bankshares, Inc.      13       39        -           -        -          52

Balances at
 December 31,
 2002            $ 29,038   51,289     (721)     12,588    2,905      95,099

CONSOLIDATED STATEMENTS OF       Years Ended December 31, 2004, 2003 and 2002
CHANGES IN STOCKHOLDERS' EQUITY     (in thousands, except share and per share
(continued)                          data)
                                                           Accumulated
                                                           Other
                                      Unearned             Compre-
                    Common            ESOP      Retained   hensive
                    Stock   Surplus   Shares    Earnings   Income       Total
Net income       $      -        -        -      12,932        -      12,932
Cash dividends,
 $0.70 per share        -        -        -      (4,317)       -      (4,317)
ESOP shares
 allocated upon
 loan repayment         -      317      376           -        -         693
Stock awards
 issued                57      255        -           -        -         312
Stock options
 exercised             74      155        -           -        -         229
Repurchase and
 retirement of
 common stock         (16)     (78)       -           -        -         (94)
Acquisition of
 subsidiary         7,017   30,314        -           -        -      37,331
Change in net
 unrealized gains
 (losses) on
 securities
 available-for-
 sale, net of
 tax effect of
 $(557)                 -        -        -           -   (1,077)     (1,077)

Balances at
 December 31,
 2003            $ 36,170   82,252     (345)     21,203    1,828     141,108

CONSOLIDATED STATEMENTS OF       Years Ended December 31, 2004, 2003 and 2002
CHANGES IN STOCKHOLDERS' EQUITY     (in thousands, except share and per share
(continued)                          data)
                                                           Accumulated
                                                           Other
                                      Unearned             Compre-
                    Common            ESOP      Retained   hensive
                    Stock   Surplus   Shares    Earnings   Income      Total
Net Income       $      -         -        -      14,247        -     14,247
Cash dividends,
 $0.74 per share        -         -        -      (5,632)       -     (5,632)
ESOP shares
 allocated upon
 loan repayment         -       233      245           -        -        478
Stock awards
 issued                50       205        -           -        -        255
Stock options
 exercised            155       265        -           -        -        420
Change in net
 unrealized gains
 (losses) on
 securities
 available-for-
 sale, net of
 tax effect of
 $(471)                  -         -        -           -    (875)      (875)

Balances at
 December 31,
 2004             $ 36,375    82,955     (100)     29,818     953   $150,001

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                  December 31, 2004
                                            (amounts in thousands, except per
                                                   share and percentage data)

(1)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of the more significant accounting policies used in the preparation and presentation of the financial statements. The accounting and reporting policies of the Corporation conform to U. S. Generally Accepted Accounting Principles and general practices within the banking industry.

In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the year. Material estimates that are particularly susceptible to significant changes in the near term related to the determination of the allowance for loan losses, valuation of other real estate acquired in connection with foreclosures or in satisfaction of loans, and the estimates of fair market values of loans, deposits and other assets and liabilities acquired in merger transactions accounted for under the purchase method of accounting. Actual results could differ significantly from those estimates.

      (a)   Consolidation

            The consolidated financial statements include FNB Corporation, a bank holding company and its wholly-owned subsidiaries (collectively the "Corporation"). The primary subsidiaries of FNB Corporation are First National Bank, FNB Salem Bank & Trust, N.A., and Bedford Federal Savings Bank, National Association (collectively referred to as the "Bank"). Significant intercompany transactions and balances have been eliminated in consolidation.

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

      (c)   Securities

            The Corporation follows the provisions of Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments In Debt and Equity Securities." Under Statement
            115, investments in debt and equity securities are required to be classified in three categories and accounted for as follows:

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

      (d)   Other Investments

            Federal Home Loan Bank (FHLB) and Federal Reserve Bank (FRB) stock are the primary components of Other Investments. These investments are recorded at cost and considered to be restricted as the Company is required by these agencies to hold these investments, and the only market for this stock is the issuing agency. Other Investments have a carrying value of $10,424 and $9,922 at December 31, 2004 and 2003, respectively.

      (e)   Loans

            Loans are stated at the amount of funds disbursed plus the applicable amount, if any, of unearned interest and deferred fees and costs less payments received. Interest on commercial and real estate mortgage loans is accrued based on the average loan balance outstanding times the applicable interest rate. Interest on installment loans is recognized on methods that approximate the level yield method. Loan origination and commitment fees and certain costs are deferred, and the net amount is amortized over the contractual life of the related loans as an adjustment of the yield.

            Interest related to nonaccrual loans is recognized on a cash basis. Loans are generally placed on nonaccrual status when the collection of principal or interest is 90 days or more past due, unless the obligation is both well-secured and in the process of collection.

            Mortgage loans held for sale are carried at the lower of aggregate cost or market value. Gains or losses on sales of loans are recognized when control over these assets has been surrendered.

      (f)   Allowance for Loan Losses

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

      (g)   Business Combinations

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

      (h)   Goodwill and Other Intangible Assets

            Goodwill represents the excess of the cost of an acquisition over the fair value of the net assets acquired. Other intangible assets represent purchased assets that also lack physical substance but can be distinguished from goodwill because of contractual or other legal rights or because the asset is capable of being sold or exchanged either on its own or in combination with a related contract, asset or liability. On January 1, 2002, the Corporation adopted SFAS No. 142, "Goodwill and Other Intangible Assets." Under the provisions of SFAS No. 142, goodwill is no longer ratably amortized into the income statement over an estimated life, but rather is tested at least annually for impairment. Intangible assets which have finite lives continue to be amortized on an accelerated basis over 10 years.
            Note 16 includes a summary of goodwill and other intangible assets.

      (i)   Bank Premises and Equipment, Net

            Bank premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization is charged to expense over the estimated useful lives of the assets, principally on the straight-line method. Costs of maintenance and repairs are charged to expense as incurred, and improvements are capitalized.

      (j)   Other Real Estate Owned

            Other real estate owned represents properties acquired through foreclosure or deed taken in lieu of foreclosure. At the time of acquisition, these properties are recorded at fair value less estimated costs to sell. Expenses incurred in connection with operating these properties and subsequent write-downs, if any, are charged to expense. Gains and losses on the sales of these properties are credited or charged to income in the year of the sale.

      (k)   Income Taxes

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

      (l)   Advertising Costs

            Advertising costs are generally expensed as incurred.

      (m)   Stock Compensation Plans

            SFAS No. 123, "Accounting for Stock-Based Compensation," sets forth compensation recognition principles that are based on a fair value model. The Corporation has elected another alternative provided for under SFAS No. 123, which is to account for the activity under the 2000 Incentive Stock Plan using the intrinsic value method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to

            Employees." Accordingly, compensation cost is not recognized in the financial statements for grants of stock options as all options granted under the Plan have an exercise price equal to the fair market value of the underlying stock at the date of grant.

            Compensation expense included in the accompanying Consolidated Statements of Income related to stock grants under the Plan during 2004, 2003 and 2002 totaled $163, $203 and $108, respectively, net of income taxes. Had compensation cost for the Corporation's stock compensation plan been determined consistent with SFAS No. 123, net income and earnings per share would have been reduced to the pro forma amounts reflected below for the years ended December 31:

            Years Ended December 31,                2004      2003      2002
            Net Income, as reported             $ 14,247    12,932    11,091

              Add:  Compensation expense
                related to stock plans
                included in net income,
                net of tax                           163       203       108

            Deduct:  Compensation expense
              related to stock plans using
              fair value accounting, net of
              tax                                   289        336       221

            Net Income, on a pro forma basis   $ 14,121     12,799    10,978

            Basic earnings per share -
                                 As reported      $1.96       2.03     1.93
                                 Pro forma         1.95       2.01     1.91

            Diluted earnings per share -
                                 As reported      $1.95       2.01     1.90
                                 Pro forma         1.93       1.99     1.88

            For purposes of the pro forma calculation, compensation expense is recognized on a straight-line basis over the vesting period of the grant.

      (n)   Earnings Per Share

            Basic earnings per share computations are based on the weighted average number of shares outstanding during each year: 7,251,588, 6,377,680 and 5,758,490 in 2004, 2003 and 2002, respectively.
            Dilutive earnings per share reflects the additional common shares that would have been outstanding if dilutive potential common shares had been issued. Potential common shares that may be issued relate to non-vested stock grants and outstanding options determined by the Treasury Method. The weighted average shares outstanding do not include average unearned shares held by the Employee Stock Ownership Plan (ESOP) totaling 11,138, 30,189 and

            58,874 shares for 2004, 2003 and 2002, respectively. The shares held by the ESOP are not considered outstanding for net income per share calculations until the shares are allocated to employee accounts.

      (o)   Comprehensive Income

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

      (p)   Trust Assets

            Assets held by the Bank's trust department in a fiduciary or agency capacity are not included in the consolidated financial statements as they are not assets of the Corporation.

      (q)   Reclassification of Financial Statement Presentation

            Certain reclassifications have been made to the 2003 and 2002 financial statements to conform with the 2004 financial statement presentation. Such reclassifications had no effect on net income as previously reported.

(2)   RESTRICTIONS ON CASH

      Federal Reserve regulations require the Bank to maintain certain average balances as cash reserves. The reserve requirements approximated $13,958 and $9,601 at December 31, 2004 and 2003, respectively.

(3)   SECURITIES AVAILABLE-FOR-SALE

      The following sets forth the composition of securities available-for-sale, which are reported at fair value, at December 31, 2004 and 2003:

                                        Gross        Gross        Approximate
                            Amortized   Unrealized   Unrealized   Fair
     December 31, 2004      Cost        Gains        Losses       Value
      U.S. Treasury     $     150          -            (1)         149
      U.S. Government
         agencies and
         corporations      26,880         52          (256)      26,676
      Mortgage-backed      75,650        965          (256)      76,359
      States and
         political
         subdivisions      16,888        314          (102)      17,100
      Corporate            21,334        751             -       22,085
      Total AFS debt
         securities     $ 140,902      2,082          (615)     142,369

                                       Gross        Gross        Approximate
                           Amortized   Unrealized   Unrealized   Fair
      December 31, 2003    Cost        Gains        Losses       Value
      U.S. Treasury     $    150           1             -          151
      U.S. Government
         agencies and
         corporations      56,860        515          (242)      57,133
      Mortgage-backed      69,292        999          (341)      69,950
      States and
         political
         subdivisions      19,041        459          (138)      19,362
      Corporate            25,521      1,557           (33)      27,045
      Total AFS debt
         securities     $ 170,864      3,531          (754)     173,641

      The amortized cost and approximate fair value of securities available-for-sale that were in a loss position at December 31, 2004 are shown below.

                                         Gross Unrealized Losses
                                         Loss            Loss
                         Amortized     Position        Position         Fair
    December 31, 2004    Cost         < 12 Months    > 12 Months       Values
    U.S. Treasury        $     150              -             1           149
    U.S. Government
       agencies and
       corporations         12,913             41           216        12,656
    Mortgage-backed         23,835             39           216        23,580
    States and
       political
       subdivisions          3,625              -           102         3,523

    Totals               $  40,523             80           535        39,908

      At December 31, 2004, the available for sale portfolio included 38 individual investments for which the fair market value was less than amortized cost. Management does not believe any individual unrealized loss as of December 31, 2004 represents an other-than-temporary impairment. These unrealized losses are primarily attributable to changes in interest rates resulting from market fluctuations. The Corporation has the ability to hold the securities contained in the previous table for the time necessary to recover the amortized cost.

      The amortized cost and approximate fair value of securities available-for-sale by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                        Approximate
                                                    Amortized       Fair
             December 31, 2004                         Cost         Value
         Due in one year or less                  $   6,604         6,710
         Due after one year through five years       42,522        43,348
         Due after five years through ten years      24,408        24,336
         Due after ten years                         67,368        67,975

            Totals                                $ 140,902       142,369

      For the years ended December 31, 2004, 2003, and 2002, proceeds from sales of securities available-for-sale amounted to $9,676, $17,691 and $5,718, respectively. Gross realized gains on securities available-for-sale were $64, $74 and $290 in 2004, 2003 and 2002, respectively. Gross realized losses on securities available-for-sale were $52, $25 and $19 in 2004, 2003 and 2002, respectively. The tax benefit (provision) applicable to these net realized gains and losses amounted to $(4) $(17) and $(92), respectively.

      The carrying value of securities available-for-sale pledged to secure public and trust deposits and securities sold under agreements to repurchase, and for other purposes as required or permitted by law, was $52,928 at December 31, 2004 and $53,557 at December 31, 2003.

(4)   SECURITIES HELD-TO-MATURITY

      The amortized cost, gross unrealized gains and losses, and approximate fair value of securities held-to-maturity at December 31, 2004 and 2003 are as follows:

                                        Gross         Gross       Approximate
                           Amortized    Unrealized    Unrealized  Fair
      December 31, 2004    Cost         Gains         Losses      Value
      Mortgage-backed     $    121             4           (1)         124
      States and
         political
         subdivisions        3,818            94            -        3,912

      Totals              $  3,939            98           (1)       4,036

                                        Gross         Gross       Approximate
                           Amortized    Unrealized    Unrealized  Fair
      December 31, 2003    Cost         Gains         Losses      Value
      Mortgage-backed     $    180             8            -          188
      States and
         political
         subdivisions        9,494           327            -        9,821

      Totals              $  9,674           335            -       10,009

      Two held-to-maturity securities were in a loss position at December 31, 2004.

      The amortized cost and approximate fair value of securities held-to-maturity by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                Approximate
                                                  Amortized        Fair
      December 31, 2004                             Cost          Value
      Due in one year or less                     $  1,163         1,174
      Due after one year through five years          2,272         2,356
      Due after five years through ten years           429           432
      Due after ten years                               75            74

      Totals                                      $  3,939         4,036

      Realized gains were $3, $2 and $44 and realized losses were zero, $17 and $24 on calls and maturities of securities held-to-maturity in 2004, 2003 and 2002, respectively. The carrying value of securities held-to-maturity pledged to secure public and trust deposits and securities sold under agreements to repurchase, and for other purposes as required or permitted by law, was $2,414 and $6,974 at December 31, 2004 and 2003, respectively.

(5)   RELATED PARTY TRANSACTIONS

      In the ordinary course of business, the Corporation has granted loans to officers and directors and their affiliates amounting to $7,479 in 2004 and $6,670 in 2003. During 2004, new direct loans to officers and directors amounted to $2,274 and repayments amounted to $1,466. In addition, there were loans of $6,958 and $8,546 at December 31, 2004 and 2003, respectively, which were endorsed by directors or had been made to companies in which directors had an equity interest.

      At December 31, 2004 and 2003, there were deposits from officers and directors of $12,920 and $13,832, respectively.

(6)   LOANS AND ALLOWANCE FOR LOAN LOSSES

      At December 31, loans consisted of the following:
                                                         2004           2003
      Commercial                                    $   91,909         87,826
      Consumer                                         176,042        159,722
      Real estate - commercial                         292,606        282,366
      Real estate - construction                       142,059         90,663
      Real estate - mortgage                           400,854        379,311
             Total loans, net of unearned income     1,103,470        999,888
      Less allowance for loan losses                    13,165         12,002
             Loans, net                            $ 1,090,305        987,886

      At December 31, 2004 and 2003, the Corporation had sold without recourse to financial institutions and other customers of the Corporation participations in various loans in the amount of $22,134 and $55,905, respectively.

      A summary of the changes in the allowance for loan losses (including allowances for impaired loans) follows:

      Years Ended December 31,             2004        2003        2002
      Balance at beginning of year      $12,002       9,466       8,827
      Reserve acquired through merger         -       1,382           -
      Provisions for loan losses          3,046       2,158       1,369
      Loan recoveries                       483         436         941
      Loan charge-offs                   (2,366)     (1,440)     (1,671)
      Balance at end of year            $13,165      12,002       9,466

      Nonperforming assets consist of the following:

      December 31,                         2004        2003        2002
      Nonaccrual loans                  $ 3,534       3,142       2,914
      Other real estate owned             1,269       1,872       1,001
      Loans past due 90 days
        or more                             747         437         596

      Total nonperforming assets        $ 5,550       5,451       4,511

      December 31,                                     2004         2003
      Impaired loans without a valuation
        allowance                                  $      -            -
      Impaired loans with a valuation
        allowance                                     3,976        3,293
      Total impaired loans                         $  3,976        3,293
      Valuation allowance related to
        impaired loans                             $    905          780

      Years Ended December 31,             2004        2003        2002
      Average investment in impaired
        loans                           $ 3,634       3,374       2,764
      Interest income recognized on
        impaired loans                  $    74          57          32
      Interest income recognized on a
        cash basis on impaired loans    $   146         130          32

      There were no material commitments to lend additional funds to customers whose loans were classified as impaired at December 31, 2004.

(7)   BANK PREMISES AND EQUIPMENT

      Bank premises and equipment are stated at cost less accumulated depreciation and amortization as follows:

      December 31,                        2004          2003
      Land                            $  4,339         4,217
      Buildings                         18,482        18,580
      Furniture and equipment           21,123        20,762
      Leasehold improvements             1,197           858
                                        45,141        44,417
      Less accumulated depreciation
         and amortization              (21,165)      (20,044)

      Totals                          $ 23,976        24,373

      Depreciation expense for the years ended December 31, 2004, 2003 and 2002 amounted to $2,668, $2,581 and $2,455, respectively.

(8)   LEASING ACTIVITIES

      The Corporation's leasing activities consist of the leasing of land and buildings under agreements in which the Corporation is lessee. These leases have been classified as operating leases.

      The following is a schedule by years of future minimum rental payments required under non-cancelable operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of December 31, 2004:


         Year ending December 31:

                   2005                          $     331
                   2006                                267
                   2007                                145
                   2008                                 91
                   2009                                 45
                   Thereafter                           32

               Total minimum payments required   $     911


      Rental commitments of less than one year are not included in the above schedule. Rentals charged to operations under operating leases were $494, $373 and $335 for the years ended December 31, 2004, 2003 and 2002, respectively.

(9)   DEPOSITS

      Time deposits and certificates of deposit of $100,000 and over as of December 31, 2004 mature as follows:

                   2005                          $ 280,766
                   2006                             85,235
                   2007                            124,115
                   2008                             72,946
                   2009                             35,378
                   Thereafter                          876
                                                 $ 599,316


(10)  SHORT TERM BORROWINGS AND LONG TERM DEBT

      Securities sold under agreements to repurchase (repurchase agreements) at December 31, 2004 totaled $1,475 and were collateralized by investment securities controlled by the Corporation with a book value of $7,060. The maximum amount of repurchase agreements outstanding during 2004 was $6,296, and the average amount outstanding during 2004 was $2,904.

      Advances from the Federal Home Loan Bank of Atlanta (FHLB) were $86,380 and $96,546 on December 31, 2004 and 2003, respectively. The interest rates on the advances as of December 31, 2004 range from 2.18 to 7.26 percent. The advances are collateralized under a blanket floating lien agreement whereby the Corporation gives a blanket pledge of single family residential first mortgage loans amounting to $338,758 at December 31, 2004. Of the total balance at December 31, 2004, $33,523, $1,105, $5,000, $15,000 and $2,000 matures in 2005, 2006,
      2007, 2008, and 2009, respectively. The remainder matures after 2009. The Corporation has additional borrowing capacity of $186,000 under its existing agreement with the FHLB at December 31, 2004.

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

(11)  EMPLOYEE BENEFIT PLANS

      The Corporation sponsors a leveraged Employee Stock Ownership Plan
      (ESOP), which covers all employees following the completion of one year of service and attainment of age 21. The ESOP invests substantially in stock of the Corporation. The purchase of some of the shares held by the ESOP has been financed by borrowings by the ESOP. FNB Corporation and First National Bank are the obliges on all ESOP loans. Consequently, in the consolidated balance sheets, the loans and the related liability have been eliminated. The amounts representing unearned employee benefits have been recorded as reductions in stockholders' equity. These amounts will be reduced as the ESOP debt is curtailed. Shares released are allocated to plan participants as of the end of the Plan's year based on an allocation formula specified in the Plan. The ESOP is repaying the loans (plus interest) using employer contributions and dividends received on the shares of common stock held by the ESOP. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings. Dividends on unallocated shares are recorded as a reduction of ESOP debt to the extent used for debt service, and as compensation expense to the extent expected to be allocated to participants' accounts as additional contributions. ESOP compensation expense of $674, $559 and $593 was recorded for 2004, 2003 and 2002, respectively.

      ESOP shares as of December 31, 2004 consisted of 582,579 allocated shares and 5,516 unreleased and unearned shares. Based on quoted trading and bid prices, the fair value of the unreleased and unearned shares at December 31, 2004 was $28.36 per share.

      Bedford Federal Savings Bank employees will be eligible to participate in the Corporation's ESOP plan beginning January 1, 2005. During 2004 and 2003 the employees of Bedford Federal Savings Bank participated in the ESOP plan previously sponsored by Bedford Bancshares, Inc. Matching contributions to that plan were $59 for the year ended December 31, 2004. The expense for 2003 was incurred prior to the acquisition date.

      The Corporation sponsors a 401(k) plan that covers substantially all employees who work at least 1,000 hours per year. Participants have the option to have from 1% to 100% of their salary withheld on a pre-tax basis to be contributed to the plan as long as the amount does not exceed IRS guidelines. The Corporation matches 200% of the participants' contributions up to 1% of pay, plus 100% of contributions from 1% to 3% of pay. Participants may choose among several investment options comprised primarily of mutual funds, but there is no stock of the Corporation in the plan. Matching contributions totaled $532, $534 and $235 for 2004, 2003 and 2002, respectively.

      Bedford Federal Savings Bank employees will be eligible to participate in the Corporation's 401(k) plan beginning January 1, 2005. During 2004 and 2003 the employees of Bedford Federal Savings Bank participated in the 401(k) plan previously sponsored by Bedford Bancshares, Inc. Matching contributions to that plan were $30 for the year ended December 31, 2004 and $9 for the year ended December 31, 2003.

(12)  INCOME TAXES

      Total income taxes are allocated as follows:

      Years Ended December 31,             2004        2003        2002
      Income                            $ 8,027       6,414       5,225
      Stockholders' equity, for net
         unrealized gains and (losses)
         on securities available-for-
         sale recognized for financial
         reporting purposes                (471)       (557)      1,045
      Totals                            $ 7,556       5,857       6,270

      The components of federal income tax expense (benefit) are as follows:

      Years Ended December 31,             2004        2003        2002
      Current                           $ 8,127       6,125       5,180
      Deferred                             (100)        289          45

      Total                             $ 8,027       6,414       5,225

      The reconciliation of expected income tax expense at the statutory federal rate with the reported tax expense at the effective rate is as follows:

      Years Ended December 31,     2004            2003            2002

                                      Percent         Percent         Percent
                                      of              of              of
                                      Pretax          Pretax          Pretax
                              Amount  Income  Amount  Income  Amount  Income
      Expected tax
        expense at
        statutory rate       $ 7,796   35.0%   6,771   35.0%   5,547   34.0%
      Increase (decrease)
         in taxes resulting
         from:
           Tax-exempt
             income             (561)  (2.4)    (696)  (3.6)    (745)  (4.6)
           Nondeductible
             interest
             expense              19    0.1       35    0.2      174    1.1
           Nondeductible
             intangibles
             amortization        485    2.2      418    2.2      363    2.2
           State income
             taxes               179    0.8       79    0.4        -    0.0
           Other                 109    0.3     (193)  (1.1)    (114)  (0.7)

      Reported tax expense
         at effective rate   $ 8,027   36.0%   6,414   33.1%   5,225   32.0%

      The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities are as follows:

      December 31,                                   2004        2003
      Deferred tax assets:
        Loans, principally due to allowance
          for loan losses and unearned fees       $ 4,619       3,813
      Accrued employee benefits due to accrual
        for financial reporting purposes in
        excess of actual contributions                380         303
      Accrued compensation benefits due to
        accrual for financial purposes in
        excess of deductible amounts                  133         382
      Other                                           144         122
            Total gross deferred tax assets         5,276       4,620

      Deferred tax liabilities:
        Bank premises and equipment,
          due to differences in depreciation        1,054         877
        Securities, due principally to
          valuation allowance                         506         940
        Investment securities, due to
          differences in discount accretion            27          35
        Prepaids, due to advance payments             261         238
        Amortizable goodwill                          467         340
        Purchase accounting adjustment                813         448
        Other                                         317         445
        Total gross deferred tax
              liabilities                           3,445       3,323
        Net deferred tax asset,
              included in other assets            $ 1,831       1,297

(13)  DIVIDEND RESTRICTIONS AND CAPITAL REQUIREMENTS

      The holding company's principal asset is its investment in its wholly-owned consolidated subsidiaries. The primary source of income for the holding company to date has been dividends from the Bank. Regulatory agencies limit the amount of funds that may be transferred from the Bank to the holding company in the form of dividends, loans, or advances.

      Under applicable federal laws, the Comptroller of the Currency restricts, without prior approval, the total dividend payments of the Bank in any calendar year to the net profits of that year, as defined, combined with the retained net profits for the two preceding years. Dividends that may be declared in 2005 without the approval of the Comptroller are $10,675 plus year-to-date 2005 net profits as of the declaration date.

      The Corporation is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, established by Section 38 of the Federal Deposit Insurance Act (FDI ACT), the Corporation must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Corporation's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum amounts and ratios of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined). Management believes, as of December 31, 2004, that the Corporation meets all capital adequacy requirements to which it is subject. The table below sets forth the ratios for the subsidiary banks and on a consolidated basis for December 31, 2004 and 2003.

      As of December 31, 2004, the most recent regulatory notification, the subsidiary banks were categorized as well-capitalized under the regulatory framework for prompt corrective action (Section 38 of the FDI ACT). To be categorized as well-capitalized, minimum total risk-based capital, Tier 1 risk-based capital, and Tier 1 leverage ratios as set forth in the table below must be maintained. There are no conditions or events since that notification that management believes have changed the institutions' categories. As of December 31, 2003 the Comptroller of the Currency categorized the banks as well-capitalized under the regulatory framework for prompt corrective action (Section 38 of the FDI ACT).

      As of December 31, 2004:
                                                 Minimum Requirements
                                                              Section 38 of
                                              For Capital     Federal Deposit
                                Actual          Adequacy       Insurance Act
                            Amount   Ratio   Amount   Ratio   Amount   Ratio
      Total Capital
        (to Risk Weighted
         Assets)
         Consolidated     $141,205   12.3%   91,841    8.0%     N/A
         First National
          Bank              66,248   11.0%   48,180    8.0% $ 60,225   10.0%
         FNB Salem Bank
          & Trust           34,137   10.8%   25,287    8.0%   31,608   10.0%
         Bedford Federal
          Savings Bank      25,474   11.6%   17,568    8.0%   21,960   10.0%
      Tier 1 Capital
        (to Risk Weighted
         Assets)
         Consolidated      128,110   11.2%   45,754    4.0%     N/A
         First National
           Bank             59,116    9.8%   24,129    4.0%   36,193    6.0%
         FNB Salem Bank
           & Trust          30,169    9.5%   12,703    4.0%   19,054    6.0%
         Bedford Federal
          Savings Bank      23,478   10.7%    8,777    4.0%   13,165    6.0%
      Tier 1 Capital
        (to Average Assets)
         Consolidated      128,110    9.5%   53,941    4.0%     N/A
         First National
           Bank             59,116    8.2%   28,837    4.0%   36,046    5.0%
         FNB Salem Bank
           & Trust          30,169    8.7%   13,871    4.0%   17,339    5.0%
         Bedford Federal
          Savings Bank      23,478    8.0%   11,739    4.0%   14,674    5.0%

      As of December 31, 2003:
                                                 Minimum Requirements
                                                              Section 38 of
                                              For Capital     Federal Deposit
                                Actual          Adequacy       Insurance Act
                            Amount   Ratio   Amount   Ratio   Amount   Ratio
      Total Capital
        (to Risk Weighted
         Assets)
         Consolidated     $129,327   12.7%   81,466    8.0%     N/A
         First National
           Bank             61,985   11.3%   43,883    8.0% $ 54,854   10.0%
         FNB Salem Bank
           & Trust          32,019   11.1%   23,077    8.0%   28,846   10.0%
         Bedford Federal
          Savings Bank      28,052   15.5%   14,478    8.0%   18,098   10.0%
      Tier 1 Capital
        (to Risk Weighted
         Assets)
         Consolidated      117,567   11.5%   40,893    4.0%     N/A
         First National
           Bank             55,417   10.1%   21,947    4.0%   32,921    6.0%
         FNB Salem Bank
           & Trust          28,405    9.8%   11,594    4.0%   17,391    6.0%
         Bedford Federal
          Savings Bank      26,470   14.6%    7,252    4.0%   10,878    6.0%
      Tier 1 Capital
        (to Average Assets)
         Consolidated      117,567    9.2%   51,116    4.0%     N/A
         First National
           Bank             55,417    8.4%   26,389    4.0%   32,986    5.0%
         FNB Salem Bank
           & Trust          28,405    8.6%   13,212    4.0%   16,515    5.0%
         Bedford Federal
          Savings Bank      26,470    9.4%   11,264    4.0%   14,080    5.0%
      Tangible Capital
         Bedford Federal
         Savings Bank       26,470    9.4%    4,207    1.5%    N/A

(14)  SUPPLEMENTAL CASH FLOW INFORMATION

      The Corporation paid $26,216, $16,206 and $22,027 for interest and $9,139, $5,580 and $4,660 for income taxes in 2004, 2003 and 2002, respectively. Noncash investing activities included $863, $1,375 and $906 of loans transferred to other real estate owned in 2004, 2003 and 2002, respectively.

(15)  COMMITMENTS AND CONTINGENCIES

      The Corporation is involved from time to time in litigation arising in the normal course of business. Management believes that any resulting settlements and disposition of these matters will not have a material effect on the Corporation's consolidated results of operations or financial position.

(16)  GOODWILL AND OTHER INTANGIBLES

      FASB SFAS No. 141 eliminated the pooling-of-interests method of accounting for business combinations and FASB SFAS No. 142 superseded APB Opinion No. 17, Intangible Assets. Under SFAS No. 142, certain goodwill and indefinite lived intangible assets are no longer amortized but are reviewed annually for impairment or more frequently if indications of impairment arise. Goodwill is required to be tested for impairment between the annual tests if an event occurs or circumstances change that will more likely than not reduce the fair value of a reporting unit below its carrying value. An indefinite lived intangible asset is required to be tested for impairment between the annual tests if an event occurs or circumstances change indicating that the asset might be impaired. Separable intangible assets that have finite lives continue to be amortized over their useful lives, for which SFAS Nos. 142 and 147 do not impose limits.

      In accordance with the disclosure requirements of SFAS No. 142, the following information is presented regarding intangibles subject to amortization and those not subject to amortization.

                                   Gross                             Net
                                   Carrying       Accumulated        Carrying
                                   Amount         Amortization       Amount
Goodwill Subject to
  Amortization                   $      -                    -            -
Goodwill Not Subject to
  Amortization
    Balance, December 31, 2002     21,735                    -       21,735
        Additions Due to Bedford   20,889                    -       20,889
        Impairment Charges              -                    -            -
    Balance, December 31, 2003     42,624                    -       42,624
        Additions/Impairment            -                    -            -
    Balance, December 31, 2004   $ 42,624                    -       42,624

Core Deposit Intangibles
    Balance, December 31, 2002      5,872                1,068        4,804
        Additions Due to Bedford    3,060                    -        3,060
        Amortizations                   -                1,193       (1,193)
    Balance, December 31, 2003      8,932                2,261        6,671
        Amortizations                   -                1,387       (1,387)
    Balance, December 31, 2004      8,932                3,648        5,284
Total Goodwill and Other
    Intangible Assets            $ 51,556                3,648       47,908

      In accordance with SFAS No. 142, the amortization expense for core deposit intangibles subject to amortization for each of the next five years from December 31, 2004 is as follows:


                              2005            $1,225
                              2006            $1,063
                              2007            $  900
                              2008            $  738
                              2009            $  575

      SFAS No. 142 requires an annual impairment test to be applied to all goodwill and other indefinite-lived intangible assets. The impairment test involves identifying separate reporting units based on the reporting structure of the Corporation, then assigning all assets and liabilities, including goodwill, to these units. Goodwill is assigned based on the reporting unit benefiting from the factors that gave rise to the goodwill. Each reporting unit is then tested for goodwill impairment by comparing the fair value of the unit with its book value, including goodwill. If the fair value of the reporting unit is greater than its book value, no goodwill impairment exists. However, if the book value of the reporting unit is greater than its determined fair value, goodwill impairment may exist and further testing is required to determine the amount, if any, of the actual impairment loss. Any impairment loss is charged against income in the period in which the impairment is recognized. The Corporation has completed its impairment tests of goodwill as of September 30, 2004 and 2003 and did not record an impairment loss as a result of either of these tests.

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

      Except for unused home equity lines totaling $74,776 at December 31, 2004, and $61,968 at December 31, 2003 (included in amounts below), the Corporation may or may not require collateral or other security to support the following financial instruments with credit risk:

                                                 Contract Amounts
      December 31,                                 2004        2003
      Financial instruments whose contract
        amounts represent credit risk:
          Commitments to extend credit        $ 272,755     204,423
          Standby letters of credit              26,834      17,820

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

      The Corporation originates mortgage loans for sale to secondary market investors subject to contractually specified and limited recourse provisions. In 2004, the Corporation originated $240,731 and sold $236,048 of mortgage loans to investors, compared to $422,699 originated and $452,481 of mortgage loans sold in 2003. Every contract with each investor contains certain recourse language. In general, the Corporation may be required to repurchase a previously sold mortgage loan if there is major noncompliance with defined loan origination or documentation standards, including fraud, negligence or material misstatement in the loan documents. Repurchase may also be required if necessary governmental loan guarantees are canceled or never issued, or if an investor is forced to buy back a loan after it has been resold as a part of a loan pool. In addition, the Corporation may have an obligation to repurchase a loan if the mortgagor has defaulted early in the loan term. This potential default period ranges from six to twelve months after sale of a loan to the investor. Historically, repurchases under these recourse provisions have been minimal.

(18)  CONCENTRATIONS OF CREDIT RISK

      The Corporation does a general banking business, serving the commercial, agricultural and personal banking needs of its customers in its trade territory, commonly referred to as the New River Valley and the Roanoke Valley, which consists of Montgomery, Roanoke and Bedford Counties and portions of adjacent counties in Virginia. Operating results are closely correlated with the economic trends within this area, which are, in turn, influenced by the area's large employers which include Virginia Polytechnic Institute and State University, Radford University, the Radford Arsenal, General Electric and Norfolk Southern. Other industries include a wide variety of manufacturing concerns and agriculture-related enterprises. The ultimate collectibility of the loan portfolios and the recovery of the carrying amounts of repossessed property are susceptible to changes in the market conditions of this area. The commercial portfolio is diversified with no significant concentrations of credit within a single industry. The consumer loan portfolio included $105,922 and $108,339 of loans to individuals for household, family and other personal expenditures at December 31, 2004 and 2003, respectively. The real estate mortgage portfolio consists primarily of loans secured by 1-4 family residential properties.

(19)  DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS

      SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," requires the Corporation to disclose estimated fair values of its financial instruments. The following methods and assumptions were used to estimate the approximate fair value of each class of financial instrument for which it is practicable to estimate that value:

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

      (f)   Commitments to Extend Credit and Standby Letters of Credit

            The only amounts recorded for commitments to extend credit and standby letters of credit are the deferred fees arising from these unrecognized financial instruments. These deferred fees are not deemed significant at December 31, 2004 and 2003, and as such, the related fair values have not been estimated.

      The carrying amounts and approximate fair values of the Corporation's financial instruments are as follows:

      December 31,                       2004                   2003

                                           Approximate            Approximate
                                Carrying   Fair        Carrying   Fair
                                Amounts    Values      Amounts    Values
     Financial assets:
       Cash and due
         from banks          $   37,786      37,786     36,838      36,838
       Federal funds sold             -           -      1,200       1,200
       Securities available-
         for-sale               142,368     142,368    173,641     173,641
       Securities held-to-
         maturity                 3,939       4,036      9,674      10,009
       Loans, net of
         unearned income      1,103,470   1,096,893    999,888   1,011,678
           Total financial
             assets          $1,287,563   1,281,083  1,221,241   1,233,366

     Financial liabilities:
       Deposits              $1,124,267   1,079,828  1,048,802   1,021,932
       Federal funds
         purchased,
         securities sold
         under agreements
         to repurchase and
         other borrowed
         funds                  117,541     125,257    130,446     138,967
            Total financial
              liabilities    $1,241,808   1,205,085  1,179,248   1,160,899

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

(20)  PARENT COMPANY FINANCIAL INFORMATION

      Condensed financial information of FNB Corporation (the parent or holding company) is presented below:

    Condensed Balance Sheets

                                       December 31, 2004    December 31, 2003
    Assets
    Cash and due from banks                $   6,402                4,589
    Securities available-for-sale,
      at fair value                            1,779                1,829
    Other investments at cost                    836                  836
    Investment in subsidiary banks           161,649              161,644
    Other assets                               8,415                1,902
          Total assets                     $ 179,081              170,800
    Liabilities
    Other borrowed funds                   $  27,836               27,836
    Other liabilities                          1,144                1,556
    ESOP debt                                    100                  300
          Total liabilities                   29,080               29,692
    Stockholders' equity                     150,001              141,108
          Total liabilities and
            stockholders' equity           $ 179,081              170,800

    Statements of Income
    Years Ended December 31,                    2004        2003        2002
    Income:
      Dividends from affiliate banks       $  14,396       6,835       6,021
      Interest on investments                    118         119         165
      Management fees                         14,581      13,015      11,382
      Miscellaneous income                        13          16           -
        Total income                          29,108      19,985      17,568
    Interest expense                           1,412       1,075         932
    Operating expenses                        14,842      13,671      12,618
        Total expenses                        16,254      14,746      13,550
    Income before income taxes and
      equity in undistributed net
      income of affiliate banks               12,854       5,239       4,018
    Applicable income tax provision
      (benefit)                                 (532)       (600)       (711)
                                              13,386       5,839       4,729
    Equity in undistributed net
      income of affiliate banks                  861       7,093       6,362
    Net income                             $  14,247      12,932      11,091

     Statements of Cash Flows

                                                 2004        2003        2002
   Cash flows from operating activities:
     Net income                            $  14,247      12,932      11,091
     Adjustments to reconcile net income
       to net cash provided by operating
       activities:
         Equity in undistributed net
           income of affiliate banks            (861)     (7,093)     (6,362)
         ESOP compensation                       233         317         299
         Increase in other assets             (1,570)     (1,306)       (986)
         Increase (decrease) in other
           liabilities                          (412)        620         915
         Other, net                              751         765         207
           Net cash provided by operating
             activities                    $  12,388       6,235       5,164

   Cash flows from investing activities:
     (Purchase) sale of short term
       investments                         $       -           -      16,549
     Sales and maturities of debt
       securities                                  -         546         100
     Purchase of debt securities                   -        (490)          -
     Purchase of other investments
       at cost                                     -           -        (491)
     Cash payment for purchase of
       subsidiary                                  -     (11,516)    (13,550)
     Fixed assets sold to FNB
       Corporation from affiliates            (4,943)          -           -
           Net cash provided (used) in
             investing activities          $  (4,943)    (11,460)      2,608

   Cash flows from financing activities:
     Issuance of trust preferred
       debt                                        -      12,372           -
     Repurchase of FNB Corporation
       stock, net                          $       -         (94)     (1,692)
     Cash dividends paid on common
       stock                                  (5,632)     (4,317)     (3,923)
     Other, net                                    -        (304)          -
     Net cash provided (used) for
       financing activities                $  (5,632)      7,657      (5,615)

   Net increase in cash and cash
     equivalents                           $   1,813       2,432       2,157
   Cash and cash equivalents at
    beginning of year                          4,589       2,157           -
   Cash and cash equivalents at end
     of year                               $   6,402       4,589       2,157

(21)  INTERIM FINANCIAL INFORMATION (Unaudited)

      Consolidated quarterly results of operations were as follows:

                                                 2004
                                           Three Months Ended
                              March 31   June 30   September 30   December 31
      Interest income         $ 17,049    17,064         17,923        18,425
      Interest expense           5,288     5,453          5,822         6,097
      Net interest income       11,761    11,611         12,101        12,328
      Provision for loan
        losses                     637       903            753           753
      Noninterest income         3,198     3,914          3,570         3,667
      Noninterest expense        9,031     9,255          9,114         9,430
      Income before income
        tax expense              5,291     5,367          5,804         5,812
      Income tax expense         1,881     1,941          2,097         2,108
      Net income              $  3,410     3,426          3,707         3,704

      Basic earnings per
        share                 $   0.47      0.47           0.51          0.51
      Fully diluted earnings
        per share             $   0.47      0.47           0.51          0.50

                                                 2003
                                           Three Months Ended
                              March 31   June 30   September 30   December 31
      Interest income         $ 14,148    13,846         16,142        17,328
      Interest expense           4,838     4,672          5,118         5,307
      Net interest income        9,310     9,174         11,024        12,021
      Provision for loan
        losses                     497       462            587           612
      Noninterest income         3,669     4,108          4,276         3,625
      Noninterest expense        8,080     8,383          9,297         9,943
      Income before income
        tax expense              4,402     4,437          5,416         5,091
      Income tax expense         1,397     1,431          1,856         1,730
      Net income              $  3,005     3,006          3,560         3,361

      Basic earnings per
        share                 $   0.52      0.52           0.53          0.47
      Fully diluted earnings
        per share             $   0.51      0.51           0.52          0.46

(22)  STOCK COMPENSATION PLANS

      In 2000 the Corporation's shareholders approved the FNB Corporation 2000 Incentive Stock Plan (the "Plan"), as previously adopted by the Board of Directors. The Plan makes available up to 424,000 shares of common stock for awards to key employees and non-employee directors of the Corporation and its subsidiaries in the form of stock options, stock appreciation rights, and stock awards. The Plan will expire in

      2010, unless sooner terminated by the Board. Any option terms not specified in the Plan such as exercise prices, expiration dates, and vesting provisions are set forth in an agreement governing each grant. A stock option may be either an incentive stock option within the meaning of Section 422 of the Internal Revenue Code or a non-qualified stock option.

      A summary of the status (shares in thousands) of the Corporation's stock option plan is presented below:

                        ______2004______  ______2003______  ______2002______
                                 Weighted         Weighted          Weighted
                                 Average          Average           Average
                                 Exercise         Exercise          Exercise
                        Shares   Price    Shares  Price     Shares  Price
    Outstanding at
      beginning of
      year                 259    $17.18     256   $15.87      218   $14.77
    Granted                 28     25.62      32    26.61       55    19.42
    Exercised              (31)    13.50     (15)   15.38      (17)   13.24
    Forfeited               (7)    17.13     (14)   16.91        -        -
    Outstanding at
      end of year          249    $18.59     259   $17.18      256   $15.87

    Options exer-
      cisable at
      year-end             161    $16.28     145   $14.94      134   $14.20

      Information about stock options outstanding at December 31, 2004 follows:


                                         Weighted
                                         Average          Weighted
       Range of                          Remaining        Average
       Exercise         Number           Contractual      Exercise
       Prices           Outstanding      Life             Price

     $13.17 - 13.17            29        0.8 years        $13.17
      15.39 - 17.36           141        5.9 years         15.90
      23.05 - 26.90            79        8.5 years         25.40
        Totals                249        6.3 years         18.59

      The weighted average fair value per share of options granted in 2004, 2003 and 2002 amounted to $ 8.29, $ 6.02 and $ 4.37, respectively. The fair values of stock options granted were estimated at the date of grant using the Black-Scholes option pricing model. The Black-Scholes option pricing model was originally developed for use in estimating the fair value of traded options, which have different characteristics from the Corporation's employee stock options. The model is also sensitive to changes in assumptions, which can materially affect the fair value estimate. The following weighted-average assumptions were used to determine the fair value of options:

      Years Ended December 31,       2004          2003         2002

      Dividend yield                 2.8%          2.5%         3.4%
      Expected life              10.0 years    10.0 years    10.0 years
      Expected volatility             30%           20%          20%
      Risk-free interest rate        4.8%          3.6%         5.1%


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

      On May 1, 2001, Southwest Virginia Savings Bank FSB ("SVSB") of Roanoke, Virginia, was merged with FNB Corporation in a business combination accounted for by the purchase method of accounting. At the merger date, SVSB had $56,588 in net loans, $93,268 in total assets and $76,299 in total deposits. The shareholders of SVSB received 293 shares of FNB Corporation common stock and cash of $3,530 in connection with the merger. Excess cost over net assets acquired equaled $962 and has been allocated to goodwill. SVSB's results of operations have been included in the financial statements from the merger date.

      On December 31, 2001, Salem Community Bankshares, Inc. ("SCB") of Salem, Virginia, was merged with FNB Corporation in a business combination accounted for by the purchase method of accounting. At the merger date, SCB had $170,813 in net loans, $257,971 in total assets and $205,307 in total deposits. The shareholders of SCB received 1,272 shares of FNB Corporation common stock and cash of $12,937 in connection with the merger. Excess cost over net tangible assets acquired equaled $21,441, and $5,873 has been allocated to core deposit intangible with the remaining $14,568 recorded as goodwill.

      Southwest Virginia Savings Bank, FSB was renamed FNB Southwest, N.A., as a result of converting to a national bank charter on October 10, 2001. FNB Southwest, N.A., and Salem Bank and Trust, N.A., merged on May 6, 2002, into a single charter with the name "FNB Salem Bank and Trust, National Association".

      On August 1, 2003, Bedford Bancshares, Inc. ("Bedford") of Bedford, Virginia, was merged with FNB Corporation in a business combination accounted for by the purchase method of accounting. At the merger date, Bedford had $236,410 in loans, net of unearned income, $273,931 in total assets and $185,387 in total deposits. The shareholders of

      Bedford received 1,403 shares of FNB Corporation common stock, valued at average market price of $26.60 per share and cash of $11,516 for total consideration of $49,283 in connection with the merger. The carrying value of loans and deposits were adjusted to fair market values of $240,951 and $185,387, respectively. The excess cost over net tangible assets acquired was $23,962 of which $3,059 was allocated to core deposit intangible with the remaining $20,889 recorded as goodwill. The fair market value adjustments are being amortized over the life of the related asset or liability, and the core deposit intangible is being amortized on an accelerated method over 10 years based on a life study of existing deposits.

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


(24)  SEGMENT INFORMATION

      The Corporation operates two business segments: community banking and mortgage banking. These segments are primarily identified by the products and services offered and the channels through which they are offered. The banking segment consists of full-service banks that offer customers traditional banking products and services through various delivery channels. The Corporation's mortgage banking segment consists of mortgage brokerage facilities that originate and sell mortgage products. The accounting policies for each of the business segments are the same as those of the Corporation described in Note 1. Information for 2004, 2003 and 2002 for each of the segments is included below.

 December 31, 2004

                         Community  Mortgage             Elimi-
                         Banking    Banking     Parent   nations       Total
 Net interest income  $   48,075      1,020     (1,294)         -      47,801
 Provision for loan
   losses                  2,919        127          -          -       3,046
 Net interest income
   after provision
   for loan losses        45,156        893     (1,294)         -      44,755
 Other income             11,212      3,124     14,594    (14,581)     14,349
 Other expenses           33,524      3,045     14,842    (14,581)     36,830
 Income (loss)
   before income
   taxes                  22,844        972     (1,542)         -      22,274
 Income tax
   (benefit)               8,219        340       (532)         -       8,027
 Net income           $   14,625        632     (1,010)         -      14,247
 Average assets       $1,341,499     36,328    173,902   (179,478)  1,372,251

December 31, 2003

                         Community  Mortgage             Elimi-
                         Banking    Banking     Parent   nations       Total
 Net interest income  $   41,596        889       (956)         -      41,529
 Provision for loan
   losses                  2,158          -          -          -       2,158
 Net interest income
   after provision
   for loan losses        39,438        889       (956)         -      39,371
 Other income              9,541      6,121     13,031    (13,015)     15,678
 Other expenses           31,659      3,388     13,671    (13,015)     35,703
 Income (loss)
   before income
   taxes                  17,320      3,622     (1,596)         -      19,346
 Income tax
   (benefit)               5,783      1,231       (600)         -       6,414
 Net income           $   11,537      2,391       (996)         -      12,932
 Average assets       $1,111,474     25,318    138,943   (139,692)  1,136,043

 December 31, 2002

                         Community  Mortgage             Elimi-
                         Banking    Banking     Parent   nations       Total
 Net interest income  $   37,851        338       (767)         -      37,422
 Provision for loan
   losses                  1,369          -          -          -       1,369
 Net interest income
   after provision
   for loan losses        36,482        338       (767)         -      36,053
 Other income              8,801      2,744     11,382    (11,382)     11,545
 Other expenses           28,274      1,772     12,618    (11,382)     31,282
 Income (loss)
   before income
   taxes                  17,009      1,310     (2,003)         -      16,316
 Income tax
   (benefit)               5,491        445       (711)         -       5,225
 Net income            $  11,518        865     (1,292)         -      11,091
 Average assets        $ 941,760     15,040    107,279   (104,789)    959,290

(25)  RECENT ACCOUNTING DEVELOPMENTS

      In December 2003, the FASB revised Interpretation No. 46, "Consolidation of Variable Interest Entities" issued in January 2003 ("FIN 46"), which addresses consolidation by business enterprises of variable interest entities ("VIEs") that either: (1) do not have sufficient equity investment at risk to permit the entity to finance its activities without additional subordinated financial support, or
      (2) have equity investors that lack an essential characteristic of a controlling financial interest. FIN 46 (R) introduced a new scope exception for certain types of entities that qualify as a "business" as defined in FIN 46 (R), revised the method of calculating expected losses and residual returns for determination of the primary beneficiary and included new guidance for assessing variable interests. No new consolidation was required as a result of applying FIN 46 or FIN 46 (R). FNB Corporation is the primary beneficiary of FNB Trust (the "Trust"), a VIE bearing a $27.836 million liability for trust preferred securities. In accordance with GAAP principles, the Trust has been included in the Corporation's consolidated financial statements since its formation in 2001. As a result, the implementation of FIN 46 (R) did not have and is not expected to have a significant impact on the financial condition or results of operations of the Corporation.

      In March 2004, the FASB's Emerging Issues Task Force ("EITF") reached consensus on EITF 03-01, "The Meaning of Other-than-Temporary Impairment and its Application to Certain Investments." EITF 03-01 requires that unrealized losses on investment securities that are deemed other-than-temporary be recorded as an adjustment to operations. The guidance applies to certain debt and equity securities within the scope of SFAS No. 115. EITF 03-01 provides that investments that have declined in value due to credit concerns or to changes in the interest rate environment and/or sector spreads must be recorded as other-than-temporarily impaired, unless the investor can demonstrate the positive ability and intent to hold such securities until a forecasted recovery of fair value or until maturity of the security. EITF 03-01 requires separate disclosure related to unrealized losses for securities that have been in an unrealized loss position for a period of less than twelve months and for those that have been in an unrealized loss position for a period greater than twelve months, for financial statements issued for years ending after December 15, 2003. The loss recognition provisions of other-than-temporary losses under EITF 03-01 were to be effective September 30, 2004, however, the FASB issued FASB Staff Position EITF 03-01-1, which deferred the effective date until further implementation guidance could be established. Management will continue to monitor changes in the guidance and evaluate the impact of initial adoption on the financial condition and results of operations of the Corporation.

      In December 2004, the FASB issued SFAS No. 123 (Revised), "Share-Based Payment (Revised 2004)" ("SFAS 123 (R)"). SFAS 123 (R) replaces SFAS 123 and supercedes APB Opinion Number 25. This standard requires all entities to recognize compensation expense in an amount equal to the grant date fair value of stock options and other share-based payments. Public entities (other than those filing as small business issuers) will be required to apply SFAS 123 (R) as of the first interim or annual reporting period that begins after June 15, 2005. This statement is to be applied using a modified version of prospective application. Compensation expense is required to be recorded (as previous awards continue to vest) for the unvested portion of previously granted awards that remain outstanding at the date of adoption. In addition, the Corporation may elect to adopt SFAS 123 (R) by adjusting previously issued financial statements on a basis consistent with the amounts of the expense previously calculated and reported in the pro forma disclosures that had been required by SFAS No. 123. Management has not completed its evaluation of the effect of adoption of SFAS 123 (R), but believes that the effect will be consistent with the application in its pro forma disclosures that had been required by SFAS No. 123.

Board of Directors

Kendall O. Clay                          Steven D. Irvin
Attorney, Kendall O. Clay, P.C.          Senior Vice President and Director
                                           of Sales,
                                         Bankers Insurance, L.L.C.

Hugh H. Bond                             Harold K. Neal
Associate Real Estate Broker,            Retired President and Chief
Scott & Bond, Inc.                         Executive Officer of Bedford
                                           Bancshares, Inc. and Bedford
                                           Federal Savings Bank

Douglas Covington                        Raymond D. Smoot, Jr.
President, Radford University            Chief Operating Officer and
                                           Secretary/Treasurer,
                                         Virginia Tech Foundation, Inc.

Beverley E. Dalton                       Charles W. Steger
Owner, English Construction Company      President, Virginia Polytechnic
                                           Institute and State University

Daniel D. Hamrick                        Carl E. Tarpley, Jr.
Attorney, Daniel D. Hamrick, P.C.        Retired President and Chief
                                           Executive Officer,
                                         FNB Salem Bank & Trust, N.A.

William P. Heath, Jr.                    Jon T. Wyatt
President and Chief Executive Officer,   President, Sign Systems, Inc.
FNB Corporation

F. Courtney Hoge
Insurance and Financial Planning,
New York Life


Corporate Executive Officers

William P. Heath, Jr.                    Kay O. McCoy
President and Chief Executive Officer    Executive Vice President and
                                           Retail Executive

Daniel A. Becker                         Duane E. Mink
Executive Vice President and Chief       Executive Vice President and
  Financial Officer                        General Counsel

Gregory W. Feldmann                      R. Bruce Munro
President and Chief Executive Officer,   President and Chief Executive
FNB Salem Bank & Trust, N.A.               Officer,
                                         First National Bank

Keith J. Houghton                        Woody B. Nester
Executive Vice President and Chief       Executive Vice President and
  Risk Officer                             Chief Systems Officer