Form 10-K, Exhibit 13
period 2005-12-31
FNB CORP \VA\
filed 2006-03-10
CIK 1010961

Exhibit 13

                              FNB CORPORATION

                       ANNUAL REPORT TO SHAREHOLDERS

                                    2005

                     INDEX TO ANNUAL REPORT TO SHAREHOLDERS


                                                                      Page


Selected Consolidated Financial Information                             1

Management's Discussion and Analysis of Financial Condition and
Results of Operations                                                   2

Market Price and Dividend Data                                         13

Market Risks Related to Financial Instruments                          14

Management's Annual Report on Internal Control Over Financial
Reporting                                                              17

Report of Independent Registered Public Accounting Firm on the
Consolidated Financial Statements                                      18

Report of Independent Registered Public Accounting Firm on Internal
Control Over Financial Reporting                                       19

Consolidated Balance Sheets                                            21

Consolidated Statements of Income and Comprehensive Income             22

Consolidated Statements of Cash Flows                                  24

Consolidated Statements of Changes in Stockholders' Equity             27

Notes to Consolidated Financial Statements                             30

Board of Directors and Corporate Executive Officers                    63

SELECTED CONSOLIDATED FINANCIAL INFORMATION
                                             Years Ended December 31,
                                                       (1)                (1)
                                  2005      2004      2003      2002     2001
Selected income statement data
   (in thousands):
     Interest income        $   80,752    70,461    61,464    59,618   47,850
     Interest expense           29,202    22,660    19,935    22,196   22,827

     Net interest income        51,550    47,801    41,529    37,422   25,023
     Provision for loan
        losses                   2,564     3,046     2,158     1,369    1,637
     Noninterest income         16,264    14,349    15,678    11,545    5,798
     Noninterest expense        38,620    36,830    35,703    31,282   19,900
     Income tax expense          9,097     8,027     6,414     5,225    2,550

     Net income             $   17,533    14,247    12,932    11,091    6,734

Per share data:(2)
     Basic earnings         $     2.40      1.96      2.03      1.93     1.54
     Diluted earnings             2.39      1.95      2.01      1.90     1.53
     Cash dividends declared       .78       .74       .70       .68      .68
     Book value                  21.94     20.63     19.57     16.52    14.96

Average shares outstanding(2)
   (in thousands):
     Basic                       7,293     7,252     6,378     5,758    4,373
     Diluted                     7,350     7,320     6,445     5,833    4,404

Selected balance sheet data
   at year end
      (in thousands):
     Total securities       $  171,340   156,732   193,237   163,283  182,164
     Loans, net of unearned
        income               1,163,280 1,103,470   999,888   691,661  648,263
     Allowance for loan
        losses                  14,412    13,165    12,002     9,466    8,827
     Total assets            1,481,482 1,396,116 1,326,811   992,431  954,450
     Deposits                1,217,006 1,124,267 1,048,802   845,688  806,787
     Trust preferred            27,836    27,836    27,836    15,464   14,549
     Stockholders' equity      160,476   150,001   141,108    95,099   86,633

Selected ratios
   (in percentages):
     Return on average assets     1.22      1.04      1.14      1.16     1.04
     Return on average equity    11.35      9.82     11.26     12.36    11.67
     Dividend pay-out ratio      32.48     39.53     33.38     35.37    44.85
     Average equity to
        average assets           10.76     10.57     10.11      9.36     8.89

Notes:

(1)  Includes effect of acquisitions.

(2) Share and per share data for 2001 have been adjusted retroactively to reflect a 6% stock dividend in 2002.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                   CONDITION AND RESULTS OF OPERATIONS


Our Business

FNB Corporation, a Virginia corporation, was organized in 1996 as a bank holding company for First National Bank, a national banking association formed in 1905. As a result of mergers and acquisitions, FNB Corporation currently has three banking subsidiaries (First National Bank, FNB Salem
Bank and Trust, National Association, and Bedford Federal Savings Bank, National Association) (collectively, "FNB"). FNB provides a full complement of consumer and commercial banking services to its primary service areas which include the New River Valley, consisting of Montgomery County, Virginia and surrounding counties, the Cities of Roanoke and Salem, Virginia and Roanoke and contiguous counties, including Bedford and Franklin, Virginia. With an emphasis on personal service, FNB offers a broad range of commercial and retail banking products and services including checking, savings and time deposits, individual retirement accounts, merchant bankcard processing, residential and commercial mortgages, home equity loans, consumer installment loans, agricultural loans, small business, and FHA and SBA guaranteed loans, commercial loans, lines and letters of credit as well as trust services and investment products. In addition to its 26 branches, two loan production offices, telephone, and online banking, FNB has over 50 ATMs located both on premises and in other strategic positions within its primary market areas.

The following is a discussion of factors that significantly affected the financial condition and results of operations of FNB. This discussion should be read in connection with the consolidated financial statements, statistical disclosures and other financial information presented herein. All amounts presented are denoted in thousands except share, per share data, percentages or as otherwise specified.

Forward-Looking Information

This report may contain forward-looking statements with respect to the financial condition, results of operations and business of FNB. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management of FNB, and on the information available to management at the time that these disclosures were prepared. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following possibilities: (1) competitive pressures between depository and other financial institutions may increase significantly; (2) competitors may have greater financial resources and develop products that enable such competitors to compete more successfully than FNB; (3) changes in the interest rate environment may reduce margins; (4) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit; and (5) legislative or regulatory changes, including changes in accounting standards, may adversely affect the businesses in which FNB is engaged.

Critical Accounting Policies

FNB's significant accounting policies are set forth in Note 1 of the Notes to Consolidated Financial Statements. FNB's financial position and results of operations are affected by management's application of accounting policies, including estimates, assumptions and judgments made to arrive at the carrying value of assets and liabilities and amounts reported for revenues and expenses. Different assumptions in the application of these policies could result in material changes in FNB's consolidated financial position and/or consolidated results of operations. FNB considers its policies regarding the allowance for loan losses and valuing intangible assets associated with mergers and acquisitions to be its most critical accounting policies, because they require many of management's most subjective and complex judgments. Understanding FNB's accounting policies is fundamental to understanding its consolidated financial position and consolidated results of operations.

FNB has developed appropriate policies and procedures for assessing the adequacy of the allowance for loan losses, recognizing that this process requires a number of assumptions and estimates with respect to its loan portfolio. FNB's assessments may be impacted in future periods by changes in economic conditions, regulatory examinations and the discovery of information with respect to borrowers that is not currently known. For additional discussion concerning FNB's allowance for loan losses and related matters, see Note 1(f), "Allowance for Loan Losses" of the Notes to Consolidated Financial Statements.

FNB's growth in business, profitability and market share over the past several years has been enhanced significantly by mergers and acquisitions. To account for mergers and acquisitions FNB follows Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations," which allows only the use of the purchase method of accounting.

For purchase acquisitions, FNB is required to record the assets acquired, including identified intangible assets, and liabilities assumed at their fair value, which in many instances involves estimates based on third party valuations, such as appraisals, or internal valuations based on discounted cash flow analyses or other valuation techniques. The determination of the useful lives of intangible assets is subjective, as is the appropriate amortization period for such intangible assets. In addition, purchase acquisitions typically result in goodwill, which is subject to ongoing periodic impairment testing based on the fair value of net assets acquired compared to the carrying value of goodwill. Changes in merger multiples, the overall interest rate environment, or the continuing operations of the acquisition targets could have a significant impact on the periodic impairment testing. For additional discussion concerning FNB's valuation of intangible assets, see Note 16, "Goodwill and Other Intangibles," of the Notes to Consolidated Financial Statements.

Recent Regulatory and Accounting Developments

In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard No. 123(R) "Share Based Payments" ("SFAS 123(R)"), effective beginning with the first interim or annual reporting period of the first fiscal year beginning on or after June 15, 2005. SFAS 123(R) requires that the financial statements reflect an expense for the fair value of options granted to employees. Under accounting principles previously in effect, FNB had elected to use the intrinsic value method of accounting for employee stock options, which did not require recognition of expense for options granted "at the money", though the pro forma effect of expensing the fair value was disclosed in the notes to the financial statements. FNB has chosen to use the modified prospective approach to implement SFAS 123(R) and FNB's financial statements beginning in 2006 will reflect the expense of the fair value of options. The modified prospective approach prescribes recognition of expense over the vesting period for the fair value of both options granted in the future and the unvested portion of previously granted options.

FNB opted to vest the 67,000 unvested options outstanding at December 31, 2005 (employee and non-employee bank board options). No other changes were made to the terms and conditions of the options. The accelerated vesting was undertaken to reduce the non-cash compensation expense that FNB would otherwise be required to recognize upon adopting SFAS 123(R). By accelerating the vesting, FNB eliminated approximately $177 of after-tax expense relating to employee options in future periods, of which $88 would have been incurred during the year ending December 31, 2006.

Overview

FNB is a bank holding company with nearly $1.5 billion in assets, operating 26 full-service branches and 50 automated teller machines in a market reaching 150 contiguous miles in Virginia, from Wythe County in the southwest to Bedford County eastward. FNB is located in markets with major universities, a large corporate research center and two major lakes that attract visitors year-around. The diversity of the markets served provides many opportunities for growth in banking services. In addition, the universities provide stability over varying economic cycles. FNB offers a full array of products and services to include basic banking, trust, investment products, insurance and mortgage.

FNB reported record earnings in 2005. Net income increased 23.1% over 2004. This was due primarily to growth in basic banking loan and deposit products as well as improvement in earnings from other lines of business-secondary market mortgage, insurance and investment products.

Net interest income and margin improved over the same period due to growth in loans and increases in the prime rate, which provided an immediate benefit because many loans are priced/indexed to the prime rate.

FNB has many initiatives in process. These include "branding" to promote FNB in a consistent manner throughout all the markets FNB serves. In conjunction with this initiative, the Board of Directors of the Corporation voted unanimously to merge the charters of two of its banking affiliates, FNB Salem Bank & Trust and Bedford Federal Savings Bank, N.A., with and into its third and largest banking affiliate, First National Bank. In addition, the decision was made to implement a "line of business" organizational structure. Moving to one bank will provide expense savings as well as complement the branding initiative. The line of business organizational structure will provide individual top management focus on each line and should result in the enhancement and consistent quality delivery of the products/services within that line of business. The branch initiative that began in 2004 is on track. FNB has purchased land, has commitments or is in the process of obtaining commitments to purchase or lease land/facilities at several desirable locations with good growth potential. In addition, FNB plans to expand private banking and secondary market mortgage operations into the central

Virginia market. The customer relationship management system implemented this year has been very successful in generating referrals and sales, helping to achieve our goal of "building core relationships".

Management views these initiatives as an investment in the future so that the strong earnings momentum realized in 2005 will continue in 2006 and beyond.

Mergers and Acquisitions

On August 1, 2003, FNB acquired Bedford Bancshares, Inc. ("Bedford") and its subsidiary, Bedford Federal Savings Bank. Shareholders of Bedford received
1.403 million shares of FNB common stock and $11.5 million in cash. Bedford was liquidated and Bedford Federal Savings Bank became a subsidiary of FNB. The acquisition was recorded under the purchase method of accounting.
Bedford Federal Savings Bank was converted to a national bank charter on December 10, 2004, and its name is now Bedford Federal Savings Bank, National Association. Because the acquisition of Bedford was recorded under the purchase method of accounting, the results of its operations are only included in the accompanying financial statements from the date of acquisition (August 1, 2003).

Financial Information Excluding Bedford

The following financial information shows the performance of FNB with Bedford excluded for the years 2004 and 2003 as Bedford was only included for a partial year in 2003. In addition to results presented in accordance with generally accepted accounting principles ("GAAP"), this discussion presents selected financial information excluding the impact of the Bedford acquisition for those years. These "non-GAAP financial measures" are reconciled to their most comparable GAAP counterparts in the tables immediately below. Management feels that the presentation of these non-GAAP financial measures provides useful information to investors about FNB because it allows investors to better understand the impact of general economic trends on FNB's financial condition and results of operations without the impact of the acquisition. Management also uses these non-GAAP measures to analyze change in performance on a comparable basis.

FNB Financials: 2004 vs. 2003 With and Without Bedford

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

Results of Operations

Net Income

Net income for 2005 was $17,533 compared to $14,247 for 2004 and $12,932 for 2003. Basic earnings per share were $2.40 in 2005 compared to $1.96 in 2004 and $2.03 in 2003.

Earnings were up $3,286, or 23.1%, from 2004 to 2005 due to higher net interest income, a lower provision for loan losses, higher net income from fee lines of business, expense savings from the closing of the Hilton Head office in November 2004, a gain from an exchange of real estate related to the relocation of the Forest branch in Bedford County ($524 after tax) and a $429 favorable tax adjustment related to the amortization of core deposit intangibles. Return on average equity increased from 9.82% in 2004 to 11.35% in 2005.

The $1,315 increase in net income from 2003 to 2004 was primarily due to Bedford. Excluding Bedford, net income increased $109. Higher net income in the basic banking services more than offset a decline in earnings in the secondary market mortgage line of business.

FNB adopted SFAS No. 142 on January 1, 2002. SFAS No. 142 provides that goodwill related to acquisitions that had been subject to periodic amortization can no longer be amortized but must be tested at least annually for impairment. In August 2005, an analysis commissioned by management to determine whether goodwill had been impaired in accordance with the standards promulgated in SFAS No. 142 was completed by an independent investment banking firm that specializes in the commercial banking industry. The firm incorporated SFAS No. 142's definition of fair value with a number of generally accepted valuation methods appropriate to the stated facts. In their opinion, based on the standards and requirements of SFAS No. 142, the combined goodwill balance of $42,624 held on FNB's consolidated balance sheet on August 31, 2005 had not been impaired.

Part of the premium paid for an acquisition is considered to be for the benefit of acquiring low-cost deposits and a stable customer base. These are referred to as "core deposit intangibles". This premium was calculated by independent outside firms that specialize in these studies. In accordance with SFAS No. 142, the calculated premium is being amortized on an accelerated basis over ten years. Core deposit intangible amortization amounted to $1,225 in 2005 and $1,387 in 2004.

Net Interest Income

Net interest income currently provides 76% of the revenue of FNB. Net interest income is the amount of interest earned on interest-bearing assets less the amount of interest paid on deposits and other interest-bearing liabilities.

Net interest income before provision for loan losses was $51,550 for 2005 compared to $47,801 for 2004, for an increase of $3,749 or 7.8%. The net interest margin increased from 3.85% in 2004 to 3.94% in 2005.

Net interest income increased from 2004 to 2005 primarily due to growth in loans and deposits ($2,357), an increase in rates ($406) and a favorable change in product mix ($986). These changes also impacted the favorable change in the net interest margin.

Year-to-date average loan balances grew 7.0% and deposit balances grew 6.1% from last year. Rate increases by the Federal Reserve contributed to higher net interest income. Variable-rate loans re-price upward when rates are increased, resulting in higher interest income. Deposit costs tend to increase also, but on a delayed basis. Favorable changes in product mix also contributed to higher net interest income. Higher-yielding year-to-date average loan balances comprised a larger percentage of earning assets - 86.2% for 2005 compared to 84.4% for 2004 (lower-yielding investments declined as a percentage of earning assets). Year-to-date average lower-cost transaction account balances comprised a larger percentage of sources of funds than higher-cost certificates of deposit/IRA balances and borrowings.

Net interest income before provision for loan losses was $47,801 in 2004 compared to $41,529 in 2003, for an increase of $6,272. Excluding Bedford, net interest income increased $1,841. $2,754 of the increase in net interest income was due to strong growth in average loans and deposits and favorable changes in the composition of the balance sheet. Higher-yielding loan balances as a percent of earning assets increased and lower-yielding investments decreased as loan growth was funded in part by a decline in the investment portfolio. Year-to-date average lower cost transaction deposits grew at a faster pace than year-to-date average higher cost certificates of deposit/IRA balances. This favorable growth and change in composition of the balance sheet was offset in part by a decline of $913 due to lower rates as loan yields declined faster than deposit costs. Reduction in deposit costs was limited because many deposit products were already near pricing floors.

The net interest margin declined from 4.09% for 2003 to 3.85% for 2004 due to the sustained low interest rate environment and a lower margin on the product line in Bedford.

Management attempts to match the maturities and re-pricing intervals of its earning assets and liabilities in order to avoid material fluctuations in earnings if interest rates change. Historically, FNB has been asset-sensitive, which means that assets re-price more quickly than liabilities. An asset-sensitive position favors an expansion of the net interest margin if interest rates rise. Rate sensitivity is more fully covered under the heading "Market Risks Related to Financial Instruments".

Provision for Loan Losses

The provision for loan losses was $2,564 for 2005, $3,046 for 2004 and $2,158 for 2003. The provision for loan losses, when expressed as a percentage of year-to-date average loans outstanding, was .23%, .29% and .26% for 2005, 2004 and 2003, respectively. The provision was lower in 2005 than in 2004 primarily due to lower loan growth and lower net charge-offs. Net charge-offs were $1,317, $1,883 and $1,004 for 2005, 2004 and 2003, respectively.
Net charge-offs to average year-to-date loans outstanding were .12%, .18%, and .12% for 2005, 2004 and 2003, respectively. The provision increased from 2003 to 2004 due to higher loan growth, the addition of Bedford for a full year and higher net charge-offs.

Management analyzes the loan portfolio quarterly to determine the appropriate level of loan loss reserve (see discussion under the heading "Allowance for Loan Losses").

Noninterest Income

Noninterest income, which includes service charges on deposit accounts, loan origination income and service release fees on mortgage loans sold, other service charges, investment group fees and commissions, sundry income and net securities gains (losses), was $16,264, $14,349 and $15,678, for 2005, 2004 and 2003, respectively.

Noninterest income increased $1,915 from 2004 to 2005. This increase was due primarily to an $807 pre-tax gain from an exchange of real estate related to the relocation of the Forest branch in Bedford County and higher revenue from fee-based lines of business: higher secondary market mortgage revenue ($646), higher income from trust/sales of investment products ($399) and higher merchant cardholder transaction and debit card income ($239). Secondary market mortgage loan production increased 37% from 2004 to 2005.

Noninterest income declined $1,329 from 2003 to 2004. Excluding Bedford, noninterest income declined $2,477 due principally to lower secondary market mortgage revenue ($2,997). Secondary market mortgage loan production declined 43% from 2003 to 2004 due to a tapering off of mortgage loan re-financings. This decline was offset in part by higher service charges ($332) and higher trust and investment product revenue ($200).

Noninterest Expense

Noninterest expense, consisting of salaries and employee benefits, occupancy and equipment costs, checkcard and merchant processing, supplies and other expenses was $38,620, $36,830 and $35,703 for 2005, 2004 and 2003,
respectively.

Noninterest expense increased $1,790 or 4.9% from 2004 to 2005 due primarily to higher salary and benefits expense in the basic banking line of business ($964) which was largely the result of merit increases and incentives; higher losses and charge-offs amounting to $539 due to overdraft protection losses, fraudulent checks, a customer deposit adjustment and other miscellaneous losses; the expansion of the private banking line of business ($365); higher secondary market mortgage expense due to higher volume ($360) and expenses associated with the branding project ($235). These increases were offset in part by savings of $721 from the closing of the Hilton Head office.

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

Income Taxes

Income tax expense as a percentage of pre-tax income was 34.2%, 36.0% and 33.1% in 2005, 2004 and 2003, respectively.

The decrease in the effective tax rate from 2004 to 2005 was primarily due to a favorable tax adjustment related to the amortization of core deposit intangibles (2.2%) plus the elimination of the state tax accrual for Bedford (.8%). Bedford was converted from a savings and loan charter to a national bank charter on December 10, 2004. A bank in Virginia pays a franchise tax instead of state income taxes. These favorable items were partially offset by an increase in taxes due to lower nontaxable interest on securities and other nontaxable income (.7%).

The increase in the effective tax rate from 2003 to 2004 was primarily due to the accrual of state income taxes on Bedford for a full year in 2004 and a partial year in 2003 and the decline of nontaxable interest on securities and other nontaxable income.

Decisions as to which securities to purchase are based on taxable equivalent yields for specific terms. FNB has increased its investments in certain taxable securities, which had higher yields than nontaxable securities when measured on a taxable equivalent basis.

Balance Sheet

Total assets of FNB grew 6.1%, or $85,366, from $1,396,116 at December 31, 2004 to $1,481,482 at December 31, 2005. This growth occurred primarily in cash and due from bank balances, loans, securities and other assets. This growth was funded by growth in deposits.

Cash and due from bank balances increased $9,303 from December 31, 2004 to December 31, 2005. These balances tend to fluctuate considerably from day to day based on deposit inflows and outflows. Average daily balances for the month of December 2005 were $37,039 compared to the balance at December 31, 2004 of $37,786.

Total securities available-for-sale increased $17,030 from December 31, 2004 to December 31, 2005 due primarily to the excess growth of deposits over loans. FNB's liquidity improved markedly in 2005. Liquidity is discussed under the heading "Liquidity and Capital Resources".

Mortgage loans held for sale balances declined from $10,905 at December 31, 2004 to $8,234 at December 31, 2005. Even though secondary market mortgage volume increased from the prior year and from December 2004 to December 2005, balances of mortgage loans held for sale will fluctuate based on the number of loans in the pipeline on any particular day. Average daily balances for December 2005 were $11,906 compared to average daily balances for December 2004 of $10,557.

Loan balances grew $59,810, or 5.4%, from $1,103,470 at December 31, 2004 to $1,163,280 at December 31, 2005. The expansion of the private banking line of business resulted in $31,471 of this increase. Private banking balances are included in the analysis of changes in the following categories. Balances increased $43,185 in the commercial real estate/construction loan categories, $16,802 in the consumer loan category and $12,250 in the commercial category. Real estate mortgage balances declined $12,427. Construction loan growth has been due primarily to residential development activity in local markets. Consumer loan growth consisted primarily of equity line balances.

Goodwill increased by $1,850 due to a deferred tax adjustment relating to core deposit intangibles.

Other assets increased by $5,181 due primarily to a temporary receivable recorded on December 30, 2005 that cleared on January 3, 2006.

Total deposits grew a strong 8.2%, or $92,739, from $1,124,267 at December 31, 2004 to $1,217,006 at December 31, 2005. This growth occurred primarily in the lower cost noninterest and interest-bearing demand and savings deposit categories. A significant portion of this growth can be attributed to a successful new savings product (approximately $38,000 in new money) and the return to FNB's balance sheet of commercial deposits that had been maintained at a brokerage firm ($15,273).

Federal Home Loan Bank ("FHLB") advances declined $23,382 and other borrowings consisting of Federal funds purchased and customer borrowings secured by securities increased $3,489 from 2004 to 2005. These advances/borrowings are used to manage the net funds position of FNB by either securing additional advances/borrowings or paying them down depending on the net change in loans, deposits and securities.

Stockholders' Equity

Stockholders' equity increased $10,475 from December 31, 2004 to December 31, 2005, primarily due to earnings of $17,533 which were partially offset by cash dividends paid of $5,695 and a decrease of $2,202 (from a $953 gain to a $1,249 loss) in net tax effected unrealized gains on securities available-for-sale due to an increase in interest rates.

Stockholders' equity increased $8,893 from December 31, 2003 to December 31, 2004, primarily due to earnings of $14,247 offset by cash dividends paid of $5,632 and a decrease of $875 in net tax effected unrealized gains on securities available-for-sale.

All financial institutions are required to maintain minimum levels of regulatory capital to be considered well-capitalized. The Federal Reserve and the Office of the Comptroller of the Currency ("OCC") have established substantially similar risk-based capital standards for the financial institutions they regulate. Please see Note 13 of the Notes to Consolidated Financial Statements for the detailed computation of these ratios. Using the highest minimum requirement of the above regulators, FNB is required to maintain a minimum ratio of total capital to risk-weighted assets of at least 10.0%. At least half of the total capital is required to be "Tier 1 capital", which consists principally of common and certain qualifying preferred stockholders' equity less certain intangibles and other adjustments. The remainder, "Tier 2 capital", consists of a limited amount of subordinated and other qualifying debt and a limited amount of the general loan loss reserve. The minimum requirement for Tier 1 capital to risk-weighted assets is 6.0%. Total and Tier 1 capital to risk-weighted assets ratios on a consolidated basis at December 31, 2005, were 12.56% and 11.42%, respectively, exceeding minimum requirements. Management presently intends to maintain ratios in excess of the minimum required 10.0% and 6.0% for Total and Tier 1 capital to risk-weighted assets, respectively.

In addition, federal regulatory agencies have established minimum leveraged capital guidelines to be considered well-capitalized for insured financial institutions (Tier 1 capital to tangible assets). These guidelines provide for a minimum leveraged capital ratio of 5.0% for banks and their respective holding companies that meet certain specified criteria, including that they have the highest regulatory examination rating and are not contemplating significant growth or expansion. All other institutions are expected to maintain a leverage ratio of at least 100 to 200 basis points above that minimum. The guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. The leverage ratio of FNB on a consolidated basis at December 31, 2005 was 9.91%.

The affiliate banks were categorized as "well capitalized" by the regulators under the regulatory framework for prompt corrective action based on their latest notification in 2005. To be categorized as well-capitalized, minimum total risk-based capital, Tier 1 risk-based capital, and Tier 1 leverage ratios of 10.0%, 6.0% and 5.0%, respectively, must be maintained. FNB's affiliate banks exceeded all three of these minimums as of December 31, 2005. There are no conditions or events that management believes have changed the category of any of the affiliate banks since December 31, 2005.

Past Due Loans and Nonperforming Assets

Loans 90 days or more past due at December 31, 2005 on which interest was still accruing totaled $562 compared to $747 at December 31, 2004. Expressed as a percentage, these loans represent .05% and .07% of total loans, net of unearned income outstanding at December 31, 2005 and 2004, respectively. Management anticipates no material losses as these loans are repaid or collection is completed through liquidation of underlying collateral.

Nonaccrual loans and other real estate owned totaled $6,179 at December 31, 2005, compared to $4,803 at December 31, 2004. Nonaccrual loans and other real estate as a percentage of loans, net of unearned plus other real estate increased from .43% at December 31, 2004 to .53% at December 31, 2005. The increase in nonaccrual loans and other real estate owned was primarily due to one loan. This loan is well secured and no material losses are expected.

Allowance for Loan Losses

FNB identifies specific credit exposures through its periodic analysis of the loan portfolio and monitors general exposures from economic trends, market values and other external factors. FNB maintains an allowance for loan losses, which is adequate to absorb losses inherent in the loan portfolio. The allowance for loan losses increased $1,247 to $14,412 or 1.24% of outstanding loans, net of unearned income at December 31, 2005, from $13,165 or 1.19% of outstanding loans, net of unearned income at December 31, 2004. The increase in the amount of the allowance for loan losses was due principally to loan growth and to two problem loans.

The allowance for loan losses increased $1,163 to $13,165 or 1.19% of outstanding loans, net of unearned income at December 31, 2004, from $12,002 or 1.20% of outstanding loans, net of unearned income at December 31, 2003. The increase in the allowance for loan losses was due principally to loan growth.

The adequacy of the allowance for loan losses is reviewed quarterly and, for commercial loans, is calculated based on a very structured commercial credit risk grading system, which is continuously monitored. All commercial and commercial real estate loans over $25 are risk rated. Loans identified as "Watch" and "Problem Status" are grouped into pools of risk with loss factors consistent with identified risk. Some loans with "Classified" ratings are assigned allocated reserves based on identified risk exposure in each individual credit. "Pass" credits have reserve factors applied consistent with migration analysis, historic loss experience and national/local economic factors. The allowance for other loan categories (consumer, equity line, real estate mortgage, commercial loans less than $25) are grouped into pools of risk based on past due severity. Reserve assumptions are monitored and validated quarterly.

Liquidity and Capital Resources

Liquidity is the ability to provide sufficient cash flow to meet financial commitments and to fund additional loan demand or withdrawal of existing deposits. Liquidity trends are monitored monthly and projections are updated quarterly and tested under multiple stress conditions. FNB has in place an action plan to ensure adequate liquidity should any of these scenarios occur.

Liquidity improved in 2005 compared to 2004. The net cash flow from operations of $22,799 plus net cash flow provided from financing activities of $67,651 (primarily from deposit growth) exceeded the growth in loans and other miscellaneous non-earning assets, resulting in a net addition of liquid funds in the form of cash and equivalents of $27,804. The loan to deposit ratio dropped from 98.2% at December 31, 2004 to 95.6% at December 31, 2005.

FNB's targeted key internal ratios are currently well within the guidelines established by management (loans to funding sources are less than 80%, pledged to total securities are less than 50%, external funding is less than 18% and core deposits to assets are greater than 60%). Primary sources of liquidity include customer-based core deposits and cash generated by operations. Even though FNB's loan to deposit ratio is above that of its peers, FNB has access to funding sources to meet anticipated liquidity needs in the form of available borrowings from the Federal Home Loan Bank and Federal funds lines (at December 31, 2005, these sources would provide $256,000 of additional borrowing capacity), other external sources amount to

$14,000 which could be increased by $60,000 through approval of the asset/liability committee, and the national CD market. Testing of these sources through periodic usage is performed to ensure availability when needed.

The only significant source of cash for the holding company is dividends from its bank subsidiaries. The maximum amount of dividends that may be paid by each affiliate bank to the holding company in any calendar year without prior regulatory approval is the retained net profits of that year, as defined, combined with the retained net profits for the two preceding years. In effect, this limits 2006 dividends (unless prior regulatory approval is obtained) to $14,251 plus year-to-date 2006 net profits as of the declaration date. This limitation had no effect on the liquidity of the holding company in 2005 and it is not expected to have any material impact in 2006. During 2005, the affiliate banks paid $8,409 in dividends to the holding company.

Contractual Cash Obligations

The following table summarizes FNB's cash obligations at December 31, 2005, and the effect such obligations are expected to have on liquidity and cash flow in future periods. FNB also has line of credit commitments in the normal course of business, most of which expire within twelve months, that are excluded from this table (see Note 17).


                           Payments due by period

                                    Less                             More
                                    Than        1-3        3-5      Than 5
                         Total     1 Year      Years      Years      Years
Federal Home Loan
 Bank Borrowings      $ 62,998     20,600(1)  35,325(1)   7,073(1)       -
Trust Preferred
 Securities             27,836          -          -          -     27,836
Operating Leases           704        264        334        101          5
Total Contractual
 Cash Obligations     $ 91,538     20,864     35,659      7,174     27,841

(1) Stated maturities or call options


Off-Balance Sheet Arrangements

FNB's off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on FNB's financial condition, change in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors are discussed in Note 17 to the Consolidated Financial Statements.

Market Price and Dividend Data

Our common stock is listed for quotation on the Nasdaq Capital Market under the symbol FNBP.

The following table sets forth the amount of quarterly cash dividends declared per share and the high and low sales prices of FNB's common stock for each quarter during the two years ended December 31, 2005, as reported on the Nasdaq Capital Market. FNB expects that comparable cash dividends will continue to be paid on a quarterly basis in the future.


                                                      Dividends
    2005                High        Low               Per Share

First Quarter        $ 29.16       25.34                0.19
Second Quarter         28.23       23.84                0.19
Third Quarter          29.30       27.09                0.20
Fourth Quarter         31.94       26.10                0.20


                                                      Dividends
    2004                High        Low               Per Share

First Quarter        $ 30.95       26.64                0.18
Second Quarter         29.00       25.10                0.18
Third Quarter          28.82       25.03                0.19
Fourth Quarter         29.89       25.75                0.19


As of February 24, 2006, there were 1,790 holders of record of FNB Corporation Common Stock.

Market Risks Related to Financial Instruments

FNB is a party to a variety of financial instruments in the ordinary course of business, including loans, investments and deposits. By their nature most financial instruments carry associated market risks. The most significant market risk associated with FNB's financial instruments is interest rate risk; that is, the risk that net interest income and fair values of FNB could change as a result of changes in market interest rates. For example, a decline in market interest rates will generally have the effect of reducing the expected future interest to be received on a loan with a variable contractual interest rate with no impact on its fair value. However, such a decline will normally have the effect of increasing the fair value of a fixed contractual rate investment security.

FNB manages its interest rate risk by establishing asset/liability management policies and by continually monitoring the characteristics of its asset and liability portfolios that impact interest rate risk. Interest rate management is conducted in coordination with the management of liquidity and capital adequacy. Interest rate risk is managed by an asset liability committee comprised of executive officers and monitored by the corporate and bank boards. Management seeks to minimize the risks to earnings and equity associated with movements in interest rates. To achieve this objective, management monitors such factors as:

     Relative volumes of fixed-rate versus variable-rate loans and deposits;

     Average interest rate spreads between interest bearing assets and liabilities; and

     Maturity and re-pricing schedules of loans, investment securities and deposits, including the extent to which expected maturities of interest sensitive assets align with those of interest sensitive liabilities ("sensitivity gap").

Techniques used by management to adjust exposure to interest rate risk include but are not limited to: selling certain types of loans (especially fixed rate loans); periodically changing stated interest rates charged on loans and offered on deposits in conjunction with market trends; promoting or changing the pricing of or developing new products to emphasize or de-emphasize different maturities and/or fixed versus variable rate loans and deposits; redirecting funds from the maturity of investment securities and loan repayments; and careful selection among choices of sources of borrowed funds other than deposits. FNB has not entered into any derivative financial instruments such as futures, forward interest rate agreements, swaps or option contracts in order to manage interest rate risk. However, the policy of the Asset Liability Committee permits purchases of a limited amount of these instruments should the committee think it prudent to do so to enhance interest rate risk management. In general, FNB does not enter into financial instruments for trading purposes, nor does it try to "time" the market.

An important analytical technique used by management to manage interest rate risk is "interest rate shock" testing by means of a computer simulation model. One method projects the impact that multiple interest rate scenarios have on earnings. The model incorporates current volumes, average rates and scheduled maturities and payments of asset and liability portfolios, together with multiple scenarios of projected prepayments, re-pricing opportunities and anticipated volume growth. This method is subject to the accuracies of the assumptions that underlie the process, however, it provides a better illustration of the sensitivity of earnings to changes in interest rates than other techniques. A second method seeks first to estimate the current market value of FNB's assets and liabilities by applying present value techniques (discounting) of FNB's assets and liabilities at current market interest rates. The difference between the market value of assets and liabilities is the market value of FNB's equity. The current market value of assets and liabilities is then recalculated assuming an immediate hypothetical increase or decrease in market interest rates of up to 300 basis points.

The table below reflects the outcome of these analyses at December 31, 2005. Earnings would rise by 5.10% in the first 12 months if rates were to increase immediately by 300 basis points and fall by 21.36% in the first 12 months if they were to fall immediately by 300 basis points. Market value of equity would decrease by .66% if market rates were to rise by 300 basis points and decrease by 6.16% if market rates were to fall by 300 basis points. With the exception of the hypothetical decline in rates of 200 and 300 basis points on earnings, all of these changes fall within management's guideline maximums. Management considers an immediate 200 or 300 basis point decline in rates to be highly improbable.


                                     Hypothetical            Hypothetical
                                    Percent Change          Percent Change
      Change in Prime Rate           In Earnings          Market Value Equity
             3.00%                      5.10%                    -.66%
             2.00%                      2.85%                    -.49%
             1.00%                       .27%                    -.33%
            -1.00%                     -4.07%                    -.88%
            -2.00%                    -12.56%                   -3.19%
            -3.00%                    -21.36%                   -6.16%

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

Impact of Inflation and Changing Prices

The majority of the assets and liabilities of a financial institution are monetary in nature and therefore differ greatly from most industrial companies that have significant investments in fixed assets. Due to this fact, the effects of inflation on FNB's balance sheet are minimal, meaning that there are no substantial increases or decreases in net purchasing power over time. The most significant effect of inflation is on other expenses that tend to rise during periods of general inflation. The most significant item that does not reflect the effects of inflation is depreciation expense because historically presented dollar values used to determine this expense do not reflect the effect of inflation on the market value of depreciable assets.

Management thinks that the most significant impact of inflation on financial results is changes in interest rates and FNB's ability to react to those changes. As discussed above, management attempts to measure, monitor and control interest rate risk.

               MANAGEMENT'S ANNUAL REPORT ON INTERNAL CONTROL
                         OVER FINANCIAL REPORTING

Our management is responsible for establishing and maintaining adequate internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act). Our internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of our assets; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that our receipts and expenditures are being made only in accordance with authorizations of our management and directors; and
(iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of our assets that could have a material effect on the financial statements.

Because of the inherent limitations in any internal control, no matter how well designed, misstatements may occur and not be prevented or detected. Accordingly, even effective internal control over financial reporting can provide only reasonable assurance with respect to financial statement preparation. Further, the evaluation of the effectiveness of internal control over financial reporting was made as of a specific date, and continued effectiveness in future periods is subject to the risks that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies and procedures may decline.

Management conducted an evaluation of the effectiveness of our system of internal control over financial reporting as of December 31, 2005 based on the framework set forth in "Internal Control - Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on its evaluation, management concluded that, as of December 31, 2005, FNB's internal control over financial reporting is effective.

Our management's assessment of the effectiveness of our internal control over financial reporting as of December 31, 2005 has been audited by Brown, Edwards & Company, L.L.P., an independent registered public accounting firm, as stated in its attestation report which is included herein.

           REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
                 ON THE CONSOLIDATED FINANCIAL STATEMENTS


BROWN,
EDWARDS &
COMPANY, L.L.P.
Certified Public Accountants


To the Board of Directors and
        Stockholders
FNB Corporation
Christiansburg, Virginia

We have audited the accompanying consolidated balance sheets of FNB Corporation and Subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income and comprehensive income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of FNB Corporation and Subsidiaries as of December 31, 2005 and 2004, and the consolidated results of their operations and cash flows for each of the three years in the period ended December 31, 2005 in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public company Accounting Oversight Board (United States), the effectiveness of FNB Corporation's internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 21, 2006, expressed an unqualified opinion thereon.


                                      s/Brown, Edwards & Company, L.L.P.
                                         CERTIFIED PUBLIC ACCOUNTANTS

Christiansburg, Virginia
February 21, 2006


        Providing Professional Business Advisory & Consulting Services

100 Arbor Drive, Suite 108   Christiansburg, VA 24073   540-381-9333
Fax:  540-381-8319   www.BEcpas.com

           REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON
                 INTERNAL CONTROL OVER FINANCIAL REPORTING


BROWN,
EDWARDS &
COMPANY, L.L.P.
Certified Public Accountants


The Board of Directors and
      Stockholders of
FNB Corporation
Christiansburg, Virginia

We have audited management's assessment, included in the accompanying Report of Management, that FNB Corporation and Subsidiaries maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).
FNB Corporation's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management's assessment and an opinion on the effectiveness of FNB Corporation's internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and board of directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management's assessment that FNB Corporation maintained effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also in our opinion, FNB Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of FNB Corporation and Subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income and comprehensive income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2005 of FNB Corporation and Subsidiaries and our report dated February 21, 2006 expressed an unqualified opinion on those statements.


                                      s/Brown, Edwards & Company, L.L.P.
                                         CERTIFIED PUBLIC ACCOUNTANTS

Christiansburg, Virginia
February 21, 2006


        Providing Professional Business Advisory & Consulting Services

100 Arbor Drive, Suite 108   Christiansburg, VA 24073   540-381-9333
Fax:  540-381-8319   www.BEcpas.com

                                                   December 31, 2005 and 2004
CONSOLIDATED BALANCE SHEETS   (in thousands, except share and per share data)

ASSETS
                                                         2005           2004
Cash and due from banks                            $   47,089         37,786
Securities available-for-sale, at fair value          159,399        142,369
Securities held-to-maturity, at amortized cost
  (fair value approximated $2,626 and $4,036
   at December 31, 2005 & 2004, respectively)           2,608          3,939
Other investments at cost                               9,333         10,424
Mortgage loans held for sale                            8,234         10,905
Loans, net of unearned income                       1,163,280      1,103,470
Less allowance for loan losses                         14,412         13,165
          Loans, net                                1,148,868      1,090,305
Bank premises and equipment, net                       24,237         23,976
Other real estate owned                                   765          1,269
Goodwill                                               44,474         42,624
Core deposit intangibles                                4,059          5,284
Other assets                                           32,416         27,235
          Total assets                             $1,481,482      1,396,116


LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits
   Noninterest-bearing demand deposits             $  159,851        139,863
   Interest-bearing demand and savings deposits       430,947        385,088
   Time deposits                                      460,536        444,567
   Certificates of deposit of $100,000 and over       165,672        154,749
          Total deposits                            1,217,006      1,124,267
FHLB advances                                          62,998         86,380
Trust preferred                                        27,836         27,836
Other borrowings                                        6,814          3,325
Other liabilities                                       6,352          4,307
          Total liabilities                         1,321,006      1,246,115
Stockholders' equity
   Common stock, $5.00 par value.  Authorized
      25,000,000 shares; issued and outstanding
      7,312,868 shares in 2005 and 7,274,937
      in 2004                                          36,565         36,375
   Surplus                                             83,504         82,955
   Unearned ESOP shares (0 and 5,516 shares
      in 2005 and 2004, respectively)                       -           (100)
   Retained earnings                                   41,656         29,818
   Accumulated other comprehensive income (loss)       (1,249)           953
          Total stockholders' equity                  160,476        150,001
          Total liabilities and
             stockholders' equity                  $1,481,482      1,396,116

See accompanying notes to consolidated financial statements.

                                 Years Ended December 31, 2005, 2004 and 2003
                                        (in thousands, except per share data)

CONSOLIDATED STATEMENTS OF INCOME
AND COMPREHENSIVE INCOME

                                                2005          2004       2003
Interest income:
    Interest and fees on loans             $  72,236        61,911     52,712
    Interest on securities:
        Taxable                                7,118         7,225      6,447
        Nontaxable                               448           700      1,094
    Interest on federal funds sold
      and short term investments                 950           625      1,211
            Total interest income             80,752        70,461     61,464

Interest expense:
    Deposits                                  24,368        18,358     16,945
    Federal funds purchased
      and securities sold under agreements
      to repurchase                               93            80         66
    Debt                                       4,741         4,222      2,924
            Total interest expense            29,202        22,660     19,935
            Net interest income               51,550        47,801     41,529

Provision for loan losses                      2,564         3,046      2,158
            Net interest income after
              provision for loan losses       48,986        44,755     39,371

Noninterest income:
    Service charges on deposit
      accounts                                 6,318         6,147      5,105
    Origination fees on loans sold             3,777         3,131      6,116
    Other service charges and fees             1,794         1,631      1,453
    Trust/investment product sales revenue     1,429         1,029        823
    Other income                               2,946         2,396      2,147
    Securities gains (losses), net                 -            15         34
            Total noninterest income          16,264        14,349     15,678

Noninterest expense:
    Salaries and employee benefits            19,952        19,065     19,323
    Occupancy and equipment
      expense, net                             5,941         5,864      5,790
    Cardholder/merchant processing               838           737        572
    Supplies expense                             907           845        822
    Telephone expense                            692           825        653
    Net other real estate owned expense          166           114         11
    Amortization of core deposit
      intangibles                              1,225         1,387      1,193
    Other expenses                             8,899         7,993      7,339
            Total noninterest expense         38,620        36,830     35,703

Income before income tax expense              26,630        22,274     19,346
Income tax expense                             9,097         8,027      6,414
            Net income                     $  17,533        14,247     12,932

                                 Years Ended December 31, 2005, 2004 and 2003
                                        (in thousands, except per share data)

CONSOLIDATED STATEMENTS OF INCOME
AND COMPREHENSIVE INCOME (Continued)

                                                2005         2004       2003
Other comprehensive income (loss),
    net of income tax expense (benefit):
      Gross unrealized gains (losses) on
        available-for-sale securities         (2,202)        (860)    (1,043)
         Less:  Reclassification adjustment
           for (gains) losses included in
           net income                              -          (15)       (34)
      Other comprehensive income              (2,202)        (875)    (1,077)

           Comprehensive income            $  15,331       13,372     11,855

           Basic earnings per share        $    2.40         1.96       2.03
           Diluted earnings per share      $    2.39         1.95       2.01

See accompanying notes to consolidated financial statements.

                                Years Ended December 31, 2005, 2004 and 2003

CONSOLIDATED STATEMENTS OF CASH FLOWS                          (in thousands)



                                                   2005       2004      2003
Cash flows from operating activities:
    Net income                                 $ 17,533     14,247    12,932
    Adjustments to reconcile net income to net
      cash provided by operating activities:
        Provision for loan losses                 2,564      3,046     2,158
        Depreciation and amortization of
          bank premises and equipment             2,532      2,668     2,581
        Amortization of core deposit
          intangibles                             1,225      1,387     1,193
        ESOP compensation                            60        233       317
        Stock awards compensation                   280        251       306
        Deferred income tax expense (benefit)      (992)      (100)      289
        Amortization of premiums and
          accretion of discounts, net               506        792     1,386
        Gain on sales of securities, net              -        (15)      (34)
        Loss (gain) on sale of fixed assets
          and other real estate                    (770)       (76)      363
        Net decrease (increase) in mortgage
          loans held for sale                     2,671     (4,683)   29,780
        Increase in other assets                 (3,005)      (816)   (2,310)
        Increase (decrease) in other liabilities    195     (2,148)     (460)
            Net cash provided by operating
              activities                       $ 22,799     14,786    48,501

                                Years Ended December 31, 2005, 2004 and 2003
CONSOLIDATED STATEMENTS OF                                     (in thousands)
CASH FLOWS (continued)

                                                   2005       2004      2003
Cash flows from investing activities:
    Proceeds from sales of securities
      available-for-sale                            676      9,676    17,691
    Proceeds from calls and maturities
      of securities available-for-sale           28,565     59,035    84,657
    Proceeds from calls and maturities
      of securities held-to-maturity              1,321      5,724     6,836
    Purchase of securities available-
      for-sale                                  (49,063)   (40,009) (129,372)
    Purchase of securities held-to-
      maturity                                        -          -      (430)
    Net cash acquired from purchase of
      subsidiary                                      -          -     9,603
    Net increase in loans                       (62,009)  (107,191)  (70,838)
    Proceeds from sale of fixed assets
      and other real estate owned                 2,199      2,399     2,238
    Recoveries on loans previously
      charged off                                   363        483       436
    Bank premises and equipment
      expenditures                               (3,199)    (2,748)   (2,719)
            Net cash used in investing
              activities                       $(81,147)   (72,631)  (81,898)

                                Years Ended December 31, 2005, 2004 and 2003
CONSOLIDATED STATEMENTS OF                                     (in thousands)
CASH FLOWS (continued)

                                                   2005       2004      2003
Cash flows from financing activities:
    Net increase in deposits                   $ 92,739     75,465    14,646
    Net increase (decrease) in FHLB advances    (23,382)   (10,166)    9,839
    Net increase (decrease) in other
      borrowings                                  3,489     (2,739)   10,365
    Principal payments on ESOP debt                 100        245       376
    Repurchase FNB Corporation stock                  -          -       (94)
    Stock options exercised                         400        420       229
    Dividends paid                               (5,695)    (5,632)   (4,317)
            Net cash provided by
              financing activities               67,651     57,593    31,044

Net increase (decrease) in cash and cash
  equivalents                                     9,303       (252)   (2,353)
Cash and cash equivalents at beginning
  of year                                        37,786     38,038    40,391

Cash and cash equivalents at end of year       $ 47,089     37,786    38,038

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF       Years Ended December 31, 2005, 2004 and 2003
CHANGES IN STOCKHOLDERS' EQUITY     (in thousands, except share and per share
                                       data)
                                                           Accumulated
                                                           Other
                                      Unearned             Compre-
                    Common            ESOP      Retained   hensive
                    Stock   Surplus   Shares    Earnings   Income      Total
Balances at
 December 31,
 2002            $ 29,038   51,289     (721)     12,588    2,905      95,099

Net income       $      -        -        -      12,932        -      12,932
Cash dividends,
 $0.70 per share        -        -        -      (4,317)       -      (4,317)
ESOP shares
 allocated upon
 loan repayment         -      317      376           -        -         693
Stock awards
 issued                57      255        -           -        -         312
Stock options
 exercised             74      155        -           -        -         229
Repurchase and
 retirement of
 common stock         (16)     (78)       -           -        -         (94)
Acquisition of
 subsidiary         7,017   30,314        -           -        -      37,331
Change in net
 unrealized gains
 (losses) on
 securities
 available-for-
 sale, net of
 tax effect of
 $(557)                 -        -        -           -   (1,077)     (1,077)

Balances at
 December 31,
 2003            $ 36,170   82,252     (345)     21,203    1,828     141,108

CONSOLIDATED STATEMENTS OF       Years Ended December 31, 2005, 2004 and 2003
CHANGES IN STOCKHOLDERS' EQUITY     (in thousands, except share and per share
(continued)                          data)
                                                           Accumulated
                                                           Other
                                      Unearned             Compre-
                    Common            ESOP      Retained   hensive
                    Stock   Surplus   Shares    Earnings   Income       Total
Net Income       $      -         -        -      14,247        -     14,247
Cash dividends,
 $0.74 per share        -         -        -      (5,632)       -     (5,632)
ESOP shares
 allocated upon
 loan repayment         -       233      245           -        -        478
Stock awards
 issued                50       205        -           -        -        255
Stock options
 exercised            155       265        -           -        -        420
Change in net
 unrealized gains
 (losses) on
 securities
 available-for-
 sale, net of
 tax effect of
 $(471)                  -         -        -           -    (875)      (875)

Balances at
 December 31,
 2004             $ 36,375    82,955     (100)     29,818     953   $150,001

CONSOLIDATED STATEMENTS OF       Years Ended December 31, 2005, 2004 and 2003
CHANGES IN STOCKHOLDERS' EQUITY     (in thousands, except share and per share
(continued)                          data)
                                                           Accumulated
                                                           Other
                                      Unearned             Compre-
                    Common            ESOP      Retained   hensive
                    Stock   Surplus   Shares    Earnings   Income      Total
Net Income       $      -         -        -      17,533        -     17,533
Cash dividends,
 $0.78 per share        -         -        -      (5,695)       -     (5,695)
ESOP shares
 allocated upon
 loan repayment         -        60      100           -        -        160
Stock awards
 issued                40       239        -           -        -        279
Stock options
 exercised            150       250        -           -        -        400
Change in net
 unrealized gains
 (losses) on
 securities
 available-for-
 sale, net of
 tax effect of
 $(1,186)               -         -        -           -   (2,202)    (2,202)

Balances at
 December 31,
 2005            $ 36,565    83,504        -      41,656   (1,249)  $160,476

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                  December 31, 2005
                                         (amounts in thousands, except share,
                                               per share and percentage data)

(1)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of the more significant accounting policies used in the preparation and presentation of the financial statements. The accounting and reporting policies of FNB Corporation conform to U. S. Generally Accepted Accounting Principles and general practices within the banking industry.

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

      (a)   Consolidation

            The consolidated financial statements include FNB Corporation and its wholly-owned subsidiaries. The primary subsidiaries of FNB are First National Bank, FNB Salem Bank & Trust, N.A., and Bedford Federal Savings Bank, National Association (collectively referred to as the "Bank"). Significant intercompany transactions and balances have been eliminated in consolidation.

      (b)   Cash and Cash Equivalents

            For purposes of reporting cash flows, cash and cash equivalents include those amounts in the balance sheet caption, "cash and due from banks." Generally, cash and cash equivalents are considered to have maturities of three months or less. The Bank maintains amounts due from banks, which, at times, may exceed federally insured limits. No losses have been experienced in such accounts.

      (c)   Securities

            FNB follows the provisions of Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments In Debt and Equity Securities." Under SFAS No. 115, investments in debt and equity securities are required to be classified in three categories and accounted for as follows:

               Debt securities which FNB has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost, computed by the level yield method.

               Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in income. FNB has no trading securities.

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

      (d)   Other Investments

            Federal Home Loan Bank ("FHLB") and Federal Reserve Bank ("FRB") stock are the primary components of Other Investments. These investments are recorded at cost and considered to be restricted as FNB is required by these agencies to hold these investments, and the only market for this stock is the issuing agency. Other Investments have a carrying value of $9,333 and $10,424 at December 31, 2005 and 2004, respectively.

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

            Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. A loan is considered impaired when, based on management's judgment, it is probable that FNB will not be able to collect on all amounts due according to the contractual terms of the loan. In making such assessment, management considers the individual strength of borrowers, the strength of particular industries, the payment history of individual loans, the value and marketability of collateral and general economic conditions. Management's methodology for evaluating the collectibility of a loan after it is deemed to be impaired does not differ from the methodology used for nonimpaired loans.

            Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, FNB does not separately identify individual consumer and residential loans for impairment disclosures.

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

      (h)   Goodwill and Other Intangible Assets

            Goodwill represents the excess of the cost of an acquisition over the fair value of the net assets acquired. Other intangible assets represent purchased assets that also lack physical substance but can be distinguished from goodwill because of contractual or other legal rights or because the asset is capable of being sold or exchanged either on its own or in combination with a related contract, asset or liability. On January 1, 2002, FNB adopted SFAS No. 142, "Goodwill and Other Intangible Assets." Under the provisions of SFAS No. 142, goodwill is no longer ratably amortized into the income statement over an estimated life, but rather is tested at least annually for impairment. Intangible assets that have finite lives continue to be amortized on an accelerated basis over 10 years. Note 16 includes a summary of goodwill and other intangible assets.

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

      (l)   Marketing and Advertising Costs

            Marketing and advertising costs are generally expensed as incurred and totaled $744, $622 and $445 for 2005, 2004 and 2003, respectively.

      (m)   Stock Compensation Plans

            SFAS No. 123, "Accounting for Stock-Based Compensation," sets forth compensation recognition principles that are based on a fair value model. FNB has elected another alternative provided for under SFAS No. 123, which is to account for the activity under the 2000 Incentive Stock Plan using the intrinsic value method of accounting prescribed by Accounting Principles Board

            Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, compensation cost is not recognized in the financial statements for grants of stock options as all options granted under the Plan have an exercise price equal to the fair market value of the underlying stock at the date of grant. The effect of optioned shares on earnings per share relates to the dilutive effect of the shares underlying options outstanding. To the extent the granted exercise share price is less than the current market price ("in the money"), there is an economic incentive for the options to be exercised and an increase in the potential dilutive effect on earnings per share due to the increased probability that these options will be exercised.

            Compensation expense included in the accompanying Consolidated Statements of Income and Comprehensive Income related to stock grants under the Plan during 2005, 2004 and 2003 totaled $182, $163 and $203, respectively, net of income taxes. Had compensation cost for FNB's stock compensation plan been determined consistent with SFAS No. 123, net income and earnings per share would have been reduced to the pro forma amounts reflected below for the years ended December 31:

            Years Ended December 31,                2005      2004      2003
            Net Income, as reported             $ 17,533    14,247    12,932

              Add:  Compensation expense
                related to stock grants
                included in net income,
                net of tax                           182       163       203

            Deduct:  Compensation expense
              related to stock plans using
              fair value accounting, net of
              tax                                    476       289       336

            Net Income, on a pro forma basis    $ 17,239    14,121    12,799

            Basic earnings per share -
                                 As reported       $2.40      1.96      2.03
                                 Pro forma          2.36      1.95      2.01

            Diluted earnings per share -
                                 As reported       $2.39      1.95      2.01
                                 Pro forma          2.35      1.93      1.99

            For purposes of the pro forma calculation, compensation expense in years 2003 and 2004 was recognized on a straight-line basis over the vesting period of the grant. In 2005, the decision was made to accelerate the vesting of options. As a result of this decision, the total remaining fair value of employee options is included as compensation expense in the above table for 2005. This amounts to an additional $211 over that which would have been reported had the employee options vesting period not been accelerated.

      (n)   Earnings Per Share

            Basic earnings per share computations are based on the weighted average number of shares outstanding during each year: 7,293,148, 7,251,588 and 6,377,680 in 2005, 2004 and 2003, respectively.
            Dilutive earnings per share reflects the additional common shares that would have been outstanding if dilutive potential common shares had been issued. Potential common shares that may be issued relate to unvested stock grants and outstanding options determined by the Treasury Method. The weighted average shares outstanding do not include average unearned shares held by the Employee Stock Ownership Plan (ESOP) totaling zero, 11,138 and 30,189 shares for 2005, 2004 and 2003, respectively. The shares held by the ESOP are not considered outstanding for net income per share calculations until the shares are allocated to employee accounts.

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

      (p)   Trust Assets

            Assets held by the Bank's trust department in a fiduciary or agency capacity are not included in the consolidated financial statements as they are not assets of FNB.

      (q)   Derivatives

            FNB originates residential real estate loans that are sold to various investors under "best efforts" contracts. Under these best efforts contracts, FNB submits individual loan applications to investors for approval and commits to deliver the loans to the investor if the loans close. Based on customer preference and the investor's approval, the rate quoted is "locked" for a specified number of days. The customer receives the rate quoted contingent upon the loan closing within the lock period. If the loan closes outside the lock period, FNB may request a lock extension from the investor for a flat fee not subject to interest rate fluctuations. FNB does not issue written commitments to borrowers related to these loans.

            All loans are approved by the investor as to the quality, amount and rate prior to funding and are underwritten according to the standards of the investor. Generally the price the investor will pay for the loan is established when the loan is approved by the investor. Many of the contracts require the payment of a "pair-off" or net settlement fee in the event that an approved loan is closed but not subsequently delivered to the investor. The contracts that require the payment of a net settlement fee meet the definition of a derivative under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which requires the recognition of a separate asset or liability in the financial statements related to the value of the commitment. However, as of December 31, 2005 and 2004, the amount of derivatives related to these contracts were not material to the financial statements.

      (r)   Reclassification of Financial Statement Presentation

            Certain reclassifications have been made to the 2004 and 2003 financial statements to conform with the 2005 financial statement presentation. Such reclassifications had no effect on net income as previously reported.

(2)   RESTRICTIONS ON CASH

      Federal Reserve regulations require the Bank to maintain certain average balances as cash reserves. The reserve requirements approximated $15,106 and $13,958 at December 31, 2005 and 2004, respectively.

(3)   SECURITIES AVAILABLE-FOR-SALE

      The following sets forth the composition of securities available-for-sale, which are reported at fair value, at December 31, 2005 and 2004:

                                        Gross        Gross        Approximate
                            Amortized   Unrealized   Unrealized   Fair
     December 31, 2005      Cost        Gains        Losses       Value
      U.S. Treasury     $     150          -            (4)         146
      U.S. Government
         agencies and
         corporations      42,544          -          (901)      41,643
      Mortgage-backed      87,326        184        (1,374)      86,136
      States and
         political
         subdivisions      14,160        198           (98)      14,260
      Corporate            17,141        110           (37)      17,214
      Total AFS debt
         securities     $ 161,321        492        (2,414)     159,399

                                        Gross        Gross        Approximate
                            Amortized   Unrealized   Unrealized   Fair
      December 31, 2004     Cost        Gains        Losses       Value
      U.S. Treasury     $     150          -            (1)         149
      U.S. Government
         agencies and
         corporations      26,880         52          (256)      26,676
      Mortgage-backed      75,650        965          (256)      76,359
      States and
         political
         subdivisions      16,888        314          (102)      17,100
      Corporate            21,334        751             -       22,085
      Total AFS debt
         securities     $ 140,902      2,082          (615)     142,369

      The amortized cost and approximate fair value of securities available-for-sale that were in a loss position at December 31, 2005 are shown below.

                                       Gross Unrealized Losses
                                       Loss            Loss
                         Amortized     Position        Position        Fair
    December 31, 2005    Cost         < 12 Months    > 12 Months       Value
    U.S. Treasury        $     150              -              4         146
    U.S. Government
       agencies and
       corporations         42,544            465            436      41,643
    Mortgage-backed         72,855            824            550      71,481
    States and
       political
       subdivisions          3,892              -             98       3,794
    Corporate                2,064             37              -       2,027

    Totals               $ 121,505          1,326          1,088     119,091

      At December 31, 2005, the available-for-sale portfolio included 109 individual investments for which the fair market value was less than amortized cost. Management does not believe any individual unrealized loss as of December 31, 2005 represents an other-than-temporary impairment. These unrealized losses are primarily attributable to changes in interest rates resulting from market fluctuations. FNB has the ability to hold the securities contained in the previous table for the time necessary to recover the amortized cost.

      The amortized cost and approximate fair value of securities available-for-sale by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                 Approximate
                                                    Amortized       Fair
             December 31, 2005                         Cost         Value
         Due in one year or less                  $  13,919        13,948
         Due after one year through five years       47,527        46,998
         Due after five years through ten years      22,306        21,769
         Due after ten years                         77,569        76,684

            Totals                                $ 161,321       159,399

      For the years ended December 31, 2005, 2004, and 2003, proceeds from sales of securities available-for-sale amounted to $676, $9,676 and $17,691, respectively. There were no gross realized gains or losses on securities available-for-sale in 2005. Gross realized gains on securities available-for-sale were $64 and $74 and gross realized losses were $52 and $25 in 2004 and 2003, respectively. The tax benefit (provision) applicable to these net realized gains and losses amounted to zero, $(4) and $(17)in 2005, 2004 and 2003, respectively.

      The carrying value of securities available-for-sale pledged to secure public and trust deposits and securities sold under agreements to repurchase, and for other purposes as required or permitted by law, was $53,003 at December 31, 2005 and $52,928 at December 31, 2004.

(4)   SECURITIES HELD-TO-MATURITY

      The amortized cost, gross unrealized gains and losses, and approximate fair value of securities held-to-maturity at December 31, 2005 and 2004 are as follows:

                                        Gross         Gross       Approximate
                           Amortized    Unrealized    Unrealized  Fair
      December 31, 2005    Cost         Gains         Losses      Value
      Mortgage-backed     $     85             1            -           86
      States and
         political
         subdivisions        2,523            22           (5)       2,540

      Totals              $  2,608            23           (5)       2,626

                                        Gross         Gross       Approximate
                           Amortized    Unrealized    Unrealized  Fair
      December 31, 2004    Cost         Gains         Losses      Value
      Mortgage-backed     $    121             4           (1)         124
      States and
         political
         subdivisions        3,818            94            -        3,912

      Totals              $  3,939            98           (1)       4,036

      Two held-to-maturity securities were in a loss position at December 31, 2005.

      The amortized cost and approximate fair value of securities held-to-maturity by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                Approximate
                                                  Amortized        Fair
      December 31, 2005                             Cost          Value
      Due in one year or less                     $    990           997
      Due after one year through five years          1,563         1,574
      Due after five years through ten years             -             -
      Due after ten years                               55            55

      Totals                                      $  2,608         2,626

      There were no realized gains or losses on calls and maturities of securities held-to-maturity in 2005. Realized gains were $3 and $2 and realized losses were zero and $17 on calls and maturities of securities held-to-maturity in 2004 and 2003, respectively. The carrying value of securities held-to-maturity pledged to secure public and trust deposits and securities sold under agreements to repurchase, and for other purposes as required or permitted by law, was $1,105 and $2,414 at December 31, 2005 and 2004, respectively.

(5)   RELATED PARTY TRANSACTIONS

      In the ordinary course of business, FNB has granted loans to officers, directors and their affiliates as follows:

                                        2005        2004
      Beginning balance              $ 7,479       6,671
      New loans                        3,188       2,274
      Repayments                      (2,568)     (1,466)

      Ending balance                 $ 8,099       7,479

      In addition, there were loans of $7,424 and $6,958 at December 31, 2005 and 2004, respectively, which were endorsed by directors or had been made to companies in which directors had an equity interest.

      At December 31, 2005 and 2004, there were deposits from officers and directors of $9,286 and $12,920, respectively.

(6)   LOANS AND ALLOWANCE FOR LOAN LOSSES

      At December 31, loans consisted of the following:
                                                         2005           2004
      Commercial                                    $  104,160         91,909
      Consumer                                         192,844        176,042
      Real estate - commercial                         291,015        292,606
      Real estate - construction                       186,834        142,059
      Real estate - mortgage                           388,427        400,854
             Total loans, net of unearned income     1,163,280      1,103,470
      Less allowance for loan losses                    14,412         13,165
             Loans, net                            $ 1,148,868      1,090,305

      At December 31, 2005 and 2004, FNB had sold without recourse to financial institutions and other customers of FNB participations in various loans in the amount of $26,490 and $22,134, respectively.

      A summary of the changes in the allowance for loan losses (including allowances for impaired loans) follows:

      Years Ended December 31,             2005        2004        2003
      Balance at beginning of year      $13,165      12,002       9,466
      Reserve acquired through merger         -           -       1,382
      Provisions for loan losses          2,564       3,046       2,158
      Loan recoveries                       363         483         436
      Loan charge-offs                   (1,680)     (2,366)     (1,440)
      Balance at end of year            $14,412      13,165      12,002

      Nonperforming assets consist of the following:

      December 31,                         2005        2004        2003
      Nonaccrual loans                  $ 5,414       3,534       3,142
      Other real estate owned               765       1,269       1,872
      Loans past due 90 days
        or more                             562         747         437

      Total nonperforming assets        $ 6,741       5,550       5,451

      December 31,                                     2005         2004
      Impaired loans without a valuation
        allowance                                  $      -            -
      Impaired loans with a valuation
        allowance                                     5,943        3,976
      Total impaired loans                         $  5,943        3,976
      Valuation allowance related to
        impaired loans                             $  1,305          905
</TABLE

      Years Ended December 31,             2005        2004         2003
      Average investment in impaired
        loans                           $ 4,960       3,634        3,374
      Interest income recognized on
        impaired loans                  $   100          74           57
      Interest income recognized on a
        cash basis on impaired loans    $   111         146          130

      There were no material commitments to lend additional funds to customers whose loans were classified as impaired at December 31, 2005.

(7)   BANK PREMISES AND EQUIPMENT

      Bank premises and equipment are stated at cost less accumulated depreciation and amortization as follows:

      December 31,                        2005          2004
      Land                            $  4,980         4,339
      Buildings                         19,260        18,482
      Furniture and equipment           20,150        21,123
      Leasehold improvements             1,202         1,197
                                        45,592        45,141
      Less accumulated depreciation
         and amortization              (21,355)      (21,165)

      Totals                          $ 24,237        23,976

      Depreciation expense for the years ended December 31, 2005, 2004 and 2003 amounted to $2,532, $2,668 and $2,581, respectively.

(8)   LEASING ACTIVITIES

      FNB's leasing activities consist of the leasing of land and buildings under agreements in which FNB is lessee. These leases have been classified as operating leases.

      The following is a schedule by years of future minimum rental payments required under non-cancelable operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of December 31, 2005:

         Year ending December 31:

                   2006                          $     264
                   2007                                197
                   2008                                137
                   2009                                 69
                   2010                                 32
                   Thereafter                            5

               Total minimum payments required   $     704

      Rental commitments of less than one year are not included in the above schedule. Rentals charged to operations under operating leases were $512, $494 and $373 for the years ended December 31, 2005, 2004 and 2003, respectively.

(9)   DEPOSITS

      Time deposits and certificates of deposit of $100,000 and over as of December 31, 2005 mature as follows:

                   2006                          $ 260,733
                   2007                            228,857
                   2008                             70,047
                   2009                             37,624
                   2010                             28,929
                   Thereafter                           18
                                                 $ 626,208


(10)  SHORT TERM BORROWINGS AND LONG TERM DEBT

      Securities sold under agreements to repurchase (repurchase agreements) at December 31, 2005 totaled $1,814 and were collateralized by investment securities controlled by FNB with a book value of $5,173. The maximum amount of repurchase agreements outstanding during 2005 was $2,899, and the average amount outstanding during 2005 was $1,710.

      Advances from the FHLB were $62,998 and $86,380 on December 31, 2005 and 2004, respectively. The interest rates on the advances as of December 31, 2005 range from 2.74% to 7.26%. The weighted cost of FHLB borrowing was 4.80% at December 31, 2005. The advances are collateralized under a blanket floating lien agreement whereby FNB gives a blanket pledge of single family residential first mortgage loans amounting to $324,308 at December 31, 2005. Of the total balance at December 31, 2005, $15,298, $5,230, $20,095, $2,051 and $10,322
      matures in 2006, 2007, 2008, 2009, and 2010, respectively. The remainder matures after 2010. FNB has additional borrowing capacity of $196,449 under its existing agreement with the FHLB at December 31, 2005.

      In 2001 and 2003, FNB participated in a pool of subordinated debt securities issued by FNB and other financial institutions in a method generally referred to as trust preferred financing. FNB's subsidiary business trust, FNB (VA) Statutory Trust I, issued $15,464 face amount of trust preferred securities which qualify as Tier 1 capital of FNB. The trust preferred securities are callable at any time after five years from the issue date and are guaranteed by FNB on a subordinated basis. The trust preferred securities are presented in FNB's consolidated balance sheets under the caption "Trust preferred." FNB records distributions payable on the trust preferred securities as an interest expense in its consolidated statements of income and comprehensive income. The cost of issuance of the trust preferred securities was approximately $450. This cost is being amortized over a thirty year period from the issue date. The trust preferred securities pay interest at a rate of 3 month LIBOR plus 3.60% subject to quarterly interest rate adjustments. The interest rate was 8.10% on December 31,

      2005 and 6.11% on December 31, 2004. FNB's subsidiary business trust, FNB (VA) Statutory Trust II, issued $12,372 face amount of trust preferred securities which qualify as Tier 1 capital of FNB. The trust preferred securities are callable at any time after five years from the issue date and are guaranteed by FNB on a subordinated basis. The trust preferred securities are presented in FNB's consolidated balance sheets under the caption "Trust preferred." FNB records distributions payable on the trust preferred securities as interest expense in its consolidated statements of income and comprehensive income. The cost of issuance of the trust preferred securities was approximately $350. This cost is being amortized over a thirty year period from the issue date. The trust preferred securities pay interest at a rate of 3 month LIBOR plus 3.10% subject to quarterly interest rate adjustments. The interest rate was 7.62% on December 31, 2005 and 5.65% on December 31, 2004. The weighted cost of trust preferred financing was 7.88% at December 31, 2005 and 5.90% at December 31, 2004.

(11)  EMPLOYEE BENEFIT PLANS

      FNB sponsors an Employee Stock Ownership Plan ("ESOP" or the "Plan"), which covers all employees following the completion of one year of service and the attainment of age 21. The ESOP invests substantially in stock of FNB. The purchase of some of the shares held by the ESOP has been financed by borrowings by the ESOP. FNB Corporation and First National Bank are the obligees on all ESOP loans. Consequently, in the consolidated balance sheets, the loans and the related liability have been eliminated. The amounts representing unearned employee benefits have been recorded as reductions in stockholders' equity. These amounts will be reduced as the ESOP debt is curtailed. Shares released are allocated to plan participants as of the end of the Plan's year based on an allocation formula specified in the Plan. The ESOP is repaying the loans (plus interest) using employer contributions and dividends received on the shares of common stock held by the ESOP. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings. Dividends on unallocated shares are recorded as a reduction of ESOP debt to the extent used for debt service, and as compensation expense to the extent expected to be allocated to participants' accounts as additional contributions. ESOP compensation expense of $718, $674 and $559 was recorded for 2005, 2004 and 2003, respectively.

      ESOP shares as of December 31, 2005 consisted of 576,144 allocated shares. There were no unreleased and unearned shares.

      Beginning January 1, 2005, Bedford Federal Savings Bank employees participated in FNB's ESOP plan. During 2004 and 2003 the employees of Bedford Federal Savings Bank participated in the ESOP plan previously sponsored by Bedford Bancshares, Inc. Matching contributions to that plan were $59 for the year ended December 31, 2004. The expense for 2003 was incurred prior to the acquisition date.

      FNB sponsors a 401(k) plan that covers substantially all employees who work at least 1,000 hours per year. Participants have the option to have from 1% to 100% of their salary withheld on a pre-tax basis to be contributed to the plan as long as the amount does not exceed IRS guidelines. FNB matches 200% of the participants' contributions up to 1% of pay, plus 100% of contributions from 1% to 3% of pay.

      Participants may choose among several investment options comprised primarily of mutual funds, but there is no stock of FNB in the plan. Matching contributions totaled $583, $532 and $534 for 2005, 2004 and 2003, respectively.

      Beginning January 1, 2005, Bedford Federal Savings Bank employees participated in FNB's 401(k) plan. During 2004 and 2003 the employees of Bedford Federal Savings Bank participated in the 401(k) plan previously sponsored by Bedford Bancshares, Inc. Matching contributions to that plan were $30 for the year ended December 31, 2004 and $9 for the year ended December 31, 2003.

(12)  INCOME TAXES

      Total income taxes are allocated as follows:

      Years Ended December 31,             2005        2004        2003
      Income                            $ 9,097       8,027       6,414
      Stockholders' equity, for net
         unrealized gains and (losses)
         on securities available-for-
         sale recognized for financial
         reporting purposes              (1,186)       (471)       (557)
      Totals                            $ 7,911       7,556       5,857

      The components of federal income tax expense (benefit) are as follows:

      Years Ended December 31,             2005        2004        2003
      Current                           $10,089       8,127       6,125
      Deferred                             (992)       (100)        289
      Total                             $ 9,097       8,027       6,414

      The reconciliation of expected income tax expense at the statutory federal rate with the reported tax expense at the effective rate is as follows:

      Years Ended December 31,     2005            2004            2003

                                      Percent         Percent         Percent
                                      of              of              of
                                      Pretax          Pretax          Pretax
                              Amount  Income  Amount  Income  Amount  Income
      Expected tax
        expense at
        statutory rate       $ 9,321   35.0%   7,796   35.0%   6,771   35.0%
      Increase (decrease)
         in taxes resulting
         from:
           Tax-exempt
             income             (458)  (1.7)    (561)  (2.4)    (696)  (3.6)
           Nondeductible
             interest
             expense              16    0.1       19    0.1       35    0.2
           Nondeductible
             intangibles
             amortization          -    0.0      485    2.2      418    2.2
           State income
             taxes                12    0.0      179    0.8       79    0.4
           Other                 206    0.8      109    0.3     (193)  (1.1)

      Reported tax expense
         at effective rate   $ 9,097   34.2%   8,027   36.0%   6,414   33.1%

      The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities are as follows:

      December 31,                                     2005        2004
      Deferred tax assets:
        Loans, principally due to allowance
          for loan losses and unearned fees         $ 5,044       4,619
        Accrued employee benefits due to accrual
          for financial reporting purposes in
          excess of actual contributions                441         380
        Accrued compensation benefits due to
          accrual for financial purposes in
          excess of deductible amounts                   57         133
        Securities, due principally to
          valuation allowance                           672           -
        Other                                           195         144
            Total gross deferred tax assets           6,409       5,276

      Deferred tax liabilities:
        Bank premises and equipment,
          due to differences in depreciation            784       1,054
        Securities, due principally to
          valuation allowance                             -         506
        Investment securities, due to
          differences in discount accretion              41          27
        Prepaids, due to advance payments               286         261
        Amortizable goodwill                            584         467
        Purchase accounting adjustment                2,263         813
        Other                                           300         317
        Total gross deferred tax
              liabilities                             4,258       3,445
        Net deferred tax asset,
              included in other assets              $ 2,151       1,831

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

      Under applicable federal laws, the Comptroller of the Currency (the "OCC") restricts, without prior approval, the total dividend payments of the Bank in any calendar year to the net profits of that year, as defined, combined with the retained net profits for the two preceding years. Dividends that may be declared in 2006 without the approval of the OCC are $14,251 plus year-to-date 2006 net profits as of the declaration date.

      FNB is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on FNB's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, established by Section 38 of the Federal Deposit Insurance Act

      ("FDI ACT"), FNB must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. FNB's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Quantitative measures established by regulation to ensure capital adequacy require FNB to maintain minimum amounts and ratios of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined). Management believes, as of December 31, 2005, that FNB meets all capital adequacy requirements to which it is subject. The table below sets forth the ratios for the subsidiary banks individually and on a consolidated basis for December 31, 2005 and 2004.

      Based on the most recent regulatory notification received in 2005, the subsidiary banks were categorized as well-capitalized under the regulatory framework for prompt corrective action (Section 38 of the FDI ACT). To be categorized as well-capitalized, minimum total risk-based capital, Tier 1 risk-based capital, and Tier 1 leverage ratios as set forth in the table below must be maintained. There are no conditions or events since that notification that management believes have changed the institutions' categories. As of December 31, 2004 the OCC categorized the banks as well-capitalized under the regulatory framework for prompt corrective action (Section 38 of the FDI ACT).

      As of December 31, 2005:
                                                 Minimum Requirements
                                                              Section 38 of
                                              For Capital     Federal Deposit
                                Actual          Adequacy       Insurance Act
                            Amount   Ratio   Amount   Ratio   Amount   Ratio
      Total Capital
        (to Risk Weighted
         Assets)
         Consolidated     $154,095   12.6%   97,838    8.0%     N/A
         First National
          Bank              72,539   11.2%   51,814    8.0%   64,767   10.0%
         FNB Salem Bank
          & Trust           38,037   10.8%   28,176    8.0%   35,219   10.0%
         Bedford Federal
          Savings Bank      26,298   11.7%   17,982    8.0%   22,477   10.0%
      Tier 1 Capital
        (to Risk Weighted
         Assets)
         Consolidated      140,137   11.4%   49,171    4.0%     N/A
         First National
           Bank             64,970   10.0%   25,988    4.0%   38,982    6.0%
         FNB Salem Bank
           & Trust          33,623    9.5%   14,157    4.0%   21,236    6.0%
         Bedford Federal
          Savings Bank      24,323   10.8%    9,009    4.0%   13,513    6.0%
      Tier 1 Capital
        (to Average Assets)
         Consolidated      140,137    9.9%   56,621    4.0%     N/A
         First National
           Bank             64,970    8.5%   30,574    4.0%   38,218    5.0%
         FNB Salem Bank
           & Trust          33,623    8.9%   15,111    4.0%   18,889    5.0%
         Bedford Federal
          Savings Bank      24,323    8.6%   11,313    4.0%   14,141    5.0%

      As of December 31, 2004:
                                                 Minimum Requirements
                                                              Section 38 of
                                              For Capital     Federal Deposit
                                Actual          Adequacy       Insurance Act
                            Amount   Ratio   Amount   Ratio   Amount   Ratio
      Total Capital
        (to Risk Weighted
         Assets)
         Consolidated     $141,205   12.3%   91,841    8.0%     N/A
         First National
          Bank              66,248   11.0%   48,180    8.0%   60,225   10.0%
         FNB Salem Bank
          & Trust           34,137   10.8%   25,287    8.0%   31,608   10.0%
         Bedford Federal
          Savings Bank      25,474   11.6%   17,568    8.0%   21,960   10.0%
      Tier 1 Capital
        (to Risk Weighted
         Assets)
         Consolidated      128,110   11.2%   45,754    4.0%     N/A
         First National
           Bank             59,116    9.8%   24,129    4.0%   36,193    6.0%
         FNB Salem Bank
           & Trust          30,169    9.5%   12,703    4.0%   19,054    6.0%
         Bedford Federal
          Savings Bank      23,478   10.7%    8,777    4.0%   13,165    6.0%
      Tier 1 Capital
        (to Average Assets)
         Consolidated      128,110    9.5%   53,941    4.0%     N/A
         First National
           Bank             59,116    8.2%   28,837    4.0%   36,046    5.0%
         FNB Salem Bank
           & Trust          30,169    8.7%   13,871    4.0%   17,339    5.0%
         Bedford Federal
          Savings Bank      23,478    8.0%   11,739    4.0%   14,674    5.0%

(14)  SUPPLEMENTAL CASH FLOW INFORMATION

      FNB paid $28,664, $26,216 and $16,206 for interest and $8,814, $9,139 and $5,580 for income taxes in 2005, 2004 and 2003, respectively. Noncash investing activities included $237, $863 and $1,375 of loans transferred to other real estate owned in 2005, 2004 and 2003, respectively.

(15)  COMMITMENTS AND CONTINGENCIES

      FNB is involved from time to time in litigation arising in the normal course of business. Management believes that any resulting settlements and disposition of these matters will not have a material effect on FNB's consolidated results of operations or financial position.

(16)  GOODWILL AND OTHER INTANGIBLES

      FASB SFAS No. 141 eliminated the pooling-of-interests method of accounting for business combinations and FASB SFAS No. 142 superseded APB Opinion No. 17, "Intangible Assets". Under SFAS No. 142, certain goodwill and indefinite lived intangible assets are no longer amortized but are reviewed annually for impairment or more frequently if indications of impairment arise. Goodwill is required to be tested for impairment between the annual tests if an event occurs or circumstances change that will more likely than not reduce the fair value of a reporting unit below its carrying value. An indefinite lived intangible asset is required to be tested for impairment between the annual tests if an event occurs or circumstances change indicating that the asset might be impaired. Separable intangible assets that have finite lives continue to be amortized over their useful lives, for which SFAS Nos. 142 and 147 do not impose limits.

      In accordance with the disclosure requirements of SFAS No. 142, the following information is presented regarding intangibles subject to amortization and those not subject to amortization.

                                        Gross                        Net
                                        Carrying    Accumulated      Carrying
                                        Amount      Amortization     Amount
      Goodwill Subject to
        Amortization                   $      -               -            -
      Goodwill Not Subject to
        Amortization
          Balance, December 31, 2003     42,624               -       42,624
              Additions/Impairment            -               -            -
          Balance, December 31, 2004   $ 42,624               -       42,624
              Addition due to deferred
                tax adjustment
                relating to core
                deposit intangibles       1,850               -        1,850
          Balance, December 31, 2005   $ 44,474               -       44,474

      Core Deposit Intangibles
          Balance, December 31, 2003      8,932           2,261        6,671
              Amortization                    -           1,387       (1,387)
          Balance, December 31, 2004      8,932           3,648        5,284
              Amortization                    -           1,225       (1,225)
          Balance, December 31, 2005      8,932           4,873        4,059

      Total Goodwill and Other
          Intangible Assets            $ 53,406           4,873       48,533

      In accordance with SFAS No. 142, the amortization expense for core deposit intangibles subject to amortization for each of the next five years from December 31, 2005 is as follows:


                              2006            $1,063
                              2007               900
                              2008               738
                              2009               575
                              2010               413


      SFAS No. 142 requires an annual impairment test to be applied to all goodwill and other indefinite-lived intangible assets. The impairment test involves identifying separate reporting units based on the reporting structure of FNB, then assigning all assets and liabilities, including goodwill, to these units. Goodwill is assigned based on the reporting unit benefiting from the factors that gave rise to the goodwill. Each reporting unit is then tested for goodwill impairment by comparing the fair value of the unit with its book value, including goodwill. If the fair value of the reporting unit is greater than its book value, no goodwill impairment exists. However, if the book value of the reporting unit is greater than its determined fair value, goodwill impairment may exist and further testing is required to determine the amount, if any, of the actual impairment loss. Any impairment loss is charged against income in the period in which the impairment is recognized. FNB has completed its impairment tests of goodwill during 2005 and 2004 and did not record an impairment loss as a result of either of these tests.

(17)  FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

      FNB is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. The financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets. The contract amounts of those instruments reflect the extent of involvement FNB has in particular classes of financial instruments. Exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of these instruments. FNB uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

      Except for unused home equity lines totaling $84,230 at December 31, 2005, and $74,776 at December 31, 2004 (included in amounts below), FNB may or may not require collateral or other security to support the following financial instruments with credit risk:

      December 31,                            2005                2004
                                         Fixed   Variable    Fixed   Variable
      Financial instruments whose
        contract amounts represent
        credit risk:
          Commitments to extend
            credit                   $  64,096    240,436   34,721    238,034
          Standby letters of credit     30,049      2,846   26,227        607

      Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. FNB evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by FNB upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include securities, accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

      Standby letters of credit are conditional commitments issued by FNB to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral held varies but may include securities, accounts receivable, inventory, property, plant and equipment, and income-producing properties.

      Commitments to extend credit and standby letters of credit are not reflected in the financial statements except to the extent of fees collected, which are generally reflected in income. The fulfillment of these commitments would normally result in the recording of a loan at the time the funds are disbursed.

      FNB originates mortgage loans for sale to secondary market investors subject to contractually specified and limited recourse provisions. In 2005, FNB originated $322,035 and sold $325,882 of mortgage loans to investors, compared to $240,731 originated and $236,048 of mortgage loans sold in 2004. Every contract with each investor contains certain recourse language. In general, FNB may be required to repurchase a previously sold mortgage loan if there is major noncompliance with defined loan origination or documentation standards, including fraud, negligence or material misstatement in the loan documents. Repurchase may also be required if necessary governmental loan guarantees are canceled or never issued, or if an investor is forced to buy back a loan after it has been resold as a part of a loan pool. In addition, FNB may have an obligation to repurchase a loan if the mortgagor has defaulted early in the loan term. This potential default period ranges from six to twelve months after sale of a loan to the investor. Historically, repurchases under these recourse provisions have been minimal.

(18)  CONCENTRATIONS OF CREDIT RISK

      FNB does a general banking business, serving the commercial, agricultural and personal banking needs of its customers in its trade territory, commonly referred to as the New River Valley and the Roanoke Valley, which consists of Montgomery, Roanoke and Bedford Counties and portions of adjacent counties in Virginia. Operating results are closely correlated with the economic trends within this area, which are, in turn, influenced by the area's large employers which include Virginia Polytechnic Institute and State University, Radford University, the Radford Arsenal, General Electric and Norfolk Southern. Other industries include a wide variety of manufacturing concerns and agriculture-related enterprises. The ultimate collectibility of the loan portfolios and the recovery of the carrying amounts of repossessed property are susceptible to changes in the market conditions of this area. The commercial portfolio is diversified with no significant concentrations of credit within a single industry. Real estate construction loans comprise 16.0% of total loans and are due primarily to residential development activity in local markets. The consumer loan portfolio included $109,948 and $105,922 of loans to individuals for household, family and other personal expenditures at December 31, 2005 and 2004, respectively. The real estate mortgage portfolio consists primarily of loans secured by 1-4 family residential properties.

(19)  DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS

      SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," requires FNB to disclose estimated fair values of its financial instruments. The following methods and assumptions were used to estimate the approximate fair value of each class of financial instrument for which it is practicable to estimate that value:

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

      (c)   Loans

            Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type (commercial, mortgage, consumer, etc.), by interest rate terms (fixed and adjustable rate) and by performing and nonperforming categories. The fair value of performing loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan as well as estimates for operating expenses and prepayments. The estimate of maturity is based on FNB's historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions.

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

      (f)   Commitments to Extend Credit and Standby Letters of Credit

            The only amounts recorded for commitments to extend credit and standby letters of credit are the deferred fees arising from these unrecognized financial instruments. These deferred fees are not deemed significant at December 31, 2005 and 2004, and as such, the related fair values have not been estimated.

      The carrying amounts and approximate fair values of FNB's financial instruments are as follows:

      December 31,                       2005                   2004

                                           Approximate            Approximate
                                Carrying   Fair        Carrying   Fair
                                Amounts    Values      Amounts    Values
     Financial assets:
       Cash and due
         from banks          $   47,089      47,089     37,786      37,786
       Securities available-
         for-sale               159,399     159,399    142,368     142,368
       Securities held-to-
         maturity                 2,608       2,626      3,939       4,036
       Other investments          9,333       9,333     10,424      10,424
       Mortgage loans held
         for sale                 8,234       8,234     10,905      10,905
       Loans, net of
         unearned income      1,163,280   1,144,346  1,103,470   1,096,893
           Total financial
             assets          $1,389,943   1,371,027  1,308,892   1,302,412

     Financial liabilities:
       Deposits              $1,217,006   1,163,974  1,124,267   1,079,828
       Federal funds
         purchased,
         securities sold
         under agreements
         to repurchase and
         other borrowed
         funds                   97,648      99,994    117,541     125,257
            Total financial
              liabilities    $1,314,654   1,263,968  1,241,808   1,205,085

      Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time FNB's entire holdings of a particular financial instrument. Because no market exists for a significant portion of FNB's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

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

(20)  PARENT COMPANY FINANCIAL INFORMATION

      Condensed financial information of FNB Corporation (the parent or holding company) is presented below:

    Condensed Balance Sheets

                                       December 31, 2005    December 31, 2004
    Assets
    Cash and due from banks                $   9,358                6,402
    Securities available-for-sale,
      at fair value                            1,011                1,779
    Other investments at cost                    836                  836
    Investment in subsidiary banks           170,259              161,649
    Other assets                               8,301                8,415
          Total assets                     $ 189,765              179,081
    Liabilities
    Other borrowed funds                   $  27,836               27,836
    Other liabilities                          1,453                1,144
    ESOP debt                                      -                  100
          Total liabilities                   29,289               29,080
    Stockholders' equity                     160,476              150,001
          Total liabilities and
            stockholders' equity           $ 189,765              179,081

    Statements of Income
    Years Ended December 31,                    2005        2004        2003
    Income:
      Dividends from affiliate banks       $   9,409      14,396       6,835
      Interest on investments                    111         118         119
      Management fees                         18,020      14,581      13,015
      Miscellaneous income                         7          13          16
        Total income                          27,547      29,108      19,985
    Interest expense                           1,911       1,412       1,075
    Operating expenses                        18,545      14,842      13,671
        Total expenses                        20,456      16,254      14,746
    Income before income taxes and
      equity in undistributed net
      income of affiliate banks                7,091      12,854       5,239
    Applicable income tax provision
      (benefit)                                 (638)       (532)       (600)
                                               7,729      13,386       5,839
    Equity in undistributed net
      income of affiliate banks                9,804         861       7,093
    Net income                             $  17,533      14,247      12,932

     Statements of Cash Flows

                                                2005        2004        2003
   Cash flows from operating activities:
     Net income                            $  17,533      14,247      12,932
     Adjustments to reconcile net income
       to net cash provided by operating
       activities:
         Equity in undistributed net
           income of affiliate banks         (10,804)       (861)     (7,093)
         ESOP compensation                        60         233         317
         (Increase) decrease in other
           assets                                114      (1,570)     (1,306)
         Increase (decrease) in other
           liabilities                           309        (412)        620
         Other, net                              689         751         765
           Net cash provided by operating
             activities                    $   7,901      12,388       6,235

   Cash flows from investing activities:
     Sales and maturities of debt
       securities                          $     750           -         546
     Purchase of debt securities                   -           -        (490)
     Cash payment for purchase of
       subsidiary                                  -           -     (11,516)
     Fixed assets sold to FNB
       Corporation from affiliates                 -      (4,943)          -
           Net cash provided by (used in)
             investing activities          $     750      (4,943)    (11,460)

   Cash flows from financing activities:
     Issuance of trust preferred
       debt                                $       -           -      12,372
     Repurchase of FNB Corporation
       stock, net                                  -           -         (94)
     Cash dividends paid on common
       stock                                  (5,695)     (5,632)     (4,317)
     Other, net                                    -           -        (304)
     Net cash provided (used) for
       financing activities                $  (5,695)     (5,632)      7,657

   Net increase in cash and cash
     equivalents                           $   2,956       1,813       2,432
   Cash and cash equivalents at
    beginning of year                          6,402       4,589       2,157
   Cash and cash equivalents at end
     of year                               $   9,358       6,402       4,589

(21)  INTERIM FINANCIAL INFORMATION (Unaudited)

      Consolidated quarterly results of operations were as follows:

                                                 2005
                                           Three Months Ended
                              March 31   June 30   September 30   December 31
      Interest income         $ 18,748    19,584         20,830        21,590
      Interest expense           6,375     7,024          7,727         8,076
      Net interest income       12,373    12,560         13,103        13,514
      Provision for loan
        losses                     646       726            466           726
      Noninterest income         4,174     3,875          4,191         4,024
      Noninterest expense        9,463     9,475          9,635        10,047
      Income before income
        tax expense              6,438     6,234          7,193         6,765
      Income tax expense         2,420     2,190          2,313         2,174
      Net income              $  4,018     4,044          4,880         4,591

      Basic earnings per
        share                 $   0.55      0.56           0.67          0.63
      Fully diluted earnings
        per share             $   0.55      0.55           0.66          0.62

                                                 2004
                                           Three Months Ended
                              March 31   June 30   September 30   December 31
      Interest income         $ 17,049    17,064         17,923        18,425
      Interest expense           5,288     5,453          5,822         6,097
      Net interest income       11,761    11,611         12,101        12,328
      Provision for loan
        losses                     637       903            753           753
      Noninterest income         3,198     3,914          3,570         3,667
      Noninterest expense        9,031     9,255          9,114         9,430
      Income before income
        tax expense              5,291     5,367          5,804         5,812
      Income tax expense         1,881     1,941          2,097         2,108
      Net income              $  3,410     3,426          3,707         3,704

      Basic earnings per
        share                 $   0.47      0.47           0.51          0.51
      Fully diluted earnings
        per share             $   0.47      0.47           0.51          0.50

(22)  STOCK COMPENSATION PLANS

      In 2000 FNB's stockholders approved the FNB Corporation 2000 Incentive Stock Plan (the "Plan"), as previously adopted by the Board of Directors. The Plan makes available up to 424,000 shares of common stock for awards to key employees and non-employee directors of FNB and its subsidiaries in the form of stock options, stock appreciation rights, and stock awards. The Plan will expire in 2010, unless sooner terminated by the Board. Any option terms not specified in the Plan such as exercise prices, expiration dates, and vesting provisions are set forth in an agreement governing each grant. A stock option may be either an incentive stock option within the meaning of Section 422 of the Internal Revenue Code or a non-qualified stock option.

      A summary of the status (shares in thousands) of FNB's stock option plan is presented below:

                        ______2005______  ______2004______  ______2003______
                                 Weighted         Weighted          Weighted
                                 Average          Average           Average
                                 Exercise         Exercise          Exercise
                        Shares   Price    Shares  Price     Shares  Price
      Outstanding at
        beginning of
        year               249    $18.59     259   $17.18      256   $15.87
      Granted               19     25.05      28    25.62       32    26.61
      Exercised            (30)    13.32     (31)   13.50      (15)   15.38
      Forfeited             (1)    14.26      (7)   17.13      (14)   16.91
      Outstanding at
        end of year        237    $19.79     249   $18.59      259   $17.18

      Options exer-
        cisable at
        year-end           237    $19.79     161   $16.28      145   $14.94

      Information about stock options outstanding at December 31, 2005 follows:

                                            Weighted
                                            Average          Weighted
          Range of                          Remaining        Average
          Exercise         Number           Contractual      Exercise
          Prices           Outstanding      Life             Price

        $15.39 - 16.58           116        4.6 years        $15.60
         17.36 - 17.36            23        6.1 years         17.36
         23.05 - 26.90            98        7.9 years         25.33
           Totals                237        6.1 years         19.79

      The weighted average fair value per share of options granted in 2005, 2004 and 2003 amounted to $6.87, $8.29 and $6.02, respectively. The fair values of stock options granted were estimated at the date of grant using the Black-Scholes option pricing model. The Black-Scholes option pricing model was originally developed for use in estimating the fair value of traded options, which have different characteristics from FNB's employee stock options. The model is also sensitive to changes in assumptions, which can materially affect the fair value estimate. The following weighted-average assumptions were used to determine the fair value of options:

      Years Ended December 31,       2005          2004         2003
      Dividend yield                 3.0%          2.8%         2.5%
      Expected life              10.0 years    10.0 years    10.0 years
      Expected volatility             27%           30%          20%
      Risk-free interest rate        4.2%          4.8%         3.6%

      Compensation cost for awards of stock under the Plan requiring no payment by the grantee is recorded at the effective date of the award and is measured by the market price of the stock awarded as of that date. Such cost is amortized to expense over the period of service to which the award relates.

 (23)  RECENT ACCOUNTING DEVELOPMENTS

      In December 2003, the Financial Accounting Standards Board ("FASB") revised Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46") issued in January 2003, which addresses consolidation by business enterprises of variable interest entities ("VIEs") that either: (1) do not have sufficient equity investment at risk to permit the entity to finance its activities without additional subordinated financial support, or (2) have equity investors that lack an essential characteristic of a controlling financial interest. FIN 46(R) introduced a new scope exception for certain types of entities that qualify as a "business" as defined in FIN 46(R), revised the method of calculating expected losses and residual returns for determination of the primary beneficiary and included new guidance for assessing variable interests. The implementation of FIN 46(R) did not have and is not expected to have a significant impact on the financial condition or results of operations of FNB.

      In December 2004, the FASB issued SFAS No. 123 (Revised), "Share-Based Payment (Revised 2004)" ("SFAS 123(R)"). SFAS 123(R) replaces SFAS 123 and supercedes APB Opinion Number 25. Under SFAS 123 and APB 25, companies could elect to use the intrinsic value method and avoid recognizing compensation expense for options granted to employees "at the money". SFAS 123(R) requires recognition of compensation expense in an amount equal to the grant date fair value of stock options and other share-based payments to employees, as of the first annual reporting period that begins after June 15, 2005. This statement may be implemented by restating prior financial statements to reflect the fair value expense calculated in the pro forma disclosures or by using a modified version of prospective application. Under the modified prospective approach prior financial statements are not restated but upon adoption, compensation expense is recorded (as previous awards continue to vest) for the unvested portion of previously granted awards outstanding, as well as for future stock option grants.

      FNB adopted SFAS 123(R) as of January 1, 2006, using the modified prospective approach. Further, FNB opted to vest the 67,000 unvested options outstanding at December 31, 2005 (employee and non-employee bank board options) in order to eliminate approximately $177 of after-tax expense relating to employee options in future periods, of which $88 would have been recognized during the year ending December 31, 2006. Management expects that adoption of SFAS 123(R) will not materially impact FNB's future financial condition or results of operations and that expense recognized for employee options will be consistent with the previous pro forma disclosures required under SFAS 123.

      In March 2005, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 107, "Share-Based Payment" ("SAB 107"). SAB 107 provides clarification and guidance of SFAS 123(R) regarding among other things valuation methods, classification of compensation expense, non-GAAP financial measures, first-time adoption of SFAS 123(R) in an interim period, accounting for income tax effects of share-based payment arrangements upon adoption of SFAS 123(R) and disclosures in Management's Discussion and Analysis subsequent to adoption of SFAS 123(R). Management believes its adoption and application of SFAS 123(R) is consistent with SAB 107.

      In May 2005 the FASB issued Statement of Financial Accounting Standard Number 154, "Accounting Changes and Error Corrections"
      ("SFAS No. 154"). This statement replaces APB Opinion No. 20, "Accounting Changes", and SFAS No. 3, "Reporting Accounting Changes in Interim Financial Statements". Under the APB 20 and SFAS No. 3, the cumulative effect of most voluntary changes in accounting principle was to be recognized in net income for the period of the change.
      SFAS No. 154 requires retrospective application of changes in accounting principle to prior periods' financial statements, unless impracticable to determine prior period effects.

      If impracticable to determine prior period-specific effects, the new accounting principle must be applied to the balances for assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and a corresponding adjustment must be made to the opening balance of retained earnings for that period, rather than being reported in the income statement. From that point, the new accounting principle must be applied as if it were adopted prospectively from the earliest date practicable. Further, under SFAS 154 financial statements must be restated to reflect the correction of an error. At this date, FNB does not anticipate any material voluntary accounting changes or error corrections and does not expect the adoption of SFAS 154 to have a material effect on the financial statements.

      In December 2003, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position No. 03-3, "Accounting for Certain Loans or Debt Securities Acquired in a Transfer" ("SOP 03-3"), effective for loans acquired in fiscal years beginning after December 15, 2004. SOP 03-3 addresses the accounting for differences between contractual cash flows and the cash flows expected to be collected from purchased loans or debt securities if those differences are attributable, in any part to credit quality. SOP 03-3 requires purchased loans and debt securities to be recorded initially at fair value based on the present value of the cash flows expected to be collected with no carryover of any valuation allowance previously recognized by the seller. Interest income should be recognized based on the effective yield from the cash flows expected to be collected. To the extent that the purchased loans or debt securities experience subsequent deterioration in credit quality, a valuation allowance would be established for any additional cash flows that are not expected to be received. However, if subsequently greater cash flows were expected to be received than originally estimated, the effective yield would be adjusted on a prospective basis. The adoption of this statement did not have a material impact on FNB's financial statements.

      In November 2005, the FASB issued FASB Staff Position 115-1 and 124-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments" ("FSP 115-1 and 124-1"), which amends SFAS 115, SFAS 124 and APB Opinion 18. FSP 115-1 and 124-1 applies to debt and equity securities within the scope of SFAS 115, SFAS 124 and cost-method investments. FSP 115-1 and 124-1 defines impairment as fair value less than cost and requires impairment assessments on the individual security level for each reporting period. If a security is deemed to be other-than temporarily impaired, the investor must recognize an impairment loss equal to the difference between the investment's cost and its fair value, regardless of whether a decision has been made to sell the security. For investments in an unrealized loss position for which impairment losses have not been recognized, the investor must disclose the aggregate related fair value and the aggregate amount of unrealized losses, segregated by continuous unrealized loss positions for less than 12 months and greater than 12 months. FNB has examined this FSP and concluded that adoption does not materially impact the financial statements.

      In March 2004, the SEC issued Staff Accounting Bulletin No. 105, "Application of Accounting Principles to Loan Commitments" ("SAB 105"). SAB 105 addresses the need for derivative accounting treatment for certain types of mortgage loan commitments that contain specified rates and which the bank intends to sell after funding. The Interagency Advisory On Accounting And Reporting For Commitments To Originate And Sell Mortgage Loans ("the Advisory"), issued in May 2005 by a conglomerate of regulatory agencies provides further guidance on the evaluation of derivative status and accounting for loan commitments which are considered to be derivatives. The Advisory requires evaluation of all loan sales agreements to determine whether they meet the definition of a derivative under Statement of Financial Accounting Standards No. 133 ("SFAS 133") and should be accounted for at fair value. The Advisory notes that mandatory delivery contracts and certain best efforts contracts that meet four criteria should be accounted for as derivatives. However, best efforts contracts that do not meet the criteria and function under a master agreement or umbrella contract are not considered to be derivatives. FNB has examined its contracts and found that certain ones meet the four criteria of best efforts contracts that require derivative treatment. Since in general the amount of time from origination to sale is less than one month, management does not deem the fair value of derivatives associated with these loans to be material to the financial statements.

Board of Directors

Kendall O. Clay                           F. Courtney Hoge
Attorney, Kendall O. Clay, P.C.           Insurance and Financial Planning,
                                          New York Life

Hugh H. Bond                              Steven D. Irvin
Associate Real Estate Broker,             Senior Vice President and Director
Scott & Bond, Inc.                          of Sales,
                                          Bankers Insurance, L.L.C.

Glen C. Combs                             Harold K. Neal
Retired, formerly Vice President,         Retired President and Chief
  Acosta Sales                              Executive Officer of Bedford
                                            Bancshares, Inc. and Bedford
                                            Federal Savings Bank

Douglas Covington                         Raymond D. Smoot, Jr.
Interim President,                        Chief Operating Officer and
Emory & Henry College                       Secretary/Treasurer,
                                          Virginia Tech Foundation, Inc.

Beverley E. Dalton                        Charles W. Steger
Owner, English Construction Company       President, Virginia Polytechnic
                                            Institute and State University

Daniel D. Hamrick                         Jon T. Wyatt
Attorney, Daniel D. Hamrick, P.C.         President, Sign Systems, Inc.

William P. Heath, Jr.
President and Chief Executive Officer,
FNB Corporation

Corporate Executive Officers

William P. Heath, Jr.                  Kay O. McCoy
President and Chief Executive Officer  Executive Vice President and
                                         Retail Executive

Daniel A. Becker                       Duane E. Mink
Executive Vice President and Chief     Executive Vice President and
  Financial Officer                      General Counsel

David W. DeHart                        Woody B. Nester
President and Chief Executive Officer, Executive Vice President and
First National Bank                    Chief Systems Officer

Gregory W. Feldmann                    D. W. Shilling
President and Chief Executive Officer, President and Chief Executive Officer,
FNB Salem Bank & Trust, N.A.           Bedford Federal Savings Bank, N.A.

Keith J. Houghton
Executive Vice President and Chief
  Risk Officer