Form 10-K, Exhibit 13
period 2006-12-31
FNB CORP \VA\
filed 2007-03-12
CIK 1010961

Exhibit 13


                              FNB CORPORATION

                       ANNUAL REPORT TO SHAREHOLDERS

                                    2006

                     INDEX TO ANNUAL REPORT TO SHAREHOLDERS


                                                                      Page


Selected Consolidated Financial Information                             1

Management's Discussion and Analysis of Financial Condition and
Results of Operation                                                    2

Market Price and Dividend Data                                         11

Performance Graph                                                      12

Market Risks Related to Financial Instruments                          14

Management's Annual Report on Internal Control Over Financial
Reporting                                                              17

Report of Independent Registered Public Accounting Firm on the
Consolidated Financial Statements                                      18

Report of Independent Registered Public Accounting Firm on Internal
Control Over Financial Reporting                                       19

Consolidated Balance Sheets                                            21

Consolidated Statements of Income and Comprehensive Income             22

Consolidated Statements of Cash Flows                                  24

Consolidated Statements of Changes in Shareholders' Equity             26

Notes to Consolidated Financial Statements                             29

Board of Directors and Corporate Executive Officers                    58

SELECTED CONSOLIDATED FINANCIAL INFORMATION
                                             Years Ended December 31,
                                  2006      2005      2004      2003     2002
Selected income statement
  data
   (in thousands):
     Interest income        $   94,797    80,752    70,461    61,464   59,618
     Interest expense           40,289    29,202    22,660    19,935   22,196

     Net interest income        54,508    51,550    47,801    41,529   37,422
     Provision for loan
        losses                   1,737     2,564     3,046     2,158    1,369
     Noninterest income         15,194    16,264    14,349    15,678   11,545
     Noninterest expense        40,925    38,620    36,830    35,703   31,282
     Income tax expense          9,128     9,097     8,027     6,414    5,225

     Net income             $   17,912    17,533    14,247    12,932   11,091

Per share data:
     Basic earnings         $     2.44      2.40      1.96      2.03     1.93
     Diluted earnings             2.41      2.39      1.95      2.01     1.90
     Cash dividends declared       .82       .78       .74       .70      .68
     Book value                  23.60     21.94     20.63     19.57    16.52

Average shares outstanding
   (in thousands):
     Basic                       7,335     7,293     7,252     6,378    5,758
     Diluted                     7,419     7,350     7,320     6,445    5,833

Selected balance sheet data
   at year end
      (in thousands):
     Total securities       $  189,479   171,340   156,732   193,237  163,283
     Loans, net of unearned
        income               1,170,073 1,163,280 1,103,470   999,888  691,661
     Allowance for loan
        losses                  13,920    14,412    13,165    12,002    9,466
     Total assets            1,518,715 1,481,482 1,396,116 1,326,811  992,431
     Deposits                1,262,982 1,217,006 1,124,267 1,048,802  845,688
     Trust preferred            12,372    27,836    27,836    27,836   15,464
     Shareholders' equity      173,417   160,476   150,001   141,108   95,099

Selected ratios
   (in percentages):
     Return on average assets     1.19      1.22      1.04      1.14     1.16
     Return on average equity    10.81     11.35      9.82     11.26    12.36
     Dividend pay-out ratio      33.63     32.48     39.53     33.38    35.37
     Average equity to
        average assets           11.01     10.76     10.57     10.11     9.36

            MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                   CONDITION AND RESULTS OF OPERATION


Our Business

FNB Corporation, a Virginia corporation, was organized in 1996 as a bank holding company for First National Bank, a national banking association formed in 1905. As a result of mergers and acquisitions, FNB Corporation had three banking subsidiaries (First National Bank, FNB Salem Bank and Trust, National Association, and Bedford Federal Savings Bank, National Association) at December 31, 2005. In May 2006 FNB Salem Bank and Trust, National Association and Bedford Federal Savings Bank, National Association, were merged into First National Bank. This merger resulted in FNB Corporation having one banking subsidiary, First National Bank (together with FNB Corporation, "FNB").

FNB provides a full complement of consumer and commercial banking services to its primary service areas which include the New River Valley, consisting of Montgomery County, Virginia and surrounding counties; the Roanoke Valley, consisting of the Cities of Roanoke and Salem, and Roanoke County and contiguous counties; and Central Virginia including the Cities of Bedford and Lynchburg, and surrounding counties. With an emphasis on personal service, FNB offers a broad range of commercial and retail banking products and services including checking, savings and time deposits, individual retirement accounts, merchant bankcard processing, residential and commercial mortgages, home equity loans, consumer installment loans, agricultural loans, small business, and FHA and SBA guaranteed loans, commercial loans, lines and letters of credit as well as trust services and investment products. In addition to its 27 branches, two loan production offices, telephone, and online banking, FNB has over 50 ATMs located both on premises and in other strategic positions within its primary market areas.

The following is a discussion of factors that significantly affected the financial condition and results of operations of FNB. This discussion should be read in connection with the consolidated financial statements, statistical disclosures and other financial information presented herein. All amounts presented in Management's Discussion and Analysis are in thousands except share, per share data, percentages or as otherwise specified.

Forward-Looking Information

This report may contain forward-looking statements with respect to the financial condition, results of operations and business of FNB. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management of FNB, and on the information available to management at the time that these disclosures were prepared. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following possibilities: (1) competitive pressures between depository and other financial institutions may increase significantly; (2) competitors may have greater financial resources and develop products that enable such competitors to compete more successfully than FNB; (3) changes in the interest rate environment may reduce margins; (4) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit; (5) legislative or regulatory changes, including changes in accounting standards, may adversely affect the businesses in which FNB is engaged; (6) FNB may not be able to achieve or fully realize the expected operational efficiencies and related benefits and savings from its subsidiary bank restructuring; and (7) adverse changes may occur in the securities markets.

Critical Accounting Policies

FNB's significant accounting policies are summarized in Note 1 of the Notes to Consolidated Financial Statements. FNB's financial position and results of operations are affected by management's application of accounting policies, including estimates, assumptions and judgments made to arrive at the carrying value of assets and liabilities and amounts reported for revenues and expenses. Different assumptions in the application of these policies could result in material changes in FNB's consolidated financial position and/or consolidated results of operations. FNB considers its policies regarding the allowance for loan losses and valuing goodwill and other intangible assets associated with mergers and acquisitions to be its most critical accounting policies, because they require many of management's most subjective and complex judgments. Understanding FNB's accounting policies is fundamental to understanding its consolidated financial position and consolidated results of operations.

FNB has developed appropriate policies and procedures for assessing the adequacy of the allowance for loan losses, recognizing that this process requires a number of assumptions and estimates with respect to its loan portfolio. FNB's assessments may be impacted in future periods by changes in economic conditions, regulatory examinations and the discovery of information with respect to borrowers that is not currently known. For additional discussion concerning FNB's allowance for loan losses and related matters, see Note 1(f), "Allowance for Loan Losses," of the Notes to Consolidated Financial Statements.

FNB's growth in business, profitability and market share over the past several years has been enhanced significantly by mergers and acquisitions. To account for mergers and acquisitions, FNB follows Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations," which allows only the use of the purchase method of accounting.

Under purchase accounting, FNB is required to record the assets acquired, including identified intangible assets, and liabilities assumed at their fair value, which in many instances involves estimates based on third party valuations, such as appraisals, or internal valuations based on discounted cash flow analyses or other valuation techniques. The determination of the useful lives of intangible assets is subjective. In addition, purchase acquisitions typically result in goodwill, which is subject to ongoing periodic impairment testing based on the fair value of net assets acquired compared to the carrying value of goodwill. Changes in merger multiples, the overall interest rate environment, or the continuing operations of the acquisition targets could have a significant impact on periodic impairment testing. For additional discussion concerning FNB's valuation of intangible assets, see Note (1)(h), "Summary of Significant Accounting Policies-- Goodwill and Other Intangible Assets" and Note 16, "Goodwill and Other Intangibles," of the Notes to Consolidated Financial Statements.

Overview

FNB is a bank holding company with over $1.5 billion in assets, operating
27 full-service branches and over 50 automated teller machines in a service area reaching 150 contiguous miles in Virginia, from Wythe County in the southwest to Bedford County eastward. FNB is located in markets with major universities, a large corporate research center and two major lakes that attract visitors year-around. The diverse industries in the markets served by FNB provide many opportunities for growth in banking services. In addition, the universities provide stability over varying economic cycles. FNB offers a full array of products and services which include basic banking, trust, investment products, insurance and mortgage.

FNB reported record earnings for the year ended December 31, 2006. On a quarterly basis, however, earnings during the third and fourth quarter of 2006 fell behind 2005 results for the same periods. The third and fourth quarter 2006 improvements in net interest income when compared to the same periods in 2005 were offset by a reduction in noninterest income from lower secondary mortgage revenue and deposit-related fees and increases in noninterest expense driven by a one-time charge associated with the retirement of subordinated debt. We anticipate that 2007 will present further challenges. In particular, pressure on the net interest margin is expected as competition for loans and deposits intensifies. However, FNB had several major accomplishments in 2006 and several initiatives are planned or in process that should build on those accomplishments and provide a foundation for growth and strong earnings momentum in 2007 and beyond.

In 2006, FNB combined its three subsidiary banks into one, enabling FNB to promote one brand and operate under a "line of business" organizational structure in order to provide consistent and enhanced delivery of services. FNB relocated one branch in the New River Valley market, opened an office in Lynchburg, has plans to relocate another branch in the Central Virginia market and will be building a branch in a high traffic area in the Roanoke Valley. These actions are being taken to grow by expanding into other markets and to provide modern full-service facilities in convenient locations for our customers. In addition, FNB is committed to investing in technology to provide better products and services and easier access to these products and services.

Results of Operations

Net Income

Net income and basic earnings per share for 2006 were a record $17,912 and $2.44, respectively. This compares to $17,533 and $2.40 for 2005 and $14,247 and $1.96 for 2004.

Earnings for 2006 increased $379 from the prior year due primarily to higher net interest income. The increase in earnings from 2005 to 2006 would have been greater by $768 were it not for two items-a favorable gain on an exchange of real estate in 2005 ($524 after-tax) and a $244 after-tax expense in 2006 of front-end debt acquisition costs related to the retirement of expensive callable subordinated debt.

Earnings increased $3,286, or 23.1%, from 2004 to 2005 due to higher net interest income, a lower provision for loan losses, higher net income from fee lines of business, expense savings from the closing of the Hilton Head office in November 2004, a gain from an exchange of real estate related to the relocation of the Forest branch in Bedford County ($524 after tax) and a $429 favorable tax adjustment related to the amortization of core deposit intangibles.

Net Interest Income

In 2006 net interest income provided 78% of the revenue of FNB. Net interest income is the amount of interest earned on interest-bearing assets less the amount of interest paid on deposits and other interest-bearing liabilities.

Net interest income before provision for loan losses was $54,508 in 2006 compared to $51,550 for 2005, an increase of $2,958 or 5.7%. The net interest margin increased from 3.94% in 2005 to 3.96% in 2006.

This improvement was due primarily to an increase in loan volume and deposit balances and an improved margin. Net interest income increased by $2,958 from 2005 to 2006 primarily due to growth of 5.1% in daily average earning assets balances (loans and investments). Additional income of $321 was realized due primarily to an improved product mix as more expensive borrowings were replaced by less-expensive deposits. Daily average borrowing balances declined from $110,676 in 2005 to $83,609 in 2006.

Net interest income before provision for loan losses was $51,550 for 2005 compared to $47,801 for 2004, an increase of $3,749 or 7.8%. The net interest margin increased from 3.85% in 2004 to 3.94% in 2005.

Net interest income increased from 2004 to 2005 primarily due to growth in loans and deposits ($2,357), an increase in rates ($406) and a favorable change in product mix ($986). These changes also impacted the favorable change in the net interest margin.

Provision for Loan Losses

The provision for loan losses was $1,737 for 2006, $2,564 for 2005 and $3,046 for 2004. The provision for loan losses, when expressed as a percentage of year-to-date average loans outstanding, was .15%, .23% and .29% for 2006, 2005 and 2004, respectively. Net charge-offs were $2,229, $1,317 and $1,883 for 2006, 2005 and 2004, respectively. Net charge-offs to average year-to-date loans outstanding were .19%, .12% and .18% for 2006, 2005 and 2004, respectively.

Even though net charge-offs were higher in 2006 compared to 2005, the provision was $827 below the prior year due to lower loan growth and an improvement in our historical loss factors to more closely align them with the risks inherent in our portfolio.

The provision was lower in 2005 than in 2004 primarily due to lower loan growth and lower net charge-offs.

Noninterest Income

Noninterest income decreased $1,070 from 2005 to 2006 due primarily to an $807 gain from an exchange of real estate related to the relocation of the Forest branch in Bedford County in 2005. In addition, service charge revenue net of early redemption penalty fees on certificates of deposit declined $448 and secondary market mortgage revenue was down $451. Secondary market mortgage production was down from $322,000 in 2005 to $286,000 in 2006.
These unfavorable variances were offset in part by higher merchant cardholder transaction and debit card income ($370) and higher revenue generated by FNB's interest in a small business investment corporation ($213).

Noninterest income increased $1,915 from 2004 to 2005. This increase was due primarily to an $807 gain from the exchange of real estate described above and higher revenue from fee-based lines of business: higher secondary market mortgage revenue ($646), higher income from trust/sales of investment products ($399) and higher merchant cardholder transaction and debit card income ($239). Secondary market mortgage loan production increased 37% from 2004 to 2005.

Noninterest Expense

Noninterest expense increased $2,305, or 6.0%, from 2005 to 2006. This increase was principally due to higher salaries and benefits ($1,856) due in large part to merit increases and higher health care costs, incentives paid throughout FNB for performance and expense due to the startup and expansion of the private banking line of business in April 2005 (full year expense in 2006 compared to a partial year in 2005). In addition, FNB expensed $375 of front-end debt acquisition costs in order to retire expensive callable subordinated debt. Although not of a material nature in any one category, there were unfavorable variances totaling $928 for postage, service charge refunds, franchise tax, and merchant and debit card expenses due to higher volume. These expense increases were offset in part by lower miscellaneous losses and charge-offs (losses on overdraft protection, fraudulent checks and other miscellaneous losses) amounting to $521. In addition expense relating to the amortization of core deposit intangibles was $162 below the 2005 level.

Noninterest expense increased $1,790 or 4.9% from 2004 to 2005 due primarily to higher salaries and benefits expense in the basic banking line of business ($964) which was largely the result of merit increases and incentives; higher losses and charge-offs amounting to $539 due to overdraft protection losses, fraudulent checks, a customer deposit adjustment and other miscellaneous losses; the expansion of the private banking line of business ($365); higher secondary market mortgage expense due to higher volume ($360) and expenses associated with the branding project initiated in 2005 to promote FNB in a consistent manner throughout all the markets FNB serves ($235). These increases were offset in part by savings of $721 from the closing of the Hilton Head office in 2004.

Income Taxes

Income tax expense as a percentage of pre-tax income was 33.8%, 34.2% and 36.0% in 2006, 2005 and 2004, respectively.

The decrease in the effective tax rate from 2005 to 2006 was primarily due to an unfavorable deferred tax adjustment of $163 taken in 2005.

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

Balance Sheet

Cash and due from bank balances decreased $10,212, from $47,089 at December 31, 2005 to $36,877 at December 31, 2006. These balances tend to fluctuate considerably from day to day based on deposit inflows and outflows. Average daily balances for 2006 were $32,168 and for 2005 were $35,834. The balance of $36,877 at December 31, 2006 more closely approximates the 2005 and 2006 daily averages.

From 2005 to 2006, the growth of deposits ($45,976), the drop in cash and due from bank balances ($10,212) and the increase in shareholders' equity ($12,941) over the growth in loans including mortgages held for sale ($17,048) provided an increase in liquid funds to FNB of $52,081. This excess liquidity was used primarily to reduce other borrowings/debt ($22,597), sell federal funds ($10,600) and invest in securities and other investments ($18,139).

Mortgage loans held for sale balances increased from $8,234 at December 31, 2005 to $18,489. Mortgage loan held for sale balances will fluctuate based on the number of loans in the pipeline on any particular day.

Loan balances grew $6,793, or .6%, from $1,163,280 at December 31, 2005 to $1,170,073 at December 31, 2006. Most of the loan growth in 2006 occurred in the real estate construction category. Real estate mortgage loans declined by $28,477 due to the discontinued Hilton Head operation ($6,147) and the higher interest rate environment as consumers opted for fixed-rate loans instead of adjustable-rate loans. Most fixed-rate mortgage loans are sold through the secondary market mortgage operation and are not held in the loan portfolio because of the interest-rate risk inherent in loans with a long maturity. Run offs from the closed loan production office in Hilton Head, South Carolina and the discontinued indirect lending (dealer) operation amounted to $26,295. The dealer operation was discontinued in the second
quarter of 2006 because profits were below expectations.    FNB is optimistic
about loan growth going forward due to the introduction of several new products in our retail branch network offices combined with the recent hiring of commercial account officers and a private banker to expand our presence in the Roanoke Valley and Central Virginia markets. Additionally, we intend to place more emphasis on lending to operating companies as opposed to commercial real estate lending.

Total deposits grew 3.8%, or $45,976, from $1,217,006 at December 31, 2005 to $1,262,982 at December 31, 2006. Most of this growth was in the higher-cost time and certificates of deposit categories ($30,382). Management continues to emphasize the importance of cross-selling and developing core relationships in order to grow lower-cost transaction account deposit balances. The commercial line of business is making an effort to obtain the deposit accounts of existing as well as new commercial customers.

Trust preferred subordinated debt balances declined $15,464 as a result of the decision to pay off the expensive debt of FNB's subsidiary business trust, FNB (VA) Statutory Trust I, on the first callable date of December 18, 2006. This debt was priced at 3 month LIBOR plus 3.60% and was 8.99% on the date it was paid off. Trust preferred subordinated debt qualifies as Tier I capital; however we determined that FNB's capital ratios will still be above well-capitalized thresholds after the pay off. Capital ratios are discussed next under "Shareholders' Equity".

Shareholders' Equity

Shareholders' equity increased $12,941 from December 31, 2005 to December 31, 2006, primarily due to earnings of $17,912 which were partially offset by cash dividends paid of $6,023.

Shareholders' equity increased $10,475 from December 31, 2004 to December 31, 2005, primarily due to earnings of $17,533 which were partially offset by cash dividends paid of $5,695 and a decrease of $2,202 (from a $953 gain to a $1,249 loss) in net tax effected unrealized gains on securities available-for-sale resulting from an increase in interest rates.

All financial institutions are required to maintain minimum levels of regulatory capital to be considered well-capitalized. The Federal Reserve and the Office of the Comptroller of the Currency ("OCC") have established substantially similar risk-based capital standards for the financial institutions they regulate. Please see Note 13 of the Notes to Consolidated Financial Statements, "Dividend Restrictions and Capital Requirements," for the detailed computation of these ratios. Using the highest minimum requirement of the above regulators, FNB is required to maintain a ratio of total capital to risk-weighted assets of at least 10.0%. At least half of the total capital is required to be "Tier 1 capital", which consists principally of common and certain qualifying preferred shareholders' equity less certain intangibles and other adjustments. The remainder, "Tier 2 capital", consists of a limited amount of subordinated and other qualifying debt and a limited amount of the general loan loss reserve. The minimum requirement for Tier 1 capital to risk-weighted assets is 6.0%. Total and Tier 1 capital to risk-weighted assets ratios on a consolidated basis at December 31, 2006, were 12.38% and 11.26%, respectively, exceeding minimum requirements. Management presently intends to maintain ratios in excess of the minimum required 10.0% and 6.0% for Total and Tier 1 capital to risk-weighted assets, respectively.

In addition, federal regulatory agencies have established minimum leveraged capital guidelines to be considered well-capitalized for insured financial institutions (Tier 1 capital to tangible assets). These guidelines provide for a minimum leveraged capital ratio of 5.0% for banks and their respective holding companies that meet certain specified criteria, including that they have the highest regulatory examination rating and are not contemplating significant growth or expansion. All other institutions are expected to maintain a leverage ratio of at least 100 to 200 basis points above that minimum. The guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. The leverage ratio of FNB on a consolidated basis at December 31, 2006 was 9.42%.

The affiliate bank was categorized as "well-capitalized" by the regulators under the regulatory framework for prompt corrective action based on their latest notification in 2006. To be categorized as well-capitalized, minimum total risk-based capital, Tier 1 risk-based capital, and Tier 1 leverage ratios of 10.0%, 6.0% and 5.0%, respectively, must be maintained. First National Bank exceeded all three of these minimums as of December 31, 2006. There are no conditions or events that management believes have changed the category of the affiliate bank since December 31, 2006.

Past Due Loans and Nonperforming Assets

Loans 90 days or more past due at December 31, 2006 on which interest was still accruing declined from $562 at December 31, 2005 to $362 at December 31, 2006. Expressed as a percentage, these loans represent .03% and .05% of total loans, net of unearned income outstanding at December 31, 2006 and 2005, respectively. Management anticipates no material losses as these loans are repaid or collection is completed through liquidation of underlying collateral.

Nonaccrual loans and other real estate owned declined from $6,179 at December 31, 2005 to $5,711 at December 31, 2006. Nonaccrual loans and other real estate as a percentage of loans, net of unearned income plus other real estate decreased from .53% at December 31, 2005 to .49% at December 31, 2006.

Allowance for Loan Losses

FNB identifies specific credit exposures through its ongoing analysis of the loan portfolio and monitors general exposures from economic trends, market values and other external factors. FNB maintains an allowance for loan losses, which management believes is adequate to absorb losses inherent in the loan portfolio. The allowance for loan losses decreased $492 to $13,920 or 1.19% of outstanding loans, net of unearned income at December 31, 2006, from $14,412 or 1.24% of outstanding loans, net of unearned income at December 31, 2005. The decrease in the amount of the allowance for loan losses was due principally to an improvement in our historical loss factors to more closely align with the risks inherent in our portfolio.

The allowance for loan losses increased $1,247 to $14,412 or 1.24% of outstanding loans, net of unearned income at December 31, 2005, from $13,165 or 1.19% of outstanding loans, net of unearned income at December 31, 2004. The increase in the amount of the allowance for loan losses was due principally to loan growth and to two problem loans.

The adequacy of the allowance for loan losses is calculated utilizing a methodology that management believes to be sound and is reviewed on a quarterly basis by executive management. The methodology to calculate the allowance for loan losses is as follows:

  1. Pass rated credits (non-problem loans) are segregated into varying loan product types and a migration analysis is performed to arrive at historical charge-offs within these product types. Based on this analysis, a loan loss reserve factor is assigned to each product type. The loan balances and the reserve factors are utilized to calculate the allowance for loan loss for these pass rated loans.
  2. Commercial and commercial real estate loans that are on FNB's watch list, criticized list or classified list are segregated into real estate secured loans and non-real estate secured loans. A migration analysis is performed on these two loan segments and their respective problem loan status to arrive at historical charge-offs within these two loan segments. Based on this analysis, a loan loss reserve factor is assigned to the respective loan segment and its problem credit classification. The loan balances and the reserve factors are used to calculate the allowance for loan loss for these problem loans.
  3. We perform an analysis of FNB's loan portfolio in terms of concentration on a quarterly basis. Performance criteria are assigned to these various concentration segments. FNB's primary concentration is in our commercial real estate portfolio, which includes acquisition and development loans, construction loans and income producing loans (apartments, office centers, shopping/strip centers, self storage, etc.). Analysis of this portfolio segment, combined with current and forward-looking national/local economic trends/indicators is utilized in establishing a general allowance for loan losses within this concentration segment of the bank's portfolio.
  4. Allowance for other loan categories, not specifically detailed above, is grouped into pools of risk based on past due severity.

Liquidity and Capital Resources

Liquidity is the ability to provide sufficient cash flow to meet financial commitments and to fund additional loan demand or withdrawal of existing deposits. Liquidity trends are monitored monthly and projections are updated quarterly and tested under multiple stress conditions. FNB has in place an action plan to ensure adequate liquidity should any of these stress scenarios occur.

Liquidity improved in 2006 compared to 2005. The net cash flow from operations of $13,528 plus net cash flow provided from financing activities of $17,779 (primarily from deposit growth) exceeded the growth in loans and other miscellaneous non-earning assets, resulting in a net addition of liquid funds in the form of cash and equivalents of $17,963. The loan to deposit ratio dropped from 95.6% at December 31, 2005 to 92.6% at December 31, 2006.

FNB's targeted key internal ratios are currently well within the guidelines established by management (loans to funding sources are less than 80%, pledged to total securities are less than 50%, external funding is less than 18% and core deposits to assets are greater than 60%). Primary sources of liquidity include customer-based deposits and cash generated by operations. FNB has access to funding sources to meet anticipated liquidity needs in the form of available borrowings from the Federal Home Loan Bank and Federal funds lines (at December 31, 2006, these sources would provide $235,000 of additional borrowing capacity), other external sources amounting to $12,000 (which could be increased by $60,000 through approval of the Asset/Liability Committee), and the national CD market. Testing of these sources through periodic usage is performed to ensure availability when needed.

The only significant source of cash for the holding company is dividends from its bank subsidiary. The maximum amount of dividends that may be paid by the bank to the holding company in any calendar year without prior regulatory approval is the retained net profits of that year, as defined, combined with the retained net profits for the two preceding years. In effect, this limits 2007 dividends (unless prior regulatory approval is obtained) to $15,744 plus year-to-date 2007 net profits as of the declaration date. This limitation had no effect on the liquidity of the holding company in 2006 and it is not expected to have any material impact in 2007. During 2006, the affiliate banks paid $14,497 in dividends to the holding company.

Contractual Obligations

The following table summarizes FNB's contractual obligations at December 31, 2006, and the effect such obligations are expected to have on liquidity and cash flow in future periods. FNB also has line of credit commitments in the normal course of business, most of which expire within twelve months, that are excluded from this table (see Note 17 of the Notes to Consolidated Financial Statements).

                           Payments due by period

                                    Less                             More
                                    Than        1-3        3-5      Than 5
                         Total     1 Year      Years      Years      Years
Federal Home Loan
 Bank Borrowings      $ 62,634     35,086(1)  22,397(1)   5,151(1)       -
Trust Preferred
 Securities             12,372          -          -          -     12,372
Operating Leases           864        392        372        100          -
Total Contractual
 Obligations          $ 75,870     35,478     22,769      5,251     12,372

(1) Stated maturities or call options

The commitments in the above table for Federal Home Loan Bank borrowings and Trust Preferred securities are for principal only and do not include interest on the indebtedness.

Off-Balance Sheet Arrangements

FNB's off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on FNB's financial condition, change in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors are discussed in Note 17 of the Notes to Consolidated Financial Statements.

Market Price and Dividend Data

Our common stock is listed for quotation on the Nasdaq Global Select Market under the symbol FNBP.

The following table sets forth the amount of quarterly cash dividends declared per share and the high and low sales prices of FNB's common stock for each quarter during the two years ended December 31, 2006, as reported on the Nasdaq Stock Market. FNB expects that comparable cash dividends will continue to be paid on a quarterly basis in the future. See also "Liquidity and Capital Resources" above and Note 13 of the Notes to Consolidated Financial Statements for a discussion of restrictions on the ability of FNB's banking subsidiary to pay dividends to the holding company.

                                                      Dividends
    2006                High        Low               Per Share

First Quarter        $ 35.35       30.30                0.20
Second Quarter         37.30       32.05                0.20
Third Quarter          39.00       32.76                0.21
Fourth Quarter         43.15       35.80                0.21


                                                      Dividends
    2005                High        Low               Per Share

First Quarter        $ 29.16       25.34                0.19
Second Quarter         28.23       23.84                0.19
Third Quarter          29.30       27.09                0.20
Fourth Quarter         31.94       26.10                0.20


As of February 28, 2007, there were 1,772 holders of record of FNB Corporation Common Stock. On that date, the closing price of our common stock on the Nasdaq Global Select Market was $36.15.

Performance Graph

The following graph compares the yearly cumulative total return to shareholders of FNB's common stock over a five-year period (beginning on December 31, 2001 and ending on December 31, 2006) to the returns of the Nasdaq Stock Index and to an Independent Bank Index prepared by The Carson Medlin Company. This presentation assumes that $100 was invested in shares of FNB and the two indices on December 31, 2001, and that dividends were immediately reinvested in additional shares. The graph plots the value of the initial $100 investment at one-year intervals from December 31, 2001 through December 31, 2006.

The Nasdaq Stock Index is, in the opinion of management, a broad market index that includes more stocks with market capitalization similar to that of FNB than the Standard and Poor's 500 Stock Index.

The Independent Bank Index is, in the opinion of management, a more relevant standard by which community bank holding companies should measure their own performance because the peer group is comprised of companies that are closer in size and style of doing business. Furthermore, this index more closely reflects the actual trading patterns of community bank stocks.

There can be no assurance that FNB's stock performance in the future will continue with the same or similar trends depicted in the following graph.

          [Graph included in Annual Report sent to shareholders]


                                    2001  2002  2003  2004  2005  2006
FNB CORPORATION                      100   129   165   162   180   249
INDEPENDENT BANK INDEX               100   124   168   193   199   230
NASDAQ STOCK INDEX                   100    69   103   113   115   126


*The Independent Bank Index is the compilation, prepared by The Carson Medlin Company, of the total return to shareholders over the past five years of the following group of 28 independent community banks located in the southeastern states of Alabama, Florida, Georgia, North Carolina, South Carolina, Tennessee, Virginia, and West Virginia: Auburn National Bancshares, Inc.; United Security Bancshares, Inc.; TIB Financial Corp.; Seacoast Banking Corp.; Centerstate Banks of Florida, Inc.; Fidelity Southern
Corp.; Southeastern Banking Corporation; Southwest Georgia Financial
Corp.; PAB Bankshares, Inc.; Uwharrie Capital Corp.; Four Oaks
Fincorp, Inc.; Bank of Granite Corp.; Carolina Trust Bank; FNB
Financial Services Corp.; BNC Bancorp; CNB Corporation; Peoples Bancorporation, Inc.; Greer Bancshares Incorporated; Wilson Bank Holding Company; First Pulaski National Corporation; National Bankshares, Inc.; Monarch Financial Holding, Inc.; FNB Corporation; American National Bankshares, Inc.; Central Virginia Bankshares, Inc.; Virginia Financial Group; C&F Financial Corporation; and First Century Bankshares, Inc.

The total five-year return was calculated for each of the banks in the peer group taking into consideration changes in stock price, cash dividends, stock dividends, and stock splits since December 31, 2001. The individual results were then weighted by the market capitalization of each bank relative to the entire peer group. The total return approach and the weighting based upon market capitalization is consistent with the preparation of the Nasdaq Stock Index.

Market Risks Related to Financial Instruments

FNB is a party to a variety of financial instruments in the ordinary course of business, including loans, investments and deposits. By their nature most financial instruments carry associated market risks. The most significant market risk associated with FNB's financial instruments is interest rate risk; that is, the risk that net interest income and fair values of securities held by FNB could change as a result of changes in market interest rates. For example, a decline in market interest rates will generally have the effect of reducing the expected future interest to be received on a loan with a variable contractual interest rate with no impact on its fair value. However, such a decline will normally have the effect of increasing the fair value of a fixed contractual rate investment security. Conversely, an increase in market interest rates will generally have the opposite effect.

FNB manages its interest rate risk by establishing asset/liability management policies and by continually monitoring the characteristics of its asset and liability portfolios that impact interest rate risk. Interest rate management is conducted in coordination with the management of liquidity and capital adequacy. Interest rate risk is managed by an Asset/Liability Committee comprised of executive officers and monitored by the holding company and bank boards. Management seeks to minimize the risks to earnings and equity associated with movements in interest rates. To achieve this objective, management monitors such factors as:

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

Techniques used by management to adjust exposure to interest rate risk include but are not limited to: selling certain types of loans (especially fixed rate loans); periodically changing stated interest rates charged on loans and offered on deposits in conjunction with market trends; promoting or changing the pricing of or developing new products to emphasize or de-emphasize different maturities and/or fixed versus variable rate loans and deposits; redirecting funds from the maturity of investment securities and loan repayments; and careful selection among choices of sources of borrowed funds other than deposits. FNB has not entered into any derivative financial instruments such as futures, forward interest rate agreements, swaps or option contracts in order to manage interest rate risk. However, the policy of the Asset/Liability Committee permits purchases of a limited amount of these instruments should the committee think it prudent to do so to enhance interest rate risk management. In general, FNB does not enter into financial instruments for trading purposes, nor does it try to "time" the market.

An important analytical technique used by management to manage interest rate risk is "interest rate shock" testing by means of a computer simulation model. One method projects the impact that multiple interest rate scenarios have on earnings. The model incorporates current volumes, average rates and scheduled maturities and payments of asset and liability portfolios, together with multiple scenarios of projected prepayments, re-pricing opportunities and anticipated volume growth. This method is subject to the accuracy of the assumptions that underlie the process, however, it provides a better illustration of the sensitivity of earnings to changes in interest rates than other techniques. A second method seeks first to estimate the current market value of FNB's assets and liabilities by applying present value techniques (discounting) to FNB's assets and liabilities at current market interest rates. The difference between the market value of assets and liabilities is the market value of FNB's equity. The current market value of assets and liabilities is then recalculated assuming an immediate hypothetical increase or decrease in market interest rates of up to 300 basis points.

The table below reflects the outcome of these analyses at December 31, 2006.


                                     Hypothetical            Hypothetical
                                    Percent Change          Percent Change
      Change in Prime Rate           In Earnings          Market Value Equity
             3.00%                      -5.34%                  -8.07%
             2.00%                      -3.42%                  -5.47%
             1.00%                      -2.13%                  -2.74%
            -1.00%                      -1.16%                   1.64%
            -2.00%                      -4.91%                   1.57%
            -3.00%                      -9.20%                   0.91%


Earnings would be expected to fall by 5.34% in the first 12 months if rates were to increase immediately by 300 basis points and expected to fall by 9.20% in the first 12 months if rates were to decrease immediately by 300 basis points. Changes in earnings resulting from changes in interest rates primarily impact net interest income. Fee income generated from the sale of mortgage loans in the secondary market would also be impacted. As rates rise, the volume of loans sold would be expected to decrease resulting in lowering fee income, while lower rates would be expected to result in higher volume and increased income. Market value of equity would decrease by 8.07% if market rates were to rise by 300 basis points and increase by 0.91% if market rates were to fall by 300 basis points. All of these changes fall below management's guideline maximums.

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

Management considers the most significant impact of inflation on financial results to be changes in interest rates and FNB's ability to react to those changes. As discussed above, management attempts to measure, monitor and control interest rate risk.

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

Management conducted an evaluation of the effectiveness of our system of internal control over financial reporting as of December 31, 2006 based on the framework set forth in "Internal Control - Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on its evaluation, management concluded that, as of December 31, 2006, FNB's internal control over financial reporting was effective.

Our management's assessment of the effectiveness of our internal control over financial reporting as of December 31, 2006 has been audited by Brown, Edwards & Company, L.L.P., an independent registered public accounting firm, as stated in its attestation report which is included herein.

BROWN,
EDWARDS &
COMPANY, L.L.P.
Certified Public Accountants


             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors
FNB Corporation
Christiansburg, Virginia


     We have audited the accompanying consolidated balance sheets of FNB Corporation and Subsidiary as of December 31, 2006 and 2005, and the related consolidated statements of income and comprehensive income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of FNB Corporation and Subsidiary as of December 31, 2006 and 2005, and the consolidated results of its operations and cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of FNB Corporation's internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 6, 2007 expressed an unqualified opinion thereon.


                                        /s/Brown, Edwards & Company, L.L.P.
                                           CERTIFIED PUBLIC ACCOUNTANTS

Christiansburg, Virginia
February 6, 2007


        Providing Professional Business Advisory & Consulting Services

100 Arbor Drive, Suite 108   Christiansburg, VA 24073   540-381-9333
                 Fax:  540-381-8319   www.BEcpas.com
         Member:  SEC and Private Companies Practice Sections of
           American Institute of Certified Public Accountants

BROWN,
EDWARDS &
COMPANY, L.L.P.
Certified Public Accountants


             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


     We have audited management's assessment, included in the accompanying Report of Management, that FNB Corporation maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). FNB Corporation's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management's assessment and an opinion on the effectiveness of the company's internal control over financial reporting based on our audit.

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

     A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

     In our opinion, management's assessment that FNB Corporation maintained effective internal control over financial reporting as of December 31, 2006, is fairly stated, in all material respects, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also, in our opinion, FNB Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on the COSO criteria.


        Providing Professional Business Advisory & Consulting Services

100 Arbor Drive, Suite 108   Christiansburg, VA 24073   540-381-9333
                 Fax:  540-381-8319   www.BEcpas.com
         Member:  SEC and Private Companies Practice Sections of
           American Institute of Certified Public Accountants

     We have also audited in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of FNB Corporation and Subsidiary as of December 31, 2006 and 2005, and the related consolidated statements of income and comprehensive income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2006 and our report dated February 6, 2007, expressed an unqualified opinion thereon.


                                        /s/Brown, Edwards & Company, L.L.P.
                                           CERTIFIED PUBLIC ACCOUNTANTS


Christiansburg, Virginia
February 6, 2007


        Providing Professional Business Advisory & Consulting Services

100 Arbor Drive, Suite 108   Christiansburg, VA 24073   540-381-9333
                 Fax:  540-381-8319   www.BEcpas.com
         Member:  SEC and Private Companies Practice Sections of
           American Institute of Certified Public Accountants

                                                   December 31, 2006 and 2005
CONSOLIDATED BALANCE SHEETS   (in thousands, except share and per share data)

ASSETS
                                                         2006           2005
Cash and due from banks                            $   36,877         47,089
Federal funds sold                                     10,600              -
Cash and cash equivalents                              47,477         47,089
Securities available-for-sale, at fair value          178,821        159,399
Securities held-to-maturity, at amortized cost
  (fair value approximated $1,585 and $2,626
   at December 31, 2006 & 2005, respectively)           1,583          2,608
Other investments at cost                               9,075          9,333
Mortgage loans held for sale                           18,489          8,234
Loans, net of unearned income                       1,170,073      1,163,280
Less allowance for loan losses                         13,920         14,412
          Loans, net                                1,156,153      1,148,868
Bank premises and equipment, net                       26,194         24,237
Other real estate owned                                   637            765
Goodwill                                               44,473         44,473
Core deposit intangibles                                2,996          4,059
Other assets                                           32,817         32,417
          Total assets                             $1,518,715      1,481,482


LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits
   Noninterest-bearing demand deposits             $  158,464        159,851
   Interest-bearing demand and savings deposits       447,928        430,947
   Time deposits                                      469,232        460,536
   Certificates of deposit of $100,000 and over       187,358        165,672
          Total deposits                            1,262,982      1,217,006
FHLB advances                                          62,634         62,998
Trust preferred                                        12,372         27,836
Other borrowings                                           45          6,814
Other liabilities                                       7,265          6,352
          Total liabilities                         1,345,298      1,321,006
Shareholders' equity
   Common stock, $5.00 par value.  Authorized
      25,000,000 shares; issued and outstanding
      7,348,823 shares in 2006 and 7,312,868
      in 2005                                          36,744         36,565
   Surplus                                             84,212         83,504
   Retained earnings                                   53,545         41,656
   Accumulated other comprehensive income (loss)       (1,084)        (1,249)
          Total shareholders' equity                  173,417        160,476
          Total liabilities and
             shareholders' equity                  $1,518,715      1,481,482

See accompanying notes to consolidated financial statements.

                                 Years Ended December 31, 2006, 2005 and 2004
                                        (in thousands, except per share data)

CONSOLIDATED STATEMENTS OF INCOME
AND COMPREHENSIVE INCOME
                                                2006          2005       2004
Interest income:
    Interest and fees on loans             $  84,157        72,236     61,911
    Interest on securities:
        Taxable                                9,193         7,118      7,225
        Nontaxable                               325           448        700
    Interest on federal funds sold
      and short term investments               1,122           950        625
            Total interest income             94,797        80,752     70,461

Interest expense:
    Deposits                                  35,387        24,368     18,358
    Federal funds purchased
      and securities sold under agreements
      to repurchase                              117            93         80
    Debt                                       4,785         4,741      4,222
            Total interest expense            40,289        29,202     22,660
            Net interest income               54,508        51,550     47,801

Provision for loan losses                      1,737         2,564      3,046
            Net interest income after
              provision for loan losses       52,771        48,986     44,755

Noninterest income:
    Service charges on deposit
      accounts                                 5,742         6,318      6,147
    Origination fees on loans sold             3,326         3,777      3,131
    Other service charges and fees             2,167         1,794      1,631
    Trust/investment product sales revenue     1,411         1,429      1,029
    Other income                               2,521         2,946      2,396
    Securities gains (losses), net                27             -         15
            Total noninterest income          15,194        16,264     14,349

Noninterest expense:
    Salaries and employee benefits            21,808        19,952     19,065
    Occupancy and equipment
      expense, net                             5,790         5,941      5,864
    Cardholder/merchant processing               991           838        737
    Supplies expense                             957           907        845
    Telephone expense                            701           692        825
    Net other real estate owned expense          151           166        114
    Amortization of core deposit
      intangibles                              1,063         1,225      1,387
    Other expenses                             9,464         8,899      7,993
            Total noninterest expense         40,925        38,620     36,830

Income before income tax expense              27,040        26,630     22,274
Income tax expense                             9,128         9,097      8,027
            Net income                     $  17,912        17,533     14,247

                                 Years Ended December 31, 2006, 2005 and 2004
                                        (in thousands, except per share data)

CONSOLIDATED STATEMENTS OF INCOME
AND COMPREHENSIVE INCOME (Continued)
                                                2006         2005       2004
Other comprehensive income (loss),
    net of income tax expense (benefit):
      Gross unrealized gains (losses) on
        available-for-sale securities            490       (2,202)      (860)
         Less:  Reclassification adjustment
           for (gains) losses included in
           net income                            (27)           -        (15)
      Net underfunded post retirement
        benefits                                (298)           -          -
      Other comprehensive income (loss)          165       (2,202)      (875)

           Comprehensive income            $  18,077       15,331     13,372

           Basic earnings per share        $    2.44         2.40       1.96
           Diluted earnings per share      $    2.41         2.39       1.95

See accompanying notes to consolidated financial statements.

                                Years Ended December 31, 2006, 2005 and 2004

CONSOLIDATED STATEMENTS OF CASH FLOWS                          (in thousands)
                                                   2006       2005      2004
Cash flows from operating activities:
    Net income                                 $ 17,912     17,533    14,247
    Adjustments to reconcile net income to net
      cash provided by operating activities:
        Provision for loan losses                 1,737      2,564     3,046
        Depreciation and amortization of
          bank premises and equipment             2,391      2,532     2,668
        Amortization of core deposit
          intangibles                             1,063      1,225     1,387
        ESOP compensation                             -         60       233
        Stock awards compensation                   385        280       251
        Deferred income tax expense (benefit)      (203)      (992)     (100)
        Amortization of premiums and
          accretion of discounts, net               175        506       792
        Gain on sales of securities, net            (27)         -       (15)
        Loss (gain) on sale of fixed assets
          and other real estate                     102       (770)      (76)
        Net (increase) decrease in mortgage
          loans held for sale                   (10,255)     2,671    (4,683)
        Increase in other assets                   (665)    (3,005)     (816)
        Increase (decrease) in other liabilities    913        195    (2,148)
            Net cash provided by operating
              activities                       $ 13,528     22,799    14,786

Cash flows from investing activities:
    Proceeds from sales of securities
      available-for-sale                      $       -        676     9,676
    Proceeds from calls and maturities
      of securities available-for-sale           48,006     28,565    59,035
    Proceeds from calls and maturities
      of securities held-to-maturity              1,017      1,321     5,724
    Purchases of securities available-
      for-sale                                  (66,598)   (49,063)  (40,009)
    Net increase in loans                        (9,821)   (62,009) (107,191)
    Proceeds from sale of fixed assets
      and other real estate owned                   366      2,199     2,399
    Recoveries on loans previously
      charged off                                   509        363       483
    Bank premises and equipment
      expenditures                               (4,398)    (3,199)   (2,748)
            Net cash used in investing
              activities                       $(30,919)   (81,147)  (72,631)

CONSOLIDATED STATEMENTS OF                                     (in thousands)
CASH FLOWS (continued)

                                                   2006       2005      2004
Cash flows from financing activities:
    Net increase in deposits                   $ 45,976     92,739    75,465
    Net decrease in FHLB advances                  (364)   (23,382)  (10,166)
    Net decrease in Trust Preferred
      subordinated debt                         (15,464)         -         -
    Net (decrease) increase in other
      borrowings                                 (6,769)     3,489    (2,739)
    Principal payments on ESOP debt                   -        100       245
    Stock options exercised                         423        400       420
    Dividends paid                               (6,023)    (5,695)   (5,632)
            Net cash provided by
              financing activities             $ 17,779     67,651    57,593

Net increase (decrease) in cash and cash
  equivalents                                       388      9,303      (252)
Cash and cash equivalents at beginning
  of year                                        47,089     37,786    38,038

Cash and cash equivalents at end of year       $ 47,477     47,089    37,786

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF       Years Ended December 31, 2006, 2005 and 2004
CHANGES IN SHAREHOLDERS' EQUITY     (in thousands, except share and per share
                                       data)
                                                           Accumulated
                                                           Other
                                      Unearned             Compre-
                    Common            ESOP      Retained   hensive
                    Stock   Surplus   Shares    Earnings   Income      Total
Balances at
 December 31,
 2003            $ 36,170   82,252     (345)     21,203    1,828     141,108

Net income              -        -        -      14,247        -      14,247
Cash dividends,
 $0.74 per share        -        -        -      (5,632)       -      (5,632)
ESOP shares
 allocated upon
 loan repayment         -      233      245           -        -         478
Stock awards
 issued                50      205        -           -        -         255
Stock options
 exercised            155      265        -           -        -         420
Change in net
 unrealized gains
 (losses) on
 securities
 available-for-
 sale, net of
 tax effect of
 $(471)                 -        -        -           -     (875)       (875)

Balances at
 December 31,
 2004            $ 36,375   82,955     (100)     29,818      953     150,001

CONSOLIDATED STATEMENTS OF       Years Ended December 31, 2006, 2005 and 2004
CHANGES IN SHAREHOLDERS' EQUITY     (in thousands, except share and per share
(continued)                          data)
                                                           Accumulated
                                                           Other
                                      Unearned             Compre-
                    Common            ESOP      Retained   hensive
                    Stock   Surplus   Shares    Earnings   Income       Total
Net Income       $      -         -        -      17,533        -     17,533
Cash dividends,
 $0.78 per share        -         -        -      (5,695)       -     (5,695)
ESOP shares
 allocated upon
 loan repayment         -        60      100           -        -        160
Stock awards
 issued                40       239        -           -        -        279
Stock options
 exercised            150       250        -           -        -        400
Change in net
 unrealized gains
 (losses) on
 securities
 available-for-
 sale, net of
 tax effect of
 $(1,186)                -         -        -           -  (2,202)    (2,202)

Balances at
 December 31,
 2005             $ 36,565    83,504        -      41,656  (1,249)  $160,476

CONSOLIDATED STATEMENTS OF       Years Ended December 31, 2006, 2005 and 2004
CHANGES IN SHAREHOLDERS' EQUITY     (in thousands, except share and per share
(continued)                          data)
                                                         Accumulated
                                                         Other
                                                         Compre-
                        Common              Retained     hensive
                        Stock    Surplus    Earnings     Income        Total
Net Income           $      -          -      17,912          -       17,912
Cash dividends,
 $0.82 per share            -          -      (6,023)         -       (6,023)
Stock awards
 issued                    70        394           -          -          464
Stock options
 exercised                109        314           -          -          423
Change in net
 unrealized gains
 (losses) on
 securities
 available-for-
 sale, net of
 tax effect of
 $249                       -          -           -        463          463
Change in net
 underfunded
 post retire-
 ment benefits,
 net of tax
 effect of
 $(160)                     -          -           -       (298)        (298)

Balances at
 December 31,
 2006                $ 36,744     84,212      53,545     (1,084)    $173,417

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                  December 31, 2006
                                         (amounts in thousands, except share,
                                               per share and percentage data)

(1)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of the more significant accounting policies used in the preparation and presentation of the financial statements. The accounting and reporting policies of FNB Corporation conform to U. S. Generally Accepted Accounting Principles and general practices within the banking industry.

In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the year. Material estimates that are particularly susceptible to significant changes in the near term are related to the determination of the allowance for loan losses, valuation of other real estate acquired in connection with foreclosures or in satisfaction of loans, and the estimates of fair market values of loans, deposits and other assets and liabilities acquired in merger transactions accounted for under the purchase method of accounting. Actual results could differ significantly from those estimates.

      (a)   Consolidation

            The consolidated financial statements include FNB Corporation ("FNB") and its wholly-owned subsidiary. Since May 19, 2006, the effective date of the merger of two of FNB's affiliate banks into its largest affiliate bank, FNB's primary subsidiary is First National Bank (referred to as the "Bank"). Prior to May 19, 2006, FNB's primary subsidiaries were First National Bank, FNB Salem Bank and Trust, National Association, and Bedford Federal Savings Bank, National Association (also, collectively referred to as the "Bank"). Significant intercompany transactions and balances have been eliminated in consolidation.

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

               Debt and equity securities not classified as either held-to-maturity or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses excluded from income and reported as a separate component of shareholders' equity, net of the related income tax effect.

            Gains and losses on sales of securities are based on the net proceeds and adjusted carrying amount of the security sold using the specific identification method. Declines in fair values of individual securities below their cost that are other than temporary are charged to income resulting in a new cost basis for the security.

      (d)   Other Investments

            Federal Home Loan Bank ("FHLB") and Federal Reserve Bank ("FRB") stock are the primary components of Other Investments. These investments are recorded at cost and considered to be restricted, as FNB is required by these agencies to hold these investments and the only market for this stock is the issuing agency. Other Investments have a carrying value of $9,075 and $9,333 at December 31, 2006 and 2005, respectively.

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

            Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. A loan is considered impaired when, based on management's judgment, it is probable that FNB will not be able to collect all amounts due according to the contractual terms of the loan. In making such assessment, management considers the individual strength of borrowers, the strength of particular industries, the payment history of individual loans, the value and marketability of collateral and general economic conditions. Management's methodology for evaluating the collectibility of a loan after it is deemed to be impaired does not differ from the methodology used for nonimpaired loans.

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

      (l)   Marketing and Advertising Costs

            Marketing and advertising costs are generally expensed as incurred and totaled $536, $744 and $622 for 2006, 2005 and 2004, respectively.

      (m)   Stock Compensation Plans

            On January 1, 2006, FNB adopted SFAS No. 123R, "Share-Based Payments." FASB 123R superseded SFAS No. 123, "Accounting for Stock-Based Compensation," which set forth compensation recognition principles that are based on a fair value model. Prior to 2006, FNB had elected an alternative provided for under SFAS No. 123, which is to account for the activity under the 2000

            Incentive Stock Plan using the intrinsic value method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, compensation cost was not recognized in the financial statements for grants of stock options as all options granted under the 2000 Plan had an exercise price equal to the fair market value of the underlying stock at the date of grant.

            Compensation expense included in the accompanying Consolidated Statements of Income and Comprehensive Income related to stock grants under the 2000 Plan during 2005 and 2004 totaled $182 and $163, respectively, net of income taxes. Had compensation cost for FNB's stock compensation plan been determined consistent with SFAS No. 123, net income and earnings per share would have been reduced to the pro forma amounts reflected below:

            Years Ended December 31,                     2005      2004
            Net Income, as reported                  $ 17,533    14,247

              Add:  Compensation expense related to
                stock grants included in net income,
                net of tax                                182       163

            Deduct:  Compensation expense related to
              stock plans using fair value accounting,
              net of tax                                  476       289

            Net Income, on a pro forma basis         $ 17,239    14,121

            Basic earnings per share -
                                 As reported            $2.40      1.96
                                 Pro forma               2.36      1.95

            Diluted earnings per share -
                                 As reported            $2.39      1.95
                                 Pro forma               2.35      1.93

            For purposes of the pro forma calculation, compensation expense in 2004 was recognized on a straight-line basis over the vesting period of the grant. In 2005, the decision was made to accelerate the vesting of options. As a result of this decision, the total remaining fair value of employee options is included as compensation expense in the above table for 2005. This amounts to an additional $211 over that which would have been reported had the vesting period not been accelerated.

      (n)   Earnings Per Share

            Basic earnings per share computations are based on the weighted average number of shares outstanding during each year: 7,335,405, 7,293,148 and 7,251,588 in 2006, 2005 and 2004, respectively.
            Dilutive earnings per share reflects the additional common shares that would have been outstanding if dilutive potential common shares had been issued. Potential common shares that may be issued relate to unvested stock grants and outstanding options determined by the Treasury Method.

      (o)   Comprehensive Income

            Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities and post-retirement benefits, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

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

      (r)   Post-Retirement Benefits

            FNB adopted the provisions of SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans" for the fiscal year ended December 31, 2006. This statement requires recognition of the over-funded or under-funded status of defined benefit pension and post-retirement plans as an asset or liability, respectively, in the statement of financial position and recognition of changes in that funded status in comprehensive income in the year in which changes occur. When fully effective, SFAS 158 will require measurement of the funded status of a plan as of the date of the statement of financial position. FNB recognized a liability of $458 for its under-funded post-retirement benefits as of December 31, 2006.

      (s)   Reclassification of Financial Statement Presentation

            Certain reclassifications have been made to the 2005 and 2004 financial statements to conform with the 2006 financial statement presentation. Such reclassifications had no effect on net income as previously reported.

(2)   RESTRICTIONS ON CASH

      Federal Reserve regulations require the Bank to maintain certain average balances as cash reserves. The reserve requirements approximated $201 and $15,106 at December 31, 2006 and 2005, respectively.

(3)   SECURITIES AVAILABLE-FOR-SALE

      The following sets forth the composition of securities available-for-sale, which are reported at fair value, at December 31, 2006 and 2005:

                                        Gross        Gross        Approximate
                            Amortized   Unrealized   Unrealized   Fair
     December 31, 2006      Cost        Gains        Losses       Value
      U.S. Treasury     $     150          -            (3)         147
      U.S. Government
         agencies and
         corporations      51,422         79          (652)      50,849
      Mortgage-backed     106,282        395        (1,121)     105,556
      States and
         political
         subdivisions      11,050        111           (91)      11,070
      Corporate            11,128        100           (29)      11,199
      Total AFS debt
         securities     $ 180,032        685        (1,896)     178,821

                                        Gross        Gross        Approximate
                            Amortized   Unrealized   Unrealized   Fair
      December 31, 2005     Cost        Gains        Losses       Value
      U.S. Treasury     $     150          -            (4)         146
      U.S. Government
         agencies and
         corporations      42,544          -          (901)      41,643
      Mortgage-backed      87,326        184        (1,374)      86,136
      States and
         political
         subdivisions      14,160        198           (98)      14,260
      Corporate            17,141        110           (37)      17,214
      Total AFS debt
         securities     $ 161,321        492        (2,414)     159,399

      The amortized cost and approximate fair value of securities available-for-sale that were in a loss position at December 31, 2006 are shown below.

                                       Gross Unrealized Losses
                                       Loss            Loss
                         Amortized     Position        Position        Fair
    December 31, 2006    Cost         < 12 Months    > 12 Months       Value
    U.S. Treasury        $     150              -              3         147
    U.S. Government
       agencies and
       corporations         41,947             14            639      41,294
    Mortgage-backed         75,958            162            959      74,837
    States and
       political
       subdivisions          3,090              -             91       2,999
    Corporate                4,045              -             28       4,017

    Totals               $ 125,190            176          1,720     123,294

      At December 31, 2006, the available-for-sale portfolio included 114 individual investments for which the fair market value was less than amortized cost. Management does not believe any individual unrealized loss as of December 31, 2006 represents an other-than-temporary impairment. These unrealized losses are primarily attributable to changes in interest rates resulting from market fluctuations. FNB has the ability to hold the securities contained in the previous table for the time necessary to recover the amortized cost.

      The amortized cost and approximate fair value of securities available-for-sale by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                 Approximate
                                                    Amortized       Fair
             December 31, 2006                         Cost         Value
         Due in one year or less                  $   7,577         7,550
         Due after one year through five years       47,425        47,041
         Due after five years through ten years      28,363        28,091
         Due after ten years                         96,667        96,139

            Totals                                $ 180,032       178,821

      For the years ended December 31, 2006, 2005, and 2004, proceeds from sales of securities available-for-sale amounted to zero, $676 and $9,676, respectively. Gross realized gains on securities available-for-sale were $27 and $64 and gross realized losses were zero and $52 in 2006 and 2004, respectively. There were no gross realized gains or losses on securities available-for-sale in 2005. The tax benefit (provision) applicable to these net realized gains and losses amounted to $(10), zero and $(4) in 2006, 2005 and 2004, respectively.

      The carrying value of securities available-for-sale pledged to secure public and trust deposits and securities sold under agreements to repurchase, and for other purposes as required or permitted by law, was $51,813 at December 31, 2006 and $53,003 at December 31, 2005.

(4)   SECURITIES HELD-TO-MATURITY

      The amortized cost, gross unrealized gains and losses, and approximate fair value of securities held-to-maturity at December 31, 2006 and 2005 are as follows:

                                        Gross         Gross       Approximate
                           Amortized    Unrealized    Unrealized  Fair
      December 31, 2006    Cost         Gains         Losses      Value
      Mortgage-backed     $     56             -            -           56
      States and
         political
         subdivisions        1,527             7           (5)       1,529

      Totals              $  1,583             7           (5)       1,585

                                        Gross         Gross       Approximate
                           Amortized    Unrealized    Unrealized  Fair
      December 31, 2005    Cost         Gains         Losses      Value
      Mortgage-backed     $     85             1            -           86
      States and
         political
         subdivisions        2,523            22           (5)       2,540

      Totals              $  2,608            23           (5)       2,626

      Two held-to-maturity securities were in a loss position at December 31, 2006.

      The amortized cost and approximate fair value of securities held-to-maturity by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                Approximate
                                                  Amortized        Fair
      December 31, 2006                             Cost          Value
      Due in one year or less                     $    625           627
      Due after one year through five years            917           917
      Due after five years through ten years             2             2
      Due after ten years                               39            39

      Totals                                      $  1,583         1,585

      There were no realized gains or losses on calls and maturities of securities held-to-maturity in 2006 and 2005. Realized gains were $3 and realized losses were zero on calls and maturities of securities held-to-maturity in 2004. The carrying value of securities held-to-maturity pledged to secure public and trust deposits and securities sold under agreements to repurchase, and for other purposes as required or permitted by law, was $902 and $1,105 at December 31, 2006 and 2005, respectively.

(5)   RELATED PARTY TRANSACTIONS

      In the ordinary course of business, FNB has granted loans to officers, directors and their affiliates as follows:

                                        2006        2005
      Beginning balance              $ 8,099       7,479
      New loans                        2,157       3,188
      Repayments                      (2,504)     (2,568)

      Ending balance                 $ 7,752       8,099

      In addition, there were loans of $6,302 and $7,424 at December 31, 2006 and 2005, respectively, which were endorsed by directors or had been made to companies in which directors had an equity interest.

      At December 31, 2006 and 2005, there were deposits from officers and directors of $9,006 and $9,286, respectively.

(6)   LOANS AND ALLOWANCE FOR LOAN LOSSES

      At December 31, loans consisted of the following:
                                                         2006           2005
      Commercial                                    $  107,860        104,160
      Consumer                                         183,816        192,844
      Real estate - commercial                         289,300        291,015
      Real estate - construction                       229,147        186,834
      Real estate - mortgage                           359,950        388,427
             Total loans, net of unearned income     1,170,073      1,163,280
      Less allowance for loan losses                    13,920         14,412
             Loans, net                            $ 1,156,153      1,148,868

      At December 31, 2006 and 2005, FNB had sold without recourse to financial institutions and other customers of FNB participations in various loans in the amount of $31,350 and $26,490, respectively.

      A summary of the changes in the allowance for loan losses (including allowances for impaired loans) follows:

      Years Ended December 31,             2006        2005        2004
      Balance at beginning of year      $14,412      13,165      12,002
      Provisions for loan losses          1,737       2,564       3,046
      Loan recoveries                       509         363         483
      Loan charge-offs                   (2,738)     (1,680)     (2,366)
      Balance at end of year            $13,920      14,412      13,165

      Nonperforming assets consist of the following:

      December 31,                         2006        2005        2004
      Nonaccrual loans                  $ 5,074       5,414       3,534
      Other real estate owned               637         765       1,269
      Loans past due 90 days
        or more                             362         562         747

      Total nonperforming assets        $ 6,073       6,741       5,550

      December 31,                                     2006         2005
      Impaired loans without a valuation
        allowance                                  $      -            -
      Impaired loans with a valuation
        allowance                                     5,409        5,943
      Total impaired loans                         $  5,409        5,943
      Valuation allowance related to
        impaired loans                             $    449        1,305

      Years Ended December 31,             2006        2005         2004
      Average investment in impaired
        loans                           $ 5,676       4,960        3,634
      Interest income recognized on
        impaired loans                  $   157         100           74
      Interest income recognized on a
        cash basis on impaired loans    $   170         111          146

      There were no material commitments to lend additional funds to customers whose loans were classified as impaired at December 31, 2006.

(7)   BANK PREMISES AND EQUIPMENT

      Bank premises and equipment are stated at cost less accumulated depreciation and amortization as follows:

      December 31,                        2006          2005
      Land                            $  6,461         4,980
      Buildings                         20,500        19,260
      Furniture and equipment           18,862        20,150
      Leasehold improvements             1,105         1,202
                                        46,928        45,592
      Less accumulated depreciation
         and amortization              (20,734)      (21,355)

      Totals                          $ 26,194        24,237

      Depreciation expense for the years ended December 31, 2006, 2005 and 2004 amounted to $2,391, $2,532 and $2,668, respectively.

(8)   LEASING ACTIVITIES

      FNB's leasing activities consist of the leasing of land and buildings under agreements in which FNB is lessee. These leases have been classified as operating leases.

      The following is a schedule by years of future minimum rental payments required under non-cancelable operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of December 31, 2006:

         Year ending December 31:

                   2007                          $     392
                   2008                                252
                   2009                                120
                   2010                                 83
                   2011                                 17
                   Thereafter                            -

               Total minimum payments required   $     864

      Rental commitments of less than one year are not included in the above schedule. Rentals charged to operations under operating leases were $535, $512 and $494 for the years ended December 31, 2006, 2005 and 2004, respectively.

(9)   DEPOSITS

      Time deposits and certificates of deposit of $100,000 and over as of December 31, 2006 mature as follows:

                   2007                          $ 372,459
                   2008                            205,658
                   2009                             36,431
                   2010                             18,572
                   2011                             23,470
                   Thereafter                            -
                                                 $ 656,590


(10)  SHORT TERM BORROWINGS AND LONG TERM DEBT

      Securities sold under agreements to repurchase (repurchase agreements) at December 31, 2006 totaled $45 and were collateralized by investment securities controlled by FNB with a book value of $1,998. The maximum amount of repurchase agreements outstanding during 2006 was $1,965, and the average amount outstanding during 2006 was $754.

      Advances from the FHLB were $62,634 and $62,998 on December 31, 2006 and 2005, respectively. The interest rates on the advances as of December 31, 2006 range from 2.74% to 7.26%. The weighted cost of FHLB borrowing was 4.89% at December 31, 2006. The advances are collateralized under a blanket floating lien agreement whereby FNB gives a blanket pledge of single family residential first mortgage loans amounting to $296,972 at December 31, 2006. Of the total balance at December 31, 2006, $10,230, $20,096, $12,051 and $10,257 matures in
      2007, 2008, 2009 and 2010, respectively. The remainder matures after 2011. FNB has additional borrowing capacity of $174,944 under its existing agreement with the FHLB at December 31, 2006.

      In 2001, FNB's subsidiary business trust, FNB (VA) Statutory Trust I, issued $15,464 face amount of trust preferred securities. On December 18, 2006, these trust preferred securities were redeemed. The remaining unamortized issuance cost of $375 was charged to other expenses in 2006.

      In 2003, FNB's subsidiary business trust, FNB (VA) Statutory Trust II, issued $12,372 face amount of trust preferred securities which qualify as Tier 1 capital of FNB. The trust preferred securities are callable at any time after five years from the issue date and are guaranteed by FNB on a subordinated basis. The trust preferred securities are presented in FNB's consolidated balance sheets under the caption "Trust preferred." FNB records distributions payable on the trust preferred securities as interest expense in its consolidated statements of income and comprehensive income. The cost of issuance of the trust preferred securities was approximately $350. This cost is being amortized over a thirty year period from the issue date. The trust preferred securities pay interest at a rate of 3 month LIBOR plus 3.10% subject to quarterly interest rate adjustments. The interest rate was 8.47% on December 31, 2006 and 7.62% on December 31, 2005. The weighted cost of trust preferred financing was 8.47% at December 31, 2006 and 7.88% at December 31, 2005.

(11)  EMPLOYEE BENEFIT PLANS

      FNB sponsors an Employee Stock Ownership Plan ("ESOP" or the "Plan"), which covers all employees following the completion of one year of service and the attainment of age 21. The ESOP invests substantially in stock of FNB. ESOP compensation expense of $753, $718 and $733 was recorded for 2006, 2005 and 2004, respectively.

      ESOP shares as of December 31, 2006 consisted of 551,335 allocated shares. There were no unreleased and unearned shares.

      FNB sponsors a 401(k) plan that covers substantially all employees who work at least 1,000 hours per year. Participants have the option to have from 1% to 100% of their salary withheld on a pre-tax basis to be contributed to the plan as long as the amount does not exceed IRS guidelines. FNB matches 200% of the participants' contributions up to 1% of pay, plus 100% of contributions from 1% to 3% of pay. Participants may choose among several investment options comprised primarily of mutual funds, but there is no stock of FNB in the plan. Matching contributions totaled $601, $583 and $562 for 2006, 2005 and 2004, respectively.

 (12)  INCOME TAXES

      Total income taxes are allocated as follows:

      Years Ended December 31,             2006        2005        2004
      Income                            $ 9,128       9,097       8,027
      Shareholders' equity, for net
         unrealized gains and (losses)
         on securities available-for-
         sale recognized for financial
         reporting purposes                 249      (1,186)       (471)
      Shareholders' equity, for net
         underfunded post-retirement
         benefits                          (160)          -           -
      Totals                            $ 9,217       7,911       7,556

      The components of federal income tax expense (benefit) are as follows:

      Years Ended December 31,             2006        2005        2004
      Current                           $ 9,214      10,089       8,127
      Deferred                              (86)       (992)       (100)
      Total                             $ 9,128       9,097       8,027

      The reconciliation of expected income tax expense at the statutory federal rate with the reported tax expense at the effective rate is as follows:

      Years Ended December 31,     2006            2005            2004

                                      Percent         Percent         Percent
                                      of              of              of
                                      Pretax          Pretax          Pretax
                              Amount  Income  Amount  Income  Amount  Income
      Expected tax
        expense at
        statutory rate       $ 9,464   35.0%   9,321   35.0%   7,796   35.0%
      Increase (decrease)
         in taxes resulting
         from:
           Tax-exempt
             income             (427)  (1.6)    (458)  (1.7)    (561)  (2.4)
           Nondeductible
             interest
             expense              18    0.1       16    0.1       19    0.1
           Nondeductible
             intangibles
             amortization          -    0.0        -    0.0      485    2.2
           State income
             taxes                27    0.1       12    0.0      179    0.8
           Other                  46    0.2      206    0.8      109    0.3

      Reported tax expense
         at effective rate   $ 9,128   33.8%   9,097   34.2%   8,027   36.0%

      The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities are as follows:

      December 31,                                     2006        2005
      Deferred tax assets:
        Loans, principally due to allowance
          for loan losses and unearned fees         $ 4,872       5,044
        Accrued employee benefits due to accrual
          for financial reporting purposes in
          excess of actual contributions                550         441
        Accrued compensation benefits due to
          accrual for financial purposes in
          excess of deductible amounts                    -          57
        Securities, due principally to
          valuation allowance                           424         672
        Underfunded post retirement benefits            160           -
        Other                                           208         195
            Total gross deferred tax assets           6,214       6,409

      Deferred tax liabilities:
        Bank premises and equipment,
          due to differences in depreciation            627         784
        Investment securities, due to
          differences in discount accretion              91          41
        Prepaids, due to advance payments               690         286
        Amortizable goodwill                            701         584
        Purchase accounting adjustment                1,884       2,263
        Other                                            72         300
        Total gross deferred tax
              liabilities                             4,065       4,258
        Net deferred tax asset,
              included in other assets              $ 2,149       2,151

(13)  DIVIDEND RESTRICTIONS AND CAPITAL REQUIREMENTS

      The holding company's principal asset is its investment in its wholly-owned consolidated subsidiary. The primary source of income for the holding company to date has been dividends from the Bank. Regulatory agencies limit the amount of funds that may be transferred from the Bank to the holding company in the form of dividends, loans, or advances.

      Under applicable federal laws, the Comptroller of the Currency (the "OCC") restricts, without prior approval, the total dividend payments of the Bank in any calendar year to the net profits of that year, as defined, combined with the retained net profits for the two preceding years. Dividends that may be declared in 2007 without the approval of the OCC are $15,744 plus year-to-date 2007 net profits as of the declaration date.

      FNB is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can trigger certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on FNB's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, established by Section 38 of the Federal Deposit Insurance Act ("FDI ACT"), FNB must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. FNB's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Quantitative measures established by regulation to ensure capital adequacy require FNB to maintain minimum amounts and ratios of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined). Management believes, as of December 31, 2006, that FNB meets all capital adequacy requirements to which it is subject. The table below sets forth the ratios for FNB and the Bank individually and on a consolidated basis for December 31, 2006 and 2005.

      Based on the most recent regulatory notification received in 2006, the Bank was categorized as well-capitalized under the regulatory framework for prompt corrective action (Section 38 of the FDI ACT). To be categorized as well-capitalized, minimum total risk-based capital, Tier 1 risk-based capital, and Tier 1 leverage ratios as set forth in the table below must be maintained. There are no conditions or events since that notification that management believes have changed the institution's categories.

      As of December 31, 2006:
                                                 Minimum Requirements
                                                              Section 38 of
                                              For Capital     Federal Deposit
                                Actual          Adequacy       Insurance Act
                            Amount   Ratio   Amount   Ratio   Amount   Ratio
      Total Capital
        (to Risk Weighted
         Assets)
         Consolidated     $152,951   12.4%   98,678    8.0%     N/A
         First National
          Bank             142,894   11.7%   97,705    8.0%  122,132   10.0%
      Tier 1 Capital
        (to Risk Weighted
         Assets)
         Consolidated      139,031   11.3%   49,215    4.0%     N/A
         First National
           Bank            128,974   10.5%   49,133    4.0%   73,699    6.0%
      Tier 1 Capital
        (to Average Assets)
         Consolidated      139,031    9.4%   59,162    4.0%     N/A
         First National
           Bank            128,974    8.8%   58,625    4.0%   73,281    5.0%

      As of December 31, 2005:
                                                 Minimum Requirements
                                                              Section 38 of
                                              For Capital     Federal Deposit
                                Actual          Adequacy       Insurance Act
                            Amount   Ratio   Amount   Ratio   Amount   Ratio
      Total Capital
        (to Risk Weighted
         Assets)
         Consolidated     $154,095   12.6%   97,838    8.0%     N/A
         First National
          Bank              72,539   11.2%   51,814    8.0%   64,767   10.0%
         FNB Salem Bank
          & Trust           38,037   10.8%   28,176    8.0%   35,219   10.0%
         Bedford Federal
          Savings Bank      26,298   11.7%   17,982    8.0%   22,477   10.0%
      Tier 1 Capital
        (to Risk Weighted
         Assets)
         Consolidated      140,137   11.4%   49,171    4.0%     N/A
         First National
           Bank             64,970   10.0%   25,988    4.0%   38,982    6.0%
         FNB Salem Bank
           & Trust          33,623    9.5%   14,157    4.0%   21,236    6.0%
         Bedford Federal
          Savings Bank      24,323   10.8%    9,009    4.0%   13,513    6.0%
      Tier 1 Capital
        (to Average Assets)
         Consolidated      140,137    9.9%   56,621    4.0%     N/A
         First National
           Bank             64,970    8.5%   30,574    4.0%   38,218    5.0%
         FNB Salem Bank
           & Trust          33,623    8.9%   15,111    4.0%   18,889    5.0%
         Bedford Federal
          Savings Bank      24,323    8.6%   11,313    4.0%   14,141    5.0%

(14)  SUPPLEMENTAL CASH FLOW INFORMATION

      FNB paid $39,503, $28,664 and $26,216 for interest and $10,016, $8,814 and $9,139 for income taxes in 2006, 2005 and 2004, respectively. Noncash investing activities included $287, $237 and $863 of loans transferred to other real estate owned in 2006, 2005 and 2004, respectively.

(15)  COMMITMENTS AND CONTINGENCIES

      FNB is involved from time to time in litigation arising in the normal course of business. Management believes that any resulting settlements and disposition of these matters will not have a material effect on FNB's consolidated results of operations or financial position.

(16)  GOODWILL AND OTHER INTANGIBLES

      SFAS No. 141 eliminated the pooling-of-interests method of accounting for business combinations, and FASB SFAS No. 142 superseded APB Opinion No. 17, "Intangible Assets". Under SFAS No. 142, certain goodwill and indefinite lived intangible assets are no longer amortized but are reviewed annually for impairment or more frequently if indications of impairment arise. Goodwill is required to be tested for impairment between the annual tests if an event occurs or circumstances change that will more likely than not reduce the fair value of a reporting unit below its carrying value. An indefinite lived intangible asset is required to be tested for impairment between the annual tests if an event occurs or circumstances change indicating that the asset might be impaired. Separable intangible assets that have finite lives continue to be amortized over their useful lives, for which SFAS Nos. 142 and 147 do not impose limits.

      In accordance with the disclosure requirements of SFAS No. 142, the following information is presented regarding intangibles subject to amortization and those not subject to amortization.

                                        Gross                        Net
                                        Carrying    Accumulated      Carrying
                                        Amount      Amortization     Amount
      Goodwill Subject to
        Amortization                   $      -               -            -
      Goodwill Not Subject to
        Amortization
          Balance, December 31, 2003     42,623               -       42,623
              Additions/Impairment            -               -            -
          Balance, December 31, 2004   $ 42,623               -       42,623
              Addition due to deferred
                tax adjustment
                relating to core
                deposit intangibles       1,850               -        1,850
          Balance, December 31, 2005   $ 44,473               -       44,473
              Additions/Impairment            -               -            -
          Balance, December 31, 2006   $ 44,473               -       44,473


      Core Deposit Intangibles
          Balance, December 31, 2003      8,932           2,261        6,671
              Amortization                    -           1,387       (1,387)
          Balance, December 31, 2004      8,932           3,648        5,284
              Amortization                    -           1,225       (1,225)
          Balance, December 31, 2005      8,932           4,873        4,059
              Amortization                    -           1,063       (1,063)
          Balance, December 31, 2006      8,932           5,936        2,996
      Total Goodwill and Other
          Intangible Assets at
          December 31, 2006            $ 53,405           5,936       47,469

      In accordance with SFAS No. 142, the amortization expense for core deposit intangibles subject to amortization for each of the next five years from December 31, 2006 is as follows:


                              2007            $  900
                              2008               738
                              2009               575
                              2010               413
                              2011               250


      SFAS No. 142 requires an annual impairment test to be applied to all goodwill and other indefinite-lived intangible assets. The impairment test involves identifying separate reporting units based on the reporting structure of FNB, then assigning all assets and liabilities, including goodwill, to these units. The impairment test for 2006 was modified responsive to the change in corporate structure. FNB has completed its impairment tests of goodwill during 2006 and 2005 and did not record an impairment loss as a result of either of these tests.

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

      Except for unused home equity lines totaling $88,104 at December 31, 2006, and $84,230 at December 31, 2005 (included in amounts below), FNB may or may not require collateral or other security to support the following financial instruments with credit risk:

      December 31,                            2006                2005
                                         Fixed   Variable    Fixed   Variable
      Financial instruments whose
        contract amounts represent
        credit risk:
          Commitments to extend
            credit                   $  61,845    229,916   64,096    240,436
          Standby letters of credit     37,003      1,964   30,049      2,846

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

      FNB originates mortgage loans for sale to secondary market investors subject to contractually specified and limited recourse provisions. In 2006, FNB originated $285,671 and sold $276,064 of mortgage loans to investors, compared to $322,035 originated and $325,882 of mortgage loans sold in 2005. Every contract with each investor contains certain recourse language. In general, FNB may be required to repurchase a previously sold mortgage loan if there is major noncompliance with defined loan origination or documentation standards, including fraud, negligence or material misstatement in the loan documents. Repurchase may also be required if necessary governmental loan guarantees are canceled or never issued, or if an investor is forced to buy back a loan after it has been resold as a part of a loan pool. In addition, FNB may have an obligation to repurchase a loan if the mortgagor has defaulted early in the loan term. This potential default period ranges from six to twelve months after sale of a loan to the investor. Historically, repurchases under these recourse provisions have been minimal.

(18)  CONCENTRATIONS OF CREDIT RISK

      FNB does a general banking business, serving the commercial, agricultural and personal banking needs of its customers in its trade territory, commonly referred to as the New River Valley and the Roanoke Valley, which consists of Montgomery, Roanoke and Bedford Counties and portions of adjacent counties in Virginia. Operating results are closely correlated with the economic trends within this area, which are, in turn, influenced by the area's large employers which include Virginia Polytechnic Institute and State University, Radford University, the Radford Arsenal, General Electric and Norfolk Southern. Other industries include a wide variety of manufacturing concerns and agriculture-related enterprises. The ultimate collectibility of the loan portfolios and the recovery of the carrying amounts of repossessed property are susceptible to changes in the market conditions of this area. The commercial portfolio has a concentration in commercial real estate, however there is no significant concentrations of credit within a single industry. Real estate construction loans comprise 19.6% of total loans and are due primarily to residential development activity in local markets. The consumer loan portfolio included $96,527 and $109,948 of loans to individuals for household, family and other personal expenditures at December 31, 2006 and 2005, respectively. The real estate mortgage portfolio consists primarily of loans secured by 1-4 family residential properties.

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

      (c)   Loans

            Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type (commercial, mortgage, consumer, etc.), by interest rate terms (fixed and adjustable rate) and by performing and nonperforming categories. The fair value of performing loans is calculated by discounting scheduled cash flows through estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan as well as estimates for operating expenses and prepayments. The estimate of maturity is based on FNB's historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions.

            Fair value for significant nonperforming loans is based on estimated cash flows that are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows and discount rates are subjectively determined using available market information and specific borrower information.

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

      (f)   Commitments to Extend Credit and Standby Letters of Credit

            The only amounts recorded for commitments to extend credit and standby letters of credit are the deferred fees arising from these unrecognized financial instruments. These deferred fees are not deemed significant at December 31, 2006 and 2005, and as such, the related fair values have not been estimated.

      The carrying amounts and approximate fair values of FNB's financial instruments are as follows:

      December 31,                       2006                   2005

                                           Approximate            Approximate
                                Carrying   Fair        Carrying   Fair
                                Amounts    Values      Amounts    Values
     Financial assets:
       Cash and due
         from banks          $   36,877      36,877     47,089      47,089
       Federal funds sold        10,600      10,600          -           -
       Securities available-
         for-sale               178,821     178,821    159,399     159,399
       Securities held-to-
         maturity                 1,583       1,585      2,608       2,626
       Other investments          9,075       9,075      9,333       9,333
       Mortgage loans held
         for sale                18,489      18,489      8,234       8,234
       Loans, net of
         unearned income      1,170,073   1,149,371  1,163,280   1,144,346
           Total financial
             assets          $1,425,518   1,404,818  1,389,943   1,371,027

     Financial liabilities:
       Deposits              $1,262,982   1,219,277  1,217,006   1,163,974
       Federal funds
         purchased,
         securities sold
         under agreements
         to repurchase and
         other borrowed
         funds                   75,051      75,285     97,648      99,994
            Total financial
              liabilities    $1,338,033   1,294,562  1,314,654   1,263,968

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

(20)  PARENT COMPANY FINANCIAL INFORMATION

      Condensed financial information of FNB Corporation (the parent or holding company) is presented below:

    Condensed Balance Sheets

                                       December 31, 2006    December 31, 2005
    Assets
    Cash and due from banks                $   2,367                9,358
    Securities available-for-sale,
      at fair value                              889                1,011
    Other investments at cost                    372                  836
    Investment in subsidiary bank            175,662              170,259
    Other assets                               9,023                8,301
          Total assets                     $ 188,313              189,765
    Liabilities
    Other borrowed funds                   $  12,372               27,836
    Other liabilities                          2,524                1,453
          Total liabilities                   14,896               29,289
    Shareholders' equity                     173,417              160,476
          Total liabilities and
            shareholders' equity           $ 188,313              189,765

<TABLE
    Statements of Income
    Years Ended December 31,                    2006        2005        2004
    Income:
      Dividends from affiliate bank        $  14,497       9,409      14,396
      Interest on investments                    115         111         118
      Management fees                         19,833      18,020      14,581
      Miscellaneous income                         9           7          13
        Total income                          34,454      27,547      29,108
    Interest expense                           2,362       1,911       1,412
    Operating expenses                        19,919      18,545      14,842
        Total expenses                        22,281      20,456      16,254
    Income before income taxes and
      equity in undistributed net
      income of affiliate bank                12,173       7,091      12,854
    Applicable income tax provision
      (benefit)                                 (799)       (638)       (532)
                                              12,972       7,729      13,386
    Equity in undistributed net
      income of affiliate bank                 4,940       9,804         861
    Net income                             $  17,912      17,533      14,247

     Statements of Cash Flows

                                                2006        2005        2004
   Cash flows from operating activities:
     Net income                            $  17,912      17,533      14,247
     Adjustments to reconcile net income
       to net cash provided by operating
       activities:
         Equity in undistributed net
           income of affiliate bank           (4,940)    (10,804)       (861)
         ESOP compensation                         -          60         233
         (Increase) decrease in other
           assets                               (722)        114      (1,570)
         Increase (decrease) in other
           liabilities                         1,071         309        (412)
         Other, net                              591         689         751
           Net cash provided by operating
             activities                    $  13,912       7,901      12,388

   Cash flows from investing activities:
     Sales and maturities of securities
       available-for-sale                  $     584         750           -
     Fixed assets sold to FNB
       Corporation from affiliate                  -           -      (4,943)
           Net cash provided by (used in)
             investing activities          $     584         750      (4,943)

   Cash flows from financing activities:
     Decrease in trust preferred
       subordinated debt                   $ (15,464)          -           -
     Cash dividends paid on common
       stock                                  (6,023)     (5,695)     (5,632)
     Net cash used for financing
       activities                          $ (21,487)     (5,695)     (5,632)

   Net (decrease) increase in cash and
     cash equivalents                      $  (6,991)      2,956       1,813
   Cash and cash equivalents at
    beginning of year                          9,358       6,402       4,589
   Cash and cash equivalents at end
     of year                               $   2,367       9,358       6,402

(21)  INTERIM FINANCIAL INFORMATION (Unaudited)

      Consolidated quarterly results of operations are presented below. Amounts presented for 2005 have been reclassified where appropriate to conform to the presentation used for 2006. The reclassifications did not have an impact on net income.

                                                 2006
                                           Three Months Ended
                              March 31   June 30   September 30   December 31
      Interest income         $ 22,306    23,274         24,403        24,814
      Interest expense           8,949     9,782         10,563        10,995
      Net interest income       13,357    13,492         13,840        13,819
      Provision for loan
        losses                     364       623            354           396
      Noninterest income         3,833     3,965          3,815         3,581
      Noninterest expense        9,782    10,219         10,254        10,670
      Income before income
        tax expense              7,044     6,615          7,047         6,334
      Income tax expense         2,370     2,241          2,383         2,134
      Net income              $  4,674     4,374          4,664         4,200

      Basic earnings per
        share                 $   0.64      0.60           0.64          0.57
      Fully diluted earnings
        per share             $   0.63      0.59           0.63          0.56

                                                 2005
                                           Three Months Ended
                              March 31   June 30   September 30   December 31
      Interest income         $ 18,748    19,584         20,830        21,590
      Interest expense           6,375     7,024          7,727         8,076
      Net interest income       12,373    12,560         13,103        13,514
      Provision for loan
        losses                     646       726            466           726
      Noninterest income         4,174     3,875          4,191         4,024
      Noninterest expense        9,463     9,475          9,635        10,047
      Income before income
        tax expense              6,438     6,234          7,193         6,765
      Income tax expense         2,420     2,190          2,313         2,174
      Net income              $  4,018     4,044          4,880         4,591

      Basic earnings per
        share                 $   0.55      0.56           0.67          0.63
      Fully diluted earnings
        per share             $   0.55      0.55           0.66          0.62

(22)  STOCK COMPENSATION PLANS

      In 2006 FNB's shareholders approved the FNB Corporation 2006 Incentive Stock Plan (the "2006 Plan"), as previously adopted by the Board of Directors, replacing the stock incentive plan approved by shareholders in 2000 (the "2000 Plan", collectively, "FNB's Plans"). Awards outstanding under the 2000 Plan as of May 9, 2006 remain outstanding in accordance with their terms. The 2006 Plan makes available up to 464,191 shares of common stock (700,000 common shares minus the number of common shares represented by outstanding awards under the 2000 Plan on May 9, 2006) for awards to key employees and non-employee directors of FNB and its subsidiary in the form of stock options, stock appreciation rights, and stock awards. In addition, options that were outstanding on, and which expire or are otherwise terminated at any time after May 9, 2006, will be available for awards under the 2006 Plan. The 2006 Plan will expire in 2016, unless sooner terminated by the Board. Any option terms not specified in the 2006 Plan such as exercise prices, expiration dates, and vesting provisions are set forth in an agreement governing each grant. A stock option may be either an incentive stock option within the meaning of Section 422 of the Internal Revenue Code or a non-qualified stock option. There were no options issued under the 2006 Plan at December 31, 2006.

      A summary of the status (shares in thousands) of stock options under FNB's Plans is presented below:

<CAPTION
                               2006             2005              2004
                                 Weighted         Weighted          Weighted
                                 Average          Average           Average
                                 Exercise         Exercise          Exercise
                        Shares   Price    Shares  Price     Shares  Price
      Outstanding at
        beginning of
        year               237    $19.79     249   $18.59      259   $17.18
      Granted                -         -      19    25.05       28    25.62
      Exercised            (21)    19.36     (30)   13.32      (31)   13.50
      Forfeited              -         -      (1)   14.26       (7)   17.13
      Outstanding at
        end of year        216    $19.83     237   $19.79      249   $18.59

      Options exer-
        cisable at
        year-end           216    $19.83     237   $19.79      161   $16.28

      Information about stock options outstanding under FNB's Plans at December 31, 2006 follows:


                                            Weighted
                                            Average          Weighted
          Range of                          Remaining        Average
          Exercise         Number           Contractual      Exercise
          Prices           Outstanding      Life             Price

        $15.39 - 16.58           108        3.7 years        $15.57
         17.36 - 17.36            16        5.1 years         17.36
         23.05 - 26.90            92        6.9 years         25.31
           Totals                216        5.1 years         19.83

      The weighted average fair value per share of options granted in 2005 and 2004 amounted to $6.87 and $8.29, respectively. The fair values of stock options granted were estimated at the date of grant using the Black-Scholes option pricing model. The Black-Scholes option pricing model was originally developed for use in estimating the fair value of traded options, which have different characteristics from FNB's employee stock options. The model is also sensitive to changes in assumptions, which can materially affect the fair value estimate. The following weighted-average assumptions were used to determine the fair value of options:

      Years Ended December 31,                2005         2004
      Dividend yield                          3.0%         2.8%
      Expected life                       10.0 years    10.0 years
      Expected volatility                      27%          30%
      Risk-free interest rate                 4.2%         4.8%

      Compensation cost for awards of stock under FNB's Plans requiring no payment by the grantee is recorded at the effective date of the award and is measured by the market price of the stock awarded as of that date. Such cost is amortized to expense over the period of service to which the award relates.

 (23)  RECENT ACCOUNTING DEVELOPMENTS

      In June 2006, the FASB issued Interpretation No. 48, "Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109." This statement clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with SFAS No. 109, "Accounting for Income Taxes." The effective date of this statement is for fiscal years beginning after December 15, 2006. Management has determined that adoption of this statement will not have an impact on FNB's financial statements.

      In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements" ("SFAS 157"). SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value methods. SFAS 157 does not require any new fair value measurements. Instead, it provides for increased consistency and comparability in fair value measurements and for expanded disclosure surrounding the fair value measurements. SFAS 157 is effective for fiscal years beginning after November 15, 2007. The adoption of SFAS 157 is not expected to have a material effect on FNB's financial statements.

      There were various other accounting standards and interpretations issued during 2006, none of which are expected to have a material impact on FNB's financial position, operations or cash flows.

Board of Directors

Kendall O. Clay                           F. Courtney Hoge
Attorney, Kendall O. Clay, P.C.           Insurance and Financial Planning,
                                            New York Life

Glen C. Combs                             Steven D. Irvin
Retired, formerly Vice President,         Senior Vice President and Director
  Acosta Sales                              of Sales,
                                            Bankers Insurance, L.L.C.

Douglas Covington                         Harold K. Neal
Retired, formerly President,              Retired, formerly President and
  Radford University                        Chief Executive Officer of
                                            Bedford Bancshares, Inc. and
                                            Bedford Federal Savings Bank

Beverley E. Dalton                        Raymond D. Smoot, Jr.
Owner, English Construction Company       Chief Operating Officer and
                                            Secretary/Treasurer,
                                            Virginia Tech Foundation, Inc.

Daniel D. Hamrick                         Charles W. Steger
Attorney, Daniel D. Hamrick, P.C.         President, Virginia Polytechnic
                                            Institute and State University

William P. Heath, Jr.                     Jon T. Wyatt
President and Chief Executive Officer,    President, Sign Systems, Inc.
  FNB Corporation and
  First National Bank

Corporate Executive Officers

William P. Heath, Jr.                     William B. Littreal
President and Chief Executive Officer     Executive Vice President

Daniel A. Becker                          Kay O. McCoy
Executive Vice President and Chief        Executive Vice President and
  Financial Officer                         Director of Retail Banking

David W. DeHart                           Woody B. Nester
Market President (New River Valley) and   Executive Vice President and
  Director of Commercial Banking            Chief Systems Officer

Gregory W. Feldmann                       D. W. Shilling
Chief Operating Officer, Market           Market President (Central Virginia)
  President (Roanoke Valley), and
  Director of Wealth Management

Keith J. Houghton
Executive Vice President and Chief
  Risk Officer